Form 10-K, Exhibit 13
period 1993-12-31
SAFECO CORP
filed 1994-03-21
CIK 86104

                               1993 ANNUAL REPORT


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      SAFECO Corporation (SAFECO, or the Corporation) is a Washington corporation which owns operating subsidiaries in various segments of insurance and other financially related businesses. The insurance subsidiaries are engaged in both property and casualty insurance and life and health insurance. SAFECO Properties and its subsidiaries invest in, develop and manage real estate properties, primarily regional shopping centers. SAFECO Credit Company provides loans and equipment financing and leasing to commercial businesses including affiliated companies. SAFECO also manages the SAFECO family of mutual funds through its investment management subsidiaries.


CAPITAL RESOURCES AND LIQUIDITY

      Insurance premiums, dividends, interest and rental income are the companies' primary sources of cash. Most insurance premiums are received before or at the time premium revenues are recognized, while related claims are incurred and paid in subsequent months or years. Any resulting cash flow is used primarily to pay shareholder dividends and to expand the investment portfolio.

      Total cash provided by operating activities for the years ended December 31, 1993, 1992 and 1991 was $633.6 million, $664.6 million and $582.0 million, respectively (see Statement of Cash Flows on page 34). The decrease in operating cash flow in 1993, compared with 1992, is primarily the result of the increase in income taxes paid, and the payment relating to the Proposition 103 settlement (see Note 5 on page 48). The increase in operating cash flow in 1992 was primarily due to a higher amount of property and casualty premiums, resulting from a combination of rate increases and a higher number of policies in force. Other operating receipts and other operating costs paid decreased in 1993 and 1992, due to the sale of the hospital operations in May of 1992. Dividends and interest received increased in both 1993 and 1992 due mainly to the increasing invested asset base of the life and health insurance companies. The increases in proceeds from maturity of fixed maturities in 1993 and 1992 are due to higher levels of calls of fixed maturities and prepayments of mortgage-backed securities resulting from lower interest rates.

      The real estate and credit subsidiaries have ongoing needs for outside capital. The real estate subsidiaries borrow from life insurance companies, banks and savings and loan associations and other lenders. At December 31, 1993, the real estate subsidiaries had notes and mortgages payable to non-affiliates of $225.1 million, of which amount $62.8 million was due within one year. It is anticipated that these obligations will be met through a combination of rollovers and replacement borrowings. The real estate subsidiaries' debt is significantly lower in 1993 and 1992 due to the sale of the hospital operations in 1992 and the reduction in related borrowings. The real estate subsidiaries refinanced approximately $53 million of debt in 1993, taking advantage of lower interest rates on longer-term borrowings.

      SAFECO Credit Company's borrowings are primarily short to medium-term and are obtained primarily from the issuance of commercial paper and medium-term notes. SAFECO Credit had unaffiliated borrowings at December 31, 1993 of $427.9 million, of which amount $333.8 million was due within one year. The majority of this current portion is comprised of short-term commercial paper borrowings. It is anticipated that a major part of these commercial paper borrowings will be rolled over in 1994.

      A shelf registration providing for the issuance of up to $200 million of debt securities by SAFECO Corporation and/or SAFECO Credit was declared effective by the Securities and Exchange Commission in December 1990. SAFECO Credit has issued $149.9 million of medium-term notes under this registration of which amount $138.8 million are still outstanding as of December 31, 1993. These debt securities issued by SAFECO Credit are guaranteed by SAFECO Corporation. In addition to providing funds to expand SAFECO Credit's loan and lease portfolio, the issuance of the medium-term notes has reduced SAFECO Credit's reliance on short-term financing. As of December 31, 1993, SAFECO Corporation had issued $50 million of medium-term notes under this registration. No additional notes are to be issued under this shelf registration.

      SAFECO Corporation's $200 million of 10.75% notes are due in September of 1995. It is currently anticipated this obligation will be funded primarily by the issuance of replacement debt. Proceeds from sales of securities owned by SAFECO Corporation or dividends from SAFECO's subsidiaries may provide a portion of the funds needed to retire this debt.

      SAFECO is not aware of any recently passed or current recommendations by regulatory authorities which have or would have, if passed, a material effect on the Corporation's liquidity, capital resources or results of operations.

      The state of Washington adopted new rules in 1993 governing the amount of dividend payments that can be made by Washington domiciled insurance companies without prior regulatory approval. These new rules are more restrictive than the previous rules. However, it is expected they will not restrict SAFECO's insurance subsidiaries from paying dividends to SAFECO Corporation (parent company) in amounts similar to those presently being paid and those paid in the past.

      The National Association of Insurance Commissioners (NAIC) has adopted new risk-based capital (RBC) formulas for both life insurers and property and casualty insurers. For life insurers, the RBC guidelines became effective December 31, 1993; the RBC guidelines for property and casualty companies are effective December 31, 1994. The formulas are used as an early warning tool by the NAIC and state regulators to identify companies that are under capitalized

                               SAFECO CORPORATION


and which merit further regulatory attention or the initiation of regulatory action. The life insurers' RBC formula establishes capital requirements relating to amounts of insurance risk, business risk, asset credit risk and interest rate risk. The property and casualty insurers' RBC formula establishes capital requirements relating to amounts of underwriting risk, asset risk, credit risk and off-balance sheet risk. SAFECO's life and property and casualty companies have more than sufficient capital to meet the RBC requirements.

      Similarly, the NAIC's proposed new Model Investment Law, if adopted by certain states in which SAFECO operates, should not significantly impact SAFECO as its assets are, and historically have been, conservatively invested.


SUMMARY OF FINANCIAL INFORMATION

      The following summarized financial information sets forth the contributions of each business segment to the consolidated net income of SAFECO Corporation. The information should be read in conjunction with the related statements of income on pages 37 through 41 of this report.

                                                                                         Year Ended December 31
(In Thousands Except Per Share Amounts)                                         1993                1992              1991
- ----------------------------------------------------------------------------------------------------------------------------
Income (Loss), Net of Income Taxes, Before Realized Gain:
   Property and Casualty Insurance Companies . . . . . . . . . . . . . . .     $217,187*          $187,144          $145,421
   Life and Health Insurance Companies . . . . . . . . . . . . . . . . . .       76,903             75,600            79,705
   Real Estate Companies . . . . . . . . . . . . . . . . . . . . . . . . .        6,136              6,040             5,850
   Credit Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        6,439              6,140             6,396
   Asset Management Companies  . . . . . . . . . . . . . . . . . . . . . .        4,255              4,261             3,397
   Corporate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (3,934)            (7,636)           (3,852)
                                                                               --------           --------          --------
      Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      306,986            271,549           236,917
                                                                               --------           --------          --------
Realized Gain (Loss), Net of Income Taxes, from:
   Security Investments  . . . . . . . . . . . . . . . . . . . . . . . . .      113,506             40,431            23,214
   Real Estate Investments . . . . . . . . . . . . . . . . . . . . . . . .        5,409               (686)             (553)
                                                                               --------           --------          --------
      Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      118,915             39,745            22,661
                                                                               --------           --------          --------
Income Before Cumulative Effect of Accounting Changes                           425,901            311,294           259,578
Cumulative Effect of Accounting Changes  . . . . . . . . . . . . . . . . .        2,877                  -                 -
                                                                               --------           --------         ---------
Net Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $428,778           $311,294         $ 259,578
                                                                               ========           ========         =========
Net Income Per Share of Common Stock:
   Income Before Realized Gain . . . . . . . . . . . . . . . . . . . . . .     $   4.88           $   4.33         $    3.78
   Realized Gain . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1.89                .63               .36
   Cumulative Effect of Accounting Changes . . . . . . . . . . . . . . . .          .05                  -                 -
                                                                               --------           --------         ---------
   Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $   6.82           $   4.96         $    4.14
                                                                               ========           ========         =========

*Includes a charge of $40 million ($26 million after tax, $0.41 per share) for the Proposition 103 settlement.


PROPERTY AND CASUALTY--OPERATIONS

      Through independent agents, SAFECO's property and casualty subsidiaries write personal, commercial and surety lines of insurance including automobile, homeowners, fire and allied lines, commercial multi-peril, miscellaneous casualty, surety, fidelity and workers' compensation. Products are sold in nearly all states and the District of Columbia. SAFECO sold its Canadian property and casualty operations in June of 1991 (see discussion on page 24). Approximately 25% of SAFECO's property and casualty premiums are written in California and approximately 49% of premiums are written in the three west coast states of California, Washington and Oregon.

      Voluntary personal, commercial and surety lines (which excludes assigned risk, FAIR plans, etc.) comprise approximately 69%, 25% and 4%, respectively, of the 1993 gross premiums written. The gross premiums written growth set forth in the table on page 23 of 10.2% in 1993 is comprised of a 10.4% increase for personal, and increases of 10.3% for commercial and 5.7% for surety lines. Gross premiums written growth of 5.8% in 1992 was comprised of a 6.0% increase for personal, and increases of 6.2% for commercial and 0.8% for surety lines. Excluding Canadian premiums, 1992 gross premiums written increased 10.9% over 1991, with personal up 13.1% and commercial up 7.0%.

      The growth in personal lines premiums is the result of both rate increases and an increase in policies in force.

                               1993 ANNUAL REPORT

This increase in policies in force is due, in part, to a number of companies in the past withdrawing or restricting their writings of personal lines. Vehicles insured increased 2.2% in 1993; however, the number of vehicles insured declined slightly in the fourth quarter. Vehicles insured increased 6.2% in 1992. This declining trend in the growth rate has been caused primarily by the rate increases placed in effect in recent years. As a result, only modest rate increases are planned for 1994. The number of homes insured increased 8.0% in 1993 and 10.8% in 1992. It is expected that the number of homes insured will continue to increase in 1994, although at a somewhat slower pace. SAFECO's commercial lines premiums increased in 1993 and 1992 as a result of both real growth and some rate increases. Continued growth in commercial premiums written is expected in 1994. The larger increase in surety premiums in 1993 versus 1992 is primarily due to new commercial accounts acquired and a slightly improved construction economy resulting in higher contract bond premiums.

        Voluntary personal auto, SAFECO's largest single line of business, produced pre-tax underwriting profits of $37.3 million in 1993 and $5.6 million in 1992, compared with a loss of $21.6 million in 1991. This improvement is due to rates increasing faster than loss costs. Average auto rates were increased 6% in 1993 and 8% in 1992 while loss costs were up 4% in 1993 and 4% in 1992. The severity or cost of settling claims has increased in each of the last three years and the frequency of accidents increased in 1993 after declining in 1992 and 1991. The reduction in the number of accidents may be the result of the slower economy and the increasing use of additional auto safety features such as mounted rear window brake lights and anti-lock brakes. Auto rate increases planned for 1994 will be less than the 1993 and 1992 increases.

        The homeowners line produced pre-tax underwriting losses of $51.7 million, $62.1 million and $59.9 million in 1993, 1992 and 1991, respectively. These losses reflect an unusually high level of weather-related and catastrophic events in the last three years. However, there appears to be no scientific evidence that the recent high level of weather-related catastrophes indicate changes in long-term weather patterns, so SAFECO still believes this is a good long-term business. Over time, weather-related catastrophes are expected to continue their erratic historical patterns. Weather-related catastrophe losses for homeowners, before reinsurance, totaled $51.8 million, $90.7 million and $160.2 million in 1993, 1992 and 1991, respectively. After reinsurance, these amounts totaled $51.5 million, $94.7 million and $86.1 million for the respective three years. The 1993 homeowners claims include $26.6 million from the Puget Sound area windstorm in January and $7.4 million from the California wildfires in November. The 1992 homeowners claims include $31.7 million from hailstorms in Kansas and Texas and

PROPERTY AND CASUALTY OPERATING STATISTICS

                                                              1993                     1992                   1991
- --------------------------------------------------------------------------------------------------------------------------
                                                               Percentage               Percentage             Percentage
                                                                Increase                 Increase               Increase
                                                               (Decrease)               (Decrease)             (Decrease)
                                                               Over Prior               Over Prior             Over Prior
                                                     Amount       Year        Amount       Year      Amount       Year
                                                   -----------------------------------------------------------------------
                                                                                (In Thousands)
Gross Premiums Written  . . . . . . . . . . . .    $ 2,134,512     10.2%     $1,937,090      5.8%  $1,830,199      2.1%
                                                   ===========               ==========            ==========
Net Premiums Written  . . . . . . . . . . . . .    $ 2,000,165      9.9      $1,820,445     11.7    1,629,710     (3.5)
                                                   ===========               ==========            ==========
Earned Premiums . . . . . . . . . . . . . . . .    $ 1,929,714     10.0      $1,754,460      7.2    1,636,660     (1.7)
                                                   ===========               ==========            ==========
Underwriting Profit (Loss)  . . . . . . . . . .    $     9,848               $  (72,022)            $(141,121)
Net Investment Income . . . . . . . . . . . . .        277,643     (1.1)        280,820     (1.8)     286,073      1.0
Proposition 103 Settlement  . . . . . . . . . .        (40,000)                       -                     -
                                                   -----------               ----------            ----------
Income before Realized Investment
    Gain and Income Taxes . . . . . . . . . . .    $   247,491               $  208,798             $ 144,952
                                                   ===========               ==========            ==========

                                                                                         1993       1992       1991
- -----------------------------------------------------------------------------------------------------------------------
                                                                                            Operating Ratios as
                                                                                          a % of Earned Premiums
                                                                                                (GAAP Basis)
                                                                                         ------------------------------
Loss Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       60.21%      63.93%     67.81%
Adjustment Expense Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        9.78       10.55      10.72
Expense Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       28.43       28.72      29.33
Dividends to Policyholders . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1.07         .91        .76
                                                                                         -----      ------     ------
   Combined Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       99.49%     104.11%    108.62%
                                                                                         =====      ======     ======

                               SAFECO CORPORATION

$22.5 million resulting from an increase in the estimated cost of settling claims from the October 1991 fire in Oakland, California. The 1991 homeowners claims include $15.2 million, after reinsurance, from the Oakland fire and $22.9 million from wind and hailstorms that hit Billings, Montana and Denver, Colorado in June. SAFECO's total homeowners losses from the Oakland fire, before reinsurance, were $107.8 million and were $38.2 million after reinsurance. Homeowners rates were increased 7%, 5% and 3% in 1993, 1992 and 1991, respectively. A significant increase in premiums per policy is expected in 1994 as a result of planned rate increases and the additional premiums that are resulting from efforts to increase homeowners insurance to value. This is a three year effort which was begun in 1993 to review the adequacy of coverage or policy limits for nearly all homes.

      Other personal lines produced underwriting profits of $20.6 million, $18.1 million and $8.2 million in 1993, 1992 and 1991, respectively. Coverages in these lines include dwelling fire, inland marine, earthquake, boats and recreational vehicles. Although premiums from these lines total only 6% of total property and casualty premiums, the underwriting profits they generate are an important contributor to SAFECO's overall property and casualty results.

      Commercial operations produced pre-tax underwriting losses of $5.5 million, $22.5 million and $58.4 million for 1993, 1992 and 1991, respectively. Even with a continuation of the competitive commercial insurance market, SAFECO has experienced modest renewal price increases of 3% to 4% per year for the past three years. These price increases, together with reduced frequency and severity in most product lines and lower expenses, are the reasons for this improving trend. The frequency and severity reductions can be attributed to continued disciplined risk selection, limited impact of weather-related losses on SAFECO's commercial property risks and concentration of commercial writings in states with the most favorable legal and regulatory climates.

      The surety line produced pre-tax underwriting profits of $18.2 million, $3.2 million and $11.1 million for 1993, 1992 and 1991, respectively. The 1992 results were impacted by several contract bond losses. Although the current outlook is good, income for 1993 was a record, and may be difficult to achieve again in 1994.

      Other insurance product lines (primarily assigned risk and FAIR plans) produced underwriting losses of $9.0 million, $14.3 million and $20.4 million in 1993, 1992 and 1991, respectively. The lower losses are due to a reduction in personal auto non-voluntary losses, due in turn to reduced losses from the California Assigned Risk Plan and Canadian non-voluntary pool.

      On January 17, 1994 a severe earthquake struck Southern California. Based on claims information available as of the date of this report, SAFECO expects its losses to exceed $50 million, the threshold at which the Corporation's reinsurance coverage begins. Under SAFECO's catastrophe reinsurance program, it is reimbursed for 90% of the losses between $50 million and $200 million. To date, approximately 6,100 claims have been reported. Because of the extensive damage to communications and transportation systems in the earthquake area, and the time it takes to complete accurate surveys and inventories on homes and businesses damaged in earthquakes, it will be some time before a reasonable estimate of SAFECO's losses can be made. The loss will be recorded in the first quarter of 1994.


PROPERTY AND CASUALTY--CANADA

      SAFECO sold its Canadian property and casualty operations in June, 1991. There was no significant gain or loss resulting from this transaction. Underwriting results had been unsatisfactory, primarily as a result of stringent and unrealistic auto rate regulation and high loss costs in Ontario. These poor results and the expectation that they would continue were primary reasons for the sale. Following is a summary of SAFECO's Canadian financial data for each of the last three years:

                                                          Year Ended December 31
                                                      1993        1992          1991
                                                   ----------   --------     ---------
                                                        (In Thousands-Canadian $)

Gross Written Premiums . . . . . . . . . . . .     $      -     $     36     $ 82,886
Net Earned Premiums  . . . . . . . . . . . . .            -          180       44,440
Underwriting Profit
    (Loss) . . . . . . . . . . . . . . . . . .        5,280        7,609       (6,352)
Canadian Assets  . . . . . . . . . . . . . . .      219,598      275,951      334,797

      Although the Canadian underwriting losses SAFECO suffered in years prior to the sale were significant, they were substantially offset by investment income from the assets relating to the Canadian unearned premium, loss and adjustment expense reserves. Therefore, the sale of the Canadian operations has not had and is not expected to have a significant impact on future earnings.

      The 1993 and 1992 Canadian underwriting profits were the result of reductions in the estimated cost of settling prior years' claims. Under the sales agreement SAFECO retained the liabilities for losses incurred prior to April 1, 1991.


PROPERTY AND CASUALTY--PROPOSITION 103

      For discussion relating to California's Proposition 103, see Note 5 on page 48.


PROPERTY AND CASUALTY--LOSS RESERVES

      The liability (reserves) for losses and adjustment expense for the property and casualty companies was $2,095.2 million at December 31, 1993, compared with $2,052.3 million at December 31, 1992. The liability is presented net of amounts recoverable from salvage and subrogation recoveries (see Note 1 on page 43) and gross of amounts recoverable from reinsurance (see Note 4 on page 47). The amount of reinsurance

                               1993 ANNUAL REPORT


recoverables related to the above gross liabilities was $100.1 million at December 31, 1993 and $89.2 million at December 31, 1992.

Reserves for losses that have been reported to the Corporation and certain legal expenses are established on the "case basis" method. Claims incurred but not reported (IBNR) and other adjustment expense are estimated using statistical procedures. Salvage and subrogation recoveries are accrued using the "case basis" method for large claims and statistical procedures for smaller claims.

      These reserves aggregate SAFECO's best estimates of the total ultimate cost of claims that have been incurred but have not yet been paid. The estimates are based on past claims experience and consider current claims trends as well as social, legal and economic conditions, including inflation. The reserves are not discounted.

      Loss and loss adjustment expense reserve development is reviewed on a regular basis to determine that the reserving assumptions and methods are appropriate. Reserves initially determined are compared to the amounts ultimately paid. A statistical estimate of the projected amounts necessary to settle outstanding claims is made regularly and compared to the recorded reserves.

      In order to maintain adequate reserves, SAFECO's objective is to set reserves which are slightly redundant; that is, the amounts originally recorded as reserves should be more than the amounts ultimately required to settle losses. Analysis indicates that SAFECO's reserves are adequate and probably slightly redundant at December 31, 1993, 1992 and 1991. Operations were credited $96.9 million, $44.6 million and $24.1 million in 1993, 1992 and 1991, respectively, as a result of a reduction in the estimated amounts needed to settle prior years' claims.

      SAFECO's property and casualty companies' reserves for losses and adjustment expense for liability coverages related to environmental, asbestos and other hazardous toxic claims totaled $113.4 million at December 31, 1993, compared with $110.5 million at December 31, 1992. These amounts are before the effect of reinsurance, which is insignificant. These reserves are approximately 5% of total property and casualty reserves for losses and adjustment expense at both December 31, 1993 and 1992. The reserves include estimates for both reported and IBNR losses and related legal expenses. In view of the changes in environmental regulations and legal decisions which affect the development of loss reserves, the process to estimate loss reserves for these matters results in imprecise estimates. Quantitative techniques have to be supplemented by subjective considerations and managerial judgment. In view of these conditions, trends that have affected development of these liabilities in the past may not necessarily occur in the future. The reserves carried for these claims at December 31, 1993 are estimates based on the known facts and current law and are believed to be adequate. SAFECO's actual loss and adjustment expense payments for these types of claims totaled $5.9 million, $9.7 million and $6.5 million for 1993, 1992 and 1991, respectively. SAFECO has generally avoided writing coverages for larger companies with substantial exposure in these areas.

      The property and casualty subsidiaries protect themselves from excessive losses by reinsuring on treaty and facultative bases. As noted above, the liability for unpaid losses and adjustment expense is reported gross of reinsurance recoverables of $100.1 million at December 31, 1993 and $89.2 million at December 31, 1992. Reinsurance costs for catastrophe coverages have increased in the last few years and are expected to remain higher in the foreseeable future, given the large amount of catastrophe losses in recent years. SAFECO's catastrophe property reinsurance program for 1994 covers 90% of $150 million of single event losses in excess of a $50 million retention. In the event of a substantial catastrophe, SAFECO would, therefore, retain the first $50 million of losses, 10% of the next $150 million and all losses in excess of $200 million. Both the retention level and the aggregate coverage limit for 1994 are higher than in prior years.

      SAFECO's insurance subsidiaries do not enter into retrospective reinsurance contracts and have not participated in any unusual or nonrecurring reinsurance transactions such as "swaps" of reserves or portfolio loss transfers. SAFECO does not use "funding covers" and has not participated in any surplus relief transactions. None of SAFECO's significant reinsurers are experiencing financial difficulties. Additional information on reinsurance can be found in Note 4 on page 47. Reinsurance amounts ceded in 1991 were higher due to the sale of SAFECO's Canadian operations in 1991.


LIFE AND HEALTH

      The life and health companies offer individual and group insurance products, pension plans and annuity products, marketed through professional agents in all states and the District of Columbia.

      During 1993, all major lines of business contributed to the life and health companies' earnings before investment transactions and income taxes ("pre-tax income") of $125.3 million, compared with $123.6 million in 1992 and $124.1 million in 1991.

      The group life and health operations contributed $27.7 million to 1993 pre-tax income, compared with income of $26.8 million and $39.7 million in 1992 and 1991, respectively. The major market of the group operation is excess loss medical insurance, sold to self-insured employers, which accounted for $15.8 million, $16.3 million and $21.0 million of group income in 1993, 1992 and 1991, respectively. Total group premiums decreased 10% during 1993, compared with a decrease of 3% in 1992 and an increase of 7% in 1991. The premium declines in 1993 and 1992 are due to SAFECO's nearly completed withdrawal from the small-case, fully insured market in many states and to greater competition in the large-case, excess loss market. SAFECO has avoided writing business at unsatisfactory rates and as a result, experienced the loss of some group in-force medical business.

                               SAFECO CORPORATION


The lower group profits in 1993 and 1992 were primarily the result of increased industry competition, resulting in lower profit margins for this business. This trend is expected to continue into 1994.

      The Clinton administration's proposal on healthcare reform has also contributed to the slowdown in the group medical business. The impact on SAFECO of the effect of the various healthcare reform proposals is uncertain. If healthcare reform were to pass that did not allow self-funded medical programs, SAFECO would in all likelihood no longer be in the medical insurance business. However, in this scenario, SAFECO intends to remain active in the group insurance arena, offering primarily group life and disability coverage. While the outcome of healthcare reform is uncertain, SAFECO will continue to actively market large-case, self-funded medical programs.

      Pension operations produced pre-tax income of $16.1 million, $15.8 million and $9.3 million in 1993, 1992 and 1991, respectively. The pension operations had $3.0 billion of assets on deposit at December 31, 1993, compared with $2.9 billion at December 31, 1992. New pension deposit growth has slowed in recent years, especially for fixed rate products, primarily as a result of the lower interest rate environment. This slowdown in new deposits has in turn impacted pre-tax income in 1993. However, pension profits still increased in 1993 and 1992 as a result of fewer bond defaults, a larger asset base and consistent management of interest rate margins stemming from adjustments in credited interest rates. SAFECO plans to increase its offerings of variable annuity products to assist it in competing in today's marketplace.

      The annuity operations produced pre-tax income of $21.2 million, $20.1 million and $16.0 million in 1993, 1992 and 1991, respectively. Earnings in 1993 and 1992 benefited from higher investment income resulting from fewer bond defaults and accelerated payments from mortgage-backed securities. Earnings in 1992 also were favorably impacted by the recapture of a block of assumed reinsurance business and the release of reserves as a result of higher than anticipated mortality experience. New deposits from single-premium immediate annuity (SPIA) products were $447 million in 1993, compared with $348 million in 1992 and $397 million in 1991. SPIA pre-tax income was $17.5 million, $15.7 million and $11.7 million in 1993, 1992 and 1991, respectively. Increased interest spreads on new issues benefited this book of business in 1993. The lower earnings in 1991 reflect the write-off of accrued interest on certain investment grade securities that defaulted. Deferred annuity deposits were $218 million in 1993, compared with $221 million in 1992 and $105 million in 1991. Total annuity assets amounted to $4.1 billion at December 31, 1993, compared with $3.4 billion at December 31, 1992.

      The individual life operations produced pre-tax income of $2.4 million, $4.1 million and $9.5 million in 1993, 1992 and 1991, respectively. The lower earnings in 1993 and 1992 were due to lower investment income, increased claims costs and a change in the mix of new business written. New writings are comprised of interest sensitive products such as universal life and variable universal life products. Term insurance has accounted for over 90% of new issues of traditional life products during the last two years and now comprises more than 50% of the total traditional policies in force.

      Investment income resulting from the investment of capital and prior years' earnings of the operating lines of business is a major component of SAFECO's life and health earnings, contributing pre-tax income of $54.5 million in 1993, and $54.5 million and $46.1 million in 1992 and 1991, respectively. The investment income in 1993 was impacted by the lower interest rate environment. The increase in 1992 over 1991 is primarily due to the investment income earned on the $75 million cash capital contribution SAFECO Corporation made to SAFECO Life Insurance Company near the end of 1991.

      Many life insurance companies' pension and annuity products have been impacted by general economic conditions, lower investment returns, rating downgrades, increased competition and decisions by plan sponsors to diversify assets and fund management. SAFECO has experienced an increase in the level of withdrawal of funds from its pension and annuity business (see Statement of Cash Flows on page 34--Return of Funds Held Under Deposit Contracts), due to scheduled payouts on distribution-type products and the lower interest rate environment. However, SAFECO's overall withdrawal experience remains relatively modest. Of the total of $7.2 billion in deposit contracts at December 31, 1993 approximately 44% are structured settlement immediate annuity products. These annuities have average expected maturities of over 25 years and cannot be surrendered by policyholders. Other annuity products, comprising approximately 11% of total deposit contracts, generally have expected maturities of between 8 to 12 years and associated surrender charges graded from 5% in year one to zero in year six. SAFECO's guaranteed investment contracts (GICs) within its pension area comprise approximately 4% of total deposit contracts. These contracts have average maturities of four years and cannot be surrendered except in extremely unusual circumstances. Other pension products, comprising approximately 38% of total deposit contracts, have expected maturities of 10 to 15 years. Surrender charges on these products are typically 9% in year one graded to zero in year 9, and SAFECO retains the option to defer payouts over five years on approximately one-half of these contracts.

      SAFECO's life insurance subsidiaries have not participated as a ceding company in any assumptive reinsurance transactions. See Note 4 on page 47 for additional information regarding reinsurance.


REAL ESTATE

      SAFECO Properties, Inc. through Winmar Company, Inc., invests in and manages real estate properties, primarily regional shopping centers, throughout the United States. SAFECARE Company, Inc. invests in medical real estate, primarily nursing

                               1993 ANNUAL REPORT


homes and convalescent centers.

      The real estate subsidiaries produced pre-tax income before investment transactions of $10.1 million, $8.4 million and $8.5 million in 1993, 1992 and 1991, respectively. In addition, the sale of several mature medical properties resulted in a pre-tax gain from real estate investments of $8.1 million in 1993. The commercial and medical real estate activities (excluding hospital operations) resulted in pre-tax income before investment transactions of $10.1 million, $6.4 million and $5.0 million in 1993, 1992 and 1991, respectively. The increase in 1993 is due primarily to the effect of lower interest rates on borrowing costs combined with improved operating results for certain of SAFECO's larger retail shopping centers. However, results in all three years have been impacted by the slow economy and the overall depressed retail industry. These conditions have led to the delay of two potential retail developments which has resulted in the expensing of certain carrying costs, totaling $3.6 million, $3.7 million and $4.3 million in 1993, 1992 and 1991, respectively.

      SAFECO Properties sold its hospital operating and management company (SAFECARE Health Services, Inc.) in May of 1992. The $128 million cash sales price resulted in a gain of approximately $6.4 million, which was substantially offset by the write-down to estimated realizable value of certain other real estate holdings. These hospital operations produced pre-tax income of $2.0 million in 1992 and $3.5 million in 1991. Despite improvement in recent years, SAFECO concluded it should no longer be in the hospital management business, in order to focus on its core business of commercial real estate. As the hospital operations are not material to the consolidated financial statements, they have not been reclassified as discontinued operations.

      At December 31, 1993, investment real estate held by SAFECO Properties totaled $441 million, approximately 3% of consolidated assets. Major retail shopping centers (including land held for development) and healthcare facilities comprise approximately 68% of the total. Approximately 51% of these total holdings are located in the states of Washington and Oregon. Rental properties included in investment real estate are detailed in Note 13 on page 52.


CREDIT

      SAFECO Credit Company, Inc. provides loans and equipment financing and leasing to commercial businesses, including affiliated companies. Credit operations produced pre-tax income of $10.2 million in 1993, compared with $9.0 million in 1992 and $9.5 million in 1991. Loan and lease receivables from non-affiliates grew 11% in 1993 and 16% in 1992. The strong earnings in all three years are attributable primarily to the continuing increase in receivables, combined with a decline in the cost of borrowed funds. Favorable collection experience and low delinquencies, despite the sluggish economy, have also contributed to the positive results. Continued strong earnings and growth are expected in the near-term based on relatively low and stable interest rates.

      Approximately 66% of total loan and lease receivables outstanding at December 31, 1993 are from commercial businesses involved in heavy construction, transportation and manufacturing. Most of these businesses are located in the West Coast and Rocky Mountain regions of the United States. Loans and leases are fully secured by liens on the collateral financed. A significant portion of SAFECO Credit's business consists of loans to affiliated companies, limited to 50% or less of total loans and leases outstanding.


ASSET MANAGEMENT

      SAFECO Asset Management Company is the investment advisor for the fourteen SAFECO mutual funds, five variable annuity portfolios and a growing number of outside pension accounts. These investment management activities produced pre-tax income of $6.5 million in 1993, $6.5 million in 1992 and $5.2 million in 1991. Assets under management continue to grow and totaled $2.4 billion at December 31, 1993. Continued growth in assets under management, from existing funds, new funds and from new pension accounts is expected.


INVESTMENT SUMMARY

      SAFECO Corporation's consolidated pre-tax investment income increased to $951.8 million during 1993 from $903.0 million in 1992 and $846.8 million in 1991. Substantially all of this investment income is produced by the investment portfolios of SAFECO's property and casualty and life and health insurance subsidiaries. The property and casualty companies' pre-tax investment income decreased to $277.6 million in 1993 and $280.8 million in 1992 from $286.1 million in 1991, representing decreases of 1% and 2% in 1993 and 1992, respectively. The slowdown in investment income in 1993 and 1992 is primarily the result of lower investment yields and reduced cash flow caused by large catastrophe losses and withdrawal from Canada.

      The property and casualty fixed income portfolio, which amounted to $3.2 billion at December 31, 1993, is currently comprised of 74% tax-exempt and 26% taxable investments. The property and casualty companies are presently investing new money primarily in tax-exempt bonds and plan to continue to do so in the foreseeable future. However, SAFECO may shift its investment of new money between taxables and tax-exempts periodically in the future to maximize the portfolio's after-tax return in view of the alternative minimum tax. Major portfolio adjustments are not currently anticipated. The effective tax rate on investment income for 1993 was 15%, down from 16% and 17% for 1992 and 1991, respectively, which reflects the higher percentage of tax-exempt securities in the portfolio. On an after-tax basis, investment income decreased 0.3% in 1993 and increased 0.2% and 3% in 1992 and 1991, respectively.

      SAFECO's investment philosophy for the property and casualty portfolio is to emphasize investment yield, but without sacrificing investment quality. Equity investments make up 17% of the market value of the total property and

                              SAFECO CORPORATION


casualty portfolio. The equity percentage of the portfolio may be increased gradually in 1994 if investment opportunities become available. The quality of the property and casualty companies' fixed income portfolio is detailed in the following table:


                                     Percent at
Rating                            December 31, 1993
- ------                            -----------------
AAA ...........................           44%
AA ............................           24
A .............................           25
BBB ...........................            6
BB or lower ...................            1
                                         ----
   Total ......................          100%


      A second major portfolio is held by the life and health insurance companies. SAFECO matches the projected cash inflows of this portfolio with the projected cash outflows of the liabilities of the various product lines within the life and health operations. Fixed income securities comprise 92% of the life and health companies' total investments at December 31, 1993. The quality of the life and health companies' fixed income portfolio is detailed in the following table:


                                    Percent at
Rating                          December 31, 1993
- ------                          -----------------
AAA ..........................           39%
AA ...........................            7
A ............................           25
BBB ..........................           27
BB or lower ..................            2
                                        ----
   Total .....................          100%


      This portfolio contains $152.0 million, at carrying value, of securities below investment grade quality. This was approximately 2% of the total $7.4 billion life and health fixed income portfolio at December 31, 1993, compared with 2% at December 31, 1992 and 5% at December 31, 1991. SAFECO's holdings of below investment grade securities have declined as a result of the priority placed on improving the quality of the life and health portfolio. The market value of the below investment grade securities held by the life and health insurance companies was $152.1 million at December 31, 1993. SAFECO Corporation's non-life subsidiaries hold the remaining investments in below investment grade securities. On a consolidated basis, below investment grade securities with a carrying value of $173.2 million were held at December 31, 1993. This was approximately 1% of the total assets of SAFECO Corporation and consolidated subsidiaries at December 31, 1993. The market value of consolidated below investment grade securities was $173.7 million at December 31, 1993. Below investment grade securities generally involve a greater risk than investment grade securities because of the creditworthiness and solvency of the issuer, the fact that such securities are often unsecured and subordinated, the relative youth and liquidity of the secondary trading market for such securities, and the fact that such securities and the secondary trading market are more vulnerable to economic and corporate developments.

      SAFECO's consolidated investments in mortgage-backed securities (primarily residential CMOs and pass-throughs) totaled $2.3 billion at December 31, 1993. The corresponding market value of these securities at this date was $2.4 billion. Approximately 97% of these securities are held in the life and health insurance portfolio, with the balance held in the property and casualty insurance portfolio. Approximately 91% of the mortgage-backed securities are government/agency backed or AAA rated at December 31, 1993. Less than 2% of SAFECO's mortgage-backed securities are of the riskier, highly volatile type (e.g., interest only, floaters, etc.). SAFECO has intentionally not invested significant amounts in the riskier types of mortgage-backed securities.

      The excess of market value over cost of the consolidated fixed income and equity security portfolio was $1.6 billion at December 31, 1993 and $1.2 billion at December 31, 1992. The following is a summary of the consolidated securities investment portfolio at December 31, 1993:

                                                           Amortized          Carrying              Market
                                                              Cost             Value                Value
- ------------------------------------------------------------------------------------------------------------
                                                                           (In Thousands)
Property and Casualty:
    Fixed Income - taxable ...........................    $  860,064          $  860,064         $   987,404
    Fixed Income - non-taxable .......................     2,366,450           2,366,450           2,790,217
    Equity Securities ................................       424,089             775,603             775,603
Life and Health:
    Fixed Income - taxable ...........................     7,424,662           7,424,662           8,114,458
    Fixed Income - non-taxable .......................         1,931               1,931               2,245
    Equity Securities ................................        16,380              26,713              26,713
SAFECO Corporation:
    Fixed Income - taxable ...........................        51,803              51,803              54,122
    Equity Securities ................................        72,521             102,845             102,845
Miscellaneous ........................................        16,214              21,157              22,376
Short-Term Investments ...............................       109,047             109,047             109,047
                                                         -----------         -----------         -----------
         Total .......................................   $11,343,161         $11,740,275         $12,985,030
                                                         ===========         ===========         ===========

                               1993 ANNUAL REPORT


      Consolidated pre-tax realized gains from security investments totaled $179.5 millon for 1993, compared with $60.6 million and $35.1 million in 1992 and 1991, respectively. The higher level of gains in 1993 and 1992 is due primarily to falling interest rates producing calls, redemptions and mortgage pay-downs on debt securities. Consolidated realized gains from security investments are recorded net of losses on the sale or write-down of investments. Each investment that has declined in market value below cost is monitored closely. If the decline is judged to be other than temporary the security is written down to estimated realizable value. The amount of such writedowns in 1993, 1992 and 1991 was $15.2 million, $20.6 million and $35.2 million, respectively. Fixed income securities purchased as below investment grade included in these amounts were $3.0 million, $6.2 million and $12.0 million in 1993, 1992 and 1991, respectively. The remainder of the writedowns relate primarily to fixed income securities which were investment grade when purchased and later downgraded.

      SAFECO Corporation, the parent company, holds an investment portfolio of securities that totaled $195.9 million at market value at December 31, 1993, compared with $140.0 million at December 31, 1992. The majority of these securities are high quality preferred stocks and U.S. Treasuries.

      For a discussion of the Corporation's investment in real estate, which is made through SAFECO Properties, Inc., see page 26 of this report.

      SAFECO Corporation's consolidated investment portfolio also included $402.1 million of mortgage loan investments at December 31, 1993, approximately 3% of total assets. These loans are held by the life and health companies and are secured by first mortgage liens on commercial real estate, primarily in the retail, industrial and office building sectors. The majority of the properties are located in the western United States, with approximately 60% of the total in California. Individual loans generally do not exceed $5 million. At December 31, 1993, approximately 3% of the loans were non-performing, compared with approximately 2% at December 31, 1992. The percentage of non-performing loans will likely increase in 1994, due primarily to the slow California economy. The allowance for mortgage loan losses was $7 million at December 31, 1993 and $3 million at December 31, 1992.


NEW ACCOUNTING STANDARDS

      The Financial Accounting Standards Board (FASB) issued Statement 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," in 1990. SAFECO adopted the Statement in the first quarter of 1993. The transition obligation (i.e., the accumulated postretirement benefit obligation) of $23.8 million was recorded as a cumulative effect adjustment in the first quarter of 1993 which net of tax resulted in a reduction of net income of $15.7 million. Additional disclosures relating to this Statement are in Note 11 on page 51.

      In 1992 the FASB issued Statement 109, "Accounting for Income Taxes." SAFECO adopted the Statement in the first quarter of 1993. The cumulative effect of adopting Statement 109 increased net income by $18.6 million. See
Note 15 on page 52 for additional disclosures relating to this Statement.

      The FASB issued Statement 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts," in late 1992. SAFECO adopted the Statement in the first quarter of 1993. Under Statement 113, balances affected by reinsurance transactions are reported gross of reinsurance rather than net in the balance sheet. Adoption had no effect on net income. See Note 4 on page 47 for disclosures relating to reinsurance.

      In May, 1993, the FASB issued Statement 114, "Accounting by Creditors for Impairment of a Loan." This Statement provides guidance on valuing impaired loans and is effective for 1995. Based on current analysis, the impact of adopting this Statement on SAFECO's net income and financial condition is not expected to be significant.

      In May of 1993, the FASB also issued Statement 115, "Accounting for Certain Investments in Debt and Equity Securities," which expands the use of the fair value accounting for debt and equity securities. Statement 115 requires that debt and equity securities be classified as trading, available-for-sale or held-to-maturity. Debt securities that the Corporation has the positive intent and ability to hold to maturity (as narrowly defined by Statement 115) will be classified as held-to-maturity and will continue to be reported at amortized cost. Debt securities classified as available-for-sale will be carried at market value, with changes in unrealized gains and losses recorded directly to stockholders' equity, net of applicable income taxes. Trading securities are to be carried at market value with immediate recognition in income of changes in market value. Statement 115 is effective for 1994 and SAFECO will adopt it as of January 1, 1994. Adoption of this Statement is not anticipated to affect net income as SAFECO does not expect to have a trading portfolio of either debt or equity securities. SAFECO anticipates that less than 20% of the debt securities portfolio will be classified as held-to-maturity, with the remainder considered available-for-sale. The increase in stockholders' equity due to adoption has not been quantified and will depend on the amount of unrealized gain attributable to the available-for-sale portfolio and the effect, if any, resulting from revaluation of certain deferred policy acquisition costs.


DIVIDENDS

      The Corporation has paid cash dividends continuously since 1933. Common stock dividends paid were $1.72 per share in 1993, compared with $1.56 in 1992 and $1.42 in 1991. These dividends are funded with dividends to the Corporation from its subsidiaries.

      The Corporation expects to continue paying dividends in the foreseeable future. However, payment of future dividends is subject to the Board of Directors' approval and is dependent upon earnings and the financial condition of the Corporation.


NUMBER OF STOCKHOLDERS

      There were approximately 5,000 common stockholders of record at December 31, 1993.

                               SAFECO CORPORATION



ANNUAL REPORT ON FORM 10-K

      The Corporation files an Annual Report on Form 10-K with the Securities and Exchange Commission in compliance with the regulations of the Securities and Exchange Commission. Form 10-K contains additional information about the Corporation and its subsidiary companies. Any SAFECO Corporation stockholder may obtain Form 10-K for the year ended December 31, 1993 without charge, by making a written request to:

Rod A. Pierson
Senior Vice President, Secretary and Controller
SAFECO Corporation
SAFECO Plaza
Seattle, Washington 98185


MANAGEMENT'S REPORT

      The management of SAFECO is responsible for the financial statements, related notes and all other information presented in this annual report. The financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances and include amounts based on the best estimates and judgments of management.

      In order to safeguard assets and to maintain the integrity and objectivity of data in these financial statements, SAFECO maintains a comprehensive system of internal accounting controls. These controls are supported by the careful selection and training of qualified personnel, by the appropriate division of duties and responsibilities, and by written policies and procedures throughout the Corporation. In addition, an integral part of the comprehensive system of internal control is an effective internal audit department. SAFECO's internal audit department systematically evaluates the adequacy and effectiveness of internal accounting controls and measures adherence to established policies and procedures. The management of SAFECO believes that as of December 31, 1993, its system of internal control is adequate to accomplish the objectives discussed herein.

      The financial statements for the years ended December 31, 1993, 1992 and 1991 have been examined by Ernst & Young, independent auditors. Their audits were made in accordance with generally accepted auditing standards and included a review of the system of internal accounting controls to the extent necessary to express an opinion on the financial statements.

      The audit committee of the Board of Directors, comprised solely of outside directors, meets regularly with the independent auditors, management and internal auditors to review the scope and results of the audit work performed. The independent auditors have unrestricted access to the audit committee, without the presence of management, to discuss the results of their audit, the adequacy of internal accounting controls and the quality of financial reporting.


REPORT OF ERNST & YOUNG INDEPENDENT AUDITORS

Board of Directors and
Stockholders of
SAFECO Corporation:

      We have audited the financial statements of SAFECO Corporation and its subsidiaries for the years ended December 31, 1993, 1992 and 1991 (pages 31 to 55 inclusive). These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SAFECO Corporation and its subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

      As described in Notes 11 and 15, SAFECO Corporation and its subsidiaries adopted in 1993 the provisions of Financial Accounting Standards Board (FASB) Statement 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," and FASB Statement 109, "Accounting for Income Taxes."



Ernst & Young

Seattle, Washington
February 11, 1994

                      SAFECO CORPORATION AND SUBSIDIARIES

STATEMENT OF CONSOLIDATED INCOME                                                    Year Ended December 31
(In Thousands Except Per Share Amounts)                                     1993             1992               1991
- -----------------------------------------------------------------------------------------------------------------------
REVENUES:
   Insurance:
      Property and Casualty Earned Premiums   . . . . . . . . . . .      $1,929,714        $1,754,460        $1,636,660
      Life and Health Premiums and Other Revenues   . . . . . . . .         305,963           328,516           332,711
                                                                         ----------        ----------        ----------
         Total  . . . . . . . . . . . . . . . . . . . . . . . . . .       2,235,677         2,082,976         1,969,371
   Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . .          78,252           187,172           274,387
   Finance  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          50,061            47,896            46,934
   Asset Management   . . . . . . . . . . . . . . . . . . . . . . .          13,250            13,057            10,794
   Net Investment Income (Note 2)   . . . . . . . . . . . . . . . .         951,795           903,048           846,767
   Realized Investment Gain (Note 2)  . . . . . . . . . . . . . . .         187,649            60,589            34,685
                                                                         ----------        ----------        ----------
         Total  . . . . . . . . . . . . . . . . . . . . . . . . . .       3,516,684         3,294,738         3,182,938
                                                                         ----------        ----------        ----------
EXPENSES:
   Losses, Adjustment Expense and Policyholders' Benefits   . . . .       2,026,106         1,980,791         1,901,132
   Commissions  . . . . . . . . . . . . . . . . . . . . . . . . . .         362,446           343,154           316,881
   Proposition 103 Settlement (Note 5)  . . . . . . . . . . . . . .          40,000                 -                 -
   Personnel Costs  . . . . . . . . . . . . . . . . . . . . . . . .         226,393           233,971           250,720
   Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . .          58,790            64,097            70,797
   Dividends to Policyholders   . . . . . . . . . . . . . . . . . .          20,653            15,978            12,418
   Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         226,558           289,164           333,174
   Amortization of Deferred Policy Acquisition Costs  . . . . . . .         368,347           339,200           324,022
   Deferral of Policy Acquisition Costs   . . . . . . . . . . . . .        (389,546)         (374,874)         (343,520)
                                                                         ----------        ----------        ----------
         Total  . . . . . . . . . . . . . . . . . . . . . . . . . .       2,939,747         2,891,481         2,865,624
                                                                         ----------        ----------        ----------
Income Before Income Taxes  . . . . . . . . . . . . . . . . . . . .         576,937           403,257           317,314
                                                                         ----------        ----------        ----------
Provision (Benefit) for Federal and Canadian Income Taxes (Note 15):
   Current  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         172,939           125,815            80,421
   Deferred   . . . . . . . . . . . . . . . . . . . . . . . . . . .         (21,903)          (33,852)          (22,685)
                                                                         ----------        ----------        ----------
         Total  . . . . . . . . . . . . . . . . . . . . . . . . . .         151,036            91,963            57,736
                                                                         ----------        ----------        ----------
Income Before Cumulative Effect of Accounting Changes . . . . . . .         425,901           311,294           259,578
Cumulative Effect of Accounting Changes (Notes 11 and 15):
   Postretirement Benefits - FAS 106 (Net of Tax)   . . . . . . . .         (15,676)                -                 -
   Income Taxes - FAS 109   . . . . . . . . . . . . . . . . . . . .          18,553                 -                 -
                                                                         ----------        ----------        ----------
Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $  428,778        $  311,294        $  259,578
                                                                         ==========        ==========        ==========
Net Income Per Share of Common Stock:
   Income Before Cumulative Effect of Accounting Changes  . . . . .      $     6.77        $     4.96        $     4.14
   Cumulative Effect of Accounting Changes:
      Postretirement Benefits - FAS 106 (Net of Tax)  . . . . . . .            (.25)                -                 -
      Income Taxes - FAS 109  . . . . . . . . . . . . . . . . . . .             .30                 -                 -
                                                                         ----------        ----------        ----------
Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $     6.82        $     4.96        $     4.14
                                                                         ==========        ==========        ==========


See Notes to Financial Statements on pages 42 through 55.

                      SAFECO CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET                                                                     December 31
(In Thousands)                                                                           1993               1992
- -------------------------------------------------------------------------------------------------------------------
ASSETS
Investments (Note 2):
   Fixed Maturities, at Amortized Cost
      (Market value: 1993 - $11,965,731; 1992 - $10,402,554)  . . . . . . .           $10,720,976       $ 9,558,258
   Marketable Equity Securities, at Market Value
      (Cost: 1993 - $513,138; 1992 - $530,999)  . . . . . . . . . . . . . .               910,252           919,164
   Mortgage Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               402,138           391,108
   Real Estate (At cost less accumulated depreciation:
      1993 - $94,610; 1992 - $93,152) (Note 3)  . . . . . . . . . . . . . .               447,797           393,271
   Policy Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                50,488            50,455
   Short-Term Investments . . . . . . . . . . . . . . . . . . . . . . . . .               109,047           164,279
                                                                                      -----------       -----------
          Total Investments   . . . . . . . . . . . . . . . . . . . . . . .            12,640,698        11,476,535
Cash  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                67,833            73,122
Accrued Investment Income . . . . . . . . . . . . . . . . . . . . . . . . .               210,289           201,035
Finance Receivables (Less unearned finance charges and allowance
   for doubtful accounts: 1993 - $51,147; 1992 - $47,895) . . . . . . . . .               547,759           495,206
Premiums and Other Service Fees Receivable  . . . . . . . . . . . . . . . .               400,873           336,440
Other Notes and Accounts Receivable . . . . . . . . . . . . . . . . . . . .                75,977            71,386
Reinsurance Recoverables (Note 4) . . . . . . . . . . . . . . . . . . . . .               126,240           109,485
Land, Buildings and Equipment for Company Use
   (At cost less accumulated depreciation:
      1993 - $127,522; 1992 - $124,143) (Note 3)  . . . . . . . . . . . . .               149,618           141,044
Deferred Policy Acquisition Costs . . . . . . . . . . . . . . . . . . . . .               367,303           346,104
Other Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               220,701           140,752
                                                                                      -----------       -----------
          Total   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           $14,807,291       $13,391,109
                                                                                      ===========       ===========


See Notes to Financial Statements on pages 42 through 55.

                      SAFECO CORPORATION AND SUBSIDIARIES

                                                                                                  December 31
(In Thousands Except Share Amounts)                                                         1993             1992
- ----------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Losses and Adjustment Expense . . . . . . . . . . . . . . . . . . . . . . . . . . .       $ 2,128,372      $ 2,091,098
Unearned Premiums . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           819,385          742,599
Life Policy Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           151,488          150,165
Funds Held Under Deposit Contracts  . . . . . . . . . . . . . . . . . . . . . . . .         7,229,439        6,382,655
Notes and Mortgages Payable (Note 3):
   Credit Company Borrowings  . . . . . . . . . . . . . . . . . . . . . . . . . . .           427,930          403,705
   10.75% Notes Due 1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           200,000          200,000
   Other Notes and Mortgages  . . . . . . . . . . . . . . . . . . . . . . . . . . .           290,505          235,218
Other Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           629,891          544,140
Federal and Canadian Income Taxes (Note 15):
   Current  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            37,963           30,113
   Deferred (Includes tax on unrealized appreciation of marketable
      equity securities: 1993 - $138,990; 1992 - $131,976)  . . . . . . . . . . . .           117,927          163,269
                                                                                          -----------      -----------
         Total Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        12,032,900       10,942,962
                                                                                          -----------      -----------
Commitments and Contingencies (Note 5)

Preferred Stock, No Par Value:
   Shares Authorized: 10,000,000
   Shares Issued and Outstanding: None
Common Stock, No Par Value (Notes 7 and 8):
   Shares Authorized: 150,000,000
   Shares Reserved for Options: 1993 - 2,182,828; 1992 - 2,356,757
   Shares Issued and Outstanding: 1993 - 62,931,562; 1992 - 62,815,265  . . . . . .           207,480          200,557
Retained Earnings (Note 10) . . . . . . . . . . . . . . . . . . . . . . . . . . . .         2,307,322        1,993,350
Unrealized Appreciation of Marketable Equity Securities, Net of Tax . . . . . . . .           262,157          256,189
Unrealized Loss from Foreign Currency Translation, Net of Tax . . . . . . . . . . .            (2,568)          (1,949)
                                                                                          -----------      -----------
         Stockholders' Equity . . . . . . . . . . . . . . . . . . . . . . . . . . .         2,774,391        2,448,147
                                                                                          -----------      -----------
         Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $14,807,291      $13,391,109
                                                                                          ===========      ===========


See Notes to Financial Statements on pages 42 through 55.

                      SAFECO CORPORATION AND SUBSIDIARIES

STATEMENT OF CONSOLIDATED CASH FLOWS                                                Year Ended December 31
(In Thousands)                                                              1993             1992              1991
- ---------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
   Insurance Premiums Received  . . . . . . . . . . . . . . . . . .     $ 2,205,521       $ 2,073,514     $ 1,922,983
   Dividends and Interest Received  . . . . . . . . . . . . . . . .         919,890           860,410         824,457
   Other Operating Receipts . . . . . . . . . . . . . . . . . . . .         127,828           212,689         298,125
   Insurance Claims and Policyholders' Benefits Paid  . . . . . . .      (1,570,643)       (1,495,936)     (1,450,771)
   Underwriting, Acquisition and Insurance Operating Costs Paid . .        (710,460)         (653,424)       (642,341)
   Proposition 103 Settlement . . . . . . . . . . . . . . . . . . .         (39,815)                -               -
   Interest Paid  . . . . . . . . . . . . . . . . . . . . . . . . .         (59,268)          (63,796)        (69,926)
   Other Operating Costs Paid . . . . . . . . . . . . . . . . . . .         (70,296)         (155,578)       (227,872)
   Income Taxes Paid  . . . . . . . . . . . . . . . . . . . . . . .        (169,144)         (113,302)        (72,682)
                                                                        -----------       -----------     -----------
          Net Cash Provided by Operating Activities   . . . . . . .         633,613           664,577         581,973
                                                                        -----------       -----------     -----------
INVESTING ACTIVITIES:
   Purchase of:
      Fixed Maturities  . . . . . . . . . . . . . . . . . . . . . .      (2,843,953)       (2,804,215)     (2,822,808)
      Equities and Other Investments  . . . . . . . . . . . . . . .        (140,391)          (89,393)       (171,085)
      Investment Real Estate  . . . . . . . . . . . . . . . . . . .         (46,752)          (23,384)        (24,494)
      Mortgage and Policy Loans   . . . . . . . . . . . . . . . . .         (69,864)          (74,045)        (56,473)
   Sale of Fixed Maturities . . . . . . . . . . . . . . . . . . . .         845,395         1,093,592       1,510,897
   Maturity of Fixed Maturities . . . . . . . . . . . . . . . . . .       1,010,532           754,619         300,885
   Sale or Maturity of:
      Equities and Other Investments  . . . . . . . . . . . . . . .         204,910           100,447         217,415
      Investment Real Estate  . . . . . . . . . . . . . . . . . . .          27,203            13,167           7,677
      Mortgage and Policy Loans   . . . . . . . . . . . . . . . . .          47,048            32,717          22,746
   Net Decrease (Increase) in Short-Term Investments  . . . . . . .          57,878           (41,234)         (1,482)
   Finance Receivables Originated or Acquired . . . . . . . . . . .        (286,758)         (258,794)       (243,896)
   Principal Payments Received on Finance Receivables . . . . . . .         228,772           186,229         158,685
   Proceeds from Sale of Hospital Operations  . . . . . . . . . . .               -           125,115               -
   Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (47,297)          (25,789)        (23,732)
                                                                        -----------       -----------     -----------
          Net Cash Used in Investing Activities   . . . . . . . . .      (1,013,277)       (1,010,968)     (1,125,665)
                                                                        -----------       -----------     -----------
FINANCING ACTIVITIES:
   Funds Received Under Deposit Contracts . . . . . . . . . . . . .       1,001,880           954,813         991,718
   Return of Funds Held Under Deposit Contracts . . . . . . . . . .        (555,430)         (506,090)       (389,024)
   Proceeds from Notes and Mortgage Borrowings  . . . . . . . . . .         131,950            42,850         162,865
   Repayment of Notes and Mortgage Borrowings . . . . . . . . . . .        (115,883)          (82,680)        (59,398)
   Net Proceeds from (Repayment of) Short-Term Borrowings . . . . .          20,880            52,897         (52,096)
   Common Stock Reacquired  . . . . . . . . . . . . . . . . . . . .          (4,329)          (11,897)         (5,690)
   Dividends Paid to Stockholders . . . . . . . . . . . . . . . . .        (108,133)          (97,953)        (89,092)
   Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           3,440             7,286           3,297
                                                                        -----------       -----------     -----------
          Net Cash Provided by Financing Activities   . . . . . . .         374,375           359,226         562,580
                                                                        -----------       -----------     -----------
Net (Decrease) Increase in Cash . . . . . . . . . . . . . . . . . .          (5,289)           12,835          18,888
Cash at the Beginning of Year . . . . . . . . . . . . . . . . . . .          73,122            60,287          41,399
                                                                        -----------       -----------     -----------
Cash at the End of Year . . . . . . . . . . . . . . . . . . . . . .     $    67,833       $    73,122     $    60,287
                                                                        ===========       ===========     ===========

For purposes of reporting cash flows, cash consists of balances on hand and on deposit in banks and financial institutions.

See Notes to Financial Statements on pages 42 through 55.

                      SAFECO CORPORATION AND SUBSIDIARIES

STATEMENT OF CONSOLIDATED CASH FLOWS -- RECONCILIATION
OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES                                            Year Ended December 31
(In Thousands)                                                                                  1993          1992           1991
- -----------------------------------------------------------------------------------------------------------------------------------
Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $ 428,778      $311,294      $259,578
                                                                                              ---------      --------      --------
Adjustments to Reconcile Net Income to
   Net Cash Provided by Operating Activities:
      Realized Investment Gain  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        (187,649)      (60,589)      (34,685)
      Depreciation and Amortization   . . . . . . . . . . . . . . . . . . . . . . . . .          32,113        31,928        35,488
      Amortization of Fixed Maturity Investments  . . . . . . . . . . . . . . . . . . .         (20,910)      (17,376)      (19,934)
      Provision for Losses on Receivables   . . . . . . . . . . . . . . . . . . . . . .           4,483         8,881        13,355
      Deferred Income Tax Benefit   . . . . . . . . . . . . . . . . . . . . . . . . . .         (21,903)      (33,852)      (22,685)
      Interest Expense on Deposit Contracts   . . . . . . . . . . . . . . . . . . . . .         400,122       375,305       366,833
      Cumulative Effect of Accounting Changes   . . . . . . . . . . . . . . . . . . . .          (2,877)            -             -
      Other Adjustments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             515        (1,151)       (1,145)
      Changes in:
          Losses and Adjustment Expense Liabilities   . . . . . . . . . . . . . . . . .          37,274        30,060       140,107
          Life Policy Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . .           1,323         3,521           946
          Unearned Premiums   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          76,786        56,767         1,456
          Deferred Policy Acquisition Costs . . . . . . . . . . . . . . . . . . . . . .         (21,199)      (35,674)      (19,498)
          Accrued Investment Income   . . . . . . . . . . . . . . . . . . . . . . . . .          (9,254)      (13,491)         (322)
          Accrued Interest on Accrual Bonds   . . . . . . . . . . . . . . . . . . . . .         (56,712)      (68,509)      (60,534)
          Other Receivables   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (72,913)      (43,455)      (16,272)
          Accrued Income Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           7,850        11,842         8,867
          Other Assets and Liabilities  . . . . . . . . . . . . . . . . . . . . . . . .          37,786       109,076       (69,582)
                                                                                              ---------      --------      --------
              Total Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . .         204,835       353,283       322,395
                                                                                              ---------      --------      --------
Net Cash Provided by Operating Activities . . . . . . . . . . . . . . . . . . . . . . .       $ 633,613      $664,577      $581,973
                                                                                              =========      ========      ========

See Notes to Financial Statements on pages 42 through 55.

                      SAFECO CORPORATION AND SUBSIDIARIES

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY                                       Year Ended December 31
(In Thousands)                                                            1993            1992            1991
- -----------------------------------------------------------------------------------------------------------------
Common Stock (Notes 7 and 8):
   Balance at the Beginning of Year . . . . . . . . . . . . . . .    $  200,557        $  191,300      $  187,333
   Stock Issued for Options and Rights  . . . . . . . . . . . . .         4,152             7,968           3,685
   Common Stock Reacquired  . . . . . . . . . . . . . . . . . . .          (223)             (713)           (427)
   Stock Issued for Acquisition of Subsidiary . . . . . . . . . .         2,149                 -               -
   Other    . . . . . . . . . . . . . . . . . . . . . . . . . . .           845             2,002             709
                                                                     ----------        ----------      ----------
   Balance at the End of Year . . . . . . . . . . . . . . . . . .       207,480           200,557         191,300
                                                                     ----------        ----------      ----------
Retained Earnings (Note 7):
   Balance at the Beginning of Year . . . . . . . . . . . . . . .     1,993,350         1,793,726       1,630,397
   Net Income . . . . . . . . . . . . . . . . . . . . . . . . . .       428,778           311,294         259,578
   Dividends Declared . . . . . . . . . . . . . . . . . . . . . .      (110,700)         (100,486)        (90,986)
   Common Stock Reacquired  . . . . . . . . . . . . . . . . . . .        (4,106)          (11,184)         (5,263)
                                                                     ----------        ----------      ----------
   Balance at the End of Year . . . . . . . . . . . . . . . . . .     2,307,322         1,993,350       1,793,726
                                                                     ----------        ----------      ----------
Unrealized Appreciation of Marketable Equity Securities,
   Net of Tax:
   Balance at the Beginning of Year . . . . . . . . . . . . . . .       256,189           231,224         153,378
   Increase in Unrealized Appreciation  . . . . . . . . . . . . .         5,968            24,965          77,846
                                                                     ----------        ----------      ----------
   Balance at the End of Year . . . . . . . . . . . . . . . . . .       262,157           256,189         231,224
                                                                     ----------        ----------      ----------
Unrealized Gain (Loss) from Foreign Currency Translation,
   Net of Tax:
   Balance at the Beginning of Year . . . . . . . . . . . . . . .        (1,949)            4,884           4,591
   Change in Unrealized Gain (Loss) from Foreign
      Currency Translation  . . . . . . . . . . . . . . . . . . .          (619)           (6,833)            293
                                                                     ----------        ----------      ----------
   Balance at the End of Year . . . . . . . . . . . . . . . . . .        (2,568)           (1,949)          4,884
                                                                     ----------        ----------      ----------
          Stockholders' Equity  . . . . . . . . . . . . . . . . .    $2,774,391        $2,448,147      $2,221,134
                                                                     ==========        ==========      ==========

See Notes to Financial Statements on pages 42 through 55.

                   PROPERTY AND CASUALTY INSURANCE COMPANIES

   SAFECO Insurance Company of America o General Insurance Company of America First National Insurance Company of America o SAFECO National Insurance Company
                    o SAFECO Insurance Company of Illinois
 SAFECO Lloyds Insurance Company o SAFECO Surplus Lines Insurance Company
                        o F. B. Beattie and Co., Inc.

STATEMENT OF COMBINED INCOME                                                           Year Ended December 31
(In Thousands)                                                               1993                1992               1991
- ----------------------------------------------------------------------------------------------------------------------------
Net Premiums Written  . . . . . . . . . . . . . . . . . . . . . .         $2,000,165           $1,820,445         $1,629,710
(Increase) Decrease in Unearned Premiums  . . . . . . . . . . . .            (70,451)             (65,985)             6,950
                                                                          ----------           ----------         ----------
Earned Premiums . . . . . . . . . . . . . . . . . . . . . . . . .          1,929,714            1,754,460          1,636,660
                                                                          ----------           ----------         ----------
Losses and Expenses:
   Losses and Adjustment Expense  . . . . . . . . . . . . . . . .          1,350,628            1,306,652          1,285,202
   Commissions  . . . . . . . . . . . . . . . . . . . . . . . . .            280,357              261,802            236,504
   Personnel Costs  . . . . . . . . . . . . . . . . . . . . . . .            150,960              136,773            132,530
   Taxes Other Than Payroll and Income Taxes  . . . . . . . . . .             53,094               48,749             46,299
   Dividends to Policyholders . . . . . . . . . . . . . . . . . .             20,653               15,978             12,418
   Other Operating Expenses . . . . . . . . . . . . . . . . . . .             72,798               65,806             61,608
   Amortization of Deferred Policy Acquisition Costs  . . . . . .            341,997              320,339            303,086
   Deferral of Policy Acquisition Costs . . . . . . . . . . . . .           (350,621)            (329,617)          (299,866)
                                                                          ----------           ----------         ----------
      Total   . . . . . . . . . . . . . . . . . . . . . . . . . .          1,919,866            1,826,482          1,777,781
                                                                          ----------           ----------         ----------
Underwriting Profit (Loss)  . . . . . . . . . . . . . . . . . . .              9,848              (72,022)          (141,121)
Net Investment Income (Excluding realized gain) . . . . . . . . .            277,643              280,820            286,073
Proposition 103 Settlement  . . . . . . . . . . . . . . . . . . .            (40,000)                   -                  -
                                                                          ----------           ----------         ----------
Income Before Realized Gain and Income Taxes  . . . . . . . . . .            247,491              208,798            144,952
Realized Gain from Security Investments Before Income Taxes   . .            114,561               54,622             56,981
                                                                          ----------           ----------         ----------
Income Before Income Taxes  . . . . . . . . . . . . . . . . . . .            362,052              263,420            201,933
Provision for Federal and Canadian Income Taxes (Including tax provision
   on realized gain: 1993 - $43,398; 1992 - $18,107; 1991 - $19,200)          73,702               39,761             18,731
                                                                          ----------           ----------         ----------
Income Before Cumulative Effect of Accounting Changes . . . . . .            288,350              223,659            183,202
Cumulative Effect of Accounting Changes:
   Postretirement Benefits - FAS 106 (Net of Tax) . . . . . . . .            (12,258)                   -                  -
   Income Taxes - FAS 109 . . . . . . . . . . . . . . . . . . . .              7,337                    -                  -
                                                                          ----------           ----------         ----------
Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . .         $  283,429           $  223,659         $  183,202
                                                                          ==========           ==========         ==========

See Notes to Financial Statements on pages 42 through 55.

                      LIFE AND HEALTH INSURANCE COMPANIES

 SAFECO Life Insurance Company o SAFECO National Life Insurance Company o First
              SAFECO National Life Insurance Company of New York
          SAFECO Administrative Services, Inc. o PNMR Securities, Inc.

STATEMENT OF COMBINED INCOME                                                             Year Ended December 31
(In Thousands)                                                                     1993          1992            1991
- ------------------------------------------------------------------------------------------------------------------------
Premiums and Other Revenue  . . . . . . . . . . . . . . . . . . . . . . .         $305,963       $328,516       $332,711
Net Investment Income (Excluding realized gain (loss))  . . . . . . . . .          668,158        623,584        557,445
                                                                                  --------       --------       --------
      Total   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          974,121        952,100        890,156
                                                                                  --------       --------       --------
Benefits and Expenses:
   Policy Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . .          675,478        674,139        615,930
   Commissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           82,089         80,207         79,877
   Personnel Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . .           48,431         47,279         42,952
   Taxes Other Than Payroll and Income Taxes  . . . . . . . . . . . . . .            9,003          9,556          9,720
   Other Operating Expenses . . . . . . . . . . . . . . . . . . . . . . .           46,389         43,711         40,286
   Amortization of Deferred Policy Acquisition Costs  . . . . . . . . . .           26,350         18,861         20,936
   Deferral of Policy Acquisition Costs . . . . . . . . . . . . . . . . .          (38,925)       (45,257)       (43,654)
                                                                                  --------       --------       --------
      Total   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          848,815        828,496        766,047
                                                                                  --------       --------       --------
Income Before Realized Gain (Loss) and Income Taxes . . . . . . . . . . .          125,306        123,604        124,109
Realized Gain (Loss) from
   Security Investments Before Income Taxes . . . . . . . . . . . . . . .           53,544          3,377        (27,248)
                                                                                  --------       --------       --------
Income Before Income Taxes  . . . . . . . . . . . . . . . . . . . . . . .          178,850        126,981         96,861
Provision for Federal Income Taxes (Including tax provision (benefit)
   on realized gain (loss): 1993 - $18,344; 1992 - $1,175; 1991 - $(9,256))         66,747         49,179         35,148
                                                                                  --------       --------       --------
Income Before Cumulative Effect of Accounting Changes . . . . . . . . . .          112,103         77,802         61,713
Cumulative Effect of Accounting Changes:
   Postretirement Benefits - FAS 106 (Net of Tax) . . . . . . . . . . . .           (2,493)             -              -
   Income Taxes - FAS 109 . . . . . . . . . . . . . . . . . . . . . . . .            9,092              -              -
                                                                                  --------       --------       --------
Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $118,702       $ 77,802       $ 61,713
                                                                                  ========       ========       ========

See Notes to Financial Statements on pages 42 through 55.

                             REAL ESTATE COMPANIES

    SAFECO Properties, Inc. o Winmar Company, Inc. o SAFECARE Company, Inc.

STATEMENT OF CONSOLIDATED INCOME                                                       Year Ended December 31
(In Thousands)                                                                    1993          1992           1991
- ---------------------------------------------------------------------------------------------------------------------
REVENUES:
   Commercial Real Estate Revenue . . . . . . . . . . . . . . . . . . . .         $64,315      $ 60,864      $ 58,297
   Healthcare Facility Revenue  . . . . . . . . . . . . . . . . . . . . .               -       101,542       198,609
   Real Estate Sales  . . . . . . . . . . . . . . . . . . . . . . . . . .           5,979        12,350         3,263
   Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           4,609         6,490         6,935
   Other    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           3,349         5,926         7,283
                                                                                  -------      --------      --------
      Total   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          78,252       187,172       274,387
                                                                                  -------      --------      --------
EXPENSES:
   Commercial Real Estate Operating Expenses  . . . . . . . . . . . . . .          22,369        23,310        20,534
   Healthcare Facility Operating Expenses . . . . . . . . . . . . . . . .               -        91,849       176,087
   Real Estate Sales Costs  . . . . . . . . . . . . . . . . . . . . . . .           5,750        10,937         1,471
   Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          21,553        26,628        35,583
   Depreciation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          10,486        14,213        18,239
   General and Administrative . . . . . . . . . . . . . . . . . . . . . .          11,875        14,251        16,578
                                                                                  -------      --------      --------
      Total   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          72,033       181,188       268,492
   Interest and Other Expenses Capitalized  . . . . . . . . . . . . . . .          (3,860)       (2,405)       (2,630)
                                                                                  -------      --------      --------
      Net Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . .          68,173       178,783       265,862
                                                                                  -------       -------      --------
Income Before Realized Gain (Loss) and Income Taxes . . . . . . . . . . .          10,079         8,389         8,525
Realized Gain (Loss) from
   Real Estate Investments Before Income Taxes  . . . . . . . . . . . . .           8,126            (6)         (460)
                                                                                  -------      --------      --------
Income Before Income Taxes  . . . . . . . . . . . . . . . . . . . . . . .          18,205         8,383         8,065
Provision for Federal Income Taxes (Including tax provision on
   realized gain (loss): 1993 - $2,717; 1992 - $680; 1991 - $93)  . . . .           6,660         3,029         2,768
                                                                                  -------      --------      --------
Income Before Cumulative Effect of Accounting Changes . . . . . . . . . .          11,545         5,354         5,297
Cumulative Effect of Accounting Changes:
   Postretirement Benefits - FAS 106 (Net of Tax) . . . . . . . . . . . .            (360)            -             -
   Income Taxes - FAS 109 . . . . . . . . . . . . . . . . . . . . . . . .           3,389             -             -
                                                                                  -------      --------      --------
Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $14,574      $  5,354      $  5,297
                                                                                  =======      ========      ========


See Notes to Financial Statements on pages 42 through 55.

                          SAFECO CREDIT COMPANY, INC.

STATEMENT OF INCOME                                                                        Year Ended December 31
(In Thousands)                                                                      1993          1992            1991
- ------------------------------------------------------------------------------------------------------------------------
Investment Revenues:
   Interest and Finance Charges:
      Finance Receivables   . . . . . . . . . . . . . . . . . . . . . . . . .     $45,151        $43,156        $42,421
      Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3,985          3,431          7,437
                                                                                  --------       --------       --------
          Total   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      49,136         46,587         49,858
   Interest on Other Investments  . . . . . . . . . . . . . . . . . . . . . .         140          1,480          1,587
                                                                                  --------       --------       --------
          Total Investment Revenues   . . . . . . . . . . . . . . . . . . . .      49,276         48,067         51,445
Interest Expense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      25,918         26,646         30,516
                                                                                  --------       --------       --------
   Net Investment Income  . . . . . . . . . . . . . . . . . . . . . . . . . .      23,358         21,421         20,929
Provision for Credit Losses . . . . . . . . . . . . . . . . . . . . . . . . .       4,450          3,420          3,260
                                                                                  --------       --------       --------
   Net Investment Income After Provision for Credit Losses  . . . . . . . . .      18,908         18,001         17,669
Other Revenue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4,770          3,260          2,926
                                                                                  --------       --------       --------
          Total   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      23,678         21,261         20,595
                                                                                  --------       --------       --------
Operating Expenses:
   Personnel Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7,274          7,483          6,975
   General and Administrative . . . . . . . . . . . . . . . . . . . . . . . .       6,214          4,742          4,131
                                                                                  --------       --------       --------
          Total   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      13,488         12,225         11,106
                                                                                  --------       --------       --------
Income Before Income Taxes  . . . . . . . . . . . . . . . . . . . . . . . . .      10,190          9,036          9,489
Provision for Federal Income Taxes  . . . . . . . . . . . . . . . . . . . . .       3,751          2,896          3,093
                                                                                  --------       --------       --------
Income Before Cumulative Effect of Accounting Changes . . . . . . . . . . . .       6,439          6,140          6,396
Cumulative Effect of Accounting Changes:
   Postretirement Benefits - FAS 106 (Net of Tax) . . . . . . . . . . . . . .        (360)             -              -
   Income Taxes - FAS 109 . . . . . . . . . . . . . . . . . . . . . . . . . .         (42)             -              -
                                                                                  --------       --------       --------
Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 6,037        $ 6,140        $ 6,396
                                                                                  ========       ========       ========


See Notes to Financial Statements on pages 42 through 55.

                           ASSET MANAGEMENT COMPANIES

  SAFECO Asset Management Company o SAFECO Securities, Inc. o SAFECO Services
                                  Corporation

STATEMENT OF COMBINED INCOME                                                            Year Ended December 31
(In Thousands)                                                                  1993             1992             1991
- ------------------------------------------------------------------------------------------------------------------------
REVENUES:
   Management and Advisory Fees . . . . . . . . . . . . . . . . . . . . . .    $10,074          $ 8,867         $ 7,582
   Transfer Agent Fees  . . . . . . . . . . . . . . . . . . . . . . . . . .      1,877            1,866           1,637
   Other Revenue  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,299            2,324           1,575
                                                                               --------         --------        --------
      Total   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13,250           13,057          10,794
                                                                               --------         --------        --------
EXPENSES:
   Personnel Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4,199            3,326           2,983
   Marketing and Shareholder Communication  . . . . . . . . . . . . . . . .        890              649             784
   Other Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,622            2,579           1,848
                                                                               --------         --------        --------
      Total   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6,711            6,554           5,615
                                                                               --------         --------        --------
Income Before Income Taxes  . . . . . . . . . . . . . . . . . . . . . . . .      6,539            6,503           5,179
Provision for Federal Income Taxes  . . . . . . . . . . . . . . . . . . . .      2,284            2,242           1,782
                                                                               --------         --------        --------
Income Before Cumulative Effect of Accounting Changes . . . . . . . . . . .      4,255            4,261           3,397
Cumulative Effect of Accounting Changes:
   Postretirement Benefits - FAS 106 (Net of Tax) . . . . . . . . . . . . .       (204)               -               -
   Income Taxes - FAS 109 . . . . . . . . . . . . . . . . . . . . . . . . .          2                -               -
                                                                               --------         --------        --------
Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 4,053          $ 4,261         $ 3,397
                                                                               ========         ========        ========


See Notes to Financial Statements on pages 42 through 55.

                               SAFECO CORPORATION


NOTES TO FINANCIAL STATEMENTS
(All dollar amounts in thousands, except share data)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF REPORTING

      The financial statements have been prepared in accordance with generally accepted accounting principles and include SAFECO Corporation and its subsidiaries and real estate joint ventures (the Corporation, or SAFECO).

      All significant intercompany transactions and accounts have been eliminated in the consolidated financial statements. Certain reclassifications have been made in the 1992 and 1991 financial statements and footnotes to conform to current classifications.

      SAFECO's property and casualty subsidiaries sold their Canadian operations in the second quarter of 1991. See page 24 for further information.

      SAFECO Properties, Inc. sold its hospital operations subsidiary, SAFECARE Health Services, Inc. in May of 1992. See page 26 for further information. As these operations are not material to the consolidated financial statements, they have not been reclassified as discontinued operations.


ACCOUNTING FOR PREMIUMS

      Property and casualty insurance premiums are included in income as earned on a daily pro rata basis over the term of the respective policies. The unearned portion is included in the balance sheet as a liability for unearned premiums, before the effect of reinsurance. The reinsurance amounts related to the unearned premium reserve were $52,384 and $45,573 at December 31, 1993 and 1992, respectively. See Note 4 for more information.

      Life and health insurance premiums are reported as income when collected for traditional individual life policies and when earned for group and individual health policies. Funds received under pension deposit contracts, annuities and universal life policies of $1,001,880, $954,813 and $991,718 in 1993, 1992 and 1991, respectively, are recorded as liabilities rather than premium income when received. Premiums for universal life products consist of front-end loads, mortality charges and expense charges assessed against individual policyholder account balances. These loads and charges are recognized as income when earned.

INVESTMENTS

      Fixed maturity investments (bonds and redeemable preferred stock) which the Corporation has the ability and intent to hold to maturity are considered held for investment and carried at amortized cost in the balance sheet. Those fixed maturity investments which the Corporation intends to sell prior to maturity are classified as available for sale and carried in the balance sheet at the lower of aggregate amortized cost or market value. None of the portfolio is held for trading purposes.

      SAFECO Corporation and its insurance subsidiaries carry marketable equity securities at market value. The aggregate excess of market value over cost is included in stockholders' equity as unrealized appreciation of marketable equity securities, net of tax. Non-insurance subsidiaries carry marketable equity securities at the lower of cost or market.

      The Financial Accounting Standards Board (FASB) issued Statement 115, "Accounting for Certain Investments in Debt and Equity Securities" in May of 1993. See page 43 for a discussion of this new accounting standard.

      When the collectibility of income on certain investments is considered doubtful, they are placed on non-accrual status and thereafter interest income is recognized only when payment is received. Investments that have declined in market value below cost and for which the decline is judged to be other than temporary are written down to estimated realizable values. Writedowns are made directly on an individual security basis and are included in realized investment losses in the statement of income.

      The cost of security investments sold is determined by the "identified cost" method.

      Mortgage loans are carried at outstanding principal balances, less an allowance for loan losses. The allowance for mortgage loan losses at December 31, 1993 and 1992 was $7,000 and $3,000, respectively.

      Short-term investments are carried at cost, which approximates market value.

PROPERTY, EQUIPMENT AND DEPRECIATION

      Property and equipment are classified as investment real estate or as land, buildings and equipment for company use, and are carried at cost less accumulated depreciation.

      Investment real estate that has declined in market value below cost and for which the decline is judged to be other than temporary is written down to estimated net realizable value. Estimated values of real estate are obtained using independent appraisals, outside consultants, internal analysis and judgment as appropriate under the circumstances. Values are reviewed quarterly. The writedowns are included in realized investment losses in the statement of income.

      Real estate taxes, interest expense and certain other carrying costs related to projects under development are capitalized as a cost of such projects during the development phase and until the project is substantially completed or until the total carrying value equals estimated net realizable value. After substantial completion, the carrying costs are charged to expense when incurred and depreciation is provided. Projects that involve construction of income-producing property are considered to be substantially complete at the earlier of attainment of a predetermined occupancy level or one year of operations. Projects that involve the development of land are considered substantially complete when planned improvement

                               1993 ANNUAL REPORT


activity is concluded or the property is offered for sale.

      Interest capitalized relating to the development of real estate was $3,554, $2,129 and $2,263 for 1993, 1992 and 1991, respectively.

      SAFECO provides depreciation on buildings, furniture and automobiles at various rates based on estimated useful lives using straight-line and accelerated methods.


DEFERRED POLICY ACQUISITION COSTS

      Property and casualty insurance acquisition costs, consisting of commissions and certain other underwriting expenses, which vary with and are primarily related to the production of business, are deferred and amortized over the effective period of the related insurance policies. Investment income is considered in determining whether a premium deficiency exists.

      Life insurance acquisition costs, consisting of commissions and certain other underwriting expenses, which vary with and are primarily related to the production of new business, are deferred. Policy acquisition costs for traditional individual life insurance policies are amortized over the premium payment period of the related policies using assumptions consistent with those used in computing policy benefit liabilities. Acquisition costs for annuity contracts and universal life insurance policies are amortized over the lives of the contracts or policies in proportion to the present value of estimated future gross profits. To the extent actual experience differs from assumptions, and to the extent estimates of future gross profits require revision, the unamortized balance of deferred policy acquisition costs is adjusted accordingly.


LOSSES AND ADJUSTMENT EXPENSE

      Unpaid losses and adjustment expense represent the estimated liability for claims reported plus losses incurred but not yet reported and the related estimated adjustment expense. The liability for losses and related adjustment expense is determined using "case basis" evaluations and statistical analyses and represents an estimate of the ultimate net cost of all losses incurred but not paid through December 31 of each year. Although considerable variability is inherent in such estimates, management believes that the liability for unpaid losses and related adjustment expense is adequate. These estimates are continually reviewed and adjusted as necessary; such adjustments are included in current operations.

      Salvage and subrogation recoverables are accrued using the "case basis" method for large recoverables and statistical estimates based on historical experience for smaller recoverables. Recoverable amounts deducted from the liability for losses and adjustment expense were $134,042 and $135,441 at December 31, 1993 and 1992, respectively.

      The property and casualty companies' liability for unpaid losses and adjustment expense is presented gross of amounts recoverable from reinsurers of $100,065 and $89,198 at December 31, 1993 and 1992, respectively. See Note 4 for more information.


LIFE POLICY LIABILITIES

      Liabilities for future benefits under traditional individual life insurance policies have been computed on the net level premium method and reflect interest, mortality and persistency assumptions based on Company experience modified to provide for adverse deviation. Interest assumptions generally range from 8-1/2% graded to 3-1/4%.

      Liabilities for universal life insurance policies, deferred annuity contracts and pension deposit contracts are equal to the accumulated account value of such policies or contracts as of the valuation date. Liabilities for structured settlement annuities are based on interest rate assumptions using market rates at issue, graded downward over 40 years to a range of 6-3/4% to 8-3/4%.


NET INCOME PER SHARE OF COMMON STOCK

      Net income per share of common stock is based on the weighted average number of common shares outstanding during each year. Dilution arising from stock options is insignificant.


NEW ACCOUNTING STANDARDS

      The Financial Accounting Standards Board (FASB) issued Statement 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," in 1990. SAFECO adopted the Statement in the first quarter of 1993. The transition obligation (i.e., the accumulated postretirement benefit obligation) of $23,751 was recorded as a cumulative effect adjustment in the first quarter of 1993 which, net of tax, resulted in a reduction of net income of $15,676. Additional disclosures relating to this Statement are in Note 11.

      In 1992, the FASB issued Statement 109, "Accounting for Income Taxes." SAFECO adopted the Statement in the first quarter of 1993. The cumulative effect of adopting Statement 109 increased net income by $18,553. See Note 15 for additional disclosures relating to this Statement.

      The FASB issued Statement 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts," in late 1992. SAFECO adopted the Statement in the first quarter of 1993. Under Statement 113, balances affected by reinsurance transactions are reported gross of reinsurance rather than net in the balance sheet. Adoption had no effect on net income. See Note 4 for disclosures relating to reinsurance.

      In May of 1993, the FASB issued Statement 114, "Accounting by Creditors for Impairment of a Loan." This Statement provides guidance on valuing impaired loans and is effective for 1995. Based on current analysis, the impact of adopting this Statement on SAFECO's net income and financial condition is not expected to be significant.

      In May of 1993, the FASB also issued Statement 115, "Accounting for Certain Investments in Debt and Equity Securities," which expands the use of fair value accounting for debt and equity securities. Statement 115 requires that

                               SAFECO CORPORATION
debt and equity securities be classified as trading, available-for-sale or held-to-maturity. Debt securities that the Corporation has the positive intent and ability to hold to maturity (as narrowly defined by Statement 115) will be classified as held-to-maturity and will continue to be reported at amortized cost. Debt securities classified as available-for-sale will be carried at market value, with changes in unrealized gains and losses recorded directly to stockholders' equity, net of applicable income taxes. Trading securities are to be carried at market value with immediate recognition in income of changes in market value. Statement 115 is effective for 1994 and SAFECO will adopt it as of January 1, 1994. Adoption of this Statement is not anticipated to affect net income as SAFECO does not expect to have a trading portfolio of either debt or equity securities. SAFECO anticipates that less than 20% of the debt securities portfolio will be classified as held-to-maturity, with the remainder considered available-for-sale. The increase in stockholders' equity due to adoption has not been quantified and will depend on the amount of unrealized gain attributable to the available-for-sale portfolio and the effect, if any, resulting from revaluation of certain deferred policy acquisition costs.


2.    INVESTMENTS

      Investment income is comprised of:

                                                                         1993                1992               1991
- ----------------------------------------------------------------------------------------------------------------------
Interest:
   Fixed maturities . . . . . . . . . . . . . . . . . . . . . . .      $867,022            $818,429           $754,500
   Mortgage loans . . . . . . . . . . . . . . . . . . . . . . . .        40,027              39,817             38,062
   Short-term investments . . . . . . . . . . . . . . . . . . . .         8,266               8,365             14,580
Dividends:
   Marketable equity securities . . . . . . . . . . . . . . . . .        45,146              42,092             43,172
   Redeemable preferred stock . . . . . . . . . . . . . . . . . .         1,540               1,584              1,740
Other investment income . . . . . . . . . . . . . . . . . . . . .         4,830               5,156              5,784
                                                                       --------            --------           --------
   Total investment income  . . . . . . . . . . . . . . . . . . .       966,831             915,443            857,838
Investment expenses . . . . . . . . . . . . . . . . . . . . . . .        15,036              12,395             11,071
                                                                       --------            --------           --------
   Net investment income  . . . . . . . . . . . . . . . . . . . .      $951,795            $903,048           $846,767
                                                                       ========            ========           ========


      The carrying value of investments in fixed maturities and mortgage loans that have not produced income for the last twelve months is less than one percent of the total of such investments at December 31, 1993.

      At December 31, 1993, the aggregate market value of marketable equity securities was in excess of cost by $397,114, comprised of gross unrealized gains of $399,515 and gross unrealized losses of $2,401. At December 31, 1992, the aggregate market value of marketable equity securities was in excess of cost by $388,165, comprised of gross unrealized gains of $397,801 and gross unrealized losses of $9,636.


      The following analysis summarizes the realized gains and losses, the changes in unrealized gains and losses and applicable income taxes, on fixed maturity and marketable equity securities:

                                                                         1993                1992               1991
- -----------------------------------------------------------------------------------------------------------------------
Realized gains (losses):
    Fixed maturity securities . . . . . . . . . . . . . . . . . .      $ 121,907           $  39,532          $  (7,009)
    Marketable equity securities  . . . . . . . . . . . . . . . .         57,616              21,063             42,154
    Applicable income taxes . . . . . . . . . . . . . . . . . . .        (66,017)            (20,164)           (11,931)
                                                                       ---------           ---------          ---------
    Net realized gain . . . . . . . . . . . . . . . . . . . . . .      $ 113,506           $  40,431          $  23,214
                                                                       =========           =========          =========
Increase in unrealized appreciation
    of securities:
    Fixed maturity securities . . . . . . . . . . . . . . . . . .      $ 400,459           $  42,298          $ 645,982
    Marketable equity securities  . . . . . . . . . . . . . . . .          8,949              37,826            117,948
    Applicable income taxes . . . . . . . . . . . . . . . . . . .       (155,617)            (27,242)          (259,736)
                                                                       ---------           ---------          ---------
    Net unrealized gain   . . . . . . . . . . . . . . . . . . . .      $ 253,791           $  52,882          $ 504,194
                                                                       =========           =========          =========

                              1993 ANNUAL REPORT

      Realized gains (losses) from real estate are as follows:

                                                              1993              1992              1991
- -------------------------------------------------------------------------------------------------------
Realized gains (losses) . . . . . . . . . . . . . . . . .    $ 8,126           $  (6)            $(460)
Applicable income taxes . . . . . . . . . . . . . . . . .     (2,717)           (680)              (93)
                                                             -------           -----             -----
Net realized gain (loss)  . . . . . . . . . . . . . . . .    $ 5,409           $(686)            $(553)
                                                             =======           =====             =====

      The amortized cost and estimated market values of investments in fixed maturities are as follows:

                                                                          Gross             Gross           Estimated
                                                       Amortized        Unrealized       Unrealized          Market
                                                         Cost             Gains            Losses            Value
- ----------------------------------------------------------------------------------------------------------------------
At December 31, 1993:
    U.S. Treasury securities and obligations
       of U.S. government corporations
       and agencies . . . . . . . . . . . . .         $ 1,028,324       $   88,900         $   (395)       $ 1,116,829
    Obligations of states
       and political subdivisions   . . . . .           2,539,412          453,726           (1,410)         2,991,728
    Debt securities issued
       by foreign governments   . . . . . . .             389,838           84,316             (157)           473,997
    Corporate securities  . . . . . . . . . .           4,488,884          471,956          (18,086)         4,942,754
    Mortgage-backed securities  . . . . . . .           2,262,286          177,872          (13,997)         2,426,161
    Other debt securities   . . . . . . . . .              12,232            2,072              (42)            14,262
                                                      -----------       ----------         --------        -----------
          Total   . . . . . . . . . . . . . .         $10,720,976       $1,278,842         $(34,087)       $11,965,731
                                                      ===========       ==========         ========        ===========
At December 31, 1992:
    U.S. Treasury securities and obligations
       of U.S. government corporations
       and agencies   . . . . . . . . . . . .         $   908,308       $   40,971         $ (2,558)       $   946,721
    Obligations of states and
       political subdivisions   . . . . . . .           2,170,393          362,589           (2,076)         2,530,906
    Debt securities issued
       by foreign governments   . . . . . . .             390,174           49,119           (2,095)           437,198
    Corporate securities  . . . . . . . . . .           3,822,460          276,575          (45,117)         4,053,918
    Mortgage-backed securities  . . . . . . .           2,252,104          183,484          (19,311)         2,416,277
    Other debt securities   . . . . . . . . .              14,819            2,822             (107)            17,534
                                                      -----------       ----------         --------        -----------
          Total   . . . . . . . . . . . . . .         $ 9,558,258       $  915,560         $(71,264)       $10,402,554
                                                      ===========       ==========         ========        ===========

      Included in the amounts above are certain fixed maturity investments classified as available for sale and carried in the balance sheet at the lower of aggregate amortized cost or market value. At December 31, 1993, these investments had a carrying value of $172,269 and a market value of $227,442. At December 31, 1992, they had a carrying value of $175,215 and a market value of $203,653.

      The amortized cost and estimated market value of fixed maturities at December 31, 1993, by contractual maturity, are presented below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                                                                                            Estimated
                                                                                          Amortized          Market
                                                                                            Cost              Value
- ----------------------------------------------------------------------------------------------------------------------
Due in one year or less . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $    87,008       $    89,091
Due after one year through five years . . . . . . . . . . . . . . . . . . . . . .            982,464         1,051,253
Due after five years through ten years  . . . . . . . . . . . . . . . . . . . . .          2,094,596         2,296,927
Due after ten years . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          5,294,622         6,102,299
Mortgage-backed securities  . . . . . . . . . . . . . . . . . . . . . . . . . . .          2,262,286         2,426,161
                                                                                         -----------       -----------
          Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $10,720,976       $11,965,731
                                                                                         ===========       ===========

                               SAFECO CORPORATION

      The proceeds from sales of investments in fixed maturities and related gains and losses are as follows:

                                                                             1993            1992              1991
- ----------------------------------------------------------------------------------------------------------------------
Proceeds from sales . . . . . . . . . . . . . . . . . . .                  $845,395       $1,093,592        $1,510,897
                                                                           ========       ==========        ==========
Gross realized gains on sales . . . . . . . . . . . . . .                  $ 92,809       $   59,932        $   72,308
Gross realized losses on sales  . . . . . . . . . . . . .                   (23,120)         (26,361)          (45,385)
                                                                           --------       ----------        ----------
Realized gains on sales . . . . . . . . . . . . . . . . .                    69,689           33,571            26,923
Writedowns  . . . . . . . . . . . . . . . . . . . . . . .                   (15,171)         (20,571)          (35,188)
Other, including gains on calls and redemptions . . . . .                    67,389           26,532             1,256
                                                                           --------       ----------        ----------
Total realized gain (loss)  . . . . . . . . . . . . . . .                  $121,907       $   39,532        $   (7,009)
                                                                           ========       ==========        ==========

3.    NOTES AND MORTGAGES PAYABLE

        At December 31, 1993, SAFECO Credit has short-term borrowings of $288,500 through commercial paper and master note agreements and $138,800 of medium-term notes. The repayment of each of these borrowings is guaranteed by SAFECO Corporation.

        At December 31, 1993, SAFECO Credit Company had available bank lines of credit totaling $300,000. No amounts were outstanding under these lines of credit at December 31, 1993. These lines support 90-day borrowings and day-to-day (quickline) borrowings. SAFECO Credit pays a fee to have these lines of credit available and does not maintain deposits as compensating balances.

        In December 1990, the Securities and Exchange Commission declared effective a shelf registration of $200,000 of debt securities by SAFECO Corporation and/or SAFECO Credit. SAFECO Credit has issued $149,850 of medium-term notes under this shelf registration. The remaining outstanding notes under this shelf registration have rates ranging from 6.90% to 9.15% and maturities from January 1994 to December 2001. SAFECO Corporation has issued $50,000 of medium-term notes under this shelf registration, with rates ranging from 6.96% to 7.33%, all maturing in 2002 and 2003. No additional notes are to be issued under this shelf registration.

        The real estate companies and SAFECO Credit enter into interest rate swap agreements to reduce the impact of changes in interest rates on their floating rate debt. At December 31, 1993, interest rate swap agreements were outstanding with notional amounts of $56,989, which replace the floating rates with fixed rates ranging from 4.51% to 9.0%. Maturities of the agreements range from July 1995 to January 2001. There were no swap terminations during 1993. The net interest paid of $3,706 under these agreements was recorded as an adjustment to interest expense as incurred.

        Substantially all investment real estate and the home office tower are pledged as collateral for real estate mortgages and contracts payable.


      The total amount, current portions, interest rates and maturities of notes and mortgages payable at December 31 are as follows:


                                                                    1993                               1992
                                                         --------------------------------------------------------------
                                                           Total           Current           Total             Current
- -----------------------------------------------------------------------------------------------------------------------
SAFECO Credit borrowings payable
    through 2001; 1993 interest rates
    from 3.2% to 9.15%  . . . . . . . . . . . . . .      $427,930          $333,780         $403,705          $278,205
                                                         ========          ========         ========          ========
Other Notes and Mortgages:
    Real estate mortgages and contracts payable in
       installments and medium-term notes payable
       through 2007; 1993 interest rates from
       4.45% to 11.25%  . . . . . . . . . . . . . .      $238,093          $ 34,982         $167,847          $ 41,141
    Unsecured notes and loans payable in
       installments through 1996; 1993
       interest rates from 5.0% to 9.0%  . . . . .         52,412            29,096           67,371            64,055
                                                         --------          --------         --------          --------
       Total . . . . . . . . . . . . . . . . . . .       $290,505          $ 64,078         $235,218          $105,196
                                                         ========          ========         ========          ========

      Aggregate annual principal installments payable under these obligations for each of the five years subsequent to 1993 are as follows: 1994 - $397,858; 1995 - $28,508; 1996 - $62,249; 1997 - $7,626; 1998 - $25,656.

                                  1993 ANNUAL REPORT


4.    REINSURANCE

      SAFECO's insurance subsidiaries protect themselves from excessive losses by reinsuring on treaty and facultative bases. Reinsurance contracts do not relieve the Corporation from its obligations to policyholders. With respect to the amounts of reinsurance related to the liabilities for losses, adjustment expense, life policies liabilities and unearned premiums, a continuing liability exists, in the event reinsurance companies are unable to meet their obligations. The Corporation evaluates the financial condition of its reinsurers to minimize its exposure to losses from reinsurer insolvencies.

      SAFECO's insurance subsidiaries have not entered into retrospective reinsurance contracts and have not participated in any unusual or nonrecurring reinsurance transactions such as "swaps" of reserves, portfolio loss transfers or funding covers.

      FASB Statement 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts," was adopted by SAFECO in the first quarter of 1993. Balances affected by reinsurance transactions are now reported gross of reinsurance rather than net in the balance sheet. The adoption of Statement 113 had no effect on SAFECO's net income. Prior period balance sheet amounts have been restated for comparability.

      The balance sheet caption "Reinsurance Recoverables" is comprised of the following amounts at December 31:


                                                      1993           1992
- ----------------------------------------------------------------------------
Property and Casualty
   Reinsurance recoverables on:
        Unpaid losses and
             adjustment expense . . . . .           $100,065       $ 89,198
        Paid losses and adjustment
             expense  . . . . . . . . . .             11,009         14,994
Life and Health
   Reinsurance recoverables on:
        Unpaid losses and adjustment
             expense (policy and
             contract claims) . . . . . .                132            404
        Paid claims   . . . . . . . . . .              1,037            492
        Life policy liabilities . . . . .             13,821         11,328
Other reinsurance recoverables
   and payables . . . . . . . . . . . . .                176         (6,931)
                                                    --------       --------
        Reinsurance recoverables  . . . .           $126,240       $109,485
                                                    ========       ========



      The Unearned Premium liability is presented before the effect of reinsurance. The reinsurance amounts related to the unearned premium liability are included with Other Assets in the balance sheet and totaled $52,384 and $45,573 at December 31, 1993 and 1992, respectively.

      The effects of reinsurance are netted against the insurance revenue and loss amounts in the statement of income. These amounts are as follows:

                                                       1993           1992            1991
- --------------------------------------------------------------------------------------------
Property and Casualty
   ceded earned premiums  . . . . . . . .            $127,537       $124,352        $192,792
Life and Health ceded earned premiums . .               9,576          9,192           8,809
                                                     --------       --------        --------
Total ceded premiums  . . . . . . . . . .            $137,113       $133,544        $201,601
                                                     ========       ========        ========

Property and Casualty ceded losses and
   adjustment expense   . . . . . . . . .            $ 54,996       $ 53,087        $191,170
Life and Health ceded policy benefits . .               7,441          6,463           5,948
                                                     --------       --------        --------
Total ceded loss, adjustment expense
   and policy benefits  . . . . . . . . .            $ 62,437       $ 59,550        $197,118
                                                     ========       ========        ========


      Reinsurance premiums ceded on a written basis are approximately equal to the ceded earned premiums disclosed above. Reinsurance premiums assumed are insignificant.


5.    COMMITMENTS AND CONTINGENCIES

      SAFECO leases office space, commercial real estate and certain equipment under leases which expire at various dates through 2058. These leases are accounted for as operating leases. Minimum rental commitments for leases in effect at December 31, 1993 are as follows:

Year Payable                                            Minimum Rentals
- -----------------------------------------------------------------------
1994  . . . . . . . . . . . . . . . . . . . . . .           $ 6,742
1995  . . . . . . . . . . . . . . . . . . . . . .             5,546
1996  . . . . . . . . . . . . . . . . . . . . . .             3,395
1997  . . . . . . . . . . . . . . . . . . . . . .             2,221
1998  . . . . . . . . . . . . . . . . . . . . . .             1,908
1999 and thereafter . . . . . . . . . . . . . . .            61,693
                                                            -------
   Total  . . . . . . . . . . . . . . . . . . . .           $81,505
                                                            =======


      See Note 4 for discussion relating to reinsurance.

                               SAFECO CORPORATION

        The property and casualty companies have written financial guarantee insurance covering municipal revenue bond issues, real estate partnership borrowings and residual values of certain commercial buildings. The majority of these guarantees were written in the period 1984 through 1987. At December 31, 1993, guarantees totaling $259,401 were outstanding. Substantially all individual guarantees are supported by collateral (first mortgage liens) in the underlying properties. At December 31, 1993, the reserve for losses and loss adjustment expense for this business was $22,120 and the related unearned premium reserve was $2,242.

        At December 31, 1993, SAFECO Properties, Inc. is the guarantor of $38,500 of outstanding debt financing for a not-for-profit hospital. SAFECO's property and casualty companies have, in turn, guaranteed the full amount of this potential obligation of SAFECO Properties and this amount is included in the guarantee total of $259,401 noted in the paragraph above. The credit risk exposure is limited to any excess of the outstanding debt over the value of the collateral.


PROPOSITION 103

        In November, 1988, California voters passed Proposition 103, an initiative that, among other things, required property and casualty insurance rates to be rolled back to levels 20% below their 1987 levels for the period November 8, 1988 to November 7, 1989 (Rollback Period). In May 1989 the California Supreme Court upheld as facially constitutional most, but not all, of the provisions of Proposition 103. The Supreme Court held that insurance companies were entitled to have the opportunity to earn a fair and reasonable return. In addition, companies were to have the right to demonstrate through rate filings that the insurance rates used during the Rollback Period met applicable standards and, consequently, did not have to be rolled back.

        In June 1989 SAFECO made rate filings that demonstrated its rates met the applicable standards, should not be required to be reduced during the Rollback Period and should be approved for use on and after November 8, 1989. In 1990 the California Commissioner of Insurance approved the use of these rates for use on and after November 8, 1989. The Department refused, however, to review these filings for purposes of determining whether SAFECO had a rollback obligation.

        Instead, the Department insisted on calculating rate rollback obligations based on the financial results of SAFECO for calendar year 1989. While over time the Department used several different approaches, in October 1991 the Department alleged SAFECO had a rollback obligation of $88.7 million plus interest.

        SAFECO consistently contested the Department's approach concerning the rollback matter in rate hearings and related litigation from 1989 through August 1993. By 1993 SAFECO was engaged in appeals of two separate lawsuits with the Department.

        In August 1993, having concluded the courts would not force the Department to review rate filings in connection with the rollback matter and in order to end four years of proceedings and avoid future years of such proceedings, SAFECO agreed to withdraw from the two appeals and to pay $40 million to policyholders who purchased or renewed policies covered by Proposition 103 during the Rollback Period and who had not otherwise been paid a rollback refund.

        This $40 million settlement, $0.41 per share on an after-tax basis, was reflected in the financial results for the third quarter and paid in the fourth quarter of 1993. The settlement payment equates to one hundred eleven dollars per policy.


6.    FAIR VALUE DISCLOSURES

        The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of FASB Statement 107, "Disclosures about Fair Value of Financial Instruments." Estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required in developing the estimates of fair value. Accordingly, these estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimating methodologies may have a material effect on the estimated fair value amounts.

        For cash, short-term investments, accounts receivable, policy loans and other liabilities, carrying value is a reasonable estimate of fair value.

        Fair value information for SAFECO's investments in fixed maturities and marketable equity securities, which is the same as market value, can be found on the face of the balance sheet on page 32 and in Note 2. Market value generally represents quoted market prices for securities traded in the public marketplace or analytically determined values for securities not publicly traded.

        The fair values of mortgage and commercial loans have been estimated by discounting the projected cash flows using the current rate at which loans would be made to borrowers with similar credit ratings and for the same maturities.

                              1993 ANNUAL REPORT

      Commercial loans are a component of "Finance Receivables" in the balance sheet. Finance Receivables also include lease receivables, which are exempt from Statement 107 disclosure requirements.

      The fair value of investment contracts (Funds Held Under Deposit Contracts) with defined maturities is estimated by discounting projected cash flows using rates that would be offered for similar contracts with the same remaining maturities. For investment contracts with no defined maturities, fair value is estimated to be the present surrender value.

      The carrying values of the SAFECO Credit and Other Notes and Mortgages borrowings that have variable interest rates are reasonable estimates of fair value. For these borrowings that have fixed interest rates, fair value is estimated by discounting the projected cash flows using the rate at which similar borrowings could currently be made. The fair value of the 10.75% Notes Due 1995 is estimated based on quotes from broker-dealers who make markets in similar securities.

      The fair value of interest rate swaps (see Note 3) is the difference between the present value of SAFECO's future interest obligations at the stated (fixed) rate and the counterparties' obligations at the floating rates. The estimated present value of SAFECO's obligations under the swaps exceeded the counterparties' by $3,000 at December 31, 1993 and by $5,000 at December 31, 1992. The estimated fair value of the property and casualty companies' financial guaranty business (see Note 5) was approximately $24,000 at both December 31, 1993 and 1992. These amounts equal the total of the recorded reserves for losses and loss adjustment expense and unearned premiums at December 31, 1993 and 1992. Other insurance-related financial instruments are exempt from Statement 107 disclosure requirements.

      Estimated fair values of financial instruments at December 31 are as follows:

                                                                 1993                         1992
                                                        -------------------------------------------------------
                                                        Carrying      Estimated       Carrying       Estimated
                                                         Amount       Fair Value       Amount        Fair Value
- ---------------------------------------------------------------------------------------------------------------
Financial assets:
  Mortgage loans ...................................   $  402,138     $  437,000     $  391,108      $  405,000
  Commercial loans .................................      368,735        370,000        333,279         342,000
Financial liabilities:
  Funds held under deposit contracts ...............    7,229,439      7,531,000      6,382,655       6,429,000
  Credit Company borrowings ........................      427,930        438,000        403,705         410,000
  10.75% notes due 1995 ............................      200,000        220,000        200,000         224,000
  Other notes and mortgages ........................      290,505        297,000        235,218         236,000

7.    COMMON STOCK

      Changes in common stock outstanding for the last three years are as follows:

                                                                         1993           1992            1991
- ---------------------------------------------------------------------------------------------------------------
Number of shares outstanding at the beginning of year ...........     62,815,265     62,748,014      62,721,616
Shares reacquired ...............................................        (69,872)      (233,777)       (142,885)
Shares issued for stock options and rights ......................        152,393        301,028         169,283
Shares issued for acquisition of subsidiary .....................         33,776              -               -
                                                                      ----------     ----------      ----------
Number of shares outstanding at the end of year .................     62,931,562     62,815,265      62,748,014
                                                                      ==========     ==========      ==========

                              SAFECO CORPORATION


8.    STOCK INCENTIVE PLAN

      The SAFECO Incentive Plan of 1987 provides for the issuance of up to 2,400,000 shares of SAFECO Corporation common stock. Stock options, stock appreciation rights, restricted stock rights and performance stock rights are authorized under the Plan.

      Stock options are granted at exercise prices not less than the fair market value of the stock on the date of grant. The terms and conditions upon which options become exercisable may vary among grants; however, option rights expire no later than ten years from the date of grant.

      Changes in stock options for the three years ended December 31, 1993 are as follows:

                                                  Outstanding Options
- -------------------------------------------------------------------------
                                             Shares       Price per Share
                                           ------------------------------
Balance December 31, 1990 . . . . .        1,216,060      $ 8.06 - $38.50
    Granted. . . . . . . . . . . . .         127,500       38.00 -  39.38
    Exercised. . . . . . . . . . . .        (232,284)       8.06 -  35.50
    Canceled. . . . . . . . . . . .           (6,500)      24.50 -  38.50
                                           ---------      ------   ------
Balance December 31, 1991 . . . . .        1,104,776        8.06 -  39.38
    Granted. . . . . . . . . . . . .         141,400       46.63 -  56.38
    Exercised. . . . . . . . . . . .        (293,790)       8.06 -  38.50
    Canceled. . . . . . . . . . . . .        (23,550)      26.00 -  38.75
                                           ---------      ------   ------
Balance December 31, 1992 . . . . .          928,836       14.34 -  56.38
    Granted. . . . . . . . . . . . .         137,600       56.50 -  63.50
    Exercised. . . . . . . . . . . .        (147,705)      14.34 -  39.38
    Canceled. . . . . . . . . . . .           (4,500)      28.63 -  39.25
                                           ---------      ------   ------
Balance December 31, 1993. . . . . .         914,231      $14.50 - $63.50
                                           =========      ======   ======
Exercisable at December 31, 1993             440,394      $14.50 - $63.50
                                           =========      ======   ======

      Stock appreciation rights have been granted in tandem with certain options. Stock appreciation rights provide stock option holders the right to receive payment in cash and/or stock equal to the appreciation in value of the optioned stock from the date of grant, in lieu of exercise of stock options held. Shares exercised during 1993, 1992 and 1991 include 500, 2,400 and 69,060, respectively, which were surrendered under the Plan to exercise stock appreciation rights. During 1993, 1992 and 1991, $21, $114, and $406, respectively, were charged to operations for the compensation element of stock appreciation rights.

      Restricted stock rights provide for the holder to receive a stated number of share rights if the holder remains in the employ of the Corporation for a stated number of years. Matured rights are issued in stock and/or paid in cash at the option of the holder. During 1993, 1992 and 1991, $1,436, $1,383 and $2,494, respectively, were charged to operations for the compensation element of restricted stock rights.

      Changes in restricted stock rights for the three years ended December 31, 1993 are as follows:

                                           Share Rights
- -------------------------------------------------------
Balance December 31, 1990 . . . .             63,430
    Awarded . . . . . . . . . . .             23,250
    Matured . . . . . . . . . . .            (22,900)
    Canceled  . . . . . . . . . .               (893)
                                             -------
Balance December 31, 1991 . . . .             62,887
    Awarded . . . . . . . . . . .             18,450
    Matured . . . . . . . . . . .            (24,550)
    Canceled  . . . . . . . . . .             (2,245)
                                             -------
Balance December 31, 1992 . . . .             54,542
    Awarded . . . . . . . . . . .             16,100
    Matured . . . . . . . . . . .            (25,511)
    Canceled  . . . . . . . . . .               (713)
                                             -------
Balance December 31, 1993 . . . .             44,418
                                             =======

      There were 1,224,179 shares of common stock reserved for future options and rights at December 31, 1993. No performance stock rights have been awarded.

9.    STATUTORY INFORMATION

      The insurance subsidiaries are required to file annual statements with state regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (statutory basis). Statutory net income differs from net income reported in accordance with generally accepted accounting principles primarily because policy acquisition costs are expensed when incurred, life insurance reserves are based on different assumptions and income tax expense reflects only taxes paid or currently payable.

      Statutory net income and equity are as follows:


Statutory Net Income                            1993             1992             1991
- -----------------------------------------------------------------------------------------
Property and Casualty  . . . . . . . . . .   $283,605         $206,729         $172,683
Life and Health  . . . . . . . . . . . . .     19,141           30,629           45,155


                                                     December 31
Statutory Stockholder's Equity                 1993              1992
- -------------------------------------------------------------------------
Property and Casualty . . . . . . . . . .    $1,557,360       $1,421,374
Life and Health . . . . . . . . . . . . .       382,878          365,124

                              1993 ANNUAL REPORT


10.   DIVIDEND RESTRICTIONS

      The insurance subsidiaries are restricted by certain states as to the amount of dividends they may pay to their parent without regulatory consent. In addition, dividend payments by certain other subsidiaries are limited by agreements with lenders which have provided financing for those subsidiaries. The amount of subsidiary retained earnings available for the payment of dividends to SAFECO Corporation without prior regulatory or lender approval approximated $337,053 at December 31, 1993.

11.   EMPLOYEE BENEFIT PLANS

      The Corporation administers defined contribution, defined benefit and profit sharing bonus plans covering substantially all employees. The defined contribution plans include profit sharing retirement plans and a savings plan. Benefits are earned under the defined benefit plan for each year of service after 1988, based on the employee's compensation level plus a stipulated rate of return on the benefit balance. It is the Corporation's policy to fund the defined benefit plan on a current basis to the full extent deductible under federal income tax regulations. Included in the amounts below are $4,987, $5,181 and $4,727 of contributions to the defined benefit plan for 1993, 1992 and 1991, respectively. These contributions approximate the accrual expense for each year.

      The cost of all plans charged to income is as follows:

                                  1993             1992               1991
- ----------------------------------------------------------------------------
Property and Casualty . . . .   $42,623          $35,102             $24,835
Life and Health . . . . . . .     8,592            7,150               5,162
Real Estate . . . . . . . . .     1,807            2,154               2,585
All Others  . . . . . . . . .     2,166            1,541               1,048
                                -------          -------             -------
      Total . . . . . . . . .   $55,188          $45,947             $33,630
                                =======          =======             =======

      In addition, SAFECO provides certain healthcare and life insurance benefits ("other postretirement benefits") for retired employees.
Substantially all employees may become eligible for these benefits if they reach retirement age while working for the Corporation. The costs of these benefits is shared by SAFECO and the retiree.

      Effective January 1, 1993, SAFECO adopted FASB Statement 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Under Statement 106, the Corporation now accrues for other postretirement benefits during the years that employees provide services. Prior to adoption of Statement 106 other postretirement benefits were accounted for on the pay-as-you-go (cash) basis. The transition obligation (i.e., the accumulated postretirement benefit obligation) of $23,751 was recorded as a cumulative effect adjustment in the first quarter of 1993 which net of tax resulted in a reduction of net income of $15,676.

      Components of the net periodic other postretirement benefit cost for the year ended December 31, 1993 are as follows:

- -----------------------------------------------------------------------
Service cost - benefits earned during the period . . . . . . . . $  880
Interest cost on accumulated postretirement benefit obligation .  1,861
Actual return on plan assets . . . . . . . . . . . . . . . . . .     24
Net amortization and deferral  . . . . . . . . . . . . . . . . .    (24)
                                                                 ------
     Net periodic postretirement benefit cost . . . . . . . .  . $2,741
                                                                 ======

      Under the cash basis of accounting for these other postretirement benefits, the expense was $690 and $714, for 1992 and 1991, respectively.

      The following table summarizes the funded status of the plan:

                                                             December 31,       January 1,
                                                                1993              1993
- -----------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation (APBO):
      Retirees . . . . . . . . . . . . . . . . . . . .         $10,115           $10,138
      Fully eligible active plan participants. . . . .           4,646             5,129
      Other active plan participants . . . . . . . . .           9,972             8,484
                                                               -------          --------
        Total APBO . . . . . . . . . . . . . . . . . .          24,733            23,751
Less plan assets at fair value . . . . . . . . . . . .             420                -
                                                               -------           -------
Funded status. . . . . . . . . . . . . . . . . . . . .          24,313            23,751
Unrecognized gain  . . . . . . . . . . . . . . . . . .           1,056                -
                                                               -------           -------
Accrued postretirement benefit cost
   recorded in the balance sheet . . . . . . . . . . .         $25,369           $23,751
                                                               =======           =======

      Actuarial assumptions used to determine 1993 costs and benefit obligations at January 1, 1993 include a discount rate of 8% and a healthcare cost trend rate of 13% for 1994, declining by one percent per year to 7% and remaining at that level thereafter. The accumulated postretirement benefit obligation at December 31, 1993 was determined using a discount rate of 7-1/2% and a healthcare cost trend rate of 12% for 1995, declining by one percent per year to 7% and remaining at that level thereafter. A one percentage point increase in the assumed healthcare cost trend rate for each year would increase the accumulated other postretirement benefit obligation as of December 31, 1993 by $3,185 and the annual net periodic other postretirement benefit cost for the year then ended by $425.

                              SAFECO CORPORATION


12.   RENT CHARGED TO OPERATIONS

      The amount of rent charged to operations is as follows:

                                               1993        1992        1991
- ----------------------------------------------------------------------------
Property and Casualty. . . . . . . . .        $5,823      $5,916      $4,989
Real Estate  . . . . . . . . . . . . .         1,257       1,446       1,639
All Others . . . . . . . . . . . . . .         1,225       1,202       1,156
                                              ------      ------      ------
      Total  . . . . . . . . . . . . .        $8,305      $8,564      $7,784
                                              ======      ======      ======


13.   REAL ESTATE COMPANIES' LEASED PROPERTIES

      The real estate companies receive rental income, principally from shopping centers, under leases which expire at various dates through 2047. These leases are accounted for as operating leases. Minimum future rentals from leases in effect at December 31, 1993 are as follows:


Year Receivable                    Amount
- ------------------------------------------
1994 . . . . . . . . . . . . .    $ 35,478
1995 . . . . . . . . . . . . .      32,702
1996 . . . . . . . . . . . . .      29,926
1997 . . . . . . . . . . . . .      27,205
1998 . . . . . . . . . . . . .      24,406
1999 and thereafter  . . . . .     140,419
                                  --------
      Total  . . . . . . . . .    $290,136
                                  ========

      These amounts do not include contingent rentals that are based on a percentage of sales in excess of stipulated minimums or increases in the Consumer Price Index. Contingent rentals included in revenue were $4,976, $5,693 and $5,910 in 1993, 1992 and 1991, respectively.

      The real estate companies' investment in rental property and related accumulated depreciation is as follows:

                                                    December 31
                                               1993             1992
- ----------------------------------------------------------------------
Shopping centers . . . . . . . . .           $286,891         $229,973
Healthcare facilities  . . . . . .             18,110           25,923
Other  . . . . . . . . . . . . . .             41,958           51,287
                                             --------         --------
                                              346,959          307,183
Less accumulated depreciation  . .             87,083           86,403
                                             --------         --------
      Total  . . . . . . . . . . .           $259,876         $220,780
                                             ========         ========


14.   SUBSEQUENT EVENT

      On January 17, 1994 a severe earthquake struck Southern California.
Based on claims information available as of the date of this report, SAFECO expects its losses to exceed $50 million, the threshold at which the Corporation's reinsurance coverage begins. Under SAFECO's catastrophe reinsurance program, it is reimbursed for 90% of the losses between $50 million and $200 million. To date, approximately 6,100 claims have been reported. Because of the extensive damage to communications and transportation systems in the earthquake area, and the time it takes to complete accurate surveys and inventories on homes and businesses damaged in earthquakes, it will be some time before a reasonable estimate of SAFECO's losses can be made. The loss will be recorded in the first quarter of 1994.

15.   INCOME TAXES

      As of January 1, 1993, SAFECO adopted the liability method of accounting for income taxes pursuant to FASB Statement 109, "Accounting for Income Taxes." This accounting change was implemented through a cumulative effect adjustment which reduced the net deferred tax liability (and increased net income in the first quarter of 1993) by $18,553. Prior year financial statements and related disclosures which follow the guidelines provided in APB 11 were not restated.

      Differences between income tax computed by applying the U.S. Federal income tax rate of 35% in 1993 and 34% in 1992 and 1991 to income before income taxes and the consolidated provision for Federal and Canadian income taxes are as follows:

                                             1993         1992         1991
- -----------------------------------------------------------------------------
Computed "expected" tax expense . . . . .  $201,928     $137,107     $107,887
Tax-exempt municipal bond income  . . . .   (55,139)     (47,906)     (43,276)
Dividends received deduction  . . . . . .   (11,031)      (9,908)     (10,200)
Proration adjustment  . . . . . . . . . .     5,137        3,593        2,400
"Fresh start" adjustment for discounting
  of losses and adjustment expense -
  1986 Tax Reform Act . . . . . . . . . .         -            -       (3,080)
Federal tax rate change . . . . . . . . .     4,151            -            -
Other . . . . . . . . . . . . . . . . . .     5,990        9,077        4,005
                                           --------     --------      --------
  Consolidated provision for Federal
    and Canadian income taxes . . . . . .  $151,036     $ 91,963      $ 57,736
                                           ========     ========      ========

                              1993 ANNUAL REPORT

      The tax effects of temporary differences which give rise to the deferred tax assets and deferred tax liabilities at December 31, 1993 and January 1, 1993, the date of adoption of Statements 109 and 106, are as follows:

                                                            December 31,       January 1,
                                                                1993              1993
- -----------------------------------------------------------------------------------------
Deferred tax assets:
      Discounted loss and adjustment expense reserves . . .   $121,406          $116,334
      Unearned premium reserve. . . . . . . . . . . . . . .     52,993            46,688
      Adjustment to life policy liabilities . . . . . . . .      7,838                 -
      Capitalization of policy acquisition
         costs - 1990 Tax Act . . . . . . . . . . . . . . .     14,105             9,370
      Postretirement benefits . . . . . . . . . . . . . . .      8,879             8,075
      Realized capital gains. . . . . . . . . . . . . . . .      7,406            14,526
      Other . . . . . . . . . . . . . . . . . . . . . . . .     30,500            30,710
                                                              --------          --------
           Total deferred tax assets  . . . . . . . . . . .    243,127           225,703
                                                              --------          --------

Deferred tax liabilities:
      Deferred policy acquisition costs . . . . . . . . . .    128,556           117,675
      Bond discount accrual . . . . . . . . . . . . . . . .     16,673            20,699
      Accelerated depreciation. . . . . . . . . . . . . . .     42,314            36,754
      Adjustment to life policy liabilities . . . . . . . .          -            23,653
      Real estate development expenses capitalized  . . . .     13,173            12,539
      Unrealized appreciation of marketable
         equity securities  . . . . . . . . . . . . . . . .    138,990           131,976
      Other . . . . . . . . . . . . . . . . . . . . . . . .     21,348            19,587
                                                              --------          --------
           Total deferred tax liabilities . . . . . . . . .    361,054           362,883
                                                              --------          --------
           Net deferred tax liability . . . . . . . . . . .   $117,927          $137,180
                                                              ========          ========

      The deferred tax benefit of $21,903 for 1993 represents the decrease in the net deferred tax liability of $19,253 excluding an increase of $2,980 related to unrealized appreciation of marketable equity securities and a decrease of $330 related to the unrealized gain from foreign currency translation which are reported in stockholders' equity.

      Under APB 11 deferred tax expense (benefit) resulted from timing differences in the recognition of revenue and expense for tax and financial statement purposes. For 1992 and 1991, the sources of these differences and the tax effect of each were as follows:

                                                                1992              1991
- -----------------------------------------------------------------------------------------
Discounted loss and adjustment expense reserves . . . . .     $ (9,045)         $ (8,886)
Bond discount accrual . . . . . . . . . . . . . . . . . .        4,536             2,794
Deferred policy acquisition costs . . . . . . . . . . . .       12,130             6,629
Unearned premium reserve. . . . . . . . . . . . . . . . .      (10,590)           (5,630)
Salvage and subrogation reserves. . . . . . . . . . . . .        1,318              (567)
Adjustment to life policy liabilities . . . . . . . . . .      (27,393)           (4,720)
Capitalization of policy acquisition
   costs - 1990 Tax Act  . . . . . . . . . . . . . . .  .       (4,162)           (4,202)
Accelerated depreciation. . . . . . . . . . . . . . . . .        1,813               674
Real estate development expense capitalized . . . . . . .       (2,515)              764
Realized capital gains. . . . . . . . . . . . . . . . . .       (6,468)          (12,991)
Other . . . . . . . . . . . . . . . . . . . . . . . . . .        6,524             3,450
                                                              --------          --------
      Deferred tax benefit  . . . . . . . . . . . . . .       $(33,852)         $(22,685)
                                                              ========          ========

                                                     SAFECO CORPORATION


16.   SEGMENT DATA

                                                                            Under-                                    Capital
                                              Investment    Realized        writing                    Identifiable    Expen-
                                  Revenues      Income     Gain (Loss)   Profit (Loss)   Net Income*      Assets      ditures
- -----------------------------------------------------------------------------------------------------------------------------
                                                                (In Thousands)
1993
Property and Casualty:
   Personal. . . . . . . . . .   $1,400,705                                $   6,252                   $   294,597
   Commercial and Surety . . .      529,009                                    3,596                       213,898
                                 ----------                                ---------
        Total. . . . . . . . .    1,929,714    $277,643     $114,561       $   9,848      $283,429**     5,014,606    $26,320
                                 ----------    --------     --------       =========                   -----------
Life and Health:
   Financial Services. . . . .       44,156     390,550       61,486                                     5,052,710
   Employee Benefits . . . . .      261,807     277,608       (7,942)                                    3,555,151
                                 ----------    --------     --------                                   -----------
        Total  . . . . . . . .      305,963     668,158       53,544                       118,702       8,607,861        486
                                 ----------    --------     --------                                   -----------
Real Estate. . . . . . . . . .       78,252                    8,126                        14,574         517,411     47,363
Other and Eliminations . . . .       63,311       5,994       11,418                        12,073         667,413         69
                                 ----------    --------     --------                      --------     -----------    -------
        Consolidated Totals. .   $2,377,240    $951,795     $187,649                      $428,778     $14,807,291    $74,238
                                 ==========    ========     ========                      ========     ===========    =======

1992
Property and Casualty:
   Personal  . . . . . . . . .   $1,258,893                                 $ (37,712)                 $   265,987
   Commercial and Surety . . .      495,567                                   (34,310)                     172,509
                                 ----------                                 ---------
        Total  . . . . . . . .    1,754,460    $280,820     $ 54,622        $ (72,022)    $223,659       4,745,518    $22,273
                                 ----------    --------     --------        =========                  -----------
Life and Health:
   Financial Services. . . . .       40,511     344,970       11,281                                     4,257,512
   Employee Benefits . . . . .      288,005     278,614       (7,904)                                    3,356,978
                                 ----------    --------     --------                                   -----------
        Total  . . . . . . . .      328,516     623,584        3,377                        77,802       7,614,490        214
                                 ----------    --------     --------                                   -----------
Real Estate. . . . . . . . . .     187,172                        (6)                        5,354         463,872     23,771
Other and Eliminations . . . .      60,953       (1,356)       2,596                         4,479         567,229        553
                                 ----------    --------     --------                      --------     -----------    -------
        Consolidated Totals. .   $2,331,101    $903,048     $ 60,589                      $311,294     $13,391,109    $46,811
                                 ==========    ========     ========                      ========     ===========    =======

1991
Property and Casualty:
   Personal. . . . . . . . . .   $1,161,879                                 $ (80,052)                 $   232,270
   Commercial and Surety . . .      474,781                                   (61,069)                     160,995
                                 ----------                                 ---------
        Total. . . . . . . . .    1,636,660    $286,073     $ 56,981        $(141,121)    $183,202       4,433,058    $20,664
                                 ----------    --------     --------        =========                  -----------
Life and Health:
   Financial Services. . . . .       36,135     303,560        5,839                                     3,643,790
   Employee Benefits . . . . .      296,576     253,885      (33,087)                                    3,038,523
                                 ----------    --------     --------                                   -----------
        Total. . . . . . . . .      332,711     557,445      (27,248)                       61,713       6,682,313        752
                                 ----------    --------      -------                                   -----------
Real Estate. . . . . . . . . .      274,387                     (460)                        5,297         583,156     24,755
Other and Eliminations . . . .       57,728       3,249        5,412                         9,366         415,417        226
                                 ----------    --------     --------                      --------     -----------    -------
       Consolidated Totals . .   $2,301,486    $846,767     $ 34,685                      $259,578     $12,113,944    $46,397
                                 ==========    ========     ========                      ========     ===========    =======


   Property and casualty companies' investments are available for payments of claims and benefits for all product lines within the segments; therefore, such investments and the related investment income and realized gains have not been identified with specific segments. In the life and health companies, a major portion of investment income, realized gains and assets is specially identifiable within an industry segment. The remainder of these amounts has been allocated in proportion to the mean policy reserves and liabilities identified with each segment.

 *1993 Net Income amounts include cumulative effect of accounting changes (FASB
  Statements 106 and 109).
**1993 Property and Casualty Net Income includes a charge of $40,000 ($26,000 after tax) for the Proposition 103 settlement.

                              1993 ANNUAL REPORT

17.     INTERIM FINANCIAL INFORMATION (UNAUDITED)

                                   First      Second      Third      Fourth
                                  Quarter     Quarter     Quarter    Quarter       Annual
- --------------------------------------------------------------------------------------------
                                                  (In Thousands)
Revenues:
   1993 . . . . . . . . . . . . . $837,296   $874,989    $897,015     $907,384   $3,516,684
   1992 . . . . . . . . . . . . .  833,917    827,551     808,119      825,151    3,294,738
   1991 . . . . . . . . . . . . .  796,671    771,683     784,542      830,042    3,182,938

Income Before Realized Gain:*
   1993 . . . . . . . . . . . . . $ 55,304   $ 93,168    $ 61,593     $ 96,921   $  306,986
   1992 . . . . . . . . . . . . .   78,689     30,386      71,239       91,235      271,549
   1991 . . . . . . . . . . . . .   54,166     50,932      64,857       66,962      236,917

Realized Gain:*
   1993 . . . . . . . . . . . . . $ 17,200   $ 36,183    $ 32,197     $ 33,335   $  118,915
   1992 . . . . . . . . . . . . .    6,340     11,760       8,910       12,735       39,745
   1991 . . . . . . . . . . . . .    1,142        264       3,453       17,802       22,661

Net Income:**
   1993 . . . . . . . . . . . . . $ 75,381   $129,351    $ 93,790     $130,256   $  428,778
   1992 . . . . . . . . . . . . .   85,029     42,146      80,149      103,970      311,294
   1991 . . . . . . . . . . . . .   55,308     51,196      68,310       84,764      259,578


                                                   (Per Share)


Income Before Realized Gain:*
   1993 . . . . . . . . . . . . . $    .88   $   1.48    $    .98     $   1.54   $     4.88
   1992 . . . . . . . . . . . . .     1.25        .48        1.14         1.46         4.33
   1991 . . . . . . . . . . . . .      .86        .82        1.03         1.07         3.78

Realized Gain:*
   1993 . . . . . . . . . . . . . $    .27   $    .58    $    .51     $    .53   $     1.89
   1992 . . . . . . . . . . . . .      .10        .19         .14          .20          .63
   1991 . . . . . . . . . . . . .      .02          -         .06          .28          .36

Net Income:**
   1993 . . . . . . . . . . . . . $   1.20   $   2.06    $   1.49     $   2.07   $     6.82
   1992 . . . . . . . . . . . . .     1.35        .67        1.28         1.66         4.96
   1991 . . . . . . . . . . . . .      .88        .82        1.09         1.35         4.14

Dividends Paid:
   1993 . . . . . . . . . . . . . $    .41   $    .41    $    .45     $    .45   $     1.72
   1992 . . . . . . . . . . . . .      .37        .37         .41          .41         1.56
   1991 . . . . . . . . . . . . .      .34        .34         .37          .37         1.42

Market Price Range:***
   1993 - High. . . . . . . . . . $ 66-1/2   $ 66-1/8    $ 65-1/4     $ 65-3/8   $   66-1/2
        - Low . . . . . . . . . .   56-7/8     54-7/8      58-1/4       54           54
   1992 - High. . . . . . . . . .   49-7/8     51-3/4      54-1/4       59-1/8       59-1/8
        - Low . . . . . . . . . .   45         42-3/8      48-1/2       52-1/8       42-3/8

  *Amounts are net of income tax.

 **Includes cumulative effect of adoption of FASB Statements 106 and 109.
   Both of these new accounting standards were adopted in the first quarter of 1993. The combined effect on net income was an increase of $2,877 or $0.05 per share.

***SAFECO Corporation common stock is traded on the NASDAQ.

                               SAFECO CORPORATION

SUMMARY OF GROWTH

(In Thousands Except Per Share Amounts)                                           1993            1992          1991
- -----------------------------------------------------------------------------------------------------------------------
SUMMARY OF CONTINUING OPERATIONS
Income (Loss), Net of Income Taxes, Before Realized Gain:
 Property and Casualty  . . . . . . . . . . . . . . . . . . . . . . . . .      $  217,187      $  187,144    $  145,421
 Life and Health  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          76,903          75,600        79,705
 Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           6,136           6,040         5,850
 Credit   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           6,439           6,140         6,396
 Asset Management   . . . . . . . . . . . . . . . . . . . . . . . . . . .           4,255           4,261         3,397
 Corporate    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (3,934)         (7,636)       (3,852)
                                                                               ----------      ----------    ----------
   Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         306,986         271,549       236,917
Realized Gain, Net of Income Taxes  . . . . . . . . . . . . . . . . . . .         118,915          39,745        22,661
Cumulative Effect of Accounting Changes . . . . . . . . . . . . . . . . .           2,877               -             -
                                                                               ----------      ----------    ----------
Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $  428,778      $  311,294    $  259,578
                                                                               ==========      ==========    ==========


STATISTICS PER SHARE OF COMMON STOCK*

Primary Net Income from Continuing Operations:
 Income Before Realized Gain  . . . . . . . . . . . . . . . . . . . . .        $     4.88      $     4.33    $     3.78
 Realized Gain  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            1.89             .63           .36
 Cumulative Effect of Accounting Changes  . . . . . . . . . . . . . . . .             .05               -             -
 Net Income   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            6.82            4.96          4.14
 Average Number of Shares   . . . . . . . . . . . . . . . . . . . . . . .          62,879          62,792        62,739
Fully Diluted Net Income from Continuing Operations:
 Income Before Realized Gain  . . . . . . . . . . . . . . . . . . . . . .            4.85            4.29          3.75
 Realized Gain  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            1.88             .63           .35
 Cumulative Effect of Accounting Changes  . . . . . . . . . . . . . . . .             .05               -             -
 Net Income   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            6.78            4.92          4.10
 Average Number of Shares   . . . . . . . . . . . . . . . . . . . . . . .          63,233          63,239        63,255
Dividends Paid  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            1.72            1.56          1.42
Market Price:
 High   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          66 1/2          59 1/8        48 3/4
 Low  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              54          42 3/8        31 1/4
 Close  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              55          57 1/4        48 3/4
Stockholders' Equity:
 Book Value   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           44.09           38.97         35.40
 With Securities at Market Value, Net of Tax  . . . . . . . . . . . . . .           56.94           47.84         43.83


REVENUES FROM CONTINUING OPERATIONS
 (EXCLUDING REALIZED GAINS)

Insurance:
 Property and Casualty  . . . . . . . . . . . . . . . . . . . . . . . . .      $2,134,512      $1,937,090    $1,830,199
 Life and Health  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         305,963         328,516       332,711
Net Investment Income (Excluding realized gain or loss):
 Property and Casualty  . . . . . . . . . . . . . . . . . . . . . . . . .         277,643         280,820       286,073
 Life and Health  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         668,158         623,584       557,445
 Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           5,994          (1,356)        3,249
Real Estate (Excluding realized gain or loss) . . . . . . . . . . . . . .          78,252         187,172       274,387
Finance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          54,046          51,327        54,371
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          13,250          13,057        10,794
                                                                               ----------      ----------    ----------
   Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $3,537,818      $3,420,210    $3,349,229
                                                                               ==========      ==========    ==========

*Per share amounts are adjusted for stock dividends and stock splits.

                               1993 ANNUAL REPORT



   1990            1989             1988            1987           1986           1985          1984          1983
- ------------------------------------------------------------------------------------------------------------------------


$  183,666      $  188,928       $  191,443      $  175,093     $   99,098     $   52,342    $   47,742    $   79,513
    77,626          70,911           44,714          33,944         48,511         48,141        52,460        21,319
     6,139             669           (8,142)         (7,420)         2,756          1,554         3,483         5,038
     4,476           4,009            3,509           2,420          3,305          3,956         3,664         3,852
     3,016           2,545            2,021           1,493            615            125          (306)         (448)
    (3,177)         (3,346)           1,304           4,772          3,633         10,581        13,966        13,753
- ----------      ----------       ----------      ----------     ----------     ----------    ----------    ----------
   271,746         263,716          234,849         210,302        157,918        116,699       121,009       123,027
     6,663          36,501           33,786          42,708         66,037         46,220         6,844         5,906
         -               -                -               -              -              -             -             -
- ----------      ----------       ----------      ----------     ----------     ----------    ----------    ----------
$  278,409      $  300,217       $  268,635      $  253,010     $  223,955     $  162,919    $  127,853    $  128,933
==========      ==========       ==========      ==========     ==========     ==========    ==========    ==========





$     4.31      $     4.17       $     3.59      $     3.12     $     2.34     $     1.62    $     1.63    $     1.64
       .10             .58              .51             .63            .98            .65           .09           .08
         -               -                -               -              -              -             -             -
      4.41            4.75             4.10            3.75           3.32           2.27          1.72          1.72
    63,119          63,192           65,450          67,465         67,402         71,928        74,462        74,883

      4.29            4.14             3.58            3.09           2.32           1.61          1.62          1.63
       .10             .57              .51             .63            .97            .64           .09           .08
         -              -                 -               -              -              -             -             -
      4.39            4.71             4.09            3.72           3.29           2.25          1.71          1.71
    63,466          63,722           65,756          67,984         68,056         72,604        74,944        75,260
      1.28            1.14             1.02         .90 1/2        .82 1/2        .77 1/2           .70           .60

    42 1/8          39 1/4           29 1/2              38         31 7/8         23 1/4        17 1/2            15
    25 3/8          23 1/4               23          24 5/8         22 3/4         15 1/2        13 3/8        11 3/8
    32 7/8          35 5/8           23 5/8          27 3/4         26 1/2         23 1/4        16 1/2        13 3/4

     31.50           29.27            24.87           21.39          19.68          16.44         14.40         13.88
     33.14           33.15            27.08           22.87          25.22          19.50         14.66         13.55






$1,792,836      $1,696,940       $1,627,861      $1,545,922     $1,479,533     $1,246,206    $1,031,156    $  925,979
   311,961         274,275          264,974         240,423        232,667        243,374       228,443       197,406

   283,248         263,415          220,496         179,837        151,959        127,668       112,397       105,449
   476,177         391,876          296,233         233,837        189,363        144,586       103,108        75,992
     5,348          14,670           20,245          22,573         20,833         18,373        15,977        15,856
   254,718         246,216          223,190         195,900        216,082        208,527       176,188       156,585
    45,193          38,665           34,290          30,767         30,414         30,039        31,352        27,902
     9,009           8,322            7,166           6,708          4,087          2,489         1,745        14,617
- ----------      ----------       ----------      ----------     ----------     ----------    ----------    ----------
$3,178,490      $2,934,379       $2,694,455      $2,455,967     $2,324,938     $2,021,262    $1,700,366    $1,519,786
==========      ==========       ==========      ==========     ==========     ==========    ==========    ==========

                                                  SAFECO CORPORATION

(In Thousands Except Ratios)                                              1993             1992               1991
- ----------------------------------------------------------------------------------------------------------------------
PREMIUMS BY MAJOR CLASSES OF
   PROPERTY AND CASUALTY INSURANCE
Personal Auto . . . . . . . . . . . . . . . . . . . . . . . . .         $  977,105       $  907,016         $  805,826
Homeowners  . . . . . . . . . . . . . . . . . . . . . . . . . .            362,419          310,841            271,531
Other Personal  . . . . . . . . . . . . . . . . . . . . . . . .            126,353          109,063             92,628
                                                                         ---------        ---------          ---------
      Total Personal  . . . . . . . . . . . . . . . . . . . . .          1,465,877        1,326,920          1,169,985
Commercial  . . . . . . . . . . . . . . . . . . . . . . . . . .            544,162          491,942            450,744
Surety  . . . . . . . . . . . . . . . . . . . . . . . . . . . .             84,245           79,714             79,077
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             40,228           38,478             47,507
Total Canada  . . . . . . . . . . . . . . . . . . . . . . . . .                  -               36             82,886
                                                                         ---------       ----------         ----------
Gross Premiums Written  . . . . . . . . . . . . . . . . . . . .          2,134,512        1,937,090          1,830,199
Ceded Reinsurance Premiums  . . . . . . . . . . . . . . . . . .            134,347          116,645            200,489
                                                                        ----------       ----------         ----------
Net Premiums Written  . . . . . . . . . . . . . . . . . . . . .         $2,000,165       $1,820,445         $1,629,710
                                                                        ==========       ==========         ==========
OPERATING RATIOS OF PROPERTY AND CASUALTY INSURANCE
Ratios to Earned Premiums (GAAP Basis):
   Losses . . . . . . . . . . . . . . . . . . . . . . . . . . .             60.21%           63.93%              67.81%
   Adjustment Expense . . . . . . . . . . . . . . . . . . . . .              9.78            10.55               10.72
   Underwriting Expenses  . . . . . . . . . . . . . . . . . . .             28.43            28.72               29.33
   Dividends to Policyholders . . . . . . . . . . . . . . . . .              1.07              .91                 .76
                                                                        ---------        ---------          ----------
   Combined Losses and Expenses . . . . . . . . . . . . . . . .             99.49%          104.11%            108.62%
                                                                        =========        =========          ==========
Premiums Written to Policyholders' Surplus  . . . . . . . . . .             1.3:1            1.3:1              1.4:1

PRE-TAX INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE REALIZED GAIN
Property and Casualty:
   Underwriting . . . . . . . . . . . . . . . . . . . . . . . .           $  9,848         $(72,022)         $(141,121)
   Investment . . . . . . . . . . . . . . . . . . . . . . . . .            277,643          280,820            286,073
   Proposition 103 Settlement . . . . . . . . . . . . . . . . .            (40,000)               -                  -
Life and Health . . . . . . . . . . . . . . . . . . . . . . . .            125,306          123,604            124,109
Real Estate . . . . . . . . . . . . . . . . . . . . . . . . . .             10,079            8,389              8,525
Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . .             10,190            9,036              9,489
Asset Management  . . . . . . . . . . . . . . . . . . . . . . .              6,539            6,503              5,179
Corporate . . . . . . . . . . . . . . . . . . . . . . . . . . .            (10,317)         (13,662)            (9,625)
                                                                          --------         --------           --------
      Total . . . . . . . . . . . . . . . . . . . . . . . . . .           $389,288         $342,668           $282,629
                                                                          ========         ========           ========
STOCKHOLDERS' EQUITY
Book Value  . . . . . . . . . . . . . . . . . . . . . . . . . .         $2,774,391       $2,448,147         $2,221,134
With Securities at Market, Net of Tax . . . . . . . . . . . . .          3,583,482        3,005,382          2,750,453

LONG-TERM DEBT FROM CONTINUING OPERATIONS . . . . . . . . . . .            600,209          504,638            523,557

TOTAL ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . .         14,807,291       13,391,109         12,113,944




                                                         1993 ANNUAL REPORT


   1990                1989              1988             1987             1986          1985           1984            1983
- -------------------------------------------------------------------------------------------------------------------------------


$  717,584         $  644,765        $  595,969       $  549,267       $  519,473    $  452,476     $  399,322       $  370,296
   239,550            222,539           219,042          214,102          207,097       199,739        193,800          191,270
    82,642             74,060            71,115           68,086           64,646        59,996         47,995           46,094
- ----------         ----------        ----------       ----------       ----------    ----------     ----------       ----------
 1,039,776            941,364           886,126          831,455          791,216       712,211        641,117          607,660
   464,328            480,633           483,918          463,823          448,872       328,942        202,761          156,438
    75,927             77,195            69,817           62,472           60,594        49,435         40,590           34,159
    39,128             38,885            35,163           31,949           26,968        20,131         16,570           16,051
   173,677            158,863           152,837          156,223          151,883       135,487        130,118          111,671
- ----------         ----------        ----------       ----------       ----------    ----------     ----------       ----------
 1,792,836          1,696,940         1,627,861        1,545,922        1,479,533     1,246,206      1,031,156          925,979
   104,804            101,428           109,921          108,177          108,751        72,628         50,096           38,403
- ----------         ----------        ----------       ----------       ----------    ----------     ----------       ----------
$1,688,032         $1,595,512        $1,517,940       $1,437,745       $1,370,782    $1,173,578     $  981,060       $  887,576
==========         ==========        ==========       ==========       ==========    ==========     ==========       ==========


     65.50%             63.13%            58.05%           56.58%           61.88%        66.43%         65.98%           59.02%
     11.67               9.99             11.94            13.84            13.25         12.12          10.54             9.94
     29.24              29.31             29.38            30.25            30.25         31.44          33.28            33.67
       .75                .88               .97              .72              .65           .56            .42              .45
- ----------         ----------        ----------       ----------       ----------    ----------     ----------       ----------
    107.16%            103.31%           100.34%          101.39%          106.03%       110.55%        110.22%          103.08%
==========         ==========        ==========       ==========       ==========    ==========     ==========       ==========
     1.6:1              1.5:1             1.8:1            2.1:1            2.2:1         2.4:1          2.4:1            1.8:1




$ (119,173)        $  (52,243)       $   (5,084)      $  (19,698)      $  (77,568)   $ (115,975)    $  (96,363)      $  (26,875)
   283,248            263,415           220,496          179,837          151,959       127,668        112,397          105,449
         -                  -                 -                -                -             -              -                -
   118,486            106,906            67,967           56,316           76,704        76,109         58,560           29,777
     9,123                884           (12,494)         (10,805)           6,020         2,110          7,707            8,670
     6,815              6,031             5,050            3,341            4,637         4,501          4,077            4,872
     4,586              3,881             3,081            2,518            1,178           244           (566)            (810)
    (8,799)            (8,793)           (2,371)            (304)          (2,672)        9,053         15,009           14,896
- ----------         ----------        ----------       ----------       ----------    ----------     ----------       ----------
$  294,286         $  320,081        $  276,645       $  211,205       $  160,258    $  103,710     $  100,821       $  135,979
==========         ==========        ==========       ==========       ==========    ==========     ==========       ==========

$1,975,699         $1,850,728        $1,570,383       $1,435,418       $1,328,215    $1,105,684     $1,068,607       $1,036,327
 2,078,670          2,096,028         1,709,729        1,535,092        1,701,853     1,311,762      1,088,084        1,012,035

   451,328            512,859           540,996          539,825          538,081       489,402        347,351          264,273

10,683,462          9,415,865         7,869,181        6,738,785        5,876,072     4,766,332      3,861,804        3,396,684