Form 10-K405, Exhibit 13
period 1994-12-31
SAFECO CORP
filed 1995-03-16
CIK 86104

                               1994 ANNUAL REPORT


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         SAFECO Corporation (the Corporation, or SAFECO) is a Washington corporation which owns operating subsidiaries in various segments of insurance and other financially related businesses. The insurance subsidiaries are engaged in both property and casualty insurance and life and health insurance. SAFECO Properties and its subsidiaries invest in, develop and manage real estate properties, primarily regional shopping centers. SAFECO Credit Company provides loans and equipment financing and leasing to commercial businesses including affiliated companies. SAFECO also provides asset management to the SAFECO family of mutual funds, SAFECO Trust Company and other outside managed accounts.

CAPITAL RESOURCES AND LIQUIDITY

         Insurance premiums, dividends, interest, rental income and asset management fees are SAFECO's primary sources of cash. Most insurance premiums are received before or at the time premium revenues are recognized, while related claims are incurred and paid in subsequent months or years. Any resulting cash flow is used primarily to pay shareholder dividends and to expand the investment portfolio.

         Total cash provided by operating activities for the years ended December 31, 1994, 1993 and 1992 was $753.0 million, $633.6 million and $664.6 million, respectively (see Statement of Consolidated Cash Flows on page 40). The lower amount of operating cash flow in 1993 compared to 1994 and 1992 was primarily due to payments relating to the Proposition 103 settlement (see Note 6 on page 55) and to higher income taxes paid in 1993. Property and casualty insurance premiums received are higher in 1994 and 1993, resulting from a combination of rate increases and a higher number of policies in force. Other operating receipts and other operating costs paid decreased in 1993, due to the sale of the hospital operations in May of 1992. These cash flows increased in 1994 compared with 1993 due mainly to a higher level of sales of properties held for sale. Dividends and interest received increased in both 1994 and 1993 due mainly to the increasing invested asset base of the life and health insurance companies. Higher interest rates in 1994 also increased interest received for that year.

         The 1994 new classification of items in the investing activities section of the Statement of Consolidated Cash Flows was due to the adoption of Financial Accounting Standards Board (FASB) Statement 115 (see Note 1 on page
49). Adoption had no effect on SAFECO's cash flow or net income. The high level of proceeds from the maturity of fixed maturities in all three years was due to the large amount of calls of fixed maturities and prepayments of mortgage-backed securities resulting from lower interest rates in 1992, 1993 and the first part of 1994. Calls and prepayments slowed in 1994 as interest rates rose throughout the year and this trend of lower calls and prepayments is expected to continue into 1995. The rise in interest rates has also reduced the market value of fixed maturity securities in 1994 and this has affected SAFECO's reported book value (stockholders' equity) because the difference between market value and amortized cost on fixed maturities classified as available-for-sale is included in stockholders' equity, net of tax. SAFECO's investment income has been positively impacted by the rise in interest rates and this trend is expected to continue into 1995.

         The real estate and credit subsidiaries have ongoing needs for outside capital. The real estate subsidiaries borrow from life insurance companies, banks and savings and loan associations and other lenders. At December 31, 1994, the real estate subsidiaries had notes and mortgages payable to non-affiliates of $217.2 million, of which $6.1 million was due within one year. It is anticipated that these obligations will be met through a combination of rollovers and replacement borrowings. The real estate subsidiaries refinanced approximately $53 million of debt in 1993, taking advantage of lower interest rates on longer-term borrowings.

         SAFECO Credit Company's borrowings are short to medium-term and are obtained primarily from the issuance of commercial paper and medium-term notes. SAFECO Credit had unaffiliated borrowings at December 31, 1994 of $510.6 million, of which $432.3 million was due within one year. Almost all of this current portion is comprised of short-term commercial paper borrowings. It is anticipated that the majority of these commercial paper borrowings will be rolled over in 1995. SAFECO Credit has entered into interest rate swap agreements to reduce the impact of changes in interest rates on its floating rate debt. At December 31, 1994, interest rate swap agreements were outstanding with notional amounts of $70.9 million, replacing the floating rates of 6.06% to 6.73% with fixed rates ranging from 4.51% to 9.00%. Maturities of the agreements range from July 1995 to February 2001.

         In July 1994 the Securities and Exchange Commission (SEC) declared effective a shelf registration providing for the issuance of up to $200 million of debt securities by SAFECO Corporation. No securities have yet been issued under this registration. These securities may be offered and sold from time to time, with various maturities and other terms to be determined at the time of issuance. Any proceeds will be

                               SAFECO CORPORATION


used for general corporate purposes which will likely include replacing much of SAFECO Corporation's $200 million of 10.75% notes which come due in September of 1995. Although it is currently anticipated that the 10.75% notes will be funded primarily by debt issued under the 1994 shelf registration, proceeds from the sales of securities owned by SAFECO Corporation or dividends from SAFECO's subsidiaries may provide a portion of the funds needed to retire this debt.

         A shelf registration providing for the issuance of up to $200 million of debt securities by SAFECO Corporation and/or SAFECO Credit was declared effective by the SEC in 1990. SAFECO Credit issued $149.9 million of medium-term notes under this registration, of which $94.2 million is still outstanding as of December 31, 1994. These debt securities issued by SAFECO Credit are guaranteed by SAFECO Corporation. In addition to providing funds to expand SAFECO Credit's loan and lease portfolio, the issuance of the medium-term notes has reduced SAFECO Credit's reliance on short-term financing. As of December 31, 1994, SAFECO Corporation had issued $50.0 million of medium-term notes under this registration, all maturing in 2002 and 2003. No additional notes will be issued under this shelf registration.

         SAFECO Corporation's debt is rated AA by Standard & Poor's and Aa3 by Moody's Investor Services. SAFECO's property and casualty companies' financial strength ratings are A++ by A.M. Best, AAA by Standard & Poor's and Aa1 by Moody's, and SAFECO Life Insurance Company is rated A+ by A.M. Best, AA by Standard & Poor's and Aa2 by Moody's. The financial strength ratings are important to SAFECO and the industry in marketing insurance products.

         Many life insurance companies' pension and annuity products have been impacted by general economic conditions, volatile investment returns, rating downgrades, increased competition and decisions by plan sponsors to diversify assets and fund management. SAFECO has experienced an increase in the level of withdrawal of funds from its pension and annuity business (see Statement of Consolidated Cash Flows on page 40 -- Return of Funds Held Under Deposit Contracts), due to scheduled payouts on distribution-type products and the interest rate environment. However, SAFECO's overall withdrawal experience remains relatively modest, and recent interest rate increases have increased SAFECO's sales of fixed income pension and annuity products. Of the total of $8.0 billion in deposit contracts at December 31, 1994, approximately 45% are structured settlement immediate annuity products. These annuities have average expected maturities of over 25 years and cannot be surrendered by policyholders. Other annuity products, comprising approximately 13% of total deposit contracts, generally have expected maturities of between 5 to 12 years and associated surrender charges graded from 5% in year one to zero in year six. SAFECO's guaranteed investment contracts (GICs) within its pension area comprise approximately 2% of total deposit contracts. These contracts have average maturities of four years and cannot be surrendered except in extremely unusual circumstances. Other pension products comprising approximately 37% of total deposit contracts, have expected maturities of 5 to 15 years. Surrender charges on these products are typically 9% in year one graded to zero in year 9, and SAFECO retains the option to defer payouts over five years on approximately one-half of these contracts.

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

         The National Association of Insurance Commissioners (NAIC) has adopted new risk-based capital (RBC) formulas for both life insurers and property and casualty insurers. For life insurers, the RBC guidelines became effective December 31, 1993; the RBC guidelines for property and casualty companies became effective December 31, 1994. The formulas are used as an early warning tool by the NAIC and state regulators to identify companies that are under capitalized and which merit further regulatory attention or the initiation of regulatory action. The RBC formula for life insurers establishes capital requirements relating to amounts of insurance risk, business risk, asset credit risk and interest rate risk. The RBC formula for property and casualty insurers establishes capital requirements relating to amounts of underwriting risk, asset risk, credit risk and off-balance sheet risk. SAFECO's life and property and casualty companies have more than sufficient capital to meet the RBC requirements.

         Similarly, the NAIC's proposed new Model Investment Law, if adopted by certain states in which SAFECO operates, should not significantly impact SAFECO as its assets are, and historically have been, conservatively invested.

                               1994 ANNUAL REPORT


SUMMARY OF FINANCIAL INFORMATION

         The following summarized financial information sets forth the contributions of each business segment to the consolidated net income of SAFECO Corporation. The information should be read in conjunction with the related statements of income on pages 43 through 47 of this report.

                                                                                 Year Ended December 31
(In Thousands Except Per Share Amounts)                                     1994          1993        1992
- - ------------------------------------------------------------------------------------------------------------
Income (Loss), Net of Income Taxes, Before Realized Gain:
    Property and Casualty   . . . . . . . . . . . . . . . . . . . . .     $192,734      $217,187*   $187,144
    Life and Health   . . . . . . . . . . . . . . . . . . . . . . . .       84,941        76,903      75,600
    Real Estate   . . . . . . . . . . . . . . . . . . . . . . . . . .        6,568         6,136       6,040
    Credit.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .        7,365         6,439       6,140
    Asset Management    . . . . . . . . . . . . . . . . . . . . . . .        4,116         4,255       4,261
    Corporate   . . . . . . . . . . . . . . . . . . . . . . . . . . .       (7,272)       (3,934)     (7,636)
                                                                          ----------------------------------
         Total  . . . . . . . . . . . . . . . . . . . . . . . . . . .      288,452       306,986     271,549
                                                                          ----------------------------------
Realized Gain (Loss), Net of Income Taxes, from:
    Security Investments    . . . . . . . . . . . . . . . . . . . . .       26,035       113,506      40,431
    Real Estate Investments   . . . . . . . . . . . . . . . . . . . .         (113)        5,409        (686)
                                                                          ----------------------------------
         Total  . . . . . . . . . . . . . . . . . . . . . . . . . . .       25,922       118,915      39,745
                                                                          ----------------------------------
Income Before Cumulative Effect of Accounting Changes   . . . . . . .      314,374       425,901     311,294
Cumulative Effect of Accounting Changes   . . . . . . . . . . . . . .           --          2,877         --
                                                                          ----------------------------------
Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $314,374      $428,778    $311,924
                                                                          ==================================
Net Income Per Share of Common Stock:
    Income Before Realized Gain   . . . . . . . . . . . . . . . . . .     $   4.58      $   4.88    $   4.33
    Realized Gain   . . . . . . . . . . . . . . . . . . . . . . . . .          .41          1.89         .63
    Cumulative Effect of Accounting Changes   . . . . . . . . . . . .           --            .05         --
                                                                          ----------------------------------
    Net Income    . . . . . . . . . . . . . . . . . . . . . . . . . .     $   4.99      $   6.82    $   4.96
                                                                          ==================================


* Includes a charge of $40 million ($26 million after tax, or $0.41 per share) for the Proposition 103 settlement.

PROPERTY AND CASUALTY -- OPERATIONS

         Through independent agents, SAFECO's property and casualty subsidiaries write personal, commercial and surety lines of insurance including automobile, homeowners, fire and allied lines, commercial multi-peril, miscellaneous casualty, surety, fidelity and workers' compensation. Products are sold in nearly all states and the District of Columbia. SAFECO sold its Canadian property and casualty operations in June of 1991 (see discussion on page 29). Approximately 25% of SAFECO's property and casualty premiums are written in California and approximately 47% of premiums are written in the three west coast states of California, Washington and Oregon.

         Voluntary personal, commercial and surety lines (which excludes assigned risk, FAIR plans, etc.) comprise approximately 69%, 26% and 4%, respectively, of the 1994 gross premiums written. The gross premiums written growth set forth in the table on page 29 of 6.7% in 1994 is comprised of a 6.6% increase for personal, and increases of 7.1% for commercial and 7.1% for surety lines. Gross premiums written growth of 10.2% in 1993 was comprised of a 10.4% increase for personal, and increases of 10.3% for commercial and 5.7% for surety lines.

         The growth in personal lines premiums is the result of both rate increases and an increase in policies in force. The number of vehicles insured increased 1.3% in 1994, compared with increases of 2.2% in 1993 and 6.2% in 1992. This trend in the growth rate has been caused primarily by rate increases placed in effect in recent years. The number of homes insured increased 2.7% in 1994, 8.0% in 1993 and 10.8% in 1992. This trend in the growth rate is also due in part to rate increases placed in effect in recent years.

                               SAFECO CORPORATION


         SAFECO's commercial lines premiums increased in 1994 and 1993 as a result of both growth in policies in force and some rate increases. Continued growth in commercial premiums written is expected in 1995. The increase in surety premiums in 1994 is primarily due to new commercial and contract accounts acquired.

         Property and casualty results for 1994 include $90.0 million in net losses from the January 17, 1994 Los Angeles earthquake. Losses were $225 million before reinsurance. In addition, $23.3 million was incurred to reinstate reinsurance coverage for a second catastrophe in the event it occurred in 1994 and $9.0 million was incurred to pay for reinsurance coverage for a third catastrophe in the event it occurred in 1994. Most of these amounts relate to earthquake coverage, included in other personal lines discussed below.

         Voluntary personal auto, SAFECO's largest single line of business, produced pretax underwriting profits of $43.4 million, $37.3 million and $5.6 million in 1994, 1993 and 1992, respectively. The improvement in 1994 and 1993 was due primarily to rate increases that were taken in 1990, 1991 and 1992. Average auto rates were increased 3% in 1994 and 6% in 1993 while loss costs were up 7% in 1994 and 4% in 1993. During the second half of 1994, the severity or cost of settling claims increased and the frequency of accidents also increased. The level of auto rate increases in 1995 will be substantially dependent upon loss cost trends.

         The homeowners line produced pretax underwriting losses of $33.6 million, $51.7 million and $62.1 million in 1994, 1993 and 1992, respectively. Although weather-related and catastrophic events in SAFECO's homeowners line moderated in 1994, the losses in all three years reflect an historically high level of these events in the three years. Catastrophe losses for homeowners, before reinsurance, totaled $44.6 million, $51.8 million and $90.7 million in 1994, 1993 and 1992, respectively. After reinsurance, these amounts totaled $35.8 million, $51.5 million and $94.7 million for the respective three years. The 1994 homeowners claims include $4.8 million after reinsurance from the Los Angeles earthquake (see other personal lines discussion below), $6.6 million from an April hailstorm in Dallas and over $4.0 million from winter storms and freezing on the East Coast in January. The 1993 homeowners claims include $26.6 million from the Puget Sound area windstorm in January and $7.4 million from the California wildfires in November. The 1992 homeowners claims include $31.7 million from hailstorms in Kansas and Texas and $22.5 million resulting from an increase in the estimated cost of settling claims from the October 1991 fire in Oakland, California. Homeowners rates were increased 6%, 7% and 5% in 1994, 1993 and 1992, respectively. SAFECO's total homeowners premiums increased 11% , 17% and 8% in 1994, 1993 and 1992, respectively, due to rate increases, increases in the number of homes insured and efforts to increase homeowners insurance to value. The insurance-to-value effort was begun in 1993 to review the adequacy of coverage or policy limits for nearly all homes over a three year period. An increase in premiums per policy is expected in 1995 as a result of planned rate increases and additional premiums from the insurance-to-value effort.

         Other personal lines produced an underwriting loss of $76.1 million in 1994, compared with underwriting profits of $20.6 million and $18.1 million in 1993 and 1992, respectively. Coverages in these lines include earthquake, dwelling fire, inland marine, boats and recreational vehicles. Earthquake losses caused by the Los Angeles earthquake were $81.6 million net of reinsurance. In addition, as noted above, $23.3 million was incurred to reinstate reinsurance coverage for a second catastrophe in the event it occurred in 1994 -- nearly all of this related to other personal lines. California currently requires insurers to offer earthquake coverage in connection with homeowners and other residential policies. After careful review, effective July 1, 1994 SAFECO suspended writing new homeowners, dwelling fire and condominium policies in California. Existing homeowners policies are being renewed and earthquake coverage is being offered every two years as required by California insurance regulations, to policyholders who previously declined the coverage. Federal legislation is necessary to create a permanent, long-term solution for the losses that arise from natural disasters such as earthquakes. SAFECO supports the National Disaster Protection Partnership Act, currently before Congress, as the best means to encourage mitigation efforts to reduce such losses and to provide a mechanism to pay such losses.

         Commercial operations produced pretax underwriting losses of $22.5 million, $5.5 million and $22.5 million for 1994, 1993 and 1992, respectively. Even with a continuation of the competitive commercial insurance market, SAFECO has experienced modest renewal price increases for the past three years. Small commercial package policies and workers' compensation lines were much improved in 1994 over 1993; however, results worsened in 1994 for general liability and commercial auto coverages. Overall, SAFECO's voluntary commercial lines combined ratio was 104.3, 101.2 and 105.2 for 1994, 1993 and 1992, respectively. The combined ratios for all three years compare favorably with the industry and are a result of continued disciplined risk selection, limited impact of weather-related losses on SAFECO's commercial property risks and concentration of commercial writings in states with the most favorable legal and regulatory climates.

                               1994 ANNUAL REPORT


         The surety line produced pretax underwriting profits of $16.1 million, $18.2 million and $3.2 million for 1994, 1993 and 1992, respectively. The 1992 results were impacted by several contract bond losses. In 1994 SAFECO continued to acquire new accounts in both the contract and commercial lines.

         Other insurance product lines (primarily assigned risk and FAIR plans) produced underwriting losses of $4.6 million, $9.0 million and $14.3 million in 1994, 1993 and 1992, respectively. These losses declined in 1994 because of reduced losses in commercial assigned risk business. The lower losses in 1993 were due to a reduction in personal auto non-voluntary losses, due in turn to reduced losses from the California Assigned Risk Plan and Canadian non-voluntary pool.

         SAFECO sold its Canadian property and casualty operations in 1991 with no significant gain or loss resulting from the transaction. Underwriting results had been unsatisfactory, primarily as a result of stringent and unrealistic auto rate regulation and high loss costs in Ontario. These poor results and the expectation that they would continue were primary reasons for the sale.

         Canadian underwriting profits were $8.4 million, $5.3 million and $7.6 million for 1994, 1993 and 1992, respectively, and resulted from reductions in the estimated cost of settling prior years' claims. Under the sales agreement SAFECO retained the liabilities for losses incurred prior to April 1, 1991. Canadian assets were $215 million and $220 million at December 31, 1994 and 1993, respectively.

PROPERTY AND CASUALTY OPERATING STATISTICS

                                                1994                   1993                    1992
- - --------------------------------------------------------------------------------------------------------------
                                                                             Percentage             Percentage
                                                      Percentage              Increase               Increase
                                                       Increase              (Decrease)             (Decrease)
                                                      Over Prior             Over Prior             Over Prior
                                                         Year                   Year                   Year
                                           -------------------------------------------------------------------
                                                                   (In Thousands)
Gross Premiums Written  . . . . . . . .    $2,278,045     6.7%    $2,134,512     10.2%    $1,937,090    5.8%
                                           ==========             ==========              ==========
Net Premiums Written  . . . . . . . . .    $2,103,465     5.2     $2,000,165      9.9     $1,820,445   11.7
                                           ==========             ==========              ==========
Earned Premiums . . . . . . . . . . . .    $2,053,431     6.4     $1,929,714     10.0     $1,754,460    7.2
                                           ==========             ==========              ==========
Underwriting Profit (Loss)  . . . . . .    $  (77,345)            $    9,848              $  (72,022)
Net Investment Income . . . . . . . . .       283,481     2.1        277,643     (1.1)       280,820   (1.8)
Proposition 103 Settlement  . . . . . .            --                (40,000)                     --
                                           ----------             ----------              ----------
Income before Realized Investment
     Gain and Income Taxes   . . . . . .   $  206,136             $  247,491              $  208,798
                                           ==========             ==========              ==========


                                                                                  1994       1993       1992
- - -------------------------------------------------------------------------------------------------------------
                                                                                     Operating Ratios as
                                                                                    a % of Earned Premiums
                                                                                         (GAAP Basis)
                                                                                ------------------------------

Loss Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      64.70%      60.21%     63.93%
Adjustment Expense Ratio  . . . . . . . . . . . . . . . . . . . . . . . . .       9.72        9.78      10.55
Expense Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      28.24       28.43      28.72
Dividends to Policyholders  . . . . . . . . . . . . . . . . . . . . . . . .       1.11        1.07        .91
                                                                                ------------------------------
    Combined Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     103.77%      99.49%    104.11%
                                                                                ==============================


                               SAFECO CORPORATION


PROPERTY AND CASUALTY -- PROPOSITION 103

         For discussion relating to California's Proposition 103, see Note 6 on page 55.

PROPERTY AND CASUALTY -- LOSS RESERVES

         The liability (reserves) for losses and adjustment expense for the property and casualty companies was $2,237 million at December 31, 1994, compared with $2,095 million at December 31, 1993. The liability is presented net of amounts recoverable from salvage and subrogation recoveries (see Note 1 on page 49) and gross of amounts recoverable from reinsurance (see Note 5 on page 54). The amount of reinsurance recoverables related to the above gross liabilities was $143.9 million at December 31, 1994 and $100.1 million at December 31, 1993.

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

         Loss and adjustment expense reserve development is reviewed on a regular basis to determine that the reserving assumptions and methods are appropriate. Reserves initially determined are compared to the amounts ultimately paid. A statistical estimate of the projected amounts necessary to settle outstanding claims is made regularly and compared to the recorded reserves.

         SAFECO's objective is to set reserves which are adequate; that is, the amounts originally recorded as reserves should at least equal the amounts ultimately required to settle losses. Analysis indicates that SAFECO's reserves are adequate and probably slightly redundant at December 31, 1994, 1993 and 1992. Operations were credited $81.3 million, $96.9 million and $44.6 million in 1994, 1993 and 1992, respectively, as a result of a reduction in the estimated amounts needed to settle prior years' claims.

         SAFECO's property and casualty companies' reserves for losses and adjustment expense for liability coverages related to environmental, asbestos and other toxic claims totaled $108.2 million at December 31, 1994, compared with $113.4 million at December 31, 1993. These amounts are before the effect of reinsurance, which is insignificant. These reserves are approximately 5% of total property and casualty reserves for losses and adjustment expense at both December 31, 1994 and 1993. The reserves include estimates for both reported and IBNR losses and related legal expenses. The vast majority of SAFECO's property and casualty insurance subsidiaries' environmental, asbestos and other toxic claims result from the general liability line of business. A few of these types of losses occur in other coverages such as umbrella and small commercial package policies.

         The following table presents the loss reserve activity analysis for liability coverages related to environmental, asbestos and other toxic claims.*

                                                                     1994        1993          1992
- - -----------------------------------------------------------------------------------------------------
                                                                            (In Thousands)
Reserves at beginning of year . . . . . . . . . . . . . . . .      $113,410     $110,543     $110,218
Incurred losses and adjustment expense  . . . . . . . . . . .        10,252        9,364       10,070
Losses and adjustment expense payments  . . . . . . . . . . .       (15,432)      (6,497)      (9,745)
                                                                   ----------------------------------
Reserves at end of year . . . . . . . . . . . . . . . . . . .      $108,230     $113,410     $110,543
                                                                   ==================================



* Amounts are before the effect of reinsurance, which is insignificant.

         In view of the changes in environmental regulations and legal decisions which affect the development of loss reserves, the process to estimate loss reserves for environmental, asbestos and other toxic claims results in imprecise estimates. Quantitative techniques have to be supplemented by subjective considerations and managerial judgment. In view of these conditions, trends that have affected development of these liabilities in the past may not necessarily occur in the future. The reserves carried for these claims at December 31, 1994 are estimates based on the known facts and current law and are believed to be adequate. SAFECO has generally avoided writing coverages for larger companies with substantial exposure in these areas.

         The property and casualty subsidiaries protect themselves from excessive losses by reinsuring on treaty and facultative bases. As noted above, the liability for unpaid losses and adjustment expense is reported gross of reinsurance recoverables of $143.9 million at December 31, 1994 and $100.1 million at December 31, 1993. This increase is due to amounts recoverable by SAFECO from its reinsurers related to the Los Angeles earthquake. Reinsurance costs for catastrophe coverages have increased in the last few years and are expected to remain higher in the foreseeable future, given the large amount of catastrophe losses in recent years. SAFECO's catastrophe property reinsurance program for 1995 covers 90% of $282 million of single event losses in excess of a $75 million retention. In the event of a substantial catastrophe, SAFECO would, therefore, retain the first $75 million of losses, 10% of the next $282 million and all losses in excess of $357 million. The 1995 catastrophe property reinsurance program includes an allowance for one reinstatement for a second catastrophe event in 1995 at current rates. Both the retention level and the aggregate coverage limit for 1995 are higher than in prior years.

                                1994 ANNUAL REPORT


         SAFECO's insurance subsidiaries do not enter into retrospective reinsurance contracts and have not participated in any unusual or nonrecurring reinsurance transactions such as "swaps" of reserves or portfolio loss transfers. SAFECO does not use "funding covers" and has not participated in any surplus relief transactions. None of SAFECO's significant reinsurers are experiencing financial difficulties. Additional information on reinsurance can be found in Note 5 on page 54.

LIFE AND HEALTH

         The life and health companies offer individual and group insurance products, pension plans and annuity products, marketed through professional agents in all states and the District of Columbia.

         Earnings before investment transactions and income taxes ("pretax income") in 1994 were $131.0 million, compared with $125.3 million in 1993 and $123.6 million in 1992.

         The following table summarizes the profit contributions of the life and health companies' major product lines:

                                                              1994          1993            1992
- - --------------------------------------------------------------------------------------------------
                                                                       (In Thousands)
Group . . . . . . . . . . . . . . . . . . . . . . . . .     $ 23,129      $ 27,661        $ 26,844
Pension . . . . . . . . . . . . . . . . . . . . . . . .       19,298        16,098          15,770
Annuities . . . . . . . . . . . . . . . . . . . . . . .       28,363        21,233          20,114
Individual  . . . . . . . . . . . . . . . . . . . . . .        1,579         2,431           4,125
Corporate and Other . . . . . . . . . . . . . . . . . .       58,646        57,883          56,751
                                                            --------------------------------------
    Pretax income   . . . . . . . . . . . . . . . . . .     $131,015      $125,306        $123,604
                                                            ======================================


         The group life and health operations contributed $23.1 million to the 1994 pretax income, compared with income of $27.7 million and $26.8 million in 1993 and 1992, respectively. The major market of the group operation is excess loss medical insurance, sold to self-insured employers, which accounted for $18.5 million, $15.8 million and $16.3 million of income in 1994, 1993 and 1992, respectively. Total medical profit which also includes some small-case, fully insured business, remained flat for the three year period. Total group premiums decreased 12% during 1994, compared with decreases of 10% in 1993 and 3% in 1992. The premium declines in all three years are due to SAFECO's withdrawal from the small-case, fully insured market in many states and to greater competition in the large-case, excess loss market. SAFECO has avoided writing business at unsatisfactory rates and as a result, experienced the loss of some group in-force medical business. The premium decline in 1994 was also partially due to the uncertainty caused by the health care reform debate.

         The decrease in 1994 group income was due to adverse life claims experience and poor long-term disability experience on groups of 500 or more lives. The group profits in all three years were lower than 1991 and 1990 due primarily to increased industry competition, the uncertainty over healthcare reform, and a reduction in group premium volume. The tight competition is expected to continue into 1995.

         National healthcare reform legislation was not enacted during 1994 and the emphasis may now shift to state reform initiatives; however, the impact of state reform should not be as adverse to SAFECO's group business as had been proposed under the Clinton administration's plan. Regardless of the impact of healthcare reform, SAFECO intends to remain active in the group insurance arena, offering primarily group life and disability coverage. While the outcome of healthcare reform is uncertain, SAFECO will continue to actively market large-case, self-funded medical programs.

         Pension operations produced pretax income of $19.3 million, $16.1 million and $15.8 million in 1994, 1993 and 1992, respectively. Pension profits increased in all three years as a result of fewer bond defaults, a larger asset base and consistent management of interest rate margins stemming from adjustments in credited interest rates. Improved results in 1994 were due to both higher spreads and higher sales of fixed rate products, both in turn caused by rising interest rates in 1994. The pension operations had $3.3 billion of assets on deposit at December 31, 1994, compared with $3.1 billion at December 31, 1993. Pension deposit growth increased in 1994 after slowing in 1993 and 1992. Rising interest rates in 1994 increased deposits for fixed rate products. SAFECO's sales of variable annuity products continue to increase and two new variable annuity products are being introduced in 1995.

         The annuity operations produced pretax income of $28.4 million, $21.2 million and $20.1 million in 1994, 1993 and 1992, respectively. Increased assets under management, investment income and the release of reserves as a result of higher than anticipated mortality experience benefited 1994 results. Earnings in 1993 and 1992 benefited from higher investment income resulting from fewer bond defaults and accelerated payments from mortgage-backed securities. New deposits from single-premium immediate annuity (SPIA) products were $402 million in 1994, compared with $447 million in 1993 and $348 million in 1992. SPIA pretax income was $23.3 million, $17.5 million and $15.7 million in 1994, 1993 and 1992, respectively. Increased interest spreads on new issues benefited this book of business in 1994 and 1993. Deferred annuity deposits were $296 million in 1994 compared with $218 million in 1993 and $221 million in 1992. Total annuity assets amounted to $4.7 billion at December 31, 1994, compared with $4.1 billion at December 31, 1993.

                              SAFECO CORPORATION


         The individual life operations produced pretax income of $1.6 million, $2.4 million and $4.1 million in 1994, 1993 and 1992, respectively. The relatively low level of earnings in all three years was due to lower investment income, increased claims costs and a change in the mix of new business written. The majority of new writings are comprised of interest sensitive products such as universal life and variable universal life products. Term insurance has accounted for virtually all new issues of traditional life products in recent years and now comprises more than 93% of the total traditional face amount in force.

         The corporate and other line is primarily comprised of investment income resulting from the investment of capital and prior years' earnings of the operating lines of business, and is a major component of SAFECO's life and health earnings, contributing pretax income of $58.6 million in 1994, $57.9 million in 1993 and $56.8 million in 1992. Investment income in 1995 should benefit from the higher interest rate environment.

         SAFECO's life insurance subsidiaries have not participated as a ceding company in any assumptive reinsurance transactions. See Note 5 on page 54 for additional information regarding reinsurance.

REAL ESTATE

         SAFECO Properties, Inc. through Winmar Company, Inc., invests in and manages real estate properties, primarily regional shopping centers, throughout the United States. SAFECARE Company, Inc. invests in medical real estate, primarily nursing homes and convalescent centers.

         The real estate subsidiaries produced pretax income before investment transactions of $10.2 million, $10.1 million and $8.4 million in 1994, 1993 and 1992, respectively. In addition, the sale of several mature medical properties resulted in a pretax gain from real estate investments of $8.1 million in 1993. Results in 1994, when compared with 1993, included gains of $5.6 million on the sale of properties held for sale, offset in part by lower earnings from SAFECO's purchase of a shopping center and the sale of the medical properties in 1993. The increase in 1993 compared with 1992 was due primarily to the effect of lower interest rates on borrowing costs combined with improved operating results for certain of SAFECO's larger retail shopping centers. However, results in all three years have been impacted by the slow real estate economy and the overall depressed retail industry. These conditions have led to the delay of certain potential developments which has resulted in the expensing of certain carrying costs, totaling $6.5 million, $3.6 million and $3.7 million in 1994, 1993 and 1992, respectively. Because of the continuing difficult real estate industry SAFECO's strategy is to emphasize smaller projects and enhancements to existing properties.

         SAFECO Properties sold its hospital operating and management company (SAFECARE Health Services, Inc.) in May of 1992. The $128 million cash sales price resulted in a gain of approximately $6.4 million, which was substantially offset by the write-down to estimated realizable value of certain other real estate holdings. These hospital operations produced pretax income of $2.0 million in 1992. SAFECO concluded it should no longer be in the hospital management business, in order to focus on its core business of commercial real estate. As the hospital operations are not material to the Corporation's consolidated financial statements, they have not been reclassified as discontinued operations.

         At December 31, 1994, investment real estate held by SAFECO Properties totaled $471 million, approximately 3% of consolidated investments. Major retail shopping centers (including land held for development) and healthcare facilities comprised approximately 74% of the total. Approximately 65% of these holdings are located in the states of Washington and Oregon. Rental properties included in investment real estate are detailed in Note 13 on page 60.

CREDIT

         SAFECO Credit Company, Inc. provides loans and equipment financing and leasing to commercial businesses, including affiliated companies. Credit operations produced pretax income of $10.8 million in 1994, compared with $10.2 million in 1993 and $9.0 million in 1992. Loan and lease receivables from non-affiliates grew 15% in 1994 and 11% in 1993. The strong earnings in all three years are attributable primarily to the continuing increase in receivables, combined with favorable collection experience and low delinquencies. Earnings in 1993 and 1992 also benefited from lower interest rates; however, results in 1994 were affected by increased borrowing costs and rate competition.

         Approximately 70% of total loan and lease receivables outstanding at December 31, 1994 are from commercial businesses involved in heavy construction, transportation and manufacturing. Most of these businesses are located in the West Coast and Rocky Mountain regions of the United States. Loans and leases are fully secured by liens on the collateral financed. A significant portion of SAFECO Credit's business consists of loans to affiliated companies, limited to 50% or less of total loans and leases outstanding.

ASSET MANAGEMENT

         SAFECO Asset Management Company is the investment advisor for the SAFECO mutual funds, variable annuity portfolios and a growing number of outside pension accounts. These investment management activities produced pretax income of $6.4 million in 1994, $6.5 million in 1993 and $6.5 million in 1992. Assets under management continue to grow and totaled $2.5 billion at December 31, 1994, an increase of 4% over 1993. To expand the penetration of its mutual funds, in 1994 SAFECO added a series of load funds which are distributed through banks and broker-dealers. In addition, SAFECO Trust Company was chartered to serve the investment needs of high net worth individuals. Continued growth in assets under management, from existing funds, new funds and from new pension accounts, is expected.

                               1994 ANNUAL REPORT


INVESTMENT SUMMARY

         SAFECO Corporation's consolidated pretax investment income increased to $991.6 million during 1994 from $951.8 million in 1993 and $903.0 million in 1992. Substantially all of this investment income is produced by the investment portfolios of SAFECO's property and casualty and life and health insurance subsidiaries. The property and casualty companies' pretax investment income was $283.5 million in 1994, $277.6 million in 1993 and $280.8 million in 1992, representing an increase of 2% in 1994 and decreases of 1% and 2% in 1993 and 1992, respectively. The increase in 1994 is primarily due to higher interest rates and improved cash flow. The slowdown in investment income in 1993 and 1992 was primarily the result of lower investment yields and reduced cash flow caused by large catastrophe losses and withdrawal from Canada.

         The property and casualty fixed income portfolio, which totaled $3.5 billion at market value at December 31, 1994, is currently comprised of 77% tax-exempt and 23% taxable investments. The property and casualty companies are presently investing new money primarily in tax-exempt bonds and plan to continue to do so in the foreseeable future. However, SAFECO may shift its investment of new money between taxables and tax-exempts periodically in the future to maximize the portfolio's after-tax return in view of the alternative minimum tax. Major portfolio adjustments are not currently anticipated. The effective tax rate on investment income for 1994 was 13%, down from 15% and 16% for 1993 and 1992, respectively, which reflects the higher percentage of tax-exempt securities in the portfolio. On an after-tax basis, investment income increased 4% in 1994, decreased 0.3% in 1993 and increased 0.2% in 1992.

         SAFECO's investment philosophy for the property and casualty portfolio is to emphasize investment yield, but without sacrificing investment quality. Equity investments make up 17% of the market value of the total property and casualty portfolio. The equity percentage of the portfolio may be increased gradually in 1995 if investment opportunities become available. The quality of the property and casualty companies' fixed income portfolio is detailed in the following table:

                                                                                  Percent at
                          Rating                                           December 31, 1994
                          ------------------------------------------------------------------

                          AAA . . . . . . . . . . . . . . . . . . . . . . . . . . .      48%
                          AA  . . . . . . . . . . . . . . . . . . . . . . . . . . .      23
                          A . . . . . . . . . . . . . . . . . . . . . . . . . . . .      22
                          BBB . . . . . . . . . . . . . . . . . . . . . . . . . . .       6
                          BB or lower . . . . . . . . . . . . . . . . . . . . . . .       1
                                                                                        ---
                              Total . . . . . . . . . . . . . . . . . . . . . . . .     100%

         A second major portfolio is held by the life and health insurance companies. SAFECO matches the projected cash inflows of this portfolio with the projected cash outflows of the liabilities of the various product lines within the life and health operations. Fixed income securities comprise 92% of the life and health companies' total investments at December 31, 1994. The quality of the life and health companies' fixed income portfolio is detailed in the following table:

                                                                                  Percent at
                          Rating                                           December 31, 1994
                          ------------------------------------------------------------------
                          AAA . . . . . . . . . . . . . . . . . . . . . . . . . . .      39%
                          AA  . . . . . . . . . . . . . . . . . . . . . . . . . . .       8
                          A . . . . . . . . . . . . . . . . . . . . . . . . . . . .      26
                          BBB . . . . . . . . . . . . . . . . . . . . . . . . . . .      25
                          BB or lower . . . . . . . . . . . . . . . . . . . . . . .       2
                                                                                        ---
                              Total . . . . . . . . . . . . . . . . . . . . . . . .     100%

         This portfolio contains $155.9 million, at market value, of securities below investment grade quality. This was approximately 2% of the total $7.9 billion life and health fixed income portfolio at December 31, 1994. SAFECO's holdings of below investment grade securities are about the same as in 1993, reflecting the priority placed on maintaining the quality of the life and health portfolio. SAFECO Corporation's non-life subsidiaries hold the remaining investments in below investment grade securities. On a consolidated basis, below investment grade securities with a market value of $180.6 million were held at December 31, 1994. This was approximately 1% of the total investments of SAFECO Corporation and consolidated subsidiaries at December 31, 1994.

         SAFECO's consolidated investment in "exotic" securities and high-risk derivatives is less than 1% of the total investments of SAFECO Corporation and subsidiaries at December 31, 1994. SAFECO has intentionally avoided investing in these types of securities.

         SAFECO's consolidated investments in mortgage-backed securities -- primarily residential collateralized mortgage obligations (CMOs) and pass-throughs -- totaled $2.2 billion at market value at December 31, 1994. Approximately 97% of these securities are held in the life and health portfolio, with the balance held in the property and casualty portfolio. Approximately 94% of the mortgage-backed securities are government/agency backed or AAA rated at December 31, 1994. Less than 1% of SAFECO's mortgage-backed securities are of the riskier, highly volatile type (e.g., interest only, inverse floaters, etc.). SAFECO has intentionally not invested significant amounts in the riskier types of mortgage-backed securities.

                               SAFECO CORPORATION


         Consolidated pretax realized gains from security investments totaled $39.2 million for 1994, compared with $179.5 million and $60.6 million in 1993 and 1992, respectively. The higher levels of gains in 1993 and 1992 were due primarily to falling interest rates which produced calls, redemptions and pay-downs on debt securities. Rising interest rates in 1994 lowered the gains from these sources. Consolidated realized gains from security investments are recorded net of losses on the sale or write-down of investments. Each investment that has declined in market value below cost is monitored closely. If the decline is judged to be other than temporary the security is written down to fair value. The amounts of such writedowns in 1994, 1993 and 1992 were $4.8 million, $15.2 million and $20.6 million, respectively. Fixed income securities purchased as below investment grade included in these amounts were none in 1994 and $3.0 million and $6.2 million in 1993 and 1992, respectively. The remainder of the writedowns relate primarily to fixed income securities which were investment grade when purchased and later downgraded. The lower level of writedowns reflects the high quality of the portfolios.

         SAFECO Corporation, the parent company, holds an investment portfolio of securities that totaled $172.9 million at market value at December 31, 1994, compared with $195.9 million at December 31, 1993. The majority of these securities are high quality preferred stocks and U.S. Treasuries.

         For a discussion of the Corporation's investment in real estate, which is made through SAFECO Properties, Inc., see page 32 of this report.

         SAFECO Corporation's consolidated investment portfolio also included $419.0 million of mortgage loan investments at December 31, 1994, approximately 3% of total investments. These loans are held by the life and health companies and are secured by first mortgage liens on completed, income-producing commercial real estate, primarily in the retail, industrial and office building sectors. The majority of the properties are located in the western United States, with approximately 57% of the total in California. Individual loans generally do not exceed $5 million. Approximately 3% of the loans were non-performing at both December 31, 1994 and 1993. The allowance for mortgage loan losses was $9.5 million at December 31, 1994 and $7.0 million at December 31, 1993.

         The table below provides a summary of SAFECO's consolidated securities investment portfolio at December 31, 1994. The excess of market value over cost of the consolidated fixed income and equity security portfolio was $86 million at December 31, 1994 and $1.6 billion at December 31, 1993. The large decline in the excess of market over cost was due to the rise in interest rates in 1994, which reduced the market value of SAFECO's fixed income securities. As noted above, the securities held in the life and health portfolio are designed to match the projected cash outflows of the various product line liabilities. The increase in interest rates in 1994 resulted in corresponding decreases in the fair value of these liabilities, to a great extent offsetting the decline in market value of these securities.

The following is a summary of the consolidated securities investment portfolio at December 31, 1994:

                                                               Amortized       Carrying         Market
                                                                 Cost            Value          Value
- - --------------------------------------------------------------------------------------------------------
                                                                            (In Thousands)
Property and Casualty:
    Fixed Income -- taxable (available-for-sale)  . . . .     $   769,627     $   798,118    $   798,118
    Fixed Income -- non-taxable (available-for-sale)  . .       2,590,927       2,675,068      2,675,068
    Equity Securities   . . . . . . . . . . . . . . . . .         470,341         735,053        735,053
Life and Health:
    Fixed Income -- taxable (available-for-sale)  . . . .       6,120,861       5,919,478      5,919,478
    Fixed Income -- taxable (held-to-maturity)  . . . . .       2,053,132       2,053,132      1,948,309
    Equity Securities   . . . . . . . . . . . . . . . . .          17,826          24,887         24,887
SAFECO Corporation:
    Fixed Income -- taxable (available-for-sale)  . . . .          89,793          80,821         80,821
    Equity Securities   . . . . . . . . . . . . . . . . .          76,058          88,739         88,739
Miscellaneous . . . . . . . . . . . . . . . . . . . . . .          37,784          41,961         41,961
Short-Term Investments  . . . . . . . . . . . . . . . . .         101,574         101,574        101,574
                                                              ------------------------------------------
         Total  . . . . . . . . . . . . . . . . . . . . .     $12,327,923     $12,518,831    $12,414,008
                                                              ==========================================

                               1994 ANNUAL REPORT


NEW ACCOUNTING STANDARDS

         SAFECO adopted Financial Accounting Standards Board (FASB) Statements 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and 109, "Accounting for Income Taxes," in the first quarter of 1993. See the Consolidated Statement of Income on page 37 for the effect on income of adoption of statements 106 and 109. For additional disclosure relating to statements 106 and 109, see Note 12 and Note 14, respectively.

         SAFECO adopted FASB Statement 112, "Employers' Accounting for Postemployment Benefits," effective January 1, 1994. Adoption had no effect on net income.

         SAFECO adopted FASB Statement 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts," in the first quarter of 1993. Adoption had no effect on net income. See Note 5 for disclosures relating to reinsurance.

         In May of 1993, the FASB issued Statement 114, "Accounting by Creditors for Impairment of a Loan," which provides guidance on valuing impaired loans. The FASB also issued Statement 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures," in October of 1994, which amends Statement 114. Both statements are effective for 1995. Based on current analysis, the impact on SAFECO's net income and financial condition of adopting these statements is not expected to be significant.

         In May of 1993, the FASB issued Statement 115, "Accounting for Certain Investments in Debt and Equity Securities," which expands the use of fair value accounting for debt and equity securities. As of January 1, 1994, SAFECO adopted the provisions of this statement for investments held as of, or acquired after that date. Statement 115 requires that debt and equity securities be classified as trading, available-for-sale or held-to-maturity. Fixed maturity securities that SAFECO has the positive intent and ability to hold to maturity (as narrowly defined by Statement 115) are classified as held-to-maturity and are reported at amortized cost. Fixed maturity securities classified as available-for-sale are carried at market value, with changes in unrealized gains and losses recorded directly to stockholders' equity, net of applicable income taxes and deferred policy acquisition costs valuation allowance. All marketable equity securities are classified as available-for-sale and continue to be carried at market value, with changes in unrealized gains and losses recorded directly to stockholders' equity, net of applicable income taxes.

         Under Statement 115, trading securities are carried at market value with immediate recognition in income of changes in market value. Since SAFECO does not have any securities held for trading, the adoption of this statement had no effect on net income. As required by Statement 115, no restatement of prior period amounts has been made. See Note 2 on page 50 for detail of the effect on stockholders' equity of the adoption of Statement 115.

         The FASB issued Statement 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," in October of 1994. Statement 119 requires the presentation of certain disclosures about derivative financial instruments and is effective for 1994. SAFECO has made the additional required disclosures for 1994 in Note 7.

DIVIDENDS

         The Corporation has paid cash dividends continuously since 1933. Common stock dividends paid to stockholders were $1.88 per share in 1994, compared with $1.72 in 1993 and $1.56 in 1992. These dividends are funded with dividends to the Corporation from its subsidiaries.

         The Corporation expects to continue paying dividends in the foreseeable future. However, payment of future dividends is subject to the Board of Directors' approval and is dependent upon earnings and the financial condition of the Corporation.

NUMBER OF STOCKHOLDERS

         There were approximately 4,700 common stockholders of record at December 31, 1994.

ANNUAL REPORT ON FORM 10-K

         The Corporation files an Annual Report on Form 10-K with the Securities and Exchange Commission in compliance with the regulations of the Securities and Exchange Commission. Form 10-K contains additional information about the Corporation and its subsidiary companies. Any SAFECO Corporation stockholder may obtain Form 10-K for the year ended December 31, 1994 without charge, by making a written request to:

Rod A. Pierson
Senior Vice President, Secretary and Controller
SAFECO Corporation
SAFECO Plaza
Seattle, Washington 98185

                               SAFECO CORPORATION

MANAGEMENT'S REPORT

         The management of SAFECO is responsible for the financial statements, related notes and all other information presented in this annual report. The financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances and include amounts based on the best estimates and judgments of management.

         In order to safeguard assets and to maintain the integrity and objectivity of data in these financial statements, SAFECO maintains a comprehensive system of internal accounting controls. These controls are supported by the careful selection and training of qualified personnel, by the appropriate division of duties and responsibilities, and by written policies and procedures. In addition, an integral part of the comprehensive system of internal control is an effective internal audit department. SAFECO's internal audit department systematically evaluates the adequacy and effectiveness of internal accounting controls and measures adherence to established policies and procedures. The management of SAFECO believes that as of December 31, 1994, its system of internal control is adequate to accomplish the objectives discussed herein.

         The financial statements for the years ended December 31, 1994, 1993 and 1992 have been examined by Ernst & Young LLP, independent auditors. Their audits were made in accordance with generally accepted auditing standards and included a review of the system of internal accounting controls to the extent necessary to express an opinion on the financial statements.

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

REPORT OF ERNST & YOUNG LLP
INDEPENDENT AUDITORS

Board of Directors and
Stockholders of
SAFECO Corporation:

         We have audited the financial statements of SAFECO Corporation and its subsidiaries for the years ended December 31, 1994, 1993 and 1992 (pages 37 to 63 inclusive). These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SAFECO Corporation and its subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

         As described in Note 1 to the financial statements, SAFECO Corporation and its subsidiaries adopted certain new accounting standards in 1994 and 1993 as required by the Financial Accounting Standards Board.

                                        /s/ Ernst & Young LLP


Seattle, Washington
February 10, 1995

                      SAFECO CORPORATION AND SUBSIDIARIES

STATEMENT OF CONSOLIDATED INCOME                                                     Year Ended December 31
(In Thousands Except Per Share Amounts)                                       1994            1993               1992
- - ----------------------------------------------------------------------------------------------------------------------
Revenues:
   Insurance:
      Property and Casualty Earned Premiums   . . . . . . . . . . .       $2,053,431        $1,929,714      $1,754,460
      Life and Health Premiums and Other Revenues   . . . . . . . .          276,771           305,963         328,516
                                                                          --------------------------------------------
          Total   . . . . . . . . . . . . . . . . . . . . . . . . .        2,330,202         2,235,677       2,082,976
   Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . .          107,315            78,252         187,172
   Finance  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           53,851            50,061          47,896
   Asset Management . . . . . . . . . . . . . . . . . . . . . . . .           15,055            13,250          13,057
   Net Investment Income (Note 2) . . . . . . . . . . . . . . . . .          991,610           951,795         903,048
   Realized Investment Gain (Note 2)  . . . . . . . . . . . . . . .           39,040           187,649          60,589
                                                                          --------------------------------------------
          Total   . . . . . . . . . . . . . . . . . . . . . . . . .        3,537,073         3,516,684       3,294,738
                                                                          --------------------------------------------

Expenses:
   Losses, Adjustment Expense and Policy Benefits . . . . . . . . .        2,202,282         2,026,106       1,980,791
   Commissions  . . . . . . . . . . . . . . . . . . . . . . . . . .          394,128           362,446         343,154
   Proposition 103 Settlement (Note 6)  . . . . . . . . . . . . . .               --            40,000              --
   Personnel Costs  . . . . . . . . . . . . . . . . . . . . . . . .          224,526           226,393         233,971
   Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . .           69,346            58,790          64,097
   Dividends to Policyholders . . . . . . . . . . . . . . . . . . .           22,835            20,653          15,978
   Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          256,718           226,558         289,164
   Amortization of Deferred Policy Acquisition Costs  . . . . . . .          394,603           368,347         339,200
   Deferral of Policy Acquisition Costs . . . . . . . . . . . . . .         (417,106)         (389,546)       (374,874)
                                                                          --------------------------------------------
          Total   . . . . . . . . . . . . . . . . . . . . . . . . .        3,147,332         2,939,747       2,891,481
                                                                          --------------------------------------------
Income Before Income Taxes  . . . . . . . . . . . . . . . . . . . .          389,741           576,937         403,257
                                                                          --------------------------------------------
Provision (Benefit) for Federal and Canadian Income Taxes (Note 14):
   Current  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           83,609           172,939         125,815
   Deferred . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (8,242)          (21,903)        (33,852)
                                                                          --------------------------------------------
          Total . . . . . . . . . . . . . . . . . . . . . . . . . .           75,367           151,036          91,963
                                                                          --------------------------------------------
Income Before Cumulative Effect of Accounting Changes . . . . . . .          314,374           425,901         311,294
Cumulative Effect of Accounting Changes (Notes 12 and 14):
   Postretirement Benefits (Net of tax) . . . . . . . . . . . . . .               --           (15,676)             --
   Income Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .               --            18,553              --
                                                                          --------------------------------------------
Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $  314,374        $  428,778      $  311,294
                                                                          ============================================
Net Income Per Share of Common Stock:
   Income Before Cumulative Effect of Accounting Changes  . . . . .       $     4.99        $     6.77      $     4.96
   Cumulative Effect of Accounting Changes:
      Postretirement Benefits (Net of tax)  . . . . . . . . . . . .               --              (.25)             --
      Income Taxes  . . . . . . . . . . . . . . . . . . . . . . . .               --               .30              --
                                                                          --------------------------------------------
Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $     4.99        $     6.82      $     4.96
                                                                          ============================================


See Notes to Financial Statements on pages 48 through 63.

                      SAFECO CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

                                                                                  December 31
(In Thousands)                                                               1994              1993
- - ------------------------------------------------------------------------------------------------------
ASSETS

Investments (Note 2):
   Fixed Maturities Available-for-Sale, at Market Value
      (Amortized cost: $9,608,210)  . . . . . . . . . . . . . . . .      $ 9,509,071       $        --
   Fixed Maturities Held-to-Maturity, at Amortized Cost
      (Market value: 1994 -- $1,948,309; 1993 -- $11,965,731) . . .        2,053,132        10,720,976
   Marketable Equity Securities, at Market Value
      (Cost: 1994 -- $565,007; 1993 -- $513,138). . . . . . . . . .          855,054           910,252
   Mortgage Loans . . . . . . . . . . . . . . . . . . . . . . . . .          418,983           402,138
   Real Estate (At cost less accumulated depreciation:
      1994 -- $105,841; 1993 -- $94,610) (Note 3) . . . . . . . . .          475,865           447,797
   Policy Loans . . . . . . . . . . . . . . . . . . . . . . . . . .           53,329            50,488
   Short-Term Investments . . . . . . . . . . . . . . . . . . . . .          101,574           109,047
                                                                         -----------------------------
          Total Investments   . . . . . . . . . . . . . . . . . . .       13,467,008        12,640,698
Cash  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           63,504            67,833
Accrued Investment Income . . . . . . . . . . . . . . . . . . . . .          229,964           210,289
Finance Receivables (Less unearned finance charges and allowance
   for doubtful accounts: 1994 -- $56,276; 1993 -- $51,147) . . . .          619,059           547,759
Premiums and Other Service Fees Receivable  . . . . . . . . . . . .          418,733           400,873
Other Notes and Accounts Receivable . . . . . . . . . . . . . . . .           69,572            75,977
Reinsurance Recoverables (Note 5) . . . . . . . . . . . . . . . . .          172,510           126,240
Land, Buildings and Equipment for Company Use
   (At cost less accumulated depreciation:
      1994 -- $141,185; 1993 -- $127,522) . . . . . . . . . . . . .          160,973           149,618
Deferred Policy Acquisition Costs . . . . . . . . . . . . . . . . .          388,843           367,303
Other Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . .          311,563           220,701
                                                                         -----------------------------
          Total . . . . . . . . . . . . . . . . . . . . . . . . . .      $15,901,729       $14,807,291
                                                                         =============================


See Notes to Financial Statements on pages 48 through 63.

                      SAFECO CORPORATION AND SUBSIDIARIES

                                                                                  December 31
(In Thousands Except Share Amounts)                                           1994              1993
- - ------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Losses and Adjustment Expense (Note 4)  . . . . . . . . . . . . . .     $  2,265,854      $  2,128,372
Unearned Premiums . . . . . . . . . . . . . . . . . . . . . . . . .          866,964           819,385
Life Policy Liabilities . . . . . . . . . . . . . . . . . . . . . .          155,322           151,488
Funds Held Under Deposit Contracts  . . . . . . . . . . . . . . . .        7,988,456         7,229,439
Notes and Mortgages Payable (Note 3):
   Credit Company Borrowings  . . . . . . . . . . . . . . . . . . .          510,600           427,930
   10.75% Notes Due September 1995  . . . . . . . . . . . . . . . .          200,000           200,000
   Other Notes and Mortgages  . . . . . . . . . . . . . . . . . . .          272,309           290,505
Other Liabilities . . . . . . . . . . . . . . . . . . . . . . . . .          754,258           629,891
Federal and Canadian Income Taxes (Note 14):
   Current  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           22,627            37,963
   Deferred (Includes tax on unrealized appreciation of investment
      securities: 1994 -- $66,818; 1993 -- $138,990)  . . . . . . . .           35,860           117,927
                                                                         -----------------------------
          Total Liabilities   . . . . . . . . . . . . . . . . . . .       13,072,250        12,032,900
                                                                         -----------------------------
Commitments and Contingencies (Note 6)

Preferred Stock, No Par Value:
   Shares Authorized: 10,000,000
   Shares Issued and Outstanding: None
Common Stock, No Par Value (Notes 8 and 9):
   Shares Authorized: 150,000,000
   Shares Reserved for Options:
     1994 -- 2,042,691; 1993 -- 2,182,828
   Shares Issued and Outstanding:
     1994 -- 62,951,634; 1993 -- 62,931,562                                  211,194           207,480
Retained Earnings (Note 11) . . . . . . . . . . . . . . . . . . . .        2,495,800         2,307,322
Unrealized Appreciation of Investment Securities, Net of Tax  . . .          128,123           262,157
Unrealized Loss from Foreign Currency Translation, Net of Tax . . .           (5,638)           (2,568)
                                                                         -----------------------------
          Stockholders' Equity  . . . . . . . . . . . . . . . . . .        2,829,479         2,774,391
                                                                         -----------------------------
          Total   . . . . . . . . . . . . . . . . . . . . . . . . .      $15,901,729       $14,807,291
                                                                         =============================


See Notes to Financial Statements on pages 48 through 63.

                      SAFECO CORPORATION AND SUBSIDIARIES

STATEMENT OF CONSOLIDATED CASH FLOWS

                                                                                    Year Ended December 31
(In Thousands)                                                               1994              1993           1992
- - ----------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
   Insurance Premiums Received  . . . . . . . . . . . . . . . . . .      $ 2,312,818       $ 2,205,521     $ 2,073,514
   Dividends and Interest Received  . . . . . . . . . . . . . . . .          970,267           919,890         860,410
   Other Operating Receipts . . . . . . . . . . . . . . . . . . . .          175,289           127,828         212,689
   Insurance Claims and Policy Benefits Paid  . . . . . . . . . . .       (1,674,422)       (1,570,643)     (1,495,936)
   Underwriting, Acquisition and Insurance Operating Costs Paid . .         (768,236)         (710,460)       (653,424)
   Proposition 103 Settlement . . . . . . . . . . . . . . . . . . .               --           (39,815)             --
   Interest Paid  . . . . . . . . . . . . . . . . . . . . . . . . .          (69,798)          (59,268)        (63,796)
   Other Operating Costs Paid . . . . . . . . . . . . . . . . . . .         (100,687)          (70,296)       (155,578)
   Income Taxes Paid  . . . . . . . . . . . . . . . . . . . . . . .          (92,210)         (169,144)       (113,302)
                                                                         ---------------------------------------------
          Net Cash Provided by Operating Activities   . . . . . . .          753,021           633,613         664,577
                                                                         ---------------------------------------------
INVESTING ACTIVITIES:
   Purchases of:
      Fixed Maturities Available-for-Sale   . . . . . . . . . . . .       (2,124,172)               --              --
      Fixed Maturities Held-to-Maturity   . . . . . . . . . . . . .         (358,297)       (2,843,953)     (2,804,215)
      Equities  . . . . . . . . . . . . . . . . . . . . . . . . . .         (124,588)         (118,856)        (88,278)
      Other Investments   . . . . . . . . . . . . . . . . . . . . .         (172,080)         (138,151)        (98,544)
   Maturities of Fixed Maturities Available-for-Sale  . . . . . . .          746,383                --              --
   Maturities of Fixed Maturities Held-to-Maturity  . . . . . . . .           54,564         1,010,532         754,619
   Sales of:
      Fixed Maturities Available-for-Sale   . . . . . . . . . . . .          786,361                --              --
      Fixed Maturities Held-to-Maturity   . . . . . . . . . . . . .               --           845,395       1,093,592
      Equities. . . . . . . . . . . . . . . . . . . . . . . . . . .          120,723           185,968          83,111
      Other Investments   . . . . . . . . . . . . . . . . . . . . .          122,903            93,193          63,220
   Net Decrease (Increase) in Short-Term Investments  . . . . . . .           13,938            57,878         (41,234)
   Finance Receivables Originated or Acquired . . . . . . . . . . .         (301,821)         (286,758)       (258,794)
   Principal Payments Received on Finance Receivables . . . . . . .          229,198           228,772         186,229
   Proceeds from Sale of Hospital Operations  . . . . . . . . . . .               --                --         125,115
   Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (51,501)          (47,297)        (25,789)
                                                                         ---------------------------------------------
          Net Cash Used in Investing Activities   . . . . . . . . .       (1,058,389)       (1,013,277)     (1,010,968)
FINANCING ACTIVITIES:                                                    ---------------------------------------------
   Funds Received Under Deposit Contracts . . . . . . . . . . . . .        1,012,164         1,001,880         954,813
   Return of Funds Held Under Deposit Contracts . . . . . . . . . .         (659,698)         (555,430)       (506,090)
   Proceeds from Notes and Mortgage Borrowings  . . . . . . . . . .           39,734           131,950          42,850
   Repayment of Notes and Mortgage Borrowings . . . . . . . . . . .         (119,961)         (115,883)        (82,680)
   Net Proceeds from Short-Term Borrowings  . . . . . . . . . . . .          150,586            20,880          52,897
   Common Stock Reacquired  . . . . . . . . . . . . . . . . . . . .           (5,327)           (4,329)        (11,897)
   Dividends Paid to Stockholders . . . . . . . . . . . . . . . . .         (118,387)         (108,133)        (97,953)
   Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            1,928             3,440           7,286
                                                                         ---------------------------------------------
          Net Cash Provided by Financing Activities   . . . . . . .          301,039           374,375         359,226
                                                                         ---------------------------------------------
Net (Decrease) Increase in Cash . . . . . . . . . . . . . . . . . .           (4,329)           (5,289)         12,835
Cash at the Beginning of Year . . . . . . . . . . . . . . . . . . .           67,833            73,122          60,287
                                                                         ---------------------------------------------
Cash at the End of Year . . . . . . . . . . . . . . . . . . . . . .      $    63,504       $    67,833     $    73,122
                                                                         =============================================


For purposes of reporting cash flows, cash consists of balances on hand and on deposit in banks and financial institutions.

See Notes to Financial Statements on pages 48 through 63.

                      SAFECO CORPORATION AND SUBSIDIARIES

STATEMENT OF CONSOLIDATED CASH FLOWS --
RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES

                                                                                       Year Ended December 31
(In Thousands)                                                                1994              1993            1992
- - ----------------------------------------------------------------------------------------------------------------------
Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $314,374          $428,778        $311,294
                                                                            ------------------------------------------
Adjustments to Reconcile Net Income to
   Net Cash Provided by Operating Activities:
      Realized Investment Gain  . . . . . . . . . . . . . . . . . .          (39,040)         (187,649)        (60,589)
      Depreciation and Amortization   . . . . . . . . . . . . . . .           39,473            32,113          31,928
      Amortization of Fixed Maturity Investments  . . . . . . . . .          (22,609)          (20,910)        (17,376)
      Deferred Income Tax Benefit   . . . . . . . . . . . . . . . .           (8,242)          (21,903)        (33,852)
      Interest Expense on Deposit Contracts   . . . . . . . . . . .          405,536           400,122         375,305
      Cumulative Effect of Accounting Changes   . . . . . . . . . .               --            (2,877)             --
      Other Adjustments   . . . . . . . . . . . . . . . . . . . . .            9,514             4,998           7,730
      Changes in:
          Losses and Adjustment Expense Liabilities   . . . . . . .          137,482            37,274          30,060
          Unearned Premiums   . . . . . . . . . . . . . . . . . . .           47,579            76,786          56,767
          Life Policy Liabilities   . . . . . . . . . . . . . . . .            3,834             1,323           3,521
          Accrued Income Taxes  . . . . . . . . . . . . . . . . . .          (15,336)            7,850          11,842
          Accrued Interest on Accrual Bonds   . . . . . . . . . . .          (41,285)          (56,712)        (68,509)
          Accrued Investment Income   . . . . . . . . . . . . . . .          (19,675)           (9,254)        (13,491)
          Deferred Policy Acquisition Costs   . . . . . . . . . . .          (21,540)          (21,199)        (35,674)
          Other Assets and Liabilities  . . . . . . . . . . . . . .          (37,044)          (35,127)         65,621
                                                                            ------------------------------------------
                   Total Adjustments. . . . . . . . . . . . . . . .          438,647           204,835         353,283
                                                                            ------------------------------------------
Net Cash Provided by Operating Activities . . . . . . . . . . . . .         $753,021          $633,613        $664,577
                                                                            ==========================================


See Notes to Financial Statements on pages 48 through 63.

                      SAFECO CORPORATION AND SUBSIDIARIES

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                     Year Ended December 31
(In Thousands)                                                                1994             1993            1992
- - -------------------------------------------------------------------------------------------------------------------
Common Stock (Notes 8 and 9):
   Balance at the Beginning of Year . . . . . . . . . . . . . . . .       $  207,480        $  200,557      $  191,300
   Stock Issued for Options and Rights  . . . . . . . . . . . . . .            3,616             4,152           7,968
   Common Stock Reacquired  . . . . . . . . . . . . . . . . . . . .             (344)             (223)           (713)
   Stock Issued for Acquisition of Subsidiary . . . . . . . . . . .               --             2,149              --
   Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              442               845           2,002
                                                                          --------------------------------------------
   Balance at the End of Year . . . . . . . . . . . . . . . . . . .          211,194           207,480         200,557
                                                                          --------------------------------------------
Retained Earnings (Note 11):
   Balance at the Beginning of Year . . . . . . . . . . . . . . . .        2,307,322         1,993,350       1,793,726
   Net Income . . . . . . . . . . . . . . . . . . . . . . . . . . .          314,374           428,778         311,294
   Dividends Declared . . . . . . . . . . . . . . . . . . . . . . .         (120,913)         (110,700)       (100,486)
   Common Stock Reacquired  . . . . . . . . . . . . . . . . . . . .           (4,983)           (4,106)        (11,184)
                                                                          --------------------------------------------
   Balance at the End of Year . . . . . . . . . . . . . . . . . . .        2,495,800         2,307,322       1,993,350
                                                                          --------------------------------------------
Unrealized Appreciation of Investment Securities, Net of Tax (Note 2):
   Balance at the Beginning of Year . . . . . . . . . . . . . . . .          262,157           256,189         231,224
   Net Effect of Adoption of FASB Statement 115 . . . . . . . . . .          640,477                --              --
   Change in Unrealized Appreciation  . . . . . . . . . . . . . . .         (774,511)            5,968          24,965
                                                                          --------------------------------------------
   Balance at the End of Year . . . . . . . . . . . . . . . . . . .          128,123           262,157         256,189
                                                                          --------------------------------------------
Unrealized Gain (Loss) from Foreign Currency Translation, Net of Tax:
   Balance at the Beginning of Year . . . . . . . . . . . . . . . .           (2,568)           (1,949)          4,884
   Change in Unrealized Gain (Loss) from Foreign
      Currency Translation  . . . . . . . . . . . . . . . . . . . .           (3,070)             (619)         (6,833)
                                                                          --------------------------------------------
   Balance at the End of Year . . . . . . . . . . . . . . . . . . .           (5,638)           (2,568)         (1,949)
                                                                          --------------------------------------------
          Stockholders' Equity  . . . . . . . . . . . . . . . . . .       $2,829,479        $2,774,391      $2,448,147
                                                                          ============================================



See Notes to Financial Statements on pages 48 through 63.

                   PROPERTY AND CASUALTY INSURANCE COMPANIES

   SAFECO Insurance Company of America o General Insurance Company of America First National Insurance Company of America o SAFECO National Insurance Company
                    o SAFECO Insurance Company of Illinois
 SAFECO Lloyds Insurance Company o SAFECO Surplus Lines Insurance Company
                         o F.B. Beattie and Co., Inc.

STATEMENT OF COMBINED INCOME

                                                                                       Year Ended December
(In Thousands)                                                                1994              1993          1992
- - ----------------------------------------------------------------------------------------------------------------------
Net Premiums Written  . . . . . . . . . . . . . . . . . . . . . . .       $2,103,465        $2,000,165      $1,820,445
Increase in Unearned Premiums . . . . . . . . . . . . . . . . . . .          (50,034)          (70,451)        (65,985)
                                                                          --------------------------------------------
Earned Premiums . . . . . . . . . . . . . . . . . . . . . . . . . .        2,053,431         1,929,714       1,754,460
                                                                          --------------------------------------------
Losses and Expenses:
   Losses and Adjustment Expense  . . . . . . . . . . . . . . . . .        1,528,067         1,350,628       1,306,652
   Commissions  . . . . . . . . . . . . . . . . . . . . . . . . . .          308,513           280,357         261,802
   Personnel Costs  . . . . . . . . . . . . . . . . . . . . . . . .          148,246           150,960         136,773
   Taxes Other than Payroll and Income Taxes  . . . . . . . . . . .           58,889            53,094          48,749
   Dividends to Policyholders . . . . . . . . . . . . . . . . . . .           22,835            20,653          15,978
   Other Operating Expenses . . . . . . . . . . . . . . . . . . . .           72,776            72,798          65,806
   Amortization of Deferred Policy Acquisition Costs  . . . . . . .          365,196           341,997         320,339
   Deferral of Policy Acquisition Costs . . . . . . . . . . . . . .         (373,746)         (350,621)       (329,617)
                                                                          --------------------------------------------
          Total   . . . . . . . . . . . . . . . . . . . . . . . . .        2,130,776         1,919,866       1,826,482
                                                                          --------------------------------------------
Underwriting Profit (Loss)  . . . . . . . . . . . . . . . . . . . .          (77,345)            9,848         (72,022)
Net Investment Income (Excluding realized gain) . . . . . . . . . .          283,481           277,643         280,820
Proposition 103 Settlement  . . . . . . . . . . . . . . . . . . . .               --           (40,000)             --
                                                                          --------------------------------------------
Income Before Realized Gain and Income Taxes  . . . . . . . . . . .          206,136           247,491         208,798
Realized Gain from Security Investments
   Before Income Taxes  . . . . . . . . . . . . . . . . . . . . . .           31,003           114,561          54,622
                                                                          --------------------------------------------
Income Before Income Taxes  . . . . . . . . . . . . . . . . . . . .          237,139           362,052         263,420
Provision for Federal and Canadian Income Taxes
   (Including tax provision on realized gain: 1994 -- $10,298;
       1993 -- $43,398; 1992 -- $18,107)  . . . . . . . . . . . . .           23,700            73,702          39,761
                                                                          --------------------------------------------
Income Before Cumulative Effect of Accounting Changes . . . . . . .          213,439           288,350         223,659
Cumulative Effect of Accounting Changes:
   Postretirement Benefits (Net of tax) . . . . . . . . . . . . . .               --           (12,258)             --
   Income Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .               --             7,337              --
                                                                          --------------------------------------------
Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $  213,439        $  283,429      $  223,659
                                                                          ============================================




See Notes to Financial Statements on pages 48 through 63.

                      LIFE AND HEALTH INSURANCE COMPANIES
     SAFECO Life Insurance Company o SAFECO National Life Insurance Company
       First SAFECO National Life Insurance Company of New York
                     o SAFECO Administrative Services, Inc.

STATEMENT OF COMBINED INCOME

                                                                                     Year Ended December 31
(In Thousands)                                                                1994              1993           1992
- - ----------------------------------------------------------------------------------------------------------------------
Premiums and Other Revenue  . . . . . . . . . . . . . . . . . . . .         $276,771          $305,963        $328,516
Net Investment Income (Excluding realized gain) . . . . . . . . . .          706,217           668,158         623,584
                                                                            ------------------------------------------
          Total   . . . . . . . . . . . . . . . . . . . . . . . . .          982,988           974,121         952,100
                                                                            ------------------------------------------
Benefits and Expenses:
   Policy Benefits  . . . . . . . . . . . . . . . . . . . . . . . .          674,215           675,478         674,139
   Commissions  . . . . . . . . . . . . . . . . . . . . . . . . . .           85,615            82,089          80,207
   Personnel Costs  . . . . . . . . . . . . . . . . . . . . . . . .           47,698            48,431          47,279
   Taxes Other than Payroll and Income Taxes  . . . . . . . . . . .            7,891             9,003           9,556
   Other Operating Expenses . . . . . . . . . . . . . . . . . . . .           50,507            46,389          43,711
   Amortization of Deferred Policy Acquisition Costs  . . . . . . .           29,407            26,350          18,861
   Deferral of Policy Acquisition Costs . . . . . . . . . . . . . .          (43,360)          (38,925)        (45,257)
                                                                            ------------------------------------------
          Total   . . . . . . . . . . . . . . . . . . . . . . . . .          851,973           848,815         828,496
                                                                            ------------------------------------------
Income Before Realized Gain and Income Taxes  . . . . . . . . . . .          131,015           125,306         123,604
Realized Gain from Security Investments
   Before Income Taxes  . . . . . . . . . . . . . . . . . . . . . .            5,888            53,544           3,377
                                                                           -------------------------------------------
Income Before Income Taxes  . . . . . . . . . . . . . . . . . . . .          136,903           178,850         126,981
Provision for Federal Income Taxes
   (Including tax provision on realized gain:
      1994 -- $2,106; 1993 -- $18,344; 1992 -- $1,175)   . . . . .            48,180            66,747          49,179
                                                                           -------------------------------------------
Income Before Cumulative Effect of Accounting Changes . . . . . . .           88,723           112,103          77,802
Cumulative Effect of Accounting Changes:
   Postretirement Benefits (Net of tax) . . . . . . . . . . . . . .               --            (2,493)             --
   Income Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .               --             9,092              --
                                                                             -----------------------------------------
Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $ 88,723          $118,702       $ 77,802
                                                                             =========================================




See Notes to Financial Statements on pages 48 through 63.

                             REAL ESTATE COMPANIES
    SAFECO Properties, Inc. o Winmar Company, Inc. o SAFECARE Company, Inc.

STATEMENT OF CONSOLIDATED INCOME

                                                                                      Year Ended December 31
(In Thousands)                                                                1994              1993            1992
- - ----------------------------------------------------------------------------------------------------------------------
Revenues:
   Operating Property Revenue . . . . . . . . . . . . . . . . . . .         $ 75,681           $64,315        $ 60,864
   Healthcare Facility Revenue  . . . . . . . . . . . . . . . . . .               --                --         101,542
   Real Estate Sales  . . . . . . . . . . . . . . . . . . . . . . .           26,521             5,979          12,350
   Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . .            3,638             4,609           6,490
   Other    . . . . . . . . . . . . . . . . . . . . . . . . . . . .            1,475             3,349           5,926
                                                                             -----------------------------------------
          Total   . . . . . . . . . . . . . . . . . . . . . . . . .          107,315            78,252         187,172
                                                                             -----------------------------------------
Expenses:
   Operating Property Expenses  . . . . . . . . . . . . . . . . . .           26,184            22,369          23,310
   Healthcare Facility Operating Expenses . . . . . . . . . . . . .               --                --          91,849
   Real Estate Sales Costs  . . . . . . . . . . . . . . . . . . . .           19,179             5,750          10,937
   Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . .           27,426            21,553          26,628
   Depreciation . . . . . . . . . . . . . . . . . . . . . . . . . .           13,520            10,486          14,213
   General and Administrative . . . . . . . . . . . . . . . . . . .           12,154            11,504          13,783
   Minority Interest  . . . . . . . . . . . . . . . . . . . . . . .            1,780               371             468
                                                                             -----------------------------------------
          Total   . . . . . . . . . . . . . . . . . . . . . . . . .          100,243            72,033         181,188
   Interest and Other Expenses Capitalized  . . . . . . . . . . . .           (3,080)           (3,860)         (2,405)
                                                                             -----------------------------------------
          Net Expenses  . . . . . . . . . . . . . . . . . . . . . .           97,163            68,173         178,783
                                                                             -----------------------------------------
Income Before Realized Gain (Loss) and Income Taxes . . . . . . . .           10,152            10,079           8,389
Realized Gain (Loss) from Real Estate Investments
   Before Income Taxes  . . . . . . . . . . . . . . . . . . . . . .             (174)            8,126              (6)
                                                                             -----------------------------------------
Income Before Income Taxes  . . . . . . . . . . . . . . . . . . . .            9,978            18,205           8,383
Provision for Federal Income Taxes
   (Including tax provision (benefit) on realized gain (loss):
      1994 -- $(61); 1993 -- $2,717; 1992 -- $680)  . . . . . . . .            3,523             6,660           3,029
                                                                             -----------------------------------------
Income Before Cumulative Effect of Accounting Changes . . . . . . .            6,455            11,545           5,354
Cumulative Effect of Accounting Changes:
   Postretirement Benefits (Net of tax) . . . . . . . . . . . . . .               --              (360)             --
   Income Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .               --             3,389              --
                                                                             -----------------------------------------
Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $ 6,455           $14,574         $ 5,354
                                                                             =========================================


See Notes to Financial Statements on pages 48 through 63.

                          SAFECO CREDIT COMPANY, INC.
STATEMENT OF INCOME

                                                                                      Year Ended December 31
(In Thousands)                                                                1994              1993             1992
- - ----------------------------------------------------------------------------------------------------------------------
Investment Revenues:
   Interest and Finance Charges:
      Finance Receivables   . . . . . . . . . . . . . . . . . . . .          $48,986           $45,151         $43,156
      Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . .            4,330             3,985           3,431
                                                                             -----------------------------------------
          Total   . . . . . . . . . . . . . . . . . . . . . . . . .           53,316            49,136          46,587
   Interest on Other Investments  . . . . . . . . . . . . . . . . .              281               140           1,480
                                                                             -----------------------------------------
          Total Investment Revenues   . . . . . . . . . . . . . . .           53,597            49,276          48,067
Interest Expense  . . . . . . . . . . . . . . . . . . . . . . . . .           30,652            25,918          26,646
                                                                             -----------------------------------------
   Net Investment Income  . . . . . . . . . . . . . . . . . . . . .           22,945            23,358          21,421
Provision for Credit Losses . . . . . . . . . . . . . . . . . . . .            3,650             4,450           3,420
                                                                             -----------------------------------------
   Net Investment Income After Provision for Credit Losses  . . . .           19,295            18,908          18,001
Other Revenue . . . . . . . . . . . . . . . . . . . . . . . . . . .            4,584             4,770           3,260
                                                                             -----------------------------------------
          Total   . . . . . . . . . . . . . . . . . . . . . . . . .           23,879            23,678          21,261
                                                                             -----------------------------------------
Operating Expenses:
   Personnel Costs  . . . . . . . . . . . . . . . . . . . . . . . .            7,204             7,274           7,483
   General and Administrative   . . . . . . . . . . . . . . . . . .            5,914             6,214           4,742
                                                                             -----------------------------------------
          Total   . . . . . . . . . . . . . . . . . . . . . . . . .           13,118            13,488          12,225
                                                                             -----------------------------------------
Income Before Income Taxes  . . . . . . . . . . . . . . . . . . . .           10,761            10,190           9,036
Provision for Federal Income Taxes  . . . . . . . . . . . . . . . .            3,396             3,751           2,896
                                                                             -----------------------------------------
Income Before Cumulative Effect of Accounting Changes . . . . . . .            7,365             6,439           6,140
Cumulative Effect of Accounting Changes:
   Postretirement Benefits (Net of tax) . . . . . . . . . . . . . .               --              (360)             --
   Income Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .               --               (42)             --
                                                                             -----------------------------------------
Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $ 7,365           $ 6,037         $ 6,140
                                                                             =========================================


See Notes to Financial Statements on pages 48 through 63.

                           ASSET MANAGEMENT COMPANIES

           SAFECO Asset Management Company o SAFECO Securities, Inc.
               SAFECO Services Corporation o SAFECO Trust Company

STATEMENT OF COMBINED INCOME

                                                                                       Year Ended December 31
(In Thousands)                                                                 1994             1993             1992
- - ----------------------------------------------------------------------------------------------------------------------
Revenues:
   Management and Advisory Fees . . . . . . . . . . . . . . . . . .          $11,235           $10,074         $ 8,867
   Transfer Agent Fees  . . . . . . . . . . . . . . . . . . . . . .            2,367             1,877           1,866
   Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            1,453             1,299           2,324
                                                                             -----------------------------------------
      Total   . . . . . . . . . . . . . . . . . . . . . . . . . . .           15,055            13,250          13,057
                                                                             -----------------------------------------
Expenses:
   Personnel Costs  . . . . . . . . . . . . . . . . . . . . . . . .            4,737             4,199           3,326
   Marketing and Shareholder Communication  . . . . . . . . . . . .            1,564               890             649
   Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            2,403             1,622           2,579
                                                                             -----------------------------------------
      Total . . . . . . . . . . . . . . . . . . . . . . . . . . . .            8,704             6,711           6,554
                                                                             -----------------------------------------
Income Before Income Taxes  . . . . . . . . . . . . . . . . . . . .            6,351             6,539           6,503
Provision for Federal Income Taxes  . . . . . . . . . . . . . . . .            2,235             2,284           2,242
                                                                             -----------------------------------------
Income Before Cumulative Effect of Accounting Changes . . . . . . .            4,116             4,255           4,261
Cumulative Effect of Accounting Changes:
   Postretirement Benefits (Net of tax) . . . . . . . . . . . . . .               --              (204)             --
   Income Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .               --                 2              --
                                                                             -----------------------------------------
Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $ 4,116           $ 4,053         $ 4,261
                                                                             =========================================


See Notes to Financial Statements on pages 48 through 63.

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

   All significant intercompany transactions and accounts have been eliminated in the consolidated financial statements. Certain reclassifications have been made to the prior year financial information to conform to the 1994 classification.

   SAFECO Properties, Inc. sold its hospital operations subsidiary, SAFECARE Health Services, Inc. in May of 1992. See page 32 for further information. As these operations are not material to the consolidated financial statements, they have not been reclassified as discontinued operations.

Accounting for Premiums

   Property and casualty insurance premiums are included in income as earned on a daily pro rata basis over the term of the respective policies. The unearned portion is included in the balance sheet as a liability for unearned premiums, before the effect of reinsurance. See Note 5 for more information on reinsurance.

   Life and health insurance premiums are reported as income when collected for traditional individual life policies and when earned for group and individual health policies. Funds received under pension deposit contracts, annuities and universal life policies of $1,012,164, $1,001,880 and $954,813 in 1994, 1993
and 1992, respectively, are recorded as liabilities rather than premium income when received. Revenues for universal life products consist of front-end loads, mortality charges and expense charges assessed against individual policyholder account balances. These loads and charges are recognized as income when earned.

Investments

   SAFECO adopted Financial Accounting Standards Board (FASB) Statement 115, "Accounting for Certain Investments in Debt and Equity Securities," on January 1, 1994, applying the provisions of the statement to investments held as of, or acquired after that date. See discussion of new accounting standards on page 49.

   Fixed maturity investments (bonds and redeemable preferred stock) which SAFECO has the positive intent and ability to hold to maturity are classified as held-to-maturity and carried at amortized cost in the balance sheet. Fixed maturities classified as available-for-sale are carried at market value, with changes in unrealized gains and losses recorded directly to stockholders' equity, net of applicable income taxes and deferred policy acquisition costs valuation allowance. SAFECO has no fixed maturities classified as trading.

   All marketable equity securities are classified as available-for-sale and are carried at market value, with changes in unrealized gains and losses recorded directly to stockholders' equity, net of applicable income taxes.

   When the collectibility of income on certain investments is considered doubtful, they are placed on nonaccrual status and thereafter interest income is recognized only when payment is received. Investments that have declined in market value below cost and for which the decline is judged to be other than temporary are written down to fair value. Writedowns are made directly on an individual security basis and are included in realized invest-ment losses in the statement of income.

   The cost of security investments sold is determined by the "identified cost" method.

   Mortgage loans are carried at outstanding principal balances, less an allowance for mortgage loan losses. The allowance for mortgage loan losses at December 31, 1994 and 1993 was $9,511 and $7,000, respectively.

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

     Real estate taxes, interest expense and certain other carrying costs related to projects under development are capitalized as a cost of such projects during the development phase and until the project is substantially completed or until the total carrying value equals estimated net realizable value. After substantial completion, the carrying costs are charged to expense when incurred and depreciation is provided. Projects that involve construction of income-producing property are considered to be substantially complete at the earlier of attainment of a predetermined occupancy level or one year of operations. Projects that involve the development of land are considered substantially complete when planned improvement activity is concluded or the property is offered for sale.

   Interest capitalized relating to the development of real estate was $2,482, $3,554 and $2,129 for 1994, 1993 and 1992, respectively.

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

Losses and Adjustment Expense

   Unpaid losses and adjustment expense represent the estimated liability for claims reported plus losses incurred but not yet reported and the related estimated adjustment expense. The liability for losses and related adjustment expense is determined using "case basis" evaluations and statistical analyses and represents an estimate of the ultimate net cost of all losses incurred but not paid through December 31 of each year. Although considerable variability is inherent in such estimates, management believes that the liability for unpaid losses and related adjustment expense is adequate. These estimates are continually reviewed and adjusted as necessary; such adjustments are included in current operations. See Note 4 for more information.

   Salvage and subrogation recoverables are accrued using the "case basis" method for large recoverables and statistical estimates based on historical experience for smaller recoverables. Recoverable amounts deducted from the liability for losses and adjustment expense were $131,093 and $134,042 at December 31, 1994 and 1993 respectively.

   The property and casualty companies' liability for unpaid losses and adjustment expense is presented gross of amounts recoverable from reinsurers. See Note 5 for more information.

Life Policy Liabilities

   Liabilities for universal life insurance policies, deferred annuity contracts and pension deposit contracts are equal to the accumulated account value of such policies or contracts as of the valuation date. Liabilities for structured settlement annuities are based on interest rate assumptions using market rates at issue, graded downward over 40 years to a range of 5 1/2% to 8 3/4%.

   Liabilities for future benefits under traditional individual life insurance policies have been computed on the net level premium method and reflect interest, mortality and persistency assumptions based on Company experience modified to provide for adverse deviation. Interest assumptions generally range from 8 1/2% graded to 3 1/4%.

Net Income Per Share of Common Stock

   Net income per share of common stock is based on the weighted average number of common shares outstanding during each year. Dilution arising from stock options is insignificant.

New Accounting Standards

   SAFECO adopted Financial Accounting Standards Board (FASB) Statements 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and 109, "Accounting for Income Taxes," in the first quarter of 1993. See the Consolidated Statement of Income on page 37 for the effect on income of adoption of statements 106 and 109. For additional disclosure relating to statements 106 and 109, see Note 12 and Note 14, respectively.

   SAFECO adopted FASB Statement 112, "Employers' Accounting for Postemployment Benefits," effective January 1, 1994. Adoption had no effect on net income.

   SAFECO adopted FASB Statement 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts," in the first quarter of 1993. Adoption had no effect on net income. See Note 5 for disclosures relating to reinsurance.

   In May of 1993, the FASB issued Statement 114, "Accounting by Creditors for Impairment of a Loan," which provides guidance on valuing impaired loans. The FASB also issued Statement 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures," in October of 1994, which amends Statement 114. Both statements are effective for 1995. Based on current analysis, the impact on SAFECO's net income and financial condition of adopting these statements is not expected to be significant.

   In May of 1993, the FASB issued Statement 115, "Accounting for Certain Investments in Debt and Equity Securities," which expands the use of fair value accounting for debt and equity securities. As of January 1, 1994, SAFECO adopted the provisions of this statement for investments held as of, or acquired after that date. Statement 115 requires that debt and equity securities be classified as trading, available-for-sale or held-to-maturity. Fixed maturity securities that SAFECO has the positive intent and ability to hold to maturity (as narrowly defined by Statement 115) are classified as held-to-maturity and are reported at amortized cost. Fixed maturity securities classified as available-for-sale are carried at market value, with changes in unrealized gains and losses recorded directly to stockholders' equity, net of applicable income taxes and deferred policy acquisition costs valuation allowance. All marketable equity securities are classified as available-for-sale and continue to be carried at market value, with changes in unrealized gains and losses recorded directly to stockholders' equity, net of applicable income taxes.

 1. SUMMARY OF SIGNIFICANT
    ACCOUNTING POLICIES (Continued)

   Under Statement 115, trading securities are carried at market value with immediate recognition in income of changes in market value. Since SAFECO does not have any securities held for trading, the adoption of this statement had no effect on net income. As required by Statement 115, no restatement of prior period amounts has been made. See Note 2 below for detail of the effect on stockholders' equity of the adoption of Statement 115.

   The FASB issued Statement 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," in October of 1994. Statement 119 requires the presentation of certain disclosures about derivative financial instruments and is effective for 1994. SAFECO has made the additional required disclosures for 1994 in Note 7.

2. INVESTMENTS

   Investment income is comprised of:

                                           1994            1993           1992
- - --------------------------------------------------------------------------------
Interest:
   Fixed maturities . . . . . . . . . . $  908,194       $867,022       $818,429
   Mortgage loans . . . . . . . . . . . ,   40,664         40,027         39,817
   Short-term investments . . . . . . .      8,354          8,266          8,365
Dividends:
   Marketable equity securities . . . .     42,059         45,146         42,092
   Redeemable preferred stock . . . . .      2,133          1,540          1,584
Other investment income . . . . . . . .      4,714          4,830          5,156
                                        ----------------------------------------
   Total investment income. . . . . . .  1,006,118        966,831        915,443
Investment expenses . . . . . . . . . .     14,508         15,036         12,395
                                        ----------------------------------------
   Net investment income. . . . . . . . $  991,610       $951,795       $903,048
                                        ========================================

   The carrying value of investments in fixed maturities and mortgage loans that have not produced income for the last twelve months is less than one percent of the total of such investments at December 31, 1994.

   The following analysis summarizes realized gains and losses on investments:

                                           1994           1993            1992
- - --------------------------------------------------------------------------------
Realized investment gains (losses):
   Fixed maturities. . . . . . . .  . . $ (8,843)       $121,907        $ 39,532
   Marketable equity securities . . . .   48,057          57,616          21,063
   Investment real estate . . . . . . .     (174)          8,126              (6)
                                        ----------------------------------------
      Realized investment gain before
         taxes. . . . . . . . . . . . .   39,040         187,649          60,589
   Applicable income taxes. . . . . . .  (13,118)        (68,734)        (20,844)
                                        ----------------------------------------
      Net realized investment gain. . . $ 25,922        $118,915        $ 39,745
                                        ========================================

   The following analysis summarizes the changes in unrealized gains and losses on investment securities:

                                            1994            1993            1992
- - --------------------------------------------------------------------------------
Increase (decrease) in unrealized
  appreciation of investment securities:
   Fixed maturities . . . . . . . . . .  $(1,448,717)    $ 400,459      $ 42,298
   Marketable equity securities . . . .     (107,067)        8,949        37,826
   Applicable income taxes. . . . . . .      544,524      (155,617)      (27,242)
                                         ---------------------------------------
      Net change in unrealized
        appreciation. . . . . . . . . .  $(1,011,260)    $ 253,791      $ 52,882
                                         =======================================

   As discussed in Note 1, SAFECO adopted the provisions of FASB Statement
115 as of January 1, 1994. The net effect on stockholders' equity of the adoption of Statement 115 was an increase of $640,477 as of January 1, 1994. The net increase of $640,477 was comprised of the following amounts: aggregate market value in excess of amortized cost of fixed maturities classified as available-for-sale of $1,013,117, less deferred policy acquisition costs valuation allowance of $27,768 and deferred income taxes at 35% of $344,872.

The following is a summary of fixed maturities and marketable equity securities classified as available-for-sale at December 31, 1994:

                                                                            Gross           Gross          Net           Estimated
                                                           Amortized      Unrealized      Unrealized     Unrealized        Market
                                                             Cost           Gains           Losses       Gain (Loss)       Value
- - ------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of U.S.
   government corporations and agencies . . . . . . . . .  $ 1,009,473     $   5,002     $  (43,104)     $  (38,102)     $   971,371
Obligations of states and political subdivisions. . . . .    2,740,754       192,205       (104,504)         87,701        2,828,455
Debt securities issued by foreign governments . . . . . .      227,398        22,713         (3,546)         19,167          246,565
Corporate securities. . . . . . . . . . . . . . . . . . .    3,806,929        60,441       (175,136)       (114,695)       3,692,234
Mortgage-backed securities. . . . . . . . . . . . . . . .    1,793,208        33,287        (87,980)        (54,693)       1,738,515
Other debt securities . . . . . . . . . . . . . . . . . .       30,448         1,608           (125)          1,483           31,931
                                                           -------------------------------------------------------------------------
   Total fixed maturities classified as
     available-for-sale                                      9,608,210       315,256       (414,395)        (99,139)       9,509,071
Marketable equity securities. . . . . . . . . . . . . . .      565,007       314,211        (24,164)        290,047          855,054
                                                           -------------------------------------------------------------------------
       Total. . . . . . . . . . . . . . . . . . . . . . .  $10,173,217      $629,467     $ (438,559)        190,908      $10,364,125
                                                           ========================================                      ===========
Applicable income taxes . . . . . . . . . . . . . . . . .                                                   (62,785)
                                                                                                          ---------
Unrealized appreciation of investment securities,
   net of tax, included in stockholders' equity . . . . .                                                 $ 128,123
                                                                                                          =========


  The following is a summary of fixed maturities classified as held-to-maturity at December 31, 1994:

                                                                            Gross           Gross          Net           Estimated
                                                           Amortized      Unrealized      Unrealized     Unrealized        Market
                                                             Cost           Gains           Losses       Gain (Loss)       Value
- - ------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of U.S.
   government corporations and agencies . . . . . . . .     $  124,266     $    649       $ (10,953)     $  (10,304)     $   113,962
Obligations of states and political subdivisions. . . .         36,517        2,260            (527)          1,733           38,250
Debt securities issued by foreign governments . . . . .        139,951        2,651          (2,434)           217           140,168
Corporate securities. . . . . . . . . . . . . . . . . .      1,230,969       24,490         (76,261)       (51,771)        1,179,198
Mortgage-backed securities. . . . . . . . . . . . . . .        521,429        8,374         (53,072)       (44,698)          476,731
                                                            ------------------------------------------------------------------------
   Total fixed maturities classified as
       held-to-maturity. . . . . . . . . . . . . . . .      $2,053,132     $ 38,424       $(143,247)     $(104,823)      $ 1,948,309
                                                            ========================================================================

   The following is a summary of all fixed maturities as of December 31, 1993:

                                                                            Gross           Gross          Net           Estimated
                                                           Amortized      Unrealized      Unrealized     Unrealized        Market
                                                             Cost           Gains           Losses       Gain (Loss)       Value
- - ------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of U.S.
   government corporations and agencies. . . . . . . . .   $ 1,028,324   $   88,900        $   (395)     $   88,505      $ 1,116,829
Obligations of states and political subdivisions . . . .     2,539,412      453,726          (1,410)        452,316        2,991,728
Debt securities issued by foreign governments. . . . . .       389,838       84,316            (157)         84,159          473,997
Corporate securities. . . . . . . . . . . . . . . . . ..     4,488,884      471,956         (18,086)        453,870        4,942,754
Mortgage-backed securities. . . . . . . . . . . . . . ..     2,262,286      177,872         (13,997)        163,875        2,426,161
Other debt securities. . . . . . . . . . . . . . . . . .        12,232        2,072             (42)          2,030           14,262
                                                           -------------------------------------------------------------------------
  Total. . . .  . .  . . . . . . . . . . . . . . . . . .   $10,720,976   $1,278,842        $(34,087)     $1,244,755      $11,965,731
                                                           =========================================================================

   Included in the 1993 amounts above are certain fixed maturities classified as available-for-sale and carried in the balance sheet at the lower of aggregate amortized cost or market value. At December 31, 1993, these investments had a carrying value of $172,269 and a market value of $227,442.

   At December 31, 1993, the aggregate market value of marketable equity securities was in excess of cost by $397,114, comprised of gross unrealized gains of $399,515 and gross unrealized losses of $2,401.

   The amortized cost and estimated market value of fixed maturities at December 31, 1994, by contractual maturity, are presented below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                                                                                                   Estimated
Fixed Maturities, Available-for-Sale                                                             Amortized Cost   Market Value
- - ------------------------------------------------------------------------------------------------------------------------------
Due in one year or less . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $  181,213      $  181,998
Due after one year through five years . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,314,911       1,289,322
Due after five years through ten years. . . . . . . . . . . . . . . . . . . . . . . . . . .         1,927,706       1,879,994
Due after ten years . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         4,391,172       4,419,242
Mortgage-backed securities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,793,208       1,738,515
                                                                                                   --------------------------
   Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $9,608,210      $9,509,071
                                                                                                   ==========================

                                                                                                                   Estimated
Fixed Maturities, Held-to-Maturity                                                               Amortized Cost   Market Value
- - ------------------------------------------------------------------------------------------------------------------------------
Due in one year or less . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $      113      $      113
Due after one year through five years . . . . . . . . . . . . . . . . . . . . . . . . . . .             5,000           4,600
Due after five years through ten years. . . . . . . . . . . . . . . . . . . . . . . . . . .                 3               4
Due after ten years . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,526,587       1,466,861
Mortgage-backed securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           521,429         476,731
                                                                                                   --------------------------
   Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . .        $2,053,132      $1,948,309
                                                                                                   ==========================

   The proceeds from sales of investment securities and related gains and losses for 1994 are as follows:

                                                                                                                       Marketable
                                                                           Fixed Maturities,     Fixed Maturities,       Equity
                                                                          Available-for-Sale     Held-to-Maturity      Securities
- - ---------------------------------------------------------------------------------------------------------------------------------
Proceeds from sales . . . . . . . . . . . . . . . . . . . . . . . .           $786,361               $     --           $120,723
                                                                              --------------------------------------------------
Gross realized gains on sales . . . . . . . . . . . . . . . . . . .           $ 19,235               $     --           $ 52,680
Gross realized losses on sales  . . . . . . . . . . . . . . . . . .            (50,043)                    --             (4,623)
                                                                              --------------------------------------------------
Realized gains (losses) on sale . . . . . . . . . . . . . . . . . .            (30,808)                    --             48,057
Writedowns  . . . . . . . . . . . . . . . . . . . . . . . . . . . .             (4,804)                    --                 --
Other, including gains on calls and redemptions . . . . . . . . . .             26,769                     --                 --
                                                                              --------------------------------------------------
   Total realized gain (loss) . . . . . . . . . . . . . . . . . . .           $ (8,843)              $     --           $ 48,057
                                                                              ==================================================

   As indicated above no sales of fixed maturities classified as held-to-maturity occurred in 1994, the year of adoption of FASB 115.

   The proceeds from sales of investments in fixed maturities and related gains and losses for 1993 and 1992 are as follows:

                                                                                                     1993            1992
- - ----------------------------------------------------------------------------------------------------------------------------
Proceeds from sales  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $845,395       $1,093,592
                                                                                                   -------------------------
Gross realized gains on sales. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 92,809       $   59,932
Gross realized losses on sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (23,120)         (26,361)
                                                                                                   -------------------------
Realized gains on sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       69,689           33,571
Writedowns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (15,171)         (20,571)
Other, including gains on calls and redemptions. . . . . . . . . . . . . . . . . . . . . . . .       67,389           26,532
                                                                                                   -------------------------
   Total realized gain . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $121,907       $   39,532
                                                                                                   =========================

3.  NOTES AND MORTGAGES PAYABLE

   At December 31, 1994, SAFECO Credit had short-term borrowings of $413,000 through commercial paper and master note agreements and $94,150 of medium-term notes. The repayment of each of these borrowings is guaranteed by SAFECO Corporation. The weighted average interest rates on the short-term borrowings were 5.8% and 3.3% at December 31, 1994 and 1993, respectively.

   At December 31, 1994, SAFECO Credit had available bank lines of credit totaling $350,000. No amounts were outstanding under these lines of credit at December 31, 1994. These lines support 90-day borrowings and day-to-day (quickline) borrowings. SAFECO Credit pays a fee to have these lines of credit available and does not maintain deposits as compensating balances.

   In July 1994, the Securities and Exchange Commission (SEC) declared effective a shelf registration of $200,000 of debt securities by SAFECO Corporation. No securities have yet been issued under this registration. These securities may be offered and sold from time to time, with various maturities and other terms to be determined at the time of issuance. Any proceeds will be used for general corporate purposes which will likely include replacing much of SAFECO Corporation's $200,000 of 10.75% notes which come due September of 1995.

   In December 1990, the SEC declared effective a shelf registration of $200,000 of debt securities by SAFECO Corporation and/or SAFECO Credit. SAFECO Credit issued $149,850 of medium-term notes under this shelf registration. The $94,150 outstanding notes under this shelf registration have rates ranging from 6.90% to 9.15% and maturities from April 1995 to December 2001. SAFECO Corporation issued $50,000 of medium-term notes under this shelf registration, with rates ranging from 6.96% to 7.33%, all maturing in 2002 and 2003. No additional notes will be issued under this shelf registration.

   SAFECO Credit and SAFECO's real estate companies enter into interest rate swap agreements with outside parties to reduce the impact of changes in interest rates on their floating rate debt. At December 31, 1994, interest rate swap agreements were outstanding with notional amounts of $70,855, which replace the floating rates of 6.06% to 6.73% with fixed rates ranging from 4.51% to 9.00%. Maturities of the agreements range from July 1995 to February 2001. All of these swaps relate to SAFECO Credit. The real estate companies' agreements matured in 1993. There were no swap terminations in 1994, 1993, or 1992. The net interest accrued of $1,283 under these agreements in 1994 was recorded as an increase in interest expense.

   Substantially all investment real estate is pledged as collateral for real estate mortgages and contracts payable.

   The total amount, current portions, interest rates and maturities of notes and mortgages payable at December 31 are as follows:

                                                                                    1994                           1993
                                                                        -----------------------------------------------------------
                                                                         Total            Current          Total           Current
- - -----------------------------------------------------------------------------------------------------------------------------------
SAFECO Credit borrowings payable through 2001;
   1994 interest rates from 4.51% to 9.15% . . . . . . . . . . . . . .  $510,600         $432,250         $427,930         $333,780
                                                                        ===========================================================
Other Notes and Mortgages:
   Real estate mortgages and contracts payable in
       installments and medium-term notes payable through
       2014; 1994 interest rates from 6.0% to 11.25% . . . . . . . . .  $232,136         $  3,828         $238,093         $ 34,982
   Unsecured notes and loans payable in installments
       through 1997; 1994 interest rates from 6.06% to 8.5%. . . . . .    40,173            3,227           52,412           29,096
                                                                        -----------------------------------------------------------
           Total . . . . . . . . . . . . . . . . . . . . . . . . . . .  $272,309         $  7,055         $290,505         $ 64,078
                                                                        ===========================================================

   Aggregate annual principal installments payable under these obligations for each of the five years subsequent to 1994 are as follows: 1995 -- $439,305; 1996
- - -- $74,374; 1997 -- $32,040; 1998 -- $24,505; 1999 -- $4,265.

4.  PROPERTY AND CASUALTY LOSS RESERVES

   The following is a summary of the activity related to SAFECO's property and casualty companies' reserve for losses and adjustment expense (net of reinsurance amounts):

                                                                                   1994             1993             1992
- - -----------------------------------------------------------------------------------------------------------------------------
Losses and adjustment expense reserves at beginning of year . . . . . . . . .  $1,995,122        $1,963,136        $1,865,319
                                                                               ----------------------------------------------
Incurred losses and adjustment expense for claims occurring
   in the current year. . . . . . . . . . . . . . . . . . . . . . . . . . . .   1,609,392         1,447,565         1,351,234
Decrease in estimated losses and adjustment expense for claims
   occurring in prior years . . . . . . . . . . . . . . . . . . . . . . . . .     (81,325)          (96,937)          (44,582)
                                                                               ----------------------------------------------
Total incurred losses and adjustment expense. . . . . . . . . . . . . . . . .   1,528,067         1,350,628         1,306,652
                                                                               ----------------------------------------------
Losses and adjustment expense payments for claims occurring during:
   Current year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     809,722           719,756           659,960
   Prior years. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     620,521           598,886           548,875
                                                                               ----------------------------------------------
Total losses and adjustment expense payments. . . . . . . . . . . . . . . . .   1,430,243         1,318,642         1,208,835
                                                                               ----------------------------------------------
       Losses and adjustment expense reserves at end of year. . . . . . . . .  $2,092,946        $1,995,122        $1,963,136
                                                                               ==============================================

   The year-end reserve amounts above are net of related reinsurance recoverables of $143,858, $100,065 and $89,198 for 1994, 1993 and 1992,
respectively.

   The amounts above do not include SAFECO's life and health insurance companies' loss reserves for accident and health claims as these amounts are not material in relation to consolidated losses and adjustment expense reserves and because the majority of these claims are incurred and paid in full within a one-year period.

   The decrease in the property and casualty companies' estimated losses and adjustment expense for claims occurring in prior years reflects several factors: aggressive reserving undertaken in prior years to correct deficiencies which is no longer necessary, favorable legislation in the workers' compensation area, moderation of medical costs and inflation and claims department changes. The favorable legislation in the workers' compensation area, which relates primarily to the states of Oregon and California, has helped reduce fraud, allowed for final settlement of claims and made it more difficult to reopen claims -- all of which reduced SAFECO's ultimate loss costs. The cost of claim settlements in several lines of business has benefited from changes in the organization of SAFECO's claims department which has established separate specialized units for workers' compensation, environmental exposures and fraud investigation. In addition, increased focus on adjustment expenses has helped reduce these costs.

   The property and casualty companies' liability for unpaid losses and adjustment expense includes reserves for environmental, asbestos and other toxic claims. These reserves are approximately 5% of total property and casualty reserves for losses and adjustment expense at December 31, 1994, 1993 and 1992. The reserves include estimates for both reported and IBNR losses and related legal expenses. Reserving for these claims is subject to significant uncertainties. Such uncertainties include difficulties in predicting the outcome of judicial decisions as case law evolves regarding liability exposure, insurance coverage and interpretation of policy language and changes in environmental regulations. In view of these conditions, trends that have affected development of these liabilities in the past may not necessarily occur in the future.

5. REINSURANCE

   SAFECO's insurance subsidiaries protect themselves from excessive losses by reinsuring on treaty and facultative bases. Reinsurance contracts do not relieve SAFECO from its obligations to policyholders. With respect to the amounts of reinsurance related to the liabilities for losses, adjustment expense, life policy liabilities and unearned premiums, a continuing liability exists, in the event reinsurance companies are unable to meet their obligations. SAFECO evaluates the financial condition of its reinsurers to minimize its exposure to losses from reinsurer insolvencies.

   SAFECO's insurance subsidiaries have not entered into retrospective reinsurance contracts and have not participated in any unusual or nonrecurring reinsurance transactions such as "swaps" of reserves, portfolio loss transfers or funding covers.

   The balance sheet caption "Reinsurance Recoverables" is comprised of the following amounts at December 31:

                                               1994            1993
- - ---------------------------------------------------------------------
Property and Casualty:
   Reinsurance recoverables on:
     Unpaid losses and
       adjustment expense . . . . . . . . .  $143,858        $100,065
     Paid losses and adjustment
       expense. . . . . . . . . . . . . . .    13,135          11,009
Life and Health:
   Reinsurance recoverables on:
     Unpaid losses and
       adjustment expense (policy
       and contract claims) . . . . . . . .       646             132
     Paid claims. . . . . . . . . . . . . .       506           1,037
     Life policy liabilities. . . . . . . .    14,033          13,821
     Other. . . . . . . . . . . . . . . . .       332             176
                                             ------------------------
       Reinsurance recoverables . . . . . .  $172,510        $126,240
                                             ========================

The Unearned Premium liability is presented before the effect of reinsurance. The reinsurance amounts related to the unearned premium liability are included with Other Assets in the balance sheet and totaled $51,103 and $52,384 at December 31, 1994 and 1993, respectively.

   The effects of reinsurance are netted against the insurance revenue and loss amounts in the statement of income. These amounts are as follows:

                                                                                      1994            1993            1992
- - ----------------------------------------------------------------------------------------------------------------------------
Property and Casualty ceded earned premiums . . . . . . . . . . . . . . . . . . .   $175,861        $127,537        $124,352
Life and Health ceded earned premiums . . . . . . . . . . . . . . . . . . . . . .      9,060           9,576           9,192
                                                                                    ----------------------------------------
   Total ceded premiums . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $184,921        $137,113        $133,544
                                                                                    ========================================
Property and Casualty ceded losses and adjustment expense . . . . . . . . . . . .   $184,670        $ 54,996        $ 53,087
Life and Health ceded policy benefits . . . . . . . . . . . . . . . . . . . . . .      5,588           7,441           6,463
                                                                                    ----------------------------------------
   Total ceded losses, adjustment expense and policy benefits . . . . . . . . . .   $190,258        $ 62,437        $ 59,550
                                                                                    ========================================

   Property and casualty reinsurance recoverables, ceded premiums and ceded losses and adjustment expense are higher in 1994 due to the reinsurance amounts related to the Los Angeles earthquake on January 17, 1994.

   Reinsurance premiums ceded on a written basis are approximately equal to the ceded earned premiums disclosed above. Reinsurance premiums assumed are insignificant.

6. COMMITMENTS AND CONTINGENCIES

   SAFECO leases office space, commercial real estate and certain equipment under leases which expire at various dates through 2058. These leases are accounted for as operating leases. Minimum rental commitments for leases in effect at December 31, 1994 are as follows:

Year Payable                                                   Minimum Rentals
- - ------------------------------------------------------------------------------
1995. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 7,630
1996. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5,742
1997. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4,665
1998. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4,274
1999. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3,503
2000 and thereafter . . . . . . . . . . . . . . . . . . . . . . . .     61,011
                                                                       -------
   Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $86,825
                                                                       =======

   The amount of rent charged to operations was $9,151, $8,305 and $8,564 for 1994, 1993 and 1992, respectively.

   See Note 5 for discussion relating to reinsurance.

   The property and casualty companies have written financial guaranty insurance covering municipal revenue bond issues, real estate partnership borrowings and residual values of certain commercial buildings. The majority of these guarantees were written in the period 1984 through 1987. The remaining guarantees have maturities ranging from 1995 to 1998. At December 31, 1994, guarantees totaling $205,180 were outstanding. Substantially all individual guarantees are supported by collateral (first mortgage liens) in the underlying properties. At December 31, 1994, the reserve for losses and loss adjustment expense for this business was $27,585 and the related unearned premium reserve was $1,003.

   At December 31, 1994, SAFECO Properties, Inc. is the guarantor of $36,600 of outstanding debt financing for a not-for-profit hospital. SAFECO's property and casualty companies have, in turn, guaranteed the full amount of this potential obligation of SAFECO Properties and this amount is included in the guaranty total of $205,180 noted in the paragraph above. The credit risk exposure is limited to any excess of the outstanding debt over the value of the collateral.

Proposition 103

   In November 1988, California voters passed Proposition 103, an initiative that, among other things, required property and casualty insurance rates to be rolled back to levels 20% below their 1987 levels for a one-year rollback period.

   In June 1989, SAFECO made rate filings that demonstrated its rates should not be required to be reduced during the rollback period and should be approved for future use. The California Insurance Department, however, alleged SAFECO had a rollback obligation of $88.7 million plus interest.

   SAFECO consistently contested the Department's approach concerning the rollback matter in rate hearings and related litigation from 1989 through August 1993.

   In order to end four years of legal proceedings and avoid future years of such proceedings, SAFECO agreed in August 1993, to pay $40 million to policyholders who purchased or renewed policies covered by Proposition 103 during the rollback period.

   This $40 million settlement, $0.41 per share on an after-tax basis, was reflected in the financial results during the third quarter of 1993.

6. COMMITMENTS AND
   CONTINGENCIES (Continued)

Environmental, Asbestos and Other Toxic Claims

   The property and casualty companies' liability for unpaid losses and adjustment expense includes reserves for environmental, asbestos and other toxic claims. Reserving for these claims is subject to significant uncertainties. Such uncertainties include difficulties in predicting the outcome of judicial decisions as case law evolves regarding liability exposure, insurance coverage and interpretation of policy language and changes in environmental regulations. In view of these conditions, trends that have affected development of these liabilities in the past may not necessarily occur in the future. The reserves carried for these claims at December 31, 1994 are estimates based on the known facts and current law and are believed to be adequate.

7. FINANCIAL INSTRUMENTS

   Estimated fair value amounts of financial instruments have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required in developing the estimates of fair value. Accordingly, these estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimating methodologies may have a material effect on the estimated fair value amounts.

   For cash, short-term investments, accounts receivable, policy loans and other liabilities, carrying value is a reasonable estimate of fair value.

   Fair value amounts for fixed maturities and marketable equity securities are the same as market value. Market value generally represents quoted market prices for securities traded in the public marketplace or analytically determined values for securities not publicly traded.

   The fair values of mortgage and commercial loans have been estimated by discounting the projected cash flows using the current rate at which loans would be made to borrowers with similar credit ratings and for the same maturities.

   Commercial loans are a component of "Finance Receivables" in the balance sheet. Finance Receivables also include lease receivables, which are exempt from fair value disclosure requirements.

   The fair value of investment contracts (Funds Held Under Deposit Contracts) with defined maturities is estimated by discounting projected cash flows using rates that would be offered for similar contracts with the same remaining maturities. For investment contracts with no defined maturities, fair value is estimated to be the present surrender value.

   The carrying values of the SAFECO Credit and Other Notes and Mortgages borrowings that have variable interest rates are reasonable estimates of fair value. For these borrowings that have fixed interest rates, fair value is estimated by discounting the projected cash flows using the rate at which similar borrowings could currently be made. The fair value of the 10.75% Notes Due September 1995 is estimated based on quotes from broker-dealers who make markets in similar securities.

   The estimated fair value of the property and casualty companies' financial guaranty business (see Note 6) was approximately $29,000 at December 31, 1994 and $24,000 at December 31, 1993. These amounts equal the total recorded reserves for losses and loss adjustment expense and unearned premiums at December 31, 1994 and 1993. Other insurance related financial instruments are exempt from fair value disclosure requirements.

Estimated fair values of financial instruments at December 31 are as follows:

                                                                                   1994                         1993
                                                                         --------------------------------------------------------
                                                                          Carrying        Estimated     Carrying      Estimated
                                                                           Amount        Fair Value      Amount      Fair Value
- - ---------------------------------------------------------------------------------------------------------------------------------
Financial assets:
   Fixed maturities available-for-sale . . . . . . . . . . . . . . . .   $9,509,071     $9,509,071    $         -    $         -
   Fixed maturities held-to-maturity . . . . . . . . . . . . . . . . .    2,053,132      1,948,309     10,720,976     11,965,731
   Marketable equity securities. . . . . . . . . . . . . . . . . . . .      855,054        855,054        910,252        910,252
   Mortgage loans. . . . . . . . . . . . . . . . . . . . . . . . . . .      418,983        416,000        402,138        437,000
   Commercial loans. . . . . . . . . . . . . . . . . . . . . . . . . .      411,851        403,000        368,735        370,000
Financial liabilities:
   Funds held under deposit contracts. . . . . . . . . . . . . . . . .    7,988,456      7,678,000      7,229,439      7,531,000
   Credit Company borrowings . . . . . . . . . . . . . . . . . . . . .      510,600        510,000        427,930        438,000
   10.75% notes due September 1995 . . . . . . . . . . . . . . . . . .      200,000        204,000        200,000        220,000
   Other notes and mortgages . . . . . . . . . . . . . . . . . . . . .      272,309        259,000        290,505        297,000

Derivative Financial Investments

   The following disclosures about derivative financial instruments are made in accordance with the requirements of FASB Statement 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments."

   SAFECO's consolidated investments in mortgage-backed securities of $2.2 billion are primarily residential collateralized mortgage obligations and pass-throughs ("CMOs"). CMOs, while technically defined as derivative instruments, are exempt from FAS 119 disclosure requirements. SAFECO's investment in CMOs comprised of the riskier, highly-volatile type (e.g. interest only, inverse floaters, etc.) has been intentionally limited to only a small amount -- less than 1% of total CMO's at December 31, 1994.

   SAFECO Credit provides loan and lease commitments, at both variable and fixed rates of interest. Fixed rate loan and lease commitments outstanding at December 31, 1994 were approximately $64,000, or less than 1% of consolidated investments. The majority of these commitments have original terms of 90 days, and contracted fixed interest rates range from 8.2% to 12.0% at December 31, 1994. Exposure to credit risk relating to these commitments (risk that the borrower will be unable to perform its obligations) is mitigated through credit review and approval controls. Because the majority of the fixed rate commitments have terms of 90 days, the estimated fair value of these commitments is not material.

   SAFECO's involvement in other investment-type derivatives is also, intentionally, of a very limited nature. Such derivatives include currency-linked bonds and equity-linked bonds. Individually, and in the aggregate, these derivatives are not material and thus no additional disclosures are warranted.

   Interest rate swap agreements are entered into by SAFECO Credit and the real estate companies to reduce the impact of changes in interest rates on their floating rate debt. At December 31, 1994, interest rate swap agreements were outstanding with notional amounts of $70,855, which replace the floating rates of 6.06% to 6.73% with fixed rates ranging from 4.51% to 9.00%. Maturities of the agreements range from July 1995 to February 2001. All of these swaps relate to SAFECO Credit. The real estate companies' agreements matured in 1993. There were no swap terminations during 1994, 1993 or 1992. The net interest accrued of $1,283 in 1994 under these agreements was recorded as an increase in interest expense. The fair value of interest rate swaps is the difference between the present value of SAFECO's future interest obligations at the stated (fixed) rate and the counterparties' obligations at the floating rates. The estimated present value of SAFECO's obligations under the swaps was lower than the counterparties' by approximately $1,000 at December 31, 1994. At December 31, 1993 the estimated present value of SAFECO's obligations under the swaps exceeded the counterparties' by $3,000. Exposure to credit risk relating to interest rate swaps (risk that the counterparty will be unable to perform its obligations) is mitigated through credit review and approval controls.

8. COMMON STOCK

   Changes in common stock outstanding for the last three years are as follows:

                                                                             1994             1993           1992
- - --------------------------------------------------------------------------------------------------------------------
Number of shares outstanding at the beginning of year. . . . . . .  .     62,931,562      62,815,265     62,748,014
Shares reacquired. . . . . . . . . . . . . . . . . . . . . . . . .  .       (104,320)        (69,872)      (233,777)
Shares issued for stock options and rights. . . . . . . . . . . . . .        124,392         152,393        301,028
Shares issued for acquisition of subsidiary . . . . . . . . . . . . .             --          33,776             --
                                                                          -----------------------------------------
   Number of shares outstanding at the end of year. . . . . . . . . .     62,951,634      62,931,562     62,815,265
                                                                          =========================================

                                                                57

9. STOCK INCENTIVE PLAN

   The SAFECO Incentive Plan of 1987 provides for the issuance of up to 2,400,000 shares of SAFECO Corporation common stock. Stock options, restricted stock rights, performance stock rights and stock appreciation rights are authorized under the Plan.

   Stock options are granted at exercise prices not less than the fair market value of the stock on the date of grant. The terms and conditions upon which options become exercisable may vary among grants; however, option rights expire no later than ten years from the date of grant.

   Changes in stock options for the three years ended December 31, 1994 are as follows:

                                                        Options Outstanding
- - --------------------------------------------------------------------------------
                                                     Shares     Price Per Share
                                                    ---------------------------
Balance December 31, 1991                           1,104,776   $ 8.06 - $39.38
  Granted . . . . . . . . . . . . . . . . . . . .     141,400    46.63 -  56.38
  Exercised . . . . . . . . . . . . . . . . . . .    (293,790)    8.06 -  38.50
  Canceled. . . . . . . . . . . . . . . . . . . .     (23,550)   26.00 -  38.75
                                                    ---------------------------
Balance December 31, 1992                             928,836    14.34 -  56.38
  Granted . . . . . . . . . . . . . . . . . . . .     137,600    56.50 -  63.50
  Exercised . . . . . . . . . . . . . . . . . . .    (147,705)   14.34 -  39.38
  Canceled. . . . . . . . . . . . . . . . . . . .      (4,500)   28.63 -  39.25
                                                    ---------------------------
Balance December 31, 1993                             914,231    14.50 -  63.50
  Granted . . . . . . . . . . . . . . . . . . . .     148,700    49.50 -  58.50
  Exercised . . . . . . . . . . . . . . . . . . .    (119,363)   14.50 -  47.88
  Canceled. . . . . . . . . . . . . . . . . . . .      (8,650)   35.50 -  62.13
                                                    ---------------------------
Balance December 31, 1994                             934,918   $18.81 - $63.50
                                                    ---------------------------
Exercisable at
  December 31, 1994 . . . . . . . . . . . . . . .     458,194   $18.81 - $63.50
                                                    ---------------------------

   Restricted stock rights provide for the holder to receive a stated number of share rights if the holder remains in the employ of the Corporation for a stated number of years. Matured rights are issued in stock and/or paid in cash at the option of the holder. During 1994, 1993 and 1992, $827, $1,436 and $1,383, respectively, were charged to operations for the compensation element of restricted stock rights.

   Changes in restricted stock rights for the three years ended December 31, 1994 are as follows:

                                                                   Share Rights
- - --------------------------------------------------------------------------------
Balance December 31, 1991. . . . . . . . . . . . . . . . . . . .      62,887
  Awarded. . . . . . . . . . . . . . . . . . . . . . . . . . . .      18,450
  Matured. . . . . . . . . . . . . . . . . . . . . . . . . . . .     (24,550)
  Canceled . . . . . . . . . . . . . . . . . . . . . . . . . . .      (2,245)
                                                                     -------
Balance December 31, 1992. . . . . . . . . . . . . . . . . . . .      54,542
  Awarded. . . . . . . . . . . . . . . . . . . . . . . . . . . .      16,100
  Matured. . . . . . . . . . . . . . . . . . . . . . . . . . . .     (25,511)
  Canceled . . . . . . . . . . . . . . . . . . . . . . . . . . .        (713)
                                                                     -------
Balance December 31, 1993. . . . . . . . . . . . . . . . . . . .      44,418
  Awarded. . . . . . . . . . . . . . . . . . . . . . . . . . . .      20,200
  Matured. . . . . . . . . . . . . . . . . . . . . . . . . . . .     (19,949)
  Canceled . . . . . . . . . . . . . . . . . . . . . . . . . . .        (825)
                                                                     -------
Balance December 31, 1994. . . . . . . . . . . . . . . . . . . .      43,844
                                                                     -------

   Stock appreciation rights have been granted in tandem with certain options. Stock appreciation rights provide stock option holders the right to receive payment in cash and/or stock equal to the appreciation in value of the optioned stock from the date of grant, in lieu of exercise of stock options held. Shares exercised during 1994, 1993 and 1992 include 2,000, 500 and 2,400, respectively, which were surrendered under the Plan to exercise stock appreciation rights. During 1994, 1993 and 1992, $72, $21, and $114, respectively, were charged to operations for the compensation element of stock appreciation rights.

   There were 1,063,929 shares of common stock reserved for future options and rights at December 31, 1994. No performance stock rights have been awarded.

10. STATUTORY INFORMATION

   The insurance subsidiaries are required to file annual statements with state regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (statutory basis). Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted statutory accounting practices encompass all accounting practices that are not prescribed.

   Statutory net income differs from net income reported in accordance with generally accepted accounting principles primarily because policy acquisition costs are expensed when incurred, life insurance reserves are based on different assumptions and income tax expense reflects only taxes paid or currently payable.

   Statutory net income and equity are as follows:


Statutory Net Income                              1994        1993        1992
- - --------------------------------------------------------------------------------
Property and Casualty. . . . . . . . . . .     $ 217,348    $283,605    $206,729
Life and Health. . . . . . . . . . . . . .        48,630      19,141      30,629


                                                               December 31
Statutory Stockholder's Equity                              1994         1993
- - --------------------------------------------------------------------------------
Property and Casualty . . . . . . . . . . . . . . . . .  $1,506,112   $1,557,360
Life and Health . . . . . . . . . . . . . . . . . . . .     416,821      382,878

   SAFECO's insurance subsidiaries have received written approval from the Washington State Insurance Department to treat certain loans to related SAFECO subsidiaries (all made at market rates) as admitted assets. The allowance of such loans has not materially enhanced surplus at December 31, 1994.

11.  DIVIDEND RESTRICTIONS

   The insurance subsidiaries are restricted by certain states as to the amount of dividends they may pay to their parent without regulatory consent. In addition, dividend payments by certain other SAFECO subsidiaries are limited by agreements with lenders which have provided financing for those subsidiaries. The amount of subsidiary retained earnings available for the payment of dividends to SAFECO Corporation without prior regulatory or lender approval approximated $291,696 at December 31, 1994.

12.  EMPLOYEE BENEFIT PLANS

   The Corporation administers defined contribution, defined benefit and profit sharing bonus plans covering substantially all employees. The defined contribution plans include profit sharing retirement plans and a savings plan. Benefits are earned under the defined benefit plan for each year of service after 1988, based on the employee's compensation level plus a stipulated rate of return on the benefit balance. It is the Corporation's policy to fund the plan on a current basis to the full extent deductible under federal income tax regulations. Included in the amounts below are $5,431, $4,987 and $5,181 of contributions to the defined benefit plan for 1994, 1993 and 1992, respectively. These contributions approximate the accrual expense for each year.

   The cost of the plans discussed above charged to income is as follows:

                                                  1994          1993           1992
- - -------------------------------------------------------------------------------------
Property and Casualty . . . . . . . . . . . .   $36,505        $42,623        $35,102
Life and Health . . . . . . . . . . . . . . .     6,890          8,592          7,150
Real Estate . . . . . . . . . . . . . . . . .     1,564          1,807          2,154
All Others. . . . . . . . . . . . . . . . . .     1,479          2,166          1,541
                                                -------------------------------------
   Total. . . . . . . . . . . . . . . . . . .   $46,438        $55,188        $45,947
                                                =====================================

   In addition, SAFECO provides certain healthcare and life insurance benefits ("other postretirement benefits") for retired employees. Substantially all employees may become eligible for these benefits if they reach retirement age while working for the Corporation. The cost of these benefits is shared by SAFECO and the retiree.

   Effective January 1, 1993, SAFECO adopted FASB Statement 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Under Statement 106, the Corporation now accrues for other postretirement benefits during the years that employees provide services. Prior to adoption of Statement 106, other postretirement benefits were accounted for on the pay-as-you-go (cash) basis. The transition obligation (i.e., the accumulated postretirement benefit obligation) of $23,751 was recorded as a cumulative effect adjustment in the first quarter of 1993 which net of tax resulted in a reduction of net income of $15,676.

   Components of the net periodic other postretirement benefit cost are as follows:

                                                       1994              1993
- - ------------------------------------------------------------------------------
Service cost -- benefits earned
   during the period . . . . . . . . . . . . . . .    $  980            $  880
Interest cost on accumulated
   postretirement benefit obligation . . . . . . .     1,816             1,861
Actual return on plan assets . . . . . . . . . . .       (18)               24
Net amortization and deferral. . . . . . . . . . .       (43)               24
    Net periodic postretirement                       ------------------------
      benefit cost . . . . . . . . . . . . . . . .    $2,771            $2,741
                                                      ========================

   The following table summarizes the funded status of the plan:

                                                            December 31
                                                       1994             1993
- - ------------------------------------------------------------------------------
Accumulated postretirement benefit
  obligation (APBO):
    Retirees . . . . . . . . . . . . . . . . . . . .  $ 8,539          $10,115
    Fully eligible active plan
      participants . . . . . . . . . . . . . . . . .    3,179            4,646
    Other active plan participants . . . . . . . . .    7,982            9,972
                                                      ------------------------
      Total APBO . . . . . . . . . . . . . . . . . .   19,700           24,733
Less plan assets at fair value . . . . . . . . . . .      584              420
                                                      ------------------------
Funded status. . . . . . . . . . . . . . . . . . . .   19,116           24,313
Unrecognized gain. . . . . . . . . . . . . . . . . .    8,270            1,056
                                                      ------------------------
Accrued postretirement benefit cost
   recorded in the balance sheet . . . . . . . . . .  $27,386          $25,369
                                                      ========================

   Other postretirement benefit cost is determined using actuarial assumptions at the beginning of the year. The funded status is determined using assumptions at the end of the year. The discount rate used was 8 1/2%, 7 1/2% and 8% at December 31, 1994, 1993 and January 1, 1993, respectively. The accumulated postretirement benefit obligation at December 31, 1994 was determined using a healthcare cost trend rate of 12% for 1995, declining by 1% per year to 6% and remaining at that level thereafter. The ultimate trend rate of 6% represents a 1% reduction from the 7% rate used for the prior year's valuation. A one percentage point increase in the assumed healthcare cost trend rate for each year would increase the accumulated other postretirement benefit obligation as of December 31, 1994 by $2,187 and the annual net periodic other postretirement benefit cost for the year then ended by $454.

 13. REAL ESTATE COMPANIES'
     LEASED PROPERTIES

   The real estate companies receive rental income, principally from shopping centers, under leases which expire at various dates through 2047. These leases are accounted for as operating leases. Minimum future rentals from leases in effect at December 31,1994 are as follows:


Year Receivable                                                    Amount
- - ---------------------------------------------------------------------------
1995. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 39,785
1996. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      37,017
1997. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      34,371
1998 . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .      31,528
1999. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27,864
2000 and thereafter. . . . . . . . . . . . . . . . . .  . . . .     162,374
                                                                   --------
   Total. . . . . . . . . . . . . . . . . . . . . . . . . . . .    $332,939
                                                                   ========

   These amounts do not include contingent rentals that are based on a percentage of sales in excess of stipulated minimums or increases in the Consumer Price Index. Contingent rentals included in revenue were $5,665, $4,976 and $5,693 in 1994, 1993 and 1992, respectively.

   The real estate companies' investment in rental property and related accumulated depreciation is as follows:

                                                  December 31
                                              1994           1993
- - ----------------------------------------------------------------------
Shopping centers  . . . . . . . . . . . .   $343,747         $287,734
Healthcare facilities . . . . . . . . . .     19,467           15,169
Other . . . . . . . . . . . . . . . . . .     50,726           44,056
                                            -------------------------
                                             413,940          346,959
Less accumulated depreciation . . . . . .     97,949           87,083
                                            -------------------------
    Total . . . . . . . . . . . . . . . .   $315,991         $259,876
                                            =========================


 14.  INCOME TAXES

   As of January 1, 1993, SAFECO adopted the liability method of accounting for income taxes pursuant to FASB Statement 109, "Accounting for Income Taxes." This accounting change was implemented through a cumulative effect adjustment which reduced the net deferred tax liability (and increased net income in the first quarter of 1993) by $18,553. Prior year financial statements and related disclosures which follow the guidelines provided in APB 11 were not restated. Under the liability method, deferred tax assets and liabilities are determined based on the differences between their financial reporting and their tax bases and are measured using the enacted tax rates.

   Differences between income tax computed by applying the U.S. Federal income tax rate of 35% in 1994 and 1993 and 34% in 1992 to income before income taxes and the consolidated provision for Federal and Canadian income taxes are as follows:

                                                                          1994                 1993                 1992
- - --------------------------------------------------------------------------------------------------------------------------
Computed "expected" tax expense . . . . . . . . . . . . . . . . . .     $136,409             $201,928             $137,107
Tax-exempt municipal bond income  . . . . . . . . . . . . . . . . .      (60,039)             (55,139)            (47,906)
Dividends received deduction. . . . . . . . . . . . . . . . . . . .      (10,369)             (11,031)             (9,908)
Proration adjustment. . . . . . . . . . . . . . . . . . . . . . . .        6,506                5,137               3,593
Federal tax rate change . . . . . . . . . . . . . . . . . . . . . .           --                4,151                  --
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2,860                5,990               9,077
                                                                        -------------------------------------------------
   Consolidated provision for Federal and Canadian income taxes . .     $ 75,367             $151,036            $ 91,963
                                                                        =================================================

                                      60

   The tax effects of temporary differences which give rise to the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993 are as follows:

                                                                                                                    December 31
                                                                                                                  1994       1993
- - -----------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
  Discounted loss and adjustment expense reserves  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $122,663   $121,406
  Unearned premium reserve . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      56,495     52,993
  Adjustment to life policy liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      20,444      7,838
  Capitalization of policy acquisition costs -- 1990 Tax Act . . . . . . . . . . . . . . . . . . . . . . . .      18,263     14,105
  Postretirement benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       9,585      8,879
  Realized capital gains . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6,773      7,406
  Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      36,899     30,500
                                                                                                                -------------------
       Total deferred tax assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     271,122    243,127
                                                                                                                -------------------
Deferred tax liabilities:
  Deferred policy acquisition costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     136,095    128,556
  Bond discount accrual. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      19,119     16,673
  Accelerated depreciation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      52,043     42,314
  Real estate development expenses capitalized . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12,527     13,173
  Unrealized appreciation of investment securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      66,818    138,990
  Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      20,380     21,348
                                                                                                                -------------------
     Total deferred tax liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     306,982    361,054
                                                                                                                -------------------
     Net deferred tax liability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 35,860   $117,927
                                                                                                                ===================

   The deferred tax benefit of $8,242 for 1994 represents the decrease in the net deferred tax liability of $82,067 excluding a decrease of $72,172 related to unrealized appreciation of investment securities and a decrease of $1,653 related to the unrealized loss from foreign currency translation which are reported in stockholders'equity.

   The deferred tax benefit of $21,903 for 1993 represents the decrease in the net deferred tax liability of $19,253 excluding an increase of $2,980 related to unrealized appreciation of marketable equity securities and a decrease of $330 related to the unrealized gain from foreign currency translation which are reported in stockholders' equity.

   Under APB 11 deferred tax expense (benefit) resulted from timing differences in the recognition of revenue and expense for tax and financial statement purposes. For 1992 the sources of these differences and the tax effect of each were as follows:

                                                                       1992
- - ------------------------------------------------------------------------------
Discounted loss and adjustment expense reserves. . . . . . . . . .   $ (9,045)
Bond discount accrual  . . . . . . . . . . . . . . . . . . . . . .      4,536
Deferred policy acquisition costs. . . . . . . . . . . . . . . . .     12,130
Unearned premium reserve . . . . . . . . . . . . . . . . . . . . .    (10,590)
Salvage and subrogation reserves . . . . . . . . . . . . . . . . .      1,318
Adjustment to life policy liabilities  . . . . . . . . . . . . . .    (27,393)
Capitalization of policy acquisition costs -- 1990 Tax Act . . . .     (4,162)
Accelerated depreciation . . . . . . . . . . . . . . . . . . . . .      1,813
Real estate development expenses capitalized . . . . . . . . . . .     (2,515)
Realized capital gains . . . . . . . . . . . . . . . . . . . . . .     (6,468)
Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6,524
                                                                     --------
   Deferred tax benefit. . . . . . . . . . . . . . . . . . . . . .   $(33,852)
                                                                     ========

                               SAFECO CORPORATION

 15.  SEGMENT DATA

                                                                             UNDER-
                                                                             WRITING                                  CAPITAL
                                                  INVESTMENT    REALIZED     PROFIT         NET        IDENTIFIABLE   EXPEN-
                                        REVENUES    INCOME     GAIN (LOSS)   (LOSS)       INCOME*         ASSETS      DITURES
- - -----------------------------------------------------------------------------------------------------------------------------
                                                                      (In Thousands)
1994
Property and Casualty:
  Personal. . . . . . . . . . . . .     $1,469,857                           $(67,932)                $   316,922
  Commercial and Surety. . . . .  .        583,574                             (9,413)                    218,457
                                        ----------                           --------
    Total . . . . . . . . . . . . .      2,053,431   $283,481     $ 31,003   $(77,345)    $213,439      5,355,735     $32,774
                                        ---------------------------------------------                 -----------
Life and Health:
  Financial Services. . . . . . . .         46,642    435,101        5,281                              5,735,705
  Employee Benefits . . . . . . . .        230,129    271,116          607                              3,593,417
                                        ----------------------------------                            -----------
Total . . . . . . . . . . . . . . .        276,771    706,217        5,888                  88,723      9,329,122         330
                                        ----------------------------------                            -----------
Real Estate . . . . . . . . . . . .        107,315                    (174)                  6,455        545,773      47,572
Other and Eliminations  . . . . . .         68,906      1,912        2,323                   5,757        671,099         748
                                        ----------------------------------                -----------------------------------
 Consolidated Totals. . . . . . . .     $2,506,423   $991,610     $ 39,040                $314,374    $15,901,729     $81,424
                                        ==================================                ===================================
1993
Property and Casualty:
  Personal. . . . . . . . . . . . .     $1,400,705                           $  6,252                 $   294,597
  Commercial and Surety . . . . . .        529,009                              3,596                     213,898
                                        ----------                           --------
      Total . . . . . . . . . . . .      1,929,714   $277,643     $114,561   $  9,848     $283,429**    5,014,606     $26,320
                                        ---------------------------------------------                 -----------
Life and Health:
  Financial Services. . . . . . . .         44,156    390,550       61,486                              5,052,710
  Employee Benefits . . . . . . . .        261,807    277,608       (7,942)                             3,555,151
                                        ----------------------------------                            -----------
      Total . . . . . . . . . . . .        305,963    668,158       53,544                 118,702      8,607,861         486
                                        ----------------------------------                            -----------
Real Estate . . . . . . . . . . . .         78,252                   8,126                  14,574        517,411      47,363
Other and Eliminations  . . . . . .         63,311      5,994       11,418                  12,073        667,413          69
                                        ----------------------------------                -----------------------------------
      Consolidated Totals . . . . .     $2,377,240   $951,795     $187,649                $428,778    $14,807,291     $74,238
                                        ==================================                ===================================
1992
Property and Casualty:
  Personal. . . . . . . . . . . . .     $1,258,893                           $(37,712)                $   265,987
  Commercial and Surety . . . . . .        495,567                            (34,310)                    172,509
                                        ----------                           --------
      Total . . . . . . . . . . . .      1,754,460   $280,820     $ 54,622   $(72,022)    $223,659      4,745,518     $22,273
                                        ---------------------------------------------                 -----------
Life and Health:
  Financial Services  . . . . . . .         40,511    344,970       11,281                              4,257,512
  Employee Benefits . . . . . . . .        288,005    278,614       (7,904)                             3,356,978
                                        ----------------------------------                            -----------
      Total . . . . . . . . . . . .        328,516    623,584        3,377                  77,802      7,614,490         214
                                        ----------------------------------                            -----------
Real Estate . . . . . . . . . . . .        187,172                      (6)                  5,354        463,872      23,771
Other and Eliminations  . . . . . .         60,953     (1,356)       2,596                   4,479        567,229         553
                                        ----------------------------------                -----------------------------------
      Consolidated Totals . . . . .     $2,331,101   $903,048     $ 60,589                $311,294    $13,391,109     $46,811
                                        ==================================                ===================================

   Property and casualty companies' investments are available for payments of claims and benefits for all product lines within the segments; therefore, such investments and the related investment income and realized gains have not been identified with specific segments. In the life and health companies, a major portion of investment income, realized gains and assets is specifically identifiable within an industry segment. The remainder of these amounts has been allocated in proportion to the mean policy reserves and liabilities identified with each segment.

 *1993 Net Income amounts include cumulative effect of accounting changes (FASB
  Statements 106 and 109).

**1993 Property and Casualty Net Income includes a charge of $40,000
  ($26,000 after tax) for the Proposition 103 settlement.

                              1994 ANNUAL REPORT

 16. INTERIM FINANCIAL INFORMATION (UNAUDITED)

                                                           First        Second          Third         Fourth
                                                          Quarter       Quarter        Quarter        Quarter         Annual
- - -------------------------------------------------------------------------------------------------------------------------------
                                                                                   (In Thousands)
Revenues:
  1994 . . . . . . . . . . . . . . . . . . . . . . . .   $857,825       $864,583       $901,796       $912,869       $3,537,073
  1993 . . . . . . . . . . . . . . . . . . . . . . . .    837,296        874,989        897,015        907,384        3,516,684
  1992 . . . . . . . . . . . . . . . . . . . . . . . .    833,917        827,551        808,119        825,151        3,294,738

Income Before Realized Gain: *
  1994 . . . . . . . . . . . . . . . . . . . . . . . .   $ 43,486       $ 88,818       $ 69,683       $ 86,465       $  288,452
  1993 . . . . . . . . . . . . . . . . . . . . . . . .     55,304         93,168         61,593         96,921          306,986
  1992 . . . . . . . . . . . . . . . . . . . . . . . .     78,689         30,386         71,239         91,235          271,549

Realized Gain: *
  1994 . . . . . . . . . . . . . . . . . . . . . . . .   $ 12,540       $  1,231       $  2,829       $  9,322       $   25,922
  1993 . . . . . . . . . . . . . . . . . . . . . . . .     17,200         36,183         32,197         33,335          118,915
  1992 . . . . . . . . . . . . . . . . . . . . . . . .      6,340         11,760          8,910         12,735           39,745

Net Income: **
  1994 . . . . . . . . . . . . . . . . . . . . . . . .   $ 56,026       $ 90,049       $ 72,512       $ 95,787       $  314,374
  1993 . . . . . . . . . . . . . . . . . . . . . . . .     75,381        129,351         93,790        130,256          428,778
  1992 . . . . . . . . . . . . . . . . . . . . . . . .     85,029         42,146         80,149        103,970          311,294

                                                                                      (Per Share)
Income Before Realized Gain: *
  1994 . . . . . . . . . . . . . . . . . . . . . . . .   $    .69       $   1.41       $   1.11       $   1.37       $     4.58
  1993 . . . . . . . . . . . . . . . . . . . . . . . .        .88           1.48            .98           1.54             4.88
  1992 . . . . . . . . . . . . . . . . . . . . . . . .       1.25            .48           1.14           1.46             4.33

Realized Gain: *
  1994 . . . . . . . . . . . . . . . . . . . . . . . .   $    .20       $    .02       $    .04       $    .15       $      .41
  1993 . . . . . . . . . . . . . . . . . . . . . . . .        .27            .58            .51            .53             1.89
  1992 . . . . . . . . . . . . . . . . . . . . . . . .        .10            .19            .14            .20              .63

Net Income: **
  1994 . . . . . . . . . . . . . . . . . . . . . . . .   $    .89       $   1.43       $   1.15       $   1.52       $     4.99
  1993 . . . . . . . . . . . . . . . . . . . . . . . .       1.20           2.06           1.49           2.07             6.82
  1992 . . . . . . . . . . . . . . . . . . . . . . . .       1.35            .67           1.28           1.66             4.96

Dividends Paid:
  1994 . . . . . . . . . . . . . . . . . . . . . . . .   $    .45       $    .45       $    .49       $    .49       $     1.88
  1993 . . . . . . . . . . . . . . . . . . . . . . . .        .41            .41            .45            .45             1.72
  1992 . . . . . . . . . . . . . . . . . . . . . . . .        .37            .37            .41            .41             1.56

Market Price Range: ***
  1994 --  High . . . . . . . . . . . . . . . . . . . .  $  59 1/4      $  59 5/8      $  58 7/8      $  52          $    59 5/8
       --  Low  . . . . . . . . . . . . . . . . . . . .     52 3/4         50             49 5/8         47 3/8           47 3/8
  1993 --  High . . . . . . . . . . . . . . . . . . . .     66 1/2         66 1/8         65 1/4         65 3/8           66 1/2
       --  Low  . . . . . . . . . . . . . . . . . . . .     56 7/8         54 7/8         58 1/4         54               54

  * Amounts are net of income tax.

 ** 1993 amounts include cumulative effect of adoption of FASB Statements 106 and 109. Both of these new accounting standards were adopted in the first quarter of 1993. The combined effect on net income was an increase of $2,877 or $0.05 per share.

*** SAFECO Corporation common stock is traded on the NASDAQ.

                              SAFECO CORPORATION

SUMMARY OF GROWTH
(In Thousands Except Per Share Amounts)                                             1994            1993             1992
- - ---------------------------------------------------------------------------------------------------------------------------
SUMMARY OF CONTINUING OPERATIONS
Income (Loss), Net of Income Taxes, Before Realized Gain:
   Property and Casualty . . . . . . . . . . . . . . . . . . . . . . . .         $  192,734      $  217,187      $  187,144
   Life and Health . . . . . . . . . . . . . . . . . . . . . . . . . . .             84,941          76,903          75,600
   Real Estate . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              6,568           6,136           6,040
   Credit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              7,365           6,439           6,140
   Asset Management. . . . . . . . . . . . . . . . . . . . . . . . . . .              4,116           4,255           4,261
   Corporate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             (7,272)         (3,934)         (7,636)
                                                                                 ------------------------------------------
       Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            288,452         306,986         271,549
Realized Gain, Net of Income Taxes . . . . . . . . . . . . . . . . . . .             25,922         118,915          39,745
Cumulative Effect of Accounting Changes. . . . . . . . . . . . . . . . .                 --           2,877              --
                                                                                 ------------------------------------------
Net Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $  314,374      $  428,778      $  311,294
===========================================================================================================================

STATISTICS PER SHARE OF COMMON STOCK*
Primary Net Income from Continuing Operations:
   Income Before Realized Gain. . . . . . . . . . . . . . . . . . . . . .        $     4.58      $     4.88      $     4.33
   Realized Gain. . . . . . . . . . . . . . . . . . . . . . . . . . . . .               .41            1.89             .63
   Cumulative Effect of Accounting Changes. . . . . . . . . . . . . . . .                --             .05              --
   Net Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              4.99            6.82            4.96
   Average Number of Shares . . . . . . . . . . . . . . . . . . . . . . .            62,972          62,879          62,792
Fully Diluted Net Income from Continuing Operations:
   Income Before Realized Gain. . . . . . . . . . . . . . . . . . . . . .              4.56            4.85            4.29
   Realized Gain. . . . . . . . . . . . . . . . . . . . . . . . . . . . .               .41            1.88             .63
   Cumulative Effect of Accounting Changes. . . . . . . . . . . . . . . .                --             .05              --
   Net Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              4.97            6.78            4.92
   Average Number of Shares . . . . . . . . . . . . . . . . . . . . . . .            63,207          63,233          63,239
Dividends Paid. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              1.88            1.72            1.56
Market Price:
   High . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            59 5/8          66 1/2          59 1/8
   Low. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            47 3/8          54              42 3/8
   Close. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            52              55              57 1/4
Stockholders' Equity:
   Book Value . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             44.95           44.09           38.97
   With Securities at Market Value, Net of Tax. . . . . . . . . . . . . .             43.86           56.94           47.84

REVENUES FROM CONTINUING OPERATIONS
   (EXCLUDING REALIZED GAINS)
Insurance:
   Property and Casualty (Gross premiums written) . . . . . . . . . . . .        $2,278,045      $2,134,512      $1,937,090
   Life and Health. . . . . . . . . . . . . . . . . . . . . . . . . . . .           276,771         305,963         328,516
Net Investment Income (Excluding realized gain or loss):
   Property and Casualty. . . . . . . . . . . . . . . . . . . . . . . . .           283,481         277,643         280,820
   Life and Health. . . . . . . . . . . . . . . . . . . . . . . . . . . .           706,217         668,158         623,584
   Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             1,912           5,994          (1,356)
Real Estate (Excluding realized gain or loss) . . . . . . . . . . . . . .           107,315          78,252         187,172
Credit (Including affiliate loans). . . . . . . . . . . . . . . . . . . .            58,181          54,046          51,327
Asset Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . .            15,055          13,250          13,057
                                                                                 ------------------------------------------
       Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $3,726,977      $3,537,818      $3,420,210
                                                                                 ==========================================


*Per share amounts are adjusted for stock dividends and stock splits.

                               1994 ANNUAL REPORT

      1991           1990            1989            1988            1987           1986            1985            1984
  ------------------------------------------------------------------------------------------------------------------------


  $  145,421     $  183,666      $  188,928      $  191,443      $  175,093     $   99,098      $   52,342      $   47,742
      79,705         77,626          70,911          44,714          33,944         48,511          48,141          52,460
       5,850          6,139             669          (8,142)         (7,420)         2,756           1,554           3,483
       6,396          4,476           4,009           3,509           2,420          3,305           3,956           3,664
       3,397          3,016           2,545           2,021           1,493            615             125            (306)
      (3,852)        (3,177)         (3,346)          1,304           4,772          3,633          10,581          13,966
  ------------------------------------------------------------------------------------------------------------------------
     236,917        271,746         263,716         234,849         210,302        157,918         116,699         121,009
      22,661          6,663          36,501          33,786          42,708         66,037          46,220           6,844
          --             --              --              --              --             --              --              --
  ------------------------------------------------------------------------------------------------------------------------
  $  259,578     $  278,409      $  300,217      $  268,635      $  253,010     $  223,955      $  162,919      $  127,853
  ========================================================================================================================



  $     3.78    $      4.31      $     4.17      $     3.59      $     3.12     $     2.34      $     1.62      $     1.63
         .36            .10             .58             .51             .63            .98             .65             .09
          --             --              --              --              --             --              --              --
        4.14           4.41            4.75            4.10            3.75           3.32            2.27            1.72
      62,739         63,119          63,192          65,450          67,465         67,402          71,928          74,462

        3.75           4.29            4.14            3.58            3.09           2.32            1.61            1.62
         .35            .10             .57             .51             .63            .97             .64             .09
          --             --              --              --              --             --              --              --
        4.10           4.39            4.71            4.09            3.72           3.29            2.25            1.71
      63,255         63,466          63,722          65,756          67,984         68,056          72,604          74,944
        1.42           1.28            1.14            1.02          .901/2         .821/2          .771/2             .70

      48 3/4         42 1/8          39 1/4          29 1/2          38             31 7/8          23 1/4          17 1/2
      31 1/4         25 3/8          23 1/4          23              24 5/8         22 3/4          15 1/2          13 3/8
      48 3/4         32 7/8          35 5/8          23 5/8          27 3/4         26 1/2          23 1/4          16 1/2

       35.40          31.50           29.27           24.87           21.39          19.68           16.44           14.40
       43.83          33.14           33.15           27.08           22.87          25.22           19.50           14.66




  $1,830,199     $1,792,836      $1,696,940      $1,627,861      $1,545,922     $1,479,533      $1,246,206      $1,031,156
     332,711        311,961         274,275         264,974         240,423        232,667         243,374         228,443

     286,073        283,248         263,415         220,496         179,837        151,959         127,668         112,397
     557,445        476,177         391,876         296,233         233,837        189,363         144,586         103,108
       3,249          5,348          14,670          20,245          22,573         20,833          18,373          15,977
     274,387        254,718         246,216         223,190         195,900        216,082         208,527         176,188
      54,371         45,193          38,665          34,290          30,767         30,414          30,039          31,352
      10,794          9,009           8,322           7,166           6,708          4,087           2,489           1,745
  ------------------------------------------------------------------------------------------------------------------------
  $3,349,229     $3,178,490      $2,934,379      $2,694,455      $2,455,967     $2,324,938      $2,021,262      $1,700,366
  ========================================================================================================================


SUMMARY OF GROWTH (Continued)
(In Thousands Except Ratios)                                    1994           1993           1992
- - -------------------------------------------------------------------------------------------------------
PREMIUMS BY MAJOR CLASSES OF
   PROPERTY AND CASUALTY INSURANCE
Personal Auto. . . . . . . . . . . . . . . . . . . . . . .  $  1,013,445     $   977,105    $   907,016
Homeowners . . . . . . . . . . . . . . . . . . . . . . . .       403,673         362,419        310,841
Other Personal. . . . . . . . . . . . . . . . . . . . . . .      144,624         126,353        109,063
- - -------------------------------------------------------------------------------------------------------
       Total Personal. . . . . . . . . . . . . . . . . . .     1,561,742       1,465,877      1,326,920
Commercial . . . . . . . . . . . . . . . . . . . . . . . .       591,857         544,162        491,942
Surety . . . . . . . . . . . . . . . . . . . . . . . . . .        90,246          84,245         79,714
Other. . . . . . . . . . . . . . . . . . . . . . . . . . .        34,200          40,228         38,478
Total Canada. . . . . . . . . . . . . . . . . . . . . . . .           --              --             36
- - -------------------------------------------------------------------------------------------------------
Gross Premiums Written. . . . . . . . . . . . . . . . . . .    2,278,045       2,134,512      1,937,090
Ceded Reinsurance Premiums . . . . . . . . . . . . . . . .       174,580         134,347        116,645
- - -------------------------------------------------------------------------------------------------------
Net Premiums Written . . . . . . . . . . . . . . . . . . .   $ 2,103,465     $ 2,000,165    $ 1,820,445
=======================================================================================================
OPERATING RATIOS OF PROPERTY AND CASUALTY INSURANCE
RATIOS TO EARNED PREMIUMS (GAAP BASIS):
   Losses. . . . . . . . . . . . . . . . . . . . . . . . .         64.70%          60.21%         63.93%
   Adjustment Expense. . . . . . . . . . . . . . . . . . .          9.72            9.78          10.55
   Underwriting Expenses. . . . . . . . . . . . . . . . . .        28.24           28.43          28.72
   Dividends to Policyholders . . . . . . . . . . . . . . .         1.11            1.07            .91
- - -------------------------------------------------------------------------------------------------------
   Combined Losses and Expenses . . . . . . . . . . . . . .       103.77%          99.49%        104.11%
- - -------------------------------------------------------------------------------------------------------
Premiums Written to Policyholders' Surplus. . . . . . . . .        1.4:1           1.3:1          1.3:1

PRETAX INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE REALIZED GAIN
Property and Casualty:
   Underwriting. . . . . . . . . . . . . . . . . . . . . .  $    (77,345)    $     9,848    $   (72,022)
   Investment. . . . . . . . . . . . . . . . . . . . . . .       283,481         277,643        280,820
   Proposition 103 Settlement. . . . . . . . . . . . . . .            --         (40,000)            --
Life and Health . . . . . . . . . . . . . . . . . . . . . .      131,015         125,306        123,604
Real Estate . . . . . . . . . . . . . . . . . . . . . . . .       10,152          10,079          8,389
Credit . . . . . . . . . . . . . . . . . . . . . . . . . .        10,761          10,190          9,036
Asset Management . . . . . . . . . . . . . . . . . . . . .         6,351           6,539          6,503
Corporate. . . . . . . . . . . . . . . . . . . . . . . . .       (13,714)        (10,317)       (13,662)
- - -------------------------------------------------------------------------------------------------------
       Total . . . . . . . . . . . . . . . . . . . . . . .  $    350,701     $   389,288    $   342,668
=======================================================================================================
STOCKHOLDERS' EQUITY
Book Value  . . . . . . . . . . . . . . . . . . . . . . . . $  2,829,479     $ 2,774,391    $ 2,448,147
With Securities at Market, Net of Tax. . . . . . . . . . .     2,761,344       3,583,482      3,005,382
LONG-TERM DEBT FROM CONTINUING OPERATIONS. . . . . . . . .       534,232         600,209        504,638
TOTAL ASSETS. . . . . . . . . . . . . . . . . . . . . . . .   15,901,729      14,807,291     13,391,109

                              1994 ANNUAL REPORT

    1991           1990           1989          1988
- - -------------------------------------------------------
$   805,826    $   717,584     $  644,765    $  595,969
    271,531        239,550        222,539       219,042
     92,628         82,642         74,060        71,115
- - -------------------------------------------------------
  1,169,985      1,039,776        941,364       886,126
    450,744        464,328        480,633       483,918
     79,077         75,927         77,195        69,817
     47,507         39,128         38,885        35,163
     82,886        173,677        158,863       152,837
- - -------------------------------------------------------
  1,830,199      1,792,836      1,696,940     1,627,861
    200,489        104,804        101,428       109,921
- - -------------------------------------------------------
$ 1,629,710    $ 1,688,032     $1,595,512    $1,517,940
- - -------------------------------------------------------


      67.81%         65.50%         63.13%        58.05%
      10.72          11.67           9.99         11.94
      29.33          29.24          29.31         29.38
        .76            .75            .88           .97
- - -------------------------------------------------------
     108.62%        107.16%        103.31%       100.34%
- - -------------------------------------------------------
      1.4:1          1.6:1          1.5:1         1.8:1


$  (141,121)   $  (119,173)    $  (52,243)   $   (5,084)
    286,073        283,248        263,415       220,496
         --             --             --            --
    124,109        118,486        106,906        67,967
      8,525          9,123            884       (12,494)
      9,489          6,815          6,031         5,050
      5,179          4,586          3,881         3,081
     (9,625)        (8,799)        (8,793)       (2,371)
- - -------------------------------------------------------
$   282,629    $   294,286     $  320,081    $  276,645
- - -------------------------------------------------------

$ 2,221,134    $ 1,975,699     $1,850,728    $1,570,383
  2,750,453      2,078,670      2,096,028     1,709,729

    523,557        451,328        512,859       540,996

 12,113,944     10,683,462      9,415,865     7,869,181



    1987           1986           1985          1984
- - -------------------------------------------------------
$   549,267    $   519,473    $   452,476    $  399,322
    214,102        207,097        199,739       193,800
     68,086         64,646         59,996        47,995
- - -------------------------------------------------------
    831,455        791,216        712,211       641,117
    463,823        448,872        328,942       202,761
     62,472         60,594         49,435        40,590
     31,949         26,968         20,131        16,570
    156,223        151,883        135,487       130,118
- - -------------------------------------------------------
  1,545,922      1,479,533      1,246,206     1,031,156
    108,177        108,751         72,628        50,096
- - -------------------------------------------------------
$ 1,437,745    $ 1,370,782    $ 1,173,578    $  981,060
- - -------------------------------------------------------

      56.58%         61.88%         66.43%        65.98%
      13.84          13.25          12.12         10.54
      30.25          30.25          31.44         33.28
        .72            .65            .56           .42
- - -------------------------------------------------------
     101.39%        106.03%        110.55%       110.22%
- - -------------------------------------------------------
      2.1:1          2.2:1          2.4:1         2.4:1


$   (19,698)   $   (77,568)   $  (115,975)   $  (96,363)
    179,837        151,959        127,668       112,397
         --             --             --            --
     56,316         76,704         76,109        58,560
    (10,805)         6,020          2,110         7,707
      3,341          4,637          4,501         4,077
      2,518          1,178            244          (566)
       (304)        (2,672)         9,053        15,009
- - -------------------------------------------------------
$   211,205    $   160,258    $   103,710    $  100,821
- - -------------------------------------------------------
$ 1,435,418    $ 1,328,215    $ 1,105,684    $1,068,607
  1,535,092      1,701,853      1,311,762     1,088,084

    539,825        538,081        489,402       347,351

  6,738,785      5,876,072      4,766,332     3,861,804

                                      67