Form 10-K405, Exhibit 13
period 1995-12-31
SAFECO CORP
filed 1996-03-27
CIK 86104

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                              FINANCIAL STATEMENTS

   SAFECO Corporation (the Corporation, or SAFECO) is a Washington corporation which owns operating subsidiaries in various segments of insurance and other financially-related businesses. The insurance subsidiaries are engaged in both property and casualty insurance and life and health insurance. SAFECO Properties and its subsidiaries invest in, develop and manage real estate properties, primarily regional shopping centers. SAFECO Credit Company provides loans and equipment financing and leasing to commercial businesses including affiliated companies. SAFECO also provides asset management to the SAFECO family of mutual funds, SAFECO Trust Company and other outside managed accounts.

CAPITAL RESOURCES AND LIQUIDITY

   Insurance premiums, funds received under deposit contracts, dividends, interest, rental income and asset management fees are SAFECO's primary sources of cash. Most insurance premiums are received before or at the time premium revenues are recognized, while related claims are incurred and paid in subsequent months or years. Any resulting cash flow is used primarily to pay shareholder dividends and to expand the investment portfolio.

   Total cash provided by operating activities for the years ended December 31, 1995, 1994 and 1993 was $702.1 million, $753.0 million and $633.6 million, respectively (see Statement of Consolidated Cash Flows on page 44). The lower amount of operating cash flow in 1995 was primarily due to increased claim payments caused by catastrophe losses (see pages 30 and 31 for additional discussion). The increases in property and casualty insurance premiums received in 1995 and 1994 resulted from a combination of rate increases and a higher number of policies in force. Dividends and interest received increased in both 1995 and 1994 due mainly to the increasing invested asset base of the life and health insurance companies.

   The high level of proceeds from the maturity of fixed maturities in all three years was due to the large amount of calls of fixed maturities and prepayments of mortgage-backed securities. These calls and prepayments in 1993 and 1994 were caused by declining interest rates in 1993 and the first part of 1994. Although interest rates rose for the remainder of 1994, they declined in 1995, causing more calls and prepayments in 1995. These changes in interest rates have also caused fluctuations in the market value of fixed maturity investments. This has affected SAFECO's reported book value (stockholders' equity) because the difference between market value and amortized cost on fixed maturities classified as available-for-sale is included in stockholders' equity, net of tax. Property and casualty investment income is expected to continue to grow slowly in 1996.

   The real estate and credit subsidiaries have ongoing needs for outside capital. The real estate subsidiaries borrow from life insurance companies, banks and savings and loan associations and other lenders. At December 31, 1995, the real estate subsidiaries had notes and mortgages payable to non-affiliates of $198.4 million, of which $39.8 million was due within one year. It is anticipated that these obligations will be met through a combination of rollovers and replacement borrowings.

   SAFECO Credit Company's borrowings are short to medium-term and are obtained primarily from the issuance of commercial paper and medium-term notes. SAFECO Credit had unaffiliated borrowings at December 31, 1995 of $614.3 million, of which $567.8 million was due within one year. Almost all of this current portion is comprised of short-term commercial paper borrowings. It is anticipated that the majority of these commercial paper borrowings will be rolled over in 1996. SAFECO Credit has entered into interest rate swap agreements to reduce the impact



                                       27  SAFECO Corporation 1995 Annual Report
of changes in interest rates on its floating rate debt. The interest rate swap agreements provide only for the exchange of interest on the notional amounts at the stated rates, with no multipliers or leverage. At December 31, 1995, interest rate swap agreements were outstanding with notional amounts of $134.9 million, replacing the floating rates of 5.83% to 5.99% with fixed rates ranging from 4.51% to 8.07%. Maturities of these agreements range from February 1996 to October 2002. At December 31, 1994, interest rate swap agreements were outstanding with notional amounts of $70.9 million, replacing the floating rates of 6.06% to 6.73% with fixed rates ranging from 4.51% to 9.00%. The notional amount of interest rate swaps outstanding is higher in 1995 compared with 1994 because SAFECO Credit has increased its use of rate swaps to fix the interest costs on its floating rate debt.

   In July 1994 the Securities and Exchange Commission (SEC) declared effective a shelf registration providing for the issuance of up to $200 million of debt securities by SAFECO Corporation. In March 1995 SAFECO Corporation issued $200 million of 7.875% notes, due April 2005. The proceeds were used to replace SAFECO Corporation's existing $200 million of 10.75% notes which came due in September of 1995.

   A shelf registration providing for the issuance of up to $200 million of debt securities by SAFECO Corporation and/or SAFECO Credit was declared effective by the SEC in 1990. SAFECO Credit issued $149.9 million of medium-term notes under this registration, of which $78.4 million remained outstanding as of December 31, 1995. These debt securities issued by SAFECO Credit are guaranteed by SAFECO Corporation. In addition to providing funds to expand SAFECO Credit's loan and lease portfolio, the issuance of medium-term notes reduced SAFECO Credit's reliance on short-term financing. As of December 31, 1995, SAFECO Corporation had issued $50.0 million of medium-term notes under this registration, all maturing in 2002 and 2003. No additional notes will be issued under this shelf registration.

   SAFECO Corporation's debt is rated AA by Standard & Poor's and Aa3 by Moody's Investor Services. SAFECO's property and casualty companies' financial strength ratings are A++ by A.M. Best, AAA by Standard and Poor's and Aa1 by Moody's. During 1995, SAFECO Life Insurance Company's rating was upgraded to A++ by A.M. Best. SAFECO Life is rated AA by Standard & Poor's and Aa2 by Moody's. The financial strength ratings are important to SAFECO and the industry in marketing insurance products.

   Many life insurance companies' pension and annuity products have been impacted in recent years by general economic conditions, volatile investment returns, rating downgrades, increased competition and decisions by plan sponsors to diversify assets and fund management. SAFECO has experienced an increase in the level of withdrawal of funds from its retirement services and annuity business (see Statement of Consolidated Cash Flows on page 44 -- Return of Funds Held Under Deposit Contracts) due to scheduled payouts on distribution-type products and the interest rate environment. However, SAFECO's overall withdrawal experience remains relatively modest, and proceeds from sales of fixed income retirement services and annuity products have remained relatively stable. Of the total of $8.8 billion in deposit contracts at December 31, 1995, approximately 47% are structured settlement immediate annuity products. These annuities have average expected maturities of over 25 years and cannot be surrendered by policyholders. Other annuity products, comprising approximately 13% of total deposit contracts, generally have expected maturities of 5 to 12 years and associated surrender charges graded from 5% in year one to zero in year six. Other retirement services products, comprising approximately 35% of total deposit contracts, have expected maturities of 5 to 15 years. Surrender charges on these products are typically 9% in year one graded to zero in year nine, and SAFECO retains the option to defer payouts over five years on approximately one quarter of these contracts. SAFECO's guaranteed investment contracts (GICs) within its retirement services area comprise approximately 2% of total deposit contracts.

   SAFECO is not aware of any recently passed or current recommendations by regulatory authorities which have or would have, if passed, a material effect on its liquidity, capital resources or results of operations.

   The state of Washington adopted new rules in 1993 governing the amount of dividend payments that can be made by Washington-domiciled insurance companies without prior regulatory approval. These rules are more restrictive than the previous rules. However, it is expected they will not restrict SAFECO's insurance subsidiaries from paying dividends to SAFECO Corporation (parent company) in amounts similar to those presently being paid and those paid in the past.



SAFECO Corporation 1995 Annual Report  28

   The National Association of Insurance Commissioners (NAIC) adopted risk-based capital (RBC) formulas for both life insurers and property and casualty insurers. For life insurers, the RBC guidelines became effective December 31, 1993; the RBC guidelines for property and casualty companies became effective December 31, 1994. The formulas are used as an early warning tool by the NAIC and state regulators to identify companies that are undercapitalized and which merit further regulatory attention or the initiation of regulatory action. The RBC formula for life insurers establishes capital requirements relating to amounts of insurance risk, business risk, asset credit risk and interest rate risk. The RBC formula for property and casualty insurers establishes capital requirements relating to amounts of underwriting risk, asset risk, credit risk and off-balance-sheet risk. SAFECO's life and property and casualty companies have more than sufficient capital to meet the RBC requirements.

   Similarly, the NAIC's proposed Model Investment Law, if adopted by certain states in which SAFECO operates, should not significantly impact SAFECO, as its assets are, and historically have been, conservatively invested.

   The NAIC has recently undertaken a major project to codify statutory accounting principles. While the impact of these proposals is currently being studied, the effect on statutory surplus is not expected to be material.

SUMMARY OF FINANCIAL INFORMATION

   The following summarized financial information sets forth the contributions of each business segment to the consolidated net income of SAFECO Corporation. The information should be read in conjunction with the related statements of income on pages 47 through 51 of this report.

YEAR ENDED DECEMBER 31                                                 1995             1994             1993
---------------------------------------------------------------------------------------------------------------
(In Thousands Except Per Share Amounts)
Income (Loss), Net of Income Taxes, Before Realized Gain:
    Property and Casualty .......................................    $256,408         $192,734         $217,187*
    Life and Health .............................................      88,988           84,941           76,903
    Real Estate .................................................       5,929            6,568            6,136
    Credit ......................................................       8,872            7,365            6,439
    Asset Management ............................................       4,746            4,116            4,255
    Corporate ...................................................      (7,536)          (7,272)          (3,934)
                                                                     ------------------------------------------
       Total ....................................................     357,407          288,452          306,986
                                                                     ------------------------------------------
Realized Gain (Loss), Net of Income Taxes, from:
    Security Investments ........................................      42,083           26,035          113,506
    Real Estate Investments .....................................        (531)            (113)           5,409
                                                                     ------------------------------------------
       Total ....................................................      41,552           25,922          118,915
                                                                     ------------------------------------------
Income Before Cumulative Effect of Accounting Changes ...........     398,959          314,374          425,901
Cumulative Effect of Accounting Changes .........................           -                -            2,877
                                                                     ------------------------------------------
Net Income ......................................................    $398,959         $314,374         $428,778
                                                                     ------------------------------------------
Net Income Per Share of Common Stock:**
    Income Before Realized Gain .................................    $   2.84         $   2.29         $   2.44
    Realized Gain ...............................................         .33              .21              .95
    Cumulative Effect of Accounting Changes .....................           -                -              .02
                                                                     ------------------------------------------
    Net Income ..................................................    $   3.17         $   2.50         $   3.41
                                                                     ------------------------------------------

* Includes a charge of $40 million ($26 million after tax, or $0.21 per share) for the Proposition 103 settlement.

** Per share amounts are adjusted for the 2-for-1 stock split in December, 1995 (see Note 8).



                                       29  SAFECO Corporation 1995 Annual Report

PROPERTY AND CASUALTY -- OPERATIONS

   Through independent agents, SAFECO's property and casualty subsidiaries write personal, commercial and surety lines of insurance including automobile, homeowners, fire and allied lines, workers' compensation, commercial multi-peril, miscellaneous casualty, surety and fidelity. Products are sold in nearly all states and the District of Columbia. SAFECO sold its Canadian property and casualty operations in June of 1991 (see discussion on page 31). Approximately 23% of SAFECO's property and casualty premiums are written in California and approximately 46% of premiums are written in the three west coast states of California, Washington and Oregon. SAFECO's writing of new property business continues to be restricted in California to reduce its exposure to large single-event catastrophes (see discussion on page 31). SAFECO's emphasis for future personal lines growth is in various target states, mostly east of the Rocky Mountains.

   Voluntary personal, commercial and surety lines (which excludes assigned risk, FAIR plans, etc.) comprised approximately 70%, 25% and 4%, respectively, of the 1995 gross premiums written. The gross premiums written growth set forth in the table on page 32 of 3.9% in 1995 is comprised of a 5.3% increase for personal, a decrease of 0.8% for commercial and an increase of 10.9% for surety lines. Gross premiums written growth of 6.7% in 1994 was comprised of a 6.6% increase for personal, and increases of 7.1% for commercial and 7.1% for surety lines.

   The growth in personal lines premiums is the result of both rate increases and an increase in policies in force. The number of vehicles insured increased 1.8% in 1995, compared with 1.3% in 1994 and 2.2% in 1993. This moderate growth rate has been caused primarily by rate increases in recent years. The number of homes insured increased 1.2% in 1995, 2.7% in 1994 and 8.0% in 1993. This reduction in the growth rate is due to rate increases in recent years and to the moratorium on the writing of new homeowners policies in California (discussed on page 31).

   SAFECO's commercial lines premiums decreased in 1995 due primarily to increased rate competition in workers' compensation, particularly in California due to open rating, and to increased rate competition in commercial auto. The increase in surety premiums in 1995 and 1994 is primarily due to new commercial and contract accounts acquired.

   SAFECO's property and casualty results were impacted in both 1994 and 1995 by the January 17, 1994 Los Angeles earthquake. SAFECO's estimated gross losses for all lines (before reinsurance) from the earthquake were $267 million. Net of reinsurance, the estimated losses were $132 million. Of this net amount, $90 million was reflected in 1994 results and $42 million was reflected in 1995 results. The 1995 losses were due to subsequent increases in the estimated cost of claims from the earthquake. The total 1994 amount charged to earnings from the earthquake of $113 million included $23 million to reinstate reinsurance coverage for a second catastrophe in the event it occurred in 1994. Most of these costs relate to earthquake coverage, included in other personal lines discussed below. Including 1995 earthquake losses, catastrophe losses for all lines, net of reinsurance, totaled $143 million for the year. In 1994 the charge to earnings from catastrophes was $153 million including the $23 million reinsurance reinstatement premium. SAFECO's strategy to reduce the impact of future catastrophe losses includes continuing to maintain a strong catastrophe reinsurance program (see discussion on page 33), obtaining higher deductibles on earthquake coverages in some states and restricting the writing of new property business in catastrophe-prone states. In addition, for the last several years SAFECO has invested in earthquake and wind modeling technologies which allow it to better monitor exposures.

   Voluntary personal auto, SAFECO's largest single line of business, produced pretax underwriting profits of $87.4 million, $43.4 million and $37.3 million in 1995, 1994 and 1993, respectively. The profits in all three years were due primarily to rate increases in 1990, 1991 and 1992. Average auto rates were increased 3% in 1995, 3% in 1994 and 6% in 1993. After increasing in 1994, the severity or cost of settling claims and the frequency of accidents both decreased in 1995. The level of auto rate increases in 1996 will be substantially dependent upon loss cost trends. Due to increasing competition in the personal auto business the underwriting profit level of 1995 may be difficult to achieve in 1996.

   The homeowners line produced pretax underwriting losses of $54.2 million, $33.6 million and $51.7 million in 1995, 1994 and 1993, respectively. Losses due to catastrophes continue to impact results for this line. Catastrophe losses for homeowners totaled $70 million, $36 million after reinsurance, and $52 million in 1995, 1994 and 1993, respectively. The 1995 homeowners claims include $18 million from two late spring hailstorms that hit the Dallas area, $11 million from storms in California in January and March and $16 million from West Coast winter storms in December. The 1994 homeowners claims include $5 million after reinsurance from the Los Angeles earthquake, $7 million from an April hailstorm in Dallas



SAFECO Corporation 1995 Annual Report  30
and $4 million from winter storms and freezing on the East Coast in January. The 1993 homeowners claims include $27 million from the Puget Sound area windstorm in January and $7 million from the California wild fires in November. Homeowners rates were increased 8%, 6% and 7% in 1995, 1994 and 1993, respectively. SAFECO's total homeowners premiums increased 9%, 11% and 17% in 1995, 1994 and 1993, respectively, due to rate increases, increases in the number of homes insured and efforts to increase homeowners insurance to value. The insurance-to-value effort was begun in 1993 to review the adequacy of coverage or policy limits for nearly all homes over a three year period. A continuing increase in premiums per policy is expected in 1996 as a result of planned rate increases and the ongoing effect of the insurance-to-value effort. Excluding the impact of catastrophes, these measures are expected to improve homeowners' results in 1996.

   Other personal lines produced underwriting losses of $30.9 million in 1995 and $76.1 million in 1994, compared with an underwriting profit of $20.6 million in 1993. Coverages in these lines include earthquake, dwelling fire, inland marine and boats. The losses in 1995 and 1994 were due to the January 1994 Los Angeles earthquake. Losses from the quake included in these lines totaled $40 million in 1995 and $105 million, net of reinsurance, in 1994 (includes $23 million reinsurance reinstatement premium). California currently requires insurers to offer earthquake coverage in connection with homeowners and other residential policies. After careful review, effective July 1, 1994, SAFECO suspended writing new homeowners, dwelling fire and condominium policies in California. Existing homeowners policies are being renewed and earthquake coverage is being offered every two years, as required by California insurance regulations, to policyholders who previously declined the coverage. In addition, SAFECO has filed and is waiting for approval of a new earthquake mini-policy in California. Once approved, this policy should permit SAFECO to again write the above suspended coverages. SAFECO also modified its earthquake policies in several other states to increase the deductible.

   SAFECO believes federal legislation is necessary to create a permanent, long-term solution for the losses that arise from natural disasters such as earthquakes. SAFECO supports the National Disaster Protection Partnership Act, currently before Congress, as the best means to encourage mitigation efforts to reduce such losses and to provide a mechanism to pay such losses.

   Commercial operations produced pretax underwriting losses of $12.7 million, $22.5 million and $5.5 million for 1995, 1994 and 1993, respectively. Even with a continuation of the competitive commercial insurance market, SAFECO has experienced some modest renewal price increases for the past three years. The improvement in 1995 compared with 1994 was due mainly to better results in the general liability line. Results in 1994 were impacted by higher losses in the general liability and commercial auto coverages, compared with 1993. Workers' compensation produced underwriting gains in both years. However, increasing rate competition in 1995 resulting from the impact of certain states enacting workers' compensation reforms has reduced premiums and this competition is expected to continue into 1996. The effects of lower rates are expected to be partly offset by the beneficial impact of these reforms. Overall, SAFECO's voluntary commercial lines combined ratio was 102.4, 104.3 and 101.2 for 1995, 1994 and 1993, respectively. The combined ratios for all three years compare favorably with the industry and are a result of continued disciplined risk selection, limited impact of weather-related losses on SAFECO's commercial property risks and concentration of commercial writings in states with the most favorable legal and regulatory climates.

   The surety line produced pretax underwriting profits of $22.3 million, $16.1 million and $18.2 million for 1995, 1994 and 1993, respectively. Results in both the contract and commercial lines were excellent in all three years. Due to continuing intense competition in both lines, the record level of income in 1995 may be difficult to achieve in 1996.

   Other insurance product lines (primarily assigned risk and FAIR plans) produced underwriting losses of $5.5 million, $4.6 million and $9.0 million in 1995, 1994 and 1993, respectively. These losses were lower in 1995 and 1994 compared to the previous few years due to reduced losses in both commercial and personal assigned risk business.

   SAFECO sold its Canadian property and casualty operations in 1991 with no significant gain or loss resulting from the transaction. Canadian underwriting profits were $6.7 million, $8.4 million and $5.3 million for 1995, 1994 and 1993, respectively, and resulted from reductions in the estimated cost of settling prior years' claims. Under the sales agreement SAFECO retained the liabilities for losses incurred prior to April 1, 1991. Canadian assets were $113 million and $153 million at December 31, 1995 and 1994, respectively.


                                       31  SAFECO Corporation 1995 Annual Report

PROPERTY AND CASUALTY OPERATING STATISTICS

                                                                1995                  1994                    1993
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      PERCENTAGE
                                                                    PERCENTAGE               PERCENTAGE                INCREASE
                                                                     INCREASE                 INCREASE                (DECREASE)
                                                                    OVER PRIOR               OVER PRIOR               OVER PRIOR
                                                                       YEAR                     YEAR                     YEAR
                                                        ------------------------------------------------------------------------
                                                                                           (In Thousands)
Gross Premiums Written ..............................   $2,366,856     3.9%     $2,278,045      6.7%     $2,134,512       10.2%
                                                        ----------              ----------               ----------
Net Premiums Written ................................   $2,206,984     4.9      $2,103,465      5.2      $2,000,165        9.9
                                                        ----------              ----------               ----------
Earned Premiums .....................................   $2,162,141     5.3      $2,053,431      6.4      $1,929,714       10.0
                                                        ----------              ----------               ----------
Underwriting Profit (Loss) ..........................   $    6,348              $  (77,345)              $    9,848
Net Investment Income ...............................      291,450     2.8         283,481      2.1         277,643       (1.1)
Proposition 103 Settlement ..........................            -                       -                  (40,000)
                                                        ----------              ----------               ----------
Income Before Realized Investment
    Gain and Income Taxes ...........................   $  297,798              $  206,136               $  247,491
                                                        ----------              ----------               ----------

                                                                                       1995           1994           1993
---------------------------------------------------------------------------------------------------------------------------
                                                                                               OPERATING RATIOS AS
                                                                                             A % OF EARNED PREMIUMS
                                                                                                  (GAAP BASIS)
                                                                                      -------------------------------------
Loss Ratio ......................................................................     60.04%           64.70%         60.21%
Adjustment Expense Ratio ........................................................     10.58             9.72           9.78
Expense Ratio ...................................................................     28.39            28.24          28.43
Dividends to Policyholders ......................................................      0.70             1.11           1.07
                                                                                      -------------------------------------
    Combined Ratio ..............................................................     99.71%          103.77%         99.49%
                                                                                      -------------------------------------

PROPERTY AND CASUALTY -- PROPOSITION 103

   For discussion relating to California's Proposition 103, see Note 6 on page
62.

PROPERTY AND CASUALTY -- LOSS RESERVES

   The liability (reserves) for losses and adjustment expense for the property and casualty companies was $2,181 million at December 31, 1995, compared with $2,237 million at December 31, 1994. The decline in this liability at December 31, 1995 compared to December 31, 1994 is due in part to the losses related to the Los Angeles earthquake in 1994, and to the run-off of loss reserves related to the sold Canadian operations discussed previously. The liability is presented net of amounts recoverable from salvage and subrogation recoveries (see Note 1 on page 53) and gross of amounts recoverable from reinsurance (see Note 5 on page 61). The amount of reinsurance recoverables related to the above gross liabilities was $110.7 million at December 31, 1995 and $143.9 million at December 31, 1994.

   Reserves for losses that have been reported to SAFECO and certain legal expenses are established on the "case basis" method. Claims incurred but not reported (IBNR) and other adjustment expense are estimated using statistical procedures. Salvage and subrogation recoveries are accrued using the "case basis" method for large claims and statistical procedures for smaller claims.

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

   SAFECO's objective is to set reserves which are adequate; that is, the amounts originally recorded as reserves should at least equal the amounts ultimately required to settle losses. Analysis indicates that SAFECO's reserves are adequate and probably slightly redundant at December 31, 1995, 1994 and 1993. Operations were credited $59.7 million, $81.3 million and $96.9 million in 1995, 1994 and 1993, respectively, as a result of a reduction in the estimated amounts needed to settle prior years' claims.


SAFECO Corporation 1995 Annual Report  32

   SAFECO's property and casualty companies' reserves for losses and adjustment expense for liability coverages related to environmental, asbestos and other toxic claims totaled $107.5 million at December 31, 1995, compared with $108.2 million at December 31, 1994. These amounts are before the effect of reinsurance, which is insignificant. These reserves are approximately 5% of total property and casualty reserves for losses and adjustment expense at both December 31, 1995 and 1994. The reserves include estimates for both reported and IBNR losses and related legal expenses.

   The vast majority of SAFECO's property and casualty insurance subsidiaries' environmental, asbestos and other toxic claims result from the general liability line of business. A few of these types of losses occur in other coverages such as umbrella, small commercial package policies and personal lines.


   The following table presents the loss reserve activity analysis for liability coverages related to environmental, asbestos and other toxic claims.*

                                               1995        1994         1993
-------------------------------------------------------------------------------
                                                      (In Thousands)

Reserves at Beginning
     of Year                                 $108,230     $113,410     $110,543
Incurred Losses and
     Adjustment Expense                         9,323       10,252        9,364
Losses and Adjustment
     Expense Payments                         (10,043)     (15,432)      (6,497)
                                             ----------------------------------
Reserves at End of Year                      $107,510     $108,230     $113,410
                                             ----------------------------------

*   Amounts are before the effect of reinsurance, which is insignificant.

   In view of changes in environmental regulations and evolving case law which affect the development of loss reserves, the process of estimating loss reserves for environmental, asbestos and other toxic claims results in imprecise estimates. Quantitative techniques have to be supplemented by subjective considerations and managerial judgment. In view of these conditions, trends that have affected development of these liabilities in the past may not necessarily occur in the future. Although estimation of environmental claims is a difficult process, the reserves established for these claims at December 31, 1995 are believed to be adequate based on the known facts and current law. SAFECO has generally avoided writing coverages for larger companies with substantial exposure in these areas.

   SAFECO's property and casualty companies protect themselves from excessive losses by reinsuring on treaty and facultative bases. As noted above, the liability for unpaid losses and adjustment expense is reported gross of reinsurance recoverables of $110.7 million at December 31, 1995 and $143.9 million at December 31, 1994. The higher amount in 1994 is due to amounts recoverable by SAFECO from its reinsurers related to the Los Angeles earthquake. Reinsurance costs for catastrophe coverages have increased in the last few years and are expected to remain relatively high in the foreseeable future, given the large amount of catastrophe losses in recent years. SAFECO's catastrophe property reinsurance program for 1996 covers 90% of $300 million of single event losses in excess of a $75 million retention. In the event of a substantial catastrophe, SAFECO would, therefore, retain the first $75 million of losses, 10% of the next $300 million and all losses in excess of $375 million. In addition to this nationwide coverage, for the states of Washington and Oregon SAFECO has an additional earthquake reinsurance contract for 1996 that would cover 90% of $100 million of single event earthquake losses in excess of $375 million. Both of these 1996 catastrophe property reinsurance contracts include provisions for one reinstatement for a second catastrophe event in 1996 at current rates. The aggregate coverage limit is higher for 1996 than in prior years and the additional Northwest earthquake coverage is new for 1996.

   SAFECO's insurance subsidiaries do not enter into retrospective reinsurance contracts and do not participate in any unusual or nonrecurring reinsurance transactions such as "swaps" of reserves or loss portfolio transfers. SAFECO does not use "funding covers" and does not participate in any surplus relief transactions. None of SAFECO's significant reinsurers are experiencing financial difficulties. Additional information on reinsurance can be found in Note 5 on page 60.

                                       33  SAFECO Corporation 1995 Annual Report

LIFE AND HEALTH

   The life and health companies offer individual and group insurance products, retirement services (pension) and annuity products. These products are marketed through professional agents in all states and the District of Columbia. The most significant product lines in terms of premium/deposit volume include: single premium immediate annuities, deferred annuities, tax sheltered annuities for nonprofit entities, corporate retirement plans and excess loss group medical insurance.

   Earnings before investment transactions and income taxes ("pretax income") for all lines combined were $135.6 million in 1995, compared with $131.0 million in 1994 and $125.3 million in 1993.

   The following table summarizes the profit contributions of the life and health companies' major product lines:

                                          1995            1994            1993
--------------------------------------------------------------------------------
                                                     (In Thousands)
Annuities                              $ 31,249         $ 28,363        $ 21,233
Retirement Services                      27,277           19,298          16,098
Group                                    13,329           23,129          27,661
Individual                               (1,272)           1,579           2,431
Corporate and Other                      64,990           58,646          57,883
                                       -----------------------------------------
    Pretax Income                      $135,573         $131,015        $125,306
                                       -----------------------------------------


   The annuity operations produced pretax income of $31.2 million, $28.4 million and $21.2 million in 1995, 1994 and 1993, respectively. These increasing profits are a result of higher investment income and growth in annuity assets under management. Approximately 80% ($4.2 billion) of annuity assets relate to single premium immediate annuities (SPIAs). These are sold to fund personal injury settlements and are contracts which cannot be surrendered. New SPIA deposits were $488 million in 1995, compared with $402 million in 1994 and $447 million in 1993. SPIA pretax income was $24.9 million, $23.3 million and $17.5 million in 1995, 1994 and 1993, respectively. These earnings reflect the growth in SPIA assets. Deferred annuities comprise nearly all of the other 20% of annuity assets. These are fixed rate annuities marketed through banks by SAFECO's subsidiary, Talbot Financial Corporation. Deferred annuity deposits were $188 million in 1995, compared with $296 million in 1994 and $218 million in 1993. The lower level of sales in 1995 was the result of lower interest rates. Total annuity assets amounted to $5.4 billion at December 31, 1995 compared with $4.7 billion at December 31, 1994 and $4.1 billion at December 31, 1993.

   Retirement services operations produced pretax income of $27.3 million, $19.3 million and $16.1 million in 1995, 1994 and 1993, respectively. Retirement services profits increased in all three years as a result of improved investment performance, a larger asset base and consistent management of interest rate margins stemming from adjustments in credited interest rates. Results for 1995 also benefited from a $1.8 million reduction in assessments from insolvency guaranty fund associations. Retirement services products are comprised primarily of tax sheltered annuities which are sold to teachers and employees of hospitals and charitable organizations, IRAs and corporate retirement funds. SAFECO has a certain amount of protection against policy surrenders or early withdrawals of most of these products in the form of surrender charges for the first few years of each policy or the option to defer payouts over 20 quarters. Retirement services had $3.5 billion of assets on deposit at December 31, 1995 compared with $3.3 billion at December 31, 1994 and $3.1 billion at December 31, 1993. New retirement services deposit growth has slowed in recent years as lower interest rates have hampered sales of fixed products. Although variable products currently are a relatively small portion of retirement services' volume, SAFECO is focusing on these types of products and sales are increasing significantly.

   The group life and health operations contributed $13.3 million to the 1995 pretax income, compared with income of $23.1 million in 1994 and $27.7 million in 1993. The major market of the group operation is excess loss medical insurance, sold to self-insured employers, which accounted for $14.4 million, $18.5 million and $15.8 million of income in 1995, 1994 and 1993, respectively. Total medical profit, which also includes some small-case, fully insured business, declined in 1995. Total group premiums decreased 8% during 1995, compared with decreases of 12% in 1994 and 10% in 1993. The premium declines in all three years are due primarily to greater competition in the large-case, excess loss market. Because of the greater competition in these three years, as well as the uncertainty caused by the healthcare reform debate, SAFECO avoided writing business at unsatisfactory rates and as a result, experenced the loss of some group in-force medical business. With the defeat of national healthcare reform legislation, SAFECO plans to write additional excess loss medical insurance, as this market appears to be more attractive than it has been in the last few years.


SAFECO Corporation 1995 Annual Report  34

   In addition to the competitive conditions noted above, in 1995 the group operations' results were affected by adverse medical and life claims experience. In 1994, results were impacted by adverse life claims experience and poor long term disability experience. In 1996 SAFECO will be reinsuring 100% of its new and existing long term disability business, which should benefit future results. SAFECO will continue to sell life and disability coverages in combination with medical coverages in 1996 but will no longer actively pursue the stand-alone life and disability market.

   The individual life operations produced a pretax loss of $1.3 million in 1995, compared with gains of $1.6 million and $2.4 million in 1994 and 1993, respectively. The decrease in 1995 results, as well as the lower level of earnings in all three years, was primarily caused by increased death claims. The majority of SAFECO's new writings are comprised of interest sensitive products such as universal life and variable universal life products. Term insurance has accounted for virtually all new issues of traditional life products in recent years and now comprises approximately 94% of the total traditional face amount in force.

   The corporate and other line is primarily comprised of investment income resulting from the investment of capital and prior years' earnings of the operating lines of business, and is a major component of SAFECO's life and health earnings, contributing pretax income of $65.0 million in 1995, $58.6 million in 1994 and $57.9 million in 1993.

   SAFECO's life insurance subsidiaries have not participated as a ceding company in any assumptive reinsurance transactions. See Note 5 on page 60 for additional information regarding reinsurance.

REAL ESTATE

   SAFECO Properties, Inc. through Winmar Company, Inc., invests in and manages real estate properties, primarily regional shopping centers, throughout the United States. SAFECARE Company, Inc. invests in medical real estate, primarily skilled nursing facilities.

   The real estate subsidiaries produced pretax income before investment transactions ("pretax income") of $9.1 million, $10.2 million and $10.1 million in 1995, 1994 and 1993, respectively. These pretax income amounts include gains from the sale of properties held for sale of $1.9 million, $5.6 million and $0.2 million in 1995, 1994 and 1993 respectively. The increase in pretax income (excluding these gains) in 1995 over 1994 was due to better operating results on shopping center and medical facility properties and to recommencing the capitalization of carrying costs in 1995 on a mixed-use development project. Construction and pre-leasing on this development began in July 1995. The decrease in pretax income (excluding these gains) in 1994 compared to 1993 was due primarily to the purchase of a shopping center in 1994 and to the sale of heathcare facilities in 1993.

   In addition to the pretax income amounts above, the real estate subsidiaries realized pretax investment losses of $0.8 million in 1995 and $0.2 million in 1994 and investment gains of $8.1 million in 1993. The 1993 realized investment gain was the result of the sale of several mature healthcare facilities.

   Results in all three years have been impacted by the slow real estate economy and the overall depressed retail industry. Because of these conditions, SAFECO's strategy is to emphasize smaller projects and enhancements to existing properties.

   At December 31, 1995, investment real estate held by SAFECO Properties totaled $495 million, approximately 3% of consolidated investments. Major retail shopping centers (including land held for development), office and industrial space and healthcare facilities comprised approximately 80% of the total. Approximately 63% of these holdings are located in the states of Washington and Oregon. Rental properties included in investment real estate are detailed in
Note 13 on page 66.

CREDIT

   SAFECO Credit Company, Inc. provides loans and equipment financing and leasing to commercial businesses, including affiliated companies. Credit operations produced pretax income of $13.3 million in 1995, compared with $10.8 million in 1994 and $10.2 million in 1993. Loan and lease receivables from non-affiliates grew 21% in 1995 and 15% in 1994. Continued growth in receivables is expected. The strong earnings in all three years are primarily attributable to the continuing increase in loan production, combined with favorable collection experience and low delinquencies. Results were, however, impacted by increased borrowing costs in 1994 and rate competition in both 1994 and 1995.

   Approximately 70% of total loan and lease receivables outstanding at December 31, 1995 are from commercial businesses involved in heavy construction, transportation and manufacturing. Most of these businesses are located in the West Coast and Rocky Mountain regions of the United States. Loans and leases are fully secured by liens on the collateral financed. At December 31, 1995, 9% of the outstanding loans and leases of SAFECO Credit consisted of loans to affiliated SAFECO companies.

                                       35  SAFECO Corporation 1995 Annual Report

ASSET MANAGEMENT

   SAFECO Asset Management Company is the investment advisor for the SAFECO mutual funds, variable annuity portfolios and a growing number of outside pension and trust accounts. These investment management activities produced pretax income of $6.9 million in 1995, $6.4 million in 1994 and $6.5 million in 1993. Assets under management continue to grow and totaled $3.0 billion at December 31, 1995, an increase of 22% over 1994. In 1994 SAFECO Trust Company was chartered to serve the investment needs of high net worth individuals. Continued growth in assets under management from existing funds, new funds and from new pension accounts is expected.

INVESTMENT SUMMARY

   SAFECO Corporation's consolidated pretax investment income increased to $1,075.3 million during 1995 from $991.6 million in 1994 and $951.8 million in 1993. Substantially all of this investment income is produced by the investment portfolios of SAFECO's property and casualty and life and health insurance subsidiaries.

   The property and casualty companies' pretax investment income was $291.5 million in 1995, $283.5 million in 1994 and $277.6 million in 1993, representing increases of 3% in 1995, 2% in 1994 and a decrease of 1% in 1993. The increases in 1995 and 1994 are primarily due to the investment of the property and casualty companies' positive cash flow. Although property and casualty cash flow was positive in all three years, the recent high level of catastrophe losses has dampened the growth of investment income. Growth in investment income in 1996 is expected to continue to be slowed by the lower interest rate environment.

   The life and health companies' pretax investment income was $778.2 million in 1995, $706.2 million in 1994 and $668.2 million in 1993. The growth in all years was due primarily to the increasing amount of retirement services and annuity assets under management.

   Consolidated pretax realized gains from security investments totaled $65.1 million for 1995, compared with $39.2 million and $179.5 million in 1994 and 1993, respectively. The high level of gains in 1995 and 1993 were due primarily to falling interest rates which produced calls, redemptions and mortgage pay-downs on debt securities and to the strong stock market. Rising interest rates in 1994 lowered the gains from these sources. Consolidated realized gains from security investments are recorded net of losses on the sale or write-down of investments. Each investment that has declined in market value below cost is monitored closely. If the decline is judged to be other than temporary the security is written down to fair value. The amounts of such writedowns in 1995, 1994 and 1993 were $13.6 million, $4.8 million and $15.2 million, respectively. Fixed income securities purchased as below investment grade included in these amounts were $2.4 million in 1995, none in 1994 and $3.0 million in 1993. The remainder of the writedowns relate primarily to fixed income securities which were investment grade when purchased and later downgraded. The low amount of writedowns in all three years reflects the high quality of SAFECO's portfolios.

   SAFECO's property and casualty investment portfolio totaled $5.2 billion at market value at December 31, 1995. The investment philosophy for this portfolio is to emphasize investment yield without sacrificing investment quality. Fixed income securities comprised 79% of this investment portfolio while equity securities comprised 19% (see table on page 38).

   The property and casualty fixed income portfolio, which totaled $4.1 billion at market value at December 31, 1995, is currently comprised of 80% tax-exempt and 20% taxable investments. The property and casualty companies are presently investing new money primarily in tax-exempt bonds and plan to continue to do so in the foreseeable future. However, SAFECO may shift its investment of new money between taxables and tax-exempts periodically in the future to maximize the portfolio's after-tax return in view of the alternative minimum tax. Major portfolio adjustments are not currently anticipated. The effective tax rate on investment income for 1995 was 13%, compared with 13% and 15% in 1994 and 1993, respectively. The decrease from 1993 reflects the higher percentage of tax-exempt securities in the portfolio. On an after-tax basis, investment income increased 3% in 1995, 4% in 1994, and decreased 0.3% in 1993.


SAFECO Corporation 1995 Annual Report

   The quality of the property and casualty companies' fixed income portfolio is detailed in the following table:

                                                                      PERCENT AT
RATING                                                         DECEMBER 31, 1995
--------------------------------------------------------------------------------
AAA .........................................................           50%
AA ..........................................................           23
A ...........................................................           20
BBB .........................................................            6
BB or lower .................................................            1
                                                                       ---
       Total ................................................          100%
                                                                       ===

   SAFECO's life and health investment portfolio totaled $10.5 billion at carrying value at December 31, 1995. Fixed income securities, all of which are taxable, comprise 93% of this investment portfolio at December 31, 1995. SAFECO matches the projected cash inflows of this portfolio with the projected cash outflows of the liabilities of the various product lines within the life and health operations. The quality of the life and health companies' fixed income portfolio is detailed in the following table:

                                                                      PERCENT AT
RATING                                                         DECEMBER 31, 1995
--------------------------------------------------------------------------------
AAA .........................................................           40%
AA ..........................................................            8
A ...........................................................           27
BBB .........................................................           23
BB or lower .................................................            2
                                                                       ---
       Total ................................................          100%
                                                                       ===

   This portfolio contains $240.1 million, at market value, of securities below investment grade quality. This was approximately 2% of the total $10.1 billion life and health fixed income portfolio at market value at December 31, 1995. SAFECO Corporation's non-life subsidiaries hold the remaining investments in below investment grade securities. On a consolidated basis, below investment grade securities with a market value of $262.0 million were held at December 31, 1995. This was approximately 2% of the total investments at market value of SAFECO Corporation and consolidated subsidiaries at December 31, 1995.

   SAFECO's consolidated investment in "exotic" securities and high-risk derivatives was less than 1% of the total investments of SAFECO Corporation and subsidiaries at both December 31, 1995 and 1994. SAFECO has intentionally avoided investing in these types of securities. In addition, SAFECO does not enter into financial instruments for trading or speculative purposes.

   SAFECO's consolidated investments in mortgage-backed securities -- primarily residential collateralized mortgage obligations and pass-throughs -- totaled $2.8 billion at market value at December 31, 1995. Approximately 99% of these securities are held in the life and health portfolio. Approximately 95% of the mortgage-backed securities are government/agency backed or AAA rated at December 31, 1995. Less than 1% of SAFECO's mortgage-backed securities are of the riskier, highly volatile type (e.g., interest only, inverse floaters, etc.). SAFECO has intentionally not invested significant amounts in the riskier types of mortgage-backed securities.

   SAFECO Corporation, the parent company, holds an investment portfolio of securities that totaled $178.6 million at market value at December 31, 1995, compared with $172.9 million at December 31, 1994. The majority of these securities are high quality preferred stocks and U.S. Treasuries.

   For a discussion of the Corporation's investment in real estate, which is made through SAFECO Properties, Inc., see page 35 of this report.

   SAFECO Corporation's consolidated investment portfolio also includes $416.5 million of mortgage loan investments at December 31, 1995, approximately 3% of total investments. These loans are held by the life and health companies and are secured by first mortgage liens on completed, income-producing commercial real estate, primarily in the retail, industrial and office building sectors. The majority of the properties are located in the western United States, with approximately 58% of the total in California. Individual loans generally do not exceed $5 million. Less than 3% of the loans were non-performing at both December 31, 1995 and 1994. The allowance for mortgage loan losses was $9.6 million at December 31, 1995 and $9.5 million at December 31, 1994.


                                           SAFECO Corporation 1995 Annual Report

   The table below provides a summary of SAFECO's consolidated securities investment portfolio at December 31, 1995. The excess of market value over cost of the consolidated fixed income and equity security portfolios was $1.9 billion at December 31, 1995 and $86 million at December 31, 1994. The large increase in the excess of market over cost was due primarily to the drop in interest rates in 1995, which increased the market value of SAFECO's fixed income securities.

                                                              AMORTIZED        CARRYING           MARKET
DECEMBER 31, 1995                                               COST             VALUE             VALUE
---------------------------------------------------------------------------------------------------------
                                                                          (In Thousands)
Property and Casualty:
    Fixed Income - taxable (available-for-sale) ......      $   698,112      $   797,697      $   797,697
    Fixed Income - non-taxable (available-for-sale) ..        2,838,562        3,284,071        3,284,071
    Equity Securities ................................          517,280          994,704          994,704
Life and Health:
    Fixed Income - taxable (available-for-sale) ......        7,199,261        7,724,129        7,724,129
    Fixed Income - taxable (held-to-maturity) ........        2,044,517        2,044,517        2,388,514
    Equity Securities ................................           17,287           29,007           29,007
SAFECO Corporation:
    Fixed Income - taxable (available-for-sale) ......           78,798           80,996           80,996
    Equity Securities ................................           62,856           88,628           88,628
Miscellaneous ........................................           39,564           48,320           48,320
Short-Term Investments ...............................           68,808           68,808           68,808
                                                            ---------------------------------------------
       Total .........................................      $13,565,045      $15,160,877      $15,504,874
                                                            =============================================

NEW ACCOUNTING STANDARDS

   SAFECO adopted Financial Accounting Standards Board (FASB) Statements 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and 109, "Accounting for Income Taxes," in the first quarter of 1993. See the Consolidated Statement of Income on page 41 for the effect on income of adoption of statements 106 and 109. For additional disclosure relating to statements 106 and 109, see Note 12 and Note 14, respectively.

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

   In 1993, the FASB issued Statement 114, "Accounting by Creditors for Impairment of a Loan," which provides guidance on valuing impaired loans. The FASB also issued Statement 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures," in 1994, which amends Statement
114. Both statements are effective for 1995 and were adopted by SAFECO on January 1, 1995. Adoption did not affect net income. For additional disclosure relating to these two statements, see Note 2 on page 58.

   In 1993, the FASB issued Statement 115, "Accounting for Certain Investments in Debt and Equity Securities," which expands the use of fair value accounting for debt and equity securities. As of January 1, 1994, SAFECO adopted the provisions of this statement for investments held as of, or acquired after that date. Statement 115 requires that debt and equity securities be classified as trading, available-for-sale or held-to-maturity. Fixed maturity securities that SAFECO has the positive intent and ability to hold to maturity (as narrowly defined by Statement 115) are classified as held-to-maturity and are reported at amortized cost. Fixed maturity securities classified as available-for-sale are carried at market value, with changes in unrealized gains and losses recorded directly to stockholders' equity, net of applicable income taxes and deferred policy acquisition costs valuation allowance. All marketable equity securities are classified as available-for-sale and continue to be carried at market value, with changes in unrealized gains and losses recorded directly to stockholders' equity, net of applicable income taxes.

   Under Statement 115, trading securities are carried at market value with immediate recognition in income of changes in market value. Since SAFECO does not have any securities held for trading, the adoption of this statement had no effect on net income. As required by Statement 115, no restatement of prior period amounts has been made. See Note 2 on page 56 for detail of the effect on stockholders' equity of the adoption of Statement 115.


SAFECO Corporation 1995 Annual Report

   The FASB issued an Implementation Guide on Statement 115 in November of 1995. In addition to providing guidance on Statement 115, the Guide allowed for a one-time-only reclassification of securities among the three categories defined in Statement 115. Such reclassifications will not call into question the original classifications. As allowed under the Guide, SAFECO reclassified certain held-to-maturity securities to the available-for-sale category on December 31, 1995. While SAFECO's investment philosophy has not changed, this reclassification will allow the Corporation to enhance its flexibility in responding to changes in market conditions. See Note 2 on page 56 for disclosures relating to this reclassification.

   In March of 1995, the FASB issued Statement 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Statement 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying value. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. Statement 121 is effective for financial statements for fiscal years beginning after December 15, 1995 and SAFECO will adopt it in the first quarter of 1996. Although the impact of the statement is currently being studied, it is not expected to have a material effect on SAFECO's financial position or results of operations.

   In October of 1995, the FASB issued Statement 123, "Accounting For Stock-Based Compensation." The statement encourages entities to adopt a fair value method of accounting for employee stock compensation plans. Entities that choose not to adopt the new fair value accounting rules must disclose pro forma net income and earnings per share under the new method. The statement is effective for fiscal years beginning after December 15, 1995 and SAFECO will adopt the disclosure requirements in 1996. Adoption will not affect net income.

DIVIDENDS

   The Corporation has paid cash dividends continuously since 1933. Common stock dividends paid to stockholders were $1.02 per share in 1995, compared to $0.94 in 1994 and $0.86 in 1993. These dividends are funded with dividends to the Corporation from its subsidiaries.

   The Corporation expects to continue paying dividends in the foreseeable future. However, payment of future dividends is subject to the Board of Directors' approval and is dependent upon earnings and the financial condition of the Corporation.

NUMBER OF STOCKHOLDERS

   There are approximately 4,500 common stockholders of record at December 31, 1995.

ANNUAL REPORT ON FORM 10-K

   THE CORPORATION FILES AN ANNUAL REPORT ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION IN COMPLIANCE WITH THE REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION. FORM 10-K CONTAINS ADDITIONAL INFORMATION ABOUT THE CORPORATION AND ITS SUBSIDIARY COMPANIES. ANY SAFECO CORPORATION STOCKHOLDER MAY OBTAIN FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995, WITHOUT CHARGE, BY MAKING A WRITTEN REQUEST TO:

ROD A. PIERSON
SENIOR VICE PRESIDENT, SECRETARY AND CONTROLLER
SAFECO CORPORATION
SAFECO PLAZA
SEATTLE, WASHINGTON 98185


                                           SAFECO Corporation 1995 Annual Report

MANAGEMENT'S REPORT

   The management of SAFECO is responsible for the financial statements, related notes and all other information presented in this annual report. The financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances and include amounts based on the best estimates and judgments of management.

   In order to safeguard assets and to maintain the integrity and objectivity of data in these financial statements, SAFECO maintains a comprehensive system of internal accounting controls. These controls are supported by the careful selection and training of qualified personnel, by the appropriate division of duties and responsibilities, and by written policies and procedures. In addition, an integral part of the comprehensive system of internal control is an effective internal audit department. SAFECO's internal audit department systematically evaluates the adequacy and effectiveness of internal accounting controls and measures adherence to established policies and procedures. The management of SAFECO believes that as of December 31, 1995, its system of internal control is adequate to accomplish the objectives discussed herein.

   The financial statements for the years ended December 31, 1995, 1994 and 1993 have been audited by Ernst & Young LLP, independent auditors. Their audits were made in accordance with generally accepted auditing standards and included a review of the system of internal accounting controls to the extent necessary to express an opinion on the financial statements.

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

REPORT OF ERNST & YOUNG LLP
INDEPENDENT AUDITORS
Board of Directors and
Stockholders of
SAFECO Corporation

   We have audited the financial statements of SAFECO Corporation and its subsidiaries for the years ended December 31, 1995, 1994 and 1993 (pages 41 to 69 inclusive). These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SAFECO Corporation and its subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

   As described in Note 1 to the financial statements, SAFECO Corporation and its subsidiaries adopted certain new accounting standards in 1995, 1994 and 1993 as required by the Financial Accounting Standards Board.

                                                /s/ Ernst & Young LLP

Seattle, Washington
February 9, 1996


SAFECO Corporation 1995 Annual Report

STATEMENT OF CONSOLIDATED INCOME
SAFECO Corporation and Subsidiaries

YEAR ENDED DECEMBER 31                                                          1995             1994             1993
-------------------------------------------------------------------------------------------------------------------------
(In Thousands Except Per Share Amounts)
REVENUES
    Insurance:
    Property and Casualty Earned Premiums .............................      $2,162,141       $2,053,431       $1,929,714
    Life and Health Premiums and Other Revenues .......................         261,570          276,771          305,963
                                                                             --------------------------------------------
       Total ..........................................................       2,423,711        2,330,202        2,235,677
    Real Estate .......................................................          74,959          107,315           78,252
    Finance ...........................................................          65,931           53,851           50,061
    Asset Management ..................................................          18,532           15,055           13,250
    Net Investment Income (Note 2) ....................................       1,075,280          991,610          951,795
    Realized Investment Gain (Note 2) .................................          64,271           39,040          187,649
                                                                             --------------------------------------------
       Total ..........................................................       3,722,684        3,537,073        3,516,684
                                                                             --------------------------------------------
EXPENSES
    Losses, Adjustment Expense and Policy Benefits ....................       2,250,442        2,202,282        2,026,106
    Commissions .......................................................         401,162          394,128          362,446
    Proposition 103 Settlement (Note 6) ...............................               -                -           40,000
    Personnel Costs ...................................................         230,821          224,526          226,393
    Interest ..........................................................          84,243           69,346           58,790
    Dividends to Policyholders ........................................          15,239           22,835           20,653
    Other .............................................................         234,163          256,718          226,558
    Amortization of Deferred Policy Acquisition Costs .................         408,913          394,603          368,347
    Deferral of Policy Acquisition Costs ..............................        (416,099)        (417,106)        (389,546)
                                                                             --------------------------------------------
       Total ..........................................................       3,208,884        3,147,332        2,939,747
                                                                             --------------------------------------------
Income Before Income Taxes ............................................         513,800          389,741          576,937
                                                                             --------------------------------------------
Provision (Benefit) for Federal and Canadian Income Taxes (Note 14):
    Current ...........................................................         131,464           83,609          172,939
    Deferred ..........................................................         (16,623)          (8,242)         (21,903)
                                                                             --------------------------------------------
       Total ..........................................................         114,841           75,367          151,036
                                                                             --------------------------------------------
Income Before Cumulative Effect of Accounting Changes .................         398,959          314,374          425,901
Cumulative Effect of Accounting Changes (Notes 12 and 14):
    Postretirement Benefits (Net of tax) ..............................               -                -          (15,676)
    Income Taxes ......................................................               -                -           18,553
                                                                             --------------------------------------------
Net Income ............................................................      $  398,959       $  314,374       $  428,778
                                                                             ============================================
Net Income Per Share of Common Stock (Note 8):
    Income Before Cumulative Effect of Accounting Changes .............      $     3.17       $     2.50       $     3.39
    Cumulative Effect of Accounting Changes:
      Postretirement Benefits (Net of tax) ............................               -                -             (.13)
      Income Taxes ....................................................               -                -              .15
                                                                             --------------------------------------------
Net Income ............................................................      $     3.17       $     2.50       $     3.41
                                                                             ============================================


See Notes to Financial Statements on pages 52 through 69.



                                           SAFECO Corporation 1995 Annual Report

CONSOLIDATED BALANCE SHEET
SAFECO Corporation and Subsidiaries

DECEMBER 31                                                                 1995            1994
-----------------------------------------------------------------------------------------------------
(In Thousands)
ASSETS
Investments (Note 2):
    Fixed Maturities Available-for-Sale, at Market Value
      (Amortized cost: 1995 - $10,853,590; 1994 - $9,608,210) .....      $11,928,144      $ 9,509,071
    Fixed Maturities Held-to-Maturity, at Amortized Cost
      (Market value: 1995 - $2,388,514; 1994 - $1,948,309) ........        2,044,517        2,053,132
    Marketable Equity Securities, at Market Value
      (Cost: 1995 - $598,130; 1994 - $565,007) ....................        1,119,408          855,054
    Mortgage Loans ................................................          416,489          418,983
    Real Estate (At cost less accumulated depreciation:
      1995 - $83,831; 1994 - $105,841) (Note 3) ...................          498,958          475,865
    Policy Loans ..................................................           55,925           53,329
    Short-Term Investments ........................................           68,808          101,574
                                                                         ----------------------------
        Total Investments .........................................       16,132,249       13,467,008
Cash ..............................................................           65,477           63,504
Accrued Investment Income .........................................          234,253          229,964
Finance Receivables (Less unearned finance charges and allowance
   for doubtful accounts: 1995 - $66,427; 1994 - $56,276) .........          741,177          619,059
Premiums and Other Service Fees Receivable ........................          444,618          418,733
Other Notes and Accounts Receivable ...............................           42,139           69,572
Reinsurance Recoverables (Note 5) .................................          137,284          172,510
Deferred Policy Acquisition Costs .................................          356,359          388,843
Land, Buildings and Equipment for Company Use
  (At cost less accumulated depreciation:
     1995 - $155,928; 1994 - $141,185) ............................          170,016          160,973
Other Assets ......................................................          167,872          153,297
Separate Account Assets ...........................................          276,399          158,266
                                                                         ----------------------------
        Total .....................................................      $18,767,843      $15,901,729
                                                                         ============================


See Notes to Financial Statements on pages 52 through 69.



SAFECO Corporation 1995 Annual Report  42

CONSOLIDATED BALANCE SHEET
SAFECO Corporation and Subsidiaries



DECEMBER 31                                                                             1995              1994
-------------------------------------------------------------------------------------------------------------------
(In Thousands Except Share Amounts)

LIABILITIES AND STOCKHOLDERS' EQUITY
Losses and Adjustment Expense (Note 4)  ........................................   $ 2,207,230        $ 2,265,854
Unearned Premiums ..............................................................       910,762            866,964
Life Policy Liabilities ........................................................       154,090            155,322
Funds Held Under Deposit Contracts .............................................     8,756,384          7,988,456
Notes and Mortgages Payable (Note 3):
   Credit Company Borrowings ...................................................       614,270            510,600
   7.875% Notes Due 2005  ......................................................       200,000                 --
   10.75% Notes Due September 1995  ............................................            --            200,000
   Other Notes and Mortgages ...................................................       253,275            272,309
Other Liabilities ..............................................................       897,846            595,992
Federal and Canadian Income Taxes (Note 14):
   Current .....................................................................        18,000             22,627
   Deferred (Includes tax on unrealized appreciation of investment
      securities: 1995 - $543,556; 1994 - $66,818)  ............................       496,941             35,860
Separate Account Liabilities ...................................................       276,399            158,266
                                                                                   ------------------------------
        Total Liabilities ......................................................    14,785,197         13,072,250
                                                                                   ------------------------------

Commitments and Contingencies (Note 6)

Preferred Stock, No Par Value:
   Shares Authorized: 10,000,000
   Shares Issued and Outstanding: None
Common Stock, No Par Value (Notes 8 and 9):
   Shares Authorized: 150,000,000
   Shares Reserved for Options: 1995 - 3,699,983; 1994 - 2,042,691
   Shares Issued and Outstanding: 1995 - 125,978,742; 1994 - 62,951,634  .......       217,447            211,194
Retained Earnings (Note 11)  ...................................................     2,755,537          2,495,800
Unrealized Appreciation of Investment Securities, Net of Tax ...................     1,013,494            128,123
Unrealized Loss from Foreign Currency Translation, Net of Tax ..................        (3,832)            (5,638)
                                                                                   ------------------------------
        Stockholders' Equity ...................................................     3,982,646          2,829,479
                                                                                   ------------------------------
        Total ..................................................................   $18,767,843        $15,901,729
                                                                                   ==============================


See Notes to Financial Statements on pages 52 through 69.



                                       43  SAFECO Corporation 1995 Annual Report

STATEMENT OF CONSOLIDATED CASH FLOWS
SAFECO Corporation and Subsidiaries


YEAR ENDED DECEMBER 31                                                        1995               1994              1993
---------------------------------------------------------------------------------------------------------------------------
(In Thousands)

OPERATING ACTIVITIES
   Insurance Premiums Received .....................................      $ 2,394,178        $ 2,312,818        $ 2,205,521
   Dividends and Interest Received .................................        1,059,653            970,267            919,890
   Other Operating Receipts ........................................          165,921            175,289            127,828
   Insurance Claims and Policy Benefits Paid .......................       (1,817,501)        (1,674,422)        (1,570,643)
   Underwriting, Acquisition and Insurance Operating Costs Paid ....         (782,521)          (768,236)          (710,460)
   Proposition 103 Settlement ......................................               --                 --            (39,815)
   Interest Paid ...................................................          (84,943)           (69,798)           (59,268)
   Other Operating Costs Paid ......................................          (88,070)          (100,687)           (70,296)
   Income Taxes Paid ...............................................         (144,581)           (92,210)          (169,144)
                                                                          -------------------------------------------------
        Net Cash Provided by Operating Activities ..................          702,136            753,021            633,613
                                                                          -------------------------------------------------

INVESTING ACTIVITIES
   Purchases of:
      Fixed Maturities Available-for-Sale ..........................       (2,079,336)        (2,124,172)                --
      Fixed Maturities Held-to-Maturity ............................         (291,965)          (358,297)        (2,843,953)
      Equities .....................................................         (170,177)          (124,588)          (118,856)
      Other Investments ............................................         (297,118)          (172,080)          (138,151)
   Maturities of Fixed Maturities Available-for-Sale ...............          710,496            746,383                 --
   Maturities of Fixed Maturities Held-to-Maturity .................           17,878             54,564          1,010,532
   Sales of:
      Fixed Maturities Available-for-Sale ..........................          549,865            786,361                 --
      Fixed Maturities Held-to-Maturity ............................               --                 --            845,395
      Equities .....................................................          176,773            120,723            185,968
      Other Investments ............................................          304,870            122,903             93,193
   Net Decrease in Short-Term Investments ..........................           23,321             13,938             57,878
   Finance Receivables Originated or Acquired ......................         (374,670)          (301,821)          (286,758)
   Principal Payments Received on Finance Receivables ..............          244,234            229,198            228,772
   Other ...........................................................          (67,071)           (51,501)           (47,297)
                                                                          -------------------------------------------------
        Net Cash Used in Investing Activities ......................       (1,252,900)        (1,058,389)        (1,013,277)
                                                                          -------------------------------------------------


FINANCING ACTIVITIES
   Funds Received Under Deposit Contracts ..........................        1,304,665          1,012,164          1,001,880
   Return of Funds Held Under Deposit Contracts ....................         (720,845)          (659,698)          (555,430)
   Proceeds from Notes and Mortgage Borrowings .....................          199,001             39,734            131,950
   Repayment of Notes and Mortgage Borrowings ......................         (241,966)          (119,961)          (115,883)
   Net Proceeds from Short-Term Borrowings .........................          143,914            150,586             20,880
   Common Stock Reacquired .........................................           (8,690)            (5,327)            (4,329)
   Dividends Paid to Stockholders ..................................         (128,479)          (118,387)          (108,133)
   Other ...........................................................            5,137              1,928              3,440
                                                                          -------------------------------------------------
        Net Cash Provided by Financing Activities ..................          552,737            301,039            374,375
                                                                          -------------------------------------------------
Net Increase (Decrease) in Cash ....................................            1,973             (4,329)            (5,289)
Cash at the Beginning of Year ......................................           63,504             67,833             73,122
                                                                          -------------------------------------------------
Cash at the End of Year ............................................      $    65,477        $    63,504        $    67,833
                                                                          =================================================

For purposes of reporting cash flows, cash consists of balances on hand and on deposit in banks and financial institutions.

See Notes to Financial Statements on pages 52 through 69.



SAFECO Corporation 1995 Annual Report  44

STATEMENT OF CONSOLIDATED CASH FLOWS --
RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
SAFECO Corporation and Subsidiaries


YEAR ENDED DECEMBER 31                                                       1995           1994            1993
---------------------------------------------------------------------------------------------------------------------
(In Thousands)

Net Income ........................................................       $ 398,959       $314,374        $ 428,778
                                                                          -------------------------------------------
Adjustments to Reconcile Net Income to
   Net Cash Provided by Operating Activities:
      Realized Investment Gain ....................................        (64,271)        (39,040)        (187,649)
      Depreciation and Amortization ...............................         51,706          39,473           32,113
      Amortization of Fixed Maturity Investments ..................        (38,150)        (22,609)         (20,910)
      Deferred Income Tax Benefit .................................        (16,623)         (8,242)         (21,903)
      Interest Expense on Deposit Contracts .......................        432,327         405,536          400,122
      Cumulative Effect of Accounting Changes .....................             --              --           (2,877)
      Other Adjustments ...........................................          8,000           9,514            4,998
      Changes in:
        Losses and Adjustment Expense .............................        (58,624)        137,482           37,274
        Unearned Premiums .........................................         43,798          47,579           76,786
        Life Policy Liabilities ...................................         (1,232)          3,834            1,323
        Accrued Income Taxes ......................................         (4,627)        (15,336)           7,850
        Accrued Interest on Accrual Bonds .........................        (36,908)        (41,285)         (56,712)
        Accrued Investment Income .................................         (4,289)        (19,675)          (9,254)
        Deferred Policy Acquisition Costs .........................        (10,331)        (21,540)         (21,199)
        Other Assets and Liabilities ..............................          2,401         (37,044)         (35,127)
                                                                          -----------------------------------------
           Total Adjustments ......................................        303,177         438,647          204,835
                                                                          -----------------------------------------
Net Cash Provided by Operating Activities .........................       $702,136        $753,021        $ 633,613
                                                                          =========================================



See Notes to Financial Statements on pages 52 through 69.



                                       45  SAFECO Corporation 1995 Annual Report

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
SAFECO Corporation and Subsidiaries



YEAR ENDED DECEMBER 31                                                            1995            1994              1993
---------------------------------------------------------------------------------------------------------------------------
(In Thousands)

Common Stock (Notes 8 and 9):
   Balance at the Beginning of Year ..................................       $  211,194        $  207,480        $  200,557
   Stock Issued for Options and Rights ...............................            5,839             3,616             4,152
   Common Stock Reacquired ...........................................             (486)             (344)             (223)
   Stock Issued for Acquisition of Subsidiary ........................               --                --             2,149
   Other .............................................................              900               442               845
                                                                             ----------------------------------------------
   Balance at the End of Year ........................................          217,447           211,194           207,480
                                                                             ----------------------------------------------
Retained Earnings (Note 11):
   Balance at the Beginning of Year ..................................        2,495,800         2,307,322         1,993,350
   Net Income ........................................................          398,959           314,374           428,778
   Dividends Declared ................................................         (131,018)         (120,913)         (110,700)
   Common Stock Reacquired ...........................................           (8,204)           (4,983)           (4,106)
                                                                             ----------------------------------------------
   Balance at the End of Year ........................................        2,755,537         2,495,800         2,307,322
                                                                             ----------------------------------------------
Unrealized Appreciation of Investment Securities, Net of Tax (Note 2):
   Balance at the Beginning of Year ..................................          128,123           262,157           256,189
   Net Effect of Adoption of FASB Statement 115  .....................               --           640,477                --
   Change in Unrealized Appreciation .................................          885,371          (774,511)            5,968
                                                                             ----------------------------------------------
   Balance at the End of Year ........................................        1,013,494           128,123           262,157
                                                                             ----------------------------------------------
Unrealized Gain (Loss) from Foreign Currency Translation, Net of Tax:
   Balance at the Beginning of Year ..................................           (5,638)           (2,568)           (1,949)
   Change in Unrealized Gain (Loss)  .................................            1,806            (3,070)             (619)
                                                                             ----------------------------------------------
   Balance at the End of Year ........................................           (3,832)           (5,638)           (2,568)
                                                                             ----------------------------------------------
      Stockholders' Equity ...........................................       $3,982,646        $2,829,479        $2,774,391
                                                                             ==============================================


See Notes to Financial Statements on pages 52 through 69.



SAFECO Corporation 1995 Annual Report  46

STATEMENT OF COMBINED INCOME

PROPERTY AND CASUALTY INSURANCE COMPANIES
SAFECO Insurance Company of America / General Insurance Company of America / First National Insurance Company of America / SAFECO National Insurance Company SAFECO Insurance Company of Illinois / SAFECO Lloyds Insurance Company / SAFECO Surplus Lines Insurance Company


YEAR ENDED DECEMBER 31                                                           1995             1994             1993
---------------------------------------------------------------------------------------------------------------------------
(In Thousands)

Net Premiums Written .................................................       $2,206,984        $2,103,465        $2,000,165
Increase in Unearned Premiums ........................................          (44,843)          (50,034)          (70,451)
                                                                             ----------------------------------------------
Earned Premiums ......................................................        2,162,141         2,053,431         1,929,714
                                                                             ----------------------------------------------
Losses and Expenses:
   Losses and Adjustment Expense .....................................        1,526,976         1,528,067         1,350,628
   Commissions .......................................................          322,566           308,513           280,357
   Personnel Costs ...................................................          155,359           148,246           150,960
   Taxes Other than Payroll and Income Taxes .........................           59,658            58,889            53,094
   Dividends to Policyholders ........................................           15,239            22,835            20,653
   Other Operating Expenses ..........................................           80,210            72,776            72,798
   Amortization of Deferred Policy Acquisition Costs .................          376,537           365,196           341,997
   Deferral of Policy Acquisition Costs ..............................         (380,752)         (373,746)         (350,621)
                                                                             ----------------------------------------------
        Total ........................................................        2,155,793         2,130,776         1,919,866
                                                                             ----------------------------------------------
Underwriting Profit (Loss)  ..........................................            6,348           (77,345)            9,848
Net Investment Income (Excluding realized gain)  .....................          291,450           283,481           277,643
Proposition 103 Settlement ...........................................               --                --           (40,000)
                                                                             ----------------------------------------------
Income Before Realized Gain and Income Taxes .........................          297,798           206,136           247,491
Realized Gain from Security Investments
   Before Income Taxes ...............................................           51,657            31,003           114,561
                                                                             ----------------------------------------------
Income Before Income Taxes ...........................................          349,455           237,139           362,052
Provision for Federal and Canadian Income Taxes
   (Including tax provision on realized gain: 1995 - $17,939;
       1994 - $10,298; 1993 - $43,398)  ..............................           59,329            23,700            73,702
                                                                             ----------------------------------------------
Income Before Cumulative Effect of Accounting Changes ................          290,126           213,439           288,350
   Cumulative Effect of Accounting Changes:
   Postretirement Benefits (Net of tax)  .............................               --                --           (12,258)
   Income Taxes ......................................................               --                --             7,337
                                                                             ----------------------------------------------
Net Income ...........................................................       $  290,126        $  213,439        $  283,429
                                                                             ==============================================


See Notes to Financial Statements on pages 52 through 69.



                                       47  SAFECO Corporation 1995 Annual Report

STATEMENT OF COMBINED INCOME

LIFE AND HEALTH INSURANCE COMPANIES
SAFECO Life Insurance Company / SAFECO National Life Insurance Company / First SAFECO National Life Insurance Company of New York / SAFECO Administrative Services, Inc.


YEAR ENDED DECEMBER 31                                                             1995            1994            1993
-------------------------------------------------------------------------------------------------------------------------
(In Thousands)

Premiums and Other Revenue .............................................       $  261,570        $276,771        $305,963
Net Investment Income (Excluding realized gain) ........................          778,221         706,217         668,158
                                                                               ------------------------------------------
        Total ..........................................................        1,039,791         982,988         974,121
                                                                               ------------------------------------------
Benefits and Expenses:
   Policy Benefits .....................................................          723,466         674,215         675,478
   Commissions .........................................................           78,596          85,615          82,089
   Personnel Costs .....................................................           47,536          47,698          48,431
   Taxes Other than Payroll and Income Taxes ...........................            8,268           7,891           9,003
   Other Operating Expenses ............................................           49,323          50,507          46,389
   Amortization of Deferred Policy Acquisition Costs ...................           32,376          29,407          26,350
   Deferral of Policy Acquisition Costs ................................          (35,347)        (43,360)        (38,925)
                                                                               ------------------------------------------
        Total ..........................................................          904,218         851,973         848,815
                                                                               ------------------------------------------
Income Before Realized Gain and Income Taxes ...........................          135,573         131,015         125,306
Realized Gain from Security Investments
   Before Income Taxes .................................................            5,894           5,888          53,544
                                                                               ------------------------------------------
Income Before Income Taxes .............................................          141,467         136,903         178,850
Provision for Federal Income Taxes
   (Including tax provision on realized gain:
      1995 - $2,429; 1994 - $2,106; 1993 - $18,344) ....................           49,014          48,180          66,747
                                                                               ------------------------------------------
Income Before Cumulative Effect of Accounting Changes ..................           92,453          88,723         112,103
Cumulative Effect of Accounting Changes:
   Postretirement Benefits (Net of tax) ................................               --              --          (2,493)
   Income Taxes ........................................................               --              --           9,092
                                                                               ------------------------------------------
Net Income .............................................................       $   92,453        $ 88,723        $118,702
                                                                               ==========================================


See Notes to Financial Statements on pages 52 through 69.


SAFECO Corporation 1995 Annual Report  48

STATEMENT OF CONSOLIDATED INCOME

REAL ESTATE COMPANIES
SAFECO Properties, Inc. / Winmar Company, Inc. / SAFECARE Company, Inc.



YEAR ENDED DECEMBER 31                                                          1995          1994           1993
-------------------------------------------------------------------------------------------------------------------
(In Thousands)

REVENUES
   Operating Property Revenue ........................................       $64,862        $ 75,681        $64,315
   Real Estate Sales .................................................         5,304          26,521          5,979
   Interest ..........................................................         2,620           3,638          4,609
   Other .............................................................         2,173           1,475          3,349
                                                                             --------------------------------------
        Total ........................................................        74,959         107,315         78,252
                                                                             --------------------------------------

EXPENSES
   Operating Property Expenses .......................................        12,193          26,184         22,369
   Real Estate Sales Costs ...........................................         3,380          19,179          5,750
   Interest ..........................................................        29,137          27,426         21,553
   Depreciation ......................................................        14,854          13,520         10,486
   General and Administrative ........................................        12,060          12,154         11,504
   Minority Interest .................................................           287           1,780            371
                                                                             --------------------------------------
        Total ........................................................        71,911         100,243         72,033
   Interest and Other Expenses Capitalized ...........................        (6,012)         (3,080)        (3,860)
                                                                             --------------------------------------
        Net Expenses .................................................        65,899          97,163         68,173
                                                                             --------------------------------------
Income Before Realized Gain (Loss) and Income Taxes ..................         9,060          10,152         10,079
Realized Gain (Loss) from Real Estate Investments
   Before Income Taxes ...............................................          (818)           (174)         8,126
                                                                             --------------------------------------
Income Before Income Taxes ...........................................         8,242           9,978         18,205
Provision for Federal Income Taxes
   (Including tax provision (benefit) on realized gain (loss):
      1995 - $(287); 1994 - $(61); 1993 - $2,717)  ...................         2,844           3,523          6,660
                                                                             --------------------------------------
Income Before Cumulative Effect of Accounting Changes ................         5,398           6,455         11,545
Cumulative Effect of Accounting Changes:
   Postretirement Benefits (Net of tax)  .............................            --              --           (360)
   Income Taxes ......................................................            --              --          3,389
                                                                             --------------------------------------
Net Income ...........................................................       $ 5,398        $  6,455        $14,574
                                                                             ======================================


See Notes to Financial Statements on pages 52 through 69.


                                       49  SAFECO Corporation 1995 Annual Report

STATEMENT OF INCOME

SAFECO CREDIT COMPANY, INC.


YEAR ENDED DECEMBER 31                                                         1995         1994          1993
----------------------------------------------------------------------------------------------------------------
(In Thousands)

Investment Revenues:
   Interest and Finance Charges:
      Finance Receivables ............................................       $60,047       $48,986       $45,151
      Affiliates .....................................................         5,868         4,330         3,985
                                                                             -----------------------------------
        Total ........................................................        65,915        53,316        49,136
   Interest on Other Investments .....................................            28           281           140
                                                                             -----------------------------------
        Total Investment Revenues ....................................        65,943        53,597        49,276
Interest Expense .....................................................        41,772        30,652        25,918
                                                                             -----------------------------------
   Net Investment Income .............................................        24,171        22,945        23,358
Provision for Credit Losses ..........................................         2,600         3,650         4,450
                                                                             -----------------------------------
   Net Investment Income After Provision for Credit Losses ...........        21,571        19,295        18,908
Other Revenue ........................................................         5,856         4,584         4,770
                                                                             -----------------------------------
        Total ........................................................        27,427        23,879        23,678
                                                                             -----------------------------------
Operating Expenses:
   Personnel Costs ...................................................         7,785         7,204         7,274
   General and Administrative ........................................         6,342         5,914         6,214
                                                                             -----------------------------------
        Total ........................................................        14,127        13,118        13,488
                                                                             -----------------------------------
Income Before Income Taxes ...........................................        13,300        10,761        10,190
Provision for Federal Income Taxes ...................................         4,428         3,396         3,751
                                                                             -----------------------------------
Income Before Cumulative Effect of Accounting Changes ................         8,872         7,365         6,439
Cumulative Effect of Accounting Changes:
   Postretirement Benefits (Net of tax) ..............................            --            --          (360)

   Income Taxes ......................................................            --            --           (42)
                                                                             -----------------------------------
Net Income ...........................................................       $ 8,872       $ 7,365       $ 6,037
                                                                             ===================================


See Notes to Financial Statements on pages 52 through 69.


SAFECO Corporation 1995 Annual Report  50

STATEMENT OF COMBINED INCOME

ASSET MANAGEMENT COMPANIES
SAFECO Asset Management Company / SAFECO Securities, Inc. / SAFECO Services Corporation / SAFECO Trust Company


YEAR ENDED DECEMBER 31                                                          1995         1994         1993
----------------------------------------------------------------------------------------------------------------
(In Thousands)

REVENUES
   Management and Advisory Fees ......................................       $12,994       $11,235       $10,074
   Transfer Agent Fees ...............................................         3,088         2,367         1,877
   Other .............................................................         2,450         1,453         1,299
                                                                             -----------------------------------
      Total ..........................................................        18,532        15,055        13,250
                                                                             -----------------------------------

EXPENSES
   Personnel Costs ...................................................         6,318         4,737         4,199
   Marketing and Shareholder Communication ...........................         2,266         1,564           890
   Other .............................................................         3,051         2,403         1,622
                                                                             -----------------------------------
      Total ..........................................................        11,635         8,704         6,711
                                                                             -----------------------------------
Income Before Income Taxes ...........................................         6,897         6,351         6,539
Provision for Federal Income Taxes ...................................         2,151         2,235         2,284
                                                                             -----------------------------------
Income Before Cumulative Effect of Accounting Changes ................         4,746         4,116         4,255
Cumulative Effect of Accounting Changes:
   Postretirement Benefits (Net of tax)  .............................            --            --          (204)
   Income Taxes ......................................................            --            --             2
                                                                             -----------------------------------
Net Income ...........................................................       $ 4,746       $ 4,116       $ 4,053
                                                                             ===================================


See Notes to Financial Statements on pages 52 through 69.


                                       51  SAFECO Corporation 1995 Annual Report

NOTES TO FINANCIAL STATEMENTS
(All dollar amounts in thousands, except share data, unless otherwise stated)

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

   SAFECO Corporation is a Washington corporation which owns operating subsidiaries in various segments of insurance and other financially related businesses. SAFECO's businesses operate on a nationwide basis. Non-U.S. operations are insignificant. The insurance subsidiaries engage in both property and casualty, surety and life and health insurance, and market their products primarily through independent agents. Approximately 46% of SAFECO's property and casualty premiums are written in the three west coast states of California, Washington and Oregon. SAFECO's other operations include subsidiaries involved in real estate investment and management (SAFECO Properties), commercial lending and leasing (SAFECO Credit) and investment management.

BASIS OF REPORTING

   The financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances and include amounts based on the best estimates and judgments of management. The financial statements include SAFECO Corporation and its subsidiaries and real estate joint ventures (the Corporation, or SAFECO).

   All significant intercompany transactions and accounts have been eliminated in the consolidated financial statements. Certain reclassifications have been made to prior year financial information to conform to the 1995 classification.

ACCOUNTING FOR PREMIUMS

   Property and casualty insurance premiums are included in income as earned on a daily pro rata basis over the terms of the respective policies. The unearned portion is included in the balance sheet as a liability for unearned premiums, before the effect of reinsurance. See Note 5 for more information on reinsurance.

   Life and health insurance premiums are reported as income when collected for traditional individual life policies and when earned for group and individual health policies. Funds received under deposit contracts, annuities and universal life policies of $1,304,665, $1,012,164 and $1,001,880 in 1995, 1994 and 1993,
respectively, are recorded as liabilities rather than premium income when received. Revenues for universal life products consist of front-end loads, mortality charges and expense charges assessed against individual policyholder account balances. These loads and charges are recognized as income when earned.

INVESTMENTS

   SAFECO adopted Financial Accounting Standards Board (FASB) Statement 115, "Accounting for Certain Investments in Debt and Equity Securities," on January 1, 1994, applying the provisions of the statement to investments held as of, or acquired after that date. See discussion of new accounting standards on page 54.

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

   When the collectibility of income on certain investments is considered doubtful, they are placed on nonaccrual status and thereafter interest income is recognized only when payment is received. Investments that have declined in market value below cost and for which the decline is judged to be other than temporary are written down to fair value. Writedowns are made directly on an individual security basis and reduce realized investment gains in the statement of income.

   The cost of security investments sold is determined by the "identified cost" method.

   Mortgage loans are carried at outstanding principal balances, less an allowance for mortgage loan losses. The allowance for mortgage loan losses at December 31, 1995 and 1994 was $9,633 and $9,511, respectively.

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




SAFECO Corporation 1995 Annual Report  52

   Real estate taxes, interest expense and certain other carrying costs related to projects under development are capitalized as a cost of such projects until the project is substantially complete unless the total carrying value has reached estimated net realizable value. Costs in excess of estimated net realizable value are charged to operations. Projects that involve construction of income-producing property are considered to be substantially complete when available for occupancy. Projects that involve the development of land are considered substantially complete when planned improvement activity is concluded or the property is offered for sale. After substantial completion, carrying costs are charged to expense when incurred and, for income-producing property, depreciation is then provided.

   Interest capitalized relating to the development of real estate was $3,088, $2,482 and $3,554 for 1995, 1994 and 1993, respectively.

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

LOSSES AND ADJUSTMENT EXPENSE

   Unpaid losses and adjustment expense represent the estimated liability for claims reported plus losses incurred but not yet reported and the related estimated adjustment expense. The liability for losses and related adjustment expense is determined using "case basis" evaluations and statistical analyses and represents an estimate of the ultimate net cost of all losses incurred but not paid through December 31 of each year. Although considerable variability is inherent in such estimates, management believes that the liability for unpaid losses and related adjustment expense is adequate. These estimates are continually reviewed and adjusted as necessary; such adjustments are included in current operations. See Note 4 for more information on loss reserves.

   Salvage and subrogation recoverables are accrued using the "case basis" method for large recoverables and statistical estimates based on historical experience for smaller recoverables. Recoverable amounts deducted from the liability for losses and adjustment expense were $134,294 and $131,093 at December 31, 1995 and 1994, respectively.

   The property and casualty companies' liability for unpaid losses and adjustment expense is presented gross of amounts recoverable from reinsurers. See Note 5 for more information on reinsurance.

LIFE POLICY LIABILITIES

   Liabilities for universal life insurance policies, deferred annuity contracts and pension deposit contracts are equal to the accumulated account value of such policies or contracts as of the valuation date. Liabilities for structured settlement annuities are based on interest rate assumptions using market rates at issue, graded downward over 40 years to a range of 5.5% to 8.75%.

   Liabilities for future policy benefits under traditional individual life insurance policies have been computed on the level premium method and reflect interest, mortality and persistency assumptions based on actual experience modified to provide for adverse deviation. Interest assumptions generally range from 8.5% graded to 3.25%.

NET INCOME PER SHARE OF COMMON STOCK

   Net income per share of common stock is based on the weighted average number of common shares outstanding during each year. Per share amounts have been adjusted to reflect the 2-for-1 stock split on December 1, 1995. Dilution arising from stock options is insignificant.




                                       53  SAFECO Corporation 1995 Annual Report

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING STANDARDS

   SAFECO adopted Financial Accounting Standards Board (FASB) Statements 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and 109, "Accounting for Income Taxes," in the first quarter of 1993. See the Consolidated Statement of Income on page 41 for the effect on income of adoption of statements 106 and 109. For additional disclosure relating to statements 106 and 109, see Note 12 and Note 14, respectively.

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

   In 1993, the FASB issued Statement 114, "Accounting by Creditors for Impairment of a Loan," which provides guidance on valuing impaired loans. The FASB also issued Statement 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures," in 1994, which amends Statement
114. Both statements are effective for 1995 and were adopted by SAFECO on January 1, 1995. Adoption did not affect net income. For additional disclosure relating to these two statements see Note 2 on page 58.

   In 1993, the FASB issued Statement 115, "Accounting for Certain Investments in Debt and Equity Securities," which expands the use of fair value accounting for debt and equity securities. As of January 1, 1994, SAFECO adopted the provisions of this statement for investments held as of, or acquired after that date. Statement 115 requires that debt and equity securities be classified as trading, available-for-sale or held-to-maturity. Fixed maturity securities that SAFECO has the positive intent and ability to hold to maturity (as narrowly defined by Statement 115) are classified as held-to-maturity and are reported at amortized cost. Fixed maturity securities classified as available-for-sale are carried at market value, with changes in unrealized gains and losses recorded directly to stockholders' equity, net of applicable income taxes and deferred policy acquisition costs valuation allowance. All marketable equity securities are classified as available-for-sale and continue to be carried at market value, with changes in unrealized gains and losses recorded directly to stockholders' equity, net of applicable income taxes.

   Under Statement 115, trading securities are carried at market value with immediate recognition in income of changes in market value. Since SAFECO does not have any securities held for trading, the adoption of this statement had no effect on net income. As required by Statement 115, no restatement of prior period amounts has been made. See Note 2 on page 56 for detail of the effect on stockholders' equity of the adoption of Statement 115.

   The FASB issued an Implementation Guide on Statement 115 in November of 1995. In addition to providing guidance on Statement 115, the Guide allowed for a one-time-only reclassification of securities among the three categories defined in Statement 115. Such reclassifications will not call into question the original classifications. As allowed under the Guide, SAFECO reclassified certain held-to-maturity securities to the available-for-sale category on December 31, 1995. While SAFECO's investment philosophy has not changed, this reclassification will allow the Corporation to enhance its flexibility in responding to changes in market conditions. See Note 2 on page 56 for disclosures relating to this reclassification.

   In March of 1995, the FASB issued Statement 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Statement 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying value. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. Statement 121 is effective for financial statements for fiscal years beginning after December 15, 1995 and SAFECO will adopt it in the first quarter of 1996. Although the impact of the statement is currently being studied, it is not expected to have a material effect on SAFECO's financial position or results of operations.

   In October of 1995, the FASB issued Statement 123, "Accounting For Stock-Based Compensation." The statement encourages entities to adopt a fair value method of accounting for employee stock compensation plans. Entities that choose not to adopt the new fair value accounting rules must disclose pro forma net income and earnings per share under the new method. The statement is effective for fiscal years beginning after December 15, 1995 and SAFECO will adopt the disclosure requirements in 1996. Adoption will not affect net income.



SAFECO Corporation 1995 Annual Report           54

NOTE 2: INVESTMENTS
   Investment income is comprised of:

                                                                                 1995             1994              1993
---------------------------------------------------------------------------------------------------------------------------

Interest:
    Fixed maturities .................................................       $    981,345       $  908,194       $  867,022
    Mortgage loans ...................................................             40,874           40,664           40,027
    Short-term investments ...........................................             17,371            8,354            8,266
Dividends:
    Marketable equity securities .....................................             40,993           42,059           45,146
    Redeemable preferred stock .......................................              4,034            2,133            1,540
Other investment income ..............................................              4,567            4,714            4,830
                                                                             ----------------------------------------------
    Total investment income ..........................................          1,089,184        1,006,118          966,831
Investment expenses ..................................................             13,904           14,508           15,036
                                                                             ----------------------------------------------
    Net investment income ............................................       $  1,075,280       $  991,610       $  951,795
                                                                             ==============================================



    The carrying value of investments in fixed maturities and mortgage loans that have not produced income for the last twelve months is less than one percent of the total of such investments at December 31, 1995.

    The following analysis summarizes realized gains and losses on investments:


                                                                                 1995              1994             1993
---------------------------------------------------------------------------------------------------------------------------

Realized investment gains (losses):
    Fixed maturities .................................................       $     29,293       $   (8,843)      $  121,907
    Marketable equity securities .....................................             35,796           48,057           57,616
    Investment real estate ...........................................               (818)            (174)           8,126
                                                                             ----------------------------------------------
       Realized investment gain before income taxes ..................             64,271           39,040          187,649
    Applicable income taxes ..........................................            (22,719)         (13,118)         (68,734)
                                                                             ----------------------------------------------
       Net realized investment gain ..................................       $     41,552       $   25,922       $  118,915
                                                                             ==============================================



   The proceeds from sales of investment securities and related gains and losses for 1995 are as follows:

                                                                                 FIXED           FIXED
                                                                               MATURITIES      MATURITIES        MARKETABLE
                                                                               AVAILABLE-       HELD-TO-          EQUITY
                                                                                FOR-SALE        MATURITY         SECURITIES
---------------------------------------------------------------------------------------------------------------------------

Proceeds from sales ..................................................       $    549,865       $     --         $  176,773
                                                                             ----------------------------------------------
Gross realized gains on sales ........................................       $     26,945       $     --         $   46,546
Gross realized losses on sales .......................................            (12,331)            --            (10,750)
                                                                             ----------------------------------------------
Realized gains on sale ...............................................             14,614             --             35,796
Writedowns ...........................................................            (13,609)            --               --
Other, including gains on calls and redemptions ......................             28,288             --               --
                                                                             ----------------------------------------------
    Total realized gain ..............................................       $     29,293       $     --         $   35,796
                                                                             ==============================================


                             55            SAFECO Corporation 1995 Annual Report

    The proceeds from sales of investment securities and related gains and losses for 1994 are as follows:

                                                                                             FIXED          FIXED
                                                                                           MATURITIES     MATURITIES      MARKETABLE
                                                                                           AVAILABLE-     HELD-TO-          EQUITY
                                                                                            FOR-SALE      MATURITY        SECURITIES
------------------------------------------------------------------------------------------------------------------------------------
Proceeds from sales ...............................................................        $ 786,361         $--          $ 120,723
                                                                                           ----------------------------------------
Gross realized gains on sales .....................................................        $  19,235         $--          $  52,680
Gross realized losses on sales ....................................................          (50,043)         --             (4,623)
                                                                                           ----------------------------------------
Realized gains (losses) on sale ...................................................          (30,808)         --             48,057
Writedowns ........................................................................           (4,804)         --               --
Other, including gains on calls and redemptions ...................................           26,769          --               --
                                                                                           ----------------------------------------
    Total realized gain (loss) ....................................................        $  (8,843)        $--          $  48,057
                                                                                           ========================================



    The proceeds from sales of investments in fixed maturities and related gains and losses for 1993 are as follows:

                                                                                                                             1993
------------------------------------------------------------------------------------------------------------------------------------
Proceeds from sales .................................................................................................     $ 845,395
                                                                                                                          ---------
Gross realized gains on sales .......................................................................................     $  92,809
Gross realized losses on sales ......................................................................................       (23,120)
                                                                                                                          ---------
Realized gains on sale ..............................................................................................        69,689
Writedowns ..........................................................................................................       (15,171)
Other, including gains on calls and redemptions .....................................................................        67,389
                                                                                                                          ---------
    Total realized gain .............................................................................................     $ 121,907
                                                                                                                          =========



    The following analysis summarizes the changes in unrealized gains and losses on investment securities:


                                                                                      1995              1994                1993
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in unrealized appreciation of investment securities:
    Fixed maturities .........................................                     $ 1,622,513       $(1,448,717)       $   400,459
Marketable equity securities .................................                         231,231          (107,067)             8,949
    Applicable income taxes ..................................                        (648,810)          544,524           (155,617)
                                                                                   ------------------------------------------------
       Net change in unrealized appreciation .................                     $ 1,204,934       $(1,011,260)       $   253,791
                                                                                   ================================================


   As discussed in Note 1, SAFECO adopted the provisions of FASB Statement 115 as of January 1, 1994. The net effect on stockholders' equity of the adoption of Statement 115 was an increase of $640,477 as of January 1, 1994. The net increase of $640,477 was comprised of the following amounts: aggregate market value in excess of amortized cost of fixed maturities classified as available-for-sale of $1,013,117, less deferred policy acquisition costs valuation allowance of $27,768 and deferred income taxes of $344,872.

   SAFECO reclassified certain fixed maturity securities from the held-to-maturity category to the available-for-sale category on December 31, 1995, as allowed by the FASB's Implementation Guide discussed in Note 1 on page
54. The securities reclassified had a net carrying value (amortized cost) of $331,123 and a market value of $358,630 at December 31, 1995. This reclassification had no effect on net income. While SAFECO's investment philosophy has not changed, this reclassification will allow the Corporation to enhance its flexibility in responding to changes in market conditions.



SAFECO Corporation 1995 Annual Report        56

   The following is a summary of fixed maturities and marketable equity securities classified as available-for-sale at December 31, 1995:


                                                                               GROSS           GROSS          NET        ESTIMATED
                                                               AMORTIZED     UNREALIZED      UNREALIZED   UNREALIZED       MARKET
                                                                 COST          GAINS           LOSSES        GAIN          VALUE
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of U.S. ..........
    government corporations and agencies ..................  $  1,087,644   $     98,207  $     (1,165)  $     97,042  $  1,184,686
Obligations of states and political subdivisions ..........     2,997,988        467,564          (246)       467,318     3,465,306
Debt securities issued by foreign governments .............       208,920         49,505          --           49,505       258,425
Corporate securities ......................................     4,201,895        356,271       (10,626)       345,645     4,547,540
Mortgage-backed securities ................................     2,357,143        120,053        (5,009)       115,044     2,472,187
                                                             ----------------------------------------------------------------------
    Total fixed maturities classified as available-for-sale    10,853,590      1,091,600       (17,046)     1,074,554    11,928,144
Marketable equity securities ..............................       598,130        525,190        (3,912)       521,278     1,119,408
                                                             ----------------------------------------------------------------------
       Total ..............................................  $ 11,451,720   $  1,616,790  $    (20,958)     1,595,832  $ 13,047,552
                                                             =========================================                 ============
Deferred policy acquisition costs valuation allowance .....                                                   (42,815)
Applicable income taxes ...................................                                                  (539,523)
                                                                                                         ------------
Unrealized appreciation of investment securities,
    net of tax, included in stockholders' equity ..........                                              $  1,013,494
                                                                                                         ============


   The following is a summary of fixed maturities classified as held-to-maturity at December 31, 1995:


                                                                   GROSS        GROSS          NET       ESTIMATED
                                                    AMORTIZED   UNREALIZED   UNREALIZED    UNREALIZED      MARKET
                                                      COST         GAINS       LOSSES         GAIN         VALUE
------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of U.S.
    government corporations and agencies .......   $  210,894   $   60,042   $     --      $   60,042   $  270,936
Obligations of states and political subdivisions       52,438        4,689         --           4,689       57,127
Debt securities issued by foreign governments ..      135,467       31,956         --          31,956      167,423
Corporate securities ...........................    1,353,837      224,245       (4,128)      220,117    1,573,954
Mortgage-backed securities .....................      291,881       27,193         --          27,193      319,074
                                                   ---------------------------------------------------------------
    Total fixed maturities classified as
       held-to-maturity ........................   $2,044,517   $  348,125   $   (4,128)   $  343,997   $2,388,514
                                                   ===============================================================


   The following is a summary of fixed maturities and marketable equity securities classified as available-for-sale at December 31, 1994:


                                                                                 GROSS        GROSS          NET         ESTIMATED
                                                                  AMORTIZED    UNREALIZED   UNREALIZED    UNREALIZED       MARKET
                                                                    COST         GAINS       LOSSES       GAIN (LOSS)      VALUE
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of U.S.
    government corporations and agencies ....................   $  1,009,473    $   5,002   $  (43,104)   $  (38,102)   $    971,371
Obligations of states and political subdivisions ............      2,740,754      192,205     (104,504)       87,701       2,828,455
Debt securities issued by foreign governments ...............        227,398       22,713       (3,546)       19,167         246,565
Corporate securities ........................................      3,806,929       60,441     (175,136)     (114,695)      3,692,234
Mortgage-backed securities ..................................      1,793,208       33,287      (87,980)      (54,693)      1,738,515
Other debt securities .......................................         30,448        1,608         (125)        1,483          31,931
                                                                --------------------------------------------------------------------
    Total fixed maturities classified as available-for-sale .      9,608,210      315,256     (414,395)      (99,139)      9,509,071
Marketable equity securities ................................        565,007      314,211      (24,164)      290,047         855,054
                                                                --------------------------------------------------------------------
       Total ................................................   $ 10,173,217    $ 629,467   $ (438,559)      190,908    $ 10,364,125
                                                                ======================================                  ============
Applicable income taxes .....................................                                                (62,785)
                                                                                                          ----------
Unrealized appreciation of investment securities,
    net of tax, included in stockholders' equity ............                                             $  128,123
                                                                                                          ==========





                               57          SAFECO Corporation 1995 Annual Report

    The following is a summary of fixed maturities classified as held-to-maturity at December 31, 1994:

                                                                             GROSS         GROSS          NET         ESTIMATED
                                                              AMORTIZED    UNREALIZED    UNREALIZED    UNREALIZED       MARKET
                                                                COST         GAINS         LOSSES      GAIN (LOSS)      VALUE
-------------------------------------------------------------------------------------------------------------------------------

U.S. Treasury securities and obligations of U.S.
    government corporations and agencies ..................  $  124,266   $      649    $  (10,953)    $  (10,304)   $  113,962
Obligations of states and political subdivisions ..........      36,517        2,260          (527)         1,733        38,250
Debt securities issued by foreign governments .............     139,951        2,651        (2,434)           217       140,168
Corporate securities ......................................   1,230,969       24,490       (76,261)       (51,771)    1,179,198
Mortgage-backed securities ................................     521,429        8,374       (53,072)       (44,698)      476,731
                                                             ------------------------------------------------------------------
    Total fixed maturities classified as
       held-to-maturity ...................................  $2,053,132   $   38,424    $ (143,247)    $ (104,823)   $1,948,309
                                                             ==================================================================



   The amortized cost and estimated market value of fixed maturities at December 31, 1995, by contractual maturity, are presented below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.




                                                                          AVAILABLE-FOR-SALE               HELD-TO-MATURITY
                                                                     ----------------------------------------------------------
                                                                                       ESTIMATED                     ESTIMATED
                                                                      AMORTIZED          MARKET         AMORTIZED      MARKET
                                                                         COST            VALUE            COST         VALUE
-------------------------------------------------------------------------------------------------------------------------------

Due in one year or less .....................................        $    169,603    $    170,212     $      -       $    -
Due after one year through five years .......................           1,447,974       1,528,183            5,000        5,250
Due after five years through ten years ......................           1,909,901       2,075,602           25,124       29,513
Due after ten years .........................................           4,968,969       5,681,960        1,722,512    2,034,677
Mortgage-backed securities ..................................           2,357,143       2,472,187          291,881      319,074
                                                                     ----------------------------------------------------------
    Total ...................................................        $ 10,853,590    $ 11,928,144     $  2,044,517   $2,388,514
                                                                     ==========================================================





   In 1993, the FASB issued Statement 114, "Accounting by Creditors for Impairment of a Loan," which provides guidance on valuing impaired loans (FAS
114). The FASB also issued Statement 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure" (FAS 118), in 1994, which amends Statement 114. Both statements are effective for 1995 and were adopted by SAFECO on January 1, 1995. Adoption did not affect net income.

   The following table summarizes SAFECO's consolidated allowance for credit losses:


                                                                                                            1995         1994
-------------------------------------------------------------------------------------------------------------------------------

Allowance at beginning of year .....................................................................       $24,557      $19,199
Provision for credit losses ........................................................................         4,200        6,650
Recoveries .........................................................................................           650          904
Loans charged off as uncollectible .................................................................        (1,891)      (2,196)
                                                                                                           --------------------
Allowance at end of year ...........................................................................       $27,516      $24,557
                                                                                                           ====================



    This allowance relates to SAFECO Credit's Finance Receivables ($741 million at December 31, 1995) and to Mortgage Loan investments ($416 million at December 31, 1995) nearly all of which are held by SAFECO's life and health company. The 1995 allowance includes amounts determined under FAS 114 and FAS 118 (specific reserves), as well as general reserve amounts. The total investment in impaired loans, as defined under FAS 114 and 118 and before any reserve for losses, is $6.5 million at December 31, 1995. A specific loan loss reserve has been established for each impaired loan, the total of which is $2.3 million at December 31, 1995 and is included in the overall allowance of $27.5 million at December 31, 1995.



SAFECO Corporation 1995 Annual Report       58

NOTE 3: NOTES AND MORTGAGES PAYABLE

   At December 31, 1995, SAFECO Credit had short-term borrowings of $534,150 through commercial paper and $78,350 of medium-term notes. The repayment of each of these borrowings is guaranteed by SAFECO Corporation. The weighted average interest rates on the short-term borrowings were 5.8% and 5.8% at December 31, 1995 and 1994, respectively.

   At December 31, 1995, SAFECO Credit had available bank lines of credit totaling $375,000. No amounts were outstanding under these lines of credit at December 31, 1995. These lines support 90-day borrowings and day-to-day (quickline) borrowings. SAFECO Credit pays a fee to have these lines of credit available and does not maintain deposits as compensating balances. Effective January 1, 1996, these bank lines of credit were moved from SAFECO Credit to SAFECO Corporation, to be used for general corporate purposes, including continuing support of SAFECO Credit's 90-day borrowings.

   In July 1994, the Securities and Exchange Commission (SEC) declared effective a shelf registration of $200,000 of debt securities by SAFECO Corporation. In March 1995, SAFECO Corporation issued $200,000 of 7.875% notes due April 2005. The proceeds were invested in short-term treasury securities and were subsequently used to redeem SAFECO Corporation's existing $200,000 of 10.75% notes which came due September of 1995.

   In 1990, the SEC declared effective a shelf registration of $200,000 of debt securities by SAFECO Corporation and/or SAFECO Credit. SAFECO Credit issued $149,850 of medium-term notes under this shelf registration. Of this amount, $78,350 remains outstanding, with rates ranging from 6.90% to 9.15% and maturities from February 1996 to December 2001. SAFECO Corporation issued $50,000 of medium-term notes under this shelf registration, with rates ranging from 6.96% to 7.33%, all maturing in 2002 and 2003. No additional notes will be issued under this shelf registration.

   SAFECO Credit enters into interest rate swap agreements with outside parties to reduce the impact of changes in interest rates on its floating rate debt. The interest rate swap agreements provide only for the exchange of interest on the notional amounts at the stated rates, with no multipliers or leverage. At December 31, 1995, interest rate swap agreements were outstanding with notional amounts of $134,942, which replace the floating rates of 5.83% to 5.99% with fixed rates ranging from 4.51% to 8.07%. Maturities of these agreements range from February 1996 to October 2002. At December 31, 1994, interest rate swap agreements were outstanding with notional amounts of $70,855, replacing the floating rates of 6.06% to 6.73% with fixed rates ranging from 4.51% to 9.00%. There were no swap terminations in 1995, 1994 or 1993. The net interest accrued of $152 under these agreements in 1995 was recorded as a decrease in interest expense.

          Real estate mortgages and contracts payable are collateralized by the related investment real estate buildings and property.


   The total amount, current portions, interest rates and maturities of notes and mortgages payable at December 31 are as follows:


                                                                                                  1995                  1994
                                                                                           -----------------------------------------
                                                                                            TOTAL     CURRENT     TOTAL     CURRENT
------------------------------------------------------------------------------------------------------------------------------------
SAFECO Credit borrowings payable through 2001; weighted average interest rates at December 31:
       1995 - 6.1%; 1994 - 6.2% ........................................................   $614,270   $567,770   $510,600   $432,250
                                                                                           -----------------------------------------
SAFECO Corporation, 7.875% notes due 2005 ..............................................   $200,000   $   -      $   -      $   -
                                                                                           -----------------------------------------
SAFECO Corporation, 10.75% notes due September 1995 ....................................   $  -       $   -      $200,000   $200,000
                                                                                           -----------------------------------------
Other Notes and Mortgages:
    Real estate mortgages and contracts payable in installments and medium-term notes payable through 2014; weighted average interest rates at December
       31:
       1995 - 7.8%; 1994 - 7.9% ........................................................   $216,990   $  9,604   $232,136   $  3,828
    Unsecured notes and loans payable in installments through 1997; weighted average interest rates at December 31:
       1995 - 7.3%; 1994 - 7.5% ........................................................     36,285     31,260     40,173      3,227
                                                                                           -----------------------------------------
          Total ........................................................................   $253,275   $ 40,864   $272,309   $  7,055
                                                                                           =========================================



    Aggregate annual principal installments payable under these obligations for each of the five years subsequent to 1995 are as follows: 1996 - $608,634; 1997
- $31,360; 1998 - $24,040; 1999 - $3,776; 2000 - $54,364.



                                     59    SAFECO Corporation 1995 Annual Report

NOTE 4: PROPERTY AND CASUALTY LOSS RESERVES

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

   The following is a summary of the activity related to SAFECO's property and casualty companies' reserve for losses and adjustment expense (net of reinsurance amounts):

                                                                                      1995           1994            1993
---------------------------------------------------------------------------------------------------------------------------

Losses and adjustment expense reserves at beginning of year. . . . . . . . . .     $2,092,946     $1,995,122     $1,963,136
                                                                                   ----------     ----------     ----------
Incurred losses and adjustment expense for claims occurring
    in the current year. . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,586,675      1,609,392      1,447,565
Decrease in estimated losses and adjustment expense for claims
    occurring in prior years . . . . . . . . . . . . . . . . . . . . . . . . .        (59,699)       (81,325)       (96,937)
                                                                                   ----------     ----------     ----------
Total incurred losses and adjustment expense . . . . . . . . . . . . . . . . .      1,526,976      1,528,067      1,350,628
                                                                                   ----------     ----------     ----------
Losses and adjustment expense payments for claims occurring during:
    Current year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        856,796        809,722        719,756
    Prior years. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        693,049        620,521        598,886
                                                                                   ----------     ----------     ----------
Total losses and adjustment expense payments . . . . . . . . . . . . . . . . .      1,549,845      1,430,243      1,318,642
                                                                                   ----------     ----------     ----------
       Losses and adjustment expense reserves at end of year . . . . . . . . .     $2,070,077     $2,092,946     $1,995,122
                                                                                   ==========     ==========     ==========



   The year-end reserve amounts above are net of related reinsurance recoverables of $110,746, $143,858 and $100,065 for 1995, 1994 and 1993,
respectively.

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

   The property and casualty companies' liability for unpaid losses and adjustment expense includes reserves for environmental, asbestos and other toxic claims. These reserves are approximately 5% of total property and casualty reserves for losses and adjustment expense at December 31, 1995, 1994 and 1993. The reserves include estimates for both reported and IBNR losses and related legal expenses. Reserving for these claims is subject to significant uncertainties. Such uncertainties include difficulties in predicting the outcome of judicial decisions as case law evolves regarding liability exposure, insurance coverage and interpretation of policy language and changes in environmental regulations. In view of these conditions, trends that have affected development of these liabilities in the past may not necessarily occur in the future. Although estimation of environmental claims is a difficult process, the reserves established for these claims at December 31, 1995 are believed to be adequate based on the known facts and current law.

NOTE 5: REINSURANCE

   SAFECO's insurance subsidiaries protect themselves from excessive losses by reinsuring on treaty and facultative bases. Reinsurance contracts do not relieve SAFECO of its obligations to policyholders. With respect to the amounts of reinsurance related to the liabilities for losses, adjustment expense, life policy liabilities and unearned premiums, a continuing liability exists, in the event reinsurance companies are unable to meet their obligations. SAFECO evaluates the financial condition of its reinsurers to minimize its exposure to losses from reinsurer insolvencies.

   SAFECO's insurance subsidiaries do not enter into retrospective reinsurance contracts and do not participate in any unusual or nonrecurring reinsurance transactions such as "swaps" of reserves, loss portfolio transfers or funding covers.

SAFECO Corporation 1995 Annual Report  60

   The balance sheet caption "Reinsurance Recoverables" is comprised of the following amounts at December 31:

                                                                                             1995               1994
---------------------------------------------------------------------------------------------------------------------------
Property and Casualty:
    Reinsurance recoverables on:
       Unpaid losses and adjustment expense. . . . . . . . . . . . . . . . . . . . . . . $   110,746          $ 143,858
       Paid losses and adjustment expense. . . . . . . . . . . . . . . . . . . . . . . .       9,882             13,135
Life and Health:
    Reinsurance recoverables on:
       Unpaid losses and adjustment expense (policy and contract claims). . . . . . . .          850                646
       Paid claims. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          658                506
       Life policy liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       14,844             14,033
       Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          304                332
                                                                                         -----------          ---------
          Reinsurance recoverables. . . . . . . . . . . . . . . . . . . . . . . . . . .  $   137,284          $ 172,510
                                                                                         ===========          =========

   The Unearned Premium liability is presented before the effect of reinsurance. The reinsurance amounts related to the unearned premium liability are included with Other Assets in the balance sheet and totaled $50,633 and $51,103 at December 31, 1995 and 1994, respectively.

   The effects of reinsurance are netted against the insurance revenue and loss amounts in the statement of income. These amounts are as follows:

                                                                                          1995         1994           1993
---------------------------------------------------------------------------------------------------------------------------
Property and Casualty ceded earned premiums . . . . . . . . . . . . . . . . . . . . . $ 160,342    $ 175,861      $ 127,537
Life and Health ceded earned premiums . . . . . . . . . . . . . . . . . . . . . . . .    10,385        9,060          9,576
                                                                                      ---------    ---------      ---------
    Total ceded premiums  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 170,727    $ 184,921      $ 137,113
                                                                                      =========    =========      =========
Property and Casualty ceded losses and adjustment expense . . . . . . . . . . . . . . $  46,184    $ 184,670      $  54,996
Life and Health ceded policy benefits . . . . . . . . . . . . . . . . . . . . . . . .     6,344        5,588          7,441
                                                                                      ---------    ---------      ---------
    Total ceded losses, adjustment expense and policy benefits. . . . . . . . . . . . $  52,528    $ 190,258      $  62,437
                                                                                      =========    =========      =========

   Property and casualty reinsurance recoverables, ceded premiums and ceded losses and adjustment expense were higher in 1994 due to the reinsurance amounts related to the Los Angeles earthquake on January 17, 1994.

   Reinsurance premiums ceded on a written basis are approximately equal to the ceded earned premiums disclosed above. Reinsurance premiums assumed are insignificant.

NOTE 6: COMMITMENTS AND CONTINGENCIES

   SAFECO leases office space, commercial real estate and certain equipment under leases which expire at various dates through 2058. These leases are accounted for as operating leases. Minimum rental commitments for leases in effect at December 31, 1995 are as follows:

YEAR PAYABLE                             MINIMUM RENTALS
--------------------------------------------------------
1996. . . . . . . . . . . . . . . . . . . . $ 8,726
1997. . . . . . . . . . . . . . . . . . . .   7,887
1998. . . . . . . . . . . . . . . . . . . .   7,353
1999. . . . . . . . . . . . . . . . . . . .   6,447
2000. . . . . . . . . . . . . . . . . . . .   4,417
2001 and thereafter . . . . . . . . . . . .  64,039
                                            -------
    Total. . . . . . . . . . . . . . . . .  $98,869
                                            =======

   The amount of rent charged to operations was $9,582, $9,151 and $8,305 for 1995, 1994 and 1993, respectively.

   See Note 5 for discussion relating to reinsurance.

   The property and casualty companies have written financial guaranty insurance covering municipal revenue bond issues, real estate partnership borrowings and residual values of certain commercial buildings. The majority of these guaranties were written in the period 1984 through 1987. The remaining guaranties have maturities ranging from 1996 to 1998. At December 31, 1995, guaranties totaling $178,760 were outstanding. Substantially all individual guaranties are supported by collateral (first mortgage liens) in the underlying properties. At December 31, 1995, the reserve for losses and loss adjustment expense for this business was $21,906 and the related unearned premium reserve was $678.

                                       61  SAFECO Corporation 1995 Annual Report

   At December 31, 1995, SAFECO Properties, Inc. is the guarantor of $35,900 of outstanding debt financing for a not-for-profit hospital. SAFECO's property and casualty companies have, in turn, guaranteed the full amount of this potential obligation of SAFECO Properties and this amount is included in the guaranty total of $178,760 noted in the previous paragraph. The credit risk exposure is limited to any excess of the outstanding debt over the value of the collateral.

   For information on environmental, asbestos and other toxic claims liabilities, see Note 4.


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

   In order to end four years of legal proceedings and avoid future years of such proceedings, SAFECO agreed in August 1993 to pay $40 million to policyholders who purchased or renewed policies covered by Proposition 103 during the rollback period.

   This $40 million settlement, $0.21 per share on an after-tax basis, was reflected in the financial results during the third quarter of 1993.

NOTE 7: FINANCIAL INSTRUMENTS

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

   The fair values for mortgage and commercial loans have been estimated by discounting the projected cash flows using the current rate at which loans would be made to borrowers with similar credit ratings and for the same maturities.

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

   The carrying values of the SAFECO Credit and Other Notes and Mortgages borrowings that have variable interest rates are reasonable estimates of fair value. For these borrowings that have fixed interest rates, fair value is estimated by discounting the projected cash flows using the rate at which similar borrowings could currently be made. The fair value of the 7.875% and 10.75% Notes are estimated based on quotes from broker/dealers who make markets in similar securities.

   The estimated fair value of the property and casualty companies' financial guaranty business (see Note 6) was approximately $23,000 at December 31, 1995 and $29,000 at December 31, 1994. These amounts equal the total recorded reserves for losses and loss adjustment expense and unearned premiums at December 31, 1995 and 1994. Other insurance-related financial instruments are exempt from fair value disclosure requirements.


SAFECO Corporation 1995 Annual Report  62

   Estimated fair values of financial instruments at December 31 are as follows:

                                                                            1995                            1994
---------------------------------------------------------------------------------------------------------------------------
                                                                  CARRYING         ESTIMATED       CARRYING       ESTIMATED
                                                                   AMOUNT         FAIR VALUE        AMOUNT       FAIR VALUE
---------------------------------------------------------------------------------------------------------------------------
Financial assets:
    Fixed maturities available-for-sale. . . . . . . . . . .    $11,928,144      $11,928,144     $9,509,071      $9,509,071
    Fixed maturities held-to-maturity. . . . . . . . . . . .      2,044,517        2,388,514      2,053,132       1,948,309
    Marketable equity securities . . . . . . . . . . . . . .      1,119,408        1,119,408        855,054         855,054
    Mortgage loans . . . . . . . . . . . . . . . . . . . . .        416,489          443,000        418,983         416,000
    Commercial loans . . . . . . . . . . . . . . . . . . . .        494,138          520,000        411,851         403,000
Financial liabilities:

    Funds held under deposit contracts . . . . . . . . . . .      8,756,384        9,282,000      7,988,456       7,678,000
    Credit Company borrowings. . . . . . . . . . . . . . . .        614,270          618,000        510,600         510,000
    7.875% notes due 2005. . . . . . . . . . . . . . . . . .        200,000          221,000              -              -
    10.75% notes due September 1995. . . . . . . . . . . . .             -                -         200,000         204,000
    Other notes and mortgages. . . . . . . . . . . . . . . .        253,275          265,000        272,309         259,000


DERIVATIVE FINANCIAL INSTRUMENTS

   SAFECO's consolidated investments in mortgage-backed securities of $2.8 billion at market value at December 31, 1995 ($2.2 billion at December 31, 1994) are primarily residential collateralized mortgage obligations and pass-throughs
(CMOs). CMOs, while technically defined as derivative instruments, are exempt from derivative disclosure requirements. SAFECO's investment in CMOs comprised of the riskier, highly volatile type (e.g., interest only, inverse floaters, etc.) has been intentionally limited to only a small amount -- less than 1% of total CMOs at both December 31, 1995 and 1994.

   SAFECO Credit provides loan and lease commitments, at both variable and fixed rates of interest. Fixed rate loan and lease commitments outstanding at December 31, 1995 were approximately $60,000, or less than 1% of consolidated investments. The majority of these commitments have original terms of up to 90 days and contracted fixed interest rates range from 7.7% to 14.0% at December 31, 1995. Fixed rate commitments outstanding at December 31, 1994 were approximately $64,000. Exposure to credit risk relating to these commitments (i.e., risk that the borrower will be unable to perform its obligations) is mitigated through credit review and approval controls. Because the majority of the fixed rate commitments have terms of 90 days, the estimated fair value of these commitments is not material.

   SAFECO does not enter into financial instruments for trading or speculative purposes. SAFECO's involvement in other investment-type derivatives is intentionally of a very limited nature. Such derivatives include currency-linked bonds and equity-linked bonds. Individually, and in the aggregate, these derivatives are not material and thus no additional disclosures are warranted.

   Interest rate swap agreements are entered into by SAFECO Credit to reduce the impact of changes in interest rates on its floating rate debt. The interest rate swap agreements provide only for the exchange of interest on the notional amounts at the stated rates, with no multipliers or leverage. At December 31, 1995, interest rate swap agreements were outstanding with notional amounts of $134,942, which replace the floating rates of 5.83% to 5.99% with fixed rates ranging from 4.51% to 8.07%. Maturities of the agreements range from February 1996 to October 2002. At December 31, 1994, interest rate swap agreements were outstanding with notional amounts of $70,855, replacing the floating rates of 6.06% to 6.73% with fixed rates ranging from 4.51% to 9.00%. There were no swap terminations during 1995, 1994 and 1993. The net interest accrued of $152 in 1995 under these agreements was recorded as a decrease in interest expense. The fair value of interest rate swaps is the difference between the present value of SAFECO's future interest obligations at the stated (fixed) rate and the counterparties' obligations at the floating rates. The estimated present value of SAFECO's obligations under the swaps was higher than the counterparties' by approximately $1,000 at December 31, 1995. At December 31, 1994 the estimated present value of SAFECO's obligations under the swaps was lower than the counterparties' by approximately $1,000. Exposure to credit risk relating to interest rate swaps is the risk that the counterparty will be unable to perform its obligations. This risk is mitigated through credit review, approval controls and by entering into agreements with only highly rated counterparties.

                                       63  SAFECO Corporation 1995 Annual Report

NOTE 8: COMMON STOCK

   On December 1, 1995, the Corporation's common stock was split 2-for-1. Per share amounts have been adjusted to reflect the stock split.

   Changes in common stock outstanding for the last three years are as follows:

                                                              1995             1994             1993
-------------------------------------------------------------------------------------------------------
Number of shares outstanding at the beginning of year      62,951,634       62,931,562       62,815,265
Shares reacquired ...................................        (288,805)        (104,320)         (69,872)
Shares issued for stock options and rights ..........         364,279          124,392          152,393
Shares issued for acquisition of subsidiary .........            --               --             33,776
Two-for-one stock split .............................      62,951,634             --               --
                                                          ---------------------------------------------
    Number of shares outstanding at the end of year..     125,978,742       62,951,634       62,931,562
                                                          ---------------------------------------------

NOTE 9: STOCK INCENTIVE PLAN

   The SAFECO Incentive Plan of 1987 provides for the issuance of up to 4,800,000 shares of SAFECO Corporation common stock. Stock options, restricted stock rights, performance stock rights and stock appreciation rights are authorized under the Plan.

   Stock options are granted at exercise prices not less than the fair market value of the stock on the date of grant. The terms and conditions upon which options become exercisable may vary among grants; however, option rights expire no later than ten years from the date of grant.

   All share amounts and prices are adjusted for the 2-for-1 stock split in 1995.

   Changes in stock options for the three years ended December 31, 1995 are as follows:

                                              OPTIONS OUTSTANDING
                                          ------------------------------
                                           SHARES       PRICE PER SHARE
------------------------------------------------------------------------
Balance December 31, 1992 ...........     1,857,672     $ 7.17 - $ 28.19
   Granted ..........................       275,200      28.25 -   31.75
   Exercised ........................      (295,410)      7.17 -   19.69
   Canceled .........................        (9,000)     14.32 -   19.63
                                          ------------------------------
Balance December 31, 1993 ...........     1,828,462       7.25 -   31.75
   Granted ..........................       297,400      24.75 -   29.25
   Exercised ........................      (238,726)      7.25 -   23.94
   Canceled .........................       (17,300)     17.75 -   31.07
                                          ------------------------------
Balance December 31, 1994 ...........     1,869,836       9.41 -   31.75
   Granted ..........................       312,200      26.75 -   33.81
   Exercised ........................      (357,203)      9.41 -   31.07
   Canceled .........................       (21,200)     19.00 -   31.75
                                          ------------------------------
Balance December 31, 1995 ...........     1,803,633     $12.25 - $ 33.81
                                          ==============================
Exercisable at
   December 31, 1995  ...............       833,497     $12.25 - $ 31.75
                                          ==============================

   Restricted stock rights provide for the holder to receive a stated number of share rights if the holder remains in the employ of the Corporation for a stated number of years. Matured rights are issued in stock and/or paid in cash at the option of the holder. During 1995, 1994 and 1993, $1,313, $827 and $1,436, respectively, were charged to operations for the compensation element of restricted stock rights.

   Changes in restricted stock rights for the three years ended December 31, 1995 are as follows:

                                                                       SHARE RIGHTS
-----------------------------------------------------------------------------------
Balance December 31, 1992  ..........................................     109,084
    Awarded .........................................................      32,200
    Matured .........................................................     (51,022)
    Canceled ........................................................      (1,426)
                                                                          -------
Balance December 31, 1993  ..........................................      88,836
    Awarded .........................................................      40,400
    Matured .........................................................     (39,898)
    Canceled ........................................................      (1,650)
                                                                          -------
Balance December 31, 1994 ...........................................      87,688
    Awarded .........................................................      44,800
    Matured .........................................................     (35,762)
    Canceled ........................................................      (1,150)
                                                                          -------
Balance December 31, 1995  ..........................................      95,576
                                                                          =======

   Stock appreciation rights have been granted in tandem with certain options. Stock appreciation rights provide stock option holders the right to receive payment in cash and/or stock equal to the appreciation in value of the optioned stock from the date of grant, in lieu of exercise of stock options held. No stock appreciation rights were exercised in 1995. Shares exercised during 1994 and 1993 include 2,000 and 500, respectively, which were surrendered under the Plan to exercise stock appreciation rights. During 1994 and 1993, $72, and $21, respectively, were charged to operations for the compensation element of stock appreciation rights.

   There were 1,800,774 shares of common stock reserved for future options and rights at December 31, 1995. No performance stock rights have been awarded.


SAFECO Corporation 1995 Annual Report       64

NOTE 10: STATUTORY INFORMATION

   The insurance subsidiaries are required to file annual statements with state regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (i.e., statutory basis). Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted statutory accounting practices encompass all accounting practices not so prescribed.

   Statutory net income differs from net income reported in accordance with generally accepted accounting principles primarily because policy acquisition costs are expensed when incurred, life insurance reserves are based on different assumptions and income tax expense reflects only taxes paid or currently payable.

   Statutory net income and equity are as follows:

STATUTORY NET INCOME              1995        1994          1993
------------------------------------------------------------------
Property and Casualty ......    $299,330    $217,348      $283,605
Life and Health ............     103,047      48,630        19,141

STATUTORY STOCKHOLDER'S EQUITY
DECEMBER 31                                   1995          1994
------------------------------------------------------------------
Property and Casualty ................    $1,864,732    $1,506,112
Life and Health ......................       504,683       416,821

   SAFECO's insurance subsidiaries have received written approval from the Washington State Insurance Department to treat certain loans to related SAFECO subsidiaries (all made at market rates) as admitted assets. The allowance of such loans has not materially enhanced surplus at December 31, 1995.


NOTE 11: DIVIDEND RESTRICTIONS

   SAFECO's subsidiaries are restricted as to the amount of dividends they may pay to their parent without regulatory or lender consent. The amount of subsidiary retained earnings available for the payment of dividends to SAFECO Corporation without prior regulatory or lender approval approximated $522,460 at December 31, 1995.

NOTE 12: EMPLOYEE BENEFIT PLANS

   The Corporation administers defined contribution, defined benefit and profit sharing bonus plans covering substantially all employees. The defined contribution plans include profit sharing retirement plans and a savings plan.

   Benefits are earned under the defined benefit plan for each year of service after 1988, based on the employee's compensation level plus a stipulated rate of return on the benefit balance. It is the Corporation's policy to fund the plan on a current basis to the full extent deductible under federal income tax regulations. The present value of all accrued benefits under the plan was $26,200 at December 31, 1995, determined using a discount rate of 7.5%. The fair value of plan assets was $37,000 at December 31, 1995.

   The cost of the plans discussed above charged to income is as follows:

                                        1995       1994       1993
--------------------------------------------------------------------
Defined contribution ..............    $26,889    $22,591    $30,967
Defined benefit ...................      5,619      5,669      6,002
Profit sharing bonus ..............     21,771     18,178     18,219
                                       -----------------------------
   Total ..........................    $54,279    $46,438    $55,188
                                       =============================

   In addition, SAFECO provides certain healthcare and life insurance benefits ("other postretirement benefits") for retired employees. Substantially all employees become eligible for these benefits if they reach retirement age while working for the Corporation. The cost of these benefits is shared by SAFECO and the retiree.

   Effective January 1, 1993, SAFECO adopted FASB Statement 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Under Statement 106, the Corporation accrues for other postretirement benefits during the years that employees provide services. Prior to adoption of Statement 106, other postretirement benefits were accounted for on the pay-as-you-go (cash) basis. The transition obligation (i.e., the accumulated postretirement benefit obligation) of $23,751 was recorded as a cumulative effect adjustment in the first quarter of 1993 which net of tax resulted in a reduction of net income of $15,676.

                                    65     SAFECO Corporation 1995 Annual Report

   Components of the net periodic other postretirement benefit cost are as follows:

                                                 1995        1994        1993
-------------------------------------------------------------------------------
Service cost - benefits earned
   during the period .......................    $   767     $   980     $   880
Interest cost on accumulated
   postretirement benefit
     obligation ............................      1,636       1,816       1,861
Actual return on plan assets ...............        106         (18)         24
Net amortization and deferral ..............       (406)        (43)         24
                                                -------------------------------
     Net periodic postretirement
       benefit cost ........................    $ 1,891     $ 2,771     $ 2,741
                                                ===============================

   The following table summarizes the funded status of the plan:

DECEMBER 31                                            1995       1994
------------------------------------------------------------------------
Accumulated postretirement
   benefit obligation (APBO):
     Retirees ....................................    $11,322    $ 8,539
     Fully eligible active plan
       participants ..............................      3,982      3,179
     Other active plan participants ..............     12,398      7,982
                                                      ------------------
       Total APBO ................................     27,702     19,700
Less plan assets at fair value ...................        880        584
                                                      ------------------
Funded status ....................................     26,822     19,116
Unrecognized gain ................................      1,485      8,270
                                                      ------------------
Accrued postretirement benefit cost
   recorded in the balance sheet .................    $28,307    $27,386
                                                      ==================

   Other postretirement benefit cost is determined using actuarial assumptions at the beginning of the year. The funded status is determined using assumptions at the end of the year. The discount rate used was 7.5%, 8.5% and 7.5% at December 31, 1995, 1994 and 1993, respectively. The accumulated postretirement benefit obligation at December 31, 1995 was determined using a healthcare cost trend rate of 11% for 1996, declining by 1% per year, starting in 1997, to 6% and remaining at that level thereafter. The trend rate for the years 1997 to 2001 is 1% higher than the rate used for the prior year's valuation. A one percentage point increase in the assumed healthcare cost trend rate for each year would increase the accumulated other postretirement benefit obligation as of December 31, 1995 by $3,472 and the annual net periodic other postretirement benefit cost for the year then ended by $338.

NOTE 13: REAL ESTATE COMPANIES'
LEASED PROPERTIES

   The real estate companies receive rental income, principally from shopping centers, under leases which expire at various dates through 2034. These leases are accounted for as operating leases. Minimum future rentals from leases in effect at December 31,1995 are as follows:

YEAR RECEIVABLE                                                             AMOUNT
----------------------------------------------------------------------------------
1996  ................................................................    $ 44,324
1997  ................................................................      40,818
1998  ................................................................      38,188
1999  ................................................................      34,694
2000  ................................................................      30,979
2001 and thereafter ..................................................     200,052
                                                                          --------
    Total ............................................................    $389,055
                                                                          ========

   These amounts do not include contingent rentals that are based on a percentage of sales in excess of stipulated minimums or increases in the Consumer Price Index. Contingent rentals included in revenue were $4,295, $5,460 and $4,976 in 1995, 1994 and 1993, respectively.

   The real estate companies' investment in rental property and related accumulated depreciation is as follows:

DECEMBER 31                                           1995        1994
------------------------------------------------------------------------
Shopping centers ...............................    $303,111    $343,747
Office and industrial space ....................      46,734      11,220
Healthcare facilities ..........................      25,850      19,467
Other ..........................................      40,115      39,506
                                                    --------------------
                                                     415,810     413,940
Less accumulated depreciation ..................      83,907      97,949
                                                    --------------------
     Total .....................................    $331,903    $315,991
                                                    ====================

SAFECO Corporation 1995 Annual Report  66

NOTE 14: INCOME TAXES

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

   Differences between income tax computed by applying the U.S. Federal income tax rate of 35% to income before income taxes and the consolidated provision for Federal and Canadian income taxes are as follows:

                                                                              1995          1994          1993
----------------------------------------------------------------------------------------------------------------
Computed "expected" tax expense .......................................    $ 179,830     $ 136,409     $ 201,928
Tax-exempt municipal bond income ......................................      (64,700)      (60,039)      (55,139)
Dividends received deduction ..........................................      (10,238)      (10,369)      (11,031)
Proration adjustment ..................................................        7,781         6,506         5,137
Federal tax rate change ...............................................         --            --           4,151
Other .................................................................        2,168         2,860         5,990
                                                                           -------------------------------------
    Consolidated provision for Federal and Canadian income taxes ......    $ 114,841     $  75,367     $ 151,036
                                                                           =====================================


   The tax effects of temporary differences which give rise to the deferred tax assets and deferred tax liabilities at December 31, 1995, 1994 and 1993 are as follows:

DECEMBER 31                                                                                 1995        1994        1993
--------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
    Discounted loss and adjustment expense reserves ..................................    $131,679    $122,663    $121,406
    Unearned premium reserve .........................................................      59,634      56,495      52,993
    Adjustment to life policy liabilities ............................................      30,209      20,444       7,838
    Capitalization of life policy acquisition costs ..................................      21,860      18,263      14,105
    Postretirement benefits ..........................................................       9,907       9,585       8,879
    Realized capital gains ...........................................................      10,483       6,773       7,406
    Deferred policy acquisition costs valuation allowance ............................      14,985        --          --
    Other ............................................................................      36,197      36,899      30,500
                                                                                          --------------------------------
       Total deferred tax assets .....................................................     314,954     271,122     243,127
                                                                                          --------------------------------
Deferred tax liabilities:
    Deferred policy acquisition costs ................................................     139,711     136,095     128,556
    Bond discount accrual ............................................................      22,460      19,119      16,673
    Accelerated depreciation .........................................................      65,289      52,043      42,314
    Real estate development expenses capitalized .....................................      12,230      12,527      13,173
    Unrealized appreciation of investment securities .................................     558,541      66,818     138,990
    Other ............................................................................      13,664      20,380      21,348
                                                                                          --------------------------------
       Total deferred tax liabilities ................................................     811,895     306,982     361,054
                                                                                          --------------------------------
       Net deferred tax liability ....................................................    $496,941    $ 35,860    $117,927
                                                                                          ================================


   The deferred tax benefit of $16,623 for 1995 represents the increase in the net deferred tax liability of $461,081 excluding an increase of $491,723 related to unrealized appreciation of investment securities, a decrease of $14,985 related to deferred policy acquisition costs valuation allowance and an increase of $966 related to the unrealized loss from foreign currency translation which are reported in stockholders' equity.

   The deferred tax benefit of $8,242 for 1994 represents the decrease in the net deferred tax liability of $82,067 excluding a decrease of $72,172 related to unrealized appreciation of investment securities and a decrease of $1,653 related to the unrealized loss from foreign currency translation which are reported in stockholders' equity.

   The deferred tax benefit of $21,903 for 1993 represents the decrease in the net deferred tax liability of $19,253 excluding an increase of $2,980 related to unrealized appreciation of marketable equity securities and a decrease of $330 related to the unrealized gain from foreign currency translation which are reported in stockholders' equity.

                                       67  SAFECO Corporation 1995 Annual Report

NOTE 15: SEGMENT DATA

                                                                      UNDER-                                     CAPITAL
                                          INVESTMENT    REALIZED      WRITING                    IDENTIFIABLE    EXPEN-
                              REVENUES      INCOME     GAIN (LOSS)  PROFIT (LOSS)  NET INCOME*      ASSETS       DITURES
----------------------------------------------------------------------------------------------------------------------------
1995
Property and Casualty:
    Personal .............  $ 1,562,716                              $    (2,526)                 $   335,021
    Commercial and Surety       599,425                                    8,874                      229,702
                            -----------                              -----------
       Total .............    2,162,141  $   291,450   $    51,657   $     6,348   $   290,126      6,174,407   $    36,275
                            -----------  -----------   -----------   ===========                  -----------
Life and Health:
    Financial Services ...       47,178      494,758        14,908                                  7,104,443
    Employee Benefits ....      214,392      283,463        (9,014)                                 4,111,184
                            -----------  -----------   -----------                                -----------
       Total .............      261,570      778,221         5,894                      92,453     11,215,627           623
                            -----------  -----------   -----------                                -----------
Real Estate ..............       74,959                       (818)                      5,398        527,036        33,866
Other and Eliminations ...       84,463        5,609         7,538                      10,982        850,773         1,021
                            -----------  -----------   -----------                 -----------    -----------   -----------
       Consolidated Totals  $ 2,583,133  $ 1,075,280   $    64,271                 $   398,959    $18,767,843   $    71,785
                            ===========  ===========   ===========                 ===========    ===========   ===========

1994
Property and Casualty:
    Personal .............  $ 1,469,857                              $   (67,932)                 $   316,922
    Commercial and Surety       583,574                                   (9,413)                     218,457
                            -----------                              -----------
       Total .............    2,053,431  $   283,481   $    31,003   $   (77,345)  $   213,439      5,355,735   $    32,774
                            -----------  -----------   -----------   ===========                  -----------
Life and Health:
    Financial Services ...       46,642      435,101         5,281                                  5,735,705
    Employee Benefits ....      230,129      271,116           607                                  3,593,417
                            -----------  -----------   -----------                                -----------
       Total .............      276,771      706,217         5,888                      88,723      9,329,122           330
                            -----------  -----------   -----------                                -----------
Real Estate ..............      107,315                       (174)                      6,455        545,773        47,572
Other and Eliminations ...       68,906        1,912         2,323                       5,757        671,099           748
                            -----------  -----------   -----------                 -----------    -----------   -----------
       Consolidated Totals  $ 2,506,423  $   991,610   $    39,040                 $   314,374    $15,901,729   $    81,424
                            ===========  ===========   ===========                 ===========    ===========   ===========

1993
Property and Casualty:
    Personal .............  $ 1,400,705                              $     6,252                  $   294,597
    Commercial and Surety       529,009                                    3,596                      213,898
                            -----------                              -----------
       Total .............    1,929,714  $   277,643   $   114,561   $     9,848   $   283,429**    5,014,606   $    26,320
                            -----------  -----------   -----------   ===========                  -----------
Life and Health:
    Financial Services ...       44,156      390,550        61,486                                  5,052,710
    Employee Benefits ....      261,807      277,608        (7,942)                                 3,555,151
                            -----------  -----------   -----------                                -----------
       Total .............      305,963      668,158        53,544                     118,702      8,607,861           486
                            -----------  -----------   -----------                                -----------
Real Estate ..............       78,252                      8,126                      14,574        517,411        47,363
Other and Eliminations ...       63,311        5,994        11,418                      12,073        667,413            69
                            -----------  -----------   -----------                 -----------    -----------   -----------
       Consolidated Totals  $ 2,377,240  $   951,795   $   187,649                 $   428,778    $14,807,291   $    74,238
                            ===========  ===========   ===========                 ===========    ===========   ===========


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

* 1993 Net Income amounts include cumulative effect of accounting changes (FASB Statements 106 and 109).

**1993 Property and Casualty Net Income includes a charge of $40,000 ($26,000 after tax) for the Proposition 103 settlement.

SAFECO Corporation 1995 Annual Report  68

NOTE 16: INTERIM FINANCIAL INFORMATION (Unaudited)


                                        First       Second        Third       Fourth
                                       Quarter      Quarter      Quarter      Quarter           Annual
--------------------------------------------------------------------------------------------------------
Revenues:
  1995  ..........................     $897,527     $925,790     $944,289     $955,078     $   3,722,684
  1994  ..........................      857,825      864,583      901,796      912,869         3,537,073
  1993  ..........................      837,296      874,989      897,015      907,384         3,516,684

Income Before Realized Gain: *
  1995  ..........................     $ 61,586     $ 92,436     $100,836     $102,549     $     357,407
  1994  ..........................       43,486       88,818       69,683       86,465           288,452
  1993  ..........................       55,304       93,168       61,593       96,921           306,986

Realized Gain: *
  1995  ..........................     $  3,624     $ 10,263     $ 14,021     $ 13,644     $      41,552
  1994  ..........................       12,540        1,231        2,829        9,322            25,922
  1993  ..........................       17,200       36,183       32,197       33,335           118,915

Net Income: **
  1995  ..........................     $ 65,210     $102,699     $114,857     $116,193     $     398,959
  1994  ..........................       56,026       90,049       72,512       95,787           314,374
  1993  ..........................       75,381      129,351       93,790      130,256           428,778

(Per Share)***
Income Before Realized Gain: *
  1995  ..........................     $    .49     $    .74     $    .80     $    .81     $        2.84
  1994  ..........................          .35          .70          .56          .68              2.29
  1993  ..........................          .44          .74          .49          .77              2.44

Realized Gain: *
  1995  ..........................     $    .03     $    .08     $    .11     $    .11     $         .33
  1994  ..........................          .10          .01          .02          .08               .21
  1993  ..........................          .14          .29          .25          .27               .95

Net Income: **
  1995  ..........................     $    .52     $    .82     $    .91     $    .92     $        3.17
  1994  ..........................          .45          .71          .58          .76              2.50
  1993  ..........................          .60         1.03          .74         1.04              3.41

Dividends Paid:
  1995  ..........................     $.24 1/2     $.24 1/2     $.26 1/2     $.26 1/2     $        1.02
  1994  ..........................      .22 1/2      .22 1/2      .24 1/2      .24 1/2               .94
  1993  ..........................      .20 1/2      .20 1/2      .22 1/2      .22 1/2               .86

Market Price Range: ****
  1995 - High ....................    $27 15/16     $29 3/4      $33 9/16      $37 5/8           $37 5/8
       - Low .....................     25 1/4        27 1/4       28 1/16       31 1/4            25 1/4
  1994 - High ....................     29 5/8        29 13/16     29 7/16       26                29 13/16
       - Low .....................     26 3/8        25           24 13/16      23 11/16          23 11/16



    *Amounts are net of income tax.

   **1993 amounts include cumulative effect of adoption of FASB Statements 106 and 109. Both of these new accounting standards were adopted in the first quarter of 1993. The combined effect on net income was an increase of $2,877 or $0.02 per share.

  ***Per share amounts are adjusted for the 2-for-1 stock split in December, 1995 (see Note 8).

 ****SAFECO Corporation common stock trades on The Nasdaq Stock Market under the symbol SAFC.


                                      69   SAFECO Corporation 1995 Annual Report

SUMMARY OF GROWTH


                                                                               1995             1994             1993
------------------------------------------------------------------------------------------------------------------------
(In Thousands Except Per Share Amounts)
SUMMARY OF CONTINUING OPERATIONS
Income (Loss), Net of Income Taxes, Before Realized Gain:
    Property and Casualty ............................................     $   256,408      $   192,734      $   217,187
    Life and Health ..................................................          88,988           84,941           76,903
    Real Estate ......................................................           5,929            6,568            6,136
    Credit ...........................................................           8,872            7,365            6,439
    Asset Management .................................................           4,746            4,116            4,255
    Corporate ........................................................          (7,536)          (7,272)          (3,934)
                                                                           ---------------------------------------------
       Total .........................................................         357,407          288,452          306,986
Realized Gain, Net of Income Taxes ...................................          41,552           25,922          118,915
Cumulative Effect of Accounting Changes ..............................            --               --              2,877
                                                                           ---------------------------------------------
Net Income ...........................................................     $   398,959      $   314,374      $   428,778
                                                                           =============================================
STATISTICS PER SHARE OF COMMON STOCK*
Primary Net Income from Continuing Operations:
    Income Before Realized Gain ......................................     $      2.84      $      2.29      $      2.44
    Realized Gain ....................................................             .33              .21              .95
    Cumulative Effect of Accounting Changes ..........................            --               --                .02
    Net Income .......................................................            3.17             2.50             3.41
    Average Number of Shares .........................................         125,961          125,944          125,758
Fully Diluted Net Income from Continuing Operations:
    Income Before Realized Gain ......................................            2.82             2.28             2.43
    Realized Gain ....................................................             .33              .21              .94
    Cumulative Effect of Accounting Changes ..........................            --               --                .02
    Net Income .......................................................            3.15             2.49             3.39
    Average Number of Shares .........................................         126,574          126,414          126,466
Dividends Paid .......................................................            1.02              .94              .86
Market Price:
    High .............................................................          37 5/8         29 13/16           33 1/4
    Low ..............................................................          25 1/4         23 11/16           27
    Close ............................................................          34 1/2         26                 27 1/2
Stockholders' Equity:
    Book Value .......................................................           31.61            22.47            22.04
    With Securities at Market Value, Net of Tax ......................           33.39            21.93            28.47

REVENUES FROM CONTINUING OPERATIONS
    (EXCLUDING REALIZED GAINS)
Insurance:
    Property and Casualty (Gross premiums written) ...................     $ 2,366,856      $ 2,278,045      $ 2,134,512
    Life and Health ..................................................         261,570          276,771          305,963
Net Investment Income (Excluding realized gain or loss):
    Property and Casualty ............................................         291,450          283,481          277,643
    Life and Health ..................................................         778,221          706,217          668,158
    Other ............................................................           5,609            1,912            5,994
Real Estate (Excluding realized gain or loss) ........................          74,959          107,315           78,252
Credit (Including affiliate loans) ...................................          71,799           58,181           54,046
Asset Management .....................................................          18,532           15,055           13,250
                                                                           ---------------------------------------------
       Total .........................................................     $ 3,868,996      $ 3,726,977      $ 3,537,818
                                                                           =============================================

*Share amounts are adjusted for stock splits.


SAFECO Corporation 1995 Annual Report    70

                                                      1992          1991          1990          1989          1988          1987
------------------------------------------------------------------------------------------------------------------------------------
(In Thousands Except Per Share Amounts)

SUMMARY OF CONTINUING OPERATIONS
Income (Loss), Net of Income Taxes,
  Before Realized Gain:
    Property and Casualty .....................  $   187,144   $   145,421   $   183,666   $   188,928   $   191,443   $   175,093
    Life and Health ...........................       75,600        79,705        77,626        70,911        44,714        33,944
    Real Estate ...............................        6,040         5,850         6,139           669        (8,142)       (7,420)
    Credit ....................................        6,140         6,396         4,476         4,009         3,509         2,420
    Asset Management ..........................        4,261         3,397         3,016         2,545         2,021         1,493
    Corporate .................................       (7,636)       (3,852)       (3,177)       (3,346)        1,304         4,772
                                                 -----------------------------------------------------------------------------------
       Total ..................................      271,549       236,917       271,746       263,716       234,849       210,302
Realized Gain, Net of Income Taxes ............       39,745        22,661         6,663        36,501        33,786        42,708
Cumulative Effect of Accounting Changes .......           --            --            --            --            --            --
                                                 -----------------------------------------------------------------------------------
Net Income ....................................  $   311,294   $   259,578   $   278,409   $   300,217   $   268,635   $   253,010
                                                 ===================================================================================
STATISTICS PER SHARE OF COMMON STOCK*
Primary Net Income from
  Continuing Operations:
    Income Before Realized Gain ...............  $      2.17   $      1.89   $      2.16   $      2.09   $      1.79   $      1.56
    Realized Gain .............................          .31           .18           .05           .29           .26           .32
    Cumulative Effect of Accounting Changes ...           --            --            --            --            --            --
    Net Income ................................         2.48          2.07          2.21          2.38          2.05          1.88
    Average Number of Shares ..................      125,584       125,478       126,238       126,384       130,900       134,930
Fully Diluted Net Income
  from Continuing Operations:
    Income Before Realized Gain ...............         2.15          1.87          2.14          2.07          1.79          1.55
    Realized Gain .............................          .31           .18           .05           .29           .25           .31
    Cumulative Effect of Accounting Changes ...           --            --            --            --            --            --
    Net Income ................................         2.46          2.05          2.19          2.36          2.04          1.86
    Average Number of Shares ..................      126,478       126,510       126,932       127,444       131,512       135,968
Dividends Paid ................................          .78           .71           .64           .57           .51       .45 1/4
Market Price:
    High ......................................       29 9/16       24 3/8       21 1/16        19 5/8        14 3/4       19
    Low .......................................       21 3/16       15 5/8       12 11/16       11 5/8        11 1/2       12 5/16
    Close .....................................       28 5/8        24 3/8       16 7/16        17 13/16      11 13/16     13 7/8
Stockholders' Equity:
    Book Value ................................        19.49         17.70         15.75         14.63         12.44         10.69
    With Securities at Market
      Value, Net of Tax .......................        23.92         21.92         16.57         16.57         13.54         11.44

REVENUES FROM CONTINUING OPERATIONS
    (EXCLUDING REALIZED GAINS)
Insurance:
    Property and Casualty
  (Gross premiums written) ....................  $ 1,937,090   $ 1,830,199   $ 1,792,836   $ 1,696,940   $ 1,627,861   $ 1,545,922
    Life and Health ...........................      328,516       332,711       311,961       274,275       264,974       240,423
Net Investment Income
  (Excluding realized gain or loss):
    Property and Casualty .....................      280,820       286,073       283,248       263,415       220,496       179,837
    Life and Health ...........................      623,584       557,445       476,177       391,876       296,233       233,837
    Other .....................................       (1,356)        3,249         5,348        14,670        20,245        22,573
Real Estate
  (Excluding realized gain or loss) ...........      187,172       274,387       254,718       246,216       223,190       195,900
Credit (Including affiliate loans) ............       51,327        54,371        45,193        38,665        34,290        30,767
Asset Management ..............................       13,057        10,794         9,009         8,322         7,166         6,708
                                                 -----------------------------------------------------------------------------------
       Total ..................................  $ 3,420,210   $ 3,349,229   $ 3,178,490   $ 2,934,379   $ 2,694,455   $ 2,455,967
                                                 ===================================================================================

                                                     1986         1985
-------------------------------------------------------------------------------------
(In Thousands Except Per Share Amounts)

SUMMARY OF CONTINUING OPERATIONS
Income (Loss), Net of Income Taxes,
  Before Realized Gain:
    Property and Casualty .....................   $    99,098  $    52,342
    Life and Health ...........................        48,511       48,141
    Real Estate ...............................         2,756        1,554
    Credit ....................................         3,305        3,956
    Asset Management ..........................           615          125
    Corporate .................................         3,633       10,581
                                                --------------------------
       Total ..................................       157,918      116,699
Realized Gain, Net of Income Taxes ............        66,037       46,220
Cumulative Effect of Accounting Changes .......            --           --
                                                --------------------------
Net Income ....................................   $   223,955  $   162,919
                                                ==========================
STATISTICS PER SHARE OF COMMON STOCK*
Primary Net Income from
  Continuing Operations:
    Income Before Realized Gain ...............   $      1.17  $       .81
    Realized Gain .............................           .49          .33
    Cumulative Effect of Accounting Changes ...            --           --
    Net Income ................................          1.66         1.14
    Average Number of Shares ..................       134,804      143,856
Fully Diluted Net Income
  from Continuing Operations:
    Income Before Realized Gain ...............          1.16          .80
    Realized Gain .............................           .49          .32
    Cumulative Effect of Accounting Changes ...            --           --
    Net Income ................................          1.65         1.12
    Average Number of Shares ..................       136,112      145,208
Dividends Paid ................................       .41 1/4      .38 3/4
Market Price:
    High ......................................      15 15/16       11 5/8
    Low .......................................      11 3/8          7 3/4
    Close .....................................      13 1/4         11 5/8
Stockholders' Equity:
    Book Value ................................          9.84         8.22
    With Securities at Market
      Value, Net of Tax .......................         12.61         9.75

REVENUES FROM CONTINUING OPERATIONS
    (EXCLUDING REALIZED GAINS)
Insurance:
    Property and Casualty
  (Gross premiums written) ....................   $ 1,479,533  $ 1,246,206
    Life and Health ...........................       232,667      243,374
Net Investment Income
  (Excluding realized gain or loss):
    Property and Casualty .....................       151,959      127,668
    Life and Health ...........................       189,363      144,586
    Other .....................................        20,833       18,373
Real Estate
  (Excluding realized gain or loss) ...........       216,082      208,527
Credit (Including affiliate loans) ............        30,414       30,039
Asset Management ..............................         4,087        2,489
                                                --------------------------
       Total ..................................   $ 2,324,938  $ 2,021,262
                                                ==========================

                                      71   SAFECO Corporation 1995 Annual Report

                                                                                         1995            1994            1993
---------------------------------------------------------------------------------------------------------------------------------
(In Thousands Except Ratios)

PREMIUMS BY MAJOR CLASSES OF
    PROPERTY AND CASUALTY INSURANCE
Personal Auto .....................................................................  $  1,043,586    $  1,013,445    $    977,105
Homeowners ........................................................................       440,247         403,673         362,419
Other Personal ....................................................................       163,055         144,624         126,353
                                                                                     --------------------------------------------
       Total Personal .............................................................     1,646,888       1,561,742       1,465,877
Commercial ........................................................................       588,064         591,857         544,162
Surety ............................................................................       100,052          90,246          84,245
Other .............................................................................        31,852          34,200          40,228
Total Canada ......................................................................          --              --              --
                                                                                     --------------------------------------------
Gross Premiums Written ............................................................     2,366,856       2,278,045       2,134,512
Ceded Reinsurance Premiums ........................................................       159,872         174,580         134,347
                                                                                     --------------------------------------------
Net Premiums Written ..............................................................  $  2,206,984    $  2,103,465    $  2,000,165
                                                                                     ============================================

OPERATING RATIOS OF PROPERTY AND CASUALTY INSURANCE
Ratios to Earned Premiums (GAAP Basis):
    Losses ........................................................................         60.04%          64.70%          60.21%
    Adjustment Expense ............................................................         10.58            9.72            9.78
    Underwriting Expenses .........................................................         28.39           28.24           28.43
    Dividends to Policyholders ....................................................           .70            1.11            1.07
                                                                                     --------------------------------------------
    Combined Losses and Expenses ..................................................         99.71%         103.77%          99.49%
                                                                                     ============================================
Premiums Written to Policyholders' Surplus ........................................         1.2:1           1.4:1           1.3:1
PRETAX INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE REALIZED GAIN
Property and Casualty:
    Underwriting ..................................................................  $      6,348    $    (77,345)   $      9,848
    Investment ....................................................................       291,450         283,481         277,643
    Proposition 103 Settlement ....................................................          --              --           (40,000)
Life and Health ...................................................................       135,573         131,015         125,306
Real Estate .......................................................................         9,060          10,152          10,079
Credit ............................................................................        13,300          10,761          10,190
Asset Management ..................................................................         6,897           6,351           6,539
Corporate .........................................................................       (13,099)        (13,714)        (10,317)
                                                                                     --------------------------------------------
       Total ......................................................................  $    449,529    $    350,701    $    389,288
                                                                                     ============================================

STOCKHOLDERS' EQUITY
Book Value ........................................................................  $  3,982,646    $  2,829,479    $  2,774,391
With Securities at Market,
Net of Tax ........................................................................     4,206,244       2,761,344       3,583,482

LONG-TERM DEBT FROM CONTINUING OPERATIONS .........................................       503,567         534,232         600,209

TOTAL ASSETS ......................................................................    18,767,843      15,901,729      14,807,291

SAFECO Corporation 1995 Annual Report   72

                                                              1992            1991            1990            1989
------------------------------------------------------------------------------------------------------------------------
(In Thousands Except Ratios)

PREMIUMS BY MAJOR CLASSES OF
    PROPERTY AND CASUALTY INSURANCE
Personal Auto ......................................     $    907,016    $    805,826    $    717,584    $    644,765
Homeowners .........................................          310,841         271,531         239,550         222,539
Other Personal .....................................          109,063          92,628          82,642          74,060
                                                         ---------------------------------------------------------------
       Total Personal ..............................        1,326,920       1,169,985       1,039,776         941,364
Commercial .........................................          491,942         450,744         464,328         480,633
Surety .............................................           79,714          79,077          75,927          77,195
Other ..............................................           38,478          47,507          39,128          38,885
Total Canada .......................................               36          82,886         173,677         158,863
                                                         ---------------------------------------------------------------
Gross Premiums Written .............................        1,937,090       1,830,199       1,792,836       1,696,940
Ceded Reinsurance Premiums .........................          116,645         200,489         104,804         101,428
                                                         ---------------------------------------------------------------
Net Premiums Written ...............................     $  1,820,445    $  1,629,710    $  1,688,032    $  1,595,512
                                                         ===============================================================

OPERATING RATIOS OF PROPERTY AND CASUALTY INSURANCE
Ratios to Earned Premiums (GAAP Basis):
    Losses .........................................            63.93%          67.81%          65.50%          63.13%
    Adjustment Expense .............................            10.55           10.72           11.67            9.99
    Underwriting Expenses ..........................            28.72           29.33           29.24           29.31
    Dividends to Policyholders .....................              .91             .76             .75             .88
                                                         ---------------------------------------------------------------
    Combined Losses and Expenses ...................           104.11%         108.62%         107.16%         103.31%
                                                         ===============================================================
Premiums Written to Policyholders' Surplus .........            1.3:1           1.4:1           1.6:1           1.5:1
PRETAX INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE REALIZED GAIN
Property and Casualty:
    Underwriting ...................................     $    (72,022)   $   (141,121)   $   (119,173)   $    (52,243)
    Investment .....................................          280,820         286,073         283,248         263,415
    Proposition 103 Settlement .....................               --              --              --              --
Life and Health ....................................          123,604         124,109         118,486         106,906
Real Estate ........................................            8,389           8,525           9,123             884
Credit .............................................            9,036           9,489           6,815           6,031
Asset Management ...................................            6,503           5,179           4,586           3,881
Corporate ..........................................          (13,662)         (9,625)         (8,799)         (8,793)
                                                         ---------------------------------------------------------------
       Total .......................................     $    342,668    $    282,629    $    294,286    $    320,081
                                                         ===============================================================

STOCKHOLDERS' EQUITY
Book Value .........................................     $  2,448,147    $  2,221,134    $  1,975,699    $  1,850,728
With Securities at Market,
Net of Tax .........................................        3,005,382       2,750,453       2,078,670       2,096,028

LONG-TERM DEBT FROM CONTINUING OPERATIONS ..........          504,638         523,557         451,328         512,859

TOTAL ASSETS .......................................       13,391,109      12,113,944      10,683,462       9,415,865


                                                              1988            1987            1986            1985
---------------------------------------------------------------------------------------------------------------------
(In Thousands Except Ratios)

PREMIUMS BY MAJOR CLASSES OF
    PROPERTY AND CASUALTY INSURANCE
Personal Auto ......................................     $    595,969    $    549,267    $    519,473    $    452,476
Homeowners .........................................          219,042         214,102         207,097         199,739
Other Personal .....................................           71,115          68,086          64,646          59,996
                                                         ------------------------------------------------------------
       Total Personal ..............................          886,126         831,455         791,216         712,211
Commercial .........................................          483,918         463,823         448,872         328,942
Surety .............................................           69,817          62,472          60,594          49,435
Other ..............................................           35,163          31,949          26,968          20,131
Total Canada .......................................          152,837         156,223         151,883         135,487
                                                         ------------------------------------------------------------
Gross Premiums Written .............................        1,627,861       1,545,922       1,479,533       1,246,206
Ceded Reinsurance Premiums .........................          109,921         108,177         108,751          72,628
                                                         ------------------------------------------------------------
Net Premiums Written ...............................     $  1,517,940    $  1,437,745    $  1,370,782    $  1,173,578
                                                         ============================================================

OPERATING RATIOS OF PROPERTY AND CASUALTY INSURANCE
Ratios to Earned Premiums (GAAP Basis):
    Losses .........................................            58.05%          56.58%          61.88%          66.43%
    Adjustment Expense .............................            11.94           13.84%          13.25%          12.12%
    Underwriting Expenses ..........................            29.38           30.25%          30.25%          31.44%
    Dividends to Policyholders .....................              .97             .72%            .65%            .56%
                                                         ------------------------------------------------------------
    Combined Losses and Expenses ...................           100.34%         101.39%         106.03%         110.55%
                                                         ============================================================
Premiums Written to Policyholders' Surplus .........            1.8:1           2.1:1           2.2:1           2.4:1
PRETAX INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE REALIZED GAIN
Property and Casualty:
    Underwriting ...................................     $     (5,084)   $    (19,698)   $    (77,568)   $   (115,975)
    Investment .....................................          220,496         179,837         151,959         127,668
    Proposition 103 Settlement .....................               --              --              --              --
Life and Health ....................................           67,967          56,316          76,704          76,109
Real Estate ........................................          (12,494)        (10,805)          6,020           2,110
Credit .............................................            5,050           3,341           4,637           4,501
Asset Management ...................................            3,081           2,518           1,178             244
Corporate ..........................................           (2,371)           (304)         (2,672)          9,053
                                                         ------------------------------------------------------------
       Total .......................................     $    276,645    $    211,205    $    160,258    $    103,710
                                                         ============================================================

STOCKHOLDERS' EQUITY
Book Value .........................................     $  1,570,383    $  1,435,418    $  1,328,215    $  1,105,684
With Securities at Market,
Net of Tax .........................................        1,709,729       1,535,092       1,701,853       1,311,762
LONG TERM DEBT FROM CONTINUING OPERATIONS...........          540,996         539,825         538,081         489,402
TOTAL ASSETS........................................        7,869,181       6,738,785       5,876,072       4,766,332

                                       73  SAFECO Corporation 1995 Annual Report