Form 10-K405, Exhibit 13
period 1996-12-31
SAFECO CORP
filed 1997-03-28
CIK 86104

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    SAFECO Corporation (the Corporation) is a Washington corporation that owns operating subsidiaries in various segments of insurance and other financially related businesses. (The Corporation and its subsidiaries are collectively referred to as "SAFECO".) The insurance subsidiaries engage in both property and casualty insurance and life and health insurance. SAFECO Properties and its subsidiaries invest in and manage real estate properties, primarily retail centers. SAFECO Credit Company provides loans and equipment financing and leasing to commercial businesses including affiliated companies. SAFECO Asset Management provides asset management services to the SAFECO family of mutual funds, SAFECO Trust Company and outside managed accounts.

CAPITAL RESOURCES AND LIQUIDITY

    SAFECO's primary sources of cash are insurance premiums, funds received under deposit contracts, dividends, interest, rental income and asset management fees. Most insurance premiums are received before or at the time premium revenues are recognized, while related claims are incurred and paid in subsequent months or years. Any resulting cash flow is used primarily to pay shareholder dividends and to expand the investment portfolio.

    Total cash provided by operating activities for the years ended December 31, 1996, 1995 and 1994 was $684.3 million, $702.1 million and $753.0 million, respectively (see Statement of Consolidated Cash Flows on page 44). The lower amounts of operating cash flow in 1996 and 1995 were primarily due to increased claim payments caused by catastrophe losses (see pages 30 and 31 for additional discussion). The increases in property and casualty insurance premiums received in 1996 and 1995 resulted from a combination of rate increases and higher numbers of policies in force. The increases in dividends and interest received in both 1996 and 1995 were due mainly to the increasing invested asset base of the life and health insurance companies. Although property and casualty cash flow from operations was positive in all three years, the recent high level of catastrophe losses combined with the relatively low interest rate environment and a high level of bond call activity has dampened the growth of investment income. Property and casualty investment income is expected to grow slowly in 1997.

    The high level of proceeds from the maturity of fixed maturities in all three years was due to the high number of calls of fixed maturities and prepayments of mortgage-backed securities. These calls and prepayments were primarily due to the declining interest rate environment. Changes in interest rates have also caused fluctuations in the market value of fixed maturity investments. This has affected SAFECO's reported book value (stockholders' equity) because the difference between market value and amortized cost of fixed maturities classified as available-for-sale is included in stockholders' equity, net of tax.

    The real estate and credit subsidiaries have ongoing needs for outside capital. The real estate subsidiaries borrow from life insurance companies, banks, savings and loan associations and other lenders. At December 31, 1996, the real estate subsidiaries had notes and mortgages payable to non-affiliates of $165.1 million, of which $28.2 million was due within one year. It is anticipated that these obligations will be met through a combination of rollovers and replacement borrowings.

    SAFECO Credit Company's borrowings are short- to medium-term and are obtained primarily from the issuance of commercial paper and medium-term notes. SAFECO Credit had unaffiliated borrowings at December 31, 1996 of $808.8 million, of which $763.9 million was due within one year. Almost all of this current portion is comprised of short-term commercial paper borrowings. It is anticipated that the majority of these commercial paper borrowings will be rolled over in 1997. SAFECO Credit enters into interest rate swap agreements to reduce the impact of changes in interest rates on its variable rate debt by converting variable rate interest payments to fixed rates. The interest rate swap agreements provide only for the exchange of interest on the notional amounts at the stated rates, with no multipliers or leverage. At December 31, 1996, interest rate swap agreements were outstanding with notional amounts of $249.0 million, replacing variable rates with fixed rates with a weighted average rate of 6.0%. Maturities of these agreements range from June 1997 to November 2003. At December 31, 1995, interest rate swap agreements were outstanding with notional amounts of $134.9 million, replacing variable rates with fixed rates with a weighted average rate of 6.0%. The notional amount of interest rate swaps outstanding is higher in 1996 compared with 1995 because SAFECO Credit has increased its use of rate swaps to correspond with the increase in variable rate debt.

    In 1995 SAFECO Corporation issued $200 million of 7.875% notes due in April 2005, under a Securities and Exchange Commission (SEC) shelf registration. The proceeds were used to replace SAFECO Corporation's then existing $200 million of 10.75% notes which matured in 1995.

    Prior to the shelf registration noted above, SAFECO Corporation and SAFECO Credit initiated a combined shelf registration in 1990. SAFECO Credit issued $149.9 million of medium-term notes under this registration, of which $46.5 million remained outstanding as of December 31, 1996. These debt securities issued by SAFECO Credit are guaranteed by SAFECO Corporation. SAFECO Corporation issued $50.0 million of medium-term notes under this registration, all maturing in 2002 and 2003. No additional notes will be issued under this shelf registration.

    SAFECO Corporation's debt is rated AA by Standard & Poor's and Aa3 by Moody's Investor Services. SAFECO's property and casualty companies' financial strength ratings are A++ by A.M. Best, AAA by Standard & Poor's and Aa1 by Moody's. SAFECO Life Insurance Company's ratings are A++ by A.M. Best, AA by Standard & Poor's and Aa2 by Moody's. The financial strength ratings are important in marketing insurance products.

    Many life insurance companies' pension and annuity products have been affected in recent years by general economic conditions, strong returns in the equity markets, rating downgrades, increased competition and decisions by plan sponsors to diversify assets and fund management. SAFECO Life has experienced an increase in the level of withdrawal of funds from its retirement services and annuity business due to scheduled payouts on distribution-type products and the interest rate environment (see Statement of Consolidated Cash Flows on page 44 -- Return of Funds Held Under Deposit Contracts). However, SAFECO Life's overall withdrawal experience remains relatively modest, and proceeds from the sale of fixed income retirement services and annuity products have remained relatively stable. Of the total of $9.8 billion in deposit contracts at December 31, 1996, approximately 47% are structured settlement immediate annuity products. These annuities have average expected maturities of over 25 years and cannot be surrendered by policyholders. Other annuity products, comprising approximately 13% of total deposit contracts, generally have expected maturities of 5 to 12 years and associated surrender charges graded from 5% in year one to zero in year six. Other retirement services products, comprising approximately 31% of total deposit contracts, have expected maturities of 5 to 15 years. Surrender charges on these products are typically 9% in year one graded to zero in year nine, and SAFECO Life retains the option to defer payouts over five years on approximately one quarter of these contracts. SAFECO Life's guaranteed investment contracts (GICs) within its retirement services area comprise approximately 4% of total deposit contracts.

    SAFECO is not aware of any recently passed or current recommendations by regulatory authorities which have or would have, if passed, a material effect on its liquidity, capital resources or results of operations.

    The state of Washington has rules which limit the amount of dividend payments that can be made by Washington-domiciled insurance companies without prior regulatory approval. However, it is expected these rules will not restrict SAFECO's insurance subsidiaries from paying dividends to SAFECO Corporation (parent company) in amounts similar to those presently being paid and those paid in the past.

    The National Association of Insurance Commissioners (NAIC) has adopted risk-based capital (RBC) formulas for both life insurers and property and casualty insurers. For life insurers, the RBC guidelines became effective December 31, 1993; the RBC guidelines for property and casualty companies became effective December 31, 1994. The formulas are used as an early warning tool by the NAIC and state regulators to identify companies that are under-capitalized and which merit further regulatory attention or the initiation of regulatory action. SAFECO's life and property and casualty companies have more than sufficient capital to meet the RBC requirements.

    Similarly, the NAIC's proposed Model Investment Law, if adopted by certain states in which SAFECO operates, should not significantly impact SAFECO, as its assets are, and historically have been, conservatively invested.

    The NAIC has undertaken a major project to codify statutory accounting principles. While the impact of these proposals is currently being studied, the effect on statutory surplus is not expected to be material.

SUMMARY OF FINANCIAL INFORMATION

    The following summarized financial information sets forth the contributions of each business segment to the consolidated net income of SAFECO Corporation. The information should be read in conjunction with the related statements of income on pages 47 through 51 of this report.


YEAR ENDED DECEMBER 31                                                                 1996           1995           1994
                                                                                    ---------       --------       --------
(In Thousands Except Per Share Amounts)
INCOME (LOSS), NET OF INCOME TAXES, BEFORE REALIZED GAIN:
    PROPERTY AND CASUALTY .....................................................     $ 270,644       $256,408       $192,734
    LIFE AND HEALTH ...........................................................        88,780         88,988         84,941
    REAL ESTATE ...............................................................         8,411          5,929          6,568
    CREDIT ....................................................................        12,178          8,872          7,365
    ASSET MANAGEMENT ..........................................................         5,105          4,746          4,116
    CORPORATE .................................................................        (4,901)        (7,536)        (7,272)
                                                                                    ---------       --------       --------
       TOTAL ..................................................................       380,217        357,407        288,452
                                                                                    ---------       --------       --------
REALIZED GAIN (LOSS), NET OF INCOME TAXES, FROM:
    SECURITY INVESTMENTS ......................................................        60,730         42,083         26,035
    REAL ESTATE INVESTMENTS ...................................................        (1,996)          (531)          (113)
                                                                                    ---------       --------       --------
       TOTAL ..................................................................        58,734         41,552         25,922
                                                                                    ---------       --------       --------
NET INCOME ....................................................................     $ 438,951       $398,959       $314,374
                                                                                    ---------       --------       --------

NET INCOME PER SHARE OF COMMON STOCK:
    INCOME BEFORE REALIZED GAIN ...............................................     $    3.02       $   2.84       $   2.29
    REALIZED GAIN .............................................................           .46            .33            .21
                                                                                    ---------       --------       --------
    NET INCOME ................................................................     $    3.48       $   3.17       $   2.50
                                                                                    ---------       --------       --------

PROPERTY AND CASUALTY -- OPERATIONS

    Through independent agents, SAFECO's property and casualty subsidiaries write personal, commercial and surety lines of insurance. Coverages include automobile, homeowners, fire and allied lines, workers' compensation, commercial multi-peril, miscellaneous casualty, surety and fidelity. Products are sold in nearly all states and the District of Columbia. Approximately 23% of SAFECO's property and casualty premiums are written in California and approximately 45% of premiums are written in the three west coast states of California, Washington and Oregon. SAFECO's writing of new property business continues to be restricted in California to reduce its exposure to large single-event catastrophes (see discussion on page 31). SAFECO's emphasis for future personal lines growth is in various target states, mostly east of the Rocky Mountains.

    Voluntary personal, commercial and surety lines (which exclude assigned risk, FAIR plans, etc.) comprised approximately 70%, 25% and 4%, respectively, of the 1996 gross premiums written. The gross premiums written growth set forth in the table on page 32 of 4.1% in 1996 was comprised of a 4.8% increase for personal, a 2.3% increase for commercial and a 3.1% increase for surety lines. Gross premiums written growth of 3.9% in 1995 was comprised of a 5.3% increase for personal, a decrease of 0.8% for commercial and an increase of 10.9% for surety lines.

    The 1996 growth in personal lines premiums resulted from both rate increases and an increase in policies in force. The number of vehicles insured increased 5.3% in 1996, compared with 1.8% in 1995 and 1.3% in 1994. The increase in 1996 came primarily from growth in targeted states east of the Rocky Mountains. The modest growth rates in 1995 and 1994 were caused primarily by rate increases. Continued growth in the number of vehicles insured is expected in 1997, particularly in target states. The number of homes insured increased 2.4% in 1996, 1.2% in 1995 and 2.7% in 1994. This moderate growth rate was due to rate increases in recent years and to the moratorium on the writing of new homeowners policies in California (discussed on page 31).

    SAFECO's commercial lines premiums were affected in both 1996 and 1995 by increased rate competition in workers' compensation, particularly in California due to open rating, and increased rate competition in commercial auto. The increase in surety premiums in 1996 and 1995 was primarily due to new commercial and contract accounts acquired.

    Losses caused by catastrophes have had a significant impact on SAFECO's results. Catastrophe losses for all lines, net of reinsurance, totaled $104 million, $143 million and $153 million in 1996, 1995 and 1994, respectively. These losses related primarily to homeowners and other personal lines coverages (which include earthquake coverages), discussed in more detail below. The January 1994 Los Angeles earthquake was a significant factor in the 1995 and 1994 catastrophe losses. SAFECO's gross losses for all lines (before reinsurance) from the earthquake were $267 million. Net of reinsurance, the losses were $132 million. Of this net amount, $90 million was reflected in 1994 results and $42 million was reflected in 1995 results. The 1995 losses were due to subsequent increases in the estimated cost of claims from the earthquake. The total 1994 amount charged to earnings from the earthquake of $113 million included $23 million to reinstate reinsurance coverage for a second catastrophe in the event it occurred in 1994.

     SAFECO's strategy to reduce the impact of future catastrophe losses includes continuing to maintain a strong catastrophe reinsurance program (see discussion on page 33) and reducing exposures by obtaining higher deductibles on earthquake coverages in some states. SAFECO has restricted the writing of new property business in catastrophe-prone states and has implemented spread-of-risk strategies in states such as Colorado and Texas to help mitigate the effects of hail and wind storm losses. In addition, for the last several years SAFECO has invested in earthquake and wind modeling technologies which allow it to better monitor exposures.

    Voluntary personal auto, SAFECO's largest single line of business, produced pretax underwriting profits of $57.2 million, $87.4 million, and $43.4 million for 1996, 1995 and 1994, respectively. Average auto rates decreased 1% in 1996, after increases of 3% in both 1995 and 1994. This trend reflects the increased competition in this line. Average loss costs (which include the severity or cost of settling claims and the frequency of accidents) increased by 3% in 1996 over 1995, after declining slightly in 1995 compared to 1994. Due to the increasing competition in the personal auto business the underwriting profit levels of 1996 and 1995 may be difficult to achieve in 1997.

    The homeowners line produced pretax underwriting losses of $73.1 million, $54.2 million and $33.6 million in 1996, 1995 and 1994, respectively. Losses due to catastrophes continue to affect results for this line. Catastrophe losses for homeowners totaled $69 million, $70 million and $36 million after reinsurance in 1996, 1995 and 1994, respectively.

In addition, weather-related losses not classified as catastrophes increased by $16 million in 1996 over 1995. Some of the more significant catastrophe losses in 1996 included $16 million from a late December storm that hit the Puget Sound area, $7 million from wind and hail storms in Kentucky and Illinois in early May and $5 million from a windstorm in Phoenix in August. Significant losses in 1995 included $18 million from two late spring hail storms that hit the Dallas area, $16 million from West Coast storms in December and $11 million from storms in California in January and March. Average homeowners rates were increased 6%, 8% and 6% in 1996, 1995 and 1994, respectively. SAFECO's total homeowners premiums increased 7%, 9% and 11% in 1996, 1995 and 1994, respectively, due to rate increases, increases in the number of homes insured and continuing efforts to increase homeowners insurance to value. Rate increases and insurance-to-value efforts, combined with restricted writings, higher deductibles and spread of risk strategies in catastrophe-prone areas are all being pursued to improve future results in homeowners. A continuing increase in premiums per policy is expected in 1997 as a result of planned rate increases and the ongoing insurance-to-value effort. Excluding the impact of catastrophes, these measures are expected to improve homeowners' results in 1997.

    Other personal lines produced an underwriting gain of $20.2 million in 1996 and losses of $30.9 million in 1995 and $76.1 million in 1994. Coverages in these lines include earthquake, dwelling fire, inland marine and boats. The losses in 1995 and 1994 were due to the January 1994 Los Angeles earthquake. Losses from the earthquake included in these lines totaled $40 million in 1995 and $105 million, net of reinsurance, in 1994 (includes $23 million reinsurance reinstatement premium). SAFECO suspended writing new homeowners, dwelling fire and condominium policies in California in July 1994 because California requires insurers to offer earthquake coverage in connection with homeowners and other residential policies. SAFECO received approval of a new earthquake mini-policy in California in September of 1996 and began to convert existing homeowners policies to the more limited coverage provided by the mini-policy as they reach renewal date. SAFECO also modified its earthquake policies in several other states to increase the deductible. SAFECO believes federal legislation is necessary to create a permanent, long-term solution for the losses that arise from natural disasters such as earthquakes.

    Commercial operations produced a pretax underwriting gain of $1.6 million in 1996, compared with underwriting losses of $12.7 million and $22.5 million in 1995 and 1994, respectively. Even with continuation of the competitive commercial insurance market, SAFECO has experienced some modest renewal price increases for the past three years. The underwriting gain in 1996 was due mainly to improved results in the commercial auto line and the run-off of loss reserves related to certain discontinued commercial liability coverages. This improvement was partly offset by $16 million of commercial losses caused by the December 1996 Puget Sound storm. The lower loss in 1995 compared with 1994 was due mainly to improved results in the general liability line. Workers' compensation produced underwriting gains in all three years. However, continued rate competition resulting from certain states enacting workers' compensation reforms has reduced premiums. This rate competition is expected to continue into 1997. The effects of lower rates are expected to be partly offset by the beneficial impact of these reforms. Overall, SAFECO's voluntary commercial lines combined ratio was 98.8, 102.4 and 104.3 for 1996, 1995 and 1994, respectively. The combined ratios for all three years compare favorably with the industry and are a result of continued disciplined risk selection, relatively limited impact of weather-related losses on SAFECO's commercial property risks and concentration of commercial writings in states with the most favorable legal and regulatory climates.

    The surety line produced pretax underwriting profits of $26.9 million, $22.3 million and $16.1 million for 1996, 1995 and 1994, respectively. Results in both the contract and commercial lines were excellent in all three years. Due to continuing intense competition in both lines, the record level of income in 1996 may be difficult to achieve in 1997.

    Other insurance product lines (primarily assigned risk and FAIR plans) produced an underwriting gain of $5.7 million in 1996, compared with losses of $5.5 million and $4.6 million in 1995 and 1994, respectively. The improvement in 1996 was due to reduced losses in both commercial and personal assigned risk business and to the continued depopulation of these plans in many states.

    SAFECO sold its Canadian property and casualty operations in 1991 with no significant gain or loss resulting from the transaction. Canadian underwriting profits were $4.5 million, $6.7 million and $8.4 million for 1996, 1995 and 1994, respectively, and resulted from reductions in the estimated cost of settling prior years' claims. Under the sales agreement SAFECO retained the liabilities for losses incurred prior to April 1, 1991. Canadian assets were $86 million and $113 million at December 31, 1996 and 1995, respectively.

PROPERTY AND CASUALTY OPERATING STATISTICS


                                                          1996                       1995                       1994
                                                        ----------                 ----------                 ----------
                                                                 PERCENTAGE
                                                                  INCREASE                   PERCENTAGE              PERCENTAGE
                                                                 (DECREASE)                   INCREASE                INCREASE
                                                                 OVER PRIOR                  OVER PRIOR              OVER PRIOR
                                                                    YEAR                        YEAR                    YEAR
                                                                 ----------                  ----------              ----------
(in thousands)

GROSS PREMIUMS WRITTEN .............................    $2,463,501         4.1%    $2,366,856        3.9%     $2,278,045    6.7%
                                                        ----------                 ----------                 ----------
NET PREMIUMS WRITTEN ...............................    $2,313,073         4.8     $2,206,984        4.9      $2,103,465    5.2
                                                        ----------                 ----------                 ----------
EARNED PREMIUMS ....................................    $2,275,364         5.2     $2,162,141        5.3      $2,053,431    6.4
                                                        ----------                 ----------                 ----------
UNDERWRITING PROFIT (LOSS) .........................    $   38,456                 $    6,348                 $  (77,345)
NET INVESTMENT INCOME ..............................       281,580        (3.4)       291,450        2.8         283,481    2.1
                                                        ----------                 ----------                 ----------
INCOME BEFORE REALIZED INVESTMENT
    GAIN AND INCOME TAXES ..........................    $  320,036                 $  297,798                 $  206,136
                                                        ----------                 ----------                 ----------




                                                                                      1996           1995            1994
                                                                                      -----           -----         ------
                                                                                              OPERATING RATIOS AS A
                                                                                          PERCENTAGE OF EARNED PREMIUMS
                                                                                      ------------------------------------

LOSS RATIO ....................................................................       59.09%          60.04%         64.70%
ADJUSTMENT EXPENSE RATIO ......................................................       10.37           10.58           9.72
EXPENSE RATIO .................................................................       28.14           28.39          28.24
DIVIDENDS TO POLICYHOLDERS ....................................................         .71             .70           1.11
                                                                                      -----           -----         ------
    COMBINED RATIO ............................................................       98.31%          99.71%        103.77%
                                                                                      -----           -----         ------


PROPERTY AND CASUALTY -- LOSS RESERVES

    The liability (reserves) for losses and adjustment expense for the property and casualty companies was $2,059 million at December 31, 1996, compared to $2,181 million at December 31, 1995. The decline in this liability at December 31, 1996 compared to December 31, 1995 was due in part to losses paid in 1996 related to the 1994 Los Angeles earthquake, to the run-off of loss reserves related to the sold Canadian operations discussed previously and to the run-off of loss reserves related to certain discontinued commercial liability coverages. The liability is presented net of amounts recoverable from salvage and subrogation recoveries (see Note 1 on page 53) and gross of amounts recoverable from reinsurance (see Note 5 on page 61). The amount of reinsurance recoverables related to the above gross liabilities was $103.4 million at December 31, 1996 and $110.7 million at December 31, 1995.

    Reserves for losses that have been reported to SAFECO and certain legal expenses are established on the "case basis" method. Claims incurred but not reported (IBNR) and other adjustment expense are estimated using statistical procedures. Salvage and subrogation recoveries are accrued using the "case basis" method for large claims and statistical procedures for smaller claims.

    These reserves aggregate SAFECO's best estimates of the total ultimate cost of claims that have been incurred but have not yet been paid. The estimates are based on past claims experience and consider current claim trends as well as social, legal and economic conditions, including inflation. The reserves are not discounted.

    Loss and adjustment expense reserve development is reviewed on a regular basis to determine that the reserving assumptions and methods are appropriate. Reserves initially determined are compared to the amounts ultimately paid. A statistical estimate of the projected amounts necessary to settle outstanding claims is made regularly and compared to the recorded reserves and adjusted as necessary; such adjustments are included in current operations.

    SAFECO's objective is to set reserves which are adequate; that is, the amounts originally recorded as reserves should at least equal the amounts ultimately required to settle losses. Analysis indicates that SAFECO's reserves are adequate and probably slightly redundant at December 31, 1996, 1995 and 1994. Operations were credited $77.7 million, $59.7 million and $81.3 million in 1996, 1995 and 1994, respectively, as a result of a reduction in the estimated amounts needed to settle prior years' claims.

    SAFECO's property and casualty companies' reserves for losses and adjustment expense for liability coverages related to environmental, asbestos and other toxic claims totaled $102.8 million at December 31, 1996, compared with $107.5 million at December 31, 1995. These amounts are before the effect of reinsurance, which is insignificant. These reserves are approximately 5% of total property and casualty reserves for losses and adjustment expense at both December 31, 1996 and 1995. The reserves include estimates for both reported and IBNR losses and related legal expenses.

    The vast majority of SAFECO's property and casualty insurance subsidiaries' environmental, asbestos and other toxic claims result from the general liability line of business. A few of these types of losses occur in other coverages such as umbrella, small commercial package policies and personal lines.

    The following table presents the loss reserve activity analysis for liability coverages related to environmental, asbestos and other toxic claims.*


                          1996          1995         1994
                         --------     ---------     --------
(in thousands)
RESERVES AT BEGINNING
    OF YEAR              $107,510     $ 108,230     $113,410
INCURRED LOSSES AND
    ADJUSTMENT EXPENSE      4,605         9,323       10,252
LOSSES AND ADJUSTMENT
    EXPENSE PAYMENTS       (9,360)      (10,043)     (15,432)
                         --------     ---------     --------
RESERVES AT END OF YEAR  $102,755     $ 107,510     $108,230
                         --------     ---------     --------

* Amounts are before the effect of reinsurance, which is insignificant.

    In view of changes in environmental regulations and evolving case law which affect the development of loss reserves, the process of estimating loss reserves for environmental, asbestos and other toxic claims results in imprecise estimates. Quantitative techniques have to be supplemented by subjective considerations and managerial judgment. In view of these conditions, trends that have affected development of these liabilities in the past may not necessarily occur in the future. Although estimation of environmental claims is a difficult process, the reserves established for these claims at December 31, 1996 are believed to be adequate based on the known facts and current law. SAFECO has generally avoided writing coverages for larger companies with substantial exposure in these areas.

    SAFECO's property and casualty companies protect themselves from excessive losses by reinsuring on treaty and facultative bases. As noted above, the liability for unpaid losses and adjustment expense is reported gross of reinsurance recoverables of $103.4 million at December 31, 1996 and $110.7 million at December 31, 1995. SAFECO's catastrophe property reinsurance program for 1997 covers 90% of $400 million of single event losses in excess of a $100 million retention. In the event of a substantial catastrophe, SAFECO would, therefore, retain the first $100 million of losses, 10% of the next $400 million and all losses in excess of $500 million. In addition to this nationwide coverage, for the states of Washington and Oregon SAFECO has an additional earthquake reinsurance contract for 1997 that would cover 90% of $100 million of single event earthquake losses in excess of $500 million. Both of these 1997 catastrophe property reinsurance contracts include provisions for one reinstatement for a second catastrophe event in 1997 at current rates. The aggregate coverage limit is higher for 1997 than in prior years and the additional Northwest earthquake coverage was new in 1996.

    SAFECO's insurance subsidiaries do not enter into retrospective reinsurance contracts and do not participate in any unusual or nonrecurring reinsurance transactions such as "swaps" of reserves or loss portfolio transfers. SAFECO does not use "funding covers" and does not participate in any surplus relief transactions. None of SAFECO's significant reinsurers are experiencing financial difficulties. Additional information on reinsurance can be found in Note 5 on page 61.

LIFE AND HEALTH

    The life and health companies offer individual and group insurance products, retirement services (pension) and annuity products. These products are marketed through professional agents in all states and the District of Columbia. The most significant product lines in terms of premium/deposit volume include: single premium immediate and deferred annuities, tax-sheltered annuities for the education and nonprofit entities market, corporate retirement plans and excess loss group medical insurance.

    Earnings before investment transactions and income taxes ("pretax income") for all lines combined were $136.7 million in 1996, compared with $135.6 million in 1995 and $131.0 million in 1994.

    The following table summarizes the profit contributions of the life and health companies major product lines:


                           1996          1995         1994
                         --------     ---------     --------
(In Thousands)

ANNUITIES                $ 27,738     $  31,249     $ 28,363
RETIREMENT SERVICES        23,901        27,277       19,298
GROUP                      12,606        13,329       23,129
INDIVIDUAL                  4,173        (1,272)       1,579
CORPORATE AND OTHER        68,263        64,990       58,646
                         --------     ---------     --------
    PRETAX INCOME        $136,681     $ 135,573     $131,015
                         --------     ---------     --------


    The annuity operations produced pretax income of $27.7 million, $31.2 million and $28.4 million in 1996, 1995 and 1994, respectively. Approximately 80% ($4.7 billion at December 31, 1996) of annuity assets relate to single premium immediate annuities (SPIAs). These are sold to fund third party personal injury settlements and are nonsurrenderable contracts. The invested assets supporting these annuities are primarily long-maturity bonds. New SPIA deposits were $460 million in 1996, compared with $488 million in 1995 and $402 million in 1994. SPIA pretax income was $23.0 million, $24.9 million and $23.3 million in 1996, 1995 and 1994, respectively. The remaining 20% of annuity assets are deferred annuities. These are primarily fixed rate annuities marketed through financial institutions by SAFECO's subsidiary, Talbot Financial Corporation. Deferred annuity deposits were $164 million in 1996, $188 million in 1995 and $296 million in 1994. Lower interest rates and competition from equity-linked products were the main reasons for lower income from annuity operations in 1996, as well as the decline in deposit volume for both the SPIA and deferred annuity lines. SAFECO Life has recently introduced a new equity-indexed annuity to complement its fixed return products. Total annuity assets amounted to $5.9 billion at December 31, 1996 compared with $5.4 billion at December 31, 1995 and $4.7 billion at December 31, 1994.

    Retirement services operations produced pretax income of $23.9 million, $27.3 million and $19.3 million in 1996, 1995 and 1994, respectively. Retirement services' profits in all three years have benefited from improved investment performance and a larger asset base. The decline in 1996 income compared to 1995 was primarily due to a gradual increase in rates credited to policyholders caused by competitive market conditions. Retirement services products are primarily tax-sheltered annuities which are marketed to teachers and employees of hospitals and charitable organizations, IRAs and corporate retirement funds. SAFECO Life has protection against early policy surrenders or withdrawals of most of these products in the form of surrender charges during the initial years of each policy or the option to defer payouts over 20 quarters. Retirement services had $3.8 billion of assets on deposit at December 31, 1996 compared with $3.5 billion at December 31, 1995 and $3.3 billion at December 31, 1994. New retirement services deposit growth has slowed in recent years as lower interest rates have hampered sales of fixed return products. Although variable return products currently are a relatively small percentage of retirement services' assets, SAFECO Life is successfully focusing its efforts on these types of products.

    The group life and health operations contributed $12.6 million to 1996 pretax income, compared with income of $13.3 million in 1995 and $23.1 million in 1994. The strategic focus of the group operation is excess loss medical insurance, sold to self-insured employers, which accounted for $11.8 million, $14.4 million and $18.5 million of income in 1996, 1995 and 1994, respectively. Total medical profit, which includes some small-case, fully insured business, declined in 1996. Total group premiums decreased 1% during 1996, compared with decreases of 8% in 1995 and 12% in 1994. The decline in premium in the past three years was due primarily to greater competition in the excess loss market. Because of the competition since 1994, as well as the uncertainty caused by the healthcare reform debate, SAFECO Life avoided writing business at unrealistic rates and, as a result, experienced some loss of in-force medical business. With the defeat of national healthcare reform legislation, SAFECO Life has begun to increase its writings of excess loss medical insurance, as this market appears to be more attractive than in the past.

    In addition to the competitive conditions noted above, in 1996 the results of the group operations were affected by adverse medical claims experience. In 1995, results were affected by adverse medical and life claims experience. In 1996 SAFECO Life began reinsuring 100% of its long-term disability business, which should benefit future earnings. This business had been producing unacceptable results. SAFECO continues to sell life and disability coverages in combination with medical coverages, but no longer actively pursues the stand-alone life and disability market.

    The individual life operations produced a pretax gain of $4.2 million in 1996, a loss of $1.3 million in 1995 and a gain of $1.6 million in 1994. The poor results in both 1995 and 1994 were primarily caused by increased death claims. The improvement in 1996 results was due in part to lower death claims and profits from a new bank-owned life insurance program.

    The corporate and other line is primarily comprised of investment income resulting from the investment of capital and prior years earnings of the operating lines of business. It is a major component of SAFECO's life and health earnings, contributing pretax income of $68.3 million in 1996, $65.0 million in 1995 and $58.6 million in 1994.

    SAFECO's life insurance subsidiaries have not participated as a ceding company in any assumptive reinsurance transactions. See Note 5 on page 61 for additional information regarding reinsurance.

REAL ESTATE

    SAFECO Properties, Inc., through Winmar Company, Inc., invests in and manages real estate properties, primarily retail centers, throughout the United States. SAFECARE Company, Inc., invests in medical real estate, primarily skilled nursing facilities.

    The real estate subsidiaries produced pretax income before investment transactions ("pretax income") of $13.1 million, $9.1 million and $10.2 million in 1996, 1995 and 1994, respectively. These pretax income amounts include gains from the sale of properties held for sale of $2.7 million, $1.9 million and $5.6 million in 1996, 1995 and 1994, respectively. The increases in pretax income (excluding these gains) in 1996 over 1995 and in 1995 over 1994 were due to improved operating results on shopping center properties and to recommencing the capitalization of carrying costs in 1995 on a mixed-use development project. Construction and pre-leasing on this development began in July 1995; the opening date is expected to be in mid-1997.

    In addition to the pretax income amounts above, the real estate subsidiaries realized pretax investment losses of $2.6 million, $0.8 million, and $0.2 million in 1996, 1995 and 1994, respectively. The 1996 realized investment loss was the result of a $20 million loss reserve related to SAFECO Properties' guarantee of outstanding debt financing for a not-for-profit hospital, offset by a $17.4 million gain on the sale of a shopping center.

    Results in all three years have been affected by the slow real estate economy and the general softness in the retail industry. Because of these conditions, SAFECO Properties' strategy is to emphasize smaller projects and enhancements to existing properties.

    At December 31, 1996, investment real estate held by SAFECO Properties totaled $552 million, approximately 3% of SAFECO's consolidated investments. Major retail shopping centers (including land held for development), office and industrial space and healthcare facilities comprised approximately 80% of the total. Approximately 65% of total holdings are located in the states of Washington and Oregon. Rental properties included in investment real estate are detailed in Note 13 on page 66.

CREDIT

    SAFECO Credit Company, Inc., provides loans and equipment financing and leasing to commercial businesses, including affiliated companies. Credit operations produced pretax income of $19.1 million in 1996, compared with $13.3 million in 1995 and $10.8 million in 1994. Loan and lease receivables from non-affiliates grew 14% in 1996 and 21% in 1995. Continued growth in receivables is expected. The strong earnings in all three years are primarily attributable to the continuing increase in loan production, combined with favorable collection experience and low delinquencies.

    Approximately 70% of total loan and lease receivables outstanding at December 31, 1996 are from commercial businesses involved in heavy construction, transportation and manufacturing. Most of these businesses are located in the West Coast and Rocky Mountain regions of the United States. Loans and leases are fully secured by liens on the collateral financed. At December 31, 1996, 14% of the outstanding loans and leases of SAFECO Credit consisted of loans to affiliated SAFECO companies.

ASSET MANAGEMENT

    SAFECO Asset Management Company is the investment advisor for the SAFECO mutual funds, variable annuity portfolios and a growing number of outside pension and trust accounts. These investment management activities produced pretax income of $7.6 million in 1996, $6.9 million in 1995 and $6.4 million in 1994. Assets under management continue to grow and totaled $3.3 billion at December 31, 1996, an increase of 8% over 1995. In 1994 SAFECO Trust Company was chartered to serve the investment needs of high net worth individuals. Continued growth in assets under management from existing funds, new funds and from new pension accounts is expected.

INVESTMENT SUMMARY

    SAFECO's consolidated pretax investment income increased to $1,116.7 million during 1996 from $1,075.3 million in 1995 and $991.6 million in 1994. Substantially all of this investment income is produced by the investment portfolios of SAFECO's property and casualty and life and health insurance subsidiaries.

    The property and casualty companies' pretax investment income was $281.6 million in 1996, $291.5 million in 1995 and $283.5 million in 1994, representing a decrease of 3% in 1996, and increases of 3% in 1995 and 2% in 1994. Although property and casualty cash flow was positive in all three years, the recent high level of catastrophe losses combined with the relatively low interest rate environment and a high level of bond call activity has dampened the growth of investment income. The decline in 1996 investment income was particularly affected by reduced cash flow in the first part of the year caused by catastrophe and weather-related claim payments. Growth in investment income in 1997 is expected to be slowed by the lower interest rate environment.

    The life and health companies' pretax investment income was $836.7 million in 1996, $778.2 million in 1995 and $706.2 million in 1994. The growth in all years was due primarily to the increasing amount of retirement services and annuity assets under management.

    Consolidated pretax realized gains from security investments totaled $92.7 million in 1996 compared with $65.1 million and $39.2 million in 1995 and 1994, respectively. The higher level of gains in 1996 and 1995 was due primarily to falling interest rates which produced calls, redemptions and mortgage pay-downs on debt securities and to the strong stock market. Consolidated realized gains from security investments are recorded net of losses on the sale or write-down of investments. Each investment that has declined in market value below cost is monitored closely. If the decline is judged to be other than temporary the security is written down to fair value. The amounts of such writedowns in 1996, 1995 and 1994 were $5.5 million, $13.6 million and $4.8 million, respectively. These writedowns relate primarily to fixed income securities which were investment grade when purchased and later downgraded. The low amount of writedowns in all three years reflects the high quality of SAFECO's portfolios.

    SAFECO's property and casualty investment portfolio totaled $5.2 billion at market value at December 31, 1996. The investment philosophy for this portfolio is to emphasize investment yield without sacrificing investment quality. Fixed income securities comprised 76% of this portfolio while equity securities comprised 23% (see table on page 38).

    The property and casualty fixed income portfolio, which totaled $3.9 billion at market value at December 31, 1996, is currently comprised of 83% tax-exempt and 17% taxable investments. The property and casualty companies are presently investing new money primarily in long-maturity, high-quality tax-exempt bonds and plan to continue to do so in the foreseeable future. However, SAFECO may shift its investment of new money between taxables and tax-exempts periodically in the future to maximize the portfolio's after-tax return in view of the alternative minimum tax. Major portfolio adjustments are not currently anticipated. The effective tax rate on investment income for 1996 was 12%, compared with 13% in both 1995 and 1994. On an after-tax basis, investment income decreased 2% in 1996 and increased 3% in 1995 and 4% in 1994.

    The quality of the property and casualty companies' fixed income portfolio is detailed in the following table:


                                                 PERCENT AT
RATING                                     DECEMBER 31, 1996
-------------------------------------------------------------
AAA ................................................    51%
AA .................................................    23
A ..................................................    18
BBB ................................................     7
BB OR LOWER ........................................     1
                                                       ---
       TOTAL .......................................   100%
                                                       ===

    SAFECO's life and health investment portfolio totaled $11.3 billion at market value at December 31, 1996. Fixed income securities, all of which are taxable, comprised 93% of this investment portfolio at December 31, 1996. SAFECO matches the projected cash inflows of this portfolio with the projected cash outflows of the liabilities of the various product lines within the life and health operations. The quality of the life and health companies' fixed income portfolio is detailed in the following table:

                                                 PERCENT AT
RATING                                     DECEMBER 31, 1996
--------------------------------------------------------------
AAA .................................................   41%
AA ..................................................    8
A ...................................................   29
BBB .................................................   20
BB OR LOWER .........................................    2
                                                       ---
       TOTAL ........................................  100%
                                                       ===

    This portfolio contains $239.2 million, at market value, of securities below investment grade quality. This was approximately 2% of the total $10.5 billion life and health fixed income portfolio at market value at December 31, 1996. On a consolidated basis, below investment grade securities with a market value of $266.3 million were held at December 31, 1996. This was less than 2% of total consolidated investments at market value of SAFECO Corporation and subsidiaries at December 31, 1996.

    SAFECO's consolidated investment in "exotic" securities and high-risk derivatives was less than 1% of SAFECO's total investments at both December 31, 1996 and 1995. SAFECO has intentionally avoided investing in these types of securities. In addition, SAFECO does not enter into financial instruments for trading or speculative purposes.

    SAFECO's consolidated investments in mortgage-backed securities -- primarily residential collateralized mortgage obligations and pass-throughs -- totaled $2.9 billion at market value at December 31, 1996. Virtually all of these securities are held in the life and health portfolio. Approximately 96% of the mortgage-backed securities are government/agency backed or AAA rated at December 31, 1996. Less than 1% of SAFECO's mortgage-backed securities are of the riskier, more volatile type (e.g., interest only, inverse floaters, etc.). SAFECO has intentionally not invested significant amounts in the riskier types of mortgage-backed securities.

    SAFECO Corporation, the parent company, holds an investment portfolio of securities at market value that totaled $187.8 million at December 31, 1996, compared with $178.6 million at December 31, 1995. The majority of these securities are high quality preferred stocks and U.S. Treasuries.

    SAFECO's consolidated investment portfolio also includes $448.0 million of mortgage loan investments at December 31, 1996, approximately 3% of total investments. These loans are held by the life and health companies and are secured by first mortgage liens on completed, income-producing commercial real estate, primarily in the retail, industrial and office building sectors. The majority of the properties are located in the western United States, with approximately 55% of the total in California. Individual loans generally do not exceed $5 million. Less than 3% of the loans were non-performing at both December 31, 1996 and 1995. The allowance for mortgage loan losses was $10.9 million at December 31, 1996 and $9.6 million at December 31, 1995.

    For a discussion of SAFECO's investment in real estate, which is made through SAFECO Properties, Inc., see page 35 of this report.

    The table below provides a summary of SAFECO's consolidated securities investment portfolio at December 31, 1996. The excess of market value over cost of the consolidated fixed income and equity security portfolios was $1.5 billion at December 31, 1996 and $1.9 billion at December 31, 1995.

                                                                AMORTIZED      CARRYING          MARKET
DECEMBER 31, 1996                                                    COST          VALUE          VALUE
-------------------------------------------------------------------------------------------------------
(IN THOUSANDS)
PROPERTY AND CASUALTY:
    FIXED INCOME - TAXABLE (AVAILABLE-FOR-SALE) ...........   $   612,241    $   682,450    $   682,450
    FIXED INCOME - NON-TAXABLE (AVAILABLE-FOR-SALE) .......     2,916,204      3,255,889      3,255,889
    EQUITY SECURITIES .....................................       577,782      1,196,018      1,196,018
LIFE AND HEALTH:
    FIXED INCOME - TAXABLE (AVAILABLE-FOR-SALE) ...........     7,601,663      7,857,499      7,857,499
    FIXED INCOME - TAXABLE (HELD-TO-MATURITY) .............     2,488,324      2,488,324      2,670,004
    EQUITY SECURITIES .....................................        12,433         23,137         23,137
SAFECO CORPORATION:
    FIXED INCOME - TAXABLE (AVAILABLE-FOR-SALE) ...........       108,341        108,589        108,589
    EQUITY SECURITIES .....................................        41,960         64,372         64,372
MISCELLANEOUS .............................................        41,746         47,098         47,098
SHORT-TERM INVESTMENTS ....................................       105,927        105,927        105,927
                                                              -----------------------------------------
       TOTAL ..............................................   $14,506,621    $15,829,303    $16,010,983
                                                              =========================================

NEW ACCOUNTING STANDARDS
    See discussion of new accounting standards on page 54.

DIVIDENDS
    The Corporation has paid cash dividends continuously since 1933. Common stock dividends paid to stockholders were $1.11 per share in 1996, compared with $1.02 in 1995 and $0.94 in 1994. These dividends are funded with dividends to the Corporation from its subsidiaries. The Corporation expects to continue paying dividends in the foreseeable future. However, payment of future dividends is subject to the Board of Directors' approval and is dependent upon earnings and the financial condition of the Corporation.

NUMBER OF STOCKHOLDERS
    There were approximately 4,400 common stockholders of record at December 31, 1996.

ANNUAL REPORT ON FORM 10-K
    The Corporation files an Annual Report on Form 10-K with the Securities and Exchange Commission in compliance with the regulations of the Securities and Exchange Commission. Form 10-K contains additional information about the Corporation and its subsidiary companies. Any SAFECO Corporation stockholder may obtain Form 10-K for the year ended December 31, 1996, without charge, by making a written request to:

ROD A. PIERSON
SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

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

    In order to safeguard assets and to maintain the integrity and objectivity of data in these financial statements, SAFECO maintains a comprehensive system of internal accounting controls. These controls are supported by the careful selection and training of qualified personnel, by the appropriate division of duties and responsibilities, and by written policies and procedures. In addition, an integral part of the comprehensive system of internal control is an effective internal audit department. SAFECO's internal audit department systematically evaluates the adequacy and effectiveness of internal accounting controls and measures adherence to established policies and procedures. The management of SAFECO believes that as of December 31, 1996, its system of internal control is adequate to accomplish the objectives discussed herein.

    The financial statements for the years ended December 31, 1996, 1995 and 1994 have been audited by Ernst & Young LLP, independent auditors. Their audits were made in accordance with generally accepted auditing standards and included a review of the system of internal accounting controls to the extent necessary to express an opinion on the financial statements.

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

REPORT OF ERNST & YOUNG LLP
INDEPENDENT AUDITORS
Board of Directors and
Stockholders of
SAFECO Corporation

    We have audited the financial statements of SAFECO Corporation and its subsidiaries for the years ended December 31, 1996, 1995 and 1994 (pages 41 to 69 inclusive). These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SAFECO Corporation and its subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

    As described in Note 1 to the financial statements, SAFECO Corporation and its subsidiaries adopted certain new accounting standards in 1996, 1995 and 1994 as required by the Financial Accounting Standards Board.

/s/ Ernst & Young LLP

Seattle, Washington
February 14, 1997

STATEMENT OF CONSOLIDATED INCOME
SAFECO CORPORATION AND SUBSIDIARIES

YEAR ENDED DECEMBER 31                                                               1996            1995*           1994*
---------------------------------------------------------------------------------------------------------------------------
(In Thousands Except Per Share Amounts)
REVENUES
    INSURANCE:
       PROPERTY AND CASUALTY EARNED PREMIUMS ...................................   $2,275,364     $2,162,141     $2,053,431
       LIFE AND HEALTH PREMIUMS AND OTHER REVENUES .............................      265,924        261,570        276,771
                                                                                   ----------------------------------------
          TOTAL ................................................................    2,541,288      2,423,711      2,330,202
    REAL ESTATE ................................................................       79,924         74,959        107,315
    FINANCE ....................................................................       75,699         65,931         53,851
    ASSET MANAGEMENT ...........................................................       23,216         18,532         15,055
    OTHER ......................................................................       38,458         32,172         25,556
    NET INVESTMENT INCOME (NOTE 2) .............................................    1,116,734      1,075,280        991,610
    REALIZED INVESTMENT GAIN (NOTE 2) ..........................................       90,050         64,271         39,040
                                                                                   ----------------------------------------
          TOTAL ................................................................    3,965,369      3,754,856      3,562,629
                                                                                   ----------------------------------------

EXPENSES
    LOSSES, ADJUSTMENT EXPENSE AND POLICY BENEFITS .............................    2,362,722      2,250,442      2,202,282
    COMMISSIONS ................................................................      415,670        401,162        394,128
    PERSONNEL COSTS ............................................................      272,333        250,576        238,934
    INTEREST ...................................................................       72,366         85,409         70,340
    DIVIDENDS TO POLICYHOLDERS .................................................       16,221         15,239         22,835
    OTHER ......................................................................      264,145        245,414        266,872
    AMORTIZATION OF DEFERRED POLICY ACQUISITION COSTS ..........................      426,862        408,913        394,603
    DEFERRAL OF POLICY ACQUISITION COSTS .......................................     (443,411)      (416,099)      (417,106)
                                                                                   ----------------------------------------
          TOTAL ................................................................    3,386,908      3,241,056      3,172,888
                                                                                   ----------------------------------------
INCOME BEFORE INCOME TAXES .....................................................      578,461        513,800        389,741
                                                                                   ----------------------------------------
PROVISION (BENEFIT) FOR INCOME TAXES (NOTE 14):
    CURRENT ....................................................................      133,478        131,464         83,609
    DEFERRED ...................................................................        6,032        (16,623)        (8,242)
                                                                                   ----------------------------------------
          TOTAL ................................................................      139,510        114,841         75,367
                                                                                   ----------------------------------------
NET INCOME .....................................................................   $  438,951     $  398,959     $  314,374
                                                                                   ----------------------------------------
NET INCOME PER SHARE OF COMMON STOCK (NOTE 8) ..................................   $     3.48     $     3.17     $     2.50
                                                                                   ========================================

See Notes to Financial Statements on pages 52 through 69.
Prior year amounts revised to conform to 1996 classification.

CONSOLIDATED BALANCE SHEET
SAFECO CORPORATION AND SUBSIDIARIES

DECEMBER 31                                                                        1996           1995
(In Thousands)
---------------------------------------------------------------------------------------------------------
ASSETS
INVESTMENTS (NOTE 2):
    FIXED MATURITIES AVAILABLE-FOR-SALE, AT MARKET VALUE
       (AMORTIZED COST: 1996 - $11,270,529; 1995 - $10,853,590) .............. $11,936,243    $11,928,144
    FIXED MATURITIES HELD-TO-MATURITY, AT AMORTIZED COST
       (MARKET VALUE: 1996 - $2,670,004; 1995 - $2,388,514) ..................   2,488,324      2,044,517
    MARKETABLE EQUITY SECURITIES, AT MARKET VALUE
       (COST: 1996 - $641,841; 1995 - $598,130) ..............................   1,298,809      1,119,408
    MORTGAGE LOANS ...........................................................     447,988        416,489
    REAL ESTATE (AT COST LESS ACCUMULATED DEPRECIATION:
       1996 - $81,970; 1995 - $83,831) (NOTE 3) ..............................     554,011        498,958
    POLICY LOANS .............................................................      58,153         55,925
    SHORT-TERM INVESTMENTS ...................................................     105,927         68,808
                                                                               --------------------------
          TOTAL INVESTMENTS ..................................................  16,889,455     16,132,249
CASH .........................................................................      55,498         65,477
ACCRUED INVESTMENT INCOME ....................................................     240,804        234,253
FINANCE RECEIVABLES (LESS UNEARNED FINANCE CHARGES AND ALLOWANCE
    FOR DOUBTFUL ACCOUNTS: 1996 - $74,066; 1995 - $66,427) ...................     829,045        741,177
PREMIUMS AND OTHER SERVICE FEES RECEIVABLE ...................................     467,182        444,618
OTHER NOTES AND ACCOUNTS RECEIVABLE ..........................................      42,387         42,139
REINSURANCE RECOVERABLES (NOTE 5) ............................................     137,484        137,284
DEFERRED POLICY ACQUISITION COSTS ............................................     396,107        356,359
LAND, BUILDINGS AND EQUIPMENT FOR COMPANY USE (AT COST LESS ACCUMULATED
    DEPRECIATION:
       1996 - $171,702; 1995 - $155,928) .....................................     171,288        170,016
OTHER ASSETS .................................................................     197,211        167,872
SEPARATE ACCOUNT ASSETS ......................................................     491,212        276,399
                                                                               --------------------------
          TOTAL .............................................................. $19,917,673    $18,767,843
                                                                               ==========================

See Notes to Financial Statements on pages 52 through 69.

CONSOLIDATED BALANCE SHEET
SAFECO CORPORATION AND SUBSIDIARIES

DECEMBER 31                                                                        1996            1995
---------------------------------------------------------------------------------------------------------
(In Thousands Except Share Amounts)
LIABILITIES AND STOCKHOLDERS' EQUITY
LOSSES AND ADJUSTMENT EXPENSE (NOTE 4) ....................................... $ 2,088,226    $ 2,207,230
UNEARNED PREMIUMS ............................................................     946,899        910,762
LIFE POLICY LIABILITIES ......................................................     149,624        154,090
FUNDS HELD UNDER DEPOSIT CONTRACTS ...........................................   9,792,730      8,756,384
NOTES AND MORTGAGES PAYABLE (NOTE 3):
    CREDIT COMPANY BORROWINGS ................................................     808,750        614,270
    7.875% NOTES DUE 2005 ....................................................     200,000        200,000
    OTHER NOTES AND MORTGAGES ................................................     224,744        253,275
OTHER LIABILITIES ............................................................     678,799        895,853
INCOME TAXES (NOTE 14):
    CURRENT ..................................................................       3,512         18,000
    DEFERRED (INCLUDES TAX ON UNREALIZED APPRECIATION OF INVESTMENT
       SECURITIES: 1996 - $462,939; 1995 - $558,541) .........................     417,837        498,934
SEPARATE ACCOUNT LIABILITIES .................................................     491,212        276,399
                                                                               --------------------------
          TOTAL LIABILITIES ..................................................  15,802,333     14,785,197
                                                                               --------------------------

COMMITMENTS AND CONTINGENCIES (NOTE 6)

PREFERRED STOCK, NO PAR VALUE:
    SHARES AUTHORIZED: 10,000,000
    SHARES ISSUED AND OUTSTANDING: NONE
COMMON STOCK, NO PAR VALUE (NOTES 8 AND 9):
    SHARES AUTHORIZED: 300,000,000
    SHARES RESERVED FOR OPTIONS: 1996 - 3,344,751; 1995 - 3,699,983
    SHARES ISSUED AND OUTSTANDING: 1996 - 126,308,237; 1995 - 125,978,742 ....     225,276        217,447
RETAINED EARNINGS (NOTE 11) ..................................................   3,042,214      2,755,537
UNREALIZED APPRECIATION OF INVESTMENT SECURITIES, NET OF TAX (NOTE 2) ........     851,401      1,013,494
UNREALIZED LOSS FROM FOREIGN CURRENCY TRANSLATION, NET OF TAX ................      (3,551)        (3,832)
                                                                               --------------------------
          STOCKHOLDERS' EQUITY ...............................................   4,115,340      3,982,646
                                                                               --------------------------
          TOTAL .............................................................. $19,917,673    $18,767,843
                                                                               ==========================

See Notes to Financial Statements on pages 52 through 69.

STATEMENT OF CONSOLIDATED CASH FLOWS
SAFECO CORPORATION AND SUBSIDIARIES

YEAR ENDED DECEMBER 31                                                               1996            1995            1994
---------------------------------------------------------------------------------------------------------------------------
(In Thousands)
OPERATING ACTIVITIES
    INSURANCE PREMIUMS RECEIVED ...............................................   $ 2,514,242    $ 2,394,178     $2,312,818
    DIVIDENDS AND INTEREST RECEIVED ...........................................     1,103,593      1,059,653        970,267
    OTHER OPERATING RECEIPTS ..................................................       172,924        165,921        175,289
    INSURANCE CLAIMS AND POLICY BENEFITS PAID .................................    (1,998,418)    (1,817,501)    (1,674,422)
    UNDERWRITING, ACQUISITION AND INSURANCE OPERATING COSTS PAID ..............      (801,731)      (782,521)      (768,236)
    INTEREST PAID .............................................................       (69,536)       (84,943)       (69,798)
    OTHER OPERATING COSTS PAID ................................................       (88,622)       (88,070)      (100,687)
    INCOME TAXES PAID .........................................................      (148,119)      (144,581)       (92,210)
                                                                                  -----------------------------------------
          NET CASH PROVIDED BY OPERATING ACTIVITIES ...........................       684,333        702,136        753,021
                                                                                  -----------------------------------------

INVESTING ACTIVITIES
    PURCHASES OF:
       FIXED MATURITIES AVAILABLE-FOR-SALE ....................................    (2,079,543)    (2,079,336)    (2,124,172)
       FIXED MATURITIES HELD-TO-MATURITY ......................................      (473,206)      (291,965)      (358,297)
       EQUITIES ...............................................................      (154,937)      (170,177)      (124,588)
       OTHER INVESTMENTS ......................................................      (189,812)      (297,118)      (172,080)
    MATURITIES OF FIXED MATURITIES AVAILABLE-FOR-SALE .........................       709,654        710,496        746,383
    MATURITIES OF FIXED MATURITIES HELD-TO-MATURITY ...........................        21,694         17,878         54,564
    SALES OF:
       FIXED MATURITIES AVAILABLE-FOR-SALE ....................................       979,947        549,865        786,361
       FIXED MATURITIES HELD-TO-MATURITY ......................................        13,316             -              -
       EQUITIES ...............................................................       181,717        176,773        120,723
       OTHER INVESTMENTS ......................................................       100,974        304,870        122,903
    NET (INCREASE) DECREASE IN SHORT-TERM INVESTMENTS .........................       (32,071)        23,321         13,938
    FINANCE RECEIVABLES ORIGINATED OR ACQUIRED ................................      (378,690)      (374,670)      (301,821)
    PRINCIPAL PAYMENTS RECEIVED ON FINANCE RECEIVABLES ........................       291,981        244,234        229,198
    OTHER .....................................................................       (69,251)       (67,071)       (51,501)
                                                                                  -----------------------------------------
          NET CASH USED IN INVESTING ACTIVITIES ...............................    (1,078,227)    (1,252,900)    (1,058,389)
                                                                                  -----------------------------------------

FINANCING ACTIVITIES
    FUNDS RECEIVED UNDER DEPOSIT CONTRACTS ....................................     1,148,590      1,304,665      1,012,164
    RETURN OF FUNDS HELD UNDER DEPOSIT CONTRACTS ..............................      (765,480)      (720,845)      (659,698)
    PROCEEDS FROM NOTES AND MORTGAGE BORROWINGS ...............................        40,200        199,001         39,734
    REPAYMENT OF NOTES AND MORTGAGE BORROWINGS ................................      (107,467)      (241,966)      (119,961)
    NET PROCEEDS FROM SHORT-TERM BORROWINGS ...................................       213,558        143,914        150,586
    COMMON STOCK REACQUIRED ...................................................        (9,571)        (8,690)        (5,327)
    DIVIDENDS PAID TO STOCKHOLDERS ............................................      (139,898)      (128,479)      (118,387)
    OTHER .....................................................................         3,983          5,137          1,928
                                                                                  -----------------------------------------
          NET CASH PROVIDED BY FINANCING ACTIVITIES ...........................       383,915        552,737        301,039
                                                                                  -----------------------------------------
NET (DECREASE) INCREASE IN CASH ...............................................        (9,979)         1,973         (4,329)
CASH AT THE BEGINNING OF YEAR .................................................        65,477         63,504         67,833
                                                                                  -----------------------------------------
CASH AT THE END OF YEAR .......................................................   $    55,498    $    65,477     $   63,504
                                                                                  =========================================

See Notes to Financial Statements on pages 52 through 69.

STATEMENT OF CONSOLIDATED CASH FLOWS -- RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES

SAFECO CORPORATION AND SUBSIDIARIES

YEAR ENDED DECEMBER 31                                          1996           1995            1994
---------------------------------------------------------------------------------------------------
(In Thousands)
NET INCOME ................................................ $ 438,951       $398,959       $314,374
                                                            ---------------------------------------
ADJUSTMENTS TO RECONCILE NET INCOME TO
    NET CASH PROVIDED BY OPERATING ACTIVITIES:
       REALIZED INVESTMENT GAIN ...........................   (90,050)       (64,271)       (39,040)
       DEPRECIATION AND AMORTIZATION ......................    64,060         51,706         39,473
       AMORTIZATION OF FIXED MATURITY INVESTMENTS .........   (38,577)       (38,150)       (22,609)
       DEFERRED INCOME TAX EXPENSE (BENEFIT) ..............     6,032        (16,623)        (8,242)
       INTEREST EXPENSE ON DEPOSIT CONTRACTS ..............   460,594        432,327        405,536
       OTHER ADJUSTMENTS ..................................     1,493          8,000          9,514
       CHANGES IN:
          LOSSES AND ADJUSTMENT EXPENSE ...................  (119,004)       (58,624)       137,482
          UNEARNED PREMIUMS ...............................    36,137         43,798         47,579
          LIFE POLICY LIABILITIES .........................    (4,466)        (1,232)         3,834
          ACCRUED INCOME TAXES ............................   (14,488)        (4,627)       (15,336)
          ACCRUED INTEREST ON ACCRUAL BONDS ...............   (44,016)       (36,908)       (41,285)
          ACCRUED INVESTMENT INCOME .......................    (6,551)        (4,289)       (19,675)
          DEFERRED POLICY ACQUISITION COSTS ...............   (15,973)       (10,331)       (21,540)
          OTHER ASSETS AND LIABILITIES ....................    10,191          2,401        (37,044)
                                                            ---------------------------------------
             TOTAL ADJUSTMENTS ............................   245,382        303,177        438,647
                                                            ---------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES ................. $ 684,333       $702,136       $753,021
                                                            =======================================

See Notes to Financial Statements on pages 52 through 69.

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
SAFECO CORPORATION AND SUBSIDIARIES

YEAR ENDED DECEMBER 31                                                                   1996          1995            1994
(In Thousands)
---------------------------------------------------------------------------------------------------------------------------
COMMON STOCK (NOTES 8 AND 9):
    BALANCE AT THE BEGINNING OF YEAR ............................................  $  217,447     $  211,194     $  207,480
    STOCK ISSUED FOR OPTIONS AND RIGHTS .........................................       6,144          5,839          3,616
    COMMON STOCK REACQUIRED .....................................................        (440)          (486)          (344)
    STOCK ISSUED FOR ACQUISITION OF SUBSIDIARY ..................................         575             -              -
    OTHER .......................................................................       1,550            900            442
                                                                                   ----------------------------------------
    BALANCE AT THE END OF YEAR ..................................................     225,276        217,447        211,194
                                                                                   ----------------------------------------
RETAINED EARNINGS (NOTE 11):
    BALANCE AT THE BEGINNING OF YEAR ............................................   2,755,537      2,495,800      2,307,322
    NET INCOME ..................................................................     438,951        398,959        314,374
    DIVIDENDS DECLARED ..........................................................    (143,143)      (131,018)      (120,913)
    COMMON STOCK REACQUIRED .....................................................      (9,131)        (8,204)        (4,983)
                                                                                   ----------------------------------------
    BALANCE AT THE END OF YEAR ..................................................   3,042,214      2,755,537      2,495,800
                                                                                   ----------------------------------------
UNREALIZED APPRECIATION OF INVESTMENT SECURITIES, NET OF TAX (NOTE 2):
    BALANCE AT THE BEGINNING OF YEAR ............................................   1,013,494        128,123        262,157
    NET EFFECT OF ADOPTION OF FASB STATEMENT 115                                           -              -         640,477
    CHANGE IN UNREALIZED APPRECIATION ...........................................    (162,093)       885,371       (774,511)
                                                                                   ----------------------------------------
    BALANCE AT THE END OF YEAR ..................................................     851,401      1,013,494        128,123
                                                                                   ----------------------------------------
UNREALIZED GAIN (LOSS) FROM FOREIGN CURRENCY TRANSLATION, NET OF TAX:
    BALANCE AT THE BEGINNING OF YEAR ............................................      (3,832)        (5,638)        (2,568)
    CHANGE IN UNREALIZED GAIN (LOSS) ............................................         281          1,806         (3,070)
                                                                                   ----------------------------------------
    BALANCE AT THE END OF YEAR ..................................................      (3,551)        (3,832)        (5,638)
                                                                                   ----------------------------------------
       STOCKHOLDERS' EQUITY .....................................................  $4,115,340     $3,982,646     $2,829,479
                                                                                   ========================================

See Notes to Financial Statements on pages 52 through 69.

STATEMENT OF COMBINED INCOME

PROPERTY AND CASUALTY INSURANCE COMPANIES
SAFECO Insurance Company of America / General Insurance Company of America / First National Insurance Company of America / SAFECO National Insurance Company SAFECO Insurance Company of Illinois / SAFECO Lloyds Insurance Company / SAFECO Surplus Lines Insurance Company / F.B. Beattie & Company, Inc.
SAFECO Select Insurance Services, Inc. / COMAV Managers, Inc.


YEAR ENDED DECEMBER 31                                                                1996           1995           1994
(In Thousands)
---------------------------------------------------------------------------------------------------------------------------
NET PREMIUMS WRITTEN ............................................................  $2,313,073     $2,206,984     $2,103,465
INCREASE IN UNEARNED PREMIUMS ...................................................     (37,709)       (44,843)       (50,034)
                                                                                   ----------------------------------------
EARNED PREMIUMS .................................................................   2,275,364      2,162,141      2,053,431
                                                                                   ----------------------------------------
LOSSES AND EXPENSES:
    LOSSES AND ADJUSTMENT EXPENSE ...............................................   1,580,509      1,526,976      1,528,067
    COMMISSIONS .................................................................     341,990        322,566        308,513
    PERSONNEL COSTS .............................................................     168,806        155,359        148,246
    TAXES OTHER THAN PAYROLL AND INCOME TAXES ...................................      62,247         59,658         58,889
    DIVIDENDS TO POLICYHOLDERS ..................................................      16,221         15,239         22,835
    OTHER OPERATING EXPENSES ....................................................      76,910         80,210         72,776
    AMORTIZATION OF DEFERRED POLICY ACQUISITION COSTS ...........................     391,210        376,537        365,196
    DEFERRAL OF POLICY ACQUISITION COSTS ........................................    (400,985)      (380,752)      (373,746)
                                                                                   ----------------------------------------
          TOTAL .................................................................   2,236,908      2,155,793      2,130,776
                                                                                   ----------------------------------------
UNDERWRITING PROFIT (LOSS) ......................................................      38,456          6,348        (77,345)
NET INVESTMENT INCOME (EXCLUDING REALIZED GAIN) .................................     281,580        291,450        283,481
                                                                                   ----------------------------------------
INCOME BEFORE REALIZED GAIN AND INCOME TAXES ....................................     320,036        297,798        206,136
REALIZED GAIN FROM SECURITY INVESTMENTS
    BEFORE INCOME TAXES .........................................................      64,738         51,657         31,003
                                                                                   ----------------------------------------
INCOME BEFORE INCOME TAXES ......................................................     384,774        349,455        237,139
PROVISION FOR FEDERAL AND CANADIAN INCOME TAXES
    (INCLUDING TAX PROVISION ON REALIZED GAIN: 1996 - $21,937;
       1995 - $17,939; 1994 - $10,298) ..........................................      71,329         59,329         23,700
                                                                                   ----------------------------------------
NET INCOME ......................................................................  $  313,445     $  290,126     $  213,439
                                                                                   ========================================

See Notes to Financial Statements on pages 52 through 69.

STATEMENT OF COMBINED INCOME

LIFE AND HEALTH INSURANCE COMPANIES
SAFECO Life Insurance Company / SAFECO National Life Insurance Company / First SAFECO National Life Insurance Company of New York
SAFECO Administrative Services, Inc.


YEAR ENDED DECEMBER 31                                                     1996           1995            1994
----------------------------------------------------------------------------------------------------------------
(In Thousands)
PREMIUMS AND OTHER REVENUE ...........................................  $  265,924     $  261,570       $276,771
NET INVESTMENT INCOME (EXCLUDING REALIZED GAIN) ......................     836,715        778,221        706,217
                                                                        ----------------------------------------
          TOTAL ......................................................   1,102,639      1,039,791        982,988
                                                                        ----------------------------------------
BENEFITS AND EXPENSES:
    POLICY BENEFITS ..................................................     782,213        723,466        674,215
    COMMISSIONS ......................................................      73,680         78,596         85,615
    PERSONNEL COSTS ..................................................      49,424         47,536         47,698
    TAXES OTHER THAN PAYROLL AND INCOME TAXES ........................      15,874          8,268          7,891
    OTHER OPERATING EXPENSES .........................................      51,541         49,323         50,507
    AMORTIZATION OF DEFERRED POLICY ACQUISITION COSTS ................      35,652         32,376         29,407
    DEFERRAL OF POLICY ACQUISITION COSTS .............................     (42,426)       (35,347)       (43,360)
                                                                        ----------------------------------------
          TOTAL ......................................................     965,958        904,218        851,973
                                                                        ----------------------------------------
INCOME BEFORE REALIZED GAIN AND INCOME TAXES .........................     136,681        135,573        131,015
REALIZED GAIN FROM SECURITY INVESTMENTS
    BEFORE INCOME TAXES ..............................................      10,534          5,894          5,888
                                                                        ----------------------------------------
INCOME BEFORE INCOME TAXES ...........................................     147,215        141,467        136,903
PROVISION FOR INCOME TAXES
    (INCLUDING TAX PROVISION ON REALIZED GAIN:
       1996 - $3,907; 1995 - $2,429; 1994 - $2,106) ..................      51,808         49,014         48,180
                                                                        ----------------------------------------
NET INCOME ...........................................................  $   95,407     $   92,453       $ 88,723
                                                                        ========================================

See Notes to Financial Statements on pages 52 through 69.

STATEMENT OF CONSOLIDATED INCOME

REAL ESTATE COMPANIES
SAFECO Properties, Inc. / Winmar Company, Inc. / SAFECARE Company, Inc.

YEAR ENDED DECEMBER 31                                              1996           1995          1994
-------------------------------------------------------------------------------------------------------
(In Thousands)
REVENUES
    OPERATING PROPERTY REVENUE ................................  $ 62,602        $64,862       $ 75,681
    REAL ESTATE SALES .........................................    13,924          5,304         26,521
    INTEREST ..................................................     1,899          2,620          3,638
    OTHER .....................................................     1,499          2,173          1,475
                                                                 --------------------------------------
          TOTAL ...............................................    79,924         74,959        107,315
                                                                 --------------------------------------
EXPENSES
    OPERATING PROPERTY EXPENSES ...............................    11,239         12,193         26,184
    REAL ESTATE SALES COSTS ...................................    11,198          3,380         19,179
    INTEREST ..................................................    29,027         29,137         27,426
    DEPRECIATION ..............................................    14,259         14,854         13,520
    GENERAL AND ADMINISTRATIVE ................................    13,576         12,347         13,934
                                                                 --------------------------------------
          TOTAL ...............................................    79,299         71,911        100,243
    INTEREST AND OTHER EXPENSES CAPITALIZED ...................   (12,427)        (6,012)        (3,080)
                                                                 --------------------------------------
          NET EXPENSES ........................................    66,872         65,899         97,163
                                                                 --------------------------------------
INCOME BEFORE REALIZED LOSS AND INCOME TAXES ..................    13,052          9,060         10,152
REALIZED LOSS FROM REAL ESTATE INVESTMENTS
    BEFORE INCOME TAXES .......................................    (2,611)          (818)          (174)
                                                                 --------------------------------------
INCOME BEFORE INCOME TAXES ....................................    10,441          8,242          9,978
PROVISION FOR INCOME TAXES
    (INCLUDING TAX BENEFIT ON REALIZED LOSS:
       1996 - $615; 1995 - $287; 1994 - $61) ..................     4,026          2,844          3,523
                                                                 --------------------------------------
NET INCOME ....................................................  $  6,415        $ 5,398       $  6,455
                                                                 ======================================

See Notes to Financial Statements on pages 52 through 69.

STATEMENT OF INCOME

SAFECO CREDIT COMPANY, INC.

YEAR ENDED DECEMBER 31                                                           1996          1995           1994
-------------------------------------------------------------------------------------------------------------------
(In Thousands)
INVESTMENT REVENUES:
    INTEREST AND FINANCE CHARGES:
       FINANCE RECEIVABLES ...............................................   $ 68,116        $60,075        $49,267
       AFFILIATES ........................................................      8,548          5,868          4,330
                                                                             --------------------------------------
          TOTAL INVESTMENT REVENUES ......................................     76,664         65,943         53,597
INTEREST EXPENSE .........................................................     47,448         41,772         30,652
                                                                             --------------------------------------
    NET INVESTMENT INCOME ................................................     29,216         24,171         22,945
PROVISION FOR CREDIT LOSSES ..............................................      2,400          2,600          3,650
                                                                             --------------------------------------
    NET INVESTMENT INCOME AFTER PROVISION FOR CREDIT LOSSES ..............     26,816         21,571         19,295
OTHER REVENUE ............................................................      7,583          5,856          4,584
                                                                             --------------------------------------
          TOTAL ..........................................................     34,399         27,427         23,879
                                                                             --------------------------------------
OPERATING EXPENSES:
    PERSONNEL COSTS ......................................................      8,657          7,785          7,204
    GENERAL AND ADMINISTRATIVE ...........................................      6,661          6,342          5,914
                                                                             --------------------------------------
          TOTAL ..........................................................     15,318         14,127         13,118
                                                                             --------------------------------------
INCOME BEFORE INCOME TAXES ...............................................     19,081         13,300         10,761
PROVISION FOR INCOME TAXES ...............................................      6,903          4,428          3,396
                                                                             --------------------------------------
NET INCOME ...............................................................   $ 12,178        $ 8,872        $ 7,365
                                                                             ======================================

See Notes to Financial Statements on pages 52 through 69.

STATEMENT OF COMBINED INCOME

ASSET MANAGEMENT COMPANIES
SAFECO Asset Management Company / SAFECO Securities, Inc. / SAFECO Services Corporation / SAFECO Trust Company


YEAR ENDED DECEMBER 31                                                  1996          1995            1994
----------------------------------------------------------------------------------------------------------
(In Thousands)
REVENUES
    MANAGEMENT AND ADVISORY FEES ................................   $ 14,394        $12,994        $11,235
    TRANSFER AGENT FEES .........................................      3,538          3,088          2,367
    OTHER .......................................................      5,284          2,450          1,453
                                                                    --------------------------------------
       TOTAL ....................................................     23,216         18,532         15,055
                                                                    --------------------------------------
EXPENSES
    PERSONNEL COSTS .............................................      7,794          6,318          4,737
    MARKETING AND SHAREHOLDER COMMUNICATION .....................      2,664          2,266          1,564
    OTHER .......................................................      5,148          3,051          2,403
                                                                    --------------------------------------
       TOTAL ....................................................     15,606         11,635          8,704
                                                                    --------------------------------------
INCOME BEFORE INCOME TAXES ......................................      7,610          6,897          6,351
PROVISION FOR INCOME TAXES ......................................      2,505          2,151          2,235
                                                                    --------------------------------------
NET INCOME ......................................................   $  5,105        $ 4,746        $ 4,116
                                                                    ======================================

See Notes to Financial Statements on pages 52 through 69.

NOTES TO FINANCIAL STATEMENTS

(All dollar amounts in thousands, except share data, unless otherwise stated)

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF
SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

    SAFECO Corporation (the Corporation) is a Washington corporation that owns operating subsidiaries in various segments of insurance and other financially related businesses. (The Corporation and its subsidiaries are collectively referred to as "SAFECO".) SAFECO's businesses operate on a nationwide basis. Non-U.S. operations are insignificant. The insurance subsidiaries engage in property and casualty, surety and life and health insurance. Products are marketed primarily through independent agents. Approximately 45% of SAFECO's property and casualty premiums are written in the three west coast states of California, Washington and Oregon. SAFECO's other operations include subsidiaries involved in real estate investment and management (SAFECO Properties), commercial lending and leasing (SAFECO Credit) and investment management.

BASIS OF REPORTING

    The financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances and include amounts based on the best estimates and judgments of management. The financial statements include SAFECO Corporation and its subsidiaries and real estate joint ventures (SAFECO).

    All significant intercompany transactions and accounts have been eliminated in the consolidated financial statements. Certain reclassifications have been made to prior year financial information to conform to the 1996 classification.

ACCOUNTING FOR PREMIUMS

    Property and casualty insurance premiums are included in income as earned on a daily pro rata basis over the terms of the respective policies. The unearned portion is included in the balance sheet as a liability for unearned premiums, before the effect of reinsurance. See Note 5 for more information on reinsurance.

    Life and health insurance premiums are reported as income when collected for traditional individual life policies and when earned for group life and health policies. Funds received under retirement services deposit contracts, annuity contracts and universal life policies of $1,148,590, $1,304,665 and $1,012,164 in 1996, 1995 and 1994, respectively, are recorded as liabilities rather than premium income when received. Revenues for universal life products consist of front-end loads, mortality charges and expense charges assessed against individual policyholder account balances. These loads and charges are recognized as income when earned.

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

    When the collectibility of income for certain investments is considered doubtful, they are placed on nonaccrual status and thereafter interest income is recognized only when payment is received. Investments that have declined in market value below cost and for which the decline is judged to be other than temporary are written down to fair value. Write-downs are made directly on an individual security basis and reduce realized investment gains in the statement of income.

    The cost of security investments sold is determined by the "identified cost" method.

    Mortgage loans are carried at outstanding principal balances, less an allowance for mortgage loan losses. The allowance for mortgage loan losses at December 31, 1996 and 1995 was $10,943 and $9,633, respectively.

    Short-term investments are carried at cost, which approximates market value.

PROPERTY, EQUIPMENT AND DEPRECIATION

    Property and equipment are classified as investment real estate or as land, buildings and equipment for company use, and are carried at cost less accumulated depreciation.

    Investment real estate that is deemed impaired is written down to estimated fair value. Estimated fair values of real estate are obtained using independent appraisals, outside consultants, internal analysis and judgment as appropriate under the circumstances. Values are reviewed quarterly. The writedowns are included in realized investment losses in the statement of income.

    Real estate taxes, interest expense and certain other carrying costs related to projects under development are capitalized as a cost of such projects until the project is substantially complete unless the total carrying value has reached estimated fair value. Costs in excess of estimated fair value are charged to operations. Projects that involve construction of income-producing property are considered to be substantially complete when available for occupancy. Projects that involve the development of real estate to be sold are considered substantially complete when planned improvement activity is concluded or the property is offered for sale. After substantial completion, carrying costs are charged to expense when incurred, and for income-producing property, depreciation is then provided.

    Interest capitalized relating to the development of real estate was $6,471, $3,088 and $2,482 for 1996, 1995 and 1994, respectively.

    SAFECO provides depreciation on buildings, furniture and automobiles at various rates based on estimated useful lives using straight-line and accelerated methods.

DEFERRED POLICY ACQUISITION COSTS

    Property and casualty insurance acquisition costs, consisting of commissions and certain other underwriting expenses, which vary with and are primarily related to the production of business, are deferred and amortized over the effective period of the related insurance policies. Investment income is considered in determining whether a premium deficiency exists. No deficiencies have been indicated in the periods presented.

    Life and health insurance acquisition costs, consisting of commissions and certain other underwriting expenses, which vary with and are primarily related to the production of new business are deferred. Acquisition costs for deferred annuity, retirement services deposit contracts and universal life insurance policies are amortized over the lives of the contracts or policies in proportion to the present value of estimated future gross profits. To the extent actual experience differs from assumptions, and to the extent estimates of future gross profits require revision, the unamortized balance of deferred policy acquisition costs is adjusted accordingly; such adjustments are included in current operations. Acquisition costs for traditional individual life insurance policies are amortized over the premium payment period of the related policies using assumptions consistent with those used in computing policy benefit liabilities.

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

    Salvage and subrogation recoverables are accrued using the "case basis" method for large recoverables and statistical estimates based on historical experience for smaller recoverables. Recoverable amounts deducted from the liability for losses and adjustment expense net of reinsurance were $153,613 and $134,294 at December 31, 1996 and 1995, respectively.

    The property and casualty companies' liability for unpaid losses and adjustment expense is presented gross of amounts recoverable from reinsurers. See Note 5 for more information on reinsurance.

LIFE POLICY LIABILITIES

    Liabilities for universal life insurance policies, deferred annuity contracts and retirement services deposit contracts are equal to the accumulated account value of such policies or contracts as of the valuation date. Liabilities for structured settlement annuities are based on interest rate assumptions using market rates at issue, graded downward over 40 years to a range of 5.5% to 8.75%.

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

    In 1993, the FASB issued Statement 114, "Accounting by Creditors for Impairment of a Loan," which provides guidance on valuing impaired loans. The FASB also issued Statement 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures," in 1994, which amends Statement
114. Both statements were effective for 1995 and adopted by SAFECO on January 1, 1995. Adoption did not affect net income. For additional disclosure relating to these two statements see Note 2 on page 58.

    In 1993, the FASB issued Statement 115, "Accounting for Certain Investments in Debt and Equity Securities," which expands the use of fair value accounting for debt and equity securities. As of January 1, 1994, SAFECO adopted the provisions of this statement for investments held as of, or acquired after that date. Statement 115 requires that debt and equity securities be classified as trading, available-for-sale or held-to-maturity. Fixed maturity securities which SAFECO has the positive intent and ability to hold to maturity (as narrowly defined by Statement 115) are classified as held-to-maturity and reported at amortized cost. Fixed maturity securities classified as available-for-sale are carried at market value, with changes in unrealized gains and losses recorded directly to stockholders' equity, net of applicable income taxes and deferred policy acquisition costs valuation allowance. All marketable equity securities are classified as available-for-sale and are carried at market value, with changes in unrealized gains and losses recorded directly to stockholders' equity, net of applicable income taxes.

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

    The FASB issued an Implementation Guide on Statement 115 in November 1995. In addition to providing guidance on Statement 115, the Guide allowed for a one-time-only reclassification of securities among the three categories defined in the statement. As allowed under the Guide, SAFECO reclassified certain held-to-maturity securities to the available-for-sale category on December 31, 1995. See Note 2 on page 56 for disclosures relating to this reclassification.

    In March 1995, the FASB issued Statement 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Statement 121 requires impairment losses to be recorded on long-lived assets used in operations, when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying value. It also addresses the accounting for long-lived assets that are expected to be disposed of. Statement 121 was effective for financial statements for fiscal years beginning after December 15, 1995 and SAFECO adopted it in the first quarter of 1996. Adoption did not affect net income.

    In October 1995, the FASB issued Statement 123, "Accounting for Stock-Based Compensation." Statement 123 permits either expensing the fair value of stock-based compensation or disclosing in the financial statement footnotes the pro forma impact on net income as if the awards had been expensed. The statement was effective for fiscal years beginning after December 15, 1995 and SAFECO adopted it in the fourth quarter of 1996, with no effect on net income. See Note 9 on page 64.

    The FASB issued Statement 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," in June 1996. Statement 125 was effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996. SAFECO will adopt it in the first quarter of 1997. The FASB recently issued Statement 127 which defers for one year the effective date of certain provisions of Statement 125. Statement 125 provides guidance in determining whether a transfer of a financial asset represents a sale or a secured borrowing, as well as the accounting for any servicing assets retained. The statement also provides guidance relating to extinguishment of liabilities by debtors. Although the impact of the statement is currently being studied, it is not expected to have a material effect on SAFECO's financial position or results of operations.

NOTE 2: INVESTMENTS
    Investment income is comprised of:

                                                       1996           1995           1994
-----------------------------------------------------------------------------------------
INTEREST:
    FIXED MATURITIES ..........................  $1,025,003     $  981,345      $ 908,194
    MORTGAGE LOANS ............................      40,954         40,874         40,664
    SHORT-TERM INVESTMENTS ....................       7,602         17,371          8,354
DIVIDENDS:
    MARKETABLE EQUITY SECURITIES ..............      39,165         40,993         42,059
    REDEEMABLE PREFERRED STOCK ................      12,674          4,034          2,133
OTHER INVESTMENT INCOME .......................       3,286          4,567          4,714
                                                 ----------------------------------------
    TOTAL INVESTMENT INCOME ...................   1,128,684      1,089,184      1,006,118
INVESTMENT EXPENSES ...........................      11,950         13,904         14,508
                                                 ----------------------------------------
    NET INVESTMENT INCOME .....................  $1,116,734     $1,075,280      $ 991,610
                                                 ========================================


    The carrying value of investments in fixed maturities and mortgage loans that have not produced income for the last twelve months is less than one percent of the total of such investments at December 31, 1996.

    The following analysis summarizes realized gains and losses on investments:

                                                                        1996           1995           1994
----------------------------------------------------------------------------------------------------------
REALIZED INVESTMENT GAINS (LOSSES):
    FIXED MATURITIES .............................................  $ 31,077       $ 29,293        $(8,843)
    MARKETABLE EQUITY SECURITIES .................................    61,584         35,796         48,057
    INVESTMENT REAL ESTATE .......................................    (2,611)          (818)          (174)
                                                                    --------------------------------------
       REALIZED INVESTMENT GAIN BEFORE INCOME TAXES ..............    90,050         64,271         39,040
    APPLICABLE INCOME TAXES ......................................   (31,316)       (22,719)       (13,118)
                                                                    --------------------------------------
       NET REALIZED INVESTMENT GAIN ..............................  $ 58,734       $ 41,552        $25,922
                                                                    ======================================


    The proceeds from sales of investment securities and related gains and losses for 1996 are as follows:

                                                                       FIXED          FIXED
                                                                  MATURITIES     MATURITIES     MARKETABLE
                                                                  AVAILABLE-       HELD-TO-         EQUITY
                                                                    FOR-SALE       MATURITY     SECURITIES
----------------------------------------------------------------------------------------------------------
PROCEEDS FROM SALES .............................................  $ 979,947        $13,316       $181,717
                                                                   =======================================
GROSS REALIZED GAINS ON SALES ...................................  $  32,973        $    -        $ 66,237
GROSS REALIZED LOSSES ON SALES ..................................    (27,601)        (1,328)        (4,653)
                                                                   ---------------------------------------
REALIZED GAINS (LOSSES) ON SALE .................................      5,372         (1,328)        61,584
WRITEDOWNS ......................................................     (5,465)            -              -
OTHER, INCLUDING GAINS ON CALLS AND REDEMPTIONS .................     32,638           (140)            -
                                                                   ---------------------------------------
    TOTAL REALIZED GAIN (LOSS) ..................................  $  32,545        $(1,468)      $ 61,584
                                                                   =======================================


    The sales of fixed maturities held-to-maturity were made due to evidence of significant deterioration in the bond issuers' creditworthiness.

    The proceeds from sales of investment securities and related gains and losses for 1995 are as follows:

                                                                FIXED          FIXED
                                                           MATURITIES     MATURITIES     MARKETABLE
                                                           AVAILABLE-       HELD-TO-         EQUITY
                                                             FOR-SALE       MATURITY     SECURITIES
---------------------------------------------------------------------------------------------------
PROCEEDS FROM SALES ......................................  $ 549,865      $      -        $176,773
                                                            =======================================
GROSS REALIZED GAINS ON SALES ............................  $  26,945      $      -        $ 46,546
GROSS REALIZED LOSSES ON SALES ...........................    (12,331)            -         (10,750)
                                                            ---------------------------------------
REALIZED GAINS ON SALE ...................................     14,614             -          35,796
WRITEDOWNS ...............................................    (13,609)            -              -
OTHER, INCLUDING GAINS ON CALLS AND REDEMPTIONS ..........     28,288             -              -
                                                            ---------------------------------------
    TOTAL REALIZED GAIN ..................................  $  29,293      $      -        $ 35,796
                                                            =======================================


    The proceeds from sales of investment securities and related gains and losses for 1994 are as follows:

                                                                FIXED         FIXED
                                                           MATURITIES     MATURITIES     MARKETABLE
                                                           AVAILABLE-       HELD-TO-         EQUITY
                                                             FOR-SALE       MATURITY     SECURITIES
---------------------------------------------------------------------------------------------------
PROCEEDS FROM SALES ......................................  $ 786,361      $      -        $120,723
                                                            =======================================
GROSS REALIZED GAINS ON SALES ............................  $  19,235      $      -        $ 52,680
GROSS REALIZED LOSSES ON SALES ...........................    (50,043)            -          (4,623)
                                                            ---------------------------------------
REALIZED GAINS (LOSSES) ON SALE ..........................    (30,808)            -          48,057
WRITEDOWNS ...............................................     (4,804)            -              -
OTHER, INCLUDING GAINS ON CALLS AND REDEMPTIONS ..........     26,769             -              -
                                                            ---------------------------------------
    TOTAL REALIZED GAIN (LOSS) ...........................  $  (8,843)     $      -        $ 48,057
                                                            =======================================


    The following analysis summarizes the changes in unrealized gains and losses on investment securities (includes fixed maturities held-to-maturity and available-for-sale):

                                                                                         1996           1995           1994
----------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN UNREALIZED APPRECIATION OF INVESTMENT SECURITIES:
    FIXED MATURITIES .............................................................  $(571,157)    $1,622,513     $(1,448,717)
    MARKETABLE EQUITY SECURITIES .................................................    135,690        231,231        (107,067)
    APPLICABLE INCOME TAXES ......................................................    152,413       (648,810)        544,524
                                                                                    ----------------------------------------
       NET CHANGE IN UNREALIZED APPRECIATION .....................................  $(283,054)    $1,204,934     $(1,011,260)
                                                                                    ========================================


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

    The following is a summary of fixed maturities and marketable equity securities classified as available-for-sale at December 31, 1996:

                                                                          GROSS           GROSS            NET       ESTIMATED
                                                       AMORTIZED     UNREALIZED      UNREALIZED     UNREALIZED          MARKET
                                                            COST          GAINS          LOSSES           GAIN           VALUE
------------------------------------------------------------------------------------------------------------------------------
U.S. TREASURY SECURITIES AND OBLIGATIONS OF U.S.
    GOVERNMENT CORPORATIONS AND AGENCIES ........... $ 1,123,418     $   49,928        $ (4,665)    $   45,263     $ 1,168,681
OBLIGATIONS OF STATES AND POLITICAL SUBDIVISIONS ...   3,036,139        350,641          (2,881)       347,760       3,383,899
DEBT SECURITIES ISSUED BY FOREIGN GOVERNMENTS ......     204,765         44,479              (6)        44,473         249,238
CORPORATE SECURITIES ...............................   4,373,171        195,469         (22,856)       172,613       4,545,784
MORTGAGE-BACKED SECURITIES .........................   2,533,036         74,169         (18,564)        55,605       2,588,641
                                                     -------------------------------------------------------------------------
    TOTAL FIXED MATURITIES CLASSIFIED AS
       AVAILABLE-FOR-SALE ..........................  11,270,529        714,686         (48,972)       665,714      11,936,243
MARKETABLE EQUITY SECURITIES .......................     641,841        660,296          (3,328)       656,968       1,298,809
                                                     -------------------------------------------------------------------------
       TOTAL ....................................... $11,912,370     $1,374,982        $(52,300)     1,322,682     $13,235,052
                                                     ==========================================                    ===========
DEFERRED POLICY ACQUISITION COSTS VALUATION
    ALLOWANCE ......................................                                                   (19,040)
APPLICABLE INCOME TAXES ............................                                                  (452,241)
                                                                                                    ----------
UNREALIZED APPRECIATION OF INVESTMENT SECURITIES,
    NET OF TAX, INCLUDED IN STOCKHOLDERS' EQUITY ...                                                $  851,401
                                                                                                    ==========

    The following is a summary of fixed maturities classified as held-to-maturity at December 31, 1996:

                                                                           GROSS           GROSS            NET      ESTIMATED
                                                        AMORTIZED     UNREALIZED      UNREALIZED     UNREALIZED         MARKET
                                                             COST          GAINS          LOSSES           GAIN          VALUE
------------------------------------------------------------------------------------------------------------------------------
U.S. TREASURY SECURITIES AND OBLIGATIONS OF U.S.
    GOVERNMENT CORPORATIONS AND AGENCIES ............. $  244,686       $ 29,559        $   (397)      $ 29,162     $  273,848
OBLIGATIONS OF STATES AND POLITICAL SUBDIVISIONS .....    103,075          3,797            (663)         3,134        106,209
DEBT SECURITIES ISSUED BY FOREIGN GOVERNMENTS ........    148,300         24,403              -          24,403        172,703
CORPORATE SECURITIES .................................  1,700,395        131,053         (13,775)       117,278      1,817,673
MORTGAGE-BACKED SECURITIES ...........................    291,868         13,110          (5,407)         7,703        299,571
                                                       -----------------------------------------------------------------------
    TOTAL FIXED MATURITIES CLASSIFIED AS
       HELD-TO-MATURITY .............................. $2,488,324       $201,922        $(20,242)      $181,680     $2,670,004
                                                       =======================================================================


    The following is a summary of fixed maturities and marketable equity securities classified as available-for-sale at December 31, 1995:


                                                                           GROSS           GROSS            NET       ESTIMATED
                                                        AMORTIZED     UNREALIZED      UNREALIZED     UNREALIZED          MARKET
                                                             COST          GAINS          LOSSES           GAIN           VALUE
-------------------------------------------------------------------------------------------------------------------------------
U.S. TREASURY SECURITIES AND OBLIGATIONS OF U.S.
    GOVERNMENT CORPORATIONS AND AGENCIES ............ $ 1,087,644     $   98,207        $ (1,165)    $   97,042     $ 1,184,686
OBLIGATIONS OF STATES AND POLITICAL SUBDIVISIONS ....   2,997,988        467,564            (246)       467,318       3,465,306
DEBT SECURITIES ISSUED BY FOREIGN GOVERNMENTS .......     208,920         49,505              -          49,505         258,425
CORPORATE SECURITIES ................................   4,201,895        356,271         (10,626)       345,645       4,547,540
MORTGAGE-BACKED SECURITIES ..........................   2,357,143        120,053          (5,009)       115,044       2,472,187
                                                      -------------------------------------------------------------------------
    TOTAL FIXED MATURITIES CLASSIFIED AS
       AVAILABLE-FOR-SALE ...........................  10,853,590      1,091,600         (17,046)     1,074,554      11,928,144
MARKETABLE EQUITY SECURITIES ........................     598,130        525,190          (3,912)       521,278       1,119,408
                                                      -------------------------------------------------------------------------
       TOTAL ........................................ $11,451,720     $1,616,790        $(20,958)     1,595,832     $13,047,552
                                                      ==========================================                    ===========
DEFERRED POLICY ACQUISITION COSTS VALUATION
    ALLOWANCE .......................................                                                   (42,815)
APPLICABLE INCOME TAXES .............................                                                  (539,523)
                                                                                                     ----------
UNREALIZED APPRECIATION OF INVESTMENT SECURITIES,
    NET OF TAX, INCLUDED IN STOCKHOLDERS' EQUITY ....                                                $1,013,494
                                                                                                     ==========

    The following is a summary of fixed maturities classified as held-to-maturity at December 31, 1995:

                                                                            GROSS           GROSS            NET      ESTIMATED
                                                         AMORTIZED     UNREALIZED      UNREALIZED     UNREALIZED         MARKET
                                                              COST          GAINS          LOSSES           GAIN          VALUE
-------------------------------------------------------------------------------------------------------------------------------
U.S. TREASURY SECURITIES AND OBLIGATIONS OF U.S.
    GOVERNMENT CORPORATIONS AND AGENCIES .............. $  210,894       $ 60,042         $    -        $ 60,042     $  270,936
OBLIGATIONS OF STATES AND POLITICAL SUBDIVISIONS ......     52,438          4,689              -           4,689         57,127
DEBT SECURITIES ISSUED BY FOREIGN GOVERNMENTS .........    135,467         31,956              -          31,956        167,423
CORPORATE SECURITIES ..................................  1,353,837        224,245          (4,128)       220,117      1,573,954
MORTGAGE-BACKED SECURITIES ............................    291,881         27,193              -          27,193        319,074
                                                        -----------------------------------------------------------------------
    TOTAL FIXED MATURITIES CLASSIFIED AS
       HELD-TO-MATURITY ............................... $2,044,517       $348,125         $(4,128)      $343,997     $2,388,514
                                                        =======================================================================


    The amortized cost and estimated market value of fixed maturities at December 31, 1996, by contractual maturity, are presented below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.


                                                                       AVAILABLE-FOR-SALE             HELD-TO-MATURITY
                                                                    AMORTIZED       ESTIMATED      AMORTIZED     ESTIMATED
                                                                         COST    MARKET VALUE           COST   MARKET VALUE
---------------------------------------------------------------------------------------------------------------------------
DUE IN ONE YEAR OR LESS ......................................... $   231,990     $   239,015     $    5,000     $    5,100
DUE AFTER ONE YEAR THROUGH FIVE YEARS ...........................   1,807,022       1,875,319             -              -
DUE AFTER FIVE YEARS THROUGH TEN YEARS ..........................   1,634,654       1,721,751         28,570         32,934
DUE AFTER TEN YEARS .............................................   5,063,827       5,511,517      2,162,886      2,332,399
MORTGAGE-BACKED SECURITIES ......................................   2,533,036       2,588,641        291,868        299,571
                                                                  ---------------------------------------------------------
    TOTAL ....................................................... $11,270,529     $11,936,243     $2,488,324     $2,670,004
                                                                  =========================================================

    In 1993, the FASB issued Statement 114, "Accounting by Creditors for Impairment of a Loan," which provides guidance on valuing impaired loans (FAS
114). The FASB also issued Statement 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure" (FAS 118), in 1994, which amends Statement 114. Both statements were effective for 1995 and were adopted by SAFECO on January 1, 1995. Adoption did not affect net income.

    The following table summarizes SAFECO's consolidated allowance for credit losses:


                                                                   1996           1995
--------------------------------------------------------------------------------------
ALLOWANCE AT BEGINNING OF YEAR ...............................  $27,516        $24,557
PROVISION FOR CREDIT LOSSES ..................................    4,450          4,200
LOANS CHARGED OFF AS UNCOLLECTIBLE ...........................   (1,838)        (1,891)
RECOVERIES ...................................................      293            650
                                                                ----------------------
ALLOWANCE AT END OF YEAR .....................................  $30,421        $27,516
                                                                ======================


    This allowance relates to SAFECO Credit's finance receivables ($829 million at December 31, 1996) and to mortgage loan investments ($448 million at December 31, 1996) nearly all of which are held by SAFECO Life Insurance Company. The 1996 and 1995 allowances include amounts determined under FAS 114 and FAS 118 (specific reserves), as well as general reserve amounts. The total investment in impaired loans, as defined under FAS 114 and FAS 118 and before any reserve for losses, is $3.3 million at December 31, 1996. A specific loan loss reserve has been established for each impaired loan, the total of which is $1.0 million at December 31, 1996 and is included in the overall allowance of $30.4 million at December 31, 1996.

NOTE 3: NOTES AND MORTGAGES PAYABLE

    At December 31, 1996, SAFECO Credit had short-term borrowings of $762,000 through commercial paper and $46,500 of medium-term notes. The repayment of each of these borrowings is guaranteed by SAFECO Corporation. The weighted average interest rates on the short-term borrowings were 5.4% and 5.8% at December 31, 1996 and 1995, respectively.

    At December 31, 1996, SAFECO Corporation had available bank lines of credit totaling $400,000. No amounts were outstanding under these lines of credit at December 31, 1996. These lines are available for general corporate purposes, including support of SAFECO Credit's short-term borrowings. SAFECO Corporation pays a fee to have these lines of credit available and does not maintain deposits as compensating balances.

    SAFECO Corporation issued $200 million of 7.875% notes in 1995, under a Securities and Exchange Commission (SEC) shelf registration. The proceeds were used to replace SAFECO Corporation's then existing $200 million of 10.75% notes which matured in 1995.

    Prior to the shelf registration noted above, SAFECO Corporation and SAFECO Credit initiated a combined shelf registration in 1990. SAFECO Credit issued $149,850 of medium-term notes under this registration. Of this amount $46,500 remained outstanding at December 31, 1996, with a weighted average interest rate of 7.9%, and maturities from May 1997 to December 2001. SAFECO Corporation issued $50,000 of medium-term notes under this shelf registration, with a weighted average interest rate of 7.1%, all maturing in 2002 and 2003. No additional notes will be issued under this shelf registration.

    SAFECO Credit enters into interest rate swap agreements with outside parties to reduce the impact of changes in interest rates on its variable rate debt by converting variable rate interest payments to fixed rates. The interest rate swap agreements provide only for the exchange of interest on the notional amounts at the stated rates, with no multipliers or leverage. At December 31, 1996, interest rate swap agreements were outstanding with notional amounts of $248,997, replacing variable rates with fixed rates with a weighted average rate of 6.0%. Maturities of these agreements range from June 1997 to November 2003. At December 31, 1995, interest rate swap agreements were outstanding with notional amounts of $134,942, replacing variable rates with fixed rates with a weighted average rate of 6.0%. There were no swap terminations in 1996, 1995 or 1994. The net interest accrued under these agreements is recorded as an adjustment to interest expense.

    Real estate mortgages are collateralized by the related investment real estate buildings and property.

    The total amount, current portions, interest rates and maturities of notes and mortgages payable at December 31 are as follows:

                                                                               1996                          1995
                                                                        TOTAL         CURRENT          TOTAL        CURRENT
---------------------------------------------------------------------------------------------------------------------------
SAFECO CREDIT BORROWINGS PAYABLE THROUGH 2001;
    WEIGHTED AVERAGE INTEREST RATES AT DECEMBER 31:
       1996 - 5.6%; 1995 - 6.1% .................................... $808,750       $ 763,850       $614,270       $567,770
                                                                     ------------------------------------------------------
SAFECO CORPORATION, 7.875% NOTES DUE 2005 .......................... $200,000       $      -        $200,000       $     -
                                                                     ------------------------------------------------------
OTHER NOTES AND MORTGAGES:
    REAL ESTATE MORTGAGES PAYABLE IN INSTALLMENTS AND
       MEDIUM-TERM NOTES PAYABLE THROUGH 2014;
       WEIGHTED AVERAGE INTEREST RATES AT DECEMBER 31:
       1996 - 7.7%; 1995 - 7.8% .................................... $169,638       $   3,324       $216,990       $  9,604
    UNSECURED NOTES AND LOANS PAYABLE IN INSTALLMENTS
       THROUGH 1998; WEIGHTED AVERAGE INTEREST RATES AT
       DECEMBER 31: 1996 - 6.7%; 1995 - 7.3% .......................   55,106          26,204         36,285         31,260
                                                                     ------------------------------------------------------
          TOTAL .................................................... $224,744       $  29,528       $253,275       $ 40,864
                                                                     ------------------------------------------------------

    Aggregate annual principal installments payable under these obligations for each of the five years subsequent to 1996 are as follows: 1997 - $793,378; 1998
- $53,164; 1999 - $4,745; 2000 - $55,331; 2001 - $14,238.

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

    The following is a summary of the activity related to SAFECO's property and casualty companies' reserves for losses and adjustment expense (net of reinsurance amounts):

                                                                                         1996           1995           1994
---------------------------------------------------------------------------------------------------------------------------
LOSSES AND ADJUSTMENT EXPENSE RESERVES AT BEGINNING OF YEAR .....................  $2,070,077     $2,092,946     $1,995,122
                                                                                   ----------------------------------------
INCURRED LOSSES AND ADJUSTMENT EXPENSE FOR CLAIMS OCCURRING
    IN THE CURRENT YEAR .........................................................   1,658,253      1,586,675      1,609,392
DECREASE IN ESTIMATED LOSSES AND ADJUSTMENT EXPENSE FOR CLAIMS
    OCCURRING IN PRIOR YEARS ....................................................     (77,744)       (59,699)       (81,325)
                                                                                   ----------------------------------------
TOTAL INCURRED LOSSES AND ADJUSTMENT EXPENSE ....................................   1,580,509      1,526,976      1,528,067
                                                                                   ----------------------------------------
LOSSES AND ADJUSTMENT EXPENSE PAYMENTS FOR CLAIMS OCCURRING DURING:
    CURRENT YEAR ................................................................     939,561        856,796        809,722
    PRIOR YEARS .................................................................     755,367        693,049        620,521
                                                                                   ----------------------------------------
TOTAL LOSSES AND ADJUSTMENT EXPENSE PAYMENTS ....................................   1,694,928      1,549,845      1,430,243
                                                                                   ----------------------------------------
    LOSSES AND ADJUSTMENT EXPENSE RESERVES AT END OF YEAR .......................  $1,955,658     $2,070,077     $2,092,946
                                                                                   ----------------------------------------

    The year-end reserve amounts above are net of related reinsurance recoverables of $103,412, $110,746 and $143,858 for 1996, 1995 and 1994,
respectively.

    The amounts above do not include SAFECO Life Insurance Company's loss reserves for accident and health claims as these amounts are not material in relation to consolidated losses and adjustment expense reserves and because the majority of these claims are incurred and paid in full within a one-year period.

    The decrease in the property and casualty companies' estimated losses and adjustment expense for claims occurring in prior years reflects several factors: aggressive reserving previously undertaken to correct deficiencies in years prior to 1988, favorable legislation in workers' compensation, moderation of medical costs and inflation, and claims department changes. The favorable legislation in workers' compensation, which relates primarily to the states of Oregon and California, has helped reduce fraud, allowed for faster settlement of claims and made it more difficult to reopen claims -- all of which reduced SAFECO's ultimate loss costs. The cost of claim settlements in several lines of business has benefited from changes in the organization of SAFECO's claims department which has established separate specialized units for workers' compensation, environmental exposures and fraud investigations. In addition, increased focus on adjustment expenses has helped reduce these costs.

    The property and casualty companies' liability for unpaid losses and adjustment expense includes reserves for environmental, asbestos and other toxic claims. These reserves are approximately 5% of total property and casualty reserves for losses and adjustment expense at December 31, 1996, 1995 and 1994. The reserves include estimates for both reported and incurred but not reported
(IBNR) losses and related legal expenses. Reserving for these claims is subject to significant uncertainties. Such uncertainties include difficulties in predicting the outcome of judicial decisions as case law evolves regarding liability exposure, insurance coverage and interpretation of policy language and changes in environmental regulations. In view of these conditions, trends that have affected development of these liabilities in the past may not necessarily occur in the future. Although estimation of environmental claims is a difficult process, the reserves established for these claims at December 31, 1996 are believed to be adequate based on the known facts and current law.

NOTE 5: REINSURANCE

    SAFECO's insurance subsidiaries protect themselves from excessive losses by reinsuring on treaty and facultative bases. Reinsurance contracts do not relieve SAFECO of its obligations to policyholders. With respect to the amounts of reinsurance related to the liabilities for losses and adjustment expense, life policy liabilities and unearned premiums, a continuing liability exists in the event reinsurance companies are unable to meet their obligations. SAFECO evaluates the financial condition of its reinsurers to minimize its exposure to losses from reinsurer insolvencies.

    SAFECO's insurance subsidiaries do not enter into retrospective reinsurance contracts and do not participate in any unusual or nonrecurring reinsurance transactions such as "swaps" of reserves, loss portfolio transfers or funding covers.

    The balance sheet caption reinsurance recoverables is comprised of the following amounts at December 31:

                                                                                     1996           1995
--------------------------------------------------------------------------------------------------------
PROPERTY AND CASUALTY:
    REINSURANCE RECOVERABLES ON:
       UNPAID LOSSES AND ADJUSTMENT EXPENSE ...................................  $103,412       $110,746
       PAID LOSSES AND ADJUSTMENT EXPENSE .....................................     8,868          9,882
LIFE AND HEALTH:
    REINSURANCE RECOVERABLES ON:
       UNPAID LOSSES AND ADJUSTMENT EXPENSE (POLICY AND CONTRACT CLAIMS) ......       136            850
       PAID CLAIMS ............................................................       957            658
       LIFE POLICY LIABILITIES ................................................    23,784         14,844
       OTHER ..................................................................       327            304
                                                                                 -----------------------
          REINSURANCE RECOVERABLES ............................................  $137,484       $137,284
                                                                                 -----------------------


    The unearned premium liability is presented before the effect of reinsurance. The reinsurance amounts related to the unearned premium liability are included with other assets in the balance sheet and totaled $48,424 and $50,633 at December 31, 1996 and 1995, respectively.

    The effects of reinsurance are netted against the insurance revenue and loss amounts in the statement of income. These amounts are as follows:


                                                                                         1996          1995            1994
---------------------------------------------------------------------------------------------------------------------------
PROPERTY AND CASUALTY CEDED EARNED PREMIUMS ......................................  $ 152,637       $160,342       $175,861
LIFE AND HEALTH CEDED EARNED PREMIUMS ............................................     13,679         10,385          9,060
                                                                                    ---------------------------------------
    TOTAL CEDED EARNED PREMIUMS ..................................................  $ 166,316       $170,727       $184,921
                                                                                    ---------------------------------------
PROPERTY AND CASUALTY CEDED LOSSES AND ADJUSTMENT EXPENSE ........................  $  34,447       $ 46,184       $184,670
LIFE AND HEALTH CEDED POLICY BENEFITS ............................................      4,039          6,344          5,588
                                                                                    ---------------------------------------
    TOTAL CEDED LOSSES, ADJUSTMENT EXPENSE AND POLICY BENEFITS ...................  $  38,486       $ 52,528       $190,258
                                                                                    ---------------------------------------


    Property and casualty ceded earned premiums and ceded losses and adjustment expense were higher in 1994 due to reinsurance amounts related to the 1994 Los Angeles earthquake.

    Reinsurance premiums ceded on a written basis are approximately equal to the ceded earned premiums disclosed above. Reinsurance premiums assumed are insignificant.

NOTE 6: COMMITMENTS AND CONTINGENCIES

    SAFECO leases office space, commercial real estate and certain equipment under leases which expire at various dates through 2058. These leases are accounted for as operating leases. Minimum rental commitments for leases in effect at December 31, 1996 are as follows:


YEAR PAYABLE                                 MINIMUM RENTALS
-----------------------------------------------------------=
1997 ............................................   $  8,580
1998 ............................................      8,389
1999 ............................................      7,558
2000 ............................................      5,563
2001 ............................................      4,364
2002 AND THEREAFTER .............................     61,554
                                                    --------
    TOTAL .......................................   $ 96,008
                                                    ========


    The amount of rent charged to operations was $9,978, $9,582 and $9,151 for 1996, 1995 and 1994, respectively.

    The property and casualty companies have written financial guaranty insurance covering municipal revenue bond issues, real estate partnership borrowings and residual values of certain commercial buildings. The majority of these guaranties was written in the period 1984 through 1987. The remaining guaranties have maturities ranging from 1997 to 2000. At December 31, 1996 guaranties totaling $158,016 were outstanding. Substantially all individual guaranties are supported by collateral (first mortgage liens) in the underlying properties. At December 31, 1996, the reserves for losses and adjustment expense for this business was $19,079 and the related unearned premium liability was $461.

    At December 31, 1996, SAFECO Properties, Inc. is the guarantor of $35,100 of outstanding debt financing for a not-for-profit hospital. SAFECO's property and casualty companies have, in turn, guaranteed the full amount of this potential obligation of SAFECO Properties and this amount is included in the guaranty total of $158,016 noted in the previous paragraph. During 1996, SAFECO Properties recorded an estimated loss of $20,000 to reflect the excess of the outstanding debt over the value of the collateral.

    For information on environmental, asbestos and other toxic claim liabilities, see Note 4.

    See Note 5 for discussion relating to reinsurance.

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

    Fair value amounts for fixed maturities and marketable equity securities are the same as market prices for securities traded in the public marketplace or analytically determined values for securities not publicly traded.

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

    The carrying values of SAFECO Credit and other notes and mortgages borrowings that have variable interest rates are reasonable estimates of fair value. For these borrowings that have fixed interest rates, fair value is estimated by discounting the projected cash flows using the rate at which similar borrowings could currently be made. The fair value of the 7.875% notes is estimated based on quotes from broker/dealers who make markets in similar securities.

    The estimated fair value of the property and casualty companies' financial guaranty business (see Note 6) was approximately $20,000 at December 31, 1996 and $23,000 at December 31, 1995. These amounts equal the total recorded reserves for losses and adjustment expense and unearned premiums at December 31, 1996 and 1995. Other insurance-related financial instruments are exempt from fair value disclosure requirements.

    Estimated fair values of financial instruments at December 31 are as follows:

                                                                              1996                          1995
---------------------------------------------------------------------------------------------------------------------------
                                                                     CARRYING       ESTIMATED       CARRYING      ESTIMATED
                                                                       AMOUNT      FAIR VALUE         AMOUNT     FAIR VALUE
---------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
    FIXED MATURITIES AVAILABLE-FOR-SALE ........................  $11,936,243     $11,936,243    $11,928,144    $11,928,144
    FIXED MATURITIES HELD-TO-MATURITY ..........................    2,488,324       2,670,004      2,044,517      2,388,514
    MARKETABLE EQUITY SECURITIES ...............................    1,298,809       1,298,809      1,119,408      1,119,408
    MORTGAGE LOANS .............................................      447,988         461,000        416,489        443,000
    COMMERCIAL LOANS ...........................................      536,460         531,000        494,138        520,000
FINANCIAL LIABILITIES:
    FUNDS HELD UNDER DEPOSIT CONTRACTS .........................    9,792,730       9,935,000      8,756,384      9,282,000
    CREDIT COMPANY BORROWINGS ..................................      808,750         810,000        614,270        618,000
    7.875% NOTES DUE 2005 ......................................      200,000         210,000        200,000        221,000
    OTHER NOTES AND MORTGAGES ..................................      224,744         228,000        253,275        265,000

DERIVATIVE FINANCIAL INSTRUMENTS

    SAFECO's consolidated investments in mortgage-backed securities of $2.9 billion at market value at December 31, 1996 ($2.8 billion at December 31, 1995) are primarily residential collateralized mortgage obligations and pass-throughs
(CMOs). CMOs, while technically defined as derivative instruments, are exempt from derivative disclosure requirements. SAFECO's investment in CMOs comprised of the riskier, more volatile type (e.g., interest only, inverse floaters, etc.) has been intentionally limited to only a small amount -- less than 1% of total CMOs at both December 31, 1996 and 1995.

    SAFECO Credit provides loan and lease commitments, at both variable and fixed rates of interest. Fixed rate loan and lease commitments outstanding at December 31, 1996 were approximately $30,000, or less than 1% of consolidated investments. The majority of these commitments have original terms of up to 90 days and contracted fixed interest rates with a weighted average rate of 9% at December 31, 1996. Fixed rate commitments outstanding at December 31, 1995 were approximately $45,000. Exposure to credit risk relating to these commitments (i.e., risk that the borrower will be unable to perform its obligations) is mitigated through credit review and approval controls. Because the majority of the fixed rate commitments have terms of 90 days, the estimated fair value of these commitments is not material.

    SAFECO does not enter into financial instruments for trading or speculative purposes. SAFECO's involvement in other investment-type derivatives is intentionally of a very limited nature. Such derivatives include currency-linked bonds and equity-linked bonds. Individually, and in the aggregate, these derivatives are not material and thus no additional disclosures are warranted.

    Interest rate swap agreements are entered into by SAFECO Credit to reduce the impact of changes in interest rates on its variable rate debt by converting variable rate interest payments to fixed rates. The interest rate swap agreements provide only for the exchange of interest on the notional amounts at the stated rates, with no multipliers or leverage. At December 31, 1996, interest rate swap agreements were outstanding with notional amounts of $248,997, replacing variable rates with fixed rates with a weighted average rate of 6.0%. Maturities of these agreements range from June 1997 to November 2003. At December 31, 1995, interest rate swap agreements were outstanding with notional amounts of $134,942, replacing variable rates with fixed rates with a weighted average rate of 6.0%. There were no swap terminations in 1996, 1995 and 1994. The net interest accrued under these agreements is recorded as an adjustment to interest expense. Exposure to credit risk relating to interest rate swaps is the risk that the counterparty will be unable to perform its obligations. This risk is mitigated through credit review, approval controls and by entering into agreements with only highly rated counterparties.The estimated fair value of interest rate swaps was not material at December 31, 1996 or 1995; thus, no additional disclosures are warranted.

NOTE 8: COMMON STOCK

    On December 1, 1995, the Corporation's common stock was split 2-for-1. Per share amounts have been adjusted to reflect the stock split.

    Changes in common stock outstanding for the last three years are as follows:


                                                                           1996           1995           1994
-------------------------------------------------------------------------------------------------------------
NUMBER OF SHARES OUTSTANDING AT THE BEGINNING OF YEAR ............  125,978,742     62,951,634     62,931,562
SHARES REACQUIRED ................................................     (254,767)      (288,805)      (104,320)
SHARES ISSUED FOR STOCK OPTIONS AND RIGHTS .......................      326,613        364,279        124,392
SHARES ISSUED FOR ACQUISITION OF SUBSIDIARY ......................      257,649             -              -
TWO-FOR-ONE STOCK SPLIT                                                      -      62,951,634             -
                                                                    -----------------------------------------
    NUMBER OF SHARES OUTSTANDING AT THE END OF YEAR ..............  126,308,237    125,978,742     62,951,634
                                                                    =========================================

NOTE 9: STOCK INCENTIVE PLAN

    The SAFECO Incentive Plan of 1987 provides for the issuance of up to 4,800,000 shares of SAFECO Corporation common stock. Stock options, restricted stock rights, performance stock rights and stock appreciation rights are authorized under the Plan.

    Stock options are granted at exercise prices not less than the fair market value of the stock on the date of the grant. The terms and conditions upon which options become exercisable may vary among grants; however, option rights expire no later than ten years from the date of grant.

    All share amounts and prices are adjusted for the 2-for-1 stock split in 1995.

    SAFECO continues to apply Accounting Principles Board Opinion 25 in accounting for its stock options, as allowed under FASB Statement 123. The effect of applying Statement 123's fair value method to SAFECO's stock option awards results in net income and earnings per share that are not materially different from amounts reported.

    Changes in stock options for the three years ended December 31, 1996 are as follows:

                                         OPTIONS OUTSTANDING
------------------------------------------------------------
                                                   WEIGHTED
                                               AVERAGE PRICE
                                         SHARES    PER SHARE
------------------------------------------------------------
BALANCE DECEMBER 31, 1993 ........... 1,828,462      $ 19.03
    GRANTED .........................   297,400        27.39
    EXERCISED .......................  (238,726)       13.51
    CANCELED ........................   (17,300)       26.12
                                      ----------------------
BALANCE DECEMBER 31, 1994 ........... 1,869,836        21.00
    GRANTED .........................   312,200        29.87
    EXERCISED .......................  (357,203)       15.45
    CANCELED ........................   (21,200)       26.21
                                      ----------------------
BALANCE DECEMBER 31, 1995 ........... 1,803,633        23.57
    GRANTED .........................   372,700        33.60
    EXERCISED .......................  (317,890)       17.19
    CANCELED ........................        -            -
                                      ----------------------
BALANCE DECEMBER 31, 1996 ........... 1,858,443      $ 26.67
                                      ======================
EXERCISABLE AT
    DECEMBER 31, 1996 ...............   792,129      $ 21.82
                                      ======================

    Exercise prices for options outstanding as of December 31, 1996 range from $12.25 to $38.50.

    Restricted stock rights provide for the holder to receive a stated number of share rights if the holder remains in the employ of the Corporation for the stated number of years. Matured rights are issued in stock and/or paid in cash at the option of the holder. During 1996, 1995 and 1994, $1,958, $1,313 and $899, respectively, were charged to operations for the compensation element of restricted stock rights and stock appreciation rights. No performance stock rights have been awarded.

    Changes in restricted stock rights for the three years ended December 31, 1996 are as follows:

                                                SHARE RIGHTS
------------------------------------------------------------
BALANCE DECEMBER 31, 1993 .........................   88,836
    AWARDED .......................................   40,400
    MATURED .......................................  (39,898)
    CANCELED ......................................   (1,650)
                                                     -------
BALANCE DECEMBER 31, 1994 .........................   87,688
    AWARDED .......................................   44,800
    MATURED .......................................  (35,762)
    CANCELED ......................................   (1,150)
                                                     -------
BALANCE DECEMBER 31, 1995 .........................   95,576
    AWARDED .......................................   44,500
    MATURED .......................................  (37,342)
    CANCELED ......................................       -
                                                     -------
BALANCE DECEMBER 31, 1996 .........................  102,734
                                                     =======


    There were 1,383,574 shares of common stock reserved for future options and rights at December 31, 1996.

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

    Statutory net income differs from the net income reported in accordance with generally accepted accounting principles primarily because policy acquisition costs are expensed when incurred, life insurance reserves are based on different assumptions and income tax expense reflects only taxes paid or currently payable.

    Statutory net income and equity are as follows:


STATUTORY NET INCOME          1996         1995         1994
------------------------------------------------------------
PROPERTY AND CASUALTY ... $317,672     $299,330    $ 217,348
LIFE AND HEALTH .........   97,243      103,047       48,630


STATUTORY STOCKHOLDER'S EQUITY
DECEMBER 31                                1996         1995
------------------------------------------------------------
PROPERTY AND CASUALTY .............. $2,166,187   $1,864,732
LIFE AND HEALTH ....................    587,658      504,683


    SAFECO's insurance subsidiaries have received written approval from the Washington State Insurance Department to treat certain loans to related SAFECO subsidiaries (all made at market rates) as admitted assets. The allowance of such loans has not materially enhanced surplus at December 31, 1996.

NOTE 11: DIVIDEND RESTRICTIONS

    SAFECO's subsidiaries are restricted as to the amount of dividends they may pay to their parent without regulatory or lender consent. The amount of subsidiary retained earnings available for the payment of dividends to SAFECO Corporation without prior regulatory or lender approval approximated $541,082 at December 31, 1996.

NOTE 12: EMPLOYEE BENEFIT PLANS

    The Corporation administers profit-sharing bonus, defined contribution, and defined benefit plans covering substantially all employees. The defined contribution plans include profit sharing retirement plans and a savings plan.

    Benefits are earned under the defined benefit plan for each year of service after 1988, based on the employee's compensation level plus a stipulated rate of return on the benefit balance. It is SAFECO's policy to fund the plan on a current basis to the full extent deductible under federal income tax regulations. The present value of all accrued benefits under the plan was $30,300 at December 31, 1996, determined using a discount rate of 7.6%. The fair value of plan assets was $44,000 at December 31, 1996.

    The cost of the plans discussed above charged to income is as follows:


                              1996         1995         1994
------------------------------------------------------------
PROFIT-SHARING BONUS ..... $21,339      $21,771     $ 18,178
DEFINED CONTRIBUTION .....  30,534       26,889       22,591
DEFINED BENEFIT ..........   6,486        5,619        5,669
                           ---------------------------------
    TOTAL ................ $58,359      $54,279     $ 46,438
                           =================================

    In addition, SAFECO provides certain healthcare and life insurance benefits ("other postretirement benefits") for retired employees. Substantially all employees become eligible for these benefits if they reach retirement age while working for SAFECO. The cost of these benefits is shared by SAFECO and the retiree. SAFECO accrues for these costs during the years that employees provide services, under FASB Statement 106. The transition obligation was recorded as a cumulative effect adjustment in 1993, resulting in a reduction of net income of $15,676 (net of tax).

    Net periodic other postretirement benefit costs were $3,178, $1,891 and $2,771 in 1996, 1995 and 1994 respectively.

    The following table summarizes the funded status of the plan:


DECEMBER 31                                1996         1995
------------------------------------------------------------
TOTAL ACCUMULATED POSTRETIREMENT
    BENEFIT OBLIGATION (APBO) ......... $25,269     $ 27,702
LESS PLAN ASSETS AT FAIR VALUE ........   1,097          880
                                        --------------------
APBO IN EXCESS OF PLAN ASSETS .........  24,172       26,822
UNRECOGNIZED GAIN .....................   6,656        1,485
                                        --------------------
ACCRUED POSTRETIREMENT BENEFIT COST
    RECORDED IN THE BALANCE SHEET ..... $30,828     $ 28,307
                                        --------------------


    Discount rate assumptions of 7.75%, 7.5% and 8.5% were used at December 31, 1996, 1995 and 1994, respectively. The accumulated postretirement benefit obligation at December 31, 1996 was determined using a healthcare cost trend rate of 11% for 1997, declining by 1% per year, starting in 1998, to 6% and remaining at that level thereafter. A one-percentage-point increase in the assumed healthcare cost trend rate for each year would increase the accumulated other postretirement benefit obligation as of December 31, 1996 by $3,026 and the annual net periodic other postretirement benefit cost for the year then ended by $513.

NOTE 13: REAL ESTATE COMPANIES' LEASED PROPERTIES

    The real estate companies receive rental income, principally from shopping centers, under leases which expire at various dates through 2034. These leases are accounted for as operating leases. Minimum future rentals from leases in effect at December 31, 1996 are as follows:


YEAR RECEIVABLE                                       AMOUNT
------------------------------------------------------------
1997 ............................................. $  41,284
1998 .............................................    38,854
1999 .............................................    36,113
2000 .............................................    32,963
2001 .............................................    30,989
2002 AND THEREAFTER ..............................   195,543
                                                   ---------
    TOTAL ........................................ $ 375,746
                                                   =========


    These amounts do not include contingent rentals that are based on a percentage of sales in excess of stipulated minimums or increases in the Consumer Price Index. Contingent rentals included in revenue were $4,669, $4,295 and $5,460 in 1996, 1995 and 1994, respectively.

    The real estate companies' investment in rental property and related accumulated depreciation is as follows:


DECEMBER 31                                1996         1995
------------------------------------------------------------
SHOPPING CENTERS ..................... $284,729    $ 303,111
OFFICE AND INDUSTRIAL SPACE ..........   47,796       46,734
HEALTHCARE FACILITIES ................   39,981       25,850
OTHER ................................   42,626       40,115
                                       ---------------------
                                        415,132      415,810
LESS ACCUMULATED DEPRECIATION ........   82,083       83,907
                                       ---------------------
    TOTAL ............................ $333,049    $ 331,903
                                       =====================

NOTE 14: INCOME TAXES

    SAFECO uses the liability method of accounting for income taxes pursuant to FASB Statement 109, "Accounting for Income Taxes." Under the liability method, deferred tax assets and liabilities are determined based on the differences between their financial reporting and their tax bases and are measured using the enacted tax rates.

    Differences between income tax computed by applying the U.S. Federal income tax rate of 35% to income before income taxes and the consolidated provision for income taxes are as follows:


                                                                               1996           1995           1994
-----------------------------------------------------------------------------------------------------------------
COMPUTED "EXPECTED" TAX EXPENSE ......................................... $ 202,461       $179,830       $136,409
TAX-EXEMPT MUNICIPAL BOND INCOME ........................................   (66,236)       (64,700)       (60,039)
DIVIDENDS RECEIVED DEDUCTION ............................................    (9,395)       (10,238)       (10,369)
PRORATION ADJUSTMENT ....................................................     8,763          7,781          6,506
OTHER ...................................................................     3,917          2,168          2,860
                                                                          ---------------------------------------
    CONSOLIDATED PROVISION FOR INCOME TAXES ............................. $ 139,510       $114,841       $ 75,367
                                                                          =======================================


    The tax effects of temporary differences which give rise to the deferred tax assets and deferred tax liabilities at December 31, 1996, 1995 and 1994 are as follows:


DECEMBER 31                                                                    1996           1995          1994
-----------------------------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
    DISCOUNTED LOSS AND ADJUSTMENT EXPENSE RESERVES ..................... $ 122,726       $131,679       $122,663
    UNEARNED PREMIUM LIABILITY ..........................................    62,274         59,634         56,495
    ADJUSTMENT TO LIFE POLICY LIABILITIES ...............................    34,773         30,209         20,444
    CAPITALIZATION OF LIFE POLICY ACQUISITION COSTS .....................    33,393         21,860         18,263
    POSTRETIREMENT BENEFITS .............................................    10,790          9,907          9,585
    REALIZED CAPITAL LOSSES .............................................     6,983         10,483          6,773
    DEFERRED POLICY ACQUISITION COSTS VALUATION ALLOWANCE ...............     6,664         14,985             -
    OTHER ...............................................................    43,375         36,197         36,899
                                                                          ---------------------------------------
       TOTAL DEFERRED TAX ASSETS ........................................   320,978        314,954        271,122
                                                                          ---------------------------------------
DEFERRED TAX LIABILITIES:
    DEFERRED POLICY ACQUISITION COSTS ...................................   145,301        139,711        136,095
    BOND DISCOUNT ACCRUAL ...............................................    27,164         22,460         19,119
    ACCELERATED DEPRECIATION ............................................    75,716         65,289         52,043
    REAL ESTATE DEVELOPMENT EXPENSES CAPITALIZED ........................    11,587         12,230         12,527
    UNREALIZED APPRECIATION OF INVESTMENT SECURITIES ....................   462,939        558,541         66,818
    OTHER ...............................................................    16,108         15,657         22,373
                                                                          ---------------------------------------
       TOTAL DEFERRED TAX LIABILITIES ...................................   738,815        813,888        308,975
                                                                          ---------------------------------------
       NET DEFERRED TAX LIABILITY ....................................... $ 417,837       $498,934       $ 37,853
                                                                          =======================================


    The following table reconciles the deferred tax expense (benefit) in the Statement of Consolidated Income to the net change in the deferred tax liability in the Consolidated Balance Sheet:


                                                                              1996           1995          1994
----------------------------------------------------------------------------------------------------------------
DEFERRED TAX EXPENSE (BENEFIT) .......................................... $  6,032       $(16,623)      $ (8,242)
DEFERRED TAX CHANGES REPORTED IN STOCKHOLDERS' EQUITY:
    INCREASE (DECREASE) IN LIABILITY RELATED TO UNREALIZED
       APPRECIATION (DEPRECIATION) OF INVESTMENT SECURITIES .............  (95,602)       491,723        (72,172)
    INCREASE (DECREASE) IN LIABILITY RELATED TO DEFERRED
       POLICY ACQUISITION COSTS VALUATION ALLOWANCE .....................    8,321        (14,985)            -
    INCREASE (DECREASE) IN LIABILITY RELATED TO UNREALIZED
       GAIN (LOSS) FROM FOREIGN CURRENCY TRANSLATION ....................      152            966         (1,653)
                                                                          --------------------------------------
INCREASE (DECREASE) IN NET DEFERRED TAX LIABILITY ....................... $(81,097)      $461,081       $(82,067)
                                                                          ======================================

NOTE 15: SEGMENT DATA


                                                                                   UNDER-
                                                   INVESTMENT    REALIZED         WRITING                  IDENTIFIABLE
                                       REVENUES        INCOME  GAIN (LOSS)   PROFIT (LOSS)   NET INCOME          ASSETS
-----------------------------------------------------------------------------------------------------------------------
1996
PROPERTY AND CASUALTY:
    PERSONAL ......................  $1,650,690                                 $  4,990                   $   352,218
    COMMERCIAL AND SURETY .........     624,674                                   33,466                       244,057
                                     ----------                                 --------
       TOTAL ......................   2,275,364    $  281,580    $ 64,738       $ 38,456       $313,445      6,243,976
                                     ----------    ----------    --------       ========                   -----------
LIFE AND HEALTH:
    FINANCIAL SERVICES ............      50,705       554,844       5,906                                    7,745,511
    EMPLOYEE BENEFITS .............     215,219       281,871       4,628                                    4,319,622
                                     ----------    ----------    --------                                  -----------
       TOTAL ......................     265,924       836,715      10,534                        95,407     12,065,133
                                     ----------    ----------    --------                                  -----------
REAL ESTATE .......................      79,924                    (2,611)                        6,415        601,339
CREDIT ............................      84,247                                                  12,178      1,067,524
OTHER AND ELIMINATIONS ............      53,126        (1,561)     17,389                        11,506        (60,299)
                                     ----------    ----------    --------                      --------    -----------
       CONSOLIDATED TOTALS ........  $2,758,585    $1,116,734    $ 90,050                      $438,951    $19,917,673
                                     ==========    ==========    ========                      ========    ===========

1995
PROPERTY AND CASUALTY:
    PERSONAL ......................  $1,562,716                                 $ (2,526)                  $   335,021
    COMMERCIAL AND SURETY .........     599,425                                    8,874                       229,702
                                     ----------                                 --------
       TOTAL ......................   2,162,141    $  291,450    $ 51,657       $  6,348       $290,126      6,174,407
                                     ----------    ----------    --------       ========                   -----------
LIFE AND HEALTH:
    FINANCIAL SERVICES ............      47,178       494,758      14,908                                    7,104,443
    EMPLOYEE BENEFITS .............     214,392       283,463      (9,014)                                   4,111,184
                                     ----------    ----------    --------                                  -----------
       TOTAL ......................     261,570       778,221       5,894                        92,453     11,215,627
                                     ----------    ----------    --------                                  -----------
REAL ESTATE .......................      74,959                      (818)                        5,398        527,036
CREDIT ............................      71,799                                                   8,872        883,008
OTHER AND ELIMINATIONS ............      44,836         5,609       7,538                         2,110        (32,235)
                                     ----------    ----------    --------                      --------    -----------
       CONSOLIDATED TOTALS ........  $2,615,305    $1,075,280    $ 64,271                      $398,959    $18,767,843

                                     ==========    ==========    ========                      ========    ===========
1994
PROPERTY AND CASUALTY:
    PERSONAL ......................  $1,469,857                                 $(67,932)                  $   316,922
    COMMERCIAL AND SURETY .........     583,574                                   (9,413)                      218,457
                                     ----------                                 --------
       TOTAL ......................   2,053,431    $  283,481    $ 31,003       $(77,345)      $213,439      5,355,735
                                     ----------    ----------    --------       ========                   -----------
LIFE AND HEALTH:
    FINANCIAL SERVICES ............      46,642       435,101       5,281                                    5,735,705
    EMPLOYEE BENEFITS .............     230,129       271,116         607                                    3,593,417
                                     ----------    ----------    --------                                  -----------
      TOTAL ......................      276,771       706,217       5,888                        88,723      9,329,122
                                     ----------    ----------    --------                                  -----------
REAL ESTATE .......................     107,315                      (174)                        6,455        545,773
CREDIT ............................      58,181                                                   7,365        757,166
OTHER AND ELIMINATIONS ............      36,281         1,912       2,323                        (1,608)       (86,067)
                                     ----------    ----------    --------                      --------    -----------
       CONSOLIDATED TOTALS ........  $2,531,979    $  991,610    $ 39,040                      $314,374    $15,901,729
                                     ==========    ==========    ========                      ========    ===========


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

NOTE 16: INTERIM FINANCIAL INFORMATION (UNAUDITED)


                                                                FIRST       SECOND        THIRD        FOURTH
                                                              QUARTER      QUARTER      QUARTER       QUARTER        ANNUAL
---------------------------------------------------------------------------------------------------------------------------
REVENUES:*
    1996 ..................................................  $977,602     $976,021     $992,499    $1,019,247    $3,965,369
    1995 ..................................................   906,383      934,097      951,783       962,593     3,754,856
    1994 ..................................................   863,506      870,074      908,963       920,086     3,562,629

INCOME BEFORE REALIZED GAIN:**
    1996 ..................................................  $ 89,197     $ 92,887     $105,202    $   92,931    $  380,217
    1995 ..................................................    61,586       92,436      100,836       102,549       357,407
    1994 ..................................................    43,486       88,818       69,683        86,465       288,452

REALIZED GAIN:**
    1996 ..................................................  $ 21,506     $ 13,096     $ 10,784    $   13,348    $   58,734
    1995 ..................................................     3,624       10,263       14,021        13,644        41,552
    1994 ..................................................    12,540        1,231        2,829         9,322        25,922

NET INCOME:
    1996 ..................................................  $110,703     $105,983     $115,986    $  106,279    $  438,951
    1995 ..................................................    65,210      102,699      114,857       116,193       398,959
    1994 ..................................................    56,026       90,049       72,512        95,787       314,374

                                                                                     (PER SHARE)***

INCOME BEFORE REALIZED GAIN:**
    1996 ..................................................  $    .71     $    .74     $   .83     $      .74    $     3.02
    1995 ..................................................       .49          .74         .80            .81          2.84
    1994 ..................................................       .35          .70         .56            .68          2.29

REALIZED GAIN:**
    1996 ..................................................  $    .17     $    .10     $   .09     $      .10    $      .46
    1995 ..................................................       .03          .08         .11            .11           .33
    1994 ..................................................       .10          .01         .02            .08           .21

NET INCOME:
    1996 ..................................................  $    .88     $    .84     $   .92     $      .84    $     3.48
    1995 ..................................................       .52          .82         .91            .92          3.17
    1994 ..................................................       .45          .71         .58            .76          2.50

DIVIDENDS PAID:
    1996 ..................................................  $    .26 1/2 $    .26 1/2 $   .29     $      .29    $     1.11
    1995 ..................................................       .24 1/2      .24 1/2     .26 1/2        .26 1/2      1.02
    1994 ..................................................       .22 1/2      .22 1/2     .24 1/2        .24 1/2       .94

MARKET PRICE RANGE:****
    1996  -  HIGH .........................................  $    39 3/16 $    35 3/8  $   35 1/2  $      41 5/8 $      41 5/8
          -  LOW ..........................................       33 1/8       30 7/8      32             35 3/16       30 7/8
    1995  -  HIGH .........................................       27 15/16     29 3/4      33 9/16        37 5/8        37 5/8
          -  LOW ..........................................       25 1/4       27 1/4      28 1/16        31 1/4        25 1/4

   * Prior year amounts revised to conform to 1996 classification.

  ** Amounts are net of income tax.

 *** Per share amounts are adjusted for the 2-for-1 stock split in December 1995
     (see Note 8).

**** SAFECO Corporation common stock trades on The Nasdaq Stock Market under the symbol SAFC.

SUMMARY OF GROWTH

                                                                                       1996            1995            1994
---------------------------------------------------------------------------------------------------------------------------
(In Thousands Except Per Share Amounts)
SUMMARY OF CONTINUING OPERATIONS
INCOME (LOSS), NET OF INCOME TAXES, BEFORE REALIZED GAIN:
    PROPERTY AND CASUALTY ...................................................... $  270,644      $  256,408      $  192,734
    LIFE AND HEALTH ............................................................     88,780          88,988          84,941
    REAL ESTATE ................................................................      8,411           5,929           6,568
    CREDIT .....................................................................     12,178           8,872           7,365
    ASSET MANAGEMENT ...........................................................      5,105           4,746           4,116
    CORPORATE ..................................................................     (4,901)         (7,536)         (7,272)
                                                                                 ------------------------------------------
       TOTAL ...................................................................    380,217         357,407         288,452
REALIZED GAIN, NET OF INCOME TAXES .............................................     58,734          41,552          25,922
CUMULATIVE EFFECT OF ACCOUNTING CHANGES ........................................         -               -               -
                                                                                 ------------------------------------------
NET INCOME ..................................................................... $  438,951      $  398,959      $  314,374
                                                                                 ==========================================
STATISTICS PER SHARE OF COMMON STOCK*
PRIMARY NET INCOME FROM CONTINUING OPERATIONS:
    INCOME BEFORE REALIZED GAIN ................................................ $     3.02      $     2.84      $     2.29
    REALIZED GAIN ..............................................................        .46             .33             .21
    CUMULATIVE EFFECT OF ACCOUNTING CHANGES ....................................         -               -               -
    NET INCOME .................................................................       3.48            3.17            2.50
    AVERAGE NUMBER OF SHARES ...................................................    126,074         125,961         125,944
FULLY DILUTED NET INCOME FROM CONTINUING OPERATIONS:
    INCOME BEFORE REALIZED GAIN ................................................       3.00            2.82            2.28
    REALIZED GAIN ..............................................................        .46             .33             .21
    CUMULATIVE EFFECT OF ACCOUNTING CHANGES ....................................         -               -               -
    NET INCOME .................................................................       3.46            3.15            2.49
    AVERAGE NUMBER OF SHARES ...................................................    126,683         126,548         126,414
DIVIDENDS PAID .................................................................       1.11            1.02             .94
MARKET PRICE:
    HIGH .......................................................................         41 5/8          37 5/8          29 13/16
    LOW ........................................................................         30 7/8          25 1/4          23 11/16
    CLOSE ......................................................................         39 7/16         34 1/2          26
STOCKHOLDERS' EQUITY:
    BOOK VALUE .................................................................      32.58           31.61           22.47
    WITH SECURITIES AT MARKET VALUE, NET OF TAX ................................      33.52           33.39           21.93

REVENUES FROM CONTINUING OPERATIONS
    (EXCLUDING REALIZED GAINS)
INSURANCE:
    PROPERTY AND CASUALTY (GROSS PREMIUMS WRITTEN) ............................. $2,463,501      $2,366,856      $2,278,045
    LIFE AND HEALTH ............................................................    265,924         261,570         276,771
NET INVESTMENT INCOME (EXCLUDING REALIZED GAIN OR LOSS):
    PROPERTY AND CASUALTY ......................................................    281,580         291,450         283,481
    LIFE AND HEALTH ............................................................    836,715         778,221         706,217
    OTHER ......................................................................     (1,561)          5,609           1,912
REAL ESTATE (EXCLUDING REALIZED GAIN OR LOSS) ..................................     79,924          74,959         107,315
CREDIT (INCLUDING AFFILIATE LOANS) .............................................     84,247          71,799          58,181
ASSET MANAGEMENT ...............................................................     23,216          18,532          15,055
TALBOT FINANCIAL ...............................................................     38,458          32,172          25,556
                                                                                 ------------------------------------------
       TOTAL ................................................................... $4,072,004      $3,901,168      $3,752,533
                                                                                 ==========================================

*Share amounts are adjusted for stock splits.

                                                                      1993             1992            1991            1990
------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF CONTINUING OPERATIONS
INCOME (LOSS), NET OF INCOME TAXES, BEFORE REALIZED GAIN:
    PROPERTY AND CASUALTY ........................................ $  217,187       $  187,144      $  145,421      $  183,666
    LIFE AND HEALTH ..............................................     76,903           75,600          79,705          77,626
    REAL ESTATE ..................................................      6,136            6,040           5,850           6,139
    CREDIT .......................................................      6,439            6,140           6,396           4,476
    ASSET MANAGEMENT .............................................      4,255            4,261           3,397           3,016
    CORPORATE ....................................................     (3,934)          (7,636)         (3,852)         (3,177)
                                                                   -----------------------------------------------------------
       TOTAL .....................................................    306,986          271,549         236,917         271,746
REALIZED GAIN, NET OF INCOME TAXES ...............................    118,915           39,745          22,661           6,663
CUMULATIVE EFFECT OF ACCOUNTING CHANGES ..........................      2,877               -               -               -
                                                                   -----------------------------------------------------------
NET INCOME ....................................................... $  428,778       $  311,294      $  259,578      $  278,409
                                                                   ===========================================================

STATISTICS PER SHARE OF COMMON STOCK*
PRIMARY NET INCOME FROM CONTINUING OPERATIONS:
    INCOME BEFORE REALIZED GAIN .................................. $      2.44      $     2.17      $     1.89      $     2.16
    REALIZED GAIN ................................................         .95             .31             .18             .05
    CUMULATIVE EFFECT OF ACCOUNTING CHANGES ......................         .02              -               -               -
    NET INCOME ...................................................        3.41            2.48            2.07            2.21
    AVERAGE NUMBER OF SHARES .....................................    125,758          125,584         125,478         126,238
FULLY DILUTED NET INCOME FROM CONTINUING OPERATIONS:
    INCOME BEFORE REALIZED GAIN ..................................        2.43            2.15            1.87            2.14
    REALIZED GAIN ................................................         .94             .31             .18             .05
    CUMULATIVE EFFECT OF ACCOUNTING CHANGES ......................         .02              -               -               -
    NET INCOME ...................................................        3.39            2.46            2.05            2.19
    AVERAGE NUMBER OF SHARES .....................................     126,466         126,478         126,510         126,932
DIVIDENDS PAID ...................................................         .86             .78             .71             .64
MARKET PRICE:
    HIGH .........................................................          33 1/4          29 9/16         24 3/8          21 1/16
    LOW ..........................................................          27              21 3/16         15 5/8          12 11/16
    CLOSE ........................................................          27 1/2          28 5/8          24 3/8          16 7/16
STOCKHOLDERS' EQUITY:
    BOOK VALUE ...................................................       22.04           19.49           17.70           15.75
    WITH SECURITIES AT MARKET VALUE, NET OF TAX ..................       28.47           23.92           21.92           16.57

REVENUES FROM CONTINUING OPERATIONS
    (EXCLUDING REALIZED GAINS)
INSURANCE:
    PROPERTY AND CASUALTY (GROSS PREMIUMS WRITTEN) ............... $2,134,512       $1,937,090      $1,830,199      $1,792,836
    LIFE AND HEALTH ..............................................    305,963          328,516         332,711         311,961
NET INVESTMENT INCOME (EXCLUDING REALIZED GAIN OR LOSS):
    PROPERTY AND CASUALTY ........................................    277,643          280,820         286,073         283,248
    LIFE AND HEALTH ..............................................    668,158          623,584         557,445         476,177
    OTHER ........................................................      5,994           (1,356)          3,249           5,348
REAL ESTATE (EXCLUDING REALIZED GAIN OR LOSS) ....................     78,252          187,172         274,387         254,718
CREDIT (INCLUDING AFFILIATE LOANS) ...............................     54,046           51,327          54,371          45,193
ASSET MANAGEMENT .................................................     13,250           13,057          10,794           9,009
TALBOT FINANCIAL .................................................                        -                -               -
                                                                   -----------------------------------------------------------
       TOTAL ..................................................... $3,537,818       $3,420,210      $3,349,229      $3,178,490
                                                                   ===========================================================



                                                                     1989            1988            1987            1986
---------------------------------------------------------------------------------------------------------------------------
SUMMARY OF CONTINUING OPERATIONS
INCOME (LOSS), NET OF INCOME TAXES, BEFORE REALIZED GAIN:
    PROPERTY AND CASUALTY ........................................ $  188,928      $  191,443      $  175,093       $   99,098
    LIFE AND HEALTH ..............................................     70,911          44,714          33,944           48,511
    REAL ESTATE ..................................................        669          (8,142)         (7,420)           2,756
    CREDIT .......................................................      4,009           3,509           2,420            3,305
    ASSET MANAGEMENT .............................................      2,545           2,021           1,493              615
    CORPORATE ....................................................     (3,346)          1,304           4,772            3,633
                                                                   -----------------------------------------------------------
       TOTAL .....................................................    263,716         234,849         210,302          157,918
REALIZED GAIN, NET OF INCOME TAXES ...............................     36,501          33,786          42,708           66,037

CUMULATIVE EFFECT OF ACCOUNTING CHANGES ..........................        -               -               -                 -
                                                                   -----------------------------------------------------------
NET INCOME ....................................................... $  300,217      $  268,635      $  253,010       $  223,955
                                                                   ===========================================================
STATISTICS PER SHARE OF COMMON STOCK*
PRIMARY NET INCOME FROM CONTINUING OPERATIONS:
    INCOME BEFORE REALIZED GAIN .................................. $     2.09      $     1.79      $      1.56      $     1.17
    REALIZED GAIN ................................................        .29             .26              .32             .49
    CUMULATIVE EFFECT OF ACCOUNTING CHANGES ......................         -               -               -                -
    NET INCOME ...................................................       2.38            2.05             1.88            1.66
    AVERAGE NUMBER OF SHARES .....................................    126,384         130,900         134,930          134,804
FULLY DILUTED NET INCOME FROM CONTINUING OPERATIONS:
    INCOME BEFORE REALIZED GAIN ..................................       2.07            1.79             1.55            1.16
    REALIZED GAIN ................................................        .29             .25              .31             .49
    CUMULATIVE EFFECT OF ACCOUNTING CHANGES ......................         -               -               -                -
    NET INCOME ...................................................       2.36            2.04             1.86            1.65
    AVERAGE NUMBER OF SHARES .....................................    127,444         131,512          135,968         136,112
DIVIDENDS PAID ...................................................        .57             .51              .45 1/4         .41 1/4
MARKET PRICE:
    HIGH .........................................................         19 5/8          14 3/4           19              15 15/16
    LOW ..........................................................         11 5/8          11 1/2           12 5/16         11 3/8
    CLOSE ........................................................         17 13/16        11 13/16         13 7/8          13 1/4
STOCKHOLDERS' EQUITY:
    BOOK VALUE ...................................................      14.63           12.44            10.69            9.84
    WITH SECURITIES AT MARKET VALUE, NET OF TAX ..................      16.57           13.54            11.44           12.61

REVENUES FROM CONTINUING OPERATIONS
    (EXCLUDING REALIZED GAINS)
INSURANCE:
    PROPERTY AND CASUALTY (GROSS PREMIUMS WRITTEN) ............... $1,696,940      $1,627,861      $1,545,922       $1,479,533
    LIFE AND HEALTH ..............................................    274,275         264,974         240,423          232,667
NET INVESTMENT INCOME (EXCLUDING REALIZED GAIN OR LOSS):
    PROPERTY AND CASUALTY ........................................    263,415         220,496         179,837          151,959
    LIFE AND HEALTH ..............................................    391,876         296,233         233,837          189,363
    OTHER ........................................................     14,670          20,245          22,573           20,833
REAL ESTATE (EXCLUDING REALIZED GAIN OR LOSS) ....................    246,216         223,190         195,900          216,082
CREDIT (INCLUDING AFFILIATE LOANS) ...............................     38,665          34,290          30,767           30,414
ASSET MANAGEMENT .................................................      8,322           7,166           6,708            4,087
TALBOT FINANCIAL .................................................         -               -               -                -
                                                                   -----------------------------------------------------------
       TOTAL ..................................................... $2,934,379      $2,694,455      $2,455,967       $2,324,938
                                                                   ===========================================================

                                                                                      1996             1995            1994
---------------------------------------------------------------------------------------------------------------------------
(In Thousands Except Ratios)
PREMIUMS BY MAJOR CLASSES OF
    PROPERTY AND CASUALTY INSURANCE
PERSONAL AUTO ...............................................................  $ 1,086,961      $ 1,043,586     $ 1,013,445
HOMEOWNERS ..................................................................      469,154          440,247         403,673
OTHER PERSONAL ..............................................................      169,973          163,055         144,624
                                                                               --------------------------------------------
       TOTAL PERSONAL .......................................................    1,726,088        1,646,888       1,561,742
COMMERCIAL ..................................................................      607,303          588,064         591,857
SURETY ......................................................................      103,162          100,052          90,246
OTHER .......................................................................       26,948           31,852          34,200
TOTAL CANADA ................................................................           -                -               -
                                                                               --------------------------------------------
GROSS PREMIUMS WRITTEN ......................................................    2,463,501        2,366,856       2,278,045
CEDED REINSURANCE PREMIUMS ..................................................      150,428          159,872         174,580
                                                                               --------------------------------------------
NET PREMIUMS WRITTEN ........................................................  $ 2,313,073      $ 2,206,984     $ 2,103,465
                                                                               ============================================
OPERATING RATIOS OF PROPERTY AND CASUALTY INSURANCE
RATIOS TO EARNED PREMIUMS:
    LOSSES ..................................................................         59.09%          60.04%          64.70%
    ADJUSTMENT EXPENSE ......................................................         10.37           10.58            9.72
    UNDERWRITING EXPENSES ...................................................         28.14           28.39           28.24
    DIVIDENDS TO POLICYHOLDERS ..............................................           .71             .70            1.11
                                                                               --------------------------------------------
    COMBINED LOSSES AND EXPENSES ............................................         98.31%          99.71%         103.77%
                                                                               ============================================
PREMIUMS WRITTEN TO POLICYHOLDERS' SURPLUS ..................................        1.1:1            1.2:1           1.4:1

PRETAX INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE REALIZED GAIN
PROPERTY AND CASUALTY:
    UNDERWRITING ............................................................  $    38,456      $     6,348     $   (77,345)
    INVESTMENT ..............................................................      281,580          291,450         283,481
    PROPOSITION 103 SETTLEMENT ..............................................           -                -               -
LIFE AND HEALTH .............................................................      136,681          135,573         131,015
REAL ESTATE .................................................................       13,052            9,060          10,152
CREDIT ......................................................................       19,081           13,300          10,761
ASSET MANAGEMENT ............................................................        7,610            6,897           6,351
CORPORATE ...................................................................       (8,049)         (13,099)        (13,714)
                                                                               --------------------------------------------
       TOTAL ................................................................  $   488,411      $   449,529     $   350,701
                                                                               ============================================
STOCKHOLDERS' EQUITY
BOOK VALUE ..................................................................  $ 4,115,340      $ 3,982,646     $ 2,829,479
WITH SECURITIES AT MARKET VALUE, NET OF TAX .................................    4,233,432        4,206,244       2,761,344

LONG-TERM DEBT FROM CONTINUING OPERATIONS ...................................      453,860          503,567         534,232

TOTAL ASSETS ................................................................   19,917,673       18,767,843      15,901,729

                                                                           1993             1992            1991             1990
---------------------------------------------------------------------------------------------------------------------------------
PREMIUMS BY MAJOR CLASSES OF
    PROPERTY AND CASUALTY INSURANCE
PERSONAL AUTO ...................................................   $   977,105      $   907,016      $  805,826      $   717,584
HOMEOWNERS ......................................................       362,419          310,841         271,531          239,550
OTHER PERSONAL ..................................................       126,353          109,063          92,628           82,642
                                                                    -------------------------------------------------------------
       TOTAL PERSONAL ...........................................     1,465,877        1,326,920       1,169,985        1,039,776
COMMERCIAL ......................................................       544,162          491,942         450,744          464,328
SURETY ..........................................................        84,245           79,714          79,077           75,927
OTHER ...........................................................        40,228           38,478          47,507           39,128
TOTAL CANADA ....................................................            -                36          82,886          173,677
                                                                    -------------------------------------------------------------
GROSS PREMIUMS WRITTEN ..........................................     2,134,512        1,937,090       1,830,199        1,792,836
CEDED REINSURANCE PREMIUMS ......................................       134,347          116,645         200,489          104,804
                                                                    -------------------------------------------------------------
NET PREMIUMS WRITTEN ............................................   $ 2,000,165      $ 1,820,445      $1,629,710      $ 1,688,032
                                                                    =============================================================
OPERATING RATIOS OF PROPERTY AND CASUALTY INSURANCE
RATIOS TO EARNED PREMIUMS:
    LOSSES ......................................................         60.21%           63.93%          67.81%           65.50%
    ADJUSTMENT EXPENSE ..........................................          9.78            10.55           10.72            11.67
    UNDERWRITING EXPENSES .......................................         28.43            28.72           29.33            29.24
    DIVIDENDS TO POLICYHOLDERS ..................................          1.07              .91             .76              .75
                                                                    -------------------------------------------------------------
    COMBINED LOSSES AND EXPENSES ................................         99.49%          104.11%         108.62%          107.16%
                                                                    =============================================================
PREMIUMS WRITTEN TO POLICYHOLDERS' SURPLUS ......................         1.3:1            1.3:1           1.4:1            1.6:1

PRETAX INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE REALIZED GAIN
PROPERTY AND CASUALTY:
    UNDERWRITING ................................................   $     9,848      $   (72,022)     $ (141,121)     $  (119,173)
    INVESTMENT ..................................................       277,643          280,820         286,073          283,248
    PROPOSITION 103 SETTLEMENT ..................................       (40,000)              -               -                -
LIFE AND HEALTH .................................................       125,306          123,604         124,109          118,486
REAL ESTATE .....................................................        10,079            8,389           8,525            9,123
CREDIT ..........................................................        10,190            9,036           9,489            6,815
ASSET MANAGEMENT ................................................         6,539            6,503           5,179            4,586
CORPORATE .......................................................       (10,317)         (13,662)         (9,625)          (8,799)
                                                                    -------------------------------------------------------------
       TOTAL ....................................................   $   389,288      $   342,668      $  282,629      $   294,286
                                                                    =============================================================
STOCKHOLDERS' EQUITY
BOOK VALUE ......................................................   $ 2,774,391      $ 2,448,147      $2,221,134      $ 1,975,699
WITH SECURITIES AT MARKET VALUE, NET OF TAX .....................     3,583,482        3,005,382       2,750,453        2,078,670

LONG-TERM DEBT FROM CONTINUING OPERATIONS .......................       600,209          504,638         523,557          451,328

TOTAL ASSETS ....................................................    14,807,291       13,391,109      12,113,944       10,683,462




                                                                         1989           1988            1987           1986
---------------------------------------------------------------------------------------------------------------------------
PREMIUMS BY MAJOR CLASSES OF
    PROPERTY AND CASUALTY INSURANCE
PERSONAL AUTO ...................................................  $  644,765     $  595,969      $  549,267     $  519,473
HOMEOWNERS ......................................................     222,539        219,042         214,102        207,097
OTHER PERSONAL ..................................................      74,060         71,115          68,086         64,646
                                                                   --------------------------------------------------------
       TOTAL PERSONAL ...........................................     941,364        886,126         831,455        791,216
COMMERCIAL ......................................................     480,633        483,918         463,823        448,872
SURETY ..........................................................      77,195         69,817          62,472         60,594
OTHER ...........................................................      38,885         35,163          31,949         26,968
TOTAL CANADA ....................................................     158,863        152,837         156,223        151,883
                                                                   --------------------------------------------------------
GROSS PREMIUMS WRITTEN ..........................................   1,696,940      1,627,861       1,545,922      1,479,533
CEDED REINSURANCE PREMIUMS ......................................     101,428        109,921         108,177        108,751
                                                                   --------------------------------------------------------
NET PREMIUMS WRITTEN ............................................  $1,595,512     $1,517,940      $1,437,745     $1,370,782
                                                                   ========================================================
OPERATING RATIOS OF PROPERTY AND CASUALTY INSURANCE
RATIOS TO EARNED PREMIUMS:
    LOSSES ......................................................       63.13%         58.05%          56.58%         61.88%
    ADJUSTMENT EXPENSE ..........................................        9.99          11.94           13.84          13.25
    UNDERWRITING EXPENSES .......................................       29.31          29.38           30.25          30.25
    DIVIDENDS TO POLICYHOLDERS ..................................         .88            .97             .72            .65
                                                                   --------------------------------------------------------
    COMBINED LOSSES AND EXPENSES ................................      103.31%        100.34%         101.39%        106.03%
                                                                   ========================================================
PREMIUMS WRITTEN TO POLICYHOLDERS' SURPLUS ......................       1.5:1          1.8:1           2.1:1          2.2:1

PRETAX INCOME (LOSS) FROM CONTINUING OPERATIONS
    BEFORE REALIZED GAIN
PROPERTY AND CASUALTY:
    UNDERWRITING ................................................  $  (52,243)    $   (5,084)     $  (19,698)    $  (77,568)
    INVESTMENT ..................................................     263,415        220,496         179,837        151,959
    PROPOSITION 103 SETTLEMENT ..................................          -              -               -              -
LIFE AND HEALTH .................................................     106,906         67,967          56,316         76,704
REAL ESTATE .....................................................         884        (12,494)        (10,805)         6,020
CREDIT ..........................................................       6,031          5,050           3,341          4,637
ASSET MANAGEMENT ................................................       3,881          3,081           2,518          1,178
CORPORATE .......................................................      (8,793)        (2,371)           (304)        (2,672)
                                                                   --------------------------------------------------------
       TOTAL ....................................................  $  320,081     $  276,645      $  211,205     $  160,258
                                                                   ========================================================
STOCKHOLDERS' EQUITY
BOOK VALUE ......................................................  $1,850,728     $1,570,383      $1,435,418     $1,328,215
WITH SECURITIES AT MARKET VALUE, NET OF TAX .....................   2,096,028      1,709,729       1,535,092      1,701,853

LONG-TERM DEBT FROM CONTINUING OPERATIONS .......................     512,859        540,996         539,825        538,081

TOTAL ASSETS ....................................................   9,415,865      7,869,181       6,738,785      5,876,072