Form 10-K, Exhibit 13
period 1997-12-31
SAFECO CORP
filed 1998-03-30
CIK 86104

                                                                      EXHIBIT 13


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

   SAFECO Corporation (the Corporation) is a Washington corporation that owns operating subsidiaries in various segments of insurance and other financially related businesses. (The Corporation and its subsidiaries are collectively referred to as "SAFECO".) The insurance subsidiaries engage in property and casualty insurance, surety and life and health insurance, and generated approximately 95% of SAFECO's total 1997 revenues. On October 1, 1997 SAFECO acquired American States Financial Corporation ("American States"), an Indianapolis, Indiana-based insurance holding company with 1996 revenues of $2.0 billion. SAFECO also acquired WM Life Insurance Company on December 31, 1997. Both acquisitions were treated as purchases for accounting purposes. See Note 2 on page 59 for additional information.

   SAFECO Credit Company provides loans and equipment financing and leasing to commercial businesses including affiliated companies. SAFECO Asset Management Company provides asset management services to the SAFECO family of mutual funds, SAFECO Trust Company and outside managed accounts. Talbot Financial Corporation provides insurance brokerage and financial services distribution operations. In February 1998 SAFECO announced its decision to sell its real estate subsidiary, SAFECO Properties Inc., to focus on its core insurance and financial services businesses. SAFECO has retained an investment banker to assist in its sales efforts. As the operations are not material to the consolidated financial statements they have not been reclassified as discontinued operations.

CAPITAL RESOURCES AND LIQUIDITY
Sources and Uses of Funds

   SAFECO's liquidity requirements are met primarily by funds generated from operations, the sale and maturity of invested assets, bank borrowings and issuances of commercial paper and other securities. The primary sources of cash from operations are insurance premiums, funds received under deposit contracts, dividends, interest, rental income and asset management fees.

   SAFECO's primary uses of funds are to fund operations, service outstanding debt, pay dividends to SAFECO shareholders, fund acquisitions and to expand the investment portfolio. Cash from insurance operations is used primarily to pay claims and claim adjustment expenses. Most insurance premiums are received before or at the time premium revenues are recognized, while related claims are incurred and paid in subsequent months or years. Catastrophe claims, the timing and amount of which are inherently unpredictable, may create increased liquidity requirements.

   Total cash provided by operating activities for the years ended December 31, 1997, 1996 and 1995 was $710.9 million, $684.3 million and $702.1 million, respectively (see Statement of Consolidated Cash Flows on page 48). The increases in property and casualty insurance premiums received in 1997 and 1996 resulted from a combination of rate increases and higher numbers of policies in force, as well as the acquisition of American States in 1997. The increases in dividends and interest received in both 1997 and 1996 were due mainly to the increasing invested asset base of the life and health insurance companies as well as the acquisition of American States. Although property and casualty cash flow from operations was positive in all three years, the high level of catastrophe losses in 1996 and 1995, combined with the relatively low interest rate environment and bond call activity has dampened the growth of investment income. Property and casualty investment income is expected to grow modestly in 1998.


SAFECO CORPORATION 1997 ANNUAL REPORT

   Funds received under deposit contracts relate primarily to the annuity and retirement services products of SAFECO's life and health subsidiaries. Of the total of $12.0 billion in deposit contracts at December 31, 1997, approximately 43% are structured settlement immediate annuity products. These annuities have average expected maturities of over 25 years and cannot be surrendered by policyholders. Other annuity products, comprising approximately 19% of total deposit contracts, generally have expected maturities of 5 to 12 years and associated surrender charges graded from 5% in year one to zero in year six. Other retirement services products, comprising approximately 24% of total deposit contracts, have expected maturities of 5 to 15 years. Surrender charges on these products are typically 9% in year one graded to zero in year nine, and SAFECO Life retains the option to defer payouts over five years on approximately one-quarter of these contracts. SAFECO Life's guaranteed investment contracts
(GICs) within its retirement services area comprise approximately 5% of total deposit contracts. Universal life products comprise the remaining 9% of total deposit contracts, and have expected maturities of 10 to 20 years with surrender charges varying according to policy type.

   The high level of proceeds from the maturity of fixed maturities in all three years was due to the high number of calls of fixed maturities and prepayments of mortgage-backed securities. These calls and prepayments were primarily due to the declining interest rate environment. Proceeds from the sale of fixed maturities available-for-sale and equities were higher in 1997 due in part to the sale of approximately $600 million of securities by SAFECO's property and casualty subsidiaries to raise funds for a portion of the purchase price of American States. Changes in interest rates have also caused fluctuations in the market value of fixed maturity investments. This has affected SAFECO's reported book value (shareholders' equity) because the difference between market value and amortized cost of fixed maturities classified as available-for-sale is included in shareholders' equity, net of tax.

   The credit and real estate subsidiaries have ongoing needs for outside capital. SAFECO Credit Company's borrowings are short to medium-term and are obtained primarily from the issuance of commercial paper and medium-term notes. At December 31, 1997 SAFECO Credit had $44.9 million of medium-term notes outstanding. These debt securities are guaranteed by SAFECO Corporation. Including these medium-term notes, SAFECO Credit had unaffiliated borrowings at December 31, 1997 totaling $892.0 million, of which $867.5 million was due within one year. Almost all of this current portion is comprised of short-term commercial paper borrowings. It is anticipated that the majority of these commercial paper borrowings will be rolled over in 1998.

   SAFECO Credit enters into interest rate swap agreements to reduce the impact of changes in interest rates on its variable rate debt by converting variable rate interest payments to fixed rates. The interest rate swap agreements provide only for the exchange of interest on the notional amounts at the stated rates, with no multipliers or leverage. At December 31, 1997, interest rate swap agreements were outstanding with notional amounts of $359.4 million, replacing variable rates with fixed rates with a weighted average of 6.1%. Maturities of these agreements range from February 1998 to June 2007. At December 31, 1996, interest rate swap agreements were outstanding with notional amounts of $249.0 million, replacing variable rates with fixed rates with a weighted average of 6.0%. The notional amount of interest rate swaps outstanding is higher in 1997 compared with 1996 because SAFECO Credit has increased its use of rate swaps to correspond with the increase in variable rate debt.

   The real estate subsidiaries (SAFECO Properties, Inc.) borrow from life insurance companies, banks, savings and loan associations and other lenders. At December 31, 1997, the real estate subsidiaries had notes and mortgages payable to non-affiliates of $193.2 million, of which $80.8 million was due within one year. It is anticipated that these obligations will be met through a combination of rollovers and replacement borrowings. As noted above, in February 1998 SAFECO announced its plan to sell SAFECO Properties, Inc.

   To pay for its October 1, 1997, $2,824 million cash acquisition of American States and the related $300 million debt repayment, SAFECO Corporation issued commercial paper, senior notes, capital securities and common stock in 1997. In late September 1997 SAFECO Corporation issued $1,482.0 million of commercial paper. As of December 31, 1997, $812.8 million of this commercial paper remained outstanding, with a weighted average interest rate of 5.9%. Maturing commercial paper was paid off in part with proceeds from common stock issued. SAFECO Corporation entered into two interest rate swap agreements in December 1997 to fix the interest rates on a portion of the outstanding commercial paper. The swaps are for notional amounts of $150.0 million each and replace variable rates with fixed rates of 5.9%. The two swaps mature in December 2002 and December 2007, respectively.

   SAFECO Corporation has two bank credit facilities available. The first is a 364-day revolving facility that totals $475.0 million and is available for general corporate purposes, including support of SAFECO Credit's short-term borrowings. The second totals $1,100.0 million and is a five-year facility extending to 2002 that is available for general corporate purposes, including the support of SAFECO Corporation commercial paper outstanding. It is anticipated that the majority of the $812.8 million of commercial paper


                                           SAFECO CORPORATION 1997 ANNUAL REPORT
borrowings will be rolled over in 1998. Over the next six years, it is anticipated that a substantial portion of this commercial paper will be retired primarily from dividends from the property and casualty subsidiaries. In addition, proceeds from the sale of SAFECO Properties may be used to retire a like amount of debt.

   On July 15, 1997 SAFECO Corporation issued $200.0 million of noncallable 10-year 6.875% senior notes. Also on July 15, 1997 SAFECO Corporation issued $841.5 million (net of underwriting compensation) of 40-year 8.072% capital securities through a subsidiary trust. These capital securities are callable by SAFECO after 10 years at a price of 104%, with the call premium graded down to zero after 20 years. See Note 10 on page 69 for more information on these securities.

   In the fourth quarter of 1997, in a secondary offering SAFECO issued 14.8 million shares of common stock at $47.50 per share, receiving net proceeds of $678 million. The proceeds were used to pay off SAFECO Corporation commercial paper debt maturing in 1997.

Ratings

   The claims paying abilities of insurers are rated to provide both insurance consumers and industry participants with comparative information on specific insurance companies. Higher ratings generally indicate greater financial strength and a stronger ability to pay claims and are important in marketing certain insurance products. Ratings focus on factors such as capital resources, financial strength, demonstrated management expertise in the insurance business, marketing, investment operations, minimum policyholders' surplus requirements and capital sufficiency to meet projected growth, as well as access to such traditional capital as may be necessary to continue to meet standards for capital adequacy. Coincident with the acquisition of American States and the related financings, A.M. Best, Moody's and Standard & Poor's issued revised ratings for SAFECO's senior debt and for the insurance subsidiaries' financial strength/claims paying ability. The revised ratings are lower due to the financing related to the American States acquisition, yet remain strong, reflecting SAFECO's ongoing profitability and solid balance sheet. Also rated were SAFECO's capital securities and commercial paper.

   The following table summarizes SAFECO's current ratings:

                                              A.M.    DUFF &              STANDARD
                                              BEST    PHELPS    MOODY'S   & POOR'S
----------------------------------------------------------------------------------

SAFECO Corporation:
  Senior Debt...............................    --       --       A3        A+
  Capital Securities........................    --       --       a3        A
  Commercial Paper..........................    --      D-1      P-2        A-1

Financial Strength/Claims Paying Ability:
  SAFECO Property and
    Casualty Subsidiaries...................    A+       --       A1        AA+
  American States Property and
    Casualty Subsidiaries...................    A        --       A1        AA+
  SAFECO Life Subsidiaries..................    A+       AA       A1        AA


Regulatory Issues

   SAFECO is not aware of any recently passed or current recommendations by regulatory authorities which have or would have, if passed, a material effect on its liquidity, capital resources or results of operations.

   Those states in which SAFECO's insurance subsidiaries are domiciled or deemed to be commercially domiciled limit the amount of dividend payments that can be made by those subsidiaries without prior regulatory approval. Three of SAFECO's insurance subsidiaries received approval in July 1997 to pay extraordinary dividends totaling $600 million to fund a portion of the American States purchase price. It is expected that these state limits will not restrict SAFECO's insurance subsidiaries from paying dividends to SAFECO Corporation (parent company) in amounts similar to those presently being paid and those paid in the past, including SAFECO's property and casualty and life subsidiaries and American States' property and casualty and life subsidiaries (exclusive of the $600 million extraordinary dividends in 1997).

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

   The NAIC has undertaken a major project to codify statutory accounting practices. While the impact of these proposals is currently being studied, the effect on statutory surplus is not expected to be material.


SAFECO CORPORATION 1997 ANNUAL REPORT

Year 2000

   Some of SAFECO's older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This is commonly called the "Year 2000 problem." SAFECO has completed its assessment and has been modifying and replacing portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The total Year 2000 compliance cost for SAFECO is estimated at approximately $6 million and as of December 31, 1997 SAFECO has incurred and expensed approximately one-half of that amount or $3 million. It is estimated that over 80% of existing SAFECO systems are Year 2000 compliant at December 31, 1997. SAFECO's objective is to have the rest of the systems including the most sophisticated applications Year 2000 compliant by the end of 1998. Based on its current progress and continuing modifications, SAFECO believes that it will be Year 2000 compliant and that the Year 2000 problem will not pose significant operational problems for its computer systems.

SUMMARY OF FINANCIAL INFORMATION

   The following summarized financial information sets forth the contributions of each business segment to the consolidated net income of SAFECO Corporation. The information should be read in conjunction with the related statements of income on pages 51 through 55 of this report.


YEAR ENDED DECEMBER 31                                                      1997             1996            1995
-----------------------------------------------------------------------------------------------------------------
(In Millions Except Per Share Amounts)

Income (Loss), Net of Income Taxes, Before Realized Gain:
   Property and Casualty ...................................           $   260.2*       $   270.6       $   256.4
   Life and Health .........................................                97.0             88.8            89.0
   Real Estate .............................................                 6.2              8.4             5.9
   Credit ..................................................                14.1             12.2             8.9
   Asset Management ........................................                 4.9              5.1             4.7
   Corporate ...............................................               (16.3)            (4.9)           (7.5)
                                                                       ------------------------------------------
      Total ................................................               366.1            380.2           357.4
Realized Gain, Net of Income Taxes .........................                78.7             58.8            41.6
                                                                       ------------------------------------------
Income Before Distributions on Capital Securities ..........               444.8            439.0           399.0
Distributions on Capital Securities, Net of Tax ............               (14.8)              --              --
                                                                       ------------------------------------------
Net Income .................................................           $   430.0        $   439.0       $   399.0
                                                                       ==========================================

Net Income Per Share of Common Stock:
   Income Before Realized Gain .............................           $    2.72*       $    3.02       $    2.84
   Realized Gain ...........................................                 .61              .46             .33
                                                                       ------------------------------------------
   Net Income ..............................................           $    3.33        $    3.48       $    3.17
                                                                       ==========================================

* Property and Casualty Net Income includes nonrecurring acquisition charges of $60.0 ($39.0 after tax, $0.30 per share) related to SAFECO's October 1, 1997 acquisition of American States.


PROPERTY AND CASUALTY--OPERATIONS

   Through independent agents, SAFECO's property and casualty subsidiaries write personal, commercial and surety lines of insurance. Coverages include automobile, homeowners, fire and allied lines, workers' compensation, commercial multi-peril, miscellaneous casualty, surety and fidelity. Products are sold in nearly all states and the District of Columbia.

   As described in more detail in Note 2 on page 59, SAFECO purchased American States on October 1, 1997. The acquisition has been treated as a purchase for accounting purposes, thus the revenue and profit amounts reported include American States amounts from the October 1, 1997 acquisition date forward. In the following discussion of operations, except where otherwise indicated, the revenue and profit amounts exclude American States for comparability purposes.

   SAFECO's strategy in purchasing American States includes broadening its product mix available to the combined companies' agency plant, particularly in introducing American States' small commercial lines products into existing SAFECO agencies. The combination has added an estimated 4,000 agents to SAFECO's agency force. The combination also geographically diversifies SAFECO's revenue and earnings base and its catastrophe risk exposure by accelerating SAFECO's growth east of the Rocky Mountains.


                                           SAFECO CORPORATION 1997 ANNUAL REPORT

   Income from property and casualty operations in 1997 including American States, before realized gains and income taxes totaled $292.2 million in 1997, compared with $320.0 million in 1996 and $297.8 million in 1995. Excluding the $60.0 million of nonrecurring 1997 acquisition charges, income for 1997 was $352.2 million. The $60.0 million charge includes $40.0 million to strengthen American States' loss reserves and $20.0 million for incentive payments to agents.

   Approximately 16% of SAFECO's property and casualty premiums are written in California and approximately 34% of premiums are written in the three West Coast states of California, Washington and Oregon (these percentages are based on annualized American States premiums for 1997, to better reflect actual geographic exposures). SAFECO's writing of new property business continues to be restricted in California to reduce its exposure to large single-event catastrophes (see discussion on page 35).

   The following table summarizes SAFECO's underwriting gains (losses) for the last three years:

                                          1997                 1996                 1995
----------------------------------------------------------------------------------------
(In Millions)

SAFECO
   Personal auto ..................    $  41.5              $  57.2              $  87.4
   Homeowners .....................       (7.4)               (73.1)               (54.2)
   Other personal lines ...........       17.4                 20.1                (30.9)
   Commercial lines ...............      (34.6)                 6.6                (13.4)
   Surety .........................       11.6                 26.9                 22.3
   Other ..........................        3.3                  0.7                 (4.9)
American States
   (fourth quarter only) ..........        4.4                   --                   --
                                       -------------------------------------------------
        Total .....................    $  36.2              $  38.4              $   6.3
                                       =================================================

   Voluntary personal, commercial and surety lines (which exclude assigned risk, FAIR plans, etc.) comprised approximately 62%, 35% and 3%, respectively, of the 1997 gross premiums written (these percentages are based on annualized American States premiums for 1997, to better reflect actual product mix). Gross premiums written growth of 5.6% in 1997 (excluding American States) was comprised of a 7.0% increase for personal, a 3.5% increase for commercial and a 5.4% decrease for surety lines. Premiums written by American States are down 2% from the fourth quarter a year ago. Gross premiums written growth of 4.1% in 1996 was comprised of a 4.8% increase for personal, a 2.3% increase for commercial and an increase of 3.1% for surety lines.

   The 1997 growth in personal lines premiums resulted primarily from an increase in policies in force and rate increases in the homeowners line. The number of vehicles insured increased 8.0% in 1997, compared with increases of 5.3% in 1996 and 1.8% in 1995. The increases in 1997 and 1996 came primarily from growth in targeted states east of the Rocky Mountains. Continued growth in the number of vehicles insured is expected in 1998, particularly in target states. The number of homes insured increased 4.7% in 1997, 2.4% in 1996 and 1.2% in 1995. This relatively modest growth rate was due to rate increases in recent years and to the moratorium on the writing of new homeowners policies in California (discussed on page 35).

   Commercial lines premiums were affected in both 1997 and 1996 by increased rate competition in workers' compensation, particularly in California due to open rating and increased rate competition in commercial auto. The decrease in surety premiums in 1997 was caused by increased rate competition in both the commercial and contract lines.

   Losses caused by catastrophes have had a significant impact on SAFECO's results. Catastrophe losses for all lines, net of reinsurance, totaled $40 million, $104 million and $143 million in 1997, 1996 and 1995, respectively. These losses related primarily to homeowners and other personal lines coverages (which include earthquake coverages), discussed in more detail below. Catastrophe losses in 1997 were relatively low compared to the last several years, benefiting SAFECO's property coverages, particularly the homeowners line. For 1996, catastrophe losses included approximately $35 million in losses from a winter storm that hit the Puget Sound area in December. The January 1994 Los Angeles earthquake was a significant factor in the 1995 (and 1994) catastrophe losses. SAFECO's losses from the earthquake were $132 million, net of reinsurance. Of this net amount, $90 million was reflected in 1994 results and $42 million was reflected in 1995 results. The 1995 losses were due to subsequent increases in the estimated cost of claims from the earthquake.

   SAFECO's strategy to reduce the impact of future catastrophe losses includes continuing to maintain a strong catastrophe reinsurance program (see discussion on page 37) and reducing exposures by modifying coverages and obtaining higher deductibles on earthquake coverages in some states. SAFECO has restricted the writing of new property business in catastrophe-prone states and has implemented spread-of-risk strategies in certain states such as Colorado, Texas and Florida to help mitigate the effects of hail storm, wind storm and hurricane losses. In addition, for the last several years SAFECO has invested in earthquake and wind modeling technologies which allow it to better monitor exposures.

   Voluntary personal auto produced pretax underwriting profits of $41.5 million, $57.2 million and $87.4 million for 1997, 1996 and 1995, respectively. Average auto rates increased 2% in 1997, after a decrease of 1% in 1996 and an increase of 3% in 1995. These rate changes reflect the increased competition in this line, which is expected to continue in 1998. Average loss costs (which include the severity or cost of settling claims and the frequency of accidents) decreased by 4% in 1997 after increasing by 3% in 1996.


SAFECO CORPORATION 1997 ANNUAL REPORT

   The homeowners line produced pretax underwriting losses of $7.4 million, $73.1 million and $54.2 million in 1997, 1996 and 1995, respectively. Losses due to catastrophes have affected results for this line but were lower in 1997 compared to the past few years. Catastrophe losses for homeowners totaled $33 million, $69 million and $70 million for 1997, 1996 and 1995, respectively. Average homeowners rates were increased 7%, 6% and 8% in 1997, 1996 and 1995, respectively. Total homeowners premiums increased 9%, 7% and 9% in 1997, 1996 and 1995, respectively, due to rate increases, increases in the number of homes insured and continuing efforts to increase homeowners insurance to value. Rate increases and insurance-to-value efforts, combined with restricted writings, higher deductibles and spread-of-risk strategies in catastrophe-prone areas are all continuing to be pursued to improve future results in homeowners. A continuing increase in premiums per policy is expected in 1998 as a result of planned rate increases and the ongoing insurance-to-value effort. Excluding the impact of catastrophes, these measures are expected to continue to improve homeowners' results in 1998.

   Other personal lines produced underwriting gains of $17.4 million in 1997, $20.1 million in 1996 and a loss of $30.9 million in 1995. Coverages in these lines include earthquake, dwelling fire, inland marine and boats. The loss in 1995 was due to the January 1994 Los Angeles earthquake. SAFECO suspended writing new homeowners, dwelling fire and condominium policies in California in July 1994 because California requires insurers to offer earthquake coverage in connection with homeowners and other residential policies. SAFECO received approval of a new earthquake mini-policy in California in September of 1996 and began to convert existing homeowners policies to the more limited coverage provided by the mini-policy as they reach renewal date. In April of 1997, SAFECO began to reopen the California market for new homeowners and fire business in a modest fashion in response to the reducing earthquake exposure resulting from the new mini-policy. SAFECO also modified its earthquake policies in several other states to increase the deductible. SAFECO believes federal legislation is necessary to create a permanent, long-term solution for the losses that arise from natural disasters such as earthquakes.

   Commercial operations produced a pretax underwriting loss of $34.6 million in 1997, a gain of $6.6 million in 1996 and an underwriting loss of $13.4 million in 1995. The loss in 1997 was primarily due to several unusually large losses in the third quarter and increased price competition in workers' compensation. After several years of improving profitability due to workers' compensation reforms enacted, the benefits of these reforms have largely been realized and underwriting results deteriorated significantly in 1997 as a result of significant price competition. Continuing price competition in workers' compensation is expected to continue into 1998. The underwriting gain in 1996 was due mainly to improved results in the commercial auto line compared with 1995 and to the run-off of loss reserves related to certain discontinued commercial liability coverages. This improvement was partly offset by $16 million of commercial losses caused by the December 1996 Puget Sound storm. Overall, the commercial lines combined ratio was 105.7, 98.8 and 102.4 for 1997, 1996 and 1995, respectively. The combined ratios for all three years compare favorably with the industry and are a result of continued disciplined risk selection, relatively limited impact of weather-related losses on SAFECO's commercial property risks and concentration of commercial writings in states with the most favorable legal and regulatory climates.

   The surety line produced pretax underwriting profits of $11.6 million, $26.9 million and $22.3 million for 1997, 1996 and 1995, respectively. The decline in 1997 was due mainly to two large contract bond losses in the fourth quarter.

   Other insurance product lines (primarily assigned risk and FAIR plans) produced underwriting gains of $3.3 million in 1997 and $0.7 million in 1996 compared with a loss of $4.9 million in 1995. The improvements in 1997 and 1996 were due to reduced losses in personal assigned risk business and to the continued depopulation of these plans in many states.

   American States' underwriting profit for all lines of $4.4 million in the fourth quarter of 1997 was due mainly to favorable weather experience.

   SAFECO sold its Canadian property and casualty operations in 1991 with no significant gain or loss resulting from the transaction. Canadian underwriting profits were $0.6 million, $4.5 million and $6.7 million for 1997, 1996 and 1995, respectively, and resulted from reductions in the estimated cost of settling prior years' claims. Under the sales agreement SAFECO retained the liabilities for losses incurred prior to April 1, 1991. Canadian assets were $81 million and $86 million at December 31, 1997 and 1996, respectively.


                                           SAFECO CORPORATION 1997 ANNUAL REPORT

PROPERTY AND CASUALTY OPERATING STATISTICS

                                                               1997*                       1996                   1995
--------------------------------------------------------------------------------------------------------------------------------
                                                                                          PERCENTAGE
                                                                  PERCENTAGE                INCREASE                 PERCENTAGE
                                                                    INCREASE              (DECREASE)                   INCREASE
                                                                  OVER PRIOR              OVER PRIOR                 OVER PRIOR
                                                                        YEAR                    YEAR                       YEAR
--------------------------------------------------------------------------------------------------------------------------------
(In Millions)

Gross Premiums Written ...........................   $  2,987.4         21.3%    $  2,463.5      4.1%    $  2,366.9         3.9%
                                                     ----------                  ----------              ----------
Net Premiums Written .............................   $  2,828.2         22.3     $  2,313.1      4.8     $  2,207.0         4.9
                                                     ----------                  ----------              ----------
Earned Premiums ..................................   $  2,816.6         23.8     $  2,275.4      5.2     $  2,162.1         5.3
                                                     ----------                  ----------              ----------
Underwriting Profit ..............................   $     36.2                  $     38.4              $      6.3
Nonrecurring 1997 Acquisition Charges ............        (60.0)                         --                      --
Net Investment Income ............................        327.0         16.1          281.6     (3.4)         291.5         2.8
Goodwill Amortization ............................        (11.0)                         --                      --
                                                     ----------                  ----------              ----------
Income Before Realized Gain and Income Taxes .....   $    292.2                  $    320.0              $    297.8
                                                     ==========                  ==========              ==========

* 1997 amounts include American States from the October 1, 1997 acquisition date forward.


                                       1997*            1996           1995
------------------------------------------------------------------------------
                                                OPERATING RATIOS AS A
                                            PERCENTAGE OF EARNED PREMIUMS
------------------------------------------------------------------------------
Loss Ratio ........................    58.40%          59.09%          60.04%
Adjustment Expense Ratio ..........    11.18           10.37           10.58
Expense Ratio .....................    28.47           28.14           28.39
Dividends to Policyholders ........      .66             .71             .70
                                       --------------------------------------
   Combined Ratio .................    98.71%          98.31%          99.71%
                                       ======================================

* Ratios exclude goodwill amortization and nonrecurring 1997 acquisition charges.

PROPERTY AND CASUALTY--LOSS RESERVES

   The liability (reserves) for losses and loss adjustment expense ("LAE") for the property and casualty companies was $4,310.5 million at December 31, 1997, compared to $2,059.1 million at December 31, 1996. The increase in this liability at December 31, 1997 compared with December 31, 1996 was due to the acquisition of American States. The liability is presented net of amounts recoverable from salvage and subrogation recoveries (see Note 1 on page 57) and gross of amounts recoverable from reinsurance (see Note 6 on page 66). The amount of reinsurance recoverables related to the above gross liabilities was $228.6 million at December 31, 1997 and $103.4 million at December 31, 1996. This increase is also due to the acquisition of American States.

   Reserves for losses that have been reported to SAFECO and certain legal expenses are established on the "case basis" method. Claims incurred but not reported (IBNR) and other adjustment expense are estimated using statistical procedures. Salvage and subrogation recoveries are accrued using the "case basis" method for large claims and statistical procedures for smaller claims.

   SAFECO's objective is to set reserves which are adequate; that is, the amounts originally recorded as reserves should at least equal the amounts ultimately required to settle losses. SAFECO's reserves aggregate its best estimates of the total ultimate cost of claims that have been incurred but have not yet been paid. The estimates are based on past claims experience and consider current claim trends as well as social, legal and economic conditions, including inflation. The reserves are not discounted.

   Loss and LAE reserve development is reviewed on a regular basis to determine that the reserving assumptions and methods are appropriate. Reserves initially determined are compared to the amounts ultimately paid. A statistical estimate of the projected amounts necessary to settle outstanding claims is made regularly and compared to the recorded reserves and adjusted as necessary; such adjustments are included in current operations.

   Analysis indicates that SAFECO's reserves are adequate and probably slightly redundant at December 31, 1997, 1996 and 1995. Operations were charged for an increase in estimated loss and LAE for claims occurring in prior years of $30.5 million in 1997. The 1997 charge includes a nonrecurring $40.0 million reserve increase related to the American States acquisition. This reserve increase relates to American States' previously discontinued assumed reinsurance operations. Excluding this nonrecurring charge, the 1997 loss and LAE development on claims occurring in


SAFECO CORPORATION 1997 ANNUAL REPORT
prior years benefited operations $9.5 million. Operations were credited $77.7 million and $59.7 million in 1996 and 1995, respectively, as a result of a reduction in the estimated amounts needed to settle prior years' claims.

Environmental and Asbestos Claims

   The property and casualty companies' reserves for losses and LAE for liability coverages related to environmental, asbestos and other toxic claims totaled $346.9 million at December 31, 1997 compared with $102.8 million at December 31, 1996. The increase in 1997 is due to the acquisition of American States. These amounts are before the effect of reinsurance, which is not material. These reserves are approximately 8% of total property and casualty reserves for losses and LAE at December 31, 1997 and approximately 5% at December 31, 1996. The reserves include estimates for both reported and IBNR losses and related legal expenses.

   The vast majority of SAFECO's property and casualty insurance subsidiaries' environmental, asbestos and other toxic claims result from the commercial general liability line of business and the discontinued assumed reinsurance operations of American States. A few of these losses occur in other coverages such as umbrella, small commercial package policies and personal lines.

   The following table presents the loss reserve activity analysis for liability coverages related to environmental, asbestos and other toxic claims.*


                                      1997             1996             1995
                                  ------------------------------------------
(In Millions)

Reserves at Beginning
   of Year                        $  102.8         $  107.5         $  108.2
American States Reserves
   at Acquisition                    264.4               --               --
Incurred Losses and LAE               (9.9)             4.6              9.3
Losses and LAE
   Payments                          (10.4)            (9.3)           (10.0)
                                  ------------------------------------------
Reserves at End of Year           $  346.9         $  102.8         $  107.5
                                  ==========================================

*  Amounts are before the effect of reinsurance, which is not material.

   Although estimation of environmental claims is difficult, the reserves established for these claims at December 31, 1997 are believed to be adequate based on the known facts and current law. SAFECO has generally avoided writing coverages for larger companies with substantial exposure in these areas. In view of changes in environmental regulations and evolving case law which affect the development of loss reserves, the process of estimating loss reserves for environmental, asbestos and other toxic claims results in imprecise estimates. Quantitative techniques have to be supplemented by subjective considerations and managerial judgment. Because of these conditions, trends that have affected development of these liabilities in the past may not necessarily occur in the future.

Construction Defect Claims

   Prior to its acquisition by SAFECO, American States had experienced adverse loss development on construction defect claims. Construction defect claims are a subset of claims that arise from coverage provided by general property damage liability insurance. They are defined as those claims involving allegations of defective work which result in claims for damages related to the diminution of value of large construction projects, such as condominiums, office buildings, shopping centers and housing developments. SAFECO has not historically separated these claims for the purpose of reserve analysis. American States' reserves for construction defect claims totaled $340.3 million at December 31, 1997. The reserves established for these claims at December 31, 1997 are believed to be adequate.

Reinsurance

   SAFECO's property and casualty companies use treaty and facultative reinsurance to help manage exposure to loss. As noted above, the liability for unpaid losses and adjustment expense is reported gross of reinsurance recoverables of $228.6 million at December 31, 1997 and $103.4 million at December 31, 1996. The availability and cost of reinsurance are subject to prevailing market conditions, both in terms of price and available capacity. Although the reinsurer is liable to SAFECO to the extent of the reinsurance ceded, SAFECO remains primarily liable to the policyholder as the direct insurer on all risks insured. To SAFECO's knowledge none of its reinsurers is experiencing financial difficulties.

   SAFECO's catastrophe property reinsurance program for 1998 covers 90% of $400 million of single-event losses in excess of a $100 million retention. In a large catastrophe, SAFECO would, therefore, retain the first $100 million of losses, 10% of the next $400 million and all losses in excess of $500 million. In addition to this nationwide coverage, for all states other than California SAFECO has a supplemental earthquake-only reinsurance contract for 1998 that would cover 90% of $350 million of single-event earthquake losses in excess of $500 million. Both of these 1998 catastrophe property reinsurance contracts include provisions for one reinstatement for a second catastrophe event in 1998 at current rates. The aggregate coverage limit is higher for 1998 than in prior years due to the inclusion of American States in SAFECO's catastrophe profile.

   SAFECO's insurance subsidiaries do not enter into retrospective reinsurance contracts and do not participate in any unusual or nonrecurring reinsurance transactions such as "swaps" of reserves or loss portfolio transfers. SAFECO does not use "funding covers" and does not participate in any surplus relief transactions. Additional information on reinsurance can be found in Note 6 on page 66.


                                           SAFECO CORPORATION 1997 ANNUAL REPORT

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

   SAFECO acquired American States Life on October 1, 1997, and WM Life Insurance Company on December 31, 1997. Both acquisitions have been treated as purchases for accounting purposes. American States' results for the fourth quarter of 1997 are included in the total income amounts of SAFECO Life. However, for analytical purposes the product line details presented below exclude American States unless otherwise indicated.

   Earnings before investment transactions and income taxes ("pretax income") for all lines combined, and including American States, were $147.9 million in 1997, compared with $136.7 million in 1996 and $135.6 million in 1995.

   The following table summarizes the pretax income amounts of the life and health companies' major product lines, and American States' pretax income for the fourth quarter:


                                 1997            1996            1995
---------------------------------------------------------------------
(In Millions)

Annuities                    $   23.6        $   27.7        $   31.3
Retirement Services              28.8            23.9            27.3
Group                            12.3            12.6            13.3
Individual                        2.4             4.2            (1.3)
American States                   5.5              --              --
Corporate and Other              75.3            68.3            65.0
                             ----------------------------------------
   Pretax Income             $  147.9        $  136.7        $  135.6
                             ========================================

   The annuity operations produced pretax income of $23.6 million, $27.7 million and $31.3 million in 1997, 1996 and 1995, respectively. Approximately 77% ($5.1 billion at December 31, 1997) of annuity assets relate to single premium immediate annuities (SPIAs). These are sold to fund third-party personal injury settlements and are nonsurrenderable contracts. The invested assets supporting these annuities are primarily long-maturity bonds. New SPIA deposits were $507 million in 1997 compared with $460 million in 1996 and $488 million in 1995. SPIA pretax income was $25.5 million, $23.0 million and $24.9 million in 1997, 1996 and 1995, respectively. The remaining 23% of annuity assets are deferred annuities. These are fixed rate and variable annuities marketed through financial institutions by SAFECO's subsidiary, Talbot Financial Corporation. Deferred annuity deposits were $80 million in 1997, $164 million in 1996 and $188 million in 1995. Nearly all of these amounts relate to fixed rate annuities. Lower interest rates and competition from equity-linked products were the main reasons for the decline in deposit volume in 1997. SAFECO Life introduced a new equity-indexed annuity early in 1997 to complement its fixed return products. Deposit volume for the new product totaled $243 million in 1997, but because of start-up costs and higher than anticipated option costs (to hedge the equity return promised), this product produced a loss in 1997. This is the main reason for the decline in total annuity pretax income in 1997 compared to 1996. Expected higher deposit volumes for the equity-indexed annuity and adjustments made to the pricing structure are expected to benefit this product's profitability. Total annuity assets amounted to $6.6 billion at December 31, 1997 compared with $5.9 billion at December 31, 1996 and $5.4 billion at December 31, 1995.

   On September 3, 1997 SAFECO announced a strategic alliance to distribute SAFECO Life annuities through Washington Mutual Inc.'s multi-state banking network and the acquisition of Washington Mutual's insurance subsidiary, WM Life Insurance Company. This $140 million cash acquisition was funded from internal sources and closed on December 31, 1997. This acquisition is expected to significantly strengthen SAFECO's bank distribution of annuities.

   SAFECO's retirement services operations produced pre-tax income of $28.8 million, $23.9 million and $27.3 million in 1997, 1996 and 1995, respectively. Retirement services' profits in all three years have benefited from improved investment performance and a larger asset base. The improvement in 1997 was caused primarily by increased profitability of variable return products. Retirement services products are primarily tax-sheltered annuities which are marketed to teachers and employees of hospitals and charitable organizations, IRAs and corporate retirement funds. SAFECO Life has protection against early policy surrenders or withdrawals of most of these products in the form of surrender charges during the initial years of each policy or the option to defer payouts over 20 quarters. Retirement services had $4.2 billion of assets on deposit at December 31, 1997 compared with $3.8 billion at December 31, 1996 and $3.5 billion at December 31, 1995. New retirement services deposit growth has slowed in recent years as lower interest rates have hampered sales of fixed return products. However, deposits from variable return products are growing and SAFECO Life continues to successfully focus its efforts on these types of products.


SAFECO CORPORATION 1997 ANNUAL REPORT

   SAFECO's group life and health operations contributed $12.3 million in 1997 pretax income, compared with income of $12.6 million in 1996 and $13.3 million in 1995. The strategic focus of the group operation is excess loss medical insurance, sold to self-insured employers for their employee medical plans. Excess loss medical accounted for $7.5 million, $12.4 million and $14.3 million of income in 1997, 1996 and 1995, respectively. Total medical profit, which includes some small-case, fully insured business, declined in both 1997 and 1996. Total group premiums decreased 2% during 1997, compared with decreases of 1% in 1996 and 8% in 1995. The decline in premium in the past three years was due primarily to greater competition in the excess loss market. Because of the competition over the last few years, SAFECO Life avoided writing business at unrealistic rates and, as a result, experienced some loss of in-force medical business.

   In addition to the competitive conditions noted above, the results of the group operations were affected by adverse medical claims experience in both 1997 and 1996. Group life results improved in 1997 compared to 1996. In 1996 SAFECO Life began reinsuring 100% of its long-term disability business, which should benefit future earnings.

   The individual life operations of SAFECO produced a pretax gain of $2.4 million in 1997, a gain of $4.2 million in 1996 and a loss of $1.3 million in 1995. Results in 1997 and 1995 were impacted by increased death claims. Profits from a new bank-owned life insurance program have benefited results in 1997 and 1996.

   American States Life produced a pretax gain of $5.5 million for the fourth quarter of 1997. Approximately half of this gain resulted from universal life products and the other half from the traditional line of permanent and term products.

   The corporate and other line is primarily comprised of investment income resulting from the investment of capital and prior years' earnings of the operating lines of business. It is a major component of SAFECO's life and health earnings, contributing pretax income of $75.3 million in 1997, $68.3 million in 1996 and $65.0 million in 1995.

   SAFECO's life insurance subsidiaries have not participated as a ceding company in any assumptive reinsurance transactions. See Note 6 on page 66 for additional information regarding reinsurance.

REAL ESTATE

   SAFECO Properties, Inc. invests in and manages real estate properties, primarily retail centers, and invests in medical real estate, primarily skilled nursing facilities. In February 1998 SAFECO announced its decision to sell SAFECO Properties, Inc., to focus on its core insurance and financial services businesses. SAFECO has retained an investment banker to assist in its sales efforts. As the operations are not material to the consolidated financial statements they have not been reclassified as discontinued operations.

   The real estate subsidiaries produced pretax income before investment transactions ("pretax income") of $9.6 million, $13.0 million and $9.1 million in 1997, 1996 and 1995, respectively. These pretax income amounts include gains from the sale of properties held for sale of $1.1 million, $2.7 million and $1.9 million in 1997, 1996 and 1995, respectively. The pretax income amounts (excluding these gains) in 1997 and 1996 were positively impacted by improved operating results on shopping center properties.

   In addition to the pretax income amounts above, the real estate subsidiaries realized pretax investment losses of $28.3 million, $2.6 million and $0.8 million in 1997, 1996 and 1995, respectively. The 1997 realized investment loss was due to the sale of a property in Palm Desert, California. The property was under development for several years but SAFECO decided in mid-1997 that the property no longer fit its long-term investment criteria. The 1996 realized investment loss was the result of a $20 million loss reserve related to SAFECO Properties' guarantee of outstanding debt financing for a not-for-profit hospital, offset by a $17.4 million gain on the sale of a shopping center. The debt guarantee was discharged in 1997.

   At December 31, 1997, investment real estate held by SAFECO Properties totaled $587 million, approximately 3% of SAFECO's consolidated investments. Major retail shopping centers (including land held for development), office and industrial space and healthcare facilities comprised approximately 90% of the total. Approximately 75% of total holdings are located in the states of Washington and Oregon. Rental properties included in investment real estate are detailed in Note 15 on page 72.

CREDIT

   SAFECO Credit Company, Inc. provides loans and equipment financing and leasing to commercial businesses, including affiliated companies. Credit operations produced pretax income of $21.5 million in 1997, compared with $19.1 million in 1996 and $13.3 million in 1995. Loan and lease receivables from non-affiliates grew 22% in 1997 and 14% in 1996. Continued growth in receivables is expected although the strong growth rate of 1997 may be difficult to achieve in 1998. The strong earnings in all three years are primarily attributable to the continuing increase in loan and lease production, combined with favorable collection experience and low delinquencies.


                                           SAFECO CORPORATION 1997 ANNUAL REPORT

   Approximately 70% of non-affiliate loan and lease receivables outstanding at December 31, 1997 are from commercial businesses involved in heavy construction, transportation and manufacturing. Most of these businesses are located in the West Coast and Rocky Mountain regions of the United States. Loans and leases are fully secured by liens on the collateral financed. At December 31, 1997, 13% of total outstanding loans and leases of SAFECO Credit consisted of loans to affiliated SAFECO companies.

ASSET MANAGEMENT

   SAFECO Asset Management Company is the investment advisor for the SAFECO mutual funds, variable annuity portfolios and a growing number of outside pension and trust accounts. These investment management activities produced pretax income of $7.5 million in 1997, $7.6 million in 1996 and $6.9 million in 1995. Assets under management continue to grow and totaled $5.2 billion at December 31, 1997, an increase of 53% compared with 1996. Sales were driven by efforts to increase the number of channels through which products are sold and excellent mutual fund performance. Continued growth in assets under management from existing funds, new funds and from new pension accounts is expected.

INVESTMENT SUMMARY

   SAFECO's consolidated pretax investment income increased to $1,244.7 million during 1997 from $1,116.7 million in 1996 and $1,075.3 million in 1995. Substantially all of this investment income is produced by the investment portfolios of SAFECO's property and casualty and life and health insurance subsidiaries. Excluding American States, consolidated pretax investment income was $1,185.7 million in 1997.

   The property and casualty companies' pretax investment income was $327.0 million in 1997 ($275.7 million excluding American States), $281.6 million in 1996 and $291.5 million in 1995, representing decreases of 2% in 1997 (excluding American States), 3% in 1996 and an increase of 3% in 1995. Although property and casualty cash flow was positive in all three years, the high level of catastrophe losses in 1996 and 1995, combined with the relatively low interest rate environment and bond call activity has dampened the growth of investment income. The sale of approximately $600 million of securities in 1997 to raise funds for a portion of the American States acquisition reduced the investment base and consequently investment income in 1997. The decline in 1996 investment income was particularly affected by reduced cash flow in the first part of the year caused by catastrophe and weather-related claim payments. Growth in investment income in 1998 is expected to be slowed by the lower interest rate environment. American States investment income will be impacted by the amortization of premium resulting from recording the investment portfolio at market value on October 1, 1997 under purchase accounting.

   The life and health companies' pretax investment income was $916.3 million in 1997, $836.7 million in 1996 and $778.2 million in 1995. The growth in all years was due primarily to the increasing amount of retirement services and annuity assets under management.

   Consolidated pretax realized gains from security investments totaled $147.7 million in 1997, compared with $92.7 million in 1996 and $65.1 million in 1995. The 1997 amount includes approximately $78 million of gains due to the property and casualty companies' sales of securities to raise funds for a portion of the purchase price of American States, as discussed above. The relatively high level of gains in all three years is due to falling interest rates which produced calls, redemptions and mortgage pay-downs on debt securities and to the strong stock market. Consolidated realized gains from security investments are recorded net of losses on the sale or writedown of investments. Each investment that has declined in market value below cost is monitored closely. If the decline is judged to be other than temporary the security is written down to fair value. The amounts of such writedowns in 1997, 1996 and 1995 were $0.2 million, $5.5 million and $13.6 million, respectively. These writedowns relate primarily to fixed income securities which were investment grade when purchased and later downgraded. The low amount of writedowns in all three years reflects the high quality of SAFECO's investment portfolios.

   SAFECO's property and casualty investment portfolio totaled $9.1 billion at market value at December 31, 1997, compared with $5.2 billion at market value at December 31, 1996. The increase is due primarily to the acquisition of American States' investment portfolio which totaled $4.0 billion at market value at December 31, 1997. The investment philosophy for the property and casualty portfolio is to emphasize investment yield without sacrificing investment quality, and to provide for liquidity and diversification. Fixed income securities comprised 80% of this portfolio while equity securities comprised 20% (see table on page 42).

   The property and casualty fixed income portfolio, which totaled $7.1 billion at market value at December 31, 1997, is currently comprised of 75% tax-exempt and 25% taxable investments. The property and casualty companies are presently investing new money primarily in long-maturity, high-quality tax-exempt bonds and plan to continue to do so in the foreseeable future. However, SAFECO may


SAFECO CORPORATION 1997 ANNUAL REPORT
periodically shift its investment of new money between taxables and tax-exempts in the future to maximize the portfolio's after-tax return in view of the alternative minimum tax. Although the American States property and casualty portfolio is high quality and well structured, some realignments are planned, primarily in shifting some of American States' tax-exempt bonds to longer maturities and increasing the allocation to common stock. The effective tax rate on investment income for 1997 was 13%, compared with 12% percent in 1996 and 13% in 1995. On an after-tax basis, investment income decreased 2% in 1997 (excluding American States), 2% in 1996 and increased 3% in 1995.

   The quality of the property and casualty companies' fixed income portfolio is detailed in the following table:


                              PERCENT AT
RATING                 DECEMBER 31, 1997
----------------------------------------
AAA ..........................      49 %
AA ...........................      25
A ............................      20
BBB ..........................       5
BB or lower ..................       1
                                    ----
     Total ...................      100%
                                    ====

   SAFECO's life and health investment portfolio totaled $13.9 billion at market value at December 31, 1997. Fixed income securities, all of which are taxable, comprised 94% of this investment portfolio at December 31, 1997. The investment philosophy for this portfolio is to emphasize investment yield without sacrificing investment quality, and to provide for liquidity and diversification. SAFECO also matches the projected cash inflows of this portfolio with the projected cash outflows of the liabilities of the various product lines within the life and health operations.

   The quality of the life and health companies' fixed income portfolio is detailed in the following table:


                              PERCENT AT
RATING                 DECEMBER 31, 1997
----------------------------------------
AAA ..........................      35 %
AA ...........................      10
A ............................      31
BBB ..........................      21
BB or lower ..................       3
                                    ----
     Total ...................      100%
                                    ====

   This portfolio contains $341.5 million (at market value) of securities below investment grade quality. This was approximately 3% of the total $13.0 billion life and health fixed income portfolio at market value at December 31, 1997. On a consolidated basis, below investment grade securities with a market value of $365.3 million were held at December 31, 1997. This was less than 2% of total consolidated investments at market value of SAFECO Corporation and subsidiaries at December 31, 1997.

   SAFECO's consolidated investment in "exotic" securities and high-risk derivatives was less than 1% of SAFECO's total investments at both December 31, 1997 and 1996. SAFECO has intentionally avoided investing in these types of securities. In addition, SAFECO does not enter into financial instruments for trading or speculative purposes.

   SAFECO's consolidated investments in mortgage-backed securities of $3.6 billion at market value at December 31, 1997 consist mainly of residential collateralized mortgage obligations (CMOs) and pass-throughs. The life and health portfolio contains virtually all of these securities. Approximately 94% of the mortgage-backed securities are government/agency-backed or AAA rated at December 31, 1997. SAFECO has intentionally limited its investment in riskier, more volatile CMOs (interest only, inverse floaters, and so forth) to a small amount--approximately 1% of total mortgage-backed securities at December 31, 1997.

   SAFECO Corporation, the parent company, holds an investment portfolio of securities at market value that totaled $177.1 million at December 31, 1997, compared with $187.8 million at December 31, 1996. The majority of these securities are high quality, preferred stocks and U.S. Treasuries.

   SAFECO's consolidated investment portfolio also includes $499.0 million of mortgage loan investments at December 31, 1997, approximately 2% of total investments. Nearly all of these loans are held by the life and health companies and are secured by first mortgage liens on completed, income-producing commercial real estate, primarily in the retail, industrial and office building sectors. The majority of the properties are located in the western United States, with approximately 53% of the total in California. Individual loans generally do not exceed $5 million. Less than 2% of the loans were non-performing at both December 31, 1997 and 1996. The allowance for mortgage loan losses was $11.6 million at December 31, 1997 and $10.9 million at December 31, 1996.

   For a discussion of SAFECO's investment in real estate, which is made through SAFECO Properties, Inc., see page 39 of this report.


                                           SAFECO CORPORATION 1997 ANNUAL REPORT

   The table below provides a summary of SAFECO's consolidated securities investment portfolio at December 31, 1997. The excess of market value over cost of the consolidated fixed income and equity security portfolios was $2.4 billion at December 31, 1997 and $1.5 billion at December 31, 1996. This increase in the excess of market over cost was due primarily to the decline in interest rates in 1997, which increased the market value of SAFECO's fixed income securities.


                                                         AMORTIZED         CARRYING           MARKET
DECEMBER 31, 1997                                             COST            VALUE            VALUE
-----------------------------------------------------------------------------------------------------
(In Millions)
Property and Casualty:
   Fixed Income - taxable (available-for-sale) .....   $   1,715.6      $   1,797.2      $   1,797.2
   Fixed Income - non-taxable (available-for-sale)..       4,869.0          5,338.1          5,338.1
   Equity Securities ...............................         880.8          1,742.1          1,742.1
Life and Health:
   Fixed Income - taxable (available-for-sale) .....       9,371.6          9,875.9          9,875.9
   Fixed Income - taxable (held-to-maturity) .......       2,708.6          2,708.6          3,159.9
   Equity Securities ...............................          31.3             39.3             39.3
SAFECO Corporation:
   Fixed Income - taxable (available-for-sale) .....          92.9             94.5             94.5
   Equity Securities ...............................          37.1             73.9             73.9
Miscellaneous ......................................          57.5             61.9             61.9
Short-Term Investments .............................         134.7            134.7            134.7
                                                       ---------------------------------------------
      Total ........................................   $  19,899.1      $  21,866.2      $  22,317.5
                                                       =============================================


MARKET RISK DISCLOSURES FOR FINANCIAL INSTRUMENTS

   The first two columns of the following table show the financial statement carrying values and related current estimated fair values of certain of SAFECO's financial instruments as of December 31, 1997. The third column shows the effect on current estimated fair values assuming a 100 basis point increase in market interest rates and a 10% decline in equity prices ("sensitivity analysis"). This sensitivity analysis is required by new Securities and Exchange Commission (SEC) rules issued in 1997. Prior period disclosures are not required in the initial year of disclosure.

                                                                                                 ESTIMATED
                                                                                                FAIR VALUE
                                                                          ESTIMATED            AT ADJUSTED
                                                                      FAIR VALUE AT                 MARKET
                                                    CARRYING         CURRENT MARKET        RATES/PRICES AS
DECEMBER 31, 1997                                      VALUE           RATES/PRICES        INDICATED BELOW
-----------------------------------------------------------------------------------------------------
(In Millions)
Interest rate risk:*
   Financial assets:
      Fixed maturities available-for-sale .....  $  17,143.2            $  17,143.2            $  16,012.0
      Fixed maturities held-to-maturity .......      2,708.6                3,159.9                2,951.0
      Mortgage loans ..........................        499.0                  524.0                  488.0
      Commercial loans ........................        634.9                  637.0                  624.0
   Financial liabilities:
      Funds held under deposit contracts ......     11,989.1               12,458.0               11,906.0
      Commercial paper ........................        812.8                  812.8                  812.8
      Credit Company borrowings ...............        892.0                  893.0                  892.0
      7.875% notes due 2005 ...................        200.0                  213.0                  204.0
      6.875% notes due 2007 ...................        200.0                  205.0                  191.0
      Other debt ..............................        255.1                  261.0                  255.0
   Capital securities .........................        841.7                  881.0                  799.0

Equity price risk:**
   Marketable equity securities................      1,879.7                1,879.7                1,692.0

* Adjusted interest rates assume a 100 basis point increase in market rates at December 31, 1997.

** Adjusted equity prices assume a 10 percent decline in values at December 31, 1997.


SAFECO CORPORATION 1997 ANNUAL REPORT

   Market risk is the risk of loss from adverse changes in market prices and interest rates. In addition to market risk, SAFECO is exposed to other risks, including the credit risk related to its financial instruments and the underlying insurance risk related to its core business. The sensitivity analysis above summarizes only the exposure to market risk.

   SAFECO manages its market risk by matching the projected cash inflows of assets with the projected cash outflows of liabilities of its investment and financial products (e.g., annuities, retirement services products, commercial lending). For all its financial assets and liabilities, SAFECO seeks to maintain reasonable average durations, consistent with the maximization of income without sacrificing investment quality and providing for liquidity and diversification. SAFECO uses certain derivative financial instruments to increase its matching of cash flows. For example, interest rate swaps are used to convert debt liabilities with variable rates to fixed rates to better match the fixed rate assets they support. Derivatives are used for hedging purposes rather than speculation. SAFECO does not enter into financial instruments for trading purposes.

   The estimated fair values at current market rates for financial instruments subject to interest rate risk in the table above are the same as those disclosed in Note 8 (Financial Instruments) to the financial statements. The estimated fair values at the adjusted market rates (assuming a 100 basis point increase in market interest rates) are calculated using discounted cash flow analysis and duration modeling, where appropriate. The estimated values do not consider the effect that changing interest rates could have on prepayment activity (e.g., CMOs and annuities). Estimated fair values for derivatives are not presented as the amounts are not material.

   This sensitivity analysis provides only a limited, point-in-time view of the market risk sensitivity of certain of SAFECO's financial instruments. The actual impact of market interest rate and price changes on the financial instruments may differ significantly from those shown in the sensitivity analysis. The sensitivity analysis is further limited as it does not consider any actions SAFECO could take in response to actual and/or anticipated changes in interest rates and equity prices. As allowed under the SEC requirements, certain financial instruments (e.g., lease receivables) are not required to be included in the sensitivity analysis. In addition, certain non-financial instruments (e.g., insurance liabilities, real estate) are excluded from the sensitivity analysis. Accordingly, any aggregation of the estimated fair value amounts or adjusted fair value amounts would not represent the underlying fair value of net equity.

NEW ACCOUNTING STANDARDS

   See discussion of new accounting standards on page 58.

DIVIDENDS

   The Corporation has paid cash dividends continuously since 1933. Common stock dividends paid to shareholders were $1.22 per share in 1997, compared with $1.11 in 1996 and $1.02 in 1995. These dividends are funded with dividends to the Corporation from its subsidiaries. The Corporation expects to continue paying dividends in the foreseeable future. However, payment of future dividends is subject to the Board of Directors' approval and is dependent upon earnings and the financial condition of the Corporation.

NUMBER OF SHAREHOLDERS

   There were approximately 4,200 common shareholders of record at December 31, 1997.

ANNUAL REPORT ON FORM 10-K

   SAFECO FILES AN ANNUAL REPORT ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION IN COMPLIANCE WITH THE REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION. ANY SAFECO SHAREHOLDER MAY OBTAIN FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, WITHOUT CHARGE, BY MAKING A WRITTEN REQUEST TO:

   ROD A. PIERSON
   SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

   SAFECO CORPORATION
   SAFECO PLAZA
   SEATTLE, WASHINGTON 98185


                                           SAFECO CORPORATION 1997 ANNUAL REPORT

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

   The financial statements for the years ended December 31, 1997, 1996 and 1995 have been audited by Ernst & Young LLP, independent auditors. Their audits were made in accordance with generally accepted auditing standards and included a review of the system of internal accounting controls to the extent necessary to express an opinion on the financial statements.

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

   The management of SAFECO believes that as of December 31, 1997, its system of internal control is adequate to accomplish the objectives discussed herein.



   /s/ BOH A. DICKEY

   Boh A. Dickey
   President and Chief Operating Officer


   /s/ ROD A. PIERSON

   Rod A. Pierson
   Senior Vice President and Chief Financial Officer


REPORT OF ERNST & YOUNG LLP
INDEPENDENT AUDITORS

   Board of Directors and Shareholders
   of SAFECO Corporation

   We have audited the financial statements of SAFECO Corporation and its subsidiaries for the years ended December 31, 1997, 1996 and 1995 (pages 45 to 75 inclusive). These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SAFECO Corporation and its subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

   As described in Note 1 to the financial statements, SAFECO Corporation and its subsidiaries adopted certain new accounting standards in 1997, 1996 and 1995 as required by the Financial Accounting Standards Board.



                                     /s/ ERNST & YOUNG LLP

   Seattle, Washington
   February 13, 1998

SAFECO corporation 1997 annual report

STATEMENT OF CONSOLIDATED INCOME

SAFECO CORPORATION AND SUBSIDIARIES


YEAR ENDED DECEMBER 31                                                         1997                1996               1995
--------------------------------------------------------------------------------------------------------------------------
(In Millions Except Per Share Amounts)
REVENUES
   Insurance:
      Property and Casualty Earned Premiums ..........................  $   2,816.6         $   2,275.4        $   2,162.1
      Life and Health Premiums and Other Revenues ....................        290.2               265.9              261.6
                                                                        --------------------------------------------------
        Total ........................................................      3,106.8             2,541.3            2,423.7
   Real Estate .......................................................         75.1                79.9               75.0
   Finance ...........................................................         86.5                75.7               65.9
   Asset Management ..................................................         27.1                23.2               18.5
   Other .............................................................         49.7                38.5               32.2
   Net Investment Income (Note 3) ....................................      1,244.7             1,116.7            1,075.3
   Realized Investment Gain (Note 3) .................................        119.4                90.1               64.3
                                                                        --------------------------------------------------
        Total ........................................................      4,709.3             3,965.4            3,754.9
                                                                        --------------------------------------------------

EXPENSES
   Losses, Adjustment Expense and Policy Benefits ....................      2,816.2             2,362.7            2,250.4
   Commissions .......................................................        524.3               415.7              401.2
   Nonrecurring 1997 Acquisition Charges (Note 2) ....................         60.0              --                 --
   Personnel Costs ...................................................        329.7               272.3              250.6
   Interest ..........................................................        101.8                72.4               85.4
   Goodwill Amortization .............................................         12.2              --                 --
   Other .............................................................        319.9               280.3              260.7
   Amortization of Deferred Policy Acquisition Costs .................        532.9               426.9              408.9
   Deferral of Policy Acquisition Costs ..............................       (560.3)             (443.4)            (416.1)
                                                                        --------------------------------------------------
        Total ........................................................      4,136.7             3,386.9            3,241.1
                                                                        --------------------------------------------------
Income Before Income Taxes ...........................................        572.6               578.5              513.8
                                                                        --------------------------------------------------
Provision (Benefit) for Income Taxes (Note 16):
   Current ...........................................................        107.1               133.5              131.4
   Deferred ..........................................................         20.7                 6.0              (16.6)
                                                                        --------------------------------------------------
        Total ........................................................        127.8               139.5              114.8
                                                                        --------------------------------------------------
Income Before Distributions on Capital Securities ....................        444.8               439.0              399.0
Distributions on Capital Securities, Net of Tax (Note 10) ............        (14.8)             --                 --
                                                                        --------------------------------------------------
Net Income ...........................................................  $     430.0         $     439.0        $     399.0
                                                                        ==================================================

Net Income Per Share of Common Stock (Note 9):
   Basic .............................................................  $       3.33        $       3.48       $      3.17
                                                                        ==================================================
   Diluted ...........................................................  $       3.31        $       3.47       $      3.16
                                                                        ==================================================


See Notes to Financial Statements on pages 56 through 75.


                                           SAFECO CORPORATION 1997 ANNUAL REPORT

CONSOLIDATED BALANCE SHEET

SAFECO Corporation and Subsidiaries


DECEMBER 31                                                                                  1997                    1996
-------------------------------------------------------------------------------------------------------------------------
(In Millions)
ASSETS
Investments (Note 3):
   Fixed Maturities Available-for-Sale, at Market Value
      (Amortized cost: 1997 - $16,086.8; 1996 - $11,270.5) .....................      $  17,143.2             $  11,936.2
   Fixed Maturities Held-to-Maturity, at Amortized Cost
      (Market value: 1997 - $3,159.9; 1996 - $2,670.0) .........................          2,708.6                 2,488.3
   Marketable Equity Securities, at Market Value
      (Cost: 1997 - $969.0; 1996 - $641.8) .....................................          1,879.7                 1,298.8
   Mortgage Loans ..............................................................            499.0                   448.0
   Real Estate (At cost less accumulated depreciation:
      1997 - $93.2; 1996 - $82.0) (Note 4) .....................................            586.1                   554.0
   Policy Loans ................................................................             85.3                    58.2
   Short-Term Investments ......................................................            134.7                   105.9
                                                                                      -----------------------------------
        Total Investments ......................................................         23,036.6                16,889.4
Cash ...........................................................................            391.4                    55.5
Accrued Investment Income ......................................................            337.0                   240.8
Finance Receivables (Less unearned finance charges and allowance
   for doubtful accounts: 1997 - $89.7; 1996 - $74.1) ..........................          1,004.3                   829.0
Premiums and Other Service Fees Receivable .....................................            953.9                   467.2
Other Notes and Accounts Receivable ............................................             71.1                    42.4
Reinsurance Recoverables (Note 6) ..............................................            311.0                   137.5
Deferred Policy Acquisition Costs ..............................................            544.8                   396.1
Land, Buildings and Equipment for Company Use
   (At cost less accumulated depreciation:
      1997 - $184.7; 1996 - $171.7) ............................................            238.0                   171.3
Goodwill .......................................................................          1,332.6                    35.8
Other Assets ...................................................................            341.7                   161.5
Separate Account Assets ........................................................            905.4                   491.2
                                                                                      -----------------------------------
        Total ..................................................................      $  29,467.8             $  19,917.7
                                                                                      ===================================

See Notes to Financial Statements on pages 56 through 75.


SAFECO CORPORATION 1997 ANNUAL REPORT

CONSOLIDATED BALANCE SHEET

SAFECO Corporation and Subsidiaries


DECEMBER 31                                                                                1997                     1996
------------------------------------------------------------------------------------------------------------------------
(In Millions)
LIABILITIES AND SHAREHOLDERS' EQUITY
Losses and Adjustment Expense (Note 5) .........................................    $   4,352.2              $   2,088.3
Life Policy Liabilities ........................................................          164.6                    149.6
Unearned Premiums ..............................................................        1,713.7                    946.9
Funds Held Under Deposit Contracts .............................................       11,989.1                  9,792.7
Debt (Note 4):
   Commercial Paper ............................................................          812.8                   --
   Credit Company Borrowings ...................................................          892.0                    808.8
   7.875% Notes Due 2005 .......................................................          200.0                    200.0
   6.875% Notes Due 2007 .......................................................          200.0                   --
   Other .......................................................................          255.1                    224.7
Other Liabilities ..............................................................        1,223.3                    678.9
Income Taxes (Note 16):
   Current .....................................................................            9.3                      3.5
   Deferred (Includes tax on unrealized appreciation of investment
      securities: 1997 - $675.6; 1996 - $456.3) ................................          446.9                    417.8
Separate Account Liabilities ...................................................          905.4                    491.2
                                                                                    ------------------------------------
        Total Liabilities ......................................................       23,164.4                 15,802.4
                                                                                    ------------------------------------

Commitments and Contingencies (Note 7)

Corporation-Obligated, Mandatorily Redeemable Capital Securities
   of Subsidiary Trust Holding Solely Junior Subordinated Debentures
   of the Corporation ("Capital Securities") (Note 10) .........................          841.7                   --
                                                                                    ------------------------------------

Preferred Stock, No Par Value:
   Shares Authorized: 10
   Shares Issued and Outstanding: None
Common Stock, No Par Value (Notes 9 and 11):
   Shares Authorized: 300
   Shares Reserved for Options: 1997 - 7.9; 1996 - 3.3
   Shares Issued and Outstanding: 1997 - 141.2; 1996 - 126.3 ...................          909.3                    225.3
Retained Earnings (Note 13) ....................................................        3,299.1                  3,042.2
Unrealized Appreciation of Investment Securities, Net of Tax (Note 3) ..........        1,258.8                    851.4
Unrealized Loss from Foreign Currency Translation, Net of Tax ..................           (5.5)                    (3.6)
                                                                                    ------------------------------------
        Shareholders' Equity ...................................................        5,461.7                  4,115.3
                                                                                    ------------------------------------
        Total ..................................................................    $  29,467.8              $  19,917.7
                                                                                    ====================================

See Notes to Financial Statements on pages 56 through 75.


                                           SAFECO CORPORATION 1997 ANNUAL REPORT

STATEMENT OF CONSOLIDATED CASH FLOWS

SAFECO Corporation and Subsidiaries


YEAR ENDED DECEMBER 31                                                              1997              1996               1995
-----------------------------------------------------------------------------------------------------------------------------
(In Millions)
OPERATING ACTIVITIES
   Insurance Premiums Received ............................................   $  3,063.3        $  2,514.2         $  2,394.2
   Dividends and Interest Received ........................................      1,249.6           1,103.6            1,059.6
   Other Operating Receipts ...............................................        195.5             172.9              165.9
   Insurance Claims and Policy Benefits Paid ..............................     (2,423.4)         (1,998.4)          (1,817.5)
   Underwriting, Acquisition and Insurance Operating Costs Paid ...........     (1,091.2)           (801.7)            (782.5)
   Interest Paid ..........................................................        (94.7)            (69.6)             (84.9)
   Other Operating Costs Paid .............................................        (92.6)            (88.6)             (88.1)
   Income Taxes Paid ......................................................        (95.6)           (148.1)            (144.6)
                                                                              -----------------------------------------------
        Net Cash Provided by Operating Activities .........................        710.9             684.3              702.1
                                                                              -----------------------------------------------

INVESTING ACTIVITIES
   Purchases of:
      Fixed Maturities Available-for-Sale .................................     (2,578.8)         (2,079.5)          (2,079.3)
      Fixed Maturities Held-to-Maturity ...................................       (199.6)           (473.2)            (292.0)
      Equities ............................................................       (261.2)           (154.9)            (170.2)
      Other Investments ...................................................       (241.6)           (189.8)            (297.1)
   Purchase of Subsidiaries, Net of Cash Acquired (Note 2) ................     (3,014.3)           --                 --
   Maturities of Fixed Maturities Available-for-Sale ......................        693.4             709.6              710.5
   Maturities of Fixed Maturities Held-to-Maturity ........................          8.9              21.7               17.9
   Sales of:
      Fixed Maturities Available-for-Sale .................................      1,712.6             979.9              549.9
      Fixed Maturities Held-to-Maturity ...................................       --                  13.3             --
      Equities ............................................................        510.6             181.7              176.8
      Other Investments ...................................................        128.3             101.0              304.9
   Net Decrease (Increase) in Short-Term Investments ......................        137.7             (32.1)              23.3
   Finance Receivables Originated or Acquired .............................       (489.6)           (378.7)            (374.7)
   Principal Payments Received on Finance Receivables .....................        317.3             292.0              244.2
   Other ..................................................................       (146.7)            (69.2)             (67.1)
                                                                              -----------------------------------------------
        Net Cash Used in Investing Activities .............................     (3,423.0)         (1,078.2)          (1,252.9)
                                                                              -----------------------------------------------

FINANCING ACTIVITIES
   Funds Received Under Deposit Contracts .................................      1,403.5           1,148.6            1,304.7
   Return of Funds Held Under Deposit Contracts ...........................       (866.6)           (765.5)            (720.8)
   Proceeds from Notes and Mortgage Borrowings ............................        211.0              40.2              199.0
   Repayment of Notes and Mortgage Borrowings .............................         (9.2)           (107.5)            (241.9)
   Net Proceeds from Short-Term Borrowings ................................        942.9             213.6              143.9
   Proceeds from Capital Securities .......................................        832.2            --                 --
   Proceeds from Common Stock Secondary Offering ..........................        677.2            --                 --
   Common Stock Reacquired ................................................        (10.7)             (9.6)              (8.7)
   Dividends Paid to Shareholders .........................................       (154.1)           (139.9)            (128.5)
   Other ..................................................................         21.8               4.0                5.1
                                                                              -----------------------------------------------
        Net Cash Provided by Financing Activities .........................      3,048.0             383.9              552.8
                                                                              -----------------------------------------------
Net Increase (Decrease) in Cash ...........................................        335.9             (10.0)               2.0
Cash at the Beginning of Year .............................................         55.5              65.5               63.5
                                                                              -----------------------------------------------
Cash at the End of Year ...................................................   $    391.4        $     55.5         $     65.5
                                                                              ===============================================


See Notes to Financial Statements on pages 56 through 75.


SAFECO CORPORATION 1997 ANNUAL REPORT

STATEMENT OF CONSOLIDATED CASH FLOWS -- RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES

SAFECO Corporation and Subsidiaries


YEAR ENDED DECEMBER 31                                                  1997         1996        1995
-----------------------------------------------------------------------------------------------------
(In Millions)
Net Income ...............................................     $  430.0      $  439.0       $  399.0
                                                               -------------------------------------
Adjustments to Reconcile Net Income to
   Net Cash Provided by Operating Activities:
      Realized Investment Gain ...........................       (119.4)        (90.1)         (64.3)
      Amortization and Depreciation ......................         84.2          64.1           51.7
      Amortization of Fixed Maturity Investments .........        (32.2)        (38.6)         (38.2)
      Deferred Income Tax Expense (Benefit) ..............         20.7           6.0          (16.6)
      Interest Expense on Deposit Contracts ..............        478.9         460.6          432.3
      Nonrecurring 1997 Acquisition Charges ..............         60.0            --             --
      Other Adjustments ..................................        (12.7)          1.5            8.0
      Changes in:
        Losses and Adjustment Expense ....................       (110.3)       (118.9)         (58.6)
        Life Policy Liabilities ..........................          2.3          (4.5)          (1.2)
        Unearned Premiums ................................         19.9          36.1           43.8
        Accrued Income Taxes .............................         26.7         (14.5)          (4.6)
        Accrued Interest on Accrual Bonds ................        (48.4)        (44.0)         (36.9)
        Accrued Investment Income ........................         (7.0)         (6.6)          (4.3)
        Deferred Policy Acquisition Costs ................        (27.0)        (16.0)         (10.3)
        Other Assets and Liabilities .....................        (54.8)         10.2            2.3
                                                               -------------------------------------
        Total Adjustments ................................        280.9         245.3          303.1
                                                               -------------------------------------
Net Cash Provided by Operating Activities ................     $  710.9      $  684.3       $  702.1
                                                               =====================================

See Notes to Financial Statements on pages 56 through 75.


                                           SAFECO CORPORATION 1997 ANNUAL REPORT

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

SAFECO Corporation and Subsidiaries


YEAR ENDED DECEMBER 31                                                                     1997           1996            1995
------------------------------------------------------------------------------------------------------------------------------
(In Millions)
Common Stock (Notes 9 and 11):
   Balance at the Beginning of Year ............................................     $    225.3     $    217.4      $    211.2
   Secondary Offering ..........................................................          677.2         --              --
   Stock Issued for Acquisition of Subsidiary ..................................         --                0.6          --
   Stock Issued for Options and Rights .........................................            6.0            6.2             5.8
   Common Stock Reacquired .....................................................           (0.4)          (0.5)           (0.5)
   Other .......................................................................            1.2            1.6             0.9
                                                                                     -----------------------------------------
   Balance at the End of Year ..................................................          909.3          225.3           217.4
                                                                                     -----------------------------------------
Retained Earnings (Note 13):
   Balance at the Beginning of Year ............................................        3,042.2        2,755.5         2,495.8
   Net Income ..................................................................          430.0          439.0           399.0
   Amortization of Underwriting Compensation on Capital Securities .............           (0.2)        --              --
   Dividends Declared ..........................................................         (162.7)        (143.2)         (131.1)
   Common Stock Reacquired .....................................................          (10.2)          (9.1)           (8.2)
                                                                                     -----------------------------------------
   Balance at the End of Year ..................................................        3,299.1        3,042.2         2,755.5
                                                                                     -----------------------------------------
Unrealized Appreciation of Investment Securities, Net of Tax (Note 3):
   Balance at the Beginning of Year ............................................          851.4        1,013.5           128.1
   Change in Unrealized Appreciation ...........................................          407.4         (162.1)          885.4
                                                                                     -----------------------------------------
   Balance at the End of Year ..................................................        1,258.8          851.4         1,013.5
                                                                                     -----------------------------------------
Unrealized Gain (Loss) from Foreign Currency Translation, Net of Tax:
   Balance at the Beginning of Year ............................................           (3.6)          (3.8)           (5.6)
   Change in Unrealized Gain (Loss) ............................................           (1.9)           0.2             1.8
                                                                                     -----------------------------------------
   Balance at the End of Year ..................................................           (5.5)          (3.6)           (3.8)
                                                                                     -----------------------------------------
      Shareholders' Equity .....................................................     $  5,461.7     $  4,115.3      $  3,982.6
                                                                                     =========================================

See Notes to Financial Statements on pages 56 through 75.


SAFECO CORPORATION 1997 ANNUAL REPORT

STATEMENT OF COMBINED INCOME

Property and Casualty Insurance Companies

SAFECO Insurance Company of America / General Insurance Company of America / First National Insurance Company of America / SAFECO National Insurance Company SAFECO Insurance Company of Illinois / SAFECO Lloyds Insurance Company / SAFECO Surplus Lines Insurance Company / American States Insurance Company American Economy Insurance Company / American States Preferred Insurance Company / Insurance Company of Illinois / American States Insurance Company of Texas American States Lloyds Insurance Company / F.B. Beattie & Company, Inc. / SAFECO Select Insurance Services, Inc.


YEAR ENDED DECEMBER 31                                                          1997             1996             1995
----------------------------------------------------------------------------------------------------------------------
(In Millions)
Net Premiums Written .................................................    $  2,828.2       $  2,313.1       $  2,207.0
Increase in Unearned Premiums ........................................         (11.6)           (37.7)           (44.9)
                                                                          --------------------------------------------
Earned Premiums ......................................................       2,816.6          2,275.4          2,162.1
                                                                          --------------------------------------------
Losses and Expenses:
   Losses and Adjustment Expense .....................................       1,960.0          1,580.5          1,527.0
   Commissions .......................................................         429.1            342.0            322.6
   Personnel Costs ...................................................         210.2            168.8            155.4
   Taxes Other than Payroll and Income Taxes .........................          78.0             62.3             59.7
   Dividends to Policyholders ........................................          18.5             16.2             15.2
   Other Operating Expenses ..........................................          95.3             76.9             80.2
   Amortization of Deferred Policy Acquisition Costs .................         495.9            391.2            376.5
   Deferral of Policy Acquisition Costs ..............................        (506.6)          (400.9)          (380.8)
                                                                          --------------------------------------------
        Total ........................................................       2,780.4          2,237.0          2,155.8
                                                                          --------------------------------------------
Underwriting Profit ..................................................          36.2             38.4              6.3
Nonrecurring 1997 Acquisition Charges ................................         (60.0)          --               --
Net Investment Income (Excluding realized gain) ......................         327.0            281.6            291.5
Goodwill Amortization ................................................         (11.0)          --               --
                                                                          --------------------------------------------
Income Before Realized Gain and Income Taxes .........................         292.2            320.0            297.8
Realized Gain from Security Investments
   Before Income Taxes ...............................................         132.8             64.7             51.6
                                                                          --------------------------------------------
Income Before Income Taxes ...........................................         425.0            384.7            349.4
Provision for Federal and Canadian Income Taxes
   (Including tax provision on realized gain: 1997 - $46.0;
      1996 - $22.0; 1995 - $17.9) ....................................          78.0             71.3             59.3
                                                                          --------------------------------------------
Net Income ...........................................................    $    347.0       $    313.4       $    290.1
                                                                          ============================================


See Notes to Financial Statements on pages 56 through 75.


                                           SAFECO CORPORATION 1997 ANNUAL REPORT

STATEMENT OF COMBINED INCOME

Life and Health Insurance Companies
SAFECO Life Insurance Company / SAFECO National Life Insurance Company / First SAFECO National Life Insurance Company of New York American States Life Insurance Company / WM Life Insurance Company / SAFECO Administrative Services, Inc.


YEAR ENDED DECEMBER 31                                                   1997              1996              1995
-----------------------------------------------------------------------------------------------------------------
(In Millions)
Premiums and Other Revenue ......................................  $    290.2        $    265.9        $    261.6
Net Investment Income (Excluding realized gain) .................       916.3             836.7             778.2
                                                                   ----------------------------------------------
        Total ...................................................     1,206.5           1,102.6           1,039.8
                                                                   ----------------------------------------------
Benefits and Expenses:
   Policy Benefits ..............................................       856.2             782.2             723.5
   Commissions ..................................................        95.2              73.7              78.6
   Personnel Costs ..............................................        56.2              49.4              47.5
   Taxes Other than Payroll and Income Taxes ....................        12.4              15.9               8.3
   Other Operating Expenses .....................................        55.3              51.5              49.3
   Amortization of Deferred Policy Acquisition Costs ............        37.0              35.6              32.4
   Deferral of Policy Acquisition Costs .........................       (53.7)            (42.4)            (35.4)
                                                                   ----------------------------------------------
        Total ...................................................     1,058.6             965.9             904.2
                                                                   ----------------------------------------------
Income Before Realized Gain and Income Taxes ....................       147.9             136.7             135.6
Realized Gain from Security Investments
   Before Income Taxes ..........................................         6.8              10.5               5.9
                                                                   ----------------------------------------------
Income Before Income Taxes ......................................       154.7             147.2             141.5
Provision for Income Taxes
   (Including tax provision on realized gain:
      1997 - $1.8; 1996 - $3.9; 1995 - $2.4) ....................        52.7              51.8              49.0
                                                                   ----------------------------------------------
Net Income ......................................................  $    102.0        $     95.4        $     92.5
                                                                   ==============================================

See Notes to Financial Statements on pages 56 through 75.


SAFECO CORPORATION 1997 ANNUAL REPORT

STATEMENT OF CONSOLIDATED INCOME

Real Estate Companies
SAFECO Properties, Inc. / Winmar Company, Inc. / SAFECARE Company, Inc.



YEAR ENDED DECEMBER 31                                        1997            1996            1995
--------------------------------------------------------------------------------------------------
(In Millions)
REVENUES
   Operating Property Revenue ........................     $  63.0         $  62.6         $  64.9
   Real Estate Sales .................................         8.5            13.9             5.3
   Interest ..........................................         2.1             1.9             2.6
   Other .............................................         1.5             1.5             2.2
                                                           ---------------------------------------
        Total ........................................        75.1            79.9            75.0
                                                           ---------------------------------------

EXPENSES
   Operating Property Expenses .......................        11.5            11.2            12.2
   Real Estate Sales Costs ...........................         7.4            11.2             3.4
   Interest ..........................................        32.8            29.0            29.1
   Depreciation ......................................        14.8            14.3            14.9
   General and Administrative ........................        13.5            13.6            12.3
                                                           ---------------------------------------
        Total ........................................        80.0            79.3            71.9
   Interest and Other Expenses Capitalized ...........       (14.5)          (12.4)           (6.0)
                                                           ---------------------------------------
        Net Expenses .................................        65.5            66.9            65.9
                                                           ---------------------------------------
Income Before Realized Loss and Income Taxes .........         9.6            13.0             9.1
Realized Loss from Real Estate Investments
   Before Income Taxes ...............................       (28.3)           (2.6)           (0.8)
                                                           ---------------------------------------
Income (Loss) Before Income Taxes ....................       (18.7)           10.4             8.3
Provision (Benefit) for Income Taxes
   (Including tax benefit on realized loss:
      1997 - $9.9; 1996 - $0.6; 1995 - $0.3) .........        (6.5)            4.0             2.9
                                                           ---------------------------------------
Net Income (Loss) ....................................     $ (12.2)        $   6.4         $   5.4
                                                           =======================================

See Notes to Financial Statements on pages 56 through 75.


                                           SAFECO CORPORATION 1997 ANNUAL REPORT

STATEMENT OF INCOME

SAFECO Credit Company, Inc.


YEAR ENDED DECEMBER 31                                                      1997          1996          1995
------------------------------------------------------------------------------------------------------------
(In Millions)
Investment Revenues:
   Interest and Finance Charges:
      Finance Receivables ............................................   $  77.2       $  68.1       $  60.1
      Affiliates .....................................................       9.7           8.6           5.9
                                                                         -----------------------------------
        Total Investment Revenues ....................................      86.9          76.7          66.0
Interest Expense .....................................................      56.3          47.5          41.8
                                                                         -----------------------------------
   Net Investment Income .............................................      30.6          29.2          24.2
Provision for Credit Losses ..........................................       2.4           2.4           2.6
                                                                         -----------------------------------
   Net Investment Income After Provision for Credit Losses ...........      28.2          26.8          21.6
Other Revenue ........................................................       9.3           7.6           5.8
                                                                         -----------------------------------
        Total ........................................................      37.5          34.4          27.4
                                                                         -----------------------------------
Operating Expenses:
   Personnel Costs ...................................................       8.4           8.6           7.8
   General and Administrative ........................................       7.6           6.7           6.3
                                                                         -----------------------------------
        Total ........................................................      16.0          15.3          14.1
                                                                         -----------------------------------
Income Before Income Taxes ...........................................      21.5          19.1          13.3
Provision for Income Taxes ...........................................       7.4           6.9           4.4
                                                                         -----------------------------------
Net Income ...........................................................   $  14.1       $  12.2       $   8.9
                                                                         ===================================

See Notes to Financial Statements on pages 56 through 75.


SAFECO CORPORATION 1997 ANNUAL REPORT

STATEMENT OF COMBINED INCOME

Asset Management Companies

SAFECO Asset Management Company / SAFECO Securities, Inc. / SAFECO Services Corporation / SAFECO Trust Company


YEAR ENDED DECEMBER 31                                      1997                1996                1995
--------------------------------------------------------------------------------------------------------
(In Millions)
REVENUES
   Management and Advisory Fees ..................       $  18.3             $  14.4             $  13.0
   Transfer Agent Fees ...........................           4.7                 3.5                 3.1
   Other .........................................           4.1                 5.3                 2.4
                                                         -----------------------------------------------
      Total ......................................          27.1                23.2                18.5
                                                         -----------------------------------------------

EXPENSES
   Personnel Costs ...............................          10.6                 7.8                 6.3
   Marketing and Shareholder Communication .......           3.1                 2.7                 2.2
   Other .........................................           5.9                 5.1                 3.1
                                                         -----------------------------------------------
      Total ......................................          19.6                15.6                11.6
                                                         -----------------------------------------------
Income Before Income Taxes .......................           7.5                 7.6                 6.9
Provision for Income Taxes .......................           2.6                 2.5                 2.2
                                                         -----------------------------------------------
Net Income .......................................       $   4.9             $   5.1             $   4.7
                                                         ===============================================


See Notes to Financial Statements on pages 56 through 75.


                                           SAFECO CORPORATION 1997 ANNUAL REPORT

NOTES TO FINANCIAL STATEMENTS

(All dollar amounts in millions, except share data, unless otherwise stated)

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   SAFECO Corporation (the Corporation) is a Washington corporation that owns operating subsidiaries in various segments of insurance and other financially related businesses. (The Corporation and its subsidiaries are collectively referred to as "SAFECO".) SAFECO's businesses operate on a nationwide basis. Non-U.S. operations are insignificant. The insurance subsidiaries engage in property and casualty, surety and life and health insurance. Products are marketed primarily through independent agents. Taking into account the American States acquisition, approximately 34% of SAFECO's property and casualty premiums are written in the three West Coast states of California, Washington and Oregon. SAFECO made two significant acquisitions in 1997--see Note 2.

   SAFECO's other operations include subsidiaries involved in commercial lending and leasing (SAFECO Credit), investment management and insurance agency and financial services distribution operations. In February of 1998, SAFECO announced its decision to sell its real estate subsidiary, SAFECO Properties Inc., to focus on its core insurance and financial services businesses. SAFECO has retained an investment banker to assist in its sales efforts. As the operations are not material to the consolidated financial statements they have not been reclassified as discontinued operations.

BASIS OF REPORTING

   The financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances and include amounts based on the best estimates and judgments of management. The financial statements include SAFECO Corporation and its subsidiaries and real estate joint ventures.

   All significant intercompany transactions and accounts have been eliminated in the consolidated financial statements. Certain reclassifications have been made to prior year financial information to conform to the 1997 classification.

ACCOUNTING FOR PREMIUMS

   Property and casualty insurance premiums are included in income as earned over the terms of the respective policies. The unearned portion is included in the balance sheet as a liability for unearned premiums, before the effect of reinsurance. See Note 6 for more information on reinsurance.

   Life and health insurance premiums are reported as income when collected for traditional individual life policies and when earned for group life and health policies. Funds received under retirement services deposit contracts, annuity contracts and universal life policies were $1,403.5, $1,148.6 and $1,304.7 in 1997, 1996 and 1995, respectively. These amounts are recorded as liabilities rather than premium income when received. Revenues for universal life products consist of front-end loads, mortality charges and expense charges assessed against individual policyholder account balances. These loads and charges are recognized as income when earned.

INVESTMENTS

   Fixed maturity investments (bonds and redeemable preferred stock) which SAFECO has the positive intent and ability to hold to maturity are classified as held-to-maturity and carried at amortized cost in the balance sheet. Fixed maturities classified as available-for-sale are carried at market value, with changes in unrealized gains and losses recorded directly to shareholders' equity, net of applicable income taxes and deferred policy acquisition costs valuation allowance. SAFECO has no fixed maturities classified as trading.

   All marketable equity securities are classified as available-for-sale and are carried at market value, with changes in unrealized gains and losses recorded directly to shareholders' equity, net of applicable income taxes.

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

   Mortgage loans are carried at outstanding principal balances, less an allowance for mortgage loan losses. The allowance for mortgage loan losses at December 31, 1997 and 1996 was $11.6 and $10.9, respectively.

   Short-term investments are carried at cost, which approximates market value.

SAFECO CORPORATION 1997 ANNUAL REPORT

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

   Interest capitalized relating to the development of real estate was $9.1, $8.2 and $3.1, for 1997, 1996 and 1995, respectively.

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

   Life and health insurance acquisition costs, consisting of commissions and certain other underwriting expenses, which vary with and are primarily related to the production of new business are deferred. Acquisition costs for deferred annuity contracts, retirement services deposit contracts and universal life insurance policies are amortized over the lives of the contracts or policies in proportion to the present value of estimated future gross profits. To the extent actual experience differs from assumptions, and to the extent estimates of future gross profits require revision, the unamortized balance of deferred policy acquisition costs is adjusted accordingly; such adjustments are included in current operations. Acquisition costs for traditional individual life insurance policies are amortized over the premium payment period of the related policies using assumptions consistent with those used in computing policy benefit liabilities.

GOODWILL

   Goodwill represents the excess of the cost of businesses acquired over the fair value of their net assets. Goodwill is amortized on systematic bases over periods, not exceeding 30 years, that correspond with the benefits estimated to be derived from the acquisitions. SAFECO evaluates the carrying amount of goodwill by analyzing historical and estimated future income of the related businesses. Goodwill is written down when impaired. Amortization periods are revised if it is estimated that the remaining period of benefit of the goodwill has changed. See Note 2 for information on acquisitions in 1997.

LOSSES AND ADJUSTMENT EXPENSE

   Unpaid losses and adjustment expense ("LAE") represent the estimated liability for claims reported plus losses incurred but not yet reported and the related estimated LAE. The liability for losses and LAE is determined using "case basis" evaluations and statistical analyses and represents an estimate of the ultimate net cost of all losses incurred but not paid through December 31 of each year. Although considerable variability is inherent in such estimates, management believes that the liability for unpaid losses and LAE is adequate. These estimates are continually reviewed and adjusted as necessary; such adjustments are reflected in current operations. See Note 5 for more information on loss reserves.

   Salvage and subrogation recoverables are accrued using the "case basis" method for large recoverables and statistical estimates based on historical experience for smaller recoverables. Recoverable amounts deducted from the liability for losses and adjustment expense net of reinsurance were $221.3 and $153.6 at December 31, 1997 and 1996, respectively.

   The property and casualty companies' liability for unpaid losses and adjustment expense is presented gross of amounts recoverable from insurers. See
Note 6 for more information on reinsurance.


                                           SAFECO CORPORATION 1997 ANNUAL REPORT

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

NET INCOME PER SHARE OF COMMON STOCK

   Net income per share of common stock is based on the weighted average number of common shares outstanding during each year. The calculation of diluted net income per common share is made after giving effect to potentially dilutive instruments. SAFECO's only potentially dilutive instruments are stock options outstanding, and dilution from these is not significant. See discussion of new accounting standards below. Per share amounts have been adjusted to reflect the 2-for-1 stock split on December 1, 1995.

NEW ACCOUNTING STANDARDS

   In 1993, the FASB issued Statement 114, "Accounting by Creditors for Impairment of a Loan," which provides guidance on valuing impaired loans. The FASB also issued Statement 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures," in 1994, which amends Statement 114. Both statements were effective for 1995 and adopted by SAFECO on January 1, 1995. Adoption did not affect net income. For additional disclosure relating to these two statements see Note 3 on page 63.

   The FASB issued Statement 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in 1995. Statement 121 requires impairment losses to be recorded on long-lived assets used in operations, when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying value. It also addresses the accounting for long-lived assets that are expected to be disposed of. Statement 121 was effective for financial statements for fiscal years beginning after December 15, 1995 and SAFECO adopted it in the first quarter of 1996. Adoption did not affect net income.

   In 1995, the FASB issued Statement 123, "Accounting for Stock-Based Compensation." Statement 123 permits either expensing the fair value of stock-based compensation or disclosing in the financial statement footnotes the pro forma impact on net income as if the awards had been expensed. The statement was effective for fiscal years beginning after December 15, 1995 and SAFECO adopted it in the fourth quarter of 1996, with no effect on net income. See Note 11 for disclosures.

   The FASB issued Statement 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," in June 1996. Statement
125 was effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 and SAFECO adopted it in the first quarter of 1997. The FASB also issued Statement 127 which deferred for one year the effective date of certain provisions of Statement 125. Statement 125 provides guidance in determining whether a transfer of a financial asset represents a sale or a secured borrowing, as well as the accounting for any servicing assets retained. The statement also provides guidance relating to extinguishment of liabilities by debtors. This statement did not have a material effect on SAFECO's financial position or results of operations.

   In February of 1997, the FASB issued Statement 128, "Earnings Per Share." Statement 128 was effective for financial statements issued for periods ending after December 15, 1997 and SAFECO adopted it in the fourth quarter of 1997. The statement simplifies the calculation of earnings per share (EPS) and requires the dual presentation of "basic" and "diluted" EPS on the face of the income statement. SAFECO's previously reported EPS ("primary" EPS) was not affected by Statement 128. That is, basic EPS is the same as previously reported primary EPS. "Diluted" EPS is now shown on the face of the income statement, in addition to "basic" EPS, but because SAFECO's stock options do not have a significant dilutive effect (and are the only potentially dilutive instrument) the difference between "basic" and "diluted" EPS is not material.


SAFECO CORPORATION 1997 ANNUAL REPORT

   In June of 1997, the FASB issued Statement 130, "Reporting Comprehensive Income." Statement 130 is effective for fiscal years beginning after December 15, 1997 and SAFECO will adopt it in the first quarter of 1998. Adoption will have no effect on net income but will require the reporting of "comprehensive income," which will include net income and certain items currently reported in shareholders' equity.

   The FASB issued Statement 131, "Disclosures about Segments of an Enterprise and Related Information" in June of 1997. Statement 131 changes the way information about business segments is reported in annual financial statements and requires the reporting of selected segment information in interim reports. This statement is effective for financial statements for periods beginning after December 15, 1997 except that providing interim information in the initial year
(1998) may be deferred until 1999. SAFECO plans on providing the required segment information in its 1998 annual report and in its interim reports beginning in 1999. This statement has no effect on net income.

NOTE 2: ACQUISITIONS

   On October 1, 1997, SAFECO acquired all of the outstanding shares of common stock of American States Financial Corporation ("American States") for $2,824 in cash. SAFECO also repaid $300 of outstanding debt obligations of American States. The acquisition has been treated as a purchase for accounting purposes; therefore, American States' operations are included in SAFECO's consolidated financial statements since October 1, 1997. The excess of the purchase price over the fair value of net assets acquired of $1,300 was recorded as goodwill and is being amortized over 30 years. The fair value of assets acquired excluding cash was $7,035.1 and the fair value of liabilities assumed was $4,204.7. American States is an Indianapolis, Indiana-based insurer that writes commercial and personal insurance, as well as life insurance, throughout the United States. Its revenues were $1,984 for 1996.

   SAFECO financed the purchase of American States and related debt repayment from the following sources: $600 of internal funds, $804 of commercial paper debt, $200 of 10-year senior notes, $842 of capital securities and $678 of SAFECO common stock issued in a secondary offering.

   The $600 of internal funds came from dividends to SAFECO Corporation from SAFECO's property and casualty subsidiaries on September 30, 1997. SAFECO received prior approval from the Washington State Insurance Department for these dividends.

   In the fourth quarter of 1997 SAFECO recognized $60.0 of nonrecurring charges related to its acquisition of American States. These nonrecurring charges include $40.0 to strengthen American States loss reserves and $20.0 for incentive payments to agents.

   The unaudited pro forma condensed results of operations presented below assume the acquisition of American States occurred at the beginning of 1996, and give effect to actual operating results prior to the acquisition adjusted for acquisition financing costs and goodwill amortization. These pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of 1996 nor are they necessarily indicative of future consolidated results.


PRO FORMA INFORMATION - UNAUDITED
YEAR ENDED DECEMBER 31                     1997               1996
---------------------------------------------------------------------
Revenues .......................        $ 6,221.0         $ 5,917.0
Net Income .....................        $   485.0         $   473.0
Net Income Per Share ...........        $    3.44         $     3.36

   On December 31, 1997, SAFECO acquired Washington Mutual, Inc.'s life insurance subsidiaries, WM Life Insurance Company and Empire Life Insurance Company, and Washington Mutual, Inc. agreed to distribute SAFECO annuity products through the Washington Mutual, Inc. multi-state banking network. The transaction is valued at $140 and the acquisition of the two insurance subsidiaries is being treated as a purchase for accounting purposes. The financing of this transaction was through internal sources. Pro forma results of operations showing the effects of the acquisition on SAFECO's operations for 1997 and 1996 have not been presented due to immateriality.


                                           SAFECO CORPORATION 1997 ANNUAL REPORT

NOTE 3: INVESTMENTS

   Investment income is comprised of:


                                                                      1997                 1996                1995
---------------------------------------------------------------------------------------------------------------------
Interest:
   Fixed maturities ........................................      $  1,133.6           $  1,025.0          $    981.3
   Mortgage loans ..........................................            43.2                 40.9                40.9
   Short-term investments ..................................            14.0                  7.6                17.4
Dividends:
   Marketable equity securities ............................            40.0                 39.2                41.0
   Redeemable preferred stock ..............................            20.0                 12.7                 4.0
Other investment income ....................................             6.2                  3.3                 4.6
                                                                  ---------------------------------------------------
   Total investment income .................................         1,257.0              1,128.7             1,089.2
Investment expenses ........................................            12.3                 12.0                13.9
                                                                  ---------------------------------------------------
   Net investment income ...................................      $  1,244.7           $  1,116.7          $  1,075.3
                                                                  ===================================================

   The carrying value of investments in fixed maturities and mortgage loans that have not produced income for the last twelve months is less than 1% of the total of such investments at December 31, 1997.

   The following analysis summarizes realized gains and losses on investments:

                                                                     1997                 1996                 1995
                                                                 --------------------------------------------------
Realized investment gains (losses):
   Fixed maturities ........................................     $   50.2              $  31.1              $  29.3
   Marketable equity securities ............................         97.5                 61.6                 35.8
   Investment real estate ..................................        (28.3)                (2.6)                (0.8)
                                                                 --------------------------------------------------
      Realized investment gain before income taxes .........        119.4                 90.1                 64.3
   Applicable income taxes .................................        (40.7)               (31.3)               (22.7)
                                                                 --------------------------------------------------
      Net realized investment gain .........................     $   78.7              $  58.8              $  41.6
                                                                 ==================================================

   The proceeds from sales of investment securities and related gains and losses for 1997 are as follows:


                                                                   FIXED              FIXED
                                                              MATURITIES         MATURITIES               MARKETABLE
                                                              AVAILABLE-           HELD-TO-                   EQUITY
                                                                FOR-SALE           MATURITY               SECURITIES
--------------------------------------------------------------------------------------------------------------------
Proceeds from sales .....................................     $  1,712.6              $  --                 $  510.6
                                                              ------------------------------------------------------
Gross realized gains on sales ...........................     $     46.9              $  --                 $  107.6
Gross realized losses on sales ..........................          (14.8)                --                    (10.1)
                                                              ------------------------------------------------------
Realized gains on sale ..................................           32.1                 --                     97.5
Writedowns ..............................................           (0.2)                --                       --
Other, including gains on calls and redemptions .........           18.3                 --                       --
                                                              ------------------------------------------------------
   Total realized gain ..................................     $     50.2              $  --                 $   97.5
                                                              ======================================================


SAFECO CORPORATION 1997 ANNUAL REPORT

   The proceeds from sales of investment securities and related gains and losses for 1996 are as follows:


                                                                   FIXED              FIXED
                                                              MATURITIES         MATURITIES               MARKETABLE
                                                              AVAILABLE-           HELD-TO-                   EQUITY
                                                                FOR-SALE           MATURITY               SECURITIES
--------------------------------------------------------------------------------------------------------------------
Proceeds from sales ........................................    $  979.9            $  13.3              $  181.7
                                                              ======================================================
Gross realized gains on sales ..............................    $   33.0            $    --              $   66.2
Gross realized losses on sales .............................       (27.6)              (1.3)                 (4.6)
                                                              ------------------------------------------------------
Realized gains (losses) on sale ............................         5.4               (1.3)                 61.6
Writedowns .................................................        (5.5)                --                    --
Other, including gains (losses) on calls and redemptions ...        32.7               (0.2)                   --
                                                              ------------------------------------------------------
   Total realized gain (loss) ..............................    $   32.6            $  (1.5)             $   61.6
                                                              ======================================================

   The 1996 sales of fixed maturities held-to-maturity were made due to evidence of significant deterioration in the bond issuer's creditworthiness.

   The proceeds from sales of investment securities and related gains and losses for 1995 are as follows:


                                                                 FIXED              FIXED
                                                            MATURITIES         MATURITIES          MARKETABLE
                                                            AVAILABLE-           HELD-TO-              EQUITY
                                                              FOR-SALE           MATURITY          SECURITIES
-------------------------------------------------------------------------------------------------------------
Proceeds from sales .....................................     $  549.9              $--              $  176.8
                                                              ===============================================
Gross realized gains on sales ...........................     $   26.9              $--              $   46.5
Gross realized losses on sales ..........................        (12.3)              --                 (10.7)
                                                              -----------------------------------------------
Realized gains on sale ..................................         14.6               --                  35.8
Writedowns ..............................................        (13.6)              --                    --
Other, including gains on calls and redemptions .........         28.3               --                    --
                                                              -----------------------------------------------
   Total realized gain ..................................     $   29.3              $--              $   35.8
                                                              ===============================================

   The following analysis summarizes the changes in unrealized gains and losses on investment securities (includes fixed maturities held-to-maturity and available-for-sale):


                                                                                            1997           1996             1995
--------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in unrealized appreciation of investment securities:
   Fixed maturities ..............................................................     $   660.2      $  (571.2)      $  1,622.5
   Marketable equity securities ..................................................         253.7          135.7            231.2
   Applicable income taxes .......................................................        (319.9)         152.4           (648.8)
                                                                                       -----------------------------------------
      Net change in unrealized appreciation ......................................     $   594.0      $  (283.1)      $  1,204.9
                                                                                       =========================================


                                           SAFECO CORPORATION 1997 ANNUAL REPORT

 The following is a summary of fixed maturities and marketable equity securities classified as available-for-sale at December 31, 1997:


                                                                              GROSS         GROSS             NET       ESTIMATED
                                                          AMORTIZED      UNREALIZED    UNREALIZED      UNREALIZED          MARKET
                                                               COST           GAINS        LOSSES            GAIN           VALUE
---------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of U.S.
   government corporations and agencies .........       $   1,489.0      $     85.3     $    (1.6)     $     83.7     $   1,572.7
Obligations of states and political
   subdivisions .................................           4,969.2           479.8          (2.6)          477.2         5,446.4
Debt securities issued by foreign governments ...             248.8            48.5          (0.2)           48.3           297.1
Corporate securities ............................           6,214.4           312.7          (4.3)          308.4         6,522.8
Mortgage-backed securities ......................           3,165.4           142.9          (4.1)          138.8         3,304.2
                                                        -------------------------------------------------------------------------

   Total fixed maturities classified as
      available-for-sale ........................          16,086.8         1,069.2         (12.8)        1,056.4        17,143.2
Marketable equity securities ....................             969.0           914.7          (4.0)          910.7         1,879.7
                                                        -------------------------------------------------------------------------

      Total .....................................       $  17,055.8      $  1,983.9     $   (16.8)        1,967.1     $  19,022.9
                                                        =========================================                     ===========
Deferred policy acquisition costs
   valuation allowance ..........................                                                           (36.5)
Applicable income taxes .........................                                                          (671.8)
                                                                                                        ---------

Unrealized appreciation of investment securities,
   net of tax, included in shareholders' equity .                                                       $ 1,258.8
                                                                                                        =========


   The following is a summary of fixed maturities classified as held-to-maturity at December 31, 1997:


                                                                            GROSS          GROSS           NET      ESTIMATED
                                                      AMORTIZED        UNREALIZED     UNREALIZED    UNREALIZED         MARKET
                                                           COST             GAINS         LOSSES          GAIN          VALUE
-----------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of U.S.
   government corporations and agencies ........       $  257.9          $   74.2       $     --      $   74.2       $  332.1
Obligations of states and political subdivisions          120.4              14.9             --          14.9          135.3
Debt securities issued by foreign governments ..          148.9              40.3             --          40.3          189.2
Corporate securities ...........................        1,880.5             286.5           (0.1)        286.4        2,166.9
Mortgage-backed securities .....................          300.9              35.6           (0.1)         35.5          336.4
                                                       ----------------------------------------------------------------------
   Total fixed maturities classified as
      held-to-maturity .........................       $2,708.6          $  451.5       $   (0.2)     $  451.3       $3,159.9
                                                       ======================================================================



   The following is a summary of fixed maturities and marketable equity securities classified as available-for-sale at December 31, 1996:


                                                                             GROSS          GROSS          NET      ESTIMATED
                                                        AMORTIZED       UNREALIZED     UNREALIZED   UNREALIZED         MARKET
                                                             COST            GAINS         LOSSES         GAIN          VALUE
-----------------------------------------------------------------------------------------------------------------------------

U.S. Treasury securities and obligations of U.S.
   government corporations and agencies .........       $ 1,123.4        $    49.9      $    (4.6)   $    45.3      $ 1,168.7
Obligations of states and political subdivisions          3,036.1            350.7           (2.9)       347.8        3,383.9
Debt securities issued by foreign governments ...           204.8             44.4             --         44.4          249.2
Corporate securities ............................         4,373.2            195.5          (22.9)       172.6        4,545.8
Mortgage-backed securities ......................         2,533.0             74.2          (18.6)        55.6        2,588.6
                                                        ---------------------------------------------------------------------
   Total fixed maturities classified as
      available-for-sale ........................        11,270.5            714.7          (49.0)       665.7       11,936.2
Marketable equity securities ....................           641.8            660.3           (3.3)       657.0        1,298.8
                                                        ---------------------------------------------------------------------
      Total .....................................       $11,912.3        $ 1,375.0      $   (52.3)     1,322.7      $13,235.0
                                                        ==========================================                  =========
Deferred policy acquisition costs
   valuation allowance ..........................                                                        (19.0)
Applicable income taxes .........................                                                       (452.3)
                                                                                                     ---------

Unrealized appreciation of investment securities,
   net of tax, included in shareholders' equity .                                                    $   851.4
                                                                                                     =========


SAFECO CORPORATION 1997 ANNUAL REPORT

   The following is a summary of fixed maturities classified as held-to-maturity at December 31, 1996:


                                                                         GROSS        GROSS          NET    ESTIMATED
                                                      AMORTIZED     UNREALIZED   UNREALIZED   UNREALIZED       MARKET
                                                           COST          GAINS       LOSSES         GAIN        VALUE
---------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of U.S.
   government corporations and agencies ........       $  244.7       $   29.5     $   (0.4)    $   29.1     $  273.8
Obligations of states and political subdivisions          103.1            3.8         (0.7)         3.1        106.2
Debt securities issued by foreign governments ..          148.3           24.4           --         24.4        172.7
Corporate securities ...........................        1,700.4          131.1        (13.8)       117.3      1,817.7
Mortgage-backed securities .....................          291.8           13.1         (5.3)         7.8        299.6
                                                       --------------------------------------------------------------

   Total fixed maturities classified as
      held-to-maturity .........................       $2,488.3       $  201.9     $  (20.2)    $  181.7     $2,670.0
                                                       ==============================================================


   The amortized cost and estimated market value of fixed maturities at December 31, 1997, by contractual maturity, are presented below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.


                                                  AVAILABLE-FOR-SALE             HELD-TO-MATURITY
------------------------------------------------------------------------------------------------------
                                               AMORTIZED       ESTIMATED      AMORTIZED      ESTIMATED
                                                    COST    MARKET VALUE           COST   MARKET VALUE
------------------------------------------------------------------------------------------------------
Due in one year or less ..............       $     356.9     $     358.3     $       --     $       --
Due after one year through five years            2,809.0         2,893.9             --             --
Due after five years through ten years           2,956.2         3,089.4           49.2           56.7
Due after ten years ..................           6,799.3         7,497.4        2,358.5        2,766.8
Mortgage-backed securities ...........           3,165.4         3,304.2          300.9          336.4
                                             ---------------------------------------------------------
   Total .............................       $  16,086.8     $  17,143.2     $  2,708.6     $  3,159.9
                                             =========================================================


   The following table summarizes SAFECO's consolidated allowance for credit losses related to its mortgage loan investments and finance receivables:


                                                 1997         1996        1995
-------------------------------------------------------------------------------
Allowance at beginning of year ..........       $30.4        $27.5        $24.6
Provision for credit losses .............         3.3          4.4          4.2
Loans charged off as uncollectible ......        (1.5)        (1.8)        (1.9)
Recoveries ..............................         0.3          0.3          0.6
                                                -------------------------------
   Allowance at end of year .............       $32.5        $30.4        $27.5
                                                ===============================



   These allowances relate to SAFECO Credit's finance receivables ($1,004.3 at December 31, 1997) and to mortgage loan investments ($499.0 at December 31,
1997), nearly all of which are held by SAFECO Life Insurance Company. The allow-ances include amounts determined under FAS 114 and FAS 118 (specific reserves), as well as general reserve amounts (see Note 1 on page 58 for discussion of FAS 114 and FAS 118). The total investment in impaired loans, as defined under FAS 114 and 118 and before any reserve for losses, is $3.6 at December 31, 1997. A specific loan loss reserve has been established for each impaired loan, the total of which is $0.6 at December 31, 1997 and is included in the overall allowance of $32.5 at December 31, 1997.


                                           SAFECO CORPORATION 1997 ANNUAL REPORT

NOTE 4: DEBT

   At December 31, 1997, SAFECO Credit had short- term borrowings of $847.1 through commercial paper and $44.9 of medium-term notes. The repayment of each of these borrowings is guaranteed by SAFECO Corporation. The weighted average interest rates on the short-term borrowings were 5.9% and 5.4% at December 31, 1997 and 1996, respectively. The medium-term notes have maturities from April 1998 to December 2001 and a weighted average interest rate of 7.9% at December 31, 1997.

   SAFECO Corporation has two bank credit facilities available. The first is a 364-day revolving facility that totals $475.0 and is available for general corporate purposes, including support of SAFECO Credit's short-term borrowings. The second totals $1,100.0 and is a five-year facility extending to 2002 that also is available for general corporate purposes, including support of SAFECO Corporation's commercial paper debt. There are currently no borrowings outstanding under either of these facilities, nor were there any borrowings outstanding as of December 31, 1997. SAFECO Corporation pays a fee to have these lines of credit available and does not maintain deposits as compensating balances. Both facilities have certain covenants including requiring SAFECO to maintain a specified minimum level of shareholders' equity. As of December 31, 1997, SAFECO was in compliance with all such covenants.

   SAFECO Credit and SAFECO Corporation have entered into interest rate swap agreements with outside parties to reduce the impact of changes in interest rates on their variable rate debt by converting variable rate interest payments to fixed rates. The interest rate swap agreements provide only for the exchange of interest on the notional amounts at the stated rates, with no multipliers or leverage. There were no swap terminations in 1997, 1996, or 1995. The net interest accrued under these agreements is recorded as an adjustment to interest expense. At December 31, 1997, SAFECO Credit interest rate swap agreements were outstanding with notional amounts of $359.4, replacing variable rates with fixed rates with a weighted average of 6.1%. Maturities of these agreements range from February 1998 to June 2007. At December 31, 1996, SAFECO Credit interest rate swap agreements were outstanding with notional amounts of $249.0, replacing variable rates with fixed rates with a weighted average of 6.0%. SAFECO Corporation entered into two interest rate swap agreements in December 1997. Both swaps are for notional amounts of $150.0 each and replace variable rates with fixed rates of 5.9%. The two swaps mature in December 2002 and December 2007, respectively.

   Real estate mortgages are collateralized by the related investment real estate buildings and property.

   See discussion of capital securities in Note 10.

   The total amount, current portions, interest rates and maturities of notes and mortgages payable at December 31 are as follows:


                                                                             1997                     1996
------------------------------------------------------------------------------------------------------------------

                                                                      TOTAL       CURRENT      TOTAL        CURRENT
------------------------------------------------------------------------------------------------------------------
SAFECO Corporation commercial paper payable
   in 1998; weighted average interest rate at
   December 31, 1997 - 5.9% ..................................       $812.8       $812.8       $   --       $   --
                                                                     =============================================
SAFECO Credit borrowings payable through 2001;
   weighted average interest rates
   at December 31:1997 - 6.0%; 1996 - 5.6% ...................       $892.0       $867.5       $808.8       $763.9
                                                                     =============================================
SAFECO Corporation, 7.875% notes due 2005 ....................       $200.0       $   --       $200.0       $   --
                                                                     =============================================
SAFECO Corporation, 6.875% notes due 2007 ....................       $200.0       $   --       $   --       $   --
                                                                     =============================================
Other debt:
   Unsecured notes and loans payable in installments
      in 1998; weighted average interest rates at
      December 31, 1997 - 6.9%; 1996 - 6.7% ..................       $ 90.4       $ 82.2       $ 64.7       $ 27.5
   SAFECO Corporation, medium-term notes
      due 2002 and 2003; weighted average interest rate
      at December 31, 1997 and 1996 - 7.1% ...................         50.0           --         50.0           --
   Real estate mortgages payable in installments through 2014;
      weighted average interest rates at December 31:
      1997 - 8.0%; 1996 - 8.0% ...............................        114.7          2.3        110.0          2.0
                                                                     ---------------------------------------------
        Total ................................................       $255.1       $ 84.5       $224.7       $ 29.5
                                                                     =============================================



   Aggregate annual principal installments payable under these obligations for each of the five years subsequent to 1997 are as follows: 1998 - $1,764.8; 1999
- $6.3; 2000 - $55.8; 2001 - $14.8; 2002 - $45.4.


SAFECO CORPORATION 1997 ANNUAL REPORT

NOTE 5: PROPERTY AND CASUALTY LOSS RESERVES

   Unpaid losses and loss adjustment expense ("LAE") represent the estimated liability (reserves) for claims reported plus losses incurred but not yet reported and the related LAE. Although considerable variability is inherent in such estimates, management believes that the liability for unpaid losses and LAE is adequate. These estimates are continually reviewed and adjusted as necessary; such adjustments are included in current operations.

   The following is a summary of the activity related to SAFECO's property and casualty companies' reserves for losses and LAE (net of reinsurance amounts):


                                                                 1997           1996           1995
------------------------------------------------------------------------------------------------------
Loss and LAE reserves at beginning of year .............       $1,955.7       $2,070.1        $2,092.9
                                                               ---------------------------------------
American States loss and LAE reserves at acquisition ...        2,204.6             --              --
                                                               ---------------------------------------
Incurred loss and LAE for claims occurring
   in the current year .................................        1,969.5        1,658.2         1,586.7
Increase (Decrease) in estimated loss and LAE for claims
   occurring in prior years ............................           30.5          (77.7)          (59.7)
                                                               ---------------------------------------
Total incurred loss and LAE ............................        2,000.0        1,580.5         1,527.0
                                                               ---------------------------------------
Loss and LAE payments for claims occurring during:
   Current year ........................................        1,172.1          939.5           856.8
   Prior years .........................................          906.3          755.4           693.0
                                                               ---------------------------------------
Total loss and LAE payments ............................        2,078.4        1,694.9         1,549.8
                                                               ---------------------------------------
   Loss and LAE reserves at end of year ................       $4,081.9       $1,955.7        $2,070.1
                                                               =======================================


   The year-end reserve amounts above are net of related reinsurance recoverables of $228.6, $103.4 and $110.7 for 1997, 1996 and 1995, respectively.

   The amounts above do not include SAFECO's life subsidiaries' loss reserves for accident and health claims as these amounts are not material in relation to consolidated loss and LAE reserves. In addition, the majority of these claims are incurred and paid in full within a one-year period.

   Operations were charged for an increase in estimated loss and LAE for claims occurring in prior years of $30.5 in 1997. The 1997 charge includes a nonrecurring $40.0 reserve increase related to the American States acquisition as described in Note 2. This reserve increase relates to American States' previously discontinued assumed reinsurance operations. Excluding this nonrecurring charge, the 1997 loss and LAE development on claims occurring in prior years benefited operations $9.5. The 1996 and 1995 development benefited operations by $77.7 and $59.7, respectively. The benefit to operations recognized in both 1996 and 1995 resulted from several factors including: aggressive reserving in years prior to 1995, favorable workers' compensation legislation, fraud prevention and claims specialization. In recognition of the above factors, 1996 newly reported and still open claims were reserved at lower, more accurate levels than in the two prior years. This resulted in a reduced level of favorable development in 1997 compared with 1996 and 1995.

   The property and casualty companies' loss and LAE reserves include reserves for environmental, asbestos and other toxic claims. These reserves are approximately 8% of total property and casualty reserves for losses and LAE at December 31, 1997 and approximately 5% at December 31, 1996 and 1995. The increase in 1997 is due to the acquisition of American States on October 1, 1997. The reserves include estimates for both reported and incurred but not reported (IBNR) losses and related legal expenses. In view of changes in environmental regulations and evolving case law which affect the development of loss reserves, the process of estimating loss reserves for environmental, asbestos and other toxic claims results in imprecise estimates. Quantitative techniques have to be supplemented by subjective considerations and managerial judgment. Because of these conditions, trends that have affected development of these liabilities in the past may not necessarily occur in the future. Although estimation of environmental claims is difficult, the reserves established for these claims at December 31, 1997 are believed to be adequate based on the known facts and current law.


                                           SAFECO CORPORATION 1997 ANNUAL REPORT

NOTE 6: REINSURANCE

   SAFECO's insurance subsidiaries protect themselves from excessive losses by reinsuring on treaty and facultative bases. The availability and cost of reinsurance are subject to prevailing market conditions, both in terms of price and available capacity. Although the reinsurer is liable to SAFECO to the extent of the reinsurance ceded, SAFECO remains primarily liable to the policyholder as the direct insurer on all risks reinsured. SAFECO evaluates the financial condition of its reinsurers to minimize its exposure to losses from reinsurer insolvencies. To SAFECO's knowledge, none of its reinsurers is experiencing financial difficulties.

   SAFECO's insurance subsidiaries do not enter into retrospective reinsurance contracts and do not participate in any unusual or nonrecurring reinsurance transactions such as "swaps" of reserves or loss portfolio transfers. SAFECO does not use funding covers and does not participate in any surplus relief transactions.

   The balance sheet caption reinsurance recoverables is comprised of the following amounts at December 31:


                                                                       1997        1996
-----------------------------------------------------------------------------------------
Property and Casualty:
   Reinsurance recoverables on:
      Unpaid loss and LAE reserves ............................       $228.6       $103.4
      Paid losses and LAE .....................................         39.7          8.9
Life and Health:
   Reinsurance recoverables on:
      Unpaid loss and LAE reserves (policy and contract claims)          1.0          0.1
      Paid claims .............................................          0.8          1.0
      Life policy liabilities .................................         40.9         23.8
      Other ...................................................           --          0.3
                                                                      -------------------
        Reinsurance recoverables ..............................       $311.0       $137.5
                                                                      ===================


   The unearned premium liability is presented before the effect of reinsurance. The reinsurance amounts related to the unearned premium liability are included with other assets in the balance sheet and totaled $61.0 and $48.4 at December 31, 1997 and 1996, respectively.

   The effects of reinsurance are netted against the insurance revenue and loss amounts in the statement of income. These amounts are as follows:


                                                      1997         1996         1995
-------------------------------------------------------------------------------------
Property and Casualty ceded earned premiums ..       $155.8       $152.6       $160.3
Life and Health ceded earned premiums ........         14.5         13.7         10.4
                                                     --------------------------------
   Total ceded earned premiums ...............       $170.3       $166.3       $170.7
                                                     ================================


Property and Casualty ceded losses and LAE ...       $ 46.1       $ 34.5       $ 46.2
Life and Health ceded policy benefits ........          8.3          4.0          6.3
                                                     --------------------------------
   Total ceded losses, LAE and policy benefits       $ 54.4       $ 38.5       $ 52.5
                                                     ================================


   Reinsurance premiums ceded on a written basis are approximately equal to the ceded earned premiums disclosed above. Reinsurance premiums assumed are insignificant.


SAFECO CORPORATION 1997 ANNUAL REPORT

NOTE 7: COMMITMENTS AND CONTINGENCIES


   SAFECO leases office space, commercial real estate and certain equipment under leases which expire at various dates through 2058. These leases are accounted for as operating leases. Minimum rental commitments for leases in effect at December 31, 1997 are as follows:


YEAR PAYABLE                                                     MINIMUM RENTALS
--------------------------------------------------------------------------------
1998....................................................................  $ 21.4
1999....................................................................    21.1
2000....................................................................    20.8
2001....................................................................    18.7
2002....................................................................    14.8
2003 and thereafter.....................................................   130.9
                                                                          ------
     Total..............................................................  $227.7
                                                                          ======


   The amount of rent charged to operations was $14.4, $10.0 and $9.6 for 1997, 1996 and 1995, respectively.

   The property and casualty companies have written financial guaranty insurance covering municipal revenue bond issues and residual values of certain commercial buildings. The majority of these guaranties was written in the period 1984 through 1987. The remaining guaranties have maturities ranging from 1998 to 2000. At December 31, 1997 guaranties totaling $54.2 were outstanding. Substantially all individual guaranties are supported by collateral (first mortgage liens) in the underlying properties. At December 31, 1997, the liabilities for losses and LAE and for unearned premiums related to these guaranties totaled $8.7.

   For information on environmental, asbestos and other toxic claim liabilities, see Note 5.

   See Note 6 for discussion relating to reinsurance.


NOTE 8: FINANCIAL INSTRUMENTS

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

   The fair values for mortgage and commercial loans have been estimated by discounting the projected cash flows using the current rate at which loans would be made to borrowers with similar credit ratings and for the same maturities. Commercial loans are a component of finance receivables in the balance sheet. Finance receivables also include lease receivables, which are exempt from fair value disclosure requirements.

   The fair value of investment contracts (funds held under deposit contracts) with defined maturities is estimated by discounting projected cash flows using rates that would be offered for similar contracts with the same remaining maturities. For investment contracts with no defined maturities, fair value is estimated to be the present surrender value.

   The carrying values of SAFECO Corporation's and SAFECO Credit's commercial paper as well as other debt that have variable interest rates are reasonable estimates of fair value. For SAFECO Credit and other debt that have fixed interest rates, fair value is estimated by discounting the projected cash flows using the rate at which similar borrowings could currently be made. The fair values of the 7.875% notes, the 6.875% notes and the capital securities are estimated based on quotes from broker/dealers who make markets in similar securities.

   The estimated fair value of the property and casualty companies' financial guaranty business (see Note 7) was not material at December 31, 1997 or 1996; thus, no additional disclosures are warranted. Other insurance-related financial instruments are exempt from fair value disclosure requirements.


                                           SAFECO CORPORATION 1997 ANNUAL REPORT

   Estimated fair values of financial instruments at December 31 are as follows:


                                                        1997                           1996
------------------------------------------------------------------------------------------------------
                                              CARRYING       ESTIMATED        CARRYING       ESTIMATED
                                                AMOUNT      FAIR VALUE          AMOUNT      FAIR VALUE
------------------------------------------------------------------------------------------------------
Financial assets:
   Fixed maturities available-for-sale       $17,143.2       $17,143.2       $11,936.2       $11,936.2
   Fixed maturities held-to-maturity .         2,708.6         3,159.9         2,488.3         2,670.0
   Marketable equity securities ......         1,879.7         1,879.7         1,298.8         1,298.8
   Mortgage loans ....................           499.0           524.0           448.0           461.0
   Commercial loans ..................           634.9           637.0           536.5           531.0
Financial liabilities:
   Funds held under deposit contracts         11,989.1        12,458.0         9,792.7         9,935.0
   Commercial paper ..................           812.8           812.8              --              --
   Credit Company borrowings .........           892.0           893.0           808.8           810.0
   7.875% notes due 2005 .............           200.0           213.0           200.0           210.0
   6.875% notes due 2007 .............           200.0           205.0              --              --
   Other debt ........................           255.1           261.0           224.7           228.0
Capital securities ...................           841.7           881.0              --              --



DERIVATIVE FINANCIAL INSTRUMENTS

   SAFECO's consolidated investments in mortgage-backed securities of $3,640.6 at market value at December 31, 1997 ($2,888.2 at December 31, 1996) are primarily residential collateralized mortgage obligations and pass-throughs
(CMOs). CMOs, while technically defined as derivative instruments, are exempt from derivative disclosure requirements. SAFECO's investment in CMOs comprised of the riskier, more volatile type (e.g., interest only, inverse floaters, etc.) has been intentionally limited to only a small amount--approximately 1% of total CMOs at both December 31, 1997 and 1996.

   SAFECO Credit provides loan and lease commitments at both variable and fixed rates of interest. Fixed rate loan and lease commitments outstanding at December 31, 1997 were approximately $50, or less than 1% of consolidated investments. The majority of these commitments have original terms of up to 90 days and contracted fixed interest rates with a weighted average rate of 9% at December 31, 1997. Fixed rate commitments outstanding at December 31, 1996 were approximately $30. Exposure to credit risk relating to these commitments (i.e., risk that the borrower will be unable to perform its obligations) is mitigated through credit review and approval controls. Because the majority of the fixed rate commitments have terms of 90 days or less, the estimated fair value of these commitments is not material.

   In 1997 SAFECO Life Insurance Company introduced an equity-indexed annuity product that credits the policyholder based on a percentage of the gain in the S&P 500 index. A portion of the premium is used to purchase S&P 500 call options to hedge the growth in interest credited to the policyholder due to increases in the S&P 500 index. Premiums paid to purchase the S&P 500 call options are capitalized and included in other assets on the balance sheet and expensed over the term of the option on a straight line basis. Any gain or loss on the call options purchased is included in income when realized. The balance in other assets for call options purchased was $21.2 at December 31, 1997. The estimated fair value of call options purchased was not material at December 31, 1997; thus, no additional disclosures are warranted.

   SAFECO does not enter into financial instruments for trading or speculative purposes. SAFECO's involvement in other investment-type derivatives is intentionally of a very limited nature. Such derivatives include currency-linked bonds and equity-linked bonds. Individually, and in the aggregate, these derivatives are not material and thus no additional disclosures are warranted.

   Interest rate swap agreements are entered into by SAFECO Corporation and SAFECO Credit to reduce the impact of changes in interest rates on their variable rate debt by converting variable rate interest payments to fixed rates. The interest rate swap agreements provide only for the exchange of interest on the notional amounts at the stated rates, with no multipliers or leverage. At December 31, 1997, interest rate swap agreements were outstanding with notional amounts of $659.4, replacing variable rates with fixed rates with a weighted average of 6.0%. Maturities of these


SAFECO CORPORATION 1997 ANNUAL REPORT
agreements range from February 1998 to December 2007. At December 31, 1996, interest rate swap agreements were outstanding with notional amounts of $249.0 replacing variable rates with fixed rates with a weighted average of 6.0%. There were no swap terminations in 1997, 1996 or 1995. The net interest accrued under these agreements is recorded as an adjustment to interest expense. Exposure to credit risk relating to interest rate swaps is the risk that the counterparty will be unable to perform its obligations. This risk is mitigated through credit review, approval controls and by entering into agreements with only highly rated counterparties. The estimated fair value of interest rate swaps was not material at December 31, 1997 or 1996; thus, no additional disclosures are warranted.

NOTE 9: COMMON STOCK

   On December 1, 1995, the Corporation's common stock was split 2-for-1. Per share amounts have been adjusted to reflect the stock split.

   Changes in common stock outstanding for the last three years are as follows:


                                                                    1997                1996                1995
----------------------------------------------------------------------------------------------------------------
Number of shares outstanding at the beginning of year        126,308,237         125,978,742          62,951,634
Shares reacquired ...................................           (233,542)           (254,767)           (288,805)
Shares issued for stock options and rights ..........            276,398             326,613             364,279
Secondary offering ..................................         14,800,000                  --                  --
Shares issued for acquisition of subsidiary .........                 --             257,649                  --
Two-for-one stock split .............................                 --                  --          62,951,634
                                                             ---------------------------------------------------
   Number of shares outstanding at the end of year ..        141,151,093         126,308,237         125,978,742
                                                             ===================================================


   The secondary offering in 1997 relates to SAFECO's cash acquisition of American States on October 1, 1997 (see Note 2). The 14,800,000 total shares issued under the offering include 1,800,000 shares issued under the underwriters' over-allotment option.

NOTE 10: CAPITAL SECURITIES

   On July 15, 1997, SAFECO Capital Trust I ("Capital Trust"), a consolidated wholly owned subsidiary of SAFECO Corporation issued $850.0 of 8.072% Corporation-Obligated, Mandatorily Redeemable Capital Securities (the "Capital Securities"). In connection with Capital Trust's issuance of the Capital Securities and the related purchase by SAFECO Corporation of all of Capital Trust's common securities (the "Common Securities"), SAFECO Corporation issued to Capital Trust $876.3 principal amount of its 8.072% Junior Subordinated Deferrable Interest Debentures, due July 15, 2037 (the "Subordinated Debentures). The sole assets of Capital Trust are and will be the Subordinated Debentures. The interest and other payment dates on the Subordinated Debentures correspond to the distribution and other payment dates on the Capital Securities and the Common Securities. Distributions on the Capital Securities and Common Securities are cumulative and payable semi-annually in arrears. The Subordinated Debentures and the related income effects are eliminated in SAFECO's financial statements.

   For federal income tax purposes, the Subordinated Debentures are classified as indebtedness. Accordingly interest on the Subordinated Debentures is deductible at the federal statutory rate of 35%.

   The Capital Securities are mandatorily redeemable on July 15, 2037, the same date the Subordinated Debentures are due. The Capital Securities may be redeemed, contemporaneously with the Subordinated Debentures, beginning in 2007 at a price of 104%, with the call premium graded down to zero in 2017. SAFECO Corporation's obligations under the Subordinated Debentures and related agreements, taken together, constitute a full and unconditional guarantee of payments due on the Capital Securities.

   SAFECO Corporation has the right, at any time, to defer payments of interest on the Subordinated Debentures for up to five years. Consequently, the distributions on the Capital Securities and Common Securities would be deferred (though such distributions would continue to accrue with interest thereon since interest would accrue on the Subordinated Debentures during any such extended interest payment period). In no case may the deferral of payments and distributions extend beyond the stated maturity dates of the respective securities. SAFECO Corporation cannot pay dividends on its common stock during such deferments.


                                           SAFECO CORPORATION 1997 ANNUAL REPORT

NOTE 11: STOCK INCENTIVE PLAN

   The SAFECO Long-Term Incentive Plan of 1997 provides for the issuance of up to 6,000,000 shares of SAFECO Corporation common stock. Stock options, restricted stock rights, performance stock rights and stock appreciation rights are authorized under the Plan.

   Stock options are granted at exercise prices not less than the fair market value of the stock on the date of the grant. The terms and conditions upon which options become exercisable may vary among grants; however, option rights expire no later than ten years from the date of grant.

   All share amounts and prices are adjusted for the 2-for-1 stock split in 1995.

   SAFECO continues to apply Accounting Principles Board (APB) Opinion 25 in accounting for its stock options, as allowed under FASB Statement 123. Under APB 25, because the exercise price of SAFECO's employee stock options equals the fair market value of the underlying stock on the date of grant, no compensation expense is recognized.

   Applying Statement 123's fair value method would have resulted in net annual compensation expense of $2.0, $1.4 and $0.7 in 1997, 1996 and 1995, respectively. Under Statement 123 only options granted beginning in 1995 are required to be valued, therefore these pro forma expense amounts are not representative of future amounts. Because of the immateriality of these expense amounts, the pro forma effects on net income and earnings per share are not shown. The weighted average fair value (at grant date) of options granted in 1997 was $10 per share and was estimated using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 6.25%, dividend yield of 3.0%, volatility factor of 22% and expected life of six years.

   Changes in stock options for the three years ended December 31, 1997 are as follows:

                                                         OPTIONS OUTSTANDING
--------------------------------------------------------------------------------
                                                                        WEIGHTED
                                                                         AVERAGE
                                                                           PRICE
                                                       SHARES          PER SHARE
--------------------------------------------------------------------------------
Balance December 31, 1994 .............             1,869,836             $21.00
   Granted ............................               312,200              29.87
   Exercised ..........................              (357,203)             15.45
   Canceled ...........................               (21,200)             26.21
                                                    ----------------------------
Balance December 31, 1995 .............             1,803,633              23.57
   Granted ............................               372,700              33.60
   Exercised ..........................              (317,890)             17.19
   Canceled ...........................                    --                 --
                                                    ----------------------------
Balance December 31, 1996 .............             1,858,443              26.67
   Granted ............................               339,900              42.05
   Exercised ..........................              (270,939)             21.67
   Canceled ...........................               (21,950)             31.87
                                                    ----------------------------
Balance December 31, 1997 .............             1,905,454             $30.07
                                                    ============================
Exercisable at
   December 31, 1997 ..................               948,529             $25.43
                                                    ============================


   Exercise prices for options outstanding as of December 31, 1997 range from $12.25 to $50.25 per share.

   Restricted stock rights provide for the holder to receive a stated number of share rights if the holder remains employed for the stated number of years. Performance stock rights provide for the holder to receive a stated number of share rights if the holder attains certain specified performance goals within a stated performance cycle. Performance goals may include net income, return on equity, stock price appreciation and/or other criteria. Performance stock rights were first awarded in 1997.

   Matured restricted stock rights and earned performance stock rights are issued in stock and/or paid in cash at the option of the holder. During 1997, 1996 and 1995, $2.8, $2.0 and $1.3, respectively, were charged to operations for the compensation element of restricted and performance stock rights and stock appreciation rights.


SAFECO CORPORATION 1997 ANNUAL REPORT

   Changes in restricted and performance stock rights for the three years ended December 31, 1997 are as follows:


                                                                   SHARE RIGHTS
--------------------------------------------------------------------------------
Balance December 31, 1994 .............................                  87,688
   Awarded ............................................                  44,800
   Matured ............................................                 (35,762)
   Canceled ...........................................                  (1,150)
                                                                        -------
Balance December 31, 1995 .............................                  95,576
   Awarded ............................................                  44,500
   Matured ............................................                 (37,342)
   Canceled ...........................................                      --
                                                                        -------
Balance December 31, 1996 .............................                 102,734
   Awarded ............................................                  97,000
   Matured ............................................                 (45,091)
   Canceled ...........................................                      --
                                                                        -------
Balance December 31, 1997 .............................                 154,643
                                                                        -------


   There were 5,846,200 shares of common stock reserved for future options and rights at December 31, 1997.

NOTE 12: STATUTORY INFORMATION

   The insurance subsidiaries are required to file annual statements with state regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (i.e., statutory basis). Prescribed statutory accounting practices include state laws, regulations and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted statutory accounting practices encompass all accounting practices not so prescribed.

   Statutory net income differs from the net income reported in accordance with generally accepted accounting principles primarily because policy acquisition costs are expensed when incurred, life insurance reserves are based on different assumptions and income tax expense reflects only taxes paid or currently payable.

   Statutory net income and equity are as follows:


STATUTORY NET INCOME                         1997           1996            1995
----------------------------------------------------------------------------------
Property and Casualty ..........          $  580.0        $  317.7        $  299.3
Life and Health ................             115.7            97.2           103.0

STATUTORY SHAREHOLDER'S EQUITY
DECEMBER 31                                           1997                 1996
----------------------------------------------------------------------------------
Property and Casualty ................             $  3,160.5           $  2,166.2
Life and Health ......................                  739.3                587.7

   The statutory net income amounts for 1997 reported above include American States for the entire calendar year.

   SAFECO's insurance subsidiaries have received written approval from the Washington State Insurance Department to treat certain loans to related SAFECO subsidiaries (all made at market rates) as admitted assets. The allowance of such loans has not materially enhanced surplus at December 31, 1997.

NOTE 13: DIVIDEND RESTRICTIONS

   SAFECO's subsidiaries are restricted as to the amount of dividends they may pay to their parent without regulatory or lender consent. The amount of subsidiary retained earnings available for the payment of dividends to SAFECO Corporation without prior regulatory or lender approval approximated $820.5 at December 31, 1997.

NOTE 14: EMPLOYEE BENEFIT PLANS

   The Corporation administers profit-sharing bonus, defined contribution, and defined benefit plans covering substantially all employees. The defined contribution plans include profit sharing retirement plans, a savings plan and a 401(k) plan. A defined benefit plan covering substantially all American States employees provides benefits based on total years of service and the highest 60 months of compensation during the last 10 years of employment. A cash balance defined benefit plan covering substantially all other employees provides benefits for each year of service after 1988, based on the employee's compensation level plus a stipulated rate of return on the benefit balance. It is SAFECO's policy to fund these defined benefit plans on a current basis to the full extent deductible under federal income tax regulations.

   The following table summarizes the funded status of the defined benefit plans:


DECEMBER 31                                                1997             1996
---------------------------------------------------------------------------------
Total projected benefit obligation ............           $235.1           $ 30.3
Plan assets at fair value .....................            265.4             44.0
                                                          -----------------------
Plan assets in excess of projected
   benefit obligation .........................           $ 30.3           $ 13.7
                                                          -----------------------


   Plan assumptions include a discount rate of 7.0% at December 31, 1997, a rate of return on plan assets of 9.0% for 1997 and a rate of increase in compensation of 4.5% for 1997. Plan assets consist primarily of listed equity securities, corporate bonds and U.S. government bonds.

   The increases in the amounts above in 1997 are due to the American States acquisition.


                                           SAFECO CORPORATION 1997 ANNUAL REPORT

   The cost of the plans discussed above charged to income is as follows:


                                             1997            1996           1995
----------------------------------------------------------------------------------
Profit-sharing bonus ...........           $  23.8         $  21.4         $  21.8
Defined contribution ...........              31.3            30.5            26.9
Defined benefit ................               7.9             6.5             5.6
                                           ---------------------------------------
   Total .......................           $  63.0         $  58.4         $  54.3
                                           =======================================


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

   Net periodic other postretirement benefit costs were $3.9, $3.2 and $1.9 in 1997, 1996 and 1995 respectively.

   The following table summarizes the funded status of the plan:


DECEMBER 31                                                 1997            1996
--------------------------------------------------------------------------------
Total accumulated postretirement
   benefit obligation (APBO) ...................           $87.4           $25.3
Less plan assets at fair value .................             1.4             1.1
                                                           ---------------------
APBO in excess of plan assets ..................            86.0            24.2
Unrecognized gain ..............................             2.3             6.6
                                                           ---------------------
Accrued postretirement benefit cost
   recorded in the balance sheet ...............           $88.3           $30.8
                                                           ---------------------


   Discount rate assumptions of 7.0%, 7.75% and 7.5% were used at December 31, 1997, 1996 and 1995, respectively. The accumulated postretirement benefit obligation at December 31, 1997 was determined using a healthcare cost trend rate of 10% for 1998, gradually decreasing to 5% in 2005 and remaining at that level thereafter. A one-percentage point increase in the assumed healthcare cost trend rate for each year would increase the accumulated other postretirement benefit obligation as of December 31, 1997 by $8.1 and the annual net periodic other postretirement benefit cost for the year then ended by $0.6. The increases in the amounts for other postretirement benefits in 1997 are due to the American States acquisition.

NOTE 15: REAL ESTATE COMPANIES' LEASED PROPERTIES

   In February 1998, SAFECO announced its decision to sell its real estate subsidiary, SAFECO Properties Inc. For more information see Note 1 on page 56.

   The real estate companies receive rental income, principally from shopping centers, under leases which expire at various dates through 2034. These leases are accounted for as operating leases. Minimum future rentals from leases in effect at December 31, 1997 are as follows:


YEAR RECEIVABLE                                                           AMOUNT
--------------------------------------------------------------------------------
1998 .................................................................... $ 52.2
1999 ....................................................................   49.3
2000 ....................................................................   46.6
2001 ....................................................................   44.6
2002 ....................................................................   42.1
2003 and thereafter .....................................................  286.5
                                                                          ------
Total                                                                     $521.3
                                                                          ======


   These amounts do not include contingent rentals that are based on a percentage of sales in excess of stipulated minimums or increases in the Consumer Price Index. Contingent rentals included in revenue were $4.4, $4.7 and $4.3 in 1997, 1996 and 1995, respectively.

   The real estate companies' investment in rental property and related accumulated depreciation is as follows:


DECEMBER 31                                               1997              1996
--------------------------------------------------------------------------------
Shopping centers ...........................            $372.3            $284.7
Office and industrial space ................              84.1              47.8
Healthcare facilities ......................              50.9              40.0
Other ......................................              43.1              42.6
                                                        ------------------------
                                                         550.4             415.1
Less accumulated depreciation ..............              93.9              82.1
                                                        ------------------------
   Total ...................................            $456.5            $333.0
                                                        ========================


SAFECO CORPORATION 1997 ANNUAL REPORT

NOTE 16: INCOME TAXES

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

   Differences between income tax computed by applying the U.S. Federal income tax rate of 35% to income before income taxes and the consolidated provision for income taxes are as follows:


                                                   1997          1996          1995
-----------------------------------------------------------------------------------
Computed "expected" tax expense .............    $200.4        $202.5        $179.8
Tax-exempt municipal bond income ............     (73.2)        (66.2)        (64.7)
Dividends received deduction ................     (10.5)         (9.4)        (10.2)
Proration adjustment ........................      10.3           8.7           7.8
Other .......................................       0.8           3.9           2.1
                                                 ----------------------------------
   Consolidated provision for income taxes ..    $127.8        $139.5        $114.8
                                                 ==================================


   The tax effects of temporary differences which give rise to the deferred tax assets and deferred tax liabilities at December 31, 1997, 1996 and 1995 are as follows:


DECEMBER 31                                                                    1997           1996        1995
---------------------------------------------------------------------------------------------------------------
Deferred tax assets:
   Discounting of loss and adjustment expense reserves .............       $  250.0       $  122.7     $  131.7
   Unearned premium liability ......................................          113.9           62.3         59.6
   Adjustment to life policy liabilities ...........................           72.1           34.8         30.2
   Capitalization of life policy acquisition costs .................           49.2           33.4         21.9
   Postretirement benefits .........................................           30.9           10.8          9.9
   Nondeductible accruals ..........................................           58.2            8.6          9.3
   Other ...........................................................           35.8           41.7         37.4
                                                                           ------------------------------------
      Total deferred tax assets ....................................          610.1          314.3        300.0
                                                                           ------------------------------------
Deferred tax liabilities:
   Deferred policy acquisition costs ...............................          203.5          145.3        139.7
   Bond discount accrual ...........................................           36.2           27.2         22.5
   Accelerated depreciation ........................................           81.4           75.7         65.3
   Real estate development expenses capitalized ....................           11.9           11.6         12.2
   Unrealized appreciation of investment securities
      (Net of deferred policy acquisition costs valuation allowance:
      1997 - $12.8; 1996 - $6.7; 1995 - $15.0) .....................          675.6          456.3        543.6
   Other ...........................................................           48.4           16.0         15.6
                                                                           ------------------------------------
      Total deferred tax liabilities ...............................        1,057.0          732.1        798.9
                                                                           ------------------------------------
      Net deferred tax liability ...................................       $  446.9       $  417.8     $  498.9
                                                                           ====================================


   The following table reconciles the deferred tax expense (benefit) in the Statement of Consolidated Income to the net change in the deferred tax liability in the Consolidated Balance Sheet:


                                                                           1997          1996          1995
-----------------------------------------------------------------------------------------------------------
Deferred tax expense (benefit) ...................................       $ 20.7        $  6.0        $(16.6)
Net deferred tax assets acquired in acquisitions .................       (209.9)           --            --
Deferred tax changes reported in shareholders' equity:
   Increase (decrease) in liability related to unrealized
      appreciation (depreciation) of investment securities,
      net of deferred policy acquisition costs valuation
      allowance ..................................................        219.3         (87.3)
                                                                                                      476.7
   Increase (decrease) in liability related to unrealized
      gain (loss) from foreign currency translation ..............         (1.0)          0.2           1.0
                                                                         ----------------------------------
Increase (decrease) in net deferred tax liability ................       $ 29.1        $(81.1)       $461.1
                                                                         ==================================


                                           SAFECO CORPORATION 1997 ANNUAL REPORT

NOTE 17: SEGMENT DATA


                                                                                  UNDER-
                                              INVESTMENT        REALIZED         WRITING       NET INCOME      IDENTIFIABLE
                                 REVENUES         INCOME      GAIN (LOSS)   PROFIT (LOSS)           (LOSS)           ASSETS
---------------------------------------------------------------------------------------------------------------------------
1997
Property and Casualty:
   Personal .............       $ 1,930.7                                      $    62.0                          $   415.4
   Commercial and Surety            885.9                                          (25.8)                             357.8
                                ---------                                      ---------
      Total .............         2,816.6      $   327.0       $   132.8       $    36.2        $   347.0*         12,505.5
                                ---------      ---------       ---------       =========         ---------           -------

Life and Health:
   Financial Services ...            72.9          626.8             3.3                                           10,586.5
   Employee Benefits ....           217.3          289.5             3.5                                            4,711.3
                                ---------      ---------       ---------                                            -------
      Total .............           290.2          916.3             6.8                            102.0          15,297.8
                                ---------      ---------       ---------                                           --------
Real Estate .............            75.1                          (28.3)                           (12.2)            638.1
Credit ..................            96.2                                                            14.1           1,278.2
Other and Eliminations ..            67.1            1.4             8.1                            (20.9)           (251.8)
                                ---------      ---------       ---------                        ---------           -------
   Consolidated Totals...       $ 3,345.2      $ 1,244.7       $   119.4                        $   430.0         $29,467.8
                                =========      =========       =========                        =========         =========
1996
Property and Casualty:
   Personal .............       $ 1,650.7                                      $     5.0                          $   352.2
 Commercial and Surety...           624.7                                           33.4                              244.1
                                ---------                                      ---------
      Total .............         2,275.4      $   281.6       $    64.7       $    38.4        $   313.4           6,244.0
                                ---------      ---------       ---------       ==========                           -------

Life and Health:
   Financial Services ...            50.7          554.8             5.9                                            7,745.5
   Employee Benefits ....           215.2          281.9             4.6                                            4,319.6
                                ---------      ---------       ---------                                            -------
      Total .............           265.9          836.7            10.5                             95.4          12,065.1
                                ---------      ---------       ---------                                            -------
Real Estate .............            79.9                           (2.6)                             6.4             601.3
Credit ..................            84.3                                                            12.2           1,067.5
Other and Eliminations ..            53.1           (1.6)           17.5                             11.6             (60.2)
                                ---------      ---------       ---------                        ---------           -------
   Consolidated Totals...       $ 2,758.6      $ 1,116.7       $    90.1                        $   439.0         $19,917.7
                                =========      =========       =========                        =========         =========
1995
Property and Casualty:
   Personal .............       $ 1,562.7                                      $    (2.5)                         $   335.0
 Commercial and Surety...           599.4                                            8.8                              229.7
                                ---------                                      ---------
      Total .............         2,162.1      $   291.5       $    51.6       $     6.3        $   290.1           6,174.4
                                ---------      ---------       ---------       =========                            -------

Life and Health:
   Financial Services ...            47.2          494.7            14.9                                            7,104.4
   Employee Benefits ....           214.4          283.5            (9.0)                                           4,111.2
                                ---------      ---------       ---------                                            -------
      Total .............           261.6          778.2             5.9                             92.5          11,215.6
                                ---------      ---------       ---------                                            -------
Real Estate .............            75.0                           (0.8)                             5.4             527.0
Credit ..................            71.8                                                             8.9             883.0
Other and Eliminations ..            44.8            5.6             7.6                              2.1             (32.2)
                                ---------      ---------       ---------                        ---------           -------
   Consolidated Totals...       $ 2,615.3      $ 1,075.3       $    64.3                        $   399.0         $18,767.8
                                =========      =========       =========                        =========         =========



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

*1997 Property and Casualty Net Income includes a charge for goodwill amortization of $11.0 ($8.4 after tax) and nonrecurring acquisition charges of $60.0 ($39.0 after tax). Both of these charges relate to SAFECO's October 1, 1997 acquisition of American States.


SAFECO CORPORATION 1997 ANNUAL REPORT

NOTE 18: INTERIM FINANCIAL INFORMATION (UNAUDITED)


                                         FIRST           SECOND            THIRD          FOURTH
                                       QUARTER          QUARTER          QUARTER          QUARTER           ANNUAL
------------------------------------------------------------------------------------------------------------------
Revenues:
     1997.......................    $  1,015.0       $  1,031.3       $  1,111.9       $  1,551.1       $  4,709.3
     1996.......................         977.6            976.0            992.5          1,019.3          3,965.4
     1995.......................         906.4            934.1            951.8            962.6          3,754.9
Income Before Realized Gain:*
     1997.......................    $     96.8       $    104.5       $     79.7       $     70.3       $    351.3
     1996.......................          89.2             92.9            105.2             92.9            380.2
     1995.......................          61.6             92.4            100.9            102.5            357.4
Realized Gain:**
     1997.......................    $     14.8       $     12.7       $     42.0       $      9.2       $     78.7
     1996.......................          21.5             13.1             10.8             13.4             58.8
     1995.......................           3.6             10.3             14.0             13.7             41.6
Net Income:
     1997.......................    $    111.6       $    117.2       $    121.7       $     79.5       $    430.0
     1996.......................         110.7            106.0            116.0            106.3            439.0
     1995.......................          65.2            102.7            114.9            116.2            399.0

                                                                        (Per Share)***

Income Before Realized Gain:*
     1997.......................    $      .77       $      .83       $      .63       $      .51       $     2.72
     1996.......................           .71              .74              .83              .74             3.02
     1995.......................           .49              .74              .80              .81             2.84
Realized Gain:**
     1997.......................    $      .11       $      .10       $      .33       $      .07       $      .61
     1996.......................           .17              .10              .09              .10              .46
     1995.......................           .03              .08              .11              .11              .33
Net Income:
     1997.......................    $      .88       $      .93       $      .96       $      .58       $     3.33
     1996.......................           .88              .84              .92              .84             3.48
     1995.......................           .52              .82              .91              .92             3.17
Dividends Paid:
     1997.......................    $      .29       $      .29       $      .32       $      .32       $     1.22
     1996.......................          .265             .265              .29              .29             1.11
     1995.......................          .245             .245             .265             .265             1.02
Market Price Range:****
   1997-High....................    $    43.06       $    48.91       $    54.25       $    54.47       $    54.47
       -Low.....................         36.75            38.75            45.81            46.06            36.75
   1996-High....................         39.19            35.38            35.50            41.63            41.63
       -Low.....................         33.13            30.88            32.00            35.19            30.88



   * Income amounts are after distributions on capital securities and are net of income tax.
  **  Amounts are net of income tax.
 *** Income per share amounts are before the effects of dilution, which are not material.
**** SAFECO Corporation common stock trades on The Nasdaq Stock Market under the symbol SAFC. The price range represents the high and low closing sales price.

Fourth quarter 1997 income before realized gain and net income include nonrecurring acquisition charges of $60.0 ($39.0 after tax, $0.28 per share).


                                           SAFECO CORPORATION 1997 ANNUAL REPORT

SUMMARY OF GROWTH


                                                                     1997             1996             1995
-----------------------------------------------------------------------------------------------------------
(In Millions Except Per Share Amounts)
INCOME SUMMARY
Income (Loss), Net of Income Taxes, Before Realized Gain:
   Property and Casualty......................................  $   260.2        $   270.6        $   256.4
   Life and Health............................................       97.0             88.8             89.0
   Real Estate................................................        6.2              8.4              5.9
   Credit.....................................................       14.1             12.2              8.9
   Asset Management...........................................        4.9              5.1              4.7
   Corporate..................................................      (16.3)            (4.9)            (7.5)
                                                                -------------------------------------------
      Total...................................................      366.1            380.2            357.4
Realized Gain, Net of Income Taxes............................       78.7             58.8             41.6
                                                                -------------------------------------------
Income Before Distributions on Capital Securities.............      444.8            439.0            399.0
Distributions on Capital Securities, Net of Tax...............     (14.8)              --               --
Cumulative Effect of Accounting Changes                               --               --               --
                                                                -------------------------------------------
Net Income....................................................  $   430.0        $   439.0        $   399.0
                                                                ===========================================
STATISTICS PER SHARE OF COMMON STOCK*
Net Income - Basic
   Income Before Realized Gain**..............................  $    2.72        $    3.02        $    2.84
   Realized Gain..............................................        .61              .46              .33
   Cumulative Effect of Accounting Changes                             --               --               --
   Net Income.................................................       3.33             3.48             3.17
   Average Number of Shares...................................      129.2            126.1            126.0
Net Income - Diluted
   Income Before Realized Gain**..............................       2.71             3.01             2.83
   Realized Gain..............................................        .60              .46              .33
   Cumulative Effect of Accounting Changes                             --               --               --
   Net Income.................................................       3.31             3.47             3.16
   Average Number of Shares...................................      129.8            126.5            126.4
Dividends Paid................................................       1.22             1.11             1.02
Market Price:
   High.......................................................      54.47            41.63            37.63
   Low........................................................      36.75            30.88            25.25
   Close......................................................      48.75            39.44            34.50
Shareholders' Equity:
   Book Value.................................................      38.69            32.58            31.61
   With Securities at Market Value, Net of Tax................      40.77            33.52            33.39

REVENUES (EXCLUDING REALIZED GAINS)
Insurance:
   Property and Casualty (Gross premiums written).............  $ 2,987.4        $ 2,463.5        $ 2,366.9
   Life and Health............................................      290.2            265.9            261.6
Net Investment Income (Excluding realized gain or loss):
   Property and Casualty......................................      327.0            281.6            291.5
   Life and Health............................................      916.3            836.7            778.2
   Other......................................................        1.4             (1.6)             5.6
Real Estate (Excluding realized gain or loss).................       75.1             79.9             75.0
Credit (Including affiliate loans)............................       96.2             84.3             71.8
Asset Management..............................................       27.1             23.2             18.5
Talbot Financial..............................................       49.7             38.5             32.1
                                                                -------------------------------------------
      Total...................................................  $ 4,770.4        $ 4,072.0        $ 3,901.2
                                                                ===========================================


 *Share amounts are adjusted for stock splits.
**Net income per share amounts are after distributions on capital securities.


SAFECO CORPORATION 1997 ANNUAL REPORT

     1994             1993             1992             1991             1990             1989             1988             1987
--------------------------------------------------------------------------------------------------------------------------------



$   192.7        $   217.2        $   187.1        $   145.4        $   183.7        $   188.9        $   191.4        $   175.1
     85.0             76.9             75.6             79.7             77.6             70.9             44.7             33.9
      6.6              6.1              6.0              5.9              6.1              0.7             (8.1)            (7.4)
      7.4              6.4              6.1              6.4              4.5              4.0              3.5              2.4
      4.1              4.3              4.3              3.4              3.0              2.5              2.0              1.5
     (7.3)            (3.9)            (7.6)            (3.9)            (3.2)            (3.3)             1.3              4.8
--------------------------------------------------------------------------------------------------------------------------------
    288.5            307.0            271.5            236.9            271.7            263.7            234.8            210.3
     25.9            118.9             39.8             22.7              6.7             36.5             33.8             42.7
--------------------------------------------------------------------------------------------------------------------------------
    314.4            425.9            311.3            259.6            278.4            300.2            268.6            253.0
       --               --               --               --               --               --               --               --
       --              2.9               --               --               --               --               --               --
--------------------------------------------------------------------------------------------------------------------------------
$   314.4        $   428.8        $   311.3        $   259.6        $   278.4        $   300.2        $   268.6        $   253.0
================================================================================================================================




$    2.29        $    2.44        $    2.17        $    1.89        $    2.16        $    2.09        $    1.79        $    1.56
      .21              .95              .31              .18              .05              .29              .26              .32
       --              .02               --               --               --               --               --               --
     2.50             3.41             2.48             2.07             2.21             2.38             2.05             1.88
    125.9            125.8            125.6            125.5            126.2            126.4            130.9            134.9

     2.28             2.43             2.15             1.87             2.14             2.07             1.79             1.55
      .21              .94              .31              .18              .05              .29              .25              .31
       --              .02               --               --               --               --               --               --
     2.49             3.39             2.46             2.05             2.19             2.36             2.04             1.86
    126.4            126.5            126.5            126.5            126.9            127.4            131.5            136.0
      .94              .86              .78              .71              .64              .57              .51              .45

    29.81            33.25            29.56            24.38            21.06            19.63            14.75            19.00
    23.69            27.00            21.19            15.63            12.69            11.63            11.50            12.31
    26.00            27.50            28.63            24.38            16.44            17.81            11.81            13.88

    22.47            22.04            19.49            17.70            15.75            14.63            12.44            10.69
    21.93            28.47            23.92            21.92            16.57            16.57            13.54            11.44

$ 2,278.0        $ 2,134.5        $ 1,937.1        $ 1,830.2        $ 1,792.8        $ 1,696.9        $ 1,627.9        $ 1,545.9
    276.8            306.0            328.5            332.7            312.0            274.3            265.0            240.4

    283.5            277.6            280.8            286.1            283.3            263.4            220.5            179.8
    706.2            668.2            623.6            557.4            476.2            391.9            296.2            233.9
      1.9              6.0             (1.4)             3.2              5.3             14.7             20.2             22.6
    107.3             78.3            187.2            274.4            254.7            246.2            223.2            195.9
     58.2             54.0             51.3             54.4             45.2             38.7             34.3             30.8
     15.1             13.2             13.1             10.8              9.0              8.3              7.2              6.7
     25.5               --               --               --               --               --               --               --
--------------------------------------------------------------------------------------------------------------------------------
$ 3,752.5        $ 3,537.8        $ 3,420.2        $ 3,349.2        $ 3,178.5        $ 2,934.4        $ 2,694.5        $ 2,456.0
================================================================================================================================


                                           SAFECO CORPORATION 1997 ANNUAL REPORT

                                                                         1997               1996               1995
-------------------------------------------------------------------------------------------------------------------
(In Millions Except Ratios)
PREMIUMS BY MAJOR CLASSES OF
   PROPERTY AND CASUALTY INSURANCE
Personal Auto...................................................   $  1,295.2         $  1,087.0         $  1,043.6
Homeowners......................................................        547.8              469.1              440.2
Other Personal..................................................        182.0              170.0              163.1
                                                                   ------------------------------------------------
      Total Personal............................................      2,025.0            1,726.1            1,646.9
Commercial......................................................        837.8              607.3              588.1
Surety..........................................................         99.5              103.2              100.1
Other...........................................................         25.1               26.9               31.8
Total Canada....................................................           --                 --                 --
                                                                   ------------------------------------------------
Gross Premiums Written..........................................      2,987.4            2,463.5            2,366.9
Ceded Reinsurance Premiums......................................        159.2              150.4              159.9
                                                                   ------------------------------------------------
Net Premiums Written............................................   $  2,828.2         $  2,313.1         $  2,207.0
                                                                   ================================================


OPERATING RATIOS OF PROPERTY AND CASUALTY INSURANCE
Ratios to Earned Premiums:*
   Losses.......................................................        58.40%             59.09%             60.04%
   Adjustment Expense...........................................        11.18              10.37              10.58
   Underwriting Expenses........................................        28.47              28.14              28.39
   Dividends to Policyholders...................................          .66                .71                .70
                                                                   ------------------------------------------------
   Combined Losses and Expenses.................................        98.71%             98.31%             99.71%
                                                                   ------------------------------------------------
Premiums Written to Policyholders' Surplus......................        1.3:1              1.1:1              1.2:1

PRETAX INCOME (LOSS) BEFORE REALIZED GAIN
Property and Casualty:
   Underwriting.................................................   $     36.2         $     38.4         $      6.3
   Nonrecurring 1997 Acquisition Charges........................        (60.0)                --                 --
   Investment...................................................        327.0              281.6              291.5
   Goodwill Amortization........................................        (11.0)                --                 --
   Proposition 103 Settlement ..................................           --                 --                 --
Life and Health.................................................        147.9              136.7              135.6
Real Estate.....................................................          9.6               13.0                9.1
Credit..........................................................         21.5               19.1               13.3
Asset Management................................................          7.5                7.6                6.9
Corporate.......................................................        (25.5)              (8.0)             (13.2)
                                                                   ------------------------------------------------
      Total.....................................................   $    453.2         $    488.4         $    449.5
                                                                   ================================================


SHAREHOLDERS' EQUITY
Book Value......................................................   $  5,461.7         $  4,115.3         $  3,982.6
With Securities at Market Value, Net of Tax.....................      5,755.1            4,233.4            4,206.2

Long-Term Debt from Operations (Excludes Capital Securities)....        632.9              453.9              503.6


Total Assets....................................................     29,467.8           19,917.7           18,767.8

*Ratios exclude goodwill amortization, nonrecurring 1997 acquisition charges and 1993 Proposition 103 settlement.


SAFECO CORPORATION 1997 ANNUAL REPORT

      1994            1993            1992            1991            1990            1989           1988           1987
------------------------------------------------------------------------------------------------------------------------
$  1,013.4      $    977.1      $    907.0      $    805.8      $    717.6      $    644.8     $    596.0     $    549.3
     403.7           362.4           310.8           271.5           239.6           222.5          219.0          214.1
     144.6           126.4           109.1            92.6            82.6            74.1           71.1           68.1
------------------------------------------------------------------------------------------------------------------------
   1,561.7         1,465.9         1,326.9         1,169.9         1,039.8           941.4          886.1          831.5
     591.9           544.2           492.0           450.7           464.3           480.6          483.9          463.8
      90.2            84.2            79.7            79.1            75.9            77.2           69.8           62.5
      34.2            40.2            38.5            47.5            39.1            38.9           35.2           31.9
        --              --              --            83.0           173.7           158.8          152.9          156.2
------------------------------------------------------------------------------------------------------------------------
   2,278.0         2,134.5         1,937.1         1,830.2         1,792.8         1,696.9        1,627.9        1,545.9
     174.5           134.3           116.7           200.5           104.8           101.4          110.0          108.2
------------------------------------------------------------------------------------------------------------------------
$  2,103.5      $  2,000.2      $  1,820.4      $  1,629.7      $  1,688.0      $  1,595.5     $  1,517.9     $  1,437.7
========================================================================================================================


     64.70%          60.21%          63.93%          67.81%          65.50%          63.13%         58.05%         56.58%
      9.72            9.78           10.55           10.72           11.67            9.99          11.94          13.84
     28.24           28.43           28.72           29.33           29.24           29.31          29.38          30.25
      1.11            1.07             .91             .76             .75             .88            .97            .72
------------------------------------------------------------------------------------------------------------------------
    103.77%          99.49%         104.11%         108.62%         107.16%         103.31%        100.34%        101.39%
------------------------------------------------------------------------------------------------------------------------
     1.4:1           1.3:1           1.3:1           1.4:1           1.6:1           1.5:1          1.8:1          2.1:1



$    (77.4)     $      9.9      $    (72.0)     $   (141.1)     $   (119.2)     $    (52.2)    $     (5.1)    $    (19.7)
        --              --              --              --              --              --             --             --
     283.5           277.6           280.8           286.1           283.3           263.4          220.5          179.8
        --              --              --              --              --              --             --             --
        --           (40.0)             --              --              --              --             --             --
     131.0           125.3           123.6           124.1           118.5           106.9           68.0           56.3
      10.2            10.1             8.4             8.5             9.1             0.9          (12.5)         (10.8)
      10.8            10.2             9.0             9.5             6.8             6.0            5.1            3.3
       6.4             6.5             6.5             5.2             4.6             3.9            3.1            2.5
     (13.8)          (10.3)          (13.6)           (9.7)           (8.8)           (8.8)          (2.5)          (0.2)
------------------------------------------------------------------------------------------------------------------------
$    350.7      $    389.3      $    342.7      $    282.6      $    294.3      $    320.1     $    276.6     $    211.2
========================================================================================================================

$  2,829.5      $  2,774.4      $  2,448.1      $  2,221.1      $  1,975.7      $  1,850.7     $  1,570.4     $  1,435.4
   2,761.3         3,583.5         3,005.4         2,750.5         2,078.7         2,096.0        1,709.7        1,535.1

     534.2           600.2           504.6           523.6           451.3           512.9          541.0          539.8

  15,901.7        14,807.3        13,391.1        12,113.9        10,683.5         9,415.9        7,869.2        6,738.8


                                           SAFECO CORPORATION 1997 ANNUAL REPORT