Form 10-K, Exhibit 13
period 1998-12-31
SAFECO CORP
filed 1999-03-24
CIK 86104

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS



SAFECO Corporation (the Corporation) is a Washington corporation that owns operating subsidiaries in various segments of insurance and other financially related businesses. (The Corporation and its subsidiaries are collectively referred to as "SAFECO".) The insurance subsidiaries engage in property and casualty insurance, surety and life insurance, and generated approximately 95% of SAFECO's total 1998 revenues. On October 1, 1997 SAFECO acquired American States Financial Corporation ("American States"), an Indianapolis, Indiana-based insurance holding company with 1996 revenues of $2.0 billion. SAFECO acquired WM Life Insurance Company (WM Life) on December 31, 1997. Both acquisitions were treated as purchases for accounting purposes. See Note 2 on page 57 for additional information.

SAFECO Credit Company provides loans and equipment financing and leasing to commercial businesses including affiliated companies. SAFECO Asset Management Company provides asset management services to the SAFECO family of mutual funds, SAFECO Trust Company and outside managed accounts. Talbot Financial Corporation provides insurance brokerage and financial services distribution operations. In February 1998 SAFECO announced its decision to sell its real estate subsidiary, SAFECO Properties, Inc., to focus on SAFECO's core insurance and financial services businesses. In December 1998 SAFECO entered into an agreement to sell the majority of SAFECO Properties' assets to The Macerich Partnership, L.P. and the Ontario Teachers' Pension Plan Board for $570 million. The transaction is expected to be completed in a series of closings in the first and second quarters of 1999. As SAFECO Properties' operations are not material to the consolidated financial statements they have not been reclassified as discontinued operations.


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

SAFECO's primary uses of funds are to fund operations, service and pay down debt, pay dividends to SAFECO shareholders, fund acquisitions and stock repurchases and to expand the investment portfolio. Cash from insurance operations is used primarily to pay claims and claim adjustment expenses. Most insurance premiums are received before or at the time premium revenues are recognized, while related claims are incurred and paid in subsequent months or years. Catastrophe claims, the timing and amount of which are inherently unpredictable, may create increased liquidity requirements.

Total cash provided by operating activities for the years ended December 31, 1998, 1997 and 1996 was $657.6 million, $710.9 million and $684.3 million, respectively (see Statement of Consolidated Cash Flows on page 46). The increases in property and casualty insurance premiums received in 1998 and 1997 resulted from a combination of rate increases and higher numbers of policies in force, as well as the acquisition of American States in 1997. The increases in dividends and interest received in both 1998 and 1997 were due mainly to the increasing invested asset base of the life insurance companies as well as the acquisition of American States. Although cash flow from property and casualty operations was positive in all three years, the high level of catastrophe losses and non-catastrophe, weather-related losses in 1998 and 1996, combined with the relatively low interest rate environment and bond call activity has dampened the growth of investment income. Growth in property and casualty investment income is expected to be flat or modest in 1999. It is anticipated that the property and casualty subsidiaries will pay dividends to SAFECO Corporation in 1999 at the maximum statutory levels in order to fund shareholder dividends, service and pay down debt and fund other capital management activities including additional repurchases of SAFECO stock.

Funds received under deposit contracts relate primarily to the annuity and retirement services products of SAFECO's life insurance subsidiaries. (SAFECO's life insurance subsidiaries are collectively referred to as "SAFECO Life.") Of the total of $12.7 billion in deposit contracts at December 31, 1998, approximately 43% are structured settlement immediate annuity products. These annuities have average expected maturities of over 25 years at issuance and cannot be surrendered by policyholders. Equity-indexed annuities, comprising approximately 6% of total deposit contracts, generally have expected maturities of 6 years at issuance and associated surrender charges graded from 8% in year one to zero in year six. Other annuity and retirement services products comprise approximately 35% of total deposit contracts. These products generally have expected maturities of 5 to 20 years at issuance and associated



26  SAFECO 1998 ANNUAL REPORT
surrender charges graded from a range of 10% to 5% in year one to zero within 5 to 10 years, and SAFECO Life retains the option to defer payouts over five years on approximately 13% of these contracts. SAFECO Life's guaranteed investment contracts (GICs) within its retirement services area comprise approximately 5% of total deposit contracts. Universal life products comprise the remaining 11% of total deposit contracts, and have expected maturities of 10 to 20 years at issuance with surrender charges varying according to policy type.

The high level of proceeds from the maturity of fixed maturities in all three years was due to the high number of calls of fixed maturities and prepayments of mortgage-backed securities. These calls and prepayments were primarily due to the declining interest rate environment. The level of purchase and sale activity related to fixed maturities available-for-sale in 1998 was due in part to the realignment of the American States property and casualty investment portfolio. Proceeds from the sale of available-for-sale fixed maturities and equities were higher in 1997 due in part to the sale of approximately $600 million of securities by SAFECO's property and casualty subsidiaries to raise funds for a portion of the purchase price of American States. Changes in interest rates have also caused fluctuations in the market value of fixed maturity investments. This has affected SAFECO's reported book value (shareholders' equity) and comprehensive income because the difference between market value and the amortized cost of fixed maturities classified as available-for-sale is included in shareholders' equity and comprehensive income, net of related income tax.

SAFECO Credit Company has ongoing needs for outside capital. Its borrowings are of short to medium-term duration and are obtained primarily by the issuing of commercial paper and entering into interest rate swaps to convert variable rate interest payments to fixed rates, as discussed further below. At December 31, 1998 SAFECO Credit had $24.6 million of medium-term notes outstanding, which were issued in 1991 and 1993. These debt securities are guaranteed by SAFECO Corporation. Including these medium-term notes and commercial paper, SAFECO Credit had unaffiliated borrowings at December 31, 1998 totaling $1,255.2 million, of which $1,230.6 million was due within one year. All of this current portion is comprised of short-term commercial paper borrowings. It is anticipated that the majority of these commercial paper borrowings will be rolled over in 1999.

SAFECO Credit enters into interest rate swap agreements to reduce the impact of changes in interest rates on its variable rate debt by converting variable rate interest payments to fixed rates. The interest rate swap agreements provide only for the exchange of interest on the notional amounts at the stated rates, with no multipliers or leverage. At December 31, 1998, interest rate swap agreements were outstanding with notional amounts of $499.0 million, replacing variable rates with fixed rates with a weighted average interest rate of 5.9%. Maturities of these agreements range from February 1999 to June 2007. At December 31, 1997, interest rate swap agreements were outstanding with notional amounts of $359.4 million, replacing variable rates with fixed rates with a weighted average interest rate of 6.1%. The notional amount of interest rate swaps outstanding is higher in 1998 compared with 1997 because SAFECO Credit has increased its use of rate swaps to correspond with the increase in variable rate debt.

The real estate subsidiaries (SAFECO Properties, Inc.) borrow from life insurance companies, banks, savings and loan associations and other lenders. At December 31, 1998, the real estate subsidiaries had notes and mortgages payable to nonaffiliates of $161.9 million, of which $33.3 million was due within one year. It is anticipated that these obligations will be retired from the proceeds of the sale of SAFECO Properties as described above.

To pay for its October 1, 1997, $2,824 million cash acquisition of American States and the related $300 million debt repayment, SAFECO Corporation issued commercial paper, senior notes, capital securities and common stock in 1997. In late September 1997 SAFECO Corporation issued $1,482.0 million of commercial paper. As of December 31, 1998, $732.7 million of this commercial paper remained outstanding, with a weighted average interest rate of 5.2%. Commercial paper maturing in 1997 was paid off in part with proceeds from the issuance of common stock. SAFECO Corporation entered into two interest rate swap agreements in December 1997 to fix the interest rates on a portion of the outstanding commercial paper. The swaps are for notional amounts of $150.0 million each and replace variable rates with fixed rates of 5.9%. The two swap agreements mature in December 2002 and December 2007.

SAFECO Corporation has a bank credit facility available for $1,050.0 million. It is a five-year facility originated in 1997 that extends to 2002 and is available for general corporate purposes, including repurchases of SAFECO common stock as well as support of SAFECO Corporation's and SAFECO Credit's commercial paper programs. It is anticipated that the majority of the $732.7 million of commercial paper borrowings outstanding at December 31, 1998 will be rolled over in 1999. Over the next five years, it is anticipated that a substantial portion of this commercial paper will be retired primarily through property and casualty and life subsidiary dividends. In addition, a portion of the proceeds from the sale of SAFECO Properties may be used to retire a like amount of debt.

On July 15, 1997 SAFECO Corporation issued $200.0 million



                                                   SAFECO 1998 ANNUAL REPORT  27
of noncallable 10-year 6.875% senior notes. Also on July 15, 1997 SAFECO Corporation issued $841.5 million (net of underwriting compensation) of 40-year 8.072% capital securities through a subsidiary trust. These capital securities are callable by SAFECO after 10 years at a price of 104% of their principal, with the call premium graded down to zero after 20 years. See Note 10 on page 68 for more information on these securities.

In the fourth quarter of 1997, in a secondary offering, SAFECO issued 14.8 million shares of common stock at $47.50 per share, receiving net proceeds of $678 million. The proceeds were used to pay off SAFECO Corporation commercial paper debt maturing in 1997.

As part of its active capital management strategy, SAFECO periodically repurchases its common stock through open market and negotiated purchases. In August 1998 SAFECO's board of directors approved the repurchase of up to $200 million of common stock. This authorization was in addition to the February 1996 stock repurchase program, which authorized the repurchase of up to 2.0 million shares. For the year ended December 31, 1998 SAFECO repurchased 5.2 million shares at a total cost of $235.6 million for an average price of $45.66. This represented approximately 3.7% of SAFECO's outstanding common shares at the beginning of 1998. To fund the 1998 stock repurchases SAFECO Corporation issued additional commercial paper and received additional dividends from its property and casualty and life insurance subsidiaries. As of December 31, 1998, no amounts remained available under the August 1998 repurchase authorization, and approximately 800,000 shares remain available to be repurchased under the 1996 authorization.

RATINGS

The claims paying abilities of insurers are rated to provide both insurance consumers and industry participants with comparative information on specific insurance companies. Higher ratings generally indicate greater financial strength and a stronger ability to pay claims and are important in marketing certain insurance products. Ratings focus on factors such as capital resources, financial strength, demonstrated management expertise in the insurance business, marketing, investment operations, minimum policyholders' surplus requirements and capital sufficiency to meet projected growth, as well as access to such traditional capital as may be necessary to continue to meet standards for capital adequacy. Coincident with the 1997 acquisition of American States and the related financings, A.M. Best, Moody's and Standard & Poor's issued revised ratings for SAFECO's senior debt and for the insurance subsidiaries' financial strength/claims paying ability. The revised ratings are lower due to the financing related to the American States acquisition, yet remain strong, reflecting SAFECO's ongoing profitability and solid balance sheet. Also rated were SAFECO's capital securities and commercial paper.

The following table summarizes SAFECO's current ratings:

                                                A.M.     DUFF &               STANDARD
                                                BEST     PHELPS    MOODY'S    & POOR'S
                                                ----     ------    -------    --------
SAFECO Corporation:
  Senior Debt                                    a+        --         A3         A+
  Capital Securities                             a+        --         a3         A
  Commercial Paper                               --        D-1        P-2        A-1

Financial Strength/Claims Paying Ability:
  Property and
   Casualty Subsidiaries                         A+        --         A1         AA+
  SAFECO Life Subsidiaries                       A+        AA         A1         AA-


REGULATORY ISSUES

SAFECO is not aware of any recently passed or current recommendations by regulatory authorities, which have or would have, if passed, a material effect on its liquidity, capital resources or results of operations.

Those states in which SAFECO's insurance subsidiaries are domiciled or deemed to be commercially domiciled limit the amount of dividend payments that can be made by those subsidiaries without prior regulatory approval. Three of SAFECO's insurance subsidiaries received approval in July 1997 to pay extraordinary dividends totaling $600 million to fund a portion of the American States purchase price. It is expected that these state limits will not restrict SAFECO's insurance subsidiaries from paying dividends to SAFECO Corporation (parent company) in amounts similar to those presently being paid and those paid in the past (exclusive of the $600 million extraordinary dividends in 1997).

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

The NAIC has undertaken a major project to codify statu-



28 SAFECO 1998 ANNUAL REPORT
tory accounting practices. Final guidance is expected to be issued in the spring of 1999, and will be effective beginning January 1, 2001. The impact of these proposals is currently being studied, and the effect on the statutory surplus of SAFECO's insurance subsidiaries has not yet been determined.

YEAR 2000

SAFECO, like most other companies, is faced with the fact that some of its computer programs have time sensitive logic that typically recognizes a date using "00" as the year 1900 rather than the year 2000. SAFECO is highly dependent on automated systems and systems applications that use computer programs to conduct ongoing operations. Such systems are used to process claims, bill and collect premiums from customers, manage investments and many other activities. If these systems were unable to process data accurately because of Year 2000-related failures, these activities would be interrupted and could have a material adverse effect on SAFECO's results of operations.

SAFECO has completed an assessment of Year 2000 issues in connection with its computer systems and the technology embedded in the equipment it uses. SAFECO has been modifying and replacing portions of its software since 1995 so that its systems will function properly with respect to dates in the year 2000 and thereafter. In addition, SAFECO is engaged in a regular program of testing and running the systems once Year 2000 programming changes have been made. This testing includes trials at SAFECO's hot site, a location provided and maintained by a third party separate from any SAFECO facility. SAFECO believes that its program to address Year 2000 issues is comprehensive and on schedule.

The total Year 2000 compliance cost for SAFECO is currently estimated at approximately $17 million and as of December 31, 1998 SAFECO has incurred approximately $16 million of that amount. These estimated amounts include both modification costs, which are expensed as incurred, and certain replacement systems costs, some of which are capitalized and amortized. Approximately 90% of SAFECO's existing systems have been internally verified as being Year 2000 ready at January 31, 1999. SAFECO's objective is to have substantially all of its systems Year 2000 ready by March 31, 1999, with the last mission-critical system expected to be Year 2000 ready in August 1999. The program of testing and running the systems after Year 2000 programming changes have been made is currently in process and expected to continue through 1999. SAFECO also intends to bring all of its mainframe systems down on December 31, 1999 and bring them back up on January 1, 2000. This will preserve information contained in those systems at December 31, 1999 and permit SAFECO to retrieve and use that information should an unanticipated Year 2000 problem occur. In addition, as a contingency against unanticipated problems on and after January 1, 2000, SAFECO's Information Systems department will be prepared to address on an expedited basis any problems that should arise. Although absolute assurance is not possible, based on our current progress and continuing modifications, SAFECO believes that by January 1, 2000 it will be Year 2000 ready and that Year 2000 issues will not pose significant operational problems for its computer systems.

SAFECO is also working with its third-party partners and vendors, e.g., its independent insurance agents, local and long distance telephone companies, banks and securities trading firms, to assure that they are on schedule to detect and fix any Year 2000 problems which might affect SAFECO's systems or business processes. SAFECO will assess and attempt to mitigate risks with respect to the failure of any mission critical third-party partners and vendors to be Year 2000 ready. Failure of such parties to be Year 2000 ready could have a material adverse effect on SAFECO's results of operations.

SAFECO may be exposed to Year 2000 claims stemming from coverage under insurance policies its property and casualty subsidiaries have sold to customers. Although SAFECO has not written any specific Year 2000 coverage, customers may allege coverage exists under current commercial policies, including commercial general liability, directors and officers liability, errors and omissions liability and product policies. The effect of such coverage issues on SAFECO's results of operations is not reasonably estimable at this time. However, SAFECO expects that any potential exposures will be limited because its commercial lines business has historically not included significant numbers of the types of risks that have the greatest Year 2000 exposure, such as financial institutions and software and chip companies. In addition, SAFECO's directors and officers liability and errors and omissions books of insurance business are not large, together comprising approximately 1% of total property and casualty premiums over the last three years. SAFECO continues to assess its potential exposure to insurance claims arising from property and casualty insurance policies written and is taking a number of actions to limit that exposure. Such actions include the use of endorsements on commercial property policies clarifying that there is no coverage for Year 2000 occurrences, as well as using policy language that excludes Year 2000 coverage on certain commercial liability policies in states where such endorsements and exclusions are permitted.



                                                 SAFECO 1998 ANNUAL REPORT    29

SUMMARY OF FINANCIAL INFORMATION

The following summarized financial information sets forth the contributions of each business segment to the consolidated net income of SAFECO Corporation. The information should be read in conjunction with the related statements of income on pages 49 through 53 of this report.


YEAR ENDED DECEMBER 31                                            1998             1997              1996
                                                                 -------          -------           -------
(In Millions Except Per Share Amounts)
Income (Loss), Net of Income Taxes, Before Realized Gain:
   Property and Casualty                                         $ 310.2          $ 260.2**         $ 270.6
   Life                                                             46.4*            97.0              88.8
   Real Estate                                                       3.4              6.2               8.4
   Credit                                                           14.4             14.1              12.2
   Asset Management                                                  5.5              4.9               5.1
   Corporate                                                       (45.0)           (16.3)             (4.9)
                                                                 -------          -------           -------
      Total                                                        334.9            366.1             380.2
Realized Gain, Net of Income Taxes                                  61.9             78.7              58.8
                                                                 -------          -------           -------
Income Before Distributions on Capital Securities                  396.8            444.8             439.0
Distributions on Capital Securities, Net of Tax                    (44.9)           (14.8)             --
                                                                 -------          -------           -------
Net Income                                                       $ 351.9          $ 430.0           $ 439.0
                                                                 =======          =======           =======

Net Income Per Diluted Share of Common Stock:
   Income Before Realized Gain                                   $  2.07*         $  2.71**         $  3.01
   Realized Gain                                                     .44              .60               .46
                                                                 -------          -------           -------
   Net Income                                                    $  2.51          $  3.31           $  3.47
                                                                 =======          =======           =======

* 1998 Life Income includes a write-off of deferred acquisition costs of $46.8 ($30.4 after tax, $0.22 per share).
** 1997 Property and Casualty Income includes nonrecurring acquisition charges of $60.0 ($39.0 after tax, $0.30 per share) related to SAFECO's October 1, 1997 acquisition of American States.


PROPERTY AND CASUALTY--OPERATIONS

Through independent agents, SAFECO's property and casualty subsidiaries write personal, commercial and surety lines of insurance. Coverages include automobile, homeowners, fire and allied lines, workers' compensation, commercial multi-peril, miscellaneous casualty, surety and fidelity. Products are sold in all states and the District of Columbia.



As described in more detail in Note 2 on page 57, SAFECO purchased American States on October 1, 1997. The acquisition has been treated as a purchase for accounting purposes, thus the revenue and profit amounts reported include American States amounts from the October 1, 1997 acquisition date forward. Because of this, in the following discussion of operations the revenue and profit amounts will not be comparable for the three years, as American States amounts are included for all of 1998, only the fourth quarter of 1997 and not at all for 1996.

SAFECO's purchase of American States has broadened the product mix available to the combined companies' agency force, particularly in introducing American States' small commercial lines products into existing SAFECO agencies. The combination added approximately 4,000 agents to SAFECO's agency force and geographically diversified SAFECO's revenue and earnings base and its catastrophe risk exposure. During 1998, SAFECO focused on cross-licensing and training agents in both SAFECO and American States product lines on a state-by-state basis. At February 1, 1999 more than 6,100 agents have been reappointed. The remaining 2,100 agents should be reappointed by late summer of 1999.



30  SAFECO 1998 ANNUAL REPORT

Income from property and casualty operations in 1998, before realized gains and income taxes, totaled $327.8 million in 1998, compared with $292.2 million in 1997 and $320.0 million in 1996. Excluding the $60.0 million of nonrecurring 1997 acquisition charges, income for 1997 was $352.2 million. The $60.0 million charge included $40.0 million to strengthen American States' loss reserves and $20.0 million for incentive payments to agents.

Approximately 15% of SAFECO's property and casualty premiums are written in California and approximately 34% of premiums are written in the three West Coast states of California, Washington and Oregon. Prior to the acquisition approximately 45% of premiums were written in these three West Coast states. SAFECO's writing of new property business continues to be restricted in California to reduce its exposure to large single-event catastrophes (see discussion below).

The following table summarizes SAFECO's underwriting gains (losses) for the last three years:


                               1998           1997          1996
                              ------         ------        ------
(In Millions)
Personal Lines:
  Personal Auto               $ 11.5         $ 30.7        $ 57.2
  Homeowners                   (56.4)          (2.0)        (73.1)
  Other Personal Lines          14.8           20.6          20.1
Commercial Lines:
  American States
   Business Insurance          (72.7)           8.5          --
  SAFECO Commercial            (27.9)         (34.9)          6.6
Surety                          19.2           12.8          26.9
Other                            2.1            0.5           0.7
                              ------         ------        ------
   Total                      $(109.4)       $ 36.2        $ 38.4
                              ======         ======        ======


Personal lines, American States Business Insurance (ASBI), SAFECO Commercial and surety lines comprised approximately 61%, 21%, 16% and 2%, respectively, of the 1998 gross premiums written of $4.4 billion. The 1997 gross premiums written of $3.0 billion includes American States premiums from the October 1, 1997 acquisition date forward.

During 1998 the number of personal lines policies in force increased by 1.8%, while the number of ASBI policies in force increased by 2.1%. During the year, as noted above, we have been appointing SAFECO and American States agents to sell the products of both companies. This effort, and our focus on a smooth transition of customer policies between companies resulted in the modest growth of policies in force during 1998, but has positioned us for increased future growth. During the fourth quarter of 1998, premiums written by ASBI increased 8.5% over the same quarter of 1997.

Premiums written by SAFECO Commercial increased 6.6% in 1998 over 1997. Surety premiums were flat in 1998 compared with 1997 due to increased rate competition in both the commercial and contract lines.

Losses caused by catastrophes have had a significant impact on SAFECO's results. Catastrophe losses for all lines, net of reinsurance, totaled $159 million, $40 million and $104 million in 1998, 1997 and 1996, respectively. The 1998 catastrophe losses were mainly due to adverse weather in the Midwest, which caused property losses in SAFECO's homeowners and ASBI lines. Weather events also were the primary cause of the 1996 catastrophe losses, including approximately $35 million in losses from a winter storm that hit the Puget Sound area in December.

SAFECO's strategy to reduce the impact of future catastrophe losses includes continuing to maintain a strong catastrophe reinsurance program (see discussion on page 35) and reducing exposures by modifying coverages and obtaining higher deductibles on earthquake coverages in some states. SAFECO suspended writing new homeowners, dwelling fire and condominium policies in California in July 1994 because California requires insurers to offer earthquake coverage in connection with homeowners and other residential policies. SAFECO received approval for a new earthquake mini-policy in California in September of 1996 and began to convert existing homeowners policies to the more limited coverage provided by the mini-policy as they reach renewal date. In April of 1997, SAFECO began to reopen the California market for new homeowners and fire business in a modest fashion in response to the reducing earthquake exposure resulting from the new mini-policy. In Washington State, SAFECO's second largest homeowners market, a separate earthquake policy has been introduced which lowers exposures to earthquakes in that state. SAFECO has also modified its earthquake policies in several other states to increase the deductible. SAFECO has restricted the writing of new property business in catastrophe-prone states and has implemented spread-of-risk strategies in certain states such as Colorado, Texas and Florida to help mitigate the effects of hail storm, wind storm and hurricane losses. In addition, for the last several years SAFECO has invested in earthquake and wind modeling technologies, which allow it to better monitor exposures. SAFECO believes federal legislation is necessary to create a permanent, long-term solution for the losses that arise from natural disasters such as earthquakes.


                                                    SAFECO 1998 ANNUAL REPORT 31

Voluntary personal auto produced pretax underwriting profits of $11.5 million, $30.7 million and $57.2 million for 1998, 1997 and 1996, respectively. Average auto rates were increased 1% in 1998, after an increase of 2% in 1997 and a decrease of 1% in 1996. These rate changes reflect the increased competition in this line, which is expected to continue in 1999. Average loss costs (which include the severity or cost of settling claims and the frequency of accidents) increased by 1% in 1998 after decreasing by 4% in 1997.

The homeowners line produced pretax underwriting losses of $56.4 million, $2.0 million and $73.1 million in 1998, 1997 and 1996, respectively. Losses due to catastrophes have affected results for this line but were lower in 1997 compared to 1998 and 1996. Catastrophe losses for homeowners totaled $83 million, $33 million and $69 million for 1998, 1997 and 1996, respectively. Average homeowners rates were increased 3%, 7% and 6% in 1998, 1997 and 1996, respectively. Continuing rate increases and insurance-to-value efforts, combined with restricted writings, higher deductibles and spread-of-risk strategies in catastrophe-prone areas are all continuing to be pursued to improve future results in the homeowners line. A continuing increase in premiums per policy is expected in 1999 as a result of planned rate increases and the ongoing insurance-to-value effort. Excluding the impact of catastrophes, these measures are expected to improve homeowners' results in 1999.

Other personal lines produced underwriting gains of $14.8 million, $20.6 million and $20.1 million in 1998, 1997 and 1996, respectively. Coverages in these lines include earthquake, dwelling fire, inland marine and boats.

American States Business Insurance (ASBI), which focuses on small- to medium-sized businesses, produced an underwriting loss of $72.7 million for 1998 primarily due to adverse weather experience and weaker commercial auto results. The combined ratio for ASBI for 1998 was 108.0 and for the fourth quarter of 1997 was 96.3. The adverse weather experience comprised 7.5 of the combined ratio in 1998. The profit of $8.5 million for 1997 includes ASBI from the acquisition date of October 1, 1997 forward.

SAFECO Commercial, which services medium-to-large complex commercial clients, produced pretax underwriting losses of $27.9 million in 1998 and $34.9 million in 1997 and an underwriting gain of $6.6 million in 1996. The losses in 1998 and 1997 were due primarily to increased price competition in workers' compensation and in commercial auto. The loss in 1997 was also affected by several unusually large losses in the third quarter. After several years of improving profitability due to enacted workers' compensation reforms, the benefits of these reforms have largely been realized and underwriting results began deteriorating in 1997 as a result of significant price competition. Price competition in workers' compensation is expected to continue into 1999. Overall, the SAFECO Commercial lines combined ratio was 104.3, 105.8 and 98.8 for 1998, 1997 and 1996, respectively. The combined ratios for all three years compare favorably with the industry and are a result of continued disciplined risk selection, relatively limited impact of weather-related losses on SAFECO Commercial's property risks and concentration of commercial writings in states viewed as having more favorable legal and regulatory climates.

The surety line produced pretax underwriting profits of $19.2 million, $12.8 million and $26.9 million for 1998, 1997 and 1996, respectively. The decline in 1997 was due mainly to two large contract bond losses in the fourth quarter.

Other insurance product lines produced underwriting gains of $2.1 million, $0.5 million and $0.7 million in 1998, 1997 and 1996, respectively. These lines include assumed reinsurance and other business in run-off and assigned risk plans.


32 SAFECO 1998 ANNUAL REPORT

PROPERTY AND CASUALTY OPERATING STATISTICS




                                                                 1998                 1997*                  1996
                                                                 ----                 -----                  ----
                                                                                                       PERCENTAGE
                                                            PERCENTAGE           PERCENTAGE              INCREASE
                                                              INCREASE             INCREASE             (DECREASE)
                                                            OVER PRIOR           OVER PRIOR            OVER PRIOR
                                                                  YEAR                 YEAR                  YEAR
                                                                  ----                 ----                  ----
(In Millions)
Gross Premiums Written                             $4,441.8      48.7%   $2,987.4    21.3%   $2,463.5    4.1%
                                                   ========              ========            ========
Net Premiums Written                               $4,256.6      50.5    $2,828.2    22.3    $2,313.1    4.8
                                                   ========              ========            ========
Earned Premiums                                    $4,208.3      49.4    $2,816.6    23.8    $2,275.4    5.2
                                                   ========              ========            ========
Underwriting Profit (Loss)                         $ (109.4)              $  36.2               $38.4
Nonrecurring 1997 Acquisition Charges                     -                 (60.0)                  -
Net Investment Income                                 480.2      46.9       327.0    16.1       281.6   (3.4)
Goodwill Amortization                                 (43.0)                (11.0)                  -
                                                   --------              --------            --------
Income Before Realized Gain and
    Income Taxes                                     $327.8                $292.2              $320.0
                                                   ========              ========            ========

*1997 amounts include American States from the October 1, 1997 acquisition date forward.


                                    1998           1997         1996
                                    ----           ----         ----
                                    OPERATING RATIOS AS A PERCENTAGE
                                          OF EARNED PREMIUMS*
                                          -------------------
Loss Ratio                         61.34%         58.40%        59.09%
Adjustment Expense Ratio           11.45          11.18         10.37
Expense Ratio                      29.52          28.47         28.14
Dividends to Policyholders           .29            .66           .71
                                  ------          -----        ------
   Combined Ratio                 102.60%         98.71%        98.31%
                                  ======          =====        ======

* Ratios exclude goodwill amortization and nonrecurring 1997 acquisition charges.


PROPERTY AND CASUALTY--LOSS RESERVES

The liability (reserves) for losses and loss adjustment expense ("LAE") for the property and casualty companies was $4,219.9 million at December 31, 1998, compared to $4,310.5 million at December 31, 1997. The decrease in the liability at December 31, 1998 compared with December 31, 1997 is due in part to revised claims handling procedures following the acquisition of American States on October 1, 1997. These new procedures result from the combining of the SAFECO and American States claims departments into one unified claims department and utilizing procedures to effect lower claims and LAE costs. These benefits have been realized in 1998 both in payments on closed claims and reserves on still-open claims. The liability is presented net of amounts recoverable from salvage and subrogation recoveries (see Note 1 on page 55) and gross of amounts recoverable from reinsurance (see Note 6 on page 65). The amount of reinsurance recoverables related to the above gross liabilities was $253.6 million at December 31, 1998 and $228.6 million at December 31, 1997.

Reserves for losses that have been reported to SAFECO and certain legal expenses are established on the "case basis" method. Claims incurred but not reported
(IBNR) and other adjustment expense are estimated using statistical procedures. Salvage and subrogation recoveries are accrued using the "case basis" method for large claims and statistical procedures for smaller claims.

SAFECO's objective is to set reserves that are adequate; that is, the amounts originally recorded as reserves should at least equal the amounts ultimately required to settle losses. SAFECO's reserves aggregate its best estimates of the total ultimate cost of claims that have been incurred but have not yet been paid. The estimates are based on past claims experience and consider current claim trends as well as social, legal and economic conditions, including inflation. The reserves are not discounted.


                                                    SAFECO 1998 ANNUAL REPORT 33

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

Analysis indicates that SAFECO's reserves are adequate and probably slightly redundant at December 31, 1998, 1997 and 1996. Operations were credited $100.0 million in 1998 for a decrease in estimated loss and LAE from claims occurring in years 1997 and prior due primarily to the claims handling changes implemented in 1998 noted above. Operations were charged $30.5 million in 1997 due primarily to a nonrecurring $40.0 million reserve increase related to the American States acquisition. This 1997 reserve increase related to American States previously discontinued assumed reinsurance operations. Excluding this nonrecurring charge, the 1997 loss and LAE development on claims occurring in prior years benefited operations $9.5 million. Operations were credited $77.7 million in 1996 for loss and LAE development in prior years.

ENVIRONMENTAL AND ASBESTOS CLAIMS

The property and casualty companies' reserves for losses and LAE for liability coverages related to environmental, asbestos and other toxic claims totaled $329.8 million at December 31, 1998 compared with $346.9 million at December 31, 1997. These amounts are before the effect of reinsurance, which totaled $30.9 million and $24.7 million at December 31, 1998 and 1997. These reserves are approximately 8% of total property and casualty reserves for losses and LAE at both December 31, 1998 and December 31, 1997. The reserves include estimates for both reported and IBNR losses and related legal expenses.

The vast majority of SAFECO's property and casualty insurance subsidiaries' environmental, asbestos and other toxic claims result from the commercial general liability line of business and the discontinued assumed reinsurance operations of American States. A few of these losses occur in other coverages such as umbrella, small commercial package policies and personal lines.



The following table presents the loss reserve activity analysis for liability coverages related to environmental, asbestos and other toxic claims, before the effect of reinsurance:

                                      1998           1997           1996
                                     ------         ------         ------
(In Millions)
Reserves at Beginning of Year        $346.9         $102.8         $107.5
American States Reserves
  at Acquisition                       --            264.4           --
Incurred Losses and LAE                 1.6           (9.9)           4.6
Losses and LAE Payments               (18.7)         (10.4)          (9.3)
                                     ------         ------         ------
  Reserves at End of Year            $329.8         $346.9         $102.8
                                     ======         ======         ======

Although estimation of environmental claims is difficult, the reserves established for these claims at December 31, 1998 are believed to be adequate based on the known facts and current law. SAFECO has generally avoided writing coverages for larger companies with substantial exposure in these areas. In view of changes in environmental regulations and evolving case law, which affect the development of loss reserves, the process of estimating loss reserves for environmental, asbestos and other toxic claims results in imprecise estimates. Quantitative loss reserving techniques have to be supplemented by subjective considerations and managerial judgment. Because of these conditions, trends that have affected development of these liabilities in the past may not necessarily occur in the future.

CONSTRUCTION DEFECT CLAIMS

Prior to its acquisition by SAFECO, American States had experienced adverse loss development on construction defect claims. Construction defect claims are a subset of claims that arise from coverage provided by general property damage liability insurance. They are defined as those claims involving allegations of defective work which result in claims for damages related to the diminution of value of large construction projects, such as condominiums, office buildings, shopping centers and housing developments. SAFECO has not historically separated these claims for the purpose of reserve analysis. American States' reserves for construction defect claims totaled $328.6 million at December 31, 1998 and $340.3 million at December 31, 1997, representing approximately 8% of total property and casualty reserves for losses and LAE at both December 31, 1998 and 1997. The reserves established for these claims at December 31, 1998 are believed to be adequate.


34 SAFECO 1998 ANNUAL REPORT

REINSURANCE

SAFECO's property and casualty companies use treaty and facultative reinsurance to help manage exposure to loss. As noted above, the liability for unpaid losses and LAE is reported gross of reinsurance recoverables of $253.6 million at December 31, 1998 and $228.6 million at December 31, 1997. The availability and cost of reinsurance are subject to the prevailing market conditions, both in terms of price and available capacity. Although the reinsurer is liable to SAFECO to the extent of the reinsurance ceded, SAFECO remains primarily liable to the policyholder as the direct insurer on all risks insured. To SAFECO's knowledge none of its reinsurers is experiencing financial difficulties.

SAFECO's catastrophe property reinsurance program for 1999 is unchanged from 1998 and covers 90% of $400 million of single-event losses in excess of a $100 million retention. In a large catastrophe, SAFECO would, therefore, retain the first $100 million of losses, 10% of the next $400 million and all losses in excess of $500 million. In addition to this nationwide coverage, for all states other than California SAFECO has a supplemental earthquake-only reinsurance contract that would cover 90% of $350 million of single-event earthquake losses in excess of $500 million. Both of these 1999 catastrophe property reinsurance contracts include provisions for one reinstatement for a second catastrophe event in 1999 at current rates.

SAFECO's insurance subsidiaries do not enter into retrospective reinsurance contracts and do not participate in any unusual or nonrecurring reinsurance transactions such as "swaps" of reserves or loss portfolio transfers. SAFECO does not use "funding covers" and does not participate in any surplus relief transactions. Additional information on reinsurance can be found in Note 6 on page 65.

LIFE

The life companies offer individual and group insurance products, retirement services (pension) and annuity products. These products are marketed through professional agents in all states and the District of Columbia. The most significant product lines in terms of premium/deposit volume include: single premium immediate and deferred annuities, business-owned life insurance (BOLI), indexed and variable annuities, tax-sheltered annuities for the education and nonprofit markets, corporate retirement plans, excess loss group medical insurance and individual life insurance.

SAFECO acquired American States Life on October 1, 1997 and WM Life Insurance Company on December 31, 1997. Both acquisitions have been treated as purchases for accounting purposes.

Earnings before investment transactions and income taxes ("pretax income") for all lines combined were $72.3 million in 1998, compared with $147.9 million in 1997 and $136.7 million in 1996. The 1998 results include the write-off of deferred acquisition costs of $46.8 million, discussed further below.

The following table summarizes the pretax income amounts of the life companies' major product lines, excluding the $46.8 million write-off of deferred acquisition costs in 1998:

                              1998           1997          1996
                            --------       --------      --------
(In Millions)
Settlement Annuities        $   30.6       $   25.5      $   23.0
Retirement Services             12.8           27.0          28.6
Group                          (14.1)          12.3          12.6
Individual                      13.9            6.6           4.2
Corporate and Other             75.9           76.5          68.3
                            --------       --------      --------
  Pretax Income             $  119.1       $  147.9      $  136.7
                            ========       ========      ========

The $46.8 million pretax write-off taken in the third quarter of 1998 is primarily tied to two blocks of annuity business - the equity-indexed annuity and a declared rate fixed annuity product - and to the life subsidiaries' universal life business. Of the total $46.8 million write-off, $41.8 million is related to deferred acquisition costs on the three lines of business noted above. SAFECO's equity-indexed annuity (EIA) product, which was first sold in 1997, has produced operating losses which have adversely affected the projected recoverability of its deferred acquisition costs (primarily commissions). The main reason for the losses was the higher cost of S&P 500 call options which SAFECO purchased to hedge the obligation under the EIA product. Consequently, $28.3 million of deferred acquisition costs was written off on this product line. Steps taken to improve the results of this product include raising the retained margin and using new hedging strategies such as the purchase of equity futures contracts. The remaining $13.5 million relates to the write-off of deferred acquisition costs on a block of single premium deferred annuities which are experiencing higher than anticipated withdrawal experience, and to the write-off of deferred acquisition costs on SAFECO's universal life line of business which is experiencing higher-than-expected operating costs. Of the total $46.8 million amount, the remaining $5.0 million relates to the estimated cost of consolidating certain life operations to a central location and the associated employee severance and relocation costs.

                                                SAFECO 1998 ANNUAL REPORT     35

The settlement annuities operations produced pretax income of $30.6 million, $25.5 million and $23.0 million in 1998, 1997 and 1996, respectively. Settlement annuities' products are single premium immediate annuities (SPIAs) sold to fund third-party personal injury settlements and are nonsurrenderable contracts. The invested assets supporting these annuities are primarily long-maturity bonds. New SPIA deposits were $424 million in 1998 compared with $507 million in 1997 and $460 million in 1996. Lower interest rates, competitive pressures and SAFECO Life's lowered ratings were the main reasons for the decline in deposit volume in 1998. Total annuity assets amounted to $5.6 billion at December 31, 1998 compared with $5.1 billion at December 31, 1997. The increase in these operations' income in 1998 compared to 1997 is due in part to this increase in assets.

On December 31, 1997 SAFECO closed its acquisition of WM Life Insurance Company, the insurance subsidiary of Washington Mutual, Inc. and the related strategic alliance to distribute SAFECO Life annuities through Washington Mutual Inc.'s multi-state banking network. This $140 million cash acquisition was funded from internal sources. This acquisition is expected to strengthen SAFECO's bank distribution of annuities.

SAFECO's retirement services operations produced pretax income of $12.8 million, $27.0 million and $28.6 million in 1998, 1997 and 1996, respectively. Retirement services products are primarily tax-sheltered annuities, which are marketed to teachers and employees of hospitals and charitable organizations, guaranteed investment contracts (GICs), fixed and variable deferred annuities (both qualified and non-qualified) and corporate retirement funds. SAFECO Life has protection against early policy surrenders or withdrawals of most of these products in the form of surrender charges during the initial years of each policy or the option to defer payouts over 20 quarters. Retirement services had $6.9 billion of assets on deposit at December 31, 1998 compared with $5.6 billion at December 31, 1997. New deposits from fixed return products (excluding
EIA) declined to approximately $560 million in 1998 from $620 million in 1997, due mainly to the low interest rate environment. New deposits from variable return products are growing - increasing to approximately $270 million in 1998 compared with $220 million in 1997 - and SAFECO continues to successfully focus its efforts on these types of products.

The 1998 retirement services pretax income amount of $12.8 million does not include the $28.3 million write-off of deferred acquisition costs on the EIA product noted above. In addition to the $28.3 million write-off, the EIA product produced a pretax loss in 1998 of $38.2 million, compared with a loss of $8.4 million in 1997. As noted above, the cost of S&P 500 call options purchased to hedge the obligation associated with the EIA product increased dramatically throughout 1998. SAFECO is taking steps to improve the profitability of this product, including raising the retained margin and using new hedging strategies including the purchase of equity futures contracts. SAFECO suspended the writing of new business in this line in the fourth quarter of 1998 and is considering making changes in this product, which may allow it to be re-launched in the future. New deposits from EIA products totaled $378 million in 1998 and $243 million in 1997.

SAFECO's group insurance operations produced a loss of $14.1 million in 1998, compared with income of $12.3 million in 1997 and $12.6 million in 1996. The strategic focus of the group operation is excess loss medical insurance, sold to self-insured employers for their employee medical plans. Excess loss medical produced a loss of $18.7 million in 1998 and profits of $7.5 million and $12.4 million in 1997 and 1996, respectively. Total medical profit, which includes some small-case, fully insured business, a market from which SAFECO is in the process of withdrawing, declined in both 1998 and 1997. Total group premiums increased 5% during 1998, compared with decreases of 2% in 1997 and 1% in 1996. The declines in premium for a few years prior to 1998 were due primarily to greater competition in the excess loss market. The negative impact of this competition has been compounded by accelerating medical inflation. Because of these recent trends SAFECO Life has been increasing rates in the excess loss medical line and this is expected to have a positive effect on future earnings.

Group life results improved in 1998 and 1997 compared to 1996. In 1996 SAFECO Life began reinsuring 100% of its long-term disability business, which should reduce the volatility of future earnings.

36   SAFECO 1998 ANNUAL REPORT

SAFECO Life's individual life operations produced pretax gains of $13.9 million, $6.6 million and $4.2 million in 1998, 1997 and 1996, respectively. Results in 1998 benefited from decreased death claims compared with 1997 and the American States Life acquisition. In addition, profits from a new business-owned life insurance program (BOLI) benefited results in both 1998 and 1997.

The corporate and other line is primarily comprised of investment income resulting from the investment of capital and prior years' earnings of the operating lines of business. It is a major component of SAFECO's life earnings, contributing pretax income of $75.9 million in 1998, $76.5 million in 1997 and $68.3 million in 1996. Due in part to a desire to improve SAFECO Life's return on equity, in December 1998 SAFECO Life paid a $78 million dividend to SAFECO Corporation. It is anticipated that dividends will be paid at the maximum statutory level in 1999. These dividends will reduce the investment income of the corporate and other line of business.

SAFECO's life insurance subsidiaries have not participated as a ceding company in any assumptive reinsurance transactions. See Note 6 on page 65 for additional information regarding reinsurance.

REAL ESTATE

SAFECO Properties, Inc. invests in and manages real estate properties, primarily retail centers, and invests in medical real estate, primarily skilled nursing facilities. In February 1998 SAFECO announced its decision to sell SAFECO Properties, Inc., to focus on SAFECO's core insurance and financial services businesses. In December 1998 SAFECO entered into an agreement to sell the majority of SAFECO Properties' assets to The Macerich Partnership, L.P. and the Ontario Teachers' Pension Plan Board for $570 million. The transaction is expected to be completed in a series of closings in the first and second quarters of 1999. A gain of approximately $60 million is currently anticipated from the sale of all of the properties. As SAFECO Properties' operations are not material to the consolidated financial statements they have not been reclassified as discontinued operations.

The real estate subsidiaries produced pretax income before investment transactions ("pretax income") of $5.3 million, $9.6 million and $13.0 million in 1998, 1997 and 1996, respectively. These pretax income amounts include gains from the sale of properties held for sale of $1.2 million, $1.1 million and $2.7 million in 1998, 1997 and 1996, respectively.

In addition to the pretax income amounts above, the real estate subsidiaries realized a pretax investment gain of $0.5 million in 1998 and losses of $28.3 million and $2.6 million in 1997 and 1996, respectively. The 1997 realized investment loss was due to the sale of a property in Palm Desert, California. The property was under development for several years but SAFECO decided in mid-1997 that the property no longer fit its long-term investment criteria. The 1996 realized investment loss was the result of a $20 million loss reserve related to SAFECO Properties' guarantee of outstanding debt financing for a not-for-profit hospital, offset by a $17.4 million gain on the sale of a shopping center. The debt guarantee was discharged in 1997.

At December 31, 1998, investment real estate held by SAFECO Properties totaled $598 million, approximately 2.5% of SAFECO's consolidated investments. Major retail shopping centers (including land held for development), office and industrial space and healthcare facilities comprised approximately 90% of the total. Approximately 70% of total holdings are located in the states of Washington and Oregon. Rental properties included in investment real estate are summarized in Note 15 on page 71.

CREDIT

SAFECO Credit Company, Inc. provides loans and equipment financing and leasing to commercial businesses, including affiliated companies. Credit operations produced pretax income of $22.7 million in 1998, compared with $21.5 million in 1997 and $19.1 million in 1996. Loan and lease receivables from nonaffiliates grew 19% in 1998 and 22% in 1997. Continued growth in receivables is expected although the strong growth rate of the last few years may be difficult to achieve in 1999, due to the competitive rate environment and SAFECO Credit's desire to maintain acceptable interest rate spreads on its new business. The strong earnings in all three years are primarily attributable to the continuing increase in loan and lease production, combined with favorable collection experience and low delinquencies.

Approximately 70% of nonaffiliate loan and lease receivables outstanding at December 31, 1998 are from commercial businesses involved in heavy construction, transportation and manufacturing. Most of these businesses are located in the West Coast and Rocky Mountain regions of the United States. Loans and leases are fully secured by liens on the collateral financed. Less than 1% of the receivables were non-performing at both December 31, 1998 and 1997. At December 31, 1998, 14% of SAFECO Credit's total outstanding loans and leases consisted of loans to affiliated SAFECO companies.



                                                    SAFECO 1998 ANNUAL REPORT 37

ASSET MANAGEMENT

SAFECO Asset Management Company is the investment advisor for the SAFECO mutual funds, variable annuity portfolios and a growing number of outside pension and trust accounts. These investment management activities produced pretax income of $8.5 million in 1998, $7.5 million in 1997 and $7.6 million in 1996. Assets under management continue to grow and totaled $7.1 billion at December 31, 1998, an increase of 37% compared with 1997. Net sales exceeded $1.0 billion in both 1998 and 1997 and were driven by efforts to increase the number of channels through which products are sold and excellent mutual fund performance. Expenses related to two major systems conversions and additional marketing costs caused earnings growth in 1998 to be lower than asset growth. Continued growth in assets under management is anticipated - from existing funds, new funds and from new pension accounts.

INVESTMENT SUMMARY

SAFECO's consolidated pretax investment income increased to $1,518.9 million during 1998 from $1,244.7 million in 1997 and $1,116.7 million in 1996. Substantially all of this investment income is produced by the investment portfolios of SAFECO's property and casualty and life insurance subsidiaries.

The property and casualty companies' pretax investment income was $480.2 million in 1998, $327.0 million in 1997 and $281.6 million in 1996. The increases in 1998 and 1997 were due to the acquisition of American States. Although property and casualty cash flow was positive in all three years, the high level of catastrophe losses and non-catastrophe, weather-related losses, particularly in 1998 and 1996, combined with the relatively low interest rate environment and bond call activity has dampened the growth of investment income. The sale of approximately $600 million of securities in 1997 to raise funds for a portion of the American States acquisition reduced the investment base and consequently investment income from the sale date forward. Growth in investment income in 1999 is expected to be slowed by the lower interest rate environment and the high level of dividends paid to SAFECO Corporation to fund shareholder dividends, service and pay down debt and to fund other capital management activities including additional repurchases of SAFECO stock.

The life companies' pretax investment income was $1,041.0 million in 1998, $916.3 million in 1997 and $836.7 million in 1996. The growth in all years was due primarily to the increasing amount of retirement services and annuity assets under management.

Consolidated pretax realized gains from security investments totaled $94.2 million in 1998, compared with $147.7 million in 1997 and $92.7 million in 1996. The 1997 amount includes approximately $78 million of gains due to the property and casualty companies' sale of securities to raise funds for a portion of the purchase price of American States, as discussed above. The relatively high level of gains in all three years is due to falling interest rates that produced calls and redemptions of debt securities and to the strong stock market. In addition, some realignments of the American States investment portfolio, which began in late 1997, continued into 1998, resulting in net capital gains. These realignments shifted some of American States' tax-exempt bond holdings to longer maturities and increased the allocation to common stock.

Consolidated realized gains from security investments are recorded net of losses on the sale or writedown of investments. Each investment that has declined in market value below cost is monitored closely. If the decline is judged to be other than temporary the security is written down to fair value. The amounts of such writedowns in 1998, 1997 and 1996 were $0.4 million, $0.2 million and $5.5 million, respectively. These writedowns relate primarily to fixed income securities, which were investment grade when purchased and later downgraded. The low amount of writedowns in all three years reflects the high quality of SAFECO's investment portfolios.

SAFECO's property and casualty investment portfolio totaled $9.2 billion at market value at December 31, 1998, compared with $9.1 billion at December 31, 1997. The investment philosophy for the property and casualty portfolio is to emphasize investment yield without sacrificing investment quality, and to provide for liquidity and diversification. Fixed income securities comprised 78% of this portfolio while equity securities comprised 22% (see table on page 40).

The property and casualty fixed income portfolio, which totaled $7.0 billion at market value at December 31, 1998, is currently comprised of 75% tax-exempt and 25% taxable investments. The property and casualty companies have been investing new money primarily in long-maturity, high-quality tax-exempt bonds; however, SAFECO may periodically shift its investment of new money between taxables and tax-exempts in the future to maximize the portfolio's after-tax return in view of the alternative minimum tax. The effective tax rate on investment income for 1998 was 14%, compared with 13% in 1997 and 12% in 1996.



38 SAFECO 1998 ANNUAL REPORT

The quality of the property and casualty companies' fixed income portfolio is detailed in the following table:


                                      PERCENT AT
RATING                         DECEMBER 31, 1998
------                         -----------------
AAA                                         58%
AA                                          21
A                                           15
BBB                                          5
BB or lower                                  1
                                           ---
  Total                                    100%
                                           ===

SAFECO's life investment portfolio totaled $14.9 billion at market value at December 31, 1998. Fixed income securities, all of which are taxable, comprised 94% of this investment portfolio at December 31, 1998. The investment philosophy for this portfolio is to emphasize investment yield without sacrificing investment quality, and to provide for liquidity and diversification. SAFECO also matches the projected cash inflows of this portfolio with the projected cash outflows of the liabilities of the various product lines within the life operations.

The quality of the life companies' fixed income portfolio is detailed in the following table:


                                      PERCENT AT
RATING                         DECEMBER 31, 1998
------                         -----------------
AAA                                         33%
AA                                          11
A                                           31
BBB                                         22
BB or lower                                  3
                                           ---
  Total                                    100%
                                           ===

This portfolio contains $453.1 million (at market value) of securities below investment grade quality. This was approximately 3% of the total $14.0 billion life fixed income portfolio at market value at December 31, 1998. On a consolidated basis, below investment grade securities with a market value of $530.1 million were held at December 31, 1998. This was approximately 2% of total consolidated investments at market value of SAFECO Corporation and subsidiaries at December 31, 1998.

SAFECO's consolidated investment in "exotic" securities and high-risk derivatives was less than 1% of SAFECO's total investments at both December 31, 1998 and 1997. SAFECO has intentionally avoided investing in these types of securities. In addition, SAFECO does not enter into financial instruments for trading or speculative purposes.

SAFECO's consolidated investments in mortgage-backed securities of $3.7 billion at market value at December 31, 1998 consist mainly of residential collateralized mortgage obligations (CMOs) and pass-throughs. The life portfolio contains virtually all of these securities. Approximately 92% of the mortgage-backed securities are government/agency-backed or AAA rated at December 31, 1998. SAFECO has intentionally limited its investment in riskier, more volatile CMOs (principal only, inverse floaters, and so forth) to less than 1% of total mortgage-backed securities at December 31, 1998.

SAFECO Corporation, the parent company, holds an investment portfolio of securities at market value that totaled $158.7 million at December 31, 1998, compared with $177.1 million at December 31, 1997. The majority of these securities are high quality, preferred stocks and U.S. Treasuries.

SAFECO's consolidated investment portfolio also includes $541.5 million of mortgage loan investments at December 31, 1998, approximately 2% of total investments. Nearly all of these loans are held by the life companies and are secured by first mortgage liens on completed, income-producing commercial real estate, primarily in the retail, industrial and office building sectors. The majority of the properties are located in the western United States, with approximately 50% of the total in California. Individual loans generally do not exceed $10 million. Less than 2% of the loans were non-performing at both December 31, 1998 and 1997. The allowance for mortgage loan losses was $11.2 million at December 31, 1998 and $11.6 million at December 31, 1997.

For a discussion of SAFECO's investment in real estate, which is made through SAFECO Properties, Inc., see page 37 of this report.



                                                    SAFECO 1998 ANNUAL REPORT 39

The table below provides a summary of SAFECO's consolidated securities investment portfolio at December 31, 1998. The excess of market value over cost of the consolidated fixed income and equity security portfolios was $2.8 billion at December 31, 1998 and $2.4 billion at December 31, 1997. This increase in the excess of market over cost was due to the decline in interest rates in 1998, which increased the market value of SAFECO's fixed income securities, and to the increase in equity prices.

                                                           AMORTIZED        CARRYING          MARKET
DECEMBER 31, 1998                                             COST            VALUE            VALUE
-----------------                                         -----------      -----------      -----------
(In Millions)
Property and Casualty:
   Fixed Income - Taxable (available-for-sale)            $   1,637.1      $   1,740.4      $   1,740.4
   Fixed Income - Non-taxable (available-for-sale)            4,720.6          5,213.6          5,213.6
   Equity Securities                                            869.2          1,910.5          1,910.5
Life:
   Fixed Income - Taxable (available-for-sale)               10,208.7         10,785.2         10,785.2
   Fixed Income - Taxable (held-to-maturity)                  2,720.9          2,720.9          3,259.2
   Equity Securities                                             33.3             37.9             37.9
SAFECO Corporation:
   Fixed Income - Taxable (available-for-sale)                   90.1             92.9             92.9
   Equity Securities                                             30.4             62.5             62.5
Miscellaneous                                                    43.1             49.2             49.2
Short-Term Investments                                          315.9            315.9            315.9
                                                          -----------      -----------      -----------
      Total                                               $  20,669.3      $  22,929.0      $  23,467.3
                                                          ===========      ===========      ===========

MARKET RISK DISCLOSURES FOR FINANCIAL INSTRUMENTS

The first two columns of the following table under each year show the financial statement carrying values and related current estimated fair values of certain of SAFECO's financial instruments as of December 31, 1998 and 1997. The third column shows the effect on current estimated fair values assuming a 100 basis point increase in market interest rates and a 10% decline in equity prices ("sensitivity analysis"). This sensitivity analysis is required by Securities and Exchange Commission (SEC) rules issued in 1997.


DECEMBER 31                                                                         1998                                        1997
-----------                                                                         ----                                        ----
                                                                               ESTIMATED                                   ESTIMATED
                                                              ESTIMATED       FAIR VALUE                  ESTIMATED       FAIR VALUE
                                                          FAIR VALUE AT      AT ADJUSTED              FAIR VALUE AT      AT ADJUSTED
                                                                CURRENT           MARKET                    CURRENT           MARKET
                                                 CARRYING        MARKET  RATES/PRICES AS    CARRYING         MARKET  RATES/PRICES AS
                                                    VALUE  RATES/PRICES  INDICATED BELOW       VALUE   RATES/PRICES  INDICATED BELOW
                                                    -----  ------------  ---------------       -----   ------------  ---------------
(In Millions)
Interest Rate Risk:*
   Financial Assets:
      Fixed Maturities Available-for-Sale$       17,855.6     $17,855.6      $16,695.0      $17,143.2      $17,143.2      $16,012.0
      Fixed Maturities Held-to-Maturity           2,720.9       3,259.2        2,969.0        2,708.6        3,159.9        2,951.0
      Mortgage Loans                                541.5         562.0          540.0          499.0          524.0          488.0
      Commercial Loans                              776.8         782.0          764.0          634.9          637.0          624.0
   Financial Liabilities:
      Funds Held under Deposit Contracts         12,718.1      13,031.0       12,511.0       11,877.9       12,347.0       11,795.0
      Commercial Paper                              732.7         732.7          732.7          812.8          812.8          812.8
      Credit Company Borrowings                   1,255.2       1,256.0        1,256.0          892.0          893.0          892.0
      7.875% Notes Due 2005                         200.0         217.0          210.0          200.0          213.0          204.0
      6.875% Notes Due 2007                         200.0         214.0          201.0          200.0          205.0          191.0
      Other Debt                                    227.7         235.0          229.0          255.1          261.0          255.0
   Capital Securities                               842.1         912.0          832.0          841.7          881.0          799.0

Equity Price Risk:**
   Marketable Equity Securities                   2,036.6       2,036.6        1,833.0        1,879.7        1,879.7        1,692.0

* Adjusted interest rates assume a 100 basis point increase in market rates at December 31, 1998 and 1997.
** Adjusted equity prices assume a 10 percent decline in values at December 31, 1998 and 1997.



40   SAFECO 1998 ANNUAL REPORT

Market risk is the risk of loss from adverse changes in market prices and interest rates. In addition to market risk, SAFECO is exposed to other risks, including the credit risk related to its financial instruments and the underlying insurance risk related to its core business. The sensitivity analysis above summarizes only the exposure to market risk.

SAFECO manages its market risk by matching the projected cash inflows of assets with the projected cash outflows of liabilities of its investment and financial products (e.g., annuities, retirement services products, commercial lending). For all its financial assets and liabilities, SAFECO seeks to maintain reasonable average durations, consistent with the maximization of income without sacrificing investment quality and providing for liquidity and diversification. SAFECO uses certain derivative financial instruments to increase its matching of cash flows. For example, interest rate swaps are used to convert debt liabilities with variable rates to fixed rates to better match the fixed rate assets they support. In addition, S&P 500 call option contracts and futures (in
1999) are purchased to hedge the liability of SAFECO Life' equity-indexed annuity product. Derivatives are used for hedging purposes rather than speculation. SAFECO does not enter into financial instruments for trading purposes.

The estimated fair values at current market rates for financial instruments subject to interest rate risk in the table above are the same as those disclosed in Note 8 (Financial Instruments) to the financial statements. The estimated fair values at the adjusted market rates (assuming a 100 basis point increase in market interest rates) are calculated using discounted cash flow analysis and duration modeling, where appropriate. The estimated values do not consider the effect that changing interest rates could have on prepayment activity (e.g., CMOs and annuities). Estimated fair values for derivatives are not presented, as the amounts are not material.

This sensitivity analysis provides only a limited, point-in-time view of the market risk sensitivity of certain of SAFECO's financial instruments. The actual impact of market interest rate and price changes on the financial instruments may differ significantly from those shown in the sensitivity analysis. The sensitivity analysis is further limited as it does not consider any actions SAFECO could take in response to actual and/or anticipated changes in interest rates and equity prices. As allowed under the SEC requirements, certain financial instruments (e.g., lease receivables) are not required to be included in the sensitivity analysis. In addition, certain non-financial instruments (e.g., insurance liabilities, and real estate) are excluded from the sensitivity analysis. Accordingly, any aggregation of the estimated fair value amounts or adjusted fair value amounts would not represent the underlying fair value of net equity.

NEW ACCOUNTING STANDARDS

See discussion of new accounting standards on page 56.

DIVIDENDS

The Corporation has paid cash dividends continuously since 1933. Common stock dividends paid to shareholders were $1.34 per share in 1998 compared with $1.22 in 1997 and $1.11 in 1996. These dividends are funded with dividends to the Corporation from its subsidiaries. The Corporation expects to continue paying dividends in the foreseeable future. However, payment of future dividends is subject to the Board of Directors' approval and is dependent upon earnings and the financial condition of the Corporation.

NUMBER OF SHAREHOLDERS

There were approximately 4,000 common shareholders of record at December 31, 1998.

ANNUAL REPORT ON FORM 10-K

SAFECO FILES AN ANNUAL REPORT ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION IN COMPLIANCE WITH THE REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION. ANY SAFECO SHAREHOLDER MAY OBTAIN FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, WITHOUT CHARGE, BY MAKING A WRITTEN REQUEST TO:

ROD A. PIERSON
SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
SAFECO CORPORATION
SAFECO PLAZA
SEATTLE, WASHINGTON 98185


                                                    SAFECO 1998 ANNUAL REPORT 41

MANAGEMENT'S REPORT

The management of SAFECO is responsible for the financial statements, related notes and all other information presented in this annual report. The financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances and include amounts based on the best estimates and judgments of management.

In order to safeguard assets and to maintain the integrity and objectivity of data in these financial statements, SAFECO maintains a comprehensive system of internal accounting controls. These controls are supported by the careful selection and training of qualified personnel, by the appropriate division of duties and responsibilities and by written policies and procedures. In addition, an integral part of the comprehensive system of internal control is an effective internal audit department. SAFECO's internal audit department systematically evaluates the adequacy and effectiveness of internal accounting controls and measures adherence to established policies and procedures.

The financial statements for the years ended December 31, 1998, 1997 and 1996 have been audited by Ernst & Young LLP, independent auditors. Their audits were made in accordance with generally accepted auditing standards and included a review of the system of internal accounting controls to the extent necessary to express an opinion on the financial statements.

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

The management of SAFECO believes that as of December 31, 1998, its system of internal control is adequate to accomplish the objectives discussed herein.

/s/ BOH DICKEY
Boh A. Dickey
President and Chief Operating Officer

/s/ ROD PIERSON
Rod A. Pierson
Senior Vice President and Chief Financial Officer



REPORT OF ERNST & YOUNG LLP,
INDEPENDENT AUDITORS

Board of Directors and Shareholders of SAFECO Corporation:

We have audited the financial statements of SAFECO Corporation and its subsidiaries for the years ended December 31, 1998, 1997 and 1996 (pages 43 to 75 inclusive). These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SAFECO Corporation and its subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

As described in Note 1 to the financial statements, SAFECO Corporation and its subsidiaries adopted certain new accounting standards in 1998, 1997 and 1996 as required by the Financial Accounting Standards Board.


                                            /s/ ERNST & YOUNG LLP
Seattle, Washington
February 12, 1999

42 SAFECO 1998 ANNUAL REPORT

STATEMENT OF CONSOLIDATED INCOME

SAFECO Corporation and Subsidiaries


YEAR ENDED DECEMBER 31


                                                                    1998              1997             1996
                                                                 ---------         ---------         ---------
(In Millions Except Per Share Amounts)
REVENUES
   Insurance:
      Property and Casualty Earned Premiums                      $ 4,208.3         $ 2,816.6         $ 2,275.4
      Life Premiums and Other Revenues                               353.4             290.2             265.9
                                                                 ---------         ---------         ---------
         Total                                                     4,561.7           3,106.8           2,541.3
   Real Estate (Note 2)                                               77.9              75.1              79.9
   Credit                                                             98.6              86.5              75.7
   Asset Management                                                   42.8              27.1              23.2
   Other                                                              57.6              49.7              38.5
   Net Investment Income (Note 3)                                  1,518.9           1,244.7           1,116.7
   Realized Investment Gain (Note 3)                                  94.6             119.4              90.1
                                                                 ---------         ---------         ---------
         Total                                                     6,452.1           4,709.3           3,965.4
                                                                 ---------         ---------         ---------

EXPENSES
   Losses, Adjustment Expense and Policy Benefits                  4,108.7           2,816.2           2,362.7
   Commissions                                                       784.7             524.3             415.7
   Nonrecurring Acquisition Charges (Note 2)                          --                60.0              --
   Personnel Costs                                                   438.7             329.7             272.3
   Interest                                                          159.5             101.8              72.4
   Goodwill Amortization                                              53.5              17.7               4.8
   Other                                                             448.8             314.4             275.5
   Write-Off of Deferred Acquisition Costs (Note 1)                   46.8              --                --
   Amortization of Deferred Policy Acquisition Costs                 784.1             532.9             426.9
   Deferral of Policy Acquisition Costs                             (835.5)           (560.3)           (443.4)
                                                                 ---------         ---------         ---------
         Total                                                     5,989.3           4,136.7           3,386.9
                                                                 ---------         ---------         ---------
Income Before Income Taxes                                           462.8             572.6             578.5
                                                                 ---------         ---------         ---------
Provision (Benefit) for Income Taxes (Note 17):
   Current                                                           104.6             107.1             133.5
   Deferred                                                          (38.6)             20.7               6.0
                                                                 ---------         ---------         ---------
         Total                                                        66.0             127.8             139.5
                                                                 ---------         ---------         ---------
Income Before Distributions on Capital Securities                    396.8             444.8             439.0
Distributions on Capital Securities, Net of Tax (Note 10)            (44.9)            (14.8)             --
                                                                 ---------         ---------         ---------
Net Income                                                       $   351.9         $   430.0         $   439.0
                                                                 =========         =========         =========


Net Income Per Share of Common Stock (Note 9):
   Basic                                                         $    2.52         $    3.33         $    3.48
                                                                 =========         =========         =========
   Diluted                                                       $    2.51         $    3.31         $    3.47
                                                                 =========         =========         =========

See Notes to Financial Statements on pages 54 through 75.

                                                    SAFECO 1998 ANNUAL REPORT 43

CONSOLIDATED BALANCE SHEET
SAFECO Corporation and Subsidiaries



DECEMBER 31                                                                      1998             1997
                                                                               ---------        ---------
(In Millions)
ASSETS
Investments (Note 3):
   Fixed Maturities Available-for-Sale, at Market Value
      (Amortized cost: 1998 - $16,679.7; 1997 - $16,086.8)                     $17,855.6        $17,143.2
   Fixed Maturities Held-to-Maturity, at Amortized Cost
      (Market value: 1998 - $3,259.2; 1997 - $3,159.9)                           2,720.9          2,708.6
   Marketable Equity Securities, at Market Value
      (Cost: 1998 - $952.8; 1997 - $969.0)                                       2,036.6          1,879.7
   Mortgage Loans                                                                  541.5            499.0
   Real Estate (At cost less accumulated depreciation:
      1998 - $98.6; 1997 - $93.2) (Note 4)                                         601.2            586.1
   Policy Loans                                                                     88.3             85.3
   Short-Term Investments                                                          315.9            134.7
                                                                               ---------        ---------
         Total Investments                                                      24,160.0         23,036.6
Cash                                                                                74.9            391.4
Accrued Investment Income                                                          323.2            337.0
Finance Receivables (Less unearned finance charges and allowance
   for doubtful accounts: 1998 - $101.7; 1997 - $89.7)                           1,207.7          1,004.3
Premiums and Other Service Fees Receivable                                         978.3            953.9
Other Notes and Accounts Receivable                                                155.2             71.1
Reinsurance Recoverables (Note 6)                                                  317.4            311.0
Deferred Policy Acquisition Costs                                                  521.1            544.8
Land, Buildings and Equipment for Company Use
(At cost less accumulated depreciation:
      1998 - $217.5; 1997 - $184.7)                                                280.2            238.0
Goodwill                                                                         1,359.0          1,332.6
Other Assets                                                                       313.6            341.7
Separate Account Assets                                                          1,201.1            905.4
                                                                               ---------        ---------
         Total                                                                 $30,891.7        $29,467.8
                                                                               =========        =========

See Notes to Financial Statements on pages 54 through 75.

44   SAFECO 1998 ANNUAL REPORT

CONSOLIDATED BALANCE SHEET
SAFECO Corporation and Subsidiaries



DECEMBER 31                                                                       1998             1997
                                                                                ---------        ---------
(In Millions)
LIABILITIES AND SHAREHOLDERS' EQUITY
Losses and Adjustment Expense (Note 5)                                          $ 4,262.7        $ 4,352.2
Life Policy Liabilities                                                             276.8            275.8
Unearned Premiums                                                                 1,750.9          1,713.7
Funds Held Under Deposit Contracts                                               12,718.1         11,877.9
Debt (Note 4):
   Commercial Paper                                                                 732.7            812.8
   Credit Company Borrowings                                                      1,255.2            892.0
   7.875% Notes Due 2005                                                            200.0            200.0
   6.875% Notes Due 2007                                                            200.0            200.0
   Other                                                                            227.7            255.1
Other Liabilities                                                                 1,153.5          1,223.3
Income Taxes (Note 17):
   Current                                                                            2.5              9.3
   Deferred (Includes tax on unrealized appreciation
      of investment securities: 1998 - $769.9; 1997 - $672.7)                       492.6            446.9
Separate Account Liabilities                                                      1,201.1            905.4
                                                                                ---------        ---------
         Total Liabilities                                                       24,473.8         23,164.4
                                                                                ---------        ---------
Commitments and Contingencies (Note 7)

Corporation-Obligated, Mandatorily Redeemable Capital Securities
   of Subsidiary Trust Holding Solely Junior Subordinated
   Debentures of the Corporation ("Capital Securities") (Note 10)                   842.1            841.7
                                                                                ---------        ---------

Preferred Stock, No Par Value:
   Shares Authorized: 10
   Shares Issued and Outstanding: None
Common Stock, No Par Value (Notes 9 and 11):
   Shares Authorized: 300
   Shares Reserved for Options: 1998 - 7.5; 1997 - 7.9
   Shares Issued and Outstanding: 1998 - 136.3; 1997 - 141.2                        885.0            909.3
Retained Earnings (Note 13)                                                       3,257.2          3,299.1
Total Accumulated Other Comprehensive Income:
   Unrealized Appreciation of Investment Securities, Net of Tax (Note 3)          1,433.6          1,253.3
                                                                                ---------        ---------
         Total Shareholders' Equity                                               5,575.8          5,461.7
                                                                                ---------        ---------
         Total                                                                  $30,891.7        $29,467.8
                                                                                =========        =========

See Notes to Financial Statements on pages 54 through 75.

                                                SAFECO 1998 ANNUAL REPORT     45

STATEMENT OF CONSOLIDATED CASH FLOWS
SAFECO Corporation and Subsidiaries



YEAR ENDED DECEMBER 31                                              1998             1997             1996
                                                                  --------         --------         --------
(In Millions)
OPERATING ACTIVITIES
   Insurance Premiums Received                                    $4,488.2         $3,063.3         $2,514.2
   Dividends and Interest Received                                 1,506.0          1,249.6          1,103.6
   Other Operating Receipts                                          251.1            195.5            172.9
   Insurance Claims and Policy Benefits Paid                      (3,596.1)        (2,423.4)        (1,998.4)
   Underwriting, Acquisition and Insurance
      Operating Costs Paid                                        (1,530.1)        (1,091.2)          (801.7)
   Interest Paid and Distributions on Capital Securities            (237.5)           (94.7)           (69.6)
   Other Operating Costs Paid                                       (138.2)           (92.6)           (88.6)
   Income Taxes Paid                                                 (85.8)           (95.6)          (148.1)
                                                                  --------         --------         --------
         Net Cash Provided by Operating Activities                   657.6            710.9            684.3
                                                                  --------         --------         --------

INVESTING ACTIVITIES
   Purchases of:
      Fixed Maturities Available-for-Sale                         (3,602.2)        (2,578.8)        (2,079.5)
      Fixed Maturities Held-to-Maturity                               (1.7)          (199.6)          (473.2)
      Equities                                                      (169.7)          (261.2)          (154.9)
      Other Investments                                             (218.9)          (241.6)          (189.8)
   Purchase of Subsidiaries, Net of Cash Acquired (Note 2)              --         (3,014.3)              --
   Maturities of Fixed Maturities Available-for-Sale               1,110.9            693.4            709.6
   Maturities of Fixed Maturities Held-to-Maturity                     7.3              8.9             21.7
   Sales of:
      Fixed Maturities Available-for-Sale                          2,021.6          1,712.6            979.9
      Fixed Maturities Held-to-Maturity                               18.2               --             13.3
      Equities                                                       233.1            510.6            181.7
      Other Investments                                              159.2            128.3            101.0
   Net (Increase) Decrease in Short-Term Investments                 (92.9)           137.7            (32.1)
   Finance Receivables Originated or Acquired                       (629.2)          (489.6)          (378.7)
   Principal Payments Received on Finance Receivables                420.3            317.3            292.0
   Other                                                            (221.7)          (146.7)           (69.2)
                                                                  --------         --------         --------
         Net Cash Used in Investing Activities                      (965.7)        (3,423.0)        (1,078.2)
                                                                  --------         --------         --------

FINANCING ACTIVITIES
   Funds Received Under Deposit Contracts                          1,241.9          1,403.5          1,148.6
   Return of Funds Held Under Deposit Contracts                   (1,116.0)          (866.6)          (765.5)
   Proceeds from Notes and Mortgage Borrowings                        20.0            211.0             40.2
   Repayment of Notes and Mortgage Borrowings                        (61.8)            (9.2)          (107.5)
   Net Proceeds from Short-Term Borrowings                           386.4            942.9            213.6
   Proceeds from Capital Securities                                     --            832.2               --
   Proceeds from Common Stock Secondary Offering                        --            677.2               --
   Common Stock Reacquired                                          (236.8)           (10.7)            (9.6)
   Dividends Paid to Shareholders                                   (187.5)          (154.1)          (139.9)
   Other                                                             (54.6)            21.8              4.0
                                                                  --------         --------         --------
         Net Cash Provided by Financing Activities                    (8.4)         3,048.0            383.9
                                                                  --------         --------         --------
Net Increase (Decrease) in Cash                                     (316.5)           335.9            (10.0)
Cash at the Beginning of Year                                        391.4             55.5             65.5
                                                                  --------         --------         --------
Cash at the End of Year                                           $   74.9         $  391.4         $   55.5
                                                                  ========         ========         ========

See Notes to Financial Statements on pages 54 through 75.

46 SAFECO 1998 ANNUAL REPORT

STATEMENT OF CONSOLIDATED CASH FLOWS--RECONCILIATION OF
NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES
SAFECO Corporation and Subsidiaries



YEAR ENDED DECEMBER 31                                   1998           1997           1996
                                                        ------         ------         ------
(In Millions)
Net Income                                             $ 351.9        $ 430.0        $ 439.0
                                                       -------        -------        -------
Adjustments to Reconcile Net Income to
   Net Cash Provided by Operating Activities:
      Realized Investment Gain                           (94.6)        (119.4)         (90.1)
      Amortization and Depreciation                      156.9           89.7           68.9
      Amortization of Fixed Maturity Investments         (41.6)         (32.2)         (38.6)
      Deferred Income Tax (Benefit) Expense              (38.6)          20.7            6.0
      Interest Expense on Deposit Contracts              584.9          478.9          460.6
      Nonrecurring Acquisition Charges                      --           60.0             --
      Other Adjustments                                    0.1          (18.2)          (3.3)
      Changes in:
         Losses and Adjustment Expense                   (89.5)        (110.3)        (118.9)
         Life Policy Liabilities                           1.0            2.3           (4.5)
         Unearned Premiums                                37.2           19.9           36.1
         Accrued Income Taxes                             (6.8)          26.7          (14.5)
         Accrued Interest on Accrual Bonds               (50.4)         (48.4)         (44.0)
         Accrued Investment Income                        13.8           (7.0)          (6.6)
         Deferred Policy Acquisition Costs                11.1          (27.0)         (16.0)
         Other Assets and Liabilities                   (177.8)         (54.8)          10.2
                                                       -------        -------        -------
         Total Adjustments                               305.7          280.9          245.3
                                                       -------        -------        -------
Net Cash Provided by Operating Activities              $ 657.6        $ 710.9        $ 684.3
                                                       =======        =======        =======


See Notes to Financial Statements on pages 54 through 75.

                                                    SAFECO 1998 ANNUAL REPORT 47

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
SAFECO Corporation and Subsidiaries



YEAR ENDED DECEMBER 31                                                          1998             1997             1996
                                                                              --------         --------         --------
(In Millions)
Common Stock (Notes 9 and 11):
   Balance at the Beginning of Year                                           $  909.3         $  225.3         $  217.4
   Secondary Offering                                                               --            677.2               --
   Stock Issued for Acquisition of Subsidiary                                       --               --              0.6
   Stock Issued for Options and Rights                                             7.8              6.0              6.2
   Common Stock Reacquired                                                       (33.4)            (0.4)            (0.5)
   Other                                                                           1.3              1.2              1.6
                                                                              --------         --------         --------
   Balance at the End of Year                                                    885.0            909.3            225.3
                                                                              --------         --------         --------
Retained Earnings (Note 13):
   Balance at the Beginning of Year                                            3,299.1          3,042.2          2,755.5
   Net Income                                                                    351.9            430.0            439.0
   Amortization of Underwriting Compensation
      on Capital Securities                                                       (0.4)            (0.2)              --
   Dividends Declared                                                           (190.0)          (162.7)          (143.2)
   Common Stock Reacquired                                                      (203.4)           (10.2)            (9.1)
                                                                              --------         --------         --------
   Balance at the End of Year                                                  3,257.2          3,299.1          3,042.2
                                                                              --------         --------         --------
Unrealized Appreciation of Investment Securities, Net of Tax (Note 3):
   Balance at the Beginning of Year                                            1,253.3            847.8          1,009.7
   Change in Unrealized Appreciation                                             180.3            405.5           (161.9)
                                                                              --------         --------         --------
   Balance at the End of Year                                                  1,433.6          1,253.3            847.8
                                                                              --------         --------         --------
Shareholders' Equity                                                          $5,575.8         $5,461.7         $4,115.3
                                                                              ========         ========         ========

See Notes to Financial Statements on pages 54 through 75.



STATEMENT OF CONSOLIDATED COMPREHENSIVE INCOME
SAFECO Corporation and Subsidiaries

YEAR ENDED DECEMBER 31                                          1998           1997           1996
                                                               ------         ------         ------
(In Millions)
Net Income                                                     $351.9         $430.0         $439.0
                                                               ------         ------         ------
Other Comprehensive Income, Net of Tax (Note 3):
   Unrealized Appreciation (Depreciation) of Investment
      Securities Arising During the Period*                     239.7          502.5         (100.2)
   Less: Reclassification Adjustment for Realized Gain
      Included in Net Income**                                  (59.4)         (97.0)         (61.7)
                                                               ------         ------         ------
   Other Comprehensive Income (Loss)                            180.3          405.5         (161.9)
                                                               ------         ------         ------
Comprehensive Income                                           $532.2         $835.5         $277.1
                                                               ======         ======         ======

See Notes to Financial Statements on pages 54 through 75.

 *   Net of related tax of $129.2, $270.2 and ($54.7) in 1998, 1997 and 1996,
     respectively.
**   Net of related tax of $31.3, $50.7 and $32.5 in 1998, 1997 and 1996,
     respectively.



48   SAFECO 1998 ANNUAL REPORT

STATEMENT OF COMBINED INCOME
Property and Casualty Insurance Companies*



YEAR ENDED DECEMBER 31                                             1998             1997             1996
                                                                 --------         --------         --------
(In Millions)
Net Premiums Written                                             $4,256.6         $2,828.2         $2,313.1
Increase in Unearned Premiums                                       (48.3)           (11.6)           (37.7)
                                                                 --------         --------         --------
Earned Premiums                                                   4,208.3          2,816.6          2,275.4
                                                                 --------         --------         --------
Losses and Expenses:
   Losses and Adjustment Expense                                  3,063.2          1,960.0          1,580.5
   Commissions                                                      683.4            429.1            342.0
   Personnel Costs                                                  303.7            210.2            168.8
   Taxes Other than Payroll and Income Taxes                        115.0             78.0             62.3
   Dividends to Policyholders                                        12.3             18.5             16.2
   Other Operating Expenses                                         161.2             95.3             76.9
   Amortization of Deferred Policy Acquisition Costs                744.9            495.9            391.2
   Deferral of Policy Acquisition Costs                            (766.0)          (506.6)          (400.9)
                                                                 --------         --------         --------
         Total                                                    4,317.7          2,780.4          2,237.0
                                                                 --------         --------         --------
Underwriting Profit (Loss)                                         (109.4)            36.2             38.4
Nonrecurring Acquisition Charges                                       --            (60.0)              --
Net Investment Income (Excluding realized gain)                     480.2            327.0            281.6
Goodwill Amortization                                               (43.0)           (11.0)              --
                                                                 --------         --------         --------
Income Before Realized Gain and Income Taxes                        327.8            292.2            320.0
Realized Gain from Security Investments and Company-Owned
   Real Estate Before Income Taxes                                   94.6            132.8             64.7
                                                                 --------         --------         --------
Income Before Income Taxes                                          422.4            425.0            384.7
Provision for Income Taxes
   (Including tax provision on realized gain:
      1998 - $32.4; 1997 - $46.0; 1996 - $22.0)                      50.0             78.0             71.3
                                                                 --------         --------         --------
Net Income                                                       $  372.4         $  347.0         $  313.4
                                                                 ========         ========         ========

See Notes to Financial Statements on pages 54 through 75.

* SAFECO Insurance Company of America / General Insurance Company of America
  / First National Insurance Company of America
  SAFECO National Insurance Company / SAFECO Insurance Company of Illinois
  / SAFECO Lloyds Insurance Company
  SAFECO Surplus Lines Insurance Company / American States Insurance Company / American Economy Insurance Company
  American States Preferred Insurance Company / Insurance Company of Illinois / American States Insurance Company of Texas
  American States Lloyds Insurance Company / F.B. Beattie & Company, Inc. / SAFECO Select Insurance Services, Inc.


                                                    SAFECO 1998 ANNUAL REPORT 49

STATEMENT OF COMBINED INCOME
Life Companies*



YEAR ENDED DECEMBER 31                                           1998             1997             1996
                                                               --------         --------         --------
(In Millions)
Premiums and Other Revenue                                     $  353.4         $  290.2         $  265.9
Net Investment Income (Excluding realized gain)                 1,041.0            916.3            836.7
                                                               --------         --------         --------
         Total                                                  1,394.4          1,206.5          1,102.6
                                                               --------         --------         --------
Benefits and Expenses:
   Policy Benefits                                              1,045.5            856.2            782.2
   Commissions                                                    101.3             95.2             73.7
   Personnel Costs                                                 64.5             56.2             49.4
   Taxes Other than Payroll and Income Taxes                       14.7             12.4             15.9
   Other Operating Expenses                                        79.6             55.3             51.5
   Amortization of Deferred Policy Acquisition Costs               39.2             37.0             35.6
   Deferral of Policy Acquisition Costs                           (69.5)           (53.7)           (42.4)
                                                               --------         --------         --------
         Total                                                  1,275.3          1,058.6            965.9
                                                               --------         --------         --------
Income Before Realized Gain, Income Taxes and
   Write-Off of Deferred Acquisition Costs                        119.1            147.9            136.7
Write-Off of Deferred Acquisition Costs                           (46.8)              --               --
                                                               --------         --------         --------
Income Before Realized Investment Gain and Income Taxes            72.3            147.9            136.7
Realized Gain from Security Investments
   Before Income Taxes                                             18.3              6.8             10.5
                                                               --------         --------         --------
Income Before Income Taxes                                         90.6            154.7            147.2
Provision for Income Taxes
   (Including tax provision on realized gain:
      1998 - $6.6; 1997 - $1.8; 1996 - $3.9)                       32.5             52.7             51.8
                                                               --------         --------         --------
Net Income                                                     $   58.1         $  102.0         $   95.4
                                                               ========         ========         ========

See Notes to Financial Statements on pages 54 through 75.

* SAFECO Life Insurance Company / SAFECO National Life Insurance Company / First SAFECO National Life Insurance Company of New York
  American States Life Insurance Company / SAFECO Administrative Services, Inc.



50   SAFECO 1998 ANNUAL REPORT

STATEMENT OF CONSOLIDATED INCOME
Real Estate Companies*



YEAR ENDED DECEMBER 31                                               1998          1997         1996
                                                                    -----         ------        -----
(In Millions)
REVENUES
   Operating Property Revenue                                       $70.4        $ 63.0         $62.6
   Real Estate Sales                                                  4.0           8.5          13.9
   Interest                                                           2.2           2.1           1.9
   Other                                                              1.3           1.5           1.5
                                                                    -----        ------         -----
         Total                                                       77.9          75.1          79.9
                                                                    -----        ------         -----

EXPENSES
   Operating Property Expenses                                       11.3          11.5          11.2
   Real Estate Sales Costs                                            2.8           7.4          11.2
   Interest                                                          35.2          32.8          29.0
   Depreciation                                                      18.6          14.8          14.3
   General and Administrative                                        11.6          13.5          13.6
                                                                    -----        ------         -----
         Total                                                       79.5          80.0          79.3
   Interest and Other Expenses Capitalized                           (6.9)        (14.5)        (12.4)
                                                                    -----        ------         -----
         Net Expenses                                                72.6          65.5          66.9
                                                                    -----        ------         -----
Income Before Realized Gain (Loss) and Income Taxes                   5.3           9.6          13.0
Realized Gain (Loss) from Real Estate Investments
   Before Income Taxes                                                0.5         (28.3)         (2.6)
                                                                    -----        ------         -----
Income (Loss) Before Income Taxes                                     5.8         (18.7)         10.4
Provision (Benefit) for Income Taxes
   (Including tax expense (benefit) on realized gain (loss):
      1998 - $0.3; 1997 - $(9.9); 1996 - $(0.6))                      2.2          (6.5)          4.0
                                                                    -----        ------         -----
Net Income (Loss)                                                   $ 3.6        $(12.2)        $ 6.4
                                                                    =====        ======         =====

See Notes to Financial Statements on pages 54 through 75.

*    SAFECO Properties, Inc. / Winmar Company, Inc. / SAFECARE Company, Inc.



                                                   SAFECO 1998 ANNUAL REPORT  51

STATEMENT OF INCOME
SAFECO Credit Company, Inc.



YEAR ENDED DECEMBER 31                                             1998         1997         1996
                                                                  -----        -----        -----
(In Millions)
Investment Revenues:
   Interest and Finance Charges:
      Finance Receivables                                         $87.0        $77.2        $68.1
      Affiliates                                                   11.3          9.7          8.6
                                                                  -----        -----        -----
        Total Investment Revenues                                  98.3         86.9         76.7
Interest Expense                                                   67.0         56.3         47.5
                                                                  -----        -----        -----
   Net Investment Income                                           31.3         30.6         29.2
Provision for Credit Losses                                         2.4          2.4          2.4
                                                                  -----        -----        -----
   Net Investment Income After Provision for Credit Losses         28.9         28.2         26.8
Other Revenue                                                      11.6          9.3          7.6
                                                                  -----        -----        -----
         Total                                                     40.5         37.5         34.4
                                                                  -----        -----        -----
Operating Expenses:
   Personnel Costs                                                  9.1          8.4          8.6
   General and Administrative                                       8.7          7.6          6.7
                                                                  -----        -----        -----
         Total                                                     17.8         16.0         15.3
                                                                  -----        -----        -----
Income Before Income Taxes                                         22.7         21.5         19.1
Provision for Income Taxes                                          8.3          7.4          6.9
                                                                  -----        -----        -----
Net Income                                                        $14.4        $14.1        $12.2
                                                                  =====        =====        =====

See Notes to Financial Statements on pages 54 through 75.



52 SAFECO 1998 ANNUAL REPORT

STATEMENT OF COMBINED INCOME
Asset Management Companies*


YEAR ENDED DECEMBER 31                             1998         1997         1996
                                                  -----        -----        -----
(In Millions)
REVENUES
   Management and Advisory Fees                   $27.8        $18.3        $14.4
   Transfer Agent Fees                              8.7          4.7          3.5
   Other                                            6.3          4.1          5.3
                                                  -----        -----        -----
      Total                                        42.8         27.1         23.2
                                                  -----        -----        -----

EXPENSES
   Personnel Costs                                 15.5         10.6          7.8
   Marketing and Shareholder Communication          5.0          3.1          2.7
   Other                                           13.8          5.9          5.1
                                                  -----        -----        -----
      Total                                        34.3         19.6         15.6
                                                  -----        -----        -----
Income Before Income Taxes                          8.5          7.5          7.6
Provision for Income Taxes                          3.0          2.6          2.5
                                                  -----        -----        -----
Net Income                                        $ 5.5        $ 4.9        $ 5.1
                                                  =====        =====        =====

See Notes to Financial Statements on pages 54 through 75.

* SAFECO Asset Management Company / SAFECO Securities, Inc. / SAFECO Services Corporation / SAFECO Trust Company


                                                    SAFECO 1998 ANNUAL REPORT 53

NOTES TO FINANCIAL STATEMENTS
(All dollar amounts are in millions, except share data, unless otherwise stated)


NOTE 1: NATURE OF OPERATIONS
AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

SAFECO Corporation (the Corporation) is a Washington corporation that owns operating subsidiaries in various segments of insurance and other financially related businesses. (The Corporation and its subsidiaries are collectively referred to as "SAFECO".) SAFECO's businesses operate on a nationwide basis. Non-U.S. operations are insignificant. The insurance subsidiaries engage in property and casualty, surety and life and health insurance. Products are marketed primarily through independent agents. Approximately 34% of SAFECO's property and casualty premiums are written in the three West Coast states of California, Washington and Oregon. SAFECO made two significant acquisitions in 1997 -- see Note 2.

SAFECO's other operations include subsidiaries involved in commercial lending and leasing (SAFECO Credit), investment management and insurance agency and financial services distribution operations. In February of 1998, SAFECO announced its decision to sell its real estate subsidiary, SAFECO Properties Inc., to focus on its core insurance and financial services businesses. In December 1998 SAFECO entered into a definitive agreement to sell the majority of SAFECO Properties' assets -- see Note 2.

BASIS OF REPORTING

The financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances and include amounts based on the best estimates and judgments of management. The financial statements include SAFECO Corporation and its subsidiaries and real estate joint ventures.

All significant intercompany transactions and accounts have been eliminated in the consolidated financial statements. Certain reclassifications have been made to prior year financial information to conform to the 1998 classifications.

ACCOUNTING FOR PREMIUMS

Property and casualty insurance premiums are included in income as earned over the terms of the respective policies. The unearned portion is included in the balance sheet as a liability for unearned premiums, before the effect of reinsurance. See Note 6 for more information on reinsurance.

Life and health insurance premiums are reported as income when collected for traditional individual life policies and when earned for group life and health policies. Funds received under retirement services deposit contracts, annuity contracts and universal life policies were $1,241.9, $1,403.5, and $1,148.6 in 1998, 1997 and 1996, respectively. These amounts are recorded as liabilities rather than premium income when received. Revenues for universal life products consist of front-end loads, mortality charges and expense charges assessed against individual policyholder account balances. These loads and charges are recognized as income when earned.

INVESTMENTS

Fixed maturity investments (bonds and redeemable preferred stock) which SAFECO has the positive intent and ability to hold to maturity are classified as held-to-maturity and carried at amortized cost in the balance sheet. Fixed maturities classified as available-for-sale are carried at market value, with changes in unrealized gains and losses recorded directly to shareholders' equity (comprehensive income), net of applicable income tax and deferred policy acquisition costs valuation allowance. SAFECO has no fixed maturities classified as trading.

All marketable equity securities are classified as available-for-sale and are carried at market value, with changes in unrealized gains and losses recorded directly to shareholders' equity (comprehensive income), net of applicable income tax.

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

Mortgage loans are carried at outstanding principal balances, less an allowance for mortgage loan losses. The allowance for mortgage loan losses at December 31, 1998 and 1997 was $11.2 and $11.6, respectively.

Short-term investments are carried at cost, which approximates market value.


54 SAFECO 1998 ANNUAL REPORT

PROPERTY, EQUIPMENT AND DEPRECIATION

Property and equipment are classified as investment real estate or as land, buildings and equipment for company use, and are carried at cost less accumulated depreciation.

See Note 2 for information regarding the sale of investment real estate held by SAFECO Properties, Inc.

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

Life insurance acquisition costs, consisting of commissions and certain other underwriting expenses, which vary with and are primarily related to the production of new business are deferred. Acquisition costs for deferred annuity contracts, retirement services deposit contracts and universal life insurance policies are amortized over the lives of the contracts or policies in proportion to the present value of estimated future gross profits. To the extent actual experience differs from assumptions, and to the extent estimates of future gross profits require revision, the unamortized balance of deferred policy acquisition costs is adjusted accordingly; such adjustments are included in current operations. A $46.8 write-off was taken in the third quarter of 1998 related to two blocks of annuity business - the equity-indexed annuity and a declared rate fixed annuity product - and to universal life business. These three lines were adversely impacted by market conditions which adversely affected the projected recoverability of deferred acquisition costs. Acquisition costs for traditional individual life insurance policies are amortized over the premium payment period of the related policies using assumptions consistent with those used in computing policy benefit liabilities.

GOODWILL

Goodwill represents the excess of the cost of businesses acquired over the fair value of their net assets. Goodwill is amortized on systematic bases over periods, not exceeding 30 years, that correspond with the benefits estimated to be derived from the acquisitions. SAFECO evaluates the carrying amount of goodwill by analyzing historical and estimated future income of the related businesses. Goodwill is written down when impaired. Amortization periods are revised if it is estimated that the remaining period of benefit of the goodwill has changed. See Note 2 for information on acquisitions.

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

Salvage and subrogation recoverables are accrued using the "case basis" method for large recoverables and statistical estimates based on historical experience for smaller recoverables. Recoverable amounts deducted from the liability for losses and adjustment expense net of reinsurance were $208.6 and $221.3 at December 31, 1998 and 1997, respectively.

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


                                                    SAFECO 1998 ANNUAL REPORT 55

NOTE 1: NATURE OF OPERATIONS
AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (CONTINUED)

NET INCOME PER DILUTED SHARE
OF COMMON STOCK

Net income per diluted share of common stock is based on the weighted average number of diluted common shares outstanding during each year. SAFECO's only potentially dilutive instruments are stock options outstanding, and dilution from these is not significant. See discussion of new accounting standards below.

NEW ACCOUNTING STANDARDS

The Financial Accounting Standards Board ("FASB") issued Statement 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in 1995. Statement 121 requires impairment losses to be recorded on long-lived assets used in operations, when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying value. It also addresses the accounting for long-lived assets that are expected to be disposed of. Statement 121 was effective for financial statements for fiscal years beginning after December 15, 1995, and SAFECO adopted it in the first quarter of 1996. Adoption did not affect net income.

In 1995, the FASB issued Statement 123, "Accounting for Stock-Based Compensation." Statement 123 permits either expensing the fair value of stock-based compensation or disclosing in the financial statement footnotes the pro forma impact on net income as if the awards had been expensed. The Statement was effective for fiscal years beginning after December 15, 1995, and SAFECO adopted it in the fourth quarter of 1996, with no effect on net income. See Note 11 for related disclosures.

The FASB issued Statement 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," in June 1996. Statement 125 was effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, and SAFECO adopted it in the first quarter of 1997. Statement 125 provides guidance in determining whether a transfer of a financial asset represents a sale or a secured borrowing, as well as the accounting for any servicing assets retained.

The Statement also provides guidance relating to extinguishment of liabilities by debtors. This statement did not have a material effect on SAFECO's financial position or results of operations.

In February of 1997, the FASB issued Statement 128, "Earnings Per Share." Statement 128 was effective for financial statements issued for periods ending after December 15, 1997, and SAFECO adopted it in the fourth quarter of 1997. The Statement simplifies the calculation of earnings per share (EPS) and requires the dual presentation of "basic" and "diluted" EPS on the face of the income statement. SAFECO's previously reported EPS ("primary" EPS) was not affected by Statement 128. That is, basic EPS is the same as previously reported primary EPS. Because SAFECO's stock options do not have a significant dilutive effect (and are the only potentially dilutive instrument) the difference between "basic" and "diluted" EPS is not material.

In June of 1997, the FASB issued Statement 130, "Reporting Comprehensive Income." Statement 130 is effective for fiscal years beginning after December 15, 1997, and SAFECO adopted it in the first quarter of 1998. The Statement has no effect on net income but requires the reporting of "comprehensive income," which includes net income and certain items currently reported in shareholders' equity. See the "Statement of Consolidated Comprehensive Income" on page 48 of this report.

The FASB issued Statement 131, "Disclosures About Segments of an Enterprise and Related Information" in June of 1997. Statement 131 changes the way information about business segments is reported in annual financial statements and requires the reporting of selected segment information in interim reports. This statement is effective for financial statements for periods beginning after December 15, 1997 except that providing interim information in the initial year (1998) may be deferred until 1999. The required annual segment information is presented in
Note 16. SAFECO will provide the required interim segment information in its interim reports beginning in 1999. The Statement has no effect on net income.

The FASB issued Statement 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," in February 1998. Statement 132 revises employers' disclosures about pension and other postretirement benefit plans. This statement is effective for financial statements for periods beginning after December 15, 1997. SAFECO has provided the disclosures in Note 14. This statement has no effect on net income.


56 SAFECO 1998 ANNUAL REPORT

The FASB issued Statement 133, "Accounting for Derivative Instruments and Hedging Activities," in June 1998. The Statement amends or supersedes several previous FASB statements and requires recognizing all derivatives as either assets or liabilities in the statement of financial position and measuring those instruments at fair value. The Statement is effective for fiscal years beginning after June 15, 1999. It may also be adopted early, as of the beginning of any fiscal quarter that begins after June 1998. SAFECO will adopt the new statement no later than the first quarter of 2000. The impact of the Statement is currently being studied, and the effect of the new statement on the financial statements has not yet been determined.

NOTE 2: ACQUISITIONS AND DISPOSITIONS

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

In the fourth quarter of 1997 SAFECO recognized $60.0 of nonrecurring charges related to its acquisition of American States. These nonrecurring charges included $40.0 to strengthen American States' loss reserves and $20.0 for incentive payments to agents.

The unaudited pro forma condensed results of operations presented below assume the acquisition of American States occurred at the beginning of 1996, and give effect to actual operating results prior to the acquisition adjusted for acquisition financing costs and goodwill amortization. These pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of 1996, nor are they necessarily indicative of future consolidated results.

PRO FORMA INFORMATION UNAUDITED
YEAR ENDED DECEMBER 31             1997                1996
                                ---------            ---------
Revenues                        $ 6,221.0            $ 5,917.0
Net Income                      $   485.0            $   473.0
Net Income Per Share            $    3.44            $    3.36

On December 31, 1997, SAFECO acquired Washington Mutual, Inc.'s life insurance subsidiaries, WM Life Insurance Company and Empire Life Insurance Company, and Washington Mutual, Inc. agreed to distribute SAFECO annuity products through the Washington Mutual, Inc. multi-state banking network. The transaction was valued at $140 and the acquisition of the two insurance subsidiaries has been treated as a purchase for accounting purposes. The financing of this transaction was through internal sources. Pro forma results of operations showing the effects of the acquisition on SAFECO's operations for 1997 and 1996 have not been presented due to immateriality.

No significant acquisitions were made in 1998 or 1996.

In December 1998 SAFECO entered into a definitive agreement to sell the majority of SAFECO Properties' assets for $570. The sale is expected to be completed in a series of closings in the first and second quarters of 1999. SAFECO expects to recognize a gain on the sale, net of any projected loss on the sale of the remaining assets and any operating losses thereon. As SAFECO Properties' operations are not material to the consolidated financial statements they have not been reclassified as discontinued operations.


                                                    SAFECO 1998 ANNUAL REPORT 57

NOTE 3: INVESTMENTS
Investment income is comprised of:

                                             1998                1997                1996
                                           --------            --------            --------
Interest:
   Fixed Maturities                        $1,385.2            $1,133.6            $1,025.0
   Mortgage Loans                              46.2                43.2                40.9
   Short-Term Investments                      16.2                14.0                 7.6
Dividends:
   Marketable Equity Securities                48.8                40.0                39.2
   Redeemable Preferred Stock                  20.7                20.0                12.7
Other Investment Income                         9.0                 6.2                 3.3
                                           --------            --------            --------
   Total Investment Income                  1,526.1             1,257.0             1,128.7
Investment Expenses                             7.2                12.3                12.0
                                           --------            --------            --------
   Net Investment Income                   $1,518.9            $1,244.7            $1,116.7
                                           ========            ========            ========

The carrying value of investments in fixed maturities and mortgage loans that have not produced income for the last twelve months is less than 1% of the total of such investments at December 31, 1998.

The following analysis summarizes realized gains and losses on investments:


                                                               1998              1997               1996
                                                              ------            ------             ------
Realized Investment Gains (Losses):
   Fixed Maturities                                           $ 45.8            $ 50.2             $ 31.1
   Marketable Equity Securities                                 48.3              97.5               61.6
   Investment Real Estate                                        0.5             (28.3)              (2.6)
                                                              ------            ------             ------
      Realized Investment Gain Before Income Taxes              94.6             119.4               90.1
   Applicable Income Taxes                                     (32.7)            (40.7)             (31.3)
                                                              ------            ------             ------
      Net Realized Investment Gain                            $ 61.9            $ 78.7             $ 58.8
                                                              ======            ======             ======

The proceeds from sales of investment securities and related gains and losses for 1998 are as follows:


                                                              FIXED                FIXED
                                                         MATURITIES           MATURITIES       MARKETABLE
                                                         AVAILABLE-             HELD-TO-           EQUITY
                                                           FOR-SALE             MATURITY       SECURITIES
Proceeds from Sales                                        $2,021.6             $   18.2         $  233.1
                                                           ========             ========         ========
Gross Realized Gains on Sales                              $   42.9             $    3.4         $   58.8
Gross Realized Losses on Sales                                 (5.2)                  --            (10.5)
                                                           --------             --------         --------
Realized Gains on Sale                                         37.7                  3.4             48.3
Writedowns                                                     (0.4)                  --               --
Other, Including Gains on Calls and Redemptions                 5.1                   --               --
                                                           --------             --------         --------
      Total Realized Gain                                  $   42.4             $    3.4         $   48.3
                                                           ========             ========         ========

The 1998 sales of fixed maturities held-to-maturity were made due to evidence of significant deterioration in the bond issuer's creditworthiness.


58 SAFECO 1998 ANNUAL REPORT

The proceeds from sales of investment securities and related gains and losses for 1997 are as follows:

                                                              FIXED               FIXED
                                                         MATURITIES           MATURITIES        MARKETABLE
                                                         AVAILABLE-             HELD-TO-            EQUITY
                                                           FOR-SALE             MATURITY        SECURITIES
                                                           --------             --------        ----------
Proceeds from Sales                                        $1,712.6             $     --          $  510.6
                                                           ========             ========          ========
Gross Realized Gains on Sales                              $   46.9             $     --          $  107.6
Gross Realized Losses on Sales                                (14.8)                  --             (10.1)
                                                           --------             --------          --------
Realized Gains on Sale                                         32.1                   --              97.5
Writedowns                                                     (0.2)                  --                --
Other, Including Gains on Calls and Redemptions                18.3                   --                --
                                                           --------             --------          --------
   Total Realized Gain                                     $   50.2             $     --          $   97.5
                                                           ========             ========          ========

The proceeds from sales of investment securities and related gains and losses for 1996 are as follows:

                                                                    FIXED              FIXED
                                                               MATURITIES         MATURITIES        MARKETABLE
                                                               AVAILABLE-           HELD-TO-            EQUITY
                                                                 FOR-SALE           MATURITY        SECURITIES
                                                                 --------           --------        ----------
Proceeds from Sales                                                $979.9             $ 13.3            $181.7
                                                                   ======             ======            ======
Gross Realized Gains on Sales                                      $ 33.0             $   --            $ 66.2
Gross Realized Losses on Sales                                      (27.6)              (1.3)             (4.6)
                                                                   ------             ------            ------
Realized Gains (Losses) on Sale                                       5.4               (1.3)             61.6
Writedowns                                                           (5.5)                --                --
Other, Including Gains (Losses) on Calls and Redemptions             32.7               (0.2)               --
                                                                   ------             ------            ------
   Total Realized Gain (Loss)                                      $ 32.6             $ (1.5)           $ 61.6
                                                                   ======             ======            ======

The 1996 sales of fixed maturities held-to-maturity were made due to evidence of significant deterioration in the bond issuer's creditworthiness.

The following analysis summarizes the changes in unrealized gains and losses on investment securities (includes fixed maturities held-to-maturity and available-for-sale):


                                                                                      1998               1997               1996
                                                                                    --------           --------           --------
Increase (Decrease) in Unrealized Appreciation of Investment Securities:
   Fixed Maturities                                                                 $  206.5           $  660.2           $ (571.2)
   Marketable Equity Securities                                                        173.2              253.7              135.7
   Applicable Income Taxes                                                            (132.9)            (319.9)             152.4
                                                                                    --------           --------           --------
      Net Change in Unrealized Appreciation                                         $  246.8           $  594.0           $ (283.1)
                                                                                    ========           ========           ========



                                                    SAFECO 1998 ANNUAL REPORT 59

The following is a summary of fixed maturities and marketable equity securities classified as available-for-sale at December 31, 1998:

                                                                           GROSS         GROSS         NET     ESTIMATED
                                                       AMORTIZED      UNREALIZED    UNREALIZED  UNREALIZED        MARKET
                                                            COST           GAINS        LOSSES        GAIN         VALUE
                                                       ---------       ---------     ---------     -------     ---------
U.S. Treasury Securities and Obligations of U.S.
   Government Corporations and Agencies                $ 1,351.0       $   134.2     $    (2.1)  $   132.1     $ 1,483.1
Obligations of States and Political Subdivisions         4,835.1           509.3          (4.0)      505.3       5,340.4
Debt Securities Issued by Foreign Governments              208.3            36.9          (0.7)       36.2         244.5
Corporate Securities                                     7,033.7           389.5         (33.2)      356.3       7,390.0
Mortgage-Backed Securities                               3,251.6           154.2          (8.2)      146.0       3,397.6
                                                       ---------       ---------     ---------     -------     ---------
   Total Fixed Maturities Classified as
      Available-for-Sale                                16,679.7         1,224.1         (48.2)    1,175.9      17,855.6
Marketable Equity Securities                               952.8         1,107.0         (23.2)    1,083.8       2,036.6
                                                       ---------       ---------     ---------     -------     ---------
      Total                                            $17,632.5       $ 2,331.1     $   (71.4)    2,259.7     $19,892.2
                                                       =========       =========     =========                 =========
Deferred Policy Acquisition Costs
   Valuation Allowance and Other                                                                     (60.5)
Applicable Income Taxes                                                                             (765.6)
                                                                                                    ------
Unrealized Appreciation of Investment Securities,
   Net of Tax, Included in Shareholders' Equity                                                  $ 1,433.6
                                                                                                 =========
The following is a summary of fixed maturities
classified as held-to-maturity at December 31, 1998:


                                                                       GROSS       GROSS        NET   ESTIMATED
                                                     AMORTIZED    UNREALIZED  UNREALIZED UNREALIZED      MARKET
                                                          COST         GAINS      LOSSES       GAIN       VALUE
                                                      --------      --------    --------   --------    --------
U.S. Treasury Securities and Obligations of U.S.
   Government Corporations and Agencies               $  272.1      $  102.4    $     --   $  102.4    $  374.5
Obligations of States and Political Subdivisions         127.2          26.4          --       26.4       153.6
Debt Securities Issued by Foreign Governments            149.6          48.5          --       48.5       198.1
Corporate Securities                                   1,863.9         324.7        (4.4)     320.3     2,184.2
Mortgage-Backed Securities                               308.1          40.7          --       40.7       348.8
                                                      --------      --------    --------   --------    --------
   Total Fixed Maturities Classified as
      Held-to-Maturity                                $2,720.9      $  542.7    $   (4.4)  $  538.3    $3,259.2
                                                      ========      ========    ========   ========    ========

The following is a summary of fixed maturities and marketable equity securities classified as available-for-sale at December 31, 1997:

                                                                           GROSS         GROSS         NET     ESTIMATED
                                                       AMORTIZED      UNREALIZED    UNREALIZED  UNREALIZED        MARKET
                                                            COST           GAINS        LOSSES        GAIN         VALUE
                                                       ---------       ---------     ---------     -------     ---------
U.S. Treasury Securities and Obligations of U.S.
   Government Corporations and Agencies                $ 1,489.0       $    85.3     $    (1.6)  $    83.7     $ 1,572.7
Obligations of States and Political Subdivisions         4,969.2           479.8          (2.6)      477.2       5,446.4
Debt Securities Issued by Foreign Governments              248.8            48.5          (0.2)       48.3         297.1
Corporate Securities                                     6,214.4           312.7          (4.3)      308.4       6,522.8
Mortgage-Backed Securities                               3,165.4           142.9          (4.1)      138.8       3,304.2
                                                       ---------       ---------     ---------     -------     ---------
   Total Fixed Maturities Classified as
      Available-for-Sale                                16,086.8         1,069.2         (12.8)    1,056.4      17,143.2
Marketable Equity Securities                               969.0           914.7          (4.0)      910.7       1,879.7
                                                       ---------       ---------     ---------     -------     ---------
      Total                                            $17,055.8       $ 1,983.9     $   (16.8)    1,967.1     $19,022.9
                                                       =========       =========     =========                 =========
Deferred Policy Acquisition Costs
   Valuation Allowance and Other                                                                     (45.0)
Applicable Income Taxes                                                                             (668.8)
                                                                                                 ---------
Unrealized Appreciation of Investment Securities,
   Net of Tax, Included in Shareholders' Equity                                                  $ 1,253.3
                                                                                                 =========



60  SAFECO 1998 ANNUAL REPORT

The following is a summary of fixed maturities classified as held-to-maturity at December 31, 1997:


                                                                       GROSS       GROSS        NET   ESTIMATED
                                                     AMORTIZED    UNREALIZED  UNREALIZED UNREALIZED      MARKET
                                                          COST         GAINS      LOSSES       GAIN       VALUE
                                                      --------      --------    --------   --------    --------
U.S. Treasury Securities and Obligations of U.S.
   Government Corporations and Agencies               $  257.9      $   74.2    $     --   $   74.2    $  332.1
Obligations of States and Political Subdivisions         120.4          14.9          --       14.9       135.3
Debt Securities Issued by Foreign Governments            148.9          40.3          --       40.3       189.2
Corporate Securities                                   1,880.5         286.5        (0.1)     286.4     2,166.9
Mortgage-Backed Securities                               300.9          35.6        (0.1)      35.5       336.4
                                                      --------      --------    --------   --------    --------
   Total Fixed Maturities Classified as
      Held-to-Maturity                                $2,708.6      $  451.5    $   (0.2)  $  451.3    $3,159.9
                                                      ========      ========    ========   ========    ========



The amortized cost and estimated market value of fixed maturities at December 31, 1998, by contractual maturity, are presented below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.


                                               AVAILABLE-FOR-SALE             HELD-TO-MATURITY
                                           -------------------------      ------------------------
                                                           ESTIMATED                    ESTIMATED
                                            AMORTIZED         MARKET      AMORTIZED        MARKET
                                                 COST          VALUE           COST         VALUE
                                            ---------      ---------      ---------     ---------
Due in One Year or Less                     $   459.5      $   464.1      $      --     $      --
Due After One Year Through Five Years         2,891.2        3,002.7             --            --
Due After Five Years Through Ten Years        2,513.3        2,662.7           48.7          57.2
Due After Ten Years                           7,564.1        8,328.5        2,364.1       2,853.2
Mortgage-Backed Securities                    3,251.6        3,397.6          308.1         348.8
                                            ---------      ---------      ---------     ---------
   Total                                    $16,679.7      $17,855.6      $ 2,720.9     $ 3,259.2
                                            =========      =========      =========     =========

The following table summarizes SAFECO's consolidated allowance for credit losses related to its mortgage loan investments and finance receivables:

                                          1998        1997        1996
                                        -------     -------     -------
Allowance at Beginning of Year          $  32.5     $  30.4     $  27.5
Provision for Credit Losses                 2.4         3.3         4.4
Loans Charged Off as Uncollectible         (2.3)       (1.5)       (1.8)
Recoveries                                  0.4         0.3         0.3
                                        -------     -------     -------
   Allowance at End of Year             $  33.0     $  32.5     $  30.4
                                        =======     =======     =======


These allowances relate to SAFECO Credit's finance receivables ($1,207.7 at December 31, 1998) and to mortgage loan investments ($541.5 at December 31,
1998), nearly all of which are held by SAFECO Life Insurance Company. The allowances include specific reserves, as well as general reserve amounts. The total investment in impaired loans before any reserve for losses, is $3.2 at December 31, 1998. A specific loan loss reserve has been established for each impaired loan, the total of which is $0.3 at December 31, 1998 and is included in the overall allowance of $33.0 at December 31, 1998.



                                               SAFECO 1998 ANNUAL REPORT   61

NOTE 4: DEBT

At December 31, 1998, SAFECO Corporation had commercial paper borrowings outstanding of $732.7. The majority of this commercial paper relates to funding for SAFECO's 1997 acquisition of American States, described in Note 2.

At December 31, 1998, SAFECO Credit had short-term borrowings of $1,230.6 through commercial paper and $24.6 of medium-term notes. The repayment of each of these borrowings is guaranteed by SAFECO Corporation. The weighted average interest rates on the short-term borrowings were 5.3% and 5.9% at December 31, 1998 and 1997, respectively. The medium-term notes have maturities from January 2000 to December 2001 and a weighted average interest rate of 7.5% at December 31, 1998.

SAFECO Corporation has a bank credit facility available for $1,050.0. It is a five-year facility originated in 1997 that extends to 2002 and is available for general corporate purposes, including support of SAFECO Corporation's and SAFECO Credit's commercial paper program. There were no borrowings outstanding under this facility as of December 31, 1998. SAFECO Corporation pays a fee to have this line of credit available and does not maintain deposits as compensating balances. The facility has certain covenants that include requiring SAFECO to maintain a specified minimum level of shareholders' equity and a maximum debt-to-capitalization ratio. As of December 31, 1998, SAFECO was in compliance with all such covenants.

SAFECO Credit and SAFECO Corporation have entered into interest rate swap agreements with outside parties to reduce the impact of changes in interest rates on their variable rate debt by converting variable rate interest payments to fixed rates. The interest rate swap agreements provide only for the exchange of interest on the notional amounts at the stated rates, with no multipliers or leverage. There were no swap terminations in 1998, 1997, or 1996. The net interest accrued under these agreements is recorded as an adjustment to interest expense. At December 31, 1998, SAFECO Credit interest rate swap agreements were outstanding with notional amounts of $499.0, replacing variable rates with fixed rates with a weighted average interest rate of 5.9%. Maturities of these agreements range from February 1999 to June 2007. At December 31, 1997, SAFECO Credit interest rate swap agreements were outstanding with notional amounts of $359.4, replacing variable rates with fixed rates with a weighted average interest rate of 6.1%. SAFECO Corporation entered into two interest rate swap agreements in December 1997. The swap agreements are for notional amounts of $150.0 each and replace variable rates with fixed rates of 5.9%. The two swaps mature in December 2002 and December 2007, respectively.

Real estate mortgages are collateralized by the related investment real estate buildings and property.

See discussion of capital securities in Note 10.



62   SAFECO 1998 ANNUAL REPORT

The total amount, current portions, interest rates and maturities of debt at December 31 are as follows:


                                                                             1998                       1997
                                                                    ----------------------      --------------------
                                                                      TOTAL        CURRENT        TOTAL      CURRENT
                                                                    --------      --------      --------    --------
SAFECO Corporation Commercial Paper Payable in 1999;
   Weighted Average Interest Rates at December 31:
      1998 - 5.2%; 1997 - 5.9%                                      $  732.7      $  732.7      $  812.8    $  812.8
                                                                    ========      ========      ========    ========
SAFECO Credit Borrowings Payable Through 2001;
   Weighted Average Interest Rates at December 31:
      1998 - 5.3%; 1997 - 6.0%                                      $1,255.2      $1,230.6      $  892.0    $  867.5
                                                                    ========      ========      ========    ========
SAFECO Corporation, 7.875% Notes Due 2005                           $  200.0      $     --      $  200.0    $     --
                                                                    ========      ========      ========    ========
SAFECO Corporation, 6.875% Notes Due 2007                           $  200.0      $     --      $  200.0    $     --
                                                                    ========      ========      ========    ========
Other Debt:
   Unsecured Notes and Loans Payable in Installments in 1999;
      Weighted Average Interest Rates at December 31:
      1998 - 6.4%; 1997 - 6.9%                                      $   45.8      $   34.9      $   90.4    $   82.2
   SAFECO Corporation, Medium-Term Notes
      Due 2002 and 2003; Weighted Average Interest
      Rates at December 31, 1998 and 1997 - 7.1%                        50.0            --          50.0          --
   Real Estate Mortgages Payable in Installments Through 2014;
      Weighted Average Interest Rates at December 31:
      1998 - 7.9%; 1997 - 8.0%                                         131.9           3.3         114.7         2.3
                                                                    --------      --------      --------    --------
         Total                                                      $  227.7      $   38.2      $  255.1    $   84.5
                                                                    ========      ========      ========    ========

Aggregate annual principal installments payable under these obligations for each of the five years subsequent to 1998 are as follows: 1999 - $2,001.5; 2000 - $58.6; 2001 - $17.3; 2002 - $47.9; 2003 - $78.6.



                                             SAFECO 1998 ANNUAL REPORT   63

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

The following is a summary of the activity related to SAFECO's property and casualty companies' reserves for losses and LAE (net of reinsurance amounts):

                                                                1998           1997         1996
                                                              --------       --------      --------
Loss and LAE Reserves at Beginning of Year                    $4,081.9       $1,955.7      $2,070.1
                                                              --------       --------      --------
American States Loss and LAE Reserves at Acquisition                --        2,204.6            --
                                                              --------       --------      --------
Incurred Loss and LAE for Claims Occurring
   in the Current Year                                         3,163.2        1,969.5       1,658.2
Increase (Decrease) in Estimated Loss and LAE for Claims
   Occurring in Prior Years                                     (100.0)          30.5         (77.7)
                                                              --------       --------      --------
Total Incurred Loss and LAE                                    3,063.2        2,000.0       1,580.5
                                                              --------       --------      --------
Loss and LAE Payments for Claims Occurring During:
   Current Year                                                1,836.2        1,172.1         939.5
   Prior Years                                                 1,342.6          906.3         755.4
                                                              --------       --------      --------
Total Loss and LAE Payments                                    3,178.8        2,078.4       1,694.9
                                                              --------       --------      --------
   Loss and LAE Reserves at End of Year                       $3,966.3       $4,081.9      $1,955.7
                                                              ========       ========      ========


The year-end reserve amounts above are net of related reinsurance recoverables of $253.6, $228.6 and $103.4 for 1998, 1997 and 1996, respectively.

The amounts above do not include SAFECO's life subsidiaries' loss reserves for accident and health claims as these amounts are not material in relation to consolidated loss and LAE reserves. In addition, the majority of these claims are incurred and paid in full within a one-year period.

Operations in 1998 were credited $100.0 from a decrease in estimated loss and LAE for claims occurring in prior years. This decrease relates primarily to American States operations. Following the acquisition of American States in 1997, the claims departments of the two companies were combined in 1998. The unified claims department implemented training and reserving procedures resulting in lower claims settlements and reduced reserves on prior years' American States losses. The reductions were in both personal and commercial auto, workers' compensation and general liability.

The 1997 charge to prior years included a nonrecurring $40.0 reserve increase related to the American States acquisition as described in Note 2. This reserve increase related to American States' assumed reinsurance operations, which had been discontinued by American States prior to SAFECO's acquisition. Excluding this nonrecurring charge, the 1997 loss and LAE development on claims occurring in prior years benefited operations $9.5.

The 1996 development benefited operations $77.7 due to several factors including: aggressive reserving in years prior to 1995, favorable workers' compensation legislation enacted in the early 1990's and fraud prevention initiatives in the mid 1990's. The 1997 newly reported and still open claims were reserved at lower, more accurate levels than 1996 and prior years.

The property and casualty companies' loss and LAE reserves include reserves for environmental, asbestos and other toxic claims. These reserves are approximately 8% of total property and casualty reserves for losses and LAE at both December 31, 1998 and December 31, 1997. The reserves include estimates for both reported and incurred but not reported (IBNR) losses and related legal expenses. In view of changes in environmental regulations and evolving case law which affect the development of loss reserves, the process of estimating loss reserves for environmental, asbestos and other toxic claims results in imprecise estimates. Quantitative techniques have to be supplemented by subjective considerations and managerial judgment. Because of these conditions, trends that have affected development of these liabilities in the past may not necessarily occur in the future. Although estimation of environmental claims is difficult, the reserves established for these claims at December 31, 1998 are believed to be adequate based on the known facts and current law.



64   SAFECO 1998 ANNUAL REPORT

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

The balance sheet caption reinsurance recoverables is comprised of the following amounts at December 31:

                                                                            1998              1997
                                                                           ------            ------
Property and Casualty:
   Reinsurance Recoverables on:
      Unpaid Loss and LAE Reserves                                         $253.6            $228.6
      Paid Losses and LAE                                                    16.8              39.7
Life:
   Reinsurance Recoverables on:
      Unpaid Loss and LAE Reserves (Policy and Contract Claims)               0.8               1.0
      Paid Claims                                                             1.4               0.8
      Life Policy Liabilities                                                44.8              40.9
                                                                           ------            ------
         Reinsurance Recoverables                                          $317.4            $311.0
                                                                           ======            ======

The unearned premium liability is presented before the effect of reinsurance. The reinsurance amounts related to the unearned premium liability are included with other assets in the balance sheet and totaled $53.3 and $61.0 at December 31, 1998 and 1997, respectively.

The effects of reinsurance are netted against the insurance revenue and loss amounts in the statement of income. These amounts are as follows:

                                                           1998              1997              1996
                                                          ------            ------            ------
Property and Casualty Ceded Earned Premiums               $188.5            $155.8            $152.6
Life Ceded Earned Premiums                                  21.3              14.5              13.7
                                                          ------            ------            ------
   Total Ceded Earned Premiums                            $209.8            $170.3            $166.3
                                                          ======            ======            ======

Property and Casualty Ceded Losses and LAE                $ 98.4            $ 46.1            $ 34.5
Life Ceded Policy Benefits                                  12.2               8.3               4.0
                                                          ------            ------            ------
   Total Ceded Losses, LAE and Policy Benefits            $110.6            $ 54.4            $ 38.5
                                                          ======            ======            ======

Reinsurance premiums ceded on a written basis are approximately equal to the ceded earned premiums disclosed above. Reinsurance premiums assumed are insignificant.


                                                    SAFECO 1998 ANNUAL REPORT 65

NOTE 7: COMMITMENTS AND CONTINGENCIES

SAFECO leases office space, commercial real estate and certain equipment under leases which expire at various dates through 2058. These leases are accounted for as operating leases. Minimum rental commitments for leases in effect at December 31, 1998 are as follows:

YEAR PAYABLE                     MINIMUM RENTALS
------------                     ---------------
1999                                       $35.8
2000                                        33.0
2001                                        29.9
2002                                        26.0
2003                                        21.6
2004 and Thereafter                        161.7
                                          ------
  Total                                   $308.0
                                          ======

In addition, SAFECO has commitments under real estate construction and development contracts that total approximately $200 at December 31, 1998. These commitments are estimated to be paid as follows: $40 in 1999; $52 in 2000; $80 in 2001; $28 in 2002.

The amount of rent charged to operations was $20.1, $14.4 and $10.0 for 1998, 1997 and 1996, respectively.

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

The fair values of investment contracts (funds held under deposit contracts) with defined maturities are estimated by discounting projected cash flows using rates that would be offered for similar contracts with the same remaining maturities. For investment contracts with no defined maturities, fair values are estimated to be the present surrender value.

The carrying values of SAFECO Corporation's and SAFECO Credit's commercial paper as well as other debt that have variable interest rates are reasonable estimates of fair value. For SAFECO Credit and other debt that have fixed interest rates, fair values are estimated by discounting the projected cash flows using the rate at which similar borrowings could currently be made. The fair values of the 7.875% notes, the 6.875% notes and the capital securities are estimated based on quotes from broker/dealers who make markets in similar securities.

Other insurance-related financial instruments are exempt from fair value disclosure requirements.


66 SAFECO 1998 ANNUAL REPORT

Estimated fair values of financial instruments at December 31 are as follows:

                                                         1998                              1997
                                              --------------------------        --------------------------
                                               CARRYING        ESTIMATED         CARRYING        ESTIMATED
                                                 AMOUNT       FAIR VALUE           AMOUNT       FAIR VALUE
                                              ---------       ----------        ---------       ----------
Financial Assets:
   Fixed Maturities Available-for-Sale        $17,855.6        $17,855.6        $17,143.2        $17,143.2
   Fixed Maturities Held-to-Maturity            2,720.9          3,259.2          2,708.6          3,159.9
   Marketable Equity Securities                 2,036.6          2,036.6          1,879.7          1,879.7
   Mortgage Loans                                 541.5            562.0            499.0            524.0
   Commercial Loans                               776.8            782.0            634.9            637.0
Financial Liabilities:
   Funds Held Under Deposit Contracts          12,718.1         13,031.0         11,877.9         12,347.0
   Commercial Paper                               732.7            732.7            812.8            812.8
   Credit Company Borrowings                    1,255.2          1,256.0            892.0            893.0
   7.875% Notes Due 2005                          200.0            217.0            200.0            213.0
   6.875% Notes Due 2007                          200.0            214.0            200.0            205.0
   Other Debt                                     227.7            235.0            255.1            261.0
Capital Securities                                842.1            912.0            841.7            881.0


DERIVATIVE FINANCIAL INSTRUMENTS

SAFECO's consolidated investments in mortgage-backed securities of $3,746.4 at market value at December 31, 1998 ($3,640.6 at December 31, 1997) are primarily residential collateralized mortgage obligations and pass-throughs (CMOs). CMOs, while technically defined as derivative instruments, are exempt from derivative disclosure requirements. SAFECO's investment in CMOs comprised of the riskier, more volatile type (e.g., principal only, inverse floaters, etc.) has been intentionally limited to only a small amount -- less than 1% of total CMOs at both December 31, 1998 and 1997.

SAFECO Credit provides loan and lease commitments at both variable and fixed rates of interest. Fixed rate loan and lease commitments outstanding at December 31, 1998 and 1997 were approximately $50, or less than 1% of consolidated investments. The majority of these commitments have original terms of up to 90 days and contracted fixed interest rates with a weighted average rate of 8% at December 31, 1998. Exposure to credit risk relating to these commitments (i.e., risk that the borrower will be unable to perform its obligations) is mitigated through credit review and approval controls. Because the majority of the fixed rate commitments have terms of 90 days or less, the estimated fair values of these commitments are not material.

In 1997 SAFECO Life Insurance Company introduced an equity-indexed annuity product that credits the policyholder based on a percentage of the gain in the S&P 500 index. S&P 500 call options are purchased to hedge the growth in interest credited to the policyholder due to increases in the S&P 500 index. Premiums paid to purchase the S&P 500 call options are capitalized and included as assets on the balance sheet and expensed over the term of the option on a straight line basis. Any gain or loss on the call options purchased is included in income when realized. Futures combined with call options will be used to hedge the 1999 exposure to changes in the S&P 500 index. On December 31, 1998, futures contracts were entered into requiring an initial margin deposit of $4.9. The balance included in assets for call options purchased was $24.0 at December 31, 1998 and $21.2 at December 31, 1997. The amount included as an asset on the balance sheet for futures contracts at December 31, 1998 was $4.9. The estimated fair values of call options purchased were not material at December 31, 1998 and 1997; thus, no additional disclosures are warranted.

SAFECO does not enter into financial instruments for trading or speculative purposes. SAFECO's involvement in other investment-type derivatives is intentionally of a limited nature. Such derivatives include currency-linked bonds and equity-linked bonds. Individually, and in the aggregate, these derivatives are not material and thus no additional disclosures are warranted.

                                                    SAFECO 1998 ANNUAL REPORT 67

Interest rate swap agreements are entered into by SAFECO Corporation and SAFECO Credit to reduce the impact of changes in interest rates on their variable rate debt by converting variable rate interest payments to fixed rates. The interest rate swap agreements provide only for the exchange of interest on the notional amounts at the stated rates, with no multipliers or leverage. At December 31, 1998, interest rate swap agreements were outstanding with notional amounts of $799.0, replacing variable rates with fixed rates with a weighted average of 5.9%. Maturities of these agreements range from February 1999 to December 2007. At December 31, 1997, interest rate swap agreements were outstanding with notional amounts of $659.4 replacing variable rates with fixed rates with a weighted average of 6.0%. There were no swap terminations in 1998, 1997 or 1996. The net interest accrued under these agreements is recorded as an adjustment to interest expense. Exposure to credit risk relating to interest rate swaps is the risk that the counterparty will be unable to perform its obligations. This risk is mitigated through credit review, approval controls and by entering into agreements with only highly rated counterparties. The estimated fair value of interest rate swaps was not material at December 31, 1998 or 1997; thus, no additional disclosures are warranted.



NOTE 9: COMMON STOCK

Changes in common stock outstanding for the last three years are as follows:

                                                                 1998                  1997                1996
                                                              -----------          -----------          -----------
Number of Shares Outstanding at the Beginning of Year         141,151,093          126,308,237          125,978,742
Shares Reacquired                                              (5,184,360)            (233,542)            (254,767)
Shares Issued for Stock Options and Rights                        295,437              276,398              326,613
Secondary Offering                                                     --           14,800,000                   --
Shares Issued for Acquisition of Subsidiary                            --                   --              257,649
                                                              -----------          -----------          -----------
   Number of Shares Outstanding at the End of Year            136,262,170          141,151,093          126,308,237
                                                              ===========          ===========          ===========

The secondary offering in 1997 relates to SAFECO's cash acquisition of American States on October 1, 1997 (see Note 2). The 14,800,000 total shares issued under the offering include 1,800,000 shares issued under the underwriters' over-allotment option.

NOTE 10: CAPITAL SECURITIES

On July 15, 1997, SAFECO Capital Trust I ("Capital Trust"), a consolidated wholly owned subsidiary of SAFECO Corporation issued $850.0 of 8.072% Corporation-Obligated, Mandatorily Redeemable Capital Securities (the "Capital Securities"). In connection with Capital Trust's issuance of the Capital Securities and the related purchase by SAFECO Corporation of all of Capital Trust's common securities (the "Common Securities"), SAFECO Corporation issued to Capital Trust $876.3 principal amount of its 8.072% Junior Subordinated Deferrable Interest Debentures, due July 15, 2037 (the "Subordinated Debentures"). The sole assets of Capital Trust are and will be the Subordinated Debentures and any interest due thereon. The interest and other payment dates on the Subordinated Debentures correspond to the distribution and other payment dates on the Capital Securities and the Common Securities. Distributions on the Capital Securities and Common Securities are cumulative and payable semi-annually in arrears. The Subordinated Debentures and the related income effects are eliminated in SAFECO's financial statements.

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


68   SAFECO 1998 ANNUAL REPORT

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

Applying Statement 123's fair value method would have resulted in net annual compensation expense of $2.9, $2.0 and $1.4 in 1998, 1997 and 1996, respectively. Under Statement 123 only options granted beginning in 1995 are required to be valued, therefore these pro forma expense amounts are not representative of future amounts. Because of the immateriality of these expense amounts, the pro forma effects on net income and earnings per share are not shown. The weighted average fair value (at grant date) of options granted in 1998 was $12 per share and was estimated using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 5.5%, dividend yield of 2.9%, volatility factor of 24% and expected life of six years.

Changes in stock options for the three years ended December 31, 1998 are as follows:

                                             Options Outstanding
                                             -------------------
                                                              Weighted
                                                         Average Price
                                         Shares              Per Share
                                         ------              ---------
Balance December 31, 1995             1,803,633             $    23.57
   Granted                              372,700                  33.60
   Exercised                           (317,890)                 17.19
   Canceled                                  --                     --
                                      ---------             ----------
Balance December 31, 1996             1,858,443                  26.67
   Granted                              339,900                  42.05
   Exercised                           (270,939)                 21.67
   Canceled                             (21,950)                 31.87
                                      ---------             ----------
Balance December 31, 1997             1,905,454                  30.07
   Granted                              365,400                  47.85
   Exercised                           (289,387)                 26.05
   Canceled                             (34,150)                 38.96
                                      ---------             ----------
Balance December 31, 1998             1,947,317             $    33.85
                                      =========             ==========
Exercisable at
   December 31, 1998                  1,012,645             $    27.93
                                      =========             ==========

Exercise prices for options outstanding as of December 31, 1998 range from $14.31 to $51.38 per share.

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

Matured restricted stock rights and earned performance stock rights are issued in stock and/or paid in cash at the option of the holder. During 1998, 1997 and 1996, $2.9, $2.8 and $2.0, respectively, were charged to operations for the compensation element of restricted and performance stock rights and stock appreciation rights.

Changes in restricted and performance stock rights for the three years ended December 31, 1998 are as follows:

                                 SHARE RIGHTS
                                 ------------
Balance December 31, 1995              95,576
   Awarded                             44,500
   Matured                            (37,342)
   Canceled                                --
                                     --------
Balance December 31, 1996             102,734
   Awarded                             97,000
   Matured                            (45,091)
   Canceled                                --
                                      -------
Balance December 31, 1997             154,643
   Awarded                             89,990
   Matured                            (43,891)
   Canceled                           (12,359)
                                     --------
Balance December 31, 1998             188,383
                                     ========

There were 5,412,385 shares of common stock reserved for future options and rights at December 31, 1998.



                                              SAFECO 1998 ANNUAL REPORT   69

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

Statutory net income and equity are as follows:

STATUTORY NET INCOME               1998              1997              1996
                                   ----              ----              ----
Property and Casualty            $497.4            $580.0            $317.7
Life                               92.5             115.7              97.2

STATUTORY SHAREHOLDER'S EQUITY
DECEMBER 31                            1998                1997
                                       ----                ----
Property and Casualty            $  3,294.4          $  3,160.5
Life                                  646.5               739.3

The statutory net income amounts for 1997 reported above include American States for the entire calendar year.

SAFECO's insurance subsidiaries have received written approval from the Washington State Insurance Department to treat certain loans to related SAFECO subsidiaries (all made at market rates) as admitted assets. The allowance of such loans has not materially enhanced surplus at December 31, 1998.


NOTE 13: DIVIDEND RESTRICTIONS

SAFECO's subsidiaries are restricted as to the amount of dividends they may pay to their parent without regulatory or lender consent. The amount of subsidiary retained earnings available for the payment of dividends to SAFECO Corporation without prior regulatory or lender approval approximated $965.9 at December 31, 1998.


NOTE 14: EMPLOYEE BENEFIT PLANS

The Corporation sponsors profit-sharing bonus, defined contribution and defined benefit plans covering substantially all employees. The defined contribution plans include profit sharing retirement plans, a savings plan and a 401(k) plan. A defined benefit plan covering substantially all American States employees provides benefits based on total years of service and compensation. A cash balance defined benefit plan covering substantially all other employees provides benefits for each year of service after 1988, based on the employee's compensation level plus a stipulated rate of return on the benefit balance. The defined benefit plan covering the American States employees was merged with the SAFECO Cash Balance Plan effective January 1, 1999. It is SAFECO's policy to fund these defined benefit plans on a current basis to the full extent deductible under federal income tax regulations.

The following table summarizes the funded status of the defined benefit plans:

DECEMBER 31                                            1998               1997
                                                      ------             ------
Change in Benefit Obligation:
  Benefit Obligation at Beginning of Year             $254.2             $ 48.7
  Service and Interest Cost                             34.5               16.4
  Amendments and Changes
   in Assumptions                                        4.3               (2.7)
  Acquisition                                             --              197.0
  Benefits Paid and Annuities Purchased               (108.8)              (5.2)
                                                      ------             ------
  Benefit Obligation at End of Year                    184.2              254.2
                                                      ------             ------

Change in Plan Assets:
  Fair Value of Plan Assets
   at Beginning of Year                                257.5               38.7
  Actual Return on Plan Assets                          29.9                4.8
  Acquisition                                             --              212.7
  Company Contributions                                  6.9                6.5
  Benefits Paid and Annuities Purchased               (127.8)              (5.2)
                                                      ------             ------
  Fair Value of Plan Assets at End of Year             166.5              257.5
                                                      ------             ------

Funded Status of Plan (Underfunded)                    (17.7)               3.3
Unrecognized Net Actuarial Loss (Gain)                  (1.2)               4.4
                                                      ------             ------
Prepaid (Accrued) Benefit Cost                        $(18.9)            $  7.7
                                                      ======             ======


Plan assumptions include a discount rate of 7.0% at December 31, 1998, a rate of return on plan assets of 9.0% for 1998 and a rate of increase in compensation of 4.5% for 1998.

The annuity purchased in 1998 to settle the accrued benefits for certain American States retirees and former employees was purchased from SAFECO Life Insurance Company, a wholly-owned subsidiary of SAFECO. The cost of the annuity was $117.9 and reduced the benefit obligation by $98.9.

The cost of the plans discussed above charged to income is as follows:

                           1998    1997     1996
                           ----    ----     ----
Profit-Sharing Bonus      $22.7    $23.8    $21.4
Defined Contribution       27.1     31.3     30.5
Defined Benefit            11.9      7.9      6.5
                          -----    -----    -----
  Total                   $61.7    $63.0    $58.4
                          =====    =====    =====


70   SAFECO 1998 ANNUAL REPORT

In addition, SAFECO provides certain healthcare and life insurance benefits ("other postretirement benefits") for retired employees. Substantially all employees become eligible for these benefits if they reach retirement age while working for SAFECO. The cost of these benefits is shared by SAFECO and the retiree.

Net periodic other postretirement benefit costs were $9.1, $3.9 and $3.2 in 1998, 1997 and 1996, respectively.

The following table summarizes the funded status of other postretirement benefits:

DECEMBER 31                                            1998                     1997
-----------                                           ------                   ------
Change in Benefit Obligation:
  Benefit Obligation at Beginning of Year             $ 87.4                   $ 25.3
  Service and Interest Cost                              9.2                      4.3
  Amendments and Changes in
   Assumptions                                          23.4                      4.1
  Acquisition                                             --                     55.2
  Net Benefits Paid                                     (3.7)                    (1.5)
                                                      ------                   ------
  Benefit Obligation at End of Year                    116.3                     87.4

  Fair Value of Plan Assets at End of Year               1.6                      1.4
                                                      ------                   ------

Funded Status of Plan (Underfunded)                   (114.7)                   (86.0)
Unrecognized Net Actuarial Loss (Gain)                  11.8                     (2.3)
Unrecognized Prior Service Cost                          9.3                       --
                                                      ------                   ------
Prepaid (Accrued) Benefit Cost                        $(93.6)                  $(88.3)
                                                      ======                   ======

A discount rate assumption of 7.0% was used at December 31, 1998 and 1997. The accumulated postretirement benefit obligation at December 31, 1998 was determined using a healthcare cost trend rate of 10% for 1999, gradually decreasing to 6% in 2003 and remaining at that level thereafter. A one-percentage point increase (decrease) in the assumed healthcare cost trend rate for each year would increase (decrease) the accumulated other postretirement benefit obligation as of December 31, 1998 by $15.3 ($12.4) and the annual net periodic other postretirement benefit cost for the year then ended by $1.4 ($1.2).

NOTE 15: REAL ESTATE COMPANIES' LEASED PROPERTIES

SAFECO is currently in the process of selling its real estate subsidiary, SAFECO Properties, Inc. For more information see Note 2 on page 57.

The real estate companies receive rental income, principally from shopping centers, under leases which expire at various dates through 2034. These leases are accounted for as operating leases. Minimum future rentals from leases in effect at December 31, 1998 are as follows:

YEAR RECEIVABLE                           AMOUNT
---------------                           ------
1999                                       $54.0
2000                                        51.7
2001                                        50.3
2002                                        48.5
2003                                        45.0
2004 and Thereafter                        270.5
                                          ------
  Total                                   $520.0
                                          ======

These amounts do not include contingent rentals that are based on a percentage of sales in excess of stipulated minimums or increases in the Consumer Price Index. Contingent rentals included in revenue were $4.5, $4.4 and $4.7 in 1998, 1997 and 1996, respectively.

The real estate companies' investment in rental property and related accumulated depreciation is as follows:

DECEMBER 31                                1998              1997
-----------                                ----              ----
Shopping Centers                         $  407.8          $  372.3
Office and Industrial Space                 105.6              84.1
Healthcare Facilities                        22.0              50.9
Other                                        36.2              43.1
                                         --------          --------
                                            571.6             550.4
Less Accumulated Depreciation                99.4              93.9
                                         --------          --------
  Total                                  $  472.2          $  456.5
                                         ========          ========




                                                   SAFECO 1998 ANNUAL REPORT  71

NOTE 16: SEGMENT DATA

                                                                            PRETAX
                                             UNDERWRITING   INVESTMENT      INCOME         REALIZED   NET INCOME   IDENTIFIABLE
                                   REVENUES*   GAIN(LOSS)       INCOME ***  (LOSS)**    GAIN (LOSS)       (LOSS)         ASSETS***
                                   --------    ----------       ------      ------      -----------      ------          ------
1998
Property and Casualty:
   Personal Lines:
      Personal Auto                $1,729.7      $  11.5                                                              $   308.1
      Homeowners                      686.7        (56.4)                                                                 177.3
      Other                           165.2         14.8                                                                   53.9
   Commercial Lines:
      ASBI****                        911.6        (72.7)                                                                 440.9
      SAFECO Commercial               640.9        (27.9)                                                                 245.5
   Surety                              58.5         19.2                                                                   29.1
   Other                               15.7          2.1                                                                    1.4
                                   --------      -------
         Total                      4,208.3      $(109.4)     $  480.2      $ 327.8          $ 94.6      $372.4        12,569.5
                                   --------      =======      --------      -------          ------                   ---------
Life:
   Retirement Services                 25.2                      411.7         12.8             4.3                     7,195.1
   Settlement Annuities                 1.5                      449.4         30.6              --                     5,972.4
   Group                              203.1                        2.7        (14.1)             --                        90.1
   Individual                         110.2                       98.4         13.9             1.8                     1,985.1
   Other                               13.4                       78.8         75.9            12.2                     1,110.9
                                   --------                   --------      -------          ------                   ---------
         Total                        353.4                    1,041.0        119.1            18.3        58.1        16,353.6
                                   --------                   --------      -------          ------                   ---------
Real Estate                            77.9                                     5.3             0.5         3.6           639.7
Credit                                109.9                                    22.7                        14.4         1,528.3
Asset Management                       42.8                                     8.5                         5.5            67.4
Other and Eliminations                 46.3                       (2.3)      (115.2)          (18.8)     (102.1)         (266.8)
                                   --------                  ---------      -------          ------      ------       ---------
         Consolidated Totals       $4,838.6                  $ 1,518.9      $ 368.2          $ 94.6      $351.9       $30,891.7
                                   ========                  =========      =======          ======      ======       =========


1997
Property and Casualty:
   Personal Lines:
      Personal Auto                $1,268.1      $  30.7                                                              $   284.2
      Homeowners                      512.0         (2.0)                                                                 165.8
      Other                           139.0         20.6                                                                   52.0
   Commercial Lines:
      ASBI****                        227.3          8.5                                                                  405.7
      SAFECO Commercial               603.6        (34.9)                                                                 296.0
   Surety                              54.4         12.8                                                                   26.4
   Other                               12.2          0.5                                                                    0.7
                                   --------      -------
         Total                      2,816.6      $  36.2       $ 327.0       $292.2          $132.8      $347.0        12,505.5
                                   ========      =======     ---------      -------          ------                   ---------
Life:
   Retirement Services                 18.1                      355.6         27.0             1.6                     6,833.1
   Settlement Annuities                 2.1                      420.1         25.5              --                     5,611.7
   Group                              193.7                        2.7         12.3              --                        83.3
   Individual                          64.7                       63.1          6.6            (0.6)                    1,765.4
   Other                               11.6                       74.8         76.5             5.8                     1,004.3
                                   --------                  ---------      -------          ------                   ---------
         Total                        290.2                      916.3        147.9             6.8       102.0        15,297.8
                                   --------                  ---------      -------          ------                   ---------
Real Estate                            75.1                                     9.6           (28.3)      (12.2)          638.1
Credit                                 96.2                                    21.5                        14.1         1,278.2
Asset Management                       27.1                                     7.5                         4.9            66.9
Other and Eliminations                 40.0                        1.4        (25.5)            8.1       (25.8)         (318.7)
                                   --------                  ---------      -------          ------      ------       ---------
         Consolidated Totals       $3,345.2                  $ 1,244.7      $ 453.2          $119.4      $430.0       $29,467.8
                                   ========                  =========      =======          ======      ======       =========



72  SAFECO 1998 ANNUAL REPORT

                                                                          PRETAX
                                           UNDERWRITING   INVESTMENT      INCOME         REALIZED                IDENTIFIABLE
                               REVENUES*     GAIN(LOSS)       INCOME ***   (LOSS)**   GAIN (LOSS)   NET INCOME         ASSETS***
                               --------    ------------       ------      ------      -----------   ----------         ------
1996
Property and Casualty:
   Personal Lines:
      Personal Auto            $1,073.6          $ 57.2                                                              $  191.1
      Homeowners                  435.0           (73.1)                                                                116.7
      Other                       131.1            20.1                                                                  44.4
   SAFECO Commercial              573.3             6.6                                                                 223.8
   Surety                          51.3            26.9                                                                  20.2
   Other                           11.1             0.7                                                                    --
                               --------          ------
         Total                  2,275.4          $ 38.4      $ 281.6       $320.0          $64.7        $313.4        6,244.0
                               --------          ======      -------       ------          -----                    ---------
Life:
   Retirement Services              9.5                        341.4         28.6            3.0                      5,179.6
   Settlement Annuities             1.9                        386.9         23.0            4.6                      4,979.7
   Group                          198.8                          2.8         12.6             --                         85.7
   Individual                      44.6                         38.8          4.2           (2.4)                       839.0
   Other                           11.1                         66.8         68.3            5.3                        981.1
                               --------                      -------       ------          -----                    ---------
        Total                     265.9                        836.7        136.7           10.5          95.4       12,065.1
                               --------                      -------       ------          -----                    ---------
Real Estate                        79.9                                      13.0           (2.6)          6.4          601.3
Credit                             84.3                                      19.1                         12.2        1,067.5
Asset Management                   23.2                                       7.6                          5.1           45.0
Other and Eliminations             29.9                         (1.6)        (8.0)          17.5           6.5         (105.2)
                               --------                     --------       ------          -----        ------      ---------
         Consolidated Totals   $2,758.6                     $1,116.7       $488.4          $90.1        $439.0      $19,917.7
                               ========                     ========       ======          =====        ======      =========


     The primary segments regularly reviewed by management are property and casualty insurance, life insurance, real estate investment and management, commercial lending and leasing (Credit) and asset management. SAFECO's two largest segments - property and casualty insurance and life insurance - are further disaggregated into major product lines.

* Revenues combined with Investment Income and Realized Gains equals Total Revenue on the Statement of Consolidated Income.

** Earnings before realized gains (losses), distributions on capital securities and income taxes. This is viewed by management as the key measurement of segment profit or loss. For the property and casualty product lines, underwriting gain (loss) is viewed by management as the key measurement of product line profit or loss. Property and Casualty Pretax Income amounts include goodwill amortization expense of $43.0 for 1998 and $11.0 for 1997. The 1997 Property and Casualty amount includes nonrecurring acquisition charges of $60.0 related to the acquisition of American States. The 1998 Life amount excludes the write-off of $46.8 of deferred acquisition costs.

*** Property and casualty companies' investments are available for payments of claims and benefits for all product lines within the segments; therefore, such investments and the related investment income and realized gains have not been identified with specific segments. In the life companies, a major portion of investment income, realized gains and assets is specifically identifiable within an industry segment. The remainder of these amounts has been allocated in proportion to the mean policy reserves and liabilities identified with each segment.

**** ASBI is American States Business Insurance.

                                                   SAFECO 1998 ANNUAL REPORT  73

NOTE 17: INCOME TAXES

SAFECO uses the liability method of accounting for income taxes under which deferred tax assets and liabilities are determined based on the differences between their financial reporting and their tax bases and are measured using the enacted tax rates.

Differences between income tax computed by applying the U.S. Federal income tax rate of 35% to income before income taxes and the consolidated provision for income taxes are as follows:

                                                                       1998                1997                1996
                                                                     --------            --------            --------
Computed "Expected" Tax Expense                                      $  162.0            $  200.4            $  202.5
Tax-Exempt Municipal Bond Income                                       (103.0)              (73.2)              (66.2)
Dividends Received Deduction                                            (12.6)              (10.5)               (9.4)
Proration Adjustment                                                     14.7                10.3                 8.7
Other                                                                     4.9                 0.8                 3.9
                                                                     --------            --------            --------
   Consolidated Provision for Income Taxes                           $   66.0            $  127.8            $  139.5
                                                                     ========            ========            ========

The tax effects of temporary differences which give rise to the deferred tax assets and deferred tax liabilities at December 31, 1998, 1997 and 1996 are as follows:

DECEMBER 31                                                            1998                1997                1996
                                                                     --------            --------            --------
Deferred Tax Assets:
   Discounting of Loss and Adjustment Expense Reserves               $  265.5            $  250.0            $  122.7
   Unearned Premium Liability                                           117.4               113.9                62.3
   Adjustment to Life Policy Liabilities                                 58.7                72.1                34.8
   Capitalization of Life Policy Acquisition Costs                       54.6                49.2                33.4
   Postretirement Benefits                                               32.8                30.9                10.8
   Nondeductible Accruals                                                46.0                58.2                 8.6
   Alternative Minimum Tax Credit Carryforward                           33.0                  --                  --
   Other                                                                 45.6                32.9                39.8
                                                                     --------            --------            --------
      Total Deferred Tax Assets                                         653.6               607.2               312.4
                                                                     --------            --------            --------
Deferred Tax Liabilities:
   Deferred Policy Acquisition Costs                                    199.6               203.5               145.3
   Bond Discount Accrual                                                 38.2                36.2                27.2
   Accelerated Depreciation                                              76.1                81.4                75.7
   Real Estate Development Expenses Capitalized                           5.4                11.9                11.6
   Unrealized Appreciation of Investment Securities
      (Net of Deferred Policy Acquisition Costs Valuation
      Allowance: 1998 - $17.2; 1997 - $12.8; 1996 - $6.7)               769.9               672.7               454.4
   Other                                                                 57.0                48.4                16.0
                                                                     --------            --------            --------
      Total Deferred Tax Liabilities                                  1,146.2             1,054.1               730.2
                                                                     --------            --------            --------
      Net Deferred Tax Liability                                     $  492.6            $  446.9            $  417.8
                                                                     ========            ========            ========

The following table reconciles the deferred tax expense (benefit) in the Statement of Consolidated Income to the net change in the deferred tax liability in the Consolidated Balance Sheet:

                                                                       1998                1997                1996
                                                                     --------            --------            --------
Deferred Tax Expense (Benefit)                                       $  (38.6)           $   20.7            $    6.0
Net Deferred Tax Assets Acquired in Acquisitions                        (12.9)             (209.9)                 --
Deferred Tax Changes Reported in Shareholders' Equity:
   Increase (Decrease) in Liability Related to Unrealized
      Appreciation (Depreciation) of Investment Securities,
      Net of Deferred Policy Acquisition Costs Valuation Allowance       97.2               218.3               (87.1)
                                                                     --------            --------            --------
Increase (Decrease) in Net Deferred Tax Liability                    $   45.7            $   29.1            $  (81.1)
                                                                     ========            ========            ========

74  SAFECO 1998 ANNUAL REPORT

NOTE 18: INTERIM FINANCIAL INFORMATION (UNAUDITED)


                                 FIRST            SECOND             THIRD           FOURTH
                                QUARTER           QUARTER           QUARTER          QUARTER          ANNUAL
                                -------           -------           -------          -------          ------
Revenues:
    1998                      $  1,585.7        $  1,600.1        $  1,626.7       $  1,639.6       $  6,452.1
    1997                         1,015.0           1,031.3           1,111.9          1,551.1          4,709.3
    1996                           977.6             976.0             992.5          1,019.3          3,965.4

Income Before Realized Gain:*
    1998                      $     93.2        $     58.2        $     63.7       $     74.9       $    290.0
    1997                            96.8             104.5              79.7             70.3            351.3
    1996                            89.2              92.9             105.2             92.9            380.2

Realized Gain:**
    1998                      $     18.4        $     11.0        $     11.2       $     21.3       $     61.9
    1997                            14.8              12.7              42.0              9.2             78.7
    1996                            21.5              13.1              10.8             13.4             58.8

Net Income:
    1998                      $    111.6        $     69.2        $     74.9       $     96.2       $    351.9
    1997                           111.6             117.2             121.7             79.5            430.0
    1996                           110.7             106.0             116.0            106.3            439.0

                                                                 (Per Share)***

Income Before Realized Gain:*
    1998                      $      .66        $      .41        $      .46       $      .55       $     2.07
    1997                             .77               .82               .63              .50             2.71
    1996                             .70               .74               .83              .74             3.01
Realized Gain:**
    1998                      $      .13        $      .08        $      .08       $      .15       $      .44
    1997                             .11               .10               .33              .07              .60
    1996                             .17               .10               .09              .10              .46
Net Income:
    1998                      $      .79        $      .49        $      .54       $      .70       $     2.51
    1997                             .88               .92               .96              .57             3.31
    1996                             .87               .84               .92              .84             3.47
Dividends Paid:
    1998                      $      .32        $      .32        $      .35       $      .35       $     1.34
    1997                             .29               .29               .32              .32             1.22
    1996                            .265              .265               .29              .29             1.11
Market Price Range:****
1998 - High                   $    55.00        $    54.81        $    48.75       $    45.81       $    55.00
     - Low                         46.25             43.13             40.63            39.88            39.88
1997 - High                        43.06             48.91             54.25            54.47            54.47
     - Low                         36.75             38.75             45.81            46.06            36.75

* Income amounts are after distributions on capital securities and are net of income tax.

**   Amounts are net of income tax.

***  Income per share amounts are on a diluted basis.

**** SAFECO Corporation common stock trades on The Nasdaq Stock Market under the symbol SAFC.


     The price range represents the high and low closing sales price.

     Third quarter 1998 income before realized gain and net income include the write-off of Life Company deferred acquisition costs of $46.8 ($30.4 after tax, $0.22 per share).

     Fourth quarter 1997 income before realized gain and net income include nonrecurring acquisition charges of $60.0 ($39.0 after tax, $0.28 per share).



                                                 SAFECO 1998 ANNUAL REPORT   75

SUMMARY OF GROWTH

                                                        1998         1997         1996         1995         1994         1993
                                                      ---------    ---------    ---------    ---------    ---------    ---------

(In Millions Except Per Share Amounts)
INCOME SUMMARY
Income (Loss), Net of Income Taxes, Before Realized
  Gain:
   Property and Casualty                              $   310.2    $   260.2    $   270.6    $   256.4    $   192.7    $   217.2
   Life                                                    46.4         97.0         88.8         89.0         85.0         76.9
   Real Estate                                              3.4          6.2          8.4          5.9          6.6          6.1
   Credit                                                  14.4         14.1         12.2          8.9          7.4          6.4
   Asset Management                                         5.5          4.9          5.1          4.7          4.1          4.3
   Corporate                                              (45.0)       (16.3)        (4.9)        (7.5)        (7.3)        (3.9)
                                                      ---------    ---------    ---------    ---------    ---------    ---------
      Total                                               334.9        366.1        380.2        357.4        288.5        307.0
Realized Gain, Net of Income Taxes                         61.9         78.7         58.8         41.6         25.9        118.9
                                                      ---------    ---------    ---------    ---------    ---------    ---------
Income Before Distributions on Capital Securities         396.8        444.8        439.0        399.0        314.4        425.9
Distributions on Capital Securities, Net of Tax           (44.9)       (14.8)          --           --           --           --
Cumulative Effect of Accounting Changes                      --           --           --           --           --          2.9
                                                      ---------    ---------    ---------    ---------    ---------    ---------
Net Income                                            $   351.9    $   430.0    $   439.0    $   399.0    $   314.4    $   428.8
                                                      =========    =========    =========    =========    =========    =========

Statistics Per Share of Common Stock*
Net Income - Basic:
   Income Before Realized Gain**                      $    2.08    $    2.72    $    3.02    $    2.84    $    2.29    $    2.44
   Realized Gain                                            .44          .61          .46          .33          .21          .95
   Cumulative Effect of Accounting Changes                   --           --           --           --           --          .02
   Net Income                                              2.52         3.33         3.48         3.17         2.50         3.41
   Average Number of Shares                               139.4        129.2        126.1        126.0        125.9        125.8
Net Income - Diluted:
   Income Before Realized Gain**                           2.07         2.71         3.01         2.83         2.28         2.43
   Realized Gain                                            .44          .60          .46          .33          .21          .94
   Cumulative Effect of Accounting Changes                   --           --           --           --           --          .02
   Net Income                                              2.51         3.31         3.47         3.16         2.49         3.39
   Average Number of Shares                               139.9        129.8        126.5        126.4        126.4        126.5
Dividends Paid                                             1.34         1.22         1.11         1.02          .94          .86
Market Price:
   High                                                   55.00        54.47        41.63        37.63        29.81        33.25
   Low                                                    39.88        36.75        30.88        25.25        23.69        27.00
   Close                                                  42.94        48.75        39.44        34.50        26.00        27.50
Shareholders' Equity:
   Book Value                                             40.92        38.69        32.58        31.61        22.47        22.04
   With Securities at Market Value, Net of Tax            43.49        40.77        33.52        33.39        21.93        28.47

Revenues (Excluding Realized Gain)
Insurance:
   Property and Casualty (Gross premiums written)     $ 4,441.8    $ 2,987.4    $ 2,463.5    $ 2,366.9    $ 2,278.0    $ 2,134.5
   Life                                                   353.4        290.2        265.9        261.6        276.8        306.0
Net Investment Income (Excluding realized gain or
 loss):
   Property and Casualty                                  480.2        327.0        281.6        291.5        283.5        277.6
   Life                                                 1,041.0        916.3        836.7        778.2        706.2        668.2
   Other                                                   (2.3)         1.4         (1.6)         5.6          1.9          6.0
Real Estate (Excluding realized gain or loss)              77.9         75.1         79.9         75.0        107.3         78.3
Credit (Including affiliate loans)                        109.9         96.2         84.3         71.8         58.2         54.0
Asset Management                                           42.8         27.1         23.2         18.5         15.1         13.2
Talbot Financial                                           57.6         49.7         38.5         32.1         25.5           --
                                                      ---------    ---------    ---------    ---------    ---------    ---------
      Total                                           $ 6,602.3    $ 4,770.4    $ 4,072.0    $ 3,901.2    $ 3,752.5    $ 3,537.8
                                                      =========    =========    =========    =========    =========    =========


                                                         1992         1991         1990         1989         1988
                                                       ---------    ---------    ---------    ---------    ---------

(In Millions Except Per Share Amounts)
INCOME SUMMARY
Income (Loss), Net of Income Taxes, Before Realized
  Gain:
   Property and Casualty                               $   187.1    $   145.4    $   183.7    $   188.9    $   191.4
   Life                                                     75.6         79.7         77.6         70.9         44.7
   Real Estate                                               6.0          5.9          6.1          0.7         (8.1)
   Credit                                                    6.1          6.4          4.5          4.0          3.5
   Asset Management                                          4.3          3.4          3.0          2.5          2.0
   Corporate                                                (7.6)        (3.9)        (3.2)        (3.3)         1.3
                                                       ---------    ---------    ---------    ---------    ---------
      Total                                                271.5        236.9        271.7        263.7        234.8
Realized Gain, Net of Income Taxes                          39.8         22.7          6.7         36.5         33.8
                                                       ---------    ---------    ---------    ---------    ---------
Income Before Distributions on Capital Securities          311.3        259.6        278.4        300.2        268.6
Distributions on Capital Securities, Net of Tax               --           --           --           --           --
Cumulative Effect of Accounting Changes                       --           --           --           --           --
                                                       ---------    ---------    ---------    ---------    ---------
Net Income                                             $   311.3    $   259.6    $   278.4    $   300.2    $   268.6
                                                       =========    =========    =========    =========    =========

Statistics Per Share of Common Stock*
Net Income - Basic:
   Income Before Realized Gain**                       $    2.17    $    1.89    $    2.16    $    2.09    $    1.79
   Realized Gain                                             .31          .18          .05          .29          .26
   Cumulative Effect of Accounting Changes                    --           --           --           --           --
   Net Income                                               2.48         2.07         2.21         2.38         2.05
   Average Number of Shares                                125.6        125.5        126.2        126.4        130.9
Net Income - Diluted:
   Income Before Realized Gain**                            2.15         1.87         2.14         2.07         1.79
   Realized Gain                                             .31          .18          .05          .29          .25
   Cumulative Effect of Accounting Changes                    --           --           --           --           --
   Net Income                                               2.46         2.05         2.19         2.36         2.04
   Average Number of Shares                                126.5        126.5        126.9        127.4        131.5
Dividends Paid                                               .78          .71          .64          .57          .51
Market Price:
   High                                                    29.56        24.38        21.06        19.63        14.75
   Low                                                     21.19        15.63        12.69        11.63        11.50
   Close                                                   28.63        24.38        16.44        17.81        11.81
Shareholders' Equity:
   Book Value                                              19.49        17.70        15.75        14.63        12.44
   With Securities at Market Value, Net of Tax             23.92        21.92        16.57        16.57        13.54

Revenues (Excluding Realized Gain)
Insurance:
   Property and Casualty (Gross premiums written)      $ 1,937.1    $ 1,830.2    $ 1,792.8    $ 1,696.9    $ 1,627.9
   Life                                                    328.5        332.7        312.0        274.3        265.0
Net Investment Income (Excluding realized gain or
 loss):
   Property and Casualty                                   280.8        286.1        283.3        263.4        220.5
   Life                                                    623.6        557.4        476.2        391.9        296.2
   Other                                                    (1.4)         3.2          5.3         14.7         20.2
Real Estate (Excluding realized gain or loss)              187.2        274.4        254.7        246.2        223.2
Credit (Including affiliate loans)                          51.3         54.4         45.2         38.7         34.3
Asset Management                                            13.1         10.8          9.0          8.3          7.2
Talbot Financial                                              --           --           --           --           --
                                                       ---------    ---------    ---------    ---------    ---------
      Total                                            $ 3,420.2    $ 3,349.2    $ 3,178.5    $ 2,934.4    $ 2,694.5
                                                       =========    =========    =========    =========    =========



*    Share amounts are adjusted for stock splits.

**   Net income per share amounts are after distributions on capital securities.



76   SAFECO 1998 ANNUAL REPORT

                                                           1998            1997          1996           1995           1994
                                                           ----            ----          ----           ----           ----
(In Millions Except Ratios)
PREMIUMS BY MAJOR CLASSES OF
   PROPERTY AND CASUALTY INSURANCE
Personal Auto                                           $  1,745.8     $  1,295.2     $  1,087.0     $  1,043.6     $  1,013.4
Homeowners                                                   717.4          547.8          469.1          440.2          403.7
Other Personal                                               217.2          182.0          170.0          163.1          144.6
                                                        ----------     ----------     ----------     ----------     ----------
      Total Personal                                       2,680.4        2,025.0        1,726.1        1,646.9        1,561.7
SAFECO Commercial                                            687.2          642.1          607.3          588.1          591.9
American States Business Insurance                           952.3          195.7             --             --             --
Surety                                                       107.2           99.5          103.2          100.1           90.2
Other                                                         14.7           25.1           26.9           31.8           34.2
                                                        ----------     ----------     ----------     ----------     ----------
Gross Premiums Written                                     4,441.8        2,987.4        2,463.5        2,366.9        2,278.0
Ceded Reinsurance Premiums                                   185.2          159.2          150.4          159.9          174.5
                                                        ----------     ----------     ----------     ----------     ----------
Net Premiums Written                                    $  4,256.6     $  2,828.2     $  2,313.1     $  2,207.0     $  2,103.5
                                                        ==========     ==========     ==========     ==========     ==========

OPERATING RATIOS OF PROPERTY
   AND CASUALTY INSURANCE
Ratios to Earned Premiums:*
   Losses                                                    61.34%         58.40%         59.09%         60.04%         64.70%
   Adjustment Expense                                        11.45          11.18          10.37          10.58           9.72
   Underwriting Expenses                                     29.52          28.47          28.14          28.39          28.24
   Dividends to Policyholders                                 0.29            .66            .71            .70           1.11
                                                        ----------     ----------     ----------     ----------     ----------
   Combined Losses and Expenses                             102.60%         98.71%         98.31%         99.71%        103.77%
                                                        ==========     ==========     ==========     ==========     ==========

Premiums Written to Policyholders' Surplus                   1.3:1          1.3:1          1.1:1          1.2:1          1.4:1

PRETAX INCOME (LOSS) BEFORE REALIZED GAIN
Property and Casualty:
   Underwriting                                         $   (109.4)    $     36.2     $     38.4     $      6.3     $    (77.4)
   Nonrecurring Acquisition Charges                             --          (60.0)            --             --             --
   Investment                                                480.2          327.0          281.6          291.5          283.5
   Goodwill Amortization                                     (43.0)         (11.0)            --             --             --
   Proposition 103 Settlement                                   --             --             --             --             --
Life                                                         119.1          147.9          136.7          135.6          131.0
   Write-Off of Deferred Acquisition Costs                   (46.8)            --             --             --             --
Real Estate                                                    5.3            9.6           13.0            9.1           10.2
Credit                                                        22.7           21.5           19.1           13.3           10.8
Asset Management                                               8.5            7.5            7.6            6.9            6.4
Corporate                                                    (68.4)         (25.5)          (8.0)         (13.2)         (13.8)
                                                        ----------     ----------     ----------     ----------     ----------
      Total                                             $    368.2     $    453.2     $    488.4     $    449.5     $    350.7
                                                        ==========     ==========     ==========     ==========     ==========


SHAREHOLDERS' EQUITY
Book Value                                              $  5,575.8     $  5,461.7     $  4,115.3     $  3,982.6     $  2,829.5
With Securities at Market Value, Net of Tax                5,925.7        5,755.1        4,233.4        4,206.2        2,761.3

Long-Term Debt from Operations (Excludes Capital
     Securities)                                             625.6          632.9          453.9          503.6          534.2

Total Assets                                              30,891.7       29,467.8       19,917.7       18,767.8       15,901.7



                                                            1993           1992           1991           1990           1989
                                                            ----           ----           ----           ----           ----
(In Millions Except Ratios)
PREMIUMS BY MAJOR CLASSES OF
   PROPERTY AND CASUALTY INSURANCE
Personal Auto                                             $    977.1     $    907.0     $    864.1     $    822.2     $    742.3
Homeowners                                                     362.4          310.8          294.2          274.5          255.4
Other Personal                                                 126.4          109.1           92.6           93.0           83.3
                                                          ----------     ----------     ----------     ----------     ----------
      Total Personal                                         1,465.9        1,326.9        1,250.9        1,189.7        1,081.0
SAFECO Commercial                                              544.2          492.0          452.6          473.0          489.5
American States Business Insurance                                --             --             --             --             --
Surety                                                          84.2           79.7           79.1           75.9           77.2
Other                                                           40.2           38.5           47.6           54.2           49.2
                                                          ----------     ----------     ----------     ----------     ----------
Gross Premiums Written                                       2,134.5        1,937.1        1,830.2        1,792.8        1,696.9
Ceded Reinsurance Premiums                                     134.3          116.7          200.5          104.8          101.4
                                                          ----------     ----------     ----------     ----------     ----------
Net Premiums Written                                      $  2,000.2     $  1,820.4     $  1,629.7     $  1,688.0     $  1,595.5
                                                          ==========     ==========     ==========     ==========     ==========


OPERATING RATIOS OF PROPERTY
   AND CASUALTY INSURANCE
Ratios to Earned Premiums:*
   Losses                                                      60.21%         63.93%         67.81%         65.50%         63.13%
   Adjustment Expense                                           9.78          10.55          10.72          11.67           9.99
   Underwriting Expenses                                       28.43          28.72          29.33          29.24          29.31
   Dividends to Policyholders                                   1.07            .91            .76            .75            .88
                                                          ----------     ----------     ----------     ----------     ----------
   Combined Losses and Expenses                                99.49%        104.11%        108.62%        107.16%        103.31%
                                                          ==========     ==========     ==========     ==========     ==========

Premiums Written to Policyholders' Surplus                     1.3:1          1.3:1          1.4:1          1.6:1          1.5:1

PRETAX INCOME (LOSS) BEFORE REALIZED GAIN
Property and Casualty:
   Underwriting                                           $      9.9     $    (72.0)    $   (141.1)    $   (119.2)    $    (52.2)
   Nonrecurring Acquisition Charges                               --             --             --             --             --
   Investment                                                  277.6          280.8          286.1          283.3          263.4
   Goodwill Amortization                                          --             --             --             --             --
   Proposition 103 Settlement                                  (40.0)            --             --             --             --
Life                                                           125.3          123.6          124.1          118.5          106.9
   Write-Off of Deferred Acquisition Costs                        --             --             --             --             --
Real Estate                                                     10.1            8.4            8.5            9.1            0.9
Credit                                                          10.2            9.0            9.5            6.8            6.0
Asset Management                                                 6.5            6.5            5.2            4.6            3.9
Corporate                                                      (10.3)         (13.6)          (9.7)          (8.8)          (8.8)
                                                          ----------     ----------     ----------     ----------     ----------
      Total                                               $    389.3     $    342.7     $    282.6     $    294.3     $    320.1
                                                          ==========     ==========     ==========     ==========     ==========


SHAREHOLDERS' EQUITY
Book Value                                                $  2,774.4     $  2,448.1     $  2,221.1     $  1,975.7     $  1,850.7
With Securities at Market Value, Net of Tax                  3,583.5        3,005.4        2,750.5        2,078.7        2,096.0

Long-Term Debt from Operations (Excludes Capital
     Securities)                                               600.2          504.6          523.6          451.3          512.9

Total Assets                                                14,807.3       13,391.1       12,113.9       10,683.5        9,415.9




                                                           1988
                                                           ----
(In Millions Except Ratios)
PREMIUMS BY MAJOR CLASSES OF
   PROPERTY AND CASUALTY INSURANCE
Personal Auto                                           $    691.5
Homeowners                                                   252.2
Other Personal                                                79.7
                                                        ----------
      Total Personal                                       1,023.4
SAFECO Commercial                                            493.3
American States Business Insurance                              --
Surety                                                        69.8
Other                                                         41.4
                                                        ----------
Gross Premiums Written                                     1,627.9
Ceded Reinsurance Premiums                                   110.0
                                                        ----------
Net Premiums Written                                    $  1,517.9
                                                        ==========

OPERATING RATIOS OF PROPERTY
   AND CASUALTY INSURANCE
Ratios to Earned Premiums:*
   Losses                                                    58.05%
   Adjustment Expense                                        11.94
   Underwriting Expenses                                     29.38
   Dividends to Policyholders                                  .97
                                                        ----------
   Combined Losses and Expenses                             100.34%
                                                        ==========
Premiums Written to Policyholders' Surplus                   1.8:1

PRETAX INCOME (LOSS) BEFORE REALIZED GAIN
Property and Casualty:
   Underwriting                                         $     (5.1)
   Nonrecurring Acquisition Charges                             --
   Investment                                                220.5
   Goodwill Amortization                                        --
   Proposition 103 Settlement                                   --
Life                                                          68.0
   Write-Off of Deferred Acquisition Costs                      --
Real Estate                                                  (12.5)
Credit                                                         5.1
Asset Management                                               3.1
Corporate                                                     (2.5)
                                                        ----------
      Total                                             $    276.6
                                                        ==========

SHAREHOLDERS' EQUITY
Book Value                                              $  1,570.4
With Securities at Market Value, Net of Tax                1,709.7

Long-Term Debt from Operations (Excludes Capital
     Securities)                                             541.0

Total Assets                                               7,869.2

*Ratios exclude goodwill amortization, nonrecurring acquisition charges in 1997 and Proposition 103 settlement in 1993.



78   SAFECO 1998 ANNUAL REPORT