Form 10-K, Exhibit 13
period 1999-12-31
SAFECO CORP
filed 2000-03-24
CIK 86104

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SAFECO Corporation (the Corporation), a Washington corporation, owns operating subsidiaries in segments of insurance and other financially related businesses. (The Corporation and its subsidiaries are collectively referred to as "SAFECO".) The insurance subsidiaries engage in property and casualty insurance, surety and life insurance, and generated approximately 95% of SAFECO's total 1999 revenues. On October 1, 1997 the Corporation acquired American States Financial Corporation ("American States"), an Indianapolis, Indiana-based insurance holding company with 1996 revenues of $2.0 billion. See Note 2 on page 56 for additional information on significant acquisitions and dispositions.

        SAFECO Credit Company provides loans and equipment financing and leasing to commercial businesses, insurance agents and affiliated companies. SAFECO Asset Management Company provides asset management services to the SAFECO family of mutual funds, SAFECO Trust Company and outside managed accounts. Talbot Financial Corporation provides insurance brokerage and financial services distribution. In February 1998 the Corporation announced its decision to sell its real estate subsidiary, SAFECO Properties, to focus on SAFECO's core insurance and financial services businesses. The majority of SAFECO Properties' assets were sold in the first half of 1999 and realized gains of $35 million have been recognized in 1999. As SAFECO Properties' operations are not material to the consolidated financial statements they have not been reclassified as discontinued operations. See further discussion on page 34.

CAPITAL RESOURCES AND LIQUIDITY

SOURCES AND USES OF FUNDS

SAFECO's liquidity requirements are met primarily by funds generated from operations, the sale and maturity of invested assets, bank borrowings and issuances of commercial paper and other securities. The primary sources of cash from operations are insurance premiums, funds received under deposit contracts, dividends, interest, and asset management fees.

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

        Total cash provided by operating activities for the years ended December 31, 1999, 1998 and 1997 was $763.0 million, $657.6 million and $710.9 million, respectively (see Statement of Consolidated Cash Flows on page 46). The increases in property and casualty insurance premiums received in 1999 and 1998 resulted primarily from a higher numbers of policies in force, as well as the acquisition of American States in 1997. The increases in dividends and interest received in both 1999 and 1998 were due mainly to the increasing invested asset base of the life insurance companies as well as the acquisition of American States. Although cash flow from property and casualty operations was positive in all three years, weakening underwriting results, combined with the relatively low interest rate environment, dividends paid to SAFECO Corporation and bond call activity has dampened the growth of investment income. It is anticipated that the property and casualty subsidiaries will pay dividends to SAFECO Corporation in 2000 at the maximum statutory levels in order to fund shareholder dividends, service and pay down debt and fund other capital management activities including additional repurchases of SAFECO stock. Property and casualty after-tax investment income in 2000 will likely be lower than 1999 because of the impact of these dividend payments and the higher concentration of taxable bonds in the investment portfolio.

        Funds received under deposit contracts relate primarily to the annuity and retirement services products of SAFECO's life insurance subsidiaries. (SAFECO's life insurance subsidiaries are collectively referred to as "SAFECO Life.") Of the total of $13.8 billion in deposit contracts at December 31, 1999, approximately 42% are structured settlement immediate annuity products. These annuities have an average expected maturity of over 25 years at issuance and cannot be surrendered by


                           SAFECO 1999 ANNUAL REPORT


p. 22
policyholders. Equity-indexed annuities, comprising approximately 6% of total deposit contracts, have remaining expected maturities of approximately 5 years and associated surrender charges graded from 8% in year one to zero after year six. Other annuity and retirement services products comprise approximately 32% of total deposit contracts. These products generally have expected maturities of 5 to 20 years at issuance and associated surrender charges graded from a range of 10% to 5% in year one to zero within 5 to 10 years, and SAFECO Life retains the option to defer payouts over five years on approximately 13% of these contracts. SAFECO Life's guaranteed investment contracts (GICs) within its retirement services area comprise approximately 5% of total deposit contracts. Universal life products comprise the remaining 15% of total deposit contracts and have expected maturities of 10 to 20 years at issuance with surrender charges varying according to policy type.

        The high level of proceeds from the maturity of fixed maturities in 1999, 1998 and 1997 was due primarily to the high number of calls of fixed maturities and prepayments of mortgage-backed securities. These calls and prepayments were primarily due to the declining interest rate environment in 1998 and 1997. The high level of purchase and sale activity related to fixed maturities available for sale in 1999 was due in part to shifting a portion of the property and casualty subsidiaries' bond holdings from tax-exempt to taxable bonds, to maximize the portfolio's after tax return in view of the alternative minimum tax and the higher level of underwriting losses in 1999. Much of the purchase and sale activity related to fixed maturities available-for-sale in 1998 was due to the realignment of the American States property and casualty investment portfolio. Changes in interest rates have also caused fluctuations in the market value of fixed maturity investments. This has affected SAFECO's reported book value (shareholders' equity) and comprehensive income because the difference between market value and the amortized cost of fixed maturities classified as available-for-sale is included in shareholders' equity and comprehensive income, net of related income tax.

        SAFECO Credit Company has ongoing needs for outside capital to fund its lending and leasing activity. Its borrowings are of short to medium-term duration and are obtained primarily by the issuing of commercial paper and entering into interest rate swaps to convert variable rate interest payments to fixed rates, as discussed further below. At December 31, 1999 SAFECO Credit had $24.6 million of medium-term notes outstanding, which were issued in 1991 and 1993 and mature in 2000 and 2001. These debt securities are guaranteed by SAFECO Corporation. Including these medium-term notes and commercial paper, SAFECO Credit had unaffiliated borrowings at December 31, 1999 totaling $1,323.1 million, of which $1,311.9 million was due within one year. Nearly all of this current portion is comprised of short-term commercial paper borrowings. It is anticipated that the majority of these commercial paper borrowings will be rolled over in 2000. The Corporation expects to replace some of these borrowings with medium-term debt in 2000 and 2001 in order to reduce refinancing risk.

        SAFECO Credit enters into interest rate swap agreements to reduce the impact of changes in interest rates on its variable rate debt by converting variable rate interest payments to fixed rates. The interest rate swap agreements provide only for the exchange of interest on the notional amounts at the stated rates, with no multipliers or leverage. At December 31, 1999, interest rate swap agreements were outstanding with notional amounts of $457.0 million, replacing variable rates with fixed rates with a weighted average interest rate of 5.9%. Maturities of these agreements range from May 2000 to June 2007. At December 31, 1998, interest rate swap agreements were outstanding with notional amounts of $499.0 million, replacing variable rates with fixed rates with a weighted average interest rate of 5.9%.

        To pay for its October 1997, $2,824 million cash acquisition of American States and the related $300 million debt repayment, the Corporation issued commercial paper, senior notes, capital securities and common stock in 1997. In September 1997 the Corporation issued $1,482.0 million of commercial paper. As of December 31, 1999, $508.8 million of this commercial paper remained outstanding, with a weighted average interest rate of 6.3%. Commercial paper maturing in 1997 was paid off in part with proceeds from the issuance of common stock. The Corporation entered into two interest rate swap agree-


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 23
ments in December 1997 to fix the interest rates on a portion of the outstanding commercial paper. The swaps are for notional amounts of $150.0 million each and replace variable rates with fixed rates of 5.9%. The two swap agreements mature in December 2002 and December 2007.

        The Corporation has a bank credit facility available for $1,050.0 million. It is a five-year facility originated in 1997 that extends to 2002 and is available for general corporate purposes, including repurchases of the Corporation's common stock as well as support of the commercial paper programs of the Corporation and SAFECO Credit. The Corporation plans to roll over its $508.8 million of commercial paper borrowings outstanding at December 31, 1999 in 2000. Over the next three years, the Corporation expects to retire a size-able portion of this commercial paper primarily through property and casualty and life subsidiary dividends.

        In July 1997 the Corporation issued $200.0 million of noncallable 10-year 6.875% senior notes. Also in July 1997 the Corporation issued $841.5 million (net of underwriting compensation) of 40-year 8.072% capital securities through a subsidiary trust. These capital securities are callable by the Corporation after 10 years at a price of 104% of their principal amount, with the call premium graded down to zero after 20 years. See Note 4 on page 62 for more information on SAFECO's borrowings.

        In the fourth quarter of 1997, in a secondary offering, the Corporation issued 14.8 million shares of common stock at $47.50 per share, receiving net proceeds of $678 million. The proceeds were used to pay off the Corporation's commercial paper debt maturing in 1997.

        As part of its active capital management strategy, the Corporation periodically repurchases its common stock through open market and negotiated purchases. In May 1999 the Corporation's board of directors approved the repurchase of 8.0 million shares of common stock. Previous repurchase authorizations were in August 1998 for a total of $200 million and in February 1996 for a total of 2.0 million shares. For the year ended December 31, 1999, the Corporation repurchased 7.5 million shares at a total cost of $302.1 million for an average price of $40.14. For the year ended December 31, 1998 the Corporation repurchased 5.2 million shares at a total cost of $235.6 million for an average price of $45.66. Repurchases combined for 1999 and 1998 totaled 9.0% of the Corporation's outstanding common shares at the beginning of 1998. SAFECO Corporation received additional dividends from its property and casualty and life insurance subsidiaries to fund the stock repurchases in 1999 and 1998. Approximately 1.3 million shares remain available for repurchase under the May 1999 authorization. In addition, on February 2, 2000, the Corporation's Board of Directors authorized the repurchase of an additional 3.0 million shares to bring the total authorization to 4.3 million shares.

RATINGS

The claims paying abilities of insurers are rated to provide both insurance consumers and industry participants with comparative information on specific insurance companies. Higher ratings generally indicate greater financial strength and a stronger ability to pay claims and are important in marketing certain insurance products. Ratings focus on factors such as capital resources, financial strength, demonstrated management expertise in the insurance business, marketing, investment operations, minimum policyholders' surplus requirements and capital sufficiency to meet projected growth, as well as access to such traditional capital as may be necessary to continue to meet standards for capital adequacy. Coincident with the 1997 acquisition of American States and the related financings which increased SAFECO's balance sheet leverage, A.M. Best, Moody's and Standard & Poor's issued revised ratings for the Corporation's senior debt and for the insurance subsidiaries' financial strength/claims-paying ability. In 1999 Standard & Poor's lowered its ratings for the Corporation and its subsidiaries due primarily to the decline in profitability of SAFECO's property and casualty operations. The lower Standard & Poor's commercial paper rating has increased the interest cost of the company's commercial paper. Although SAFECO's ratings are lower currently than in the recent past, they remain strong, reflecting SAFECO's ongoing profitability and solid balance sheet.

                           SAFECO 1999 ANNUAL REPORT


p. 24

        The following table summarizes SAFECO's current ratings:


                                                   A.M.  DUFF &             STANDARD
                                                   BEST  PHELPS   MOODY'S   & POOR'S
------------------------------------------------------------------------------------
SAFECO Corporation:
   Senior Debt                                      a+      --       A3       A-
   Capital Securities                               a+      --       a3      BBB
   Commercial Paper                                  -     D-1      P-2      A-2

Financial Strength/Claims Paying Ability:
   Property and
     Casualty Subsidiaries                          A+      --       A1      AA-
   Life Subsidiaries                                A+      AA       A1      AA-


REGULATORY ISSUES

SAFECO is not aware of any recently passed or current recommendations by regulatory authorities, which have or would have, if passed, a material effect on its liquidity, capital resources or results of operations.

        Those states in which SAFECO's insurance subsidiaries are domiciled or deemed to be commercially domiciled limit the amount of dividend payments that can be made by those subsidiaries without prior regulatory approval. Three of SAFECO's insurance subsidiaries received approval in July 1997 to pay extraordinary dividends totaling $600 million to fund a portion of the American States purchase price. It is expected that these state limits will not restrict SAFECO's insurance subsidiaries from paying dividends to the Corporation (parent company) in amounts similar to those presently being paid and those paid in the past (exclusive of the $600 million extraordinary dividends in 1997).

        The National Association of Insurance Commissioners (NAIC) uses risk-based capital (RBC) formulas for both life insurers and property and casualty insurers which serve as an early warning tool by the NAIC and state regulators to identify companies that are undercapitalized and which merit further regulatory attention or the initiation of regulatory action. SAFECO's life and property and casualty companies have more than sufficient capital to meet the RBC requirements.

        Similarly, the NAIC's proposed Model Investment Law, if adopted by certain states in which SAFECO operates, should not significantly impact SAFECO, as its assets are, and historically have been, conservatively invested.

        The NAIC has recently completed a major project to codify statutory accounting principles. The guidance will be effective beginning January 1, 2001. The impact of these proposals is currently being studied, and the effect on the statutory surplus of SAFECO's insurance subsidiaries has not yet been determined.

YEAR 2000 READINESS DISCLOSURE

SAFECO believes that its program to address Year 2000 issues is comprehensive and on schedule, and as of February 11, 2000, SAFECO has not experienced any material Year 2000 complications. SAFECO, like most other companies, has been concerned that some of its computer programs have or had time sensitive logic that typically recognizes a date using "00" as the year 1900 rather than the year 2000. SAFECO is highly dependent on automated systems and systems applications that use computer programs to conduct ongoing operations. Such systems are used to process claims, bill and collect premiums from customers, manage investments and many other activities. If these systems were unable to process data accurately because of Year 2000-related failures, these activities would be interrupted and could have a material adverse effect on SAFECO's results of operations.

        SAFECO completed various assessments of Year 2000 issues in connection with its computer systems and the technology embedded in the equipment it uses, prior to December 31, 1999. SAFECO began modifying and replacing portions of its systems in 1995 so that the system modified or replaced would be suitable for use before, during and after the year 2000 with no significant operational problems related to its ability to process dates correctly ("Year 2000 Ready"). In addition, SAFECO engaged in a regular program of testing and running the systems once Year 2000 programming changes were made. This testing included trials at SAFECO's hot site, a location provided and maintained by a third party separate from any SAFECO facility.

        The total Year 2000 readiness cost for SAFECO approximated $18 million and as of February 11, 2000 SAFECO had incurred all of this amount. These amounts have included both modification costs, which were expensed as incurred, and certain replacement systems costs, some of which were capitalized and amortized. All of SAFECO's existing systems were internally verified as being Year 2000 ready as of December 31, 1999, and the program of testing and running the systems after Year 2000 programming changes have been made has been completed.


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 25

        SAFECO has worked with its third-party partners and vendors, e.g., its independent insurance agents, local and long distance telephone companies, banks and securities trading firms, to assure that they were on schedule to detect and fix any Year 2000 problems which might affect SAFECO's systems or business processes. SAFECO has assessed and attempted to mitigate risks with respect to the failure of any mission critical third-party partners and vendors to be Year 2000 ready. Where applicable, this effort included physically testing our common interfaces. Failure of such parties to be Year 2000 ready could have a material adverse effect on SAFECO's results of operations. As of February 11, 2000 SAFECO is not aware of any of its third party partners or vendors experiencing any Year 2000 problems that would materially impact SAFECO's systems or business processes.

        SAFECO may be exposed to Year 2000 claims stemming from coverage under insurance policies its property and casualty subsidiaries have sold to customers. Although SAFECO has not written any specific Year 2000 coverage, customers may allege coverage exists under current commercial policies, including commercial general liability, directors and officers liability, errors and omissions liability, product policies, and assumed reinsurance. The effect of such coverage issues on SAFECO's results of operations is not reasonably estimable at this time. SAFECO expects, however, that any potential exposures will be limited because its commercial lines business has historically not included significant numbers of the types of risks that have the greatest Year 2000 exposure, such as financial institutions and software and computer chip companies. In addition, SAFECO's directors and officers liability and errors and omissions books of insurance business are not large, together comprising approximately 1% of total property and casualty premiums over the last three years. SAFECO continues to assess its potential exposure to insurance claims arising from property and casualty insurance policies written and is taking a number of actions to limit that exposure. Such actions, in states where permitted, include the use of endorsements on commercial property policies clarifying that there is no coverage for Year 2000 occurrences, as well as using policy language that excludes Year 2000 coverage on certain commercial liability policies. As of February 11, 2000 SAFECO is not aware of any Year 2000-related claims made under its property and casualty insurance policies.


                           SAFECO 1999 ANNUAL REPORT


p. 26

SUMMARY OF FINANCIAL INFORMATION

The following summarized financial information sets forth the contributions of each primary business segment to the consolidated net income of SAFECO Corporation. The information should be read in conjunction with the related statements of income on pages 49 through 52 of this report.


YEAR ENDING DECEMBER 31                                              1999           1998               1997
-----------------------                                        ---------------------------------------------
(In Millions Except Per Share Amounts)
Income (Loss), Net of Income Taxes, Before Realized Gain:
   Property and Casualty                                       $    114.8     $    310.2         $    260.2(***)
   Life                                                             116.7           46.4(**)           97.0
   Real Estate(*)                                                     -              3.4                6.2
   Credit                                                            14.5           14.4               14.1
   Asset Management                                                   8.9            5.5                4.9
   Corporate                                                        (34.4)         (45.0)             (16.3)
                                                               ---------------------------------------------
     Total                                                          220.5          334.9              366.1
Realized Gain, Net of Income Taxes                                   76.5           61.9               78.7
                                                               ---------------------------------------------
Income Before Distributions on Capital Securities                   297.0          396.8              444.8
Distributions on Capital Securities, Net of Tax                     (44.8)         (44.9)             (14.8)
                                                               ---------------------------------------------
Net Income                                                     $    252.2     $    351.9         $    430.0
                                                               =============================================

Net Income Per Diluted Share of Common Stock:
   Income Before Realized Gain                                 $      1.32    $      2.07(**)    $      2.71(***)
   Realized Gain                                                       .58            .44                .60
                                                               ---------------------------------------------
   Net Income                                                  $      1.90    $      2.51        $      3.31
                                                               =============================================


(*)   1999 Real Estate income of $4.3 included in Corporate.

(**) 1998 Life Income includes a write-off of deferred acquisition costs of $46.8 ($30.4 after tax, $0.22 per share).

(***) 1997 Property and Casualty Income includes nonrecurring acquisition charges of $60.0 ($39.0 after tax, $0.30 per share) related to SAFECO's October 1997 acquisition of American States.

PROPERTY AND CASUALTY--OPERATIONS

Through independent agents, SAFECO's property and casualty subsidiaries write personal, commercial and surety lines of insurance. Coverages include automobile, homeowners, fire and allied lines, workers' compensation, commercial multi-peril, miscellaneous casualty, surety and fidelity. Products are sold in all states and the District of Columbia.

        As described in more detail in Note 2 on page 56, SAFECO purchased American States on October 1, 1997. The acquisition has been treated as a purchase for accounting purposes, thus the revenue and profit amounts reported include American States amounts from the October 1, 1997 acquisition date forward. Because of this, in the following discussion of operations the revenue and profit amounts will not be comparable for all three years, as American States amounts are included for all of 1999 and 1998, and only the fourth quarter of 1997.

SAFECO's purchase of American States broadened the product mix available to the combined companies' agency force, particularly in introducing American States' small commercial line products into existing SAFECO agencies. The combination added approximately 4,000 agents to SAFECO's agency force and geographically diversified SAFECO's revenue and earnings base and its catastrophe risk exposure.


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 27

PROPERTY AND CASUALTY OPERATING STATISTICS


                                                           1999                       1998                  1997(*)
------------------------------------------------------------------------------------------------------------------
                                                     PERCENTAGE
                                                       INCREASE                 PERCENTAGE              PERCENTAGE
                                                     (DECREASE)                   INCREASE                INCREASE
                                                     OVER PRIOR                 OVER PRIOR              OVER PRIOR
                                                           YEAR                       YEAR                    YEAR
------------------------------------------------------------------------------------------------------------------
(In Millions)
Gross Premiums Written                $  4,645.0          4.6%     $  4,441.8       48.7%    $  2,987.4      21.3%
                                      ==========                   ==========                ==========
Underwriting Profit (Loss)            $   (366.7)                  $   (109.4)               $     36.2
Nonrecurring Acquisition Charges              --                           --                     (60.0)
Net Investment Income                      462.3         (3.7)          480.2       46.9          327.0      16.1
Goodwill Amortization                      (43.8)                       (43.0)                    (11.0)
                                      ----------                   ----------                ----------
Income Before Realized Gain and
   Income Taxes                       $     51.8                   $    327.8                $    292.2
                                      ==========                   ==========                ==========


(*) 1997 amounts include American States from the October 1, 1997 acquisition date forward.

        Approximately 15% of SAFECO's property and casualty premiums are written in California and approximately 33% of premiums are written in the three West Coast states of California, Washington and Oregon. SAFECO's writing of new property business continues to be restricted in California to reduce its exposure to large single-event catastrophes (see discussion on page 29).

        The following tables summarize SAFECO's combined property and casualty operating ratios and underwriting profit (loss) by line of business for the last three years:


                                   1999        1998       1997
-----------------------------------------------------------------
                                 OPERATING RATIOS AS A PERCENTAGE
                                       OF EARNED PREMIUMS(*)
-----------------------------------------------------------------
Loss Ratio                         66.4%       61.3%      58.4%
Adjustment Expense Ratio           12.0        11.5       11.2
Expense Ratio                      29.8        29.5       28.4
Dividends to Policyholders           .2          .3         .7
                                  ----------------------------
    Combined Ratio                108.4%      102.6%      98.7%
                                  ============================


(*) Ratios exclude goodwill amortization and nonrecurring 1997 acquisition charges.


                                                1999         1998        1997
-----------------------------------------------------------------------------
                                                 UNDERWRITING PROFIT (LOSS)
-----------------------------------------------------------------------------
(In Millions)

Personal Lines:
    Personal Auto                           $  (63.3)    $   11.5     $  30.7
    Homeowners                                 (48.2)       (56.4)       (2.0)
    Other Personal Lines                        20.6         14.8        20.6
Commercial Lines:
    American States Business Insurance        (183.4)       (72.7)        8.5
    SAFECO Commercial                         (107.6)       (27.9)      (34.9)
Surety                                          15.2         19.2        12.8
Other                                            -            2.1         0.5
                                            ---------------------------------
    Total                                   $ (366.7)    $ (109.4)    $  36.2
                                            =================================


                           SAFECO 1999 ANNUAL REPORT


p. 28

        Income from property and casualty operations, before realized gains and income taxes, totaled $51.8 million in 1999, compared with $327.8 million in 1998 and $292.2 million in 1997. Excluding the $60.0 million of nonrecurring 1997 acquisition charges, income for 1997 was $352.2 million. The $60.0 million charge included $40.0 million to strengthen American States' loss reserves and $20.0 million for incentive payments to agents. The unsatisfactory earnings in 1998 and particularly in 1999 are primarily the result of underwriting losses in SAFECO's primary property and casualty lines of business as noted in the underwriting results table on page 28. The combined effect of these losses can be seen in the increase in the loss ratio from 58.4% in 1997 to 66.4% in 1999, in the middle table on page 28. More details on these results by line for the three years and corrective actions to improve these underwriting results are explained further below.

        Since acquiring American States in October 1997, SAFECO has devoted significant resources to cross-licensing and training agents in both SAFECO and American States product lines on a state-by-state process. During this now completed transition SAFECO did not significantly increase prices and in fact in some states and lines, prices were decreased to facilitate a smooth transition and retain the business acquired. In addition, competitive industry pricing conditions existed across all lines of business. SAFECO is now pursuing price increases in the product lines that are producing the underwriting losses. The price increases, combined with significant attention to exposures and risk selection and aggressive expense management are expected to improve SAFECO's results over time.

        SAFECO believes its strategy of being the "go to" company for independent agents is sound. SAFECO has seen significant cross-selling benefits from the complete product line created by the acquisition and believes that this synergy will continue and be enhanced.

        Personal lines, American States Business Insurance (ASBI), SAFECO Commercial and surety lines comprised approximately 58%, 25%, 15% and 2%, respectively, of the 1999 gross premiums written of $4.6 billion.

        Losses caused by catastrophes have had a significant impact on SAFECO's results. Catastrophe losses for all lines, net of reinsurance, totaled $103 million, $159 million and $40 million in 1999, 1998 and 1997, respectively. The 1999 and 1998 catastrophe losses were mainly due to adverse weather in the Midwest, which caused property losses in SAFECO's homeowners and ASBI lines.

        SAFECO's strategy to reduce the impact of future catastrophe losses includes continuing to maintain a strong catastrophe reinsurance program (see discussion on page 32) and reducing its exposure by modifying coverages and obtaining higher deductibles on earthquake coverages and using separate earthquake policies in some states. SAFECO suspended writing new homeowners, dwelling fire and condominium policies in California in 1994 because California requires insurers to offer earthquake coverage in connection with homeowners and other residential policies. SAFECO received approval for a new earthquake mini-policy in California in September 1996 and as its existing homeowner's policies reach their annual renewal dates began to convert them to the more limited coverage provided by the mini-policy. In April 1997, SAFECO began to reopen its California market for new homeowners and fire business in a modest fashion in response to the reducing earthquake exposure resulting from the new mini-policy. In Washington State, SAFECO's second largest homeowners market, a separate earthquake policy has been introduced which lowers its exposure to earthquakes in that state. SAFECO has also modified its earthquake policies in several other states to increase the deductible. SAFECO has restricted the writing of new property business in catastrophe-prone states and has implemented spread-of-risk strategies in certain states such as Colorado, Texas and Florida to help mitigate the effects of hailstorm, wind storm and hurricane losses. In addition, SAFECO has invested in earthquake and wind modeling technologies to allow it to better monitor exposures. SAFECO believes federal legislation is necessary to create a permanent, long-term solution for the losses that arise from natural disasters such as earthquakes.

        Voluntary personal auto produced a pretax underwriting loss of $63.3 million in 1999, and underwriting profits of $11.5 million and $30.7 million for 1998 and 1997 respectively. Average auto rates decreased 2% in 1999, after increases of 1% in 1998 and 2% in 1997. The rate decreases in 1999 were taken to respond to increased competition in this line and to facilitate the transition of American States business to SAFECO. Average loss costs (which include the severity or cost of settling claims and the frequency of accidents) increased


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 29
by one percent in both 1999 and 1998. SAFECO plans to increase personal auto rates on average by 5% in 2000. This may negatively affect premium growth but should help return this line to profitability. The number of auto policies inforce increased 2% in 1999 and 1% in 1998.

        The homeowners' line produced pretax underwriting losses of $48.2 million, $56.4 million and $2.0 million in 1999, 1998 and 1997, respectively. Losses due to catastrophes continue to affect this line, totaling $52 million, $83 million and $33 million for 1999, 1998 and 1997, respectively. Average homeowners rates were increased 1%, 3% and 7% in 1999, 1998 and 1997, respectively. The number of homeowners' policies in force increased 4% in 1999 and 2% in 1998. Continuing rate increases and insurance-to-value efforts, combined with restricted writings, higher deductibles and spread-of-risk strategies in catastrophe-prone areas are all continuing to be pursued to improve future results in the homeowners line. A continuing increase in premium per policy is expected in 2000 as a result of planned rate increases and the ongoing insurance-to-value effort. Excluding the impact of catastrophes, these measures are expected to improve homeowners' results in 2000.

        Other personal lines produced underwriting profits of $20.6 million, $14.8 million and $20.6 million in 1999, 1998 and 1997, respectively. Coverages in these lines include earthquake, dwelling fire, inland marine and boats.

        ASBI, which focuses on small- to medium-sized businesses, produced underwriting losses of $183.4 million for 1999 and $72.7 million for 1998. Premiums written increased 14% in 1999. These poor underwriting results in both years were due to several factors. Chief among them was SAFECO's focus on retaining business during the transition period, which was achieved, but at the cost of inadequate pricing and weaker underwriting standards. Other factors were the overall competitive market (particularly in workers' compensation), high weather-related losses and a higher number of large losses in certain lines. SAFECO is implementing initiatives to aggressively increase rates particularly in workers' compensation and commercial auto, strengthen underwriting selection, and reduce costs, to improve results in this line.

        SAFECO Commercial, which services medium-to-large complex commercial clients, produced pretax underwriting losses of $107.6 million, $27.9 million, and $34.9 million in 1999, 1998 and 1997 respectively. The workers' compensation line's underwriting loss worsened by $44 million in 1999 compared to 1998, due to increased loss costs and continuing rate competition. Rising medical costs and the erosion of positive effects from tort reforms have increased loss costs. The underwriting results for the general liability line worsened by $35 million due partly to a significant number of large losses during 1999. SAFECO has increased commercial prices broadly in 2000 and believes the market will accept these increases, which should have a positive impact on results.

        The surety line produced pretax underwriting profits of $15.2 million, $19.2 million and $12.8 million for 1999, 1998 and 1997, respectively.

        Other insurance product lines broke even in 1999 and produced underwriting gains of $2.1 million and $0.5 million in 1998 and 1997, respectively. These lines include assumed reinsurance and other business in run-off and assigned risk plans.

PROPERTY AND CASUALTY--LOSS RESERVES

The liability (reserves) for losses and loss adjustment expense (LAE) for the property and casualty companies was $4,378.6 million at December 31, 1999, compared to $4,219.9 million at December 31, 1998. The increase in the liability at December 31, 1999 compared with December 31, 1998 reflects both increased loss exposure due to premium growth and adverse development in certain lines of business. The liability is presented net of amounts recoverable from salvage and subrogation recoveries (see Note 1 on page 55) and gross of amounts recoverable from reinsurance (see Note 6 on page 65). The amount of reinsurance recoverables related to the above gross liabilities was $309.5 million at December 31, 1999 and $253.6 million at December 31, 1998.

        Reserves for losses that have been reported to SAFECO and certain legal expenses are established on the "case basis" method. Claims incurred but not reported (IBNR) and other adjustment expense are estimated using statistical procedures. Salvage and subrogation recoveries are accrued using the "case basis" method for large claims and statistical procedures for smaller claims.


                           SAFECO 1999 ANNUAL REPORT


p. 30

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

        Analysis indicates that SAFECO's reserves are adequate and probably slightly redundant at December 31,1999, 1998 and 1997. Operations were charged $78.8 million in 1999 due to increased exposure in certain lines of business: construction defect, asbestos and environmental and workers' compensation. Operations benefited $100.0 million in 1998 for a decrease in estimated loss and LAE from claims occurring in years 1997 and prior due primarily to improved claims handling changes implemented in 1998, related primarily to the American States operation. Operations were charged $30.5 million in 1997 due primarily to a nonrecurring $40.0 million reserve increase related to the American States acquisition. This 1997 reserve increase related to American States previously discontinued assumed reinsurance operations. Excluding this nonrecurring charge, the 1997 loss and LAE development on claims occurring in prior years benefited operations $9.5 million.

ENVIRONMENTAL AND ASBESTOS CLAIMS

The property and casualty companies' reserves for losses and LAE for liability coverages related to environmental, asbestos and other toxic claims totaled $332.3 million at December 31, 1999 compared with $329.8 million at December 31, 1998. These amounts are before the effect of reinsurance, which totaled $30.1 million and $30.9 million at December 31, 1999 and 1998. These reserves are approximately 8% of total property and casualty reserves for losses and LAE at both December 31, 1999 and 1998. The reserves include estimates for both reported and IBNR losses and related legal expenses.

        The vast majority of SAFECO's property and casualty insurance companies' environmental, asbestos and other toxic claims result from the commercial general liability line of business and the discontinued assumed reinsurance operations of American States. A few of these losses occur in other coverages such as umbrella, small commercial package policies and personal lines.

        The following table presents the loss reserve activity analysis for liability coverages related to environmental, asbestos and other toxic claims, before the effect of reinsurance:


                                        1999          1998          1997
------------------------------------------------------------------------
(In Millions)

Reserves at Beginning of Year      $   329.8     $   346.9     $   102.8
American States Reserves
   at Acquisition                         --            --         264.4
Incurred Losses and LAE                 24.8           1.6          (9.9)
Losses and LAE Payments                (22.3)        (18.7)        (10.4)
                                   -------------------------------------
   Reserves at End of Year         $   332.3     $   329.8     $   346.9
                                   =====================================


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 31

Although estimation of environmental claims is difficult, the reserves established for these claims at December 31, 1999 are believed to be adequate based on the known facts and current law. SAFECO has generally avoided writing coverages for larger companies with substantial exposure in these areas. In view of changes in environmental regulations and evolving case law, which affect the development of loss reserves, the process of estimating loss reserves for environmental, asbestos and other toxic claims results in imprecise estimates. Quantitative loss reserving techniques have to be supplemented by subjective considerations and managerial judgment. Because of these conditions, trends that have affected development of these liabilities in the past may not necessarily occur in the future.

CONSTRUCTION DEFECT CLAIMS

Prior to its acquisition by SAFECO, American States had experienced adverse loss development on construction defect claims. Construction defect claims are a subset of claims that arise from coverage provided by general property damage liability insurance. Construction defect claims are claims arising from the alleged defective work performed in the construction of large habitation structures, such as apartments, condominiums and large developments of single family dwellings or other housing. In addition to damages arising directly from the alleged defective work, construction defect claims also allege that the economic value of the structure has been diminished. The vast majority of construction defect claims arise from past contractor business written in California. SAFECO commercial, which does not include American States business insurance, has avoided writing the construction class of business in California since 1989 and has limited exposure to these types of claims. Because of this SAFECO has not historically separated these claims for the purpose of reserve analysis. However, American States, prior to the acquisition by SAFECO, was a major writer of California contractor business until 1994 when it implemented significant restrictions in this line. The total American States reserves for construction defect claims totaled $306.1 million at December 31, 1999 and $328.6 million at December 31, 1998, representing approximately 8% of total property and casualty reserves for losses and LAE at both December 31, 1999 and 1998. Claims payments including LAE totaled $50.6 million in 1999 and $67.1 million in 1998.

REINSURANCE

SAFECO's property and casualty companies use treaty and facultative reinsurance to help manage exposure to loss. As noted above, the liability for unpaid losses and LAE is reported gross of reinsurance recoverables of $309.5 million at December 31, 1999 and $253.6 million at December 31, 1998. The availability and cost of reinsurance are subject to prevailing market conditions, both in terms of price and available capacity. Although the reinsurer is liable to SAFECO to the extent of the reinsurance ceded, SAFECO remains primarily liable to the policyholder as the direct insurer on all risks insured. To SAFECO's knowledge none of its reinsurers is experiencing financial difficulties.

        SAFECO's catastrophe property reinsurance program for 2000 is unchanged from 1999 and covers 90% of $400 million of single-event losses in excess of $100 million retention. In a large catastrophe, SAFECO would, therefore, retain the first $100 million of losses, 10% of the next $400 million and all losses in excess of $500 million. In addition to this nationwide coverage, for all states other than California SAFECO has a supplemental earthquake-only reinsurance contract that would cover 90% of $350 million of single-event earthquake losses in excess of $500 million. Both of these 2000 catastrophe property reinsurance contracts include provisions for one reinstatement for a second catastrophe event in 2000 at current rates.

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

LIFE

The life companies offer individual and group insurance products, retirement services (pension) and annuity products. These products are marketed through professional agents in all states and the District of Columbia. The most significant product lines in terms of premium/deposit volume include: single premium immediate and deferred annuities, business-owned life insurance (BOLI), indexed and variable annuities, tax-sheltered annuities for the education and nonprofit


                           SAFECO 1999 ANNUAL REPORT


p. 32
markets, corporate retirement plans, excess loss group medical insurance and individual life insurance.

        SAFECO acquired Medical Risk Managers, Inc. on December 31, 1999, American States Life on October 1, 1997 and WM Life Insurance Company on December 31, 1997. These acquisitions have been treated as purchases for accounting purposes.

        Earnings before investment transactions and income taxes ("pretax income") for all lines combined were $178.6 million in 1999, compared with $72.3 million in 1998 and $147.9 million in 1997. The 1998 results include the write-off of deferred acquisition costs of $46.8 million, discussed further below. The following table summarizes the pretax income amounts of the life companies' major product lines, excluding the $46.8 million write-off of deferred acquisition costs in 1998:


                               1999          1998          1997
---------------------------------------------------------------
(In Millions)

Retirement Services       $    52.6     $    12.8     $    27.0
Settlement Annuities           42.3          30.6          25.5
Group                         (19.5)        (14.1)         12.3
Individual                     30.1          13.9           6.6
Corporate and Other            73.1          75.9          76.5
                          -------------------------------------
   Pretax Income          $   178.6     $   119.1     $   147.9
                          =====================================


        As noted in the table above, nearly all major lines showed improvement in 1999 compared with 1998. In particular, retirement services benefited from much lower losses in the equity-indexed annuity line.

        The $46.8 million pretax write-off taken in the third quarter of 1998 was primarily tied to two blocks of annuity business, the equity-indexed annuity and a declared rate fixed annuity product, and to the life subsidiaries' universal life business. Of the total $46.8 million write-off, $41.8 million related to deferred acquisition costs on the three lines of business noted above. SAFECO's equity-indexed annuity (EIA) product, which was first sold in 1997, produced a substantial operating loss in 1998 which adversely affected the projected recoverability of its deferred acquisition costs (primarily commissions). Losses on this product were $2.9 million, $38.2 million and $8.4 million in 1999, 1998 and 1997, respectively. The main reason for the losses was the higher cost of S&P 500 call options which SAFECO purchased to hedge its obligation under the EIA product. Consequently, $28.3 million of deferred acquisition costs was written off on this product line. Steps taken to improve the results of this product have included using new hedging strategies such as the purchase of equity futures contracts. SAFECO has also suspended the writing of new EIA business. The remaining $13.5 million related to the write-off of deferred acquisition costs on a block of single premium deferred annuities which experienced higher-than-anticipated withdrawal experience, and to the write-off of deferred acquisition costs on SAFECO's universal life line of business which experienced higher-than-expected operating costs. Of the total $46.8 million amount, the remaining $5.0 million related to the estimated cost of consolidating certain life operations to a central location and the associated employee severance and relocation costs.

        On December 31, 1997 SAFECO closed its acquisition of WM Life Insurance Company, the insurance subsidiary of Washington Mutual, Inc. and the related strategic alliance to distribute SAFECO Life annuities through Washington Mutual Inc.'s multi-state banking network. This $140 million cash acquisition was funded from internal sources.

        SAFECO's retirement services operations produced pretax income of $52.6 million, $12.8 million and $27.0 million in 1999, 1998 and 1997, respectively. Retirement services products are primarily tax-sheltered annuities, which are marketed to teachers and employees of hospitals and charitable organizations, guaranteed investment contracts (GICs), fixed and variable deferred annuities (both qualified and non-qualified) and corporate retirement funds. SAFECO Life has protection against early policy surrenders or withdrawals of most of these products in the form of surrender charges during the initial years of each policy or the option to defer payouts over 5 years. Retirement services had $7.1 billion of assets on deposit at December 31, 1999 compared with $6.9 billion at December 31, 1998. New deposits from fixed return products (including EIA) declined to approximately $354 million in 1999 from $560 million in 1998, due mainly to the suspension of new EIA business in late 1998. Excluding EIA deposits in both years, deposits were $350 million in 1999 and $182 million in 1998. New deposits from variable return products were approximately $265 million in 1999 compared with $270 million in 1998.


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 33

        The 1998 retirement services pretax income amount of $12.8 million does not include the $28.3 million write-off of deferred acquisition costs on the EIA product noted above. In addition to the $28.3 million write-off, the EIA product produced a pretax loss in 1998 of $38.2 million, compared with a loss of $2.9 million in 1999 and $8.4 million in 1997. As noted above, the cost of S&P 500 call options purchased to hedge the obligation associated with the EIA product increased dramatically throughout 1998. SAFECO has taken steps to improve the profitability of this product, using new hedging strategies including the purchase of equity futures contracts. SAFECO suspended the writing of new business in this line in the fourth quarter of 1998 and is planning on introducing a new EIA product in 2000 with a different product design. New deposits from EIA products totaled $4 million in 1999, $378 million in 1998, and $243 million in 1997.

        The settlement annuities operations produced pretax income of $42.3 million, $30.6 million and $25.5 million in 1999, 1998 and 1997, respectively. Settlement annuities' products are single premium immediate annuities (SPIAs) sold to fund third-party personal injury settlements and are nonsurrenderable contracts. The invested assets supporting SPIAs are primarily long-maturity bonds. New SPIA deposits were $313 million in 1999 compared with $424 million in 1998 and $507 million in 1997. Deposits in 1998 included $118 million related to the funding of a block of American States' retirees converting from their existing defined benefit plan to SAFECO's. Competitive pressures and SAFECO Life's lowered ratings dampened the growth of new deposit volume in 1999 and 1998. Total annuity assets amounted to $5.8 billion at December 31, 1999 compared with $5.6 billion at December 31, 1998. The increase in these operations' income in 1999 and 1998 is due in part to the increase in assets, as well as increased investment income resulting from early payoffs of collateralized mortgage obligations.

        SAFECO's group insurance operations produced losses of $19.5 million and $14.1 million in 1999 and 1998, compared with income of $12.3 million in 1997. The strategic focus of the group operation is excess loss medical insurance sold to self-insured employers for their employee medical plans. Excess loss medical produced losses of $26.7 million and $18.7 million in 1999 and 1998 and profits of $7.5 million in 1997. Total group premiums decreased 4% during 1999, compared with an increase of 5% in 1998 and a decrease of 2% in 1997. Competitive pressures have made rate increases difficult and the negative impact of this competition has been compounded by accelerating medical inflation, particularly for prescription drug costs. Because of these trends SAFECO Life continues to increase rates in the excess loss medical line and take corrective underwriting actions.

        SAFECO Life purchased the medical excess loss and group life business of ING Medical Risks Solutions, as well as ING's wholly-owned underwriting subsidiary, Medical Risk Managers, on December 31, 1999 for $34 million.

        SAFECO Life's individual life operations produced pretax gains of $30.1 million, $13.9 million and $6.6 million in 1999, 1998 and 1997, respectively. Results in 1999 and 1998 benefited from decreased death claims compared with 1997, expense reduction efforts and the American States Life acquisition. In addition, profits from a new business-owned life insurance program (BOLI) have benefited results in all three years. New BOLI deposits issued were $705 million in 1999.

        The corporate and other line is primarily comprised of investment income resulting from the investment of capital and prior years' earnings of the operating lines of business. It is a major component of SAFECO's life earnings, contributing pretax income of $73.1 million in 1999, $75.9 million in 1998 and $76.5 million in 1997. Due in part to a desire to improve SAFECO Life's return on equity, in December 1998 SAFECO Life paid a $78 million dividend to SAFECO Corporation. This dividend decreased the invested assets in this line causing investment income to fall in 1999.

        SAFECO's life insurance subsidiaries have not participated as a ceding company in any assumptive reinsurance transactions. See Note 6 on page 65 for additional information regarding reinsurance.

REAL ESTATE

In February 1998 SAFECO announced its decision to sell its real estate investment and management operations (SAFECO Properties, Inc.), to focus on SAFECO's core insurance and financial services businesses. The majority of SAFECO Properties' assets were sold for $570 million in a series of closings in the first half of 1999. Realized gains of $35 million have been recognized in 1999. As SAFECO Properties' operations are not material to the consolidated financial statements they have not been reclassified as discontinued operations. At December 31, 1999, investment real estate held by SAFECO Properties


                           SAFECO 1999 ANNUAL REPORT


p. 34
totaled $105 million, less than one percent of SAFECO's consolidated investments. The real estate subsidiaries produced pretax income before investment transactions of $7.2 million, $5.3 million and $9.6 million in 1999, 1998 and 1997, respectively. In the summary of income on page 27, these amounts are included in the Corporate line. In the Statement of Consolidated Income on page 43, revenues for SAFECO Properties have been included in Other Revenues from January 1, 1999 forward and related expenses have been included in Other Expenses. For the year 1999 these revenues and expenses totaled $39.3 million and $32.1 million, respectively.

CREDIT

SAFECO Credit Company, Inc. provides loans and equipment financing and leasing to commercial businesses, insurance agents and affiliated companies. Credit operations produced pretax income of $22.6 million in 1999, compared with $22.7 million in 1998 and $21.5 million in 1997. Loan and lease receivables from nonaffiliates grew 19% in both 1999 and 1998. Continued growth in receivables is expected although the strong growth rate of the last few years may be difficult to achieve in 2000, due to the competitive rate environment and SAFECO Credit's desire to maintain acceptable interest rate spreads on its new business. Loans and leases to insurance agents, agency premium financing and agent referral business are a valuable source of new business. The strong earnings in all three years are primarily attributable to the continuing increase in loan and lease production, combined with favorable collection experience and low delinquencies.

        Approximately 70% of nonaffiliate loan and lease receivables outstanding at December 31, 1999 are from commercial businesses involved in construction, transportation and manufacturing. Most of these businesses are located in the West Coast and Rocky Mountain regions of the United States. Loans and leases are fully secured by liens on the collateral financed. Less than 1% of the receivables were nonperforming at both December 31, 1999 and 1998.

ASSET MANAGEMENT

SAFECO Asset Management Company is the investment advisor for the SAFECO mutual funds, variable annuity portfolios and a growing number of outside pension and trust accounts. These investment management activities produced pretax income of $13.6 million in 1999, $8.5 million in 1998 and $7.5 million in 1997. Income increased in 1999 compared to 1998 due to two factors: a higher fund fee schedule implemented in early 1999 and lower expenses. Assets under management totaled $6.7 billion at December 31, 1999.

INVESTMENT SUMMARY

SAFECO's consolidated pretax investment income increased to $1,585.1 million during 1999 from $1,518.9 million in 1998 and $1,244.7 million in 1997. Substantially all of this investment income is produced by the investment portfolios of SAFECO's property and casualty and life insurance subsidiaries.

        The property and casualty companies' pretax investment income was $462.3 million in 1999, $480.2 million in 1998 and $327.0 million in 1997. The increase in 1998 was due to the acquisition of American States. Although property and casualty cash flow was positive in all three years, the high level of claims payments combined with the relatively low interest rate environment and bond call activity dampened the growth of investment income. The sale of approximately $600 million of securities in 1997 to raise funds for a portion of the American States acquisition reduced the investment base and consequently investment income from the sale date forward. Growth in investment income in 2000 is expected to be slowed by increased claims payments and the high level of dividends paid to the Corporation to fund shareholder dividends, service and pay down debt and to fund other capital management activities including additional repurchases of SAFECO stock.

        The life companies' pretax investment income was $1,120.1 million in 1999, $1,041.0 million in 1998 and $916.3 million in 1997. The growth in all years was due primarily to the increasing amount of retirement services and annuity assets under management.

        Consolidated pretax realized gains from security investments totaled $82.6 million in 1999, compared with $94.2 million in 1998 and $147.7 million in 1997. The 1997 amount includes approximately $78 million of gains due to the property and casualty companies' sale of securities to raise funds for a portion of the purchase price of American States, as discussed above. The relatively high levels of gains in 1997 and in 1998 were due in part to falling interest rates that produced calls and redemptions of debt securities and to the strong stock market.

        Consolidated realized gains from security investments are recorded net of losses on the sale or writedown of investments. Each investment that has


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 35
declined in market value below cost is monitored closely. If the decline is judged to be other than temporary the security is written down to fair value. The amounts of such writedowns in 1999, 1998 and 1997 were $0.6 million, $0.4 million and $0.2 million, respectively. The low amount of writedowns in all three years reflects the high quality of SAFECO's investment portfolios.

        SAFECO's property and casualty investment portfolio totaled $8.2 billion at market value at December 31, 1999, compared with $9.2 billion at December 31, 1998. The primary reason for this decline in market value was the rise in interest rates, which caused the market value of fixed income securities to decline. The investment philosophy for the property and casualty portfolio is to emphasize investment yield without sacrificing investment quality, and to provide for liquidity and diversification. Fixed income securities comprised 76% of this portfolio while equity securities comprised 24% (see table on page 37).

        The property and casualty fixed income portfolio, which totaled $6.0 billion at market value at December 31, 1999, is currently comprised of 51% tax-exempt and 49% taxable investments. The portfolio composition was 75% tax-exempt and 25% taxable at December 31, 1998. The property and casualty companies have been investing new money primarily in taxable bonds and shifting holdings from tax-exempts to taxables to maximize the portfolio's after-tax return in view of the alternative minimum tax and the higher level of underwriting losses in 1999. The effective tax rate on investment income for 1999 was 16%, compared with 14% in 1998 and 13% in 1997, reflecting the shift to a higher level of holdings of taxable bonds. The effective tax rate is expected to increase further in 2000.

        The quality of the property and casualty companies' fixed income portfolio is detailed in the following table:


                                                PERCENT AT
RATING                                   DECEMBER 31, 1999
----------------------------------------------------------
AAA                                                    52%
AA                                                     17
A                                                      20
BBB                                                     8
BB or lower                                             3
                                                      ---
   Total                                              100%
                                                      ===


        SAFECO's life investment portfolio totaled $14.9 billion at market value at December 31, 1999. Fixed income securities, all of which are taxable, comprised 91% of this investment portfolio at December 31, 1999. The investment philosophy for this portfolio is to emphasize investment yield without sacrificing investment quality, and to provide for liquidity and diversification. SAFECO also matches the projected cash inflows of this portfolio with the projected cash outflows of the liabilities of the various product lines within the life operations.

        The quality of the life companies' fixed income portfolio is detailed in the following table:


                                            PERCENT AT
RATING                               DECEMBER 31, 1999
------------------------------------------------------
AAA                                                30%
AA                                                 10
A                                                  32
BBB                                                24
BB or lower                                         4
                                                  ---
   Total                                          100%
                                                  ===


        This portfolio contains $531.4 million (at market value) of securities below investment grade quality. This was approximately 4% of the total $13.6 billion life fixed income portfolio at market value at December 31, 1999. On a consolidated basis, below investment grade securities with a market value of $696.0 million were held at December 31, 1999. This was approximately 3% of total consolidated securities investments at market value of SAFECO Corporation and subsidiaries at December 31, 1999.

        SAFECO's consolidated investment in "exotic" securities and high-risk derivatives was less than 1% of SAFECO's total investments at both December 31, 1999 and 1998. SAFECO has intentionally avoided investing in these types of securities. In addition, SAFECO does not enter into financial instruments for speculative purposes.

        SAFECO's consolidated investment in mortgage-backed securities of $3.9 billion at market value at December 31, 1999 consists mainly of residential collateralized mortgage obligations (CMOs), pass-throughs and commercial loan-backed mortgage obligations (CMBS.) The life portfolio contains virtually all of these securities. Approximately 86% of the mortgage-backed securities are government/agency-backed or AAA rated at December 31, 1999. SAFECO has intentionally limited its investment in riskier, more volatile CMOs and CMBS


                           SAFECO 1999 ANNUAL REPORT


p. 36

(principal only, inverse floaters, etc.) to less than 1% of total mortgage-backed securities at December 31, 1999.

        The Corporation, as a holding company, has an investment portfolio of securities at market value that totaled $123.5 million at December 31, 1999, compared with $158.7 million at December 31, 1998. The majority of these securities are high-quality, preferred stocks and U.S. Treasuries.

        SAFECO's consolidated investment portfolio also includes $770.4 million of mortgage loan investments at December 31, 1999, approximately 3% of total investments. Nearly all of these loans are held by the life companies and are secured by first mortgage liens on completed, income-producing commercial real estate, primarily in the retail, industrial and office building sectors. The majority of the properties are located in the western United States, with approximately 50% of the total in California. Individual loans generally do not exceed $10 million. Less than 2% of the loans were non-performing at both December 31, 1999 and 1998. The allowance for mortgage loan losses was $10.8 million at December 31, 1999 and $11.6 million at December 31, 1998.

        The table below provides a summary of SAFECO's consolidated securities investment portfolio at December 31, 1999. The excess of market value over cost of the consolidated fixed income and equity security portfolios was $0.6 billion at December 31, 1999 and $2.8 billion at December 31, 1998. This decrease in the excess of market over cost was due to the increase in interest rates in 1999, which decreased the market value of SAFECO's fixed income securities.


                                                          AMORTIZED       CARRYING         MARKET
DECEMBER 31, 1999                                              COST          VALUE          VALUE
-------------------------------------------------------------------------------------------------
(In Millions)

Property and Casualty:
   Fixed Income - Taxable (available-for-sale)          $   3,019.2    $   2,937.6    $   2,937.6
   Fixed Income - Non-taxable (available-for-sale)          3,021.6        3,013.2        3,013.2
   Equity Securities                                          902.5        1,897.5        1,897.5
Life:
   Fixed Income - Taxable (available-for-sale)             11,122.9       10,789.2       10,789.2
   Fixed Income - Taxable (held-to-maturity)                2,733.3        2,733.3        2,772.1
   Equity Securities                                           27.7           33.6           33.6
SAFECO Corporation:
   Fixed Income - Taxable (available-for-sale)                 77.4           76.1           76.1
   Equity Securities                                           22.4           43.9           43.9
Miscellaneous                                                  37.7           44.3           44.3
Short-Term Investments                                        375.9          375.9          375.9
                                                        -----------------------------------------
     Total                                              $  21,340.6    $  21,944.6    $  21,983.4
                                                        =========================================


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 37

MARKET RISK DISCLOSURES FOR FINANCIAL INSTRUMENTS

The first two columns of the following table under each year show the financial statement carrying values and related current estimated fair values of certain of SAFECO's financial instruments as of December 31, 1999 and 1998. The third column shows the effect on current estimated fair values assuming a 100 basis point increase in market interest rates and a 10% decline in equity prices ("sensitivity analysis"). This sensitivity analysis is required by Securities and Exchange Commission (SEC) rules issued in 1997.


DECEMBER 31                                                                  1999                                             1998
----------------------------------------------------------------------------------------------------------------------------------
                                                                        ESTIMATED                                        ESTIMATED
                                                      ESTIMATED        FAIR VALUE                       ESTIMATED       FAIR VALUE
                                                  FAIR VALUE AT       AT ADJUSTED                   FAIR VALUE AT      AT ADJUSTED
                                                        CURRENT            MARKET                         CURRENT           MARKET
                                        CARRYING         MARKET   RATES/PRICES AS     CARRYING             MARKET  RATES/PRICES AS
                                           VALUE   RATES/PRICES   INDICATED BELOW        VALUE       RATES/PRICES  INDICATED BELOW
---------------------------------------------------------------------------------------------------------------------------------
(In Millions)

Interest Rate Risk:(*)
   Financial Assets:
    Fixed Maturities
      Available-for-Sale              $  16,830.7     $  16,830.7     $  15,740.0     $  17,855.6     $  17,855.6     $  16,695.0
    Fixed Maturities
      Held-to-Maturity                    2,733.3         2,772.1         2,528.0         2,720.9         3,259.2         2,969.0
    Mortgage Loans                          770.4           742.0           704.0           541.5           562.0           540.0
    Commercial Loans                        978.3           907.0           886.0           776.8           782.0           764.0
   Financial Liabilities:
    Funds Held under
      Deposit Contracts                  13,762.9        13,495.0        13,021.0        12,718.1        13,031.0        12,511.0
    Commercial Paper                        508.8           508.8           508.8           732.7           732.7           732.7
    Credit Company Borrowings             1,323.1         1,323.0         1,323.0         1,255.2         1,256.0         1,256.0
    7.875% Notes Due 2005                   200.0           201.0           193.0           200.0           217.0           210.0
    6.875% Notes Due 2007                   200.0           191.0           180.0           200.0           214.0           201.0
    Other Debt                               84.2            85.0            84.0           227.7           235.0           229.0
   Capital Securities                       842.5           843.0           761.0           842.1           912.0           832.0

Equity Price Risk:(**)
   Marketable Equity Securities           2,004.7         2,004.7         1,804.0         2,036.6         2,036.6         1,833.0


(*) Adjusted interest rates assume a 100 basis point increase in market rates at December 31, 1999 and 1998.

(**) Adjusted equity prices assume a 10 percent decline in values at December 31, 1999 and 1998.


                           SAFECO 1999 ANNUAL REPORT


p. 38

        Market risk means the potential loss from adverse changes in market prices and interest rates. In addition to market risk, SAFECO is exposed to other risks, including the credit risk related to its financial instruments and the underlying insurance risk related to its core business. The sensitivity analysis above summarizes only the exposure to market risk.

        SAFECO manages its market risk by matching the projected cash inflows of assets with the projected cash outflows of liabilities of its investment and financial products (e.g., annuities, retirement services products, commercial lending). For all its financial assets and liabilities, SAFECO seeks to maintain reasonable average durations, consistent with the maximization of income without sacrificing investment quality and providing for liquidity and diversification. SAFECO uses certain derivative financial instruments to increase its matching of cash flows. For example, interest rate swaps are used to convert debt liabilities with variable rates to fixed rates to better match the fixed rate assets they support. In addition, S&P 500 call option contracts and futures are purchased to hedge the liability of SAFECO Life's equity-indexed annuity product. Derivatives are used for hedging purposes rather than speculation.

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

FORWARD-LOOKING STATEMENTS

Statements in this Management's Discussion and Analysis that relate to anticipated financial performance, business prospects and plans, regulatory developments and similar matters may be considered "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. The statements that are not historical information are forward-looking. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the federal securities laws for forward-looking statements. Such statements are subject to certain risks and uncertainties that may cause the operations, performance, development and results of SAFECO's business to differ materially from those


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 39
suggested by the forward-looking statements. The risks and uncertainties include the following: SAFECO's ability to obtain rate increases and non-renew underpriced insurance accounts; realization of growth and business retention estimates; achievement of SAFECO's premium targets and profitability; changes in competition and pricing environments; achievement of SAFECO's expense reduction goals; the occurrence of significant natural disasters, including earthquakes; weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions); driving patterns; fluctuations in interest rates; performance of the financial markets; court decisions and trends in litigation; legislative and regulatory developments; the adequacy of loss reserves; the availability and pricing of reinsurance; the development of major Year 2000 liabilities; and general economic and market conditions. In particular, because insurance rates in some jurisdictions are subject to regulatory review and approval, achieving rate increases may occur in amounts and on a time schedule different than planned, which may affect SAFECO's efforts to restore earnings in its property and casualty lines.

NEW ACCOUNTING STANDARDS

See discussion of new accounting standards in Note 1 on page 55.

DIVIDENDS

The Corporation has paid cash dividends continuously since 1933. Common stock dividends paid to shareholders were $1.44 per share in 1999 compared with $1.34 in 1998 and $1.22 in 1997. These dividends are funded with dividends to the Corporation from its subsidiaries. The Corporation expects to continue paying dividends in the foreseeable future. However, payment of future dividends is subject to the Board of Directors' approval and is dependent upon earnings and the financial condition of the Corporation.

NUMBER OF SHAREHOLDERS

There were approximately 3,900 common shareholders of record at December 31, 1999.

ANNUAL REPORT ON FORM 10-K

SAFECO files an annual report on Form 10-K with the SEC in compliance with the regulations of the SEC. Any SAFECO shareholder may obtain Form 10-K for the year ended December 31, 1999, without charge, by making a written request to:

Rod A. Pierson
Senior Vice President and Chief Financial Officer
SAFECO Corporation
SAFECO Plaza
Seattle, Washington 98185


                           SAFECO 1999 ANNUAL REPORT


p. 40

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

        The financial statements for the years ended December 31, 1999, 1998 and 1997 have been audited by Ernst & Young LLP, independent auditors. Their audits were made in accordance with auditing standards generally accepted in the United States and included a review of the system of internal accounting controls to the extent necessary to express an opinion on the financial statements.

        The Audit Committee of the Board of Directors, comprised solely of outside directors, meets regularly with the independent auditors, management and internal auditors to review the scope and results of the audit work performed. The independent auditors have unrestricted access to the audit committee, without the presence of management, to discuss the results of their audit, the adequacy of internal accounting controls and the quality of accounting policies and financial reporting.

        The management of SAFECO believes that as of December 31, 1999, its system of internal control is adequate to accomplish the objectives discussed herein.


/s/ BOH A. DICKEY
Boh A. Dickey
President and Chief Operating Officer


/s/ ROD A. PIERSON
Rod A. Pierson
Senior Vice President and Chief Financial Officer


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 41

REPORT OF ERNST & YOUNG LLP,
INDEPENDENT AUDITORS

Board of Directors and Shareholders of SAFECO Corporation:

We have audited the financial statements of SAFECO Corporation and its subsidiaries for the years ended December 31, 1999, 1998 and 1997 (pages 43 to 75 inclusive). These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SAFECO Corporation and its subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

        As described in Note 1 to the financial statements, SAFECO Corporation and its subsidiaries adopted certain new accounting standards as required by the Financial Accounting Standards Board.

Seattle, Washington
February 11, 2000                                      /s/ ERNST & YOUNG LLP


                           SAFECO 1999 ANNUAL REPORT


p. 42

STATEMENT OF CONSOLIDATED INCOME

SAFECO Corporation and Subsidiaries


YEAR ENDED DECEMBER 31                                                1999             1998              1997
-------------------------------------------------------------------------------------------------------------
(In Millions Except Per Share Amounts)

REVENUES
   Insurance:
     Property and Casualty Earned Premiums                     $   4,382.9      $   4,208.3      $   2,816.6
     Life Premiums and Other Revenues                                360.9            353.4            290.2
                                                               ----------------------------------------------
        Total                                                      4,743.8          4,561.7          3,106.8
   Real Estate (Note 2)                                                -               77.9             75.1
   Credit                                                            115.1             98.6             86.5
   Asset Management                                                   44.3             39.7             26.2
   Other                                                             111.1             60.7             50.6
   Net Investment Income (Note 3)                                  1,585.1          1,518.9          1,244.7
   Realized Investment Gain (Note 3)                                 117.7             94.6            119.4
                                                               ----------------------------------------------
        Total                                                      6,717.1          6,452.1          4,709.3
                                                               ----------------------------------------------
EXPENSES
   Losses, Adjustment Expense and Policy Benefits                  4,504.0          4,108.7          2,816.2
   Commissions                                                       794.9            784.7            524.3
   Nonrecurring Acquisition Charges (Note 2)                           -                -               60.0
   Personnel Costs                                                   463.6            438.7            329.7
   Interest                                                          141.0            159.5            101.8
   Goodwill Amortization                                              55.8             53.5             17.7
   Other                                                             452.2            448.8            314.4
   Write-Off of Deferred Acquisition Costs (Note 1)                    -               46.8              -
   Amortization of Deferred Policy Acquisition Costs                 840.1            784.1            532.9
   Deferral of Policy Acquisition Costs                             (866.8)          (835.5)          (560.3)
                                                               ----------------------------------------------
        Total                                                      6,384.8          5,989.3          4,136.7
                                                               ----------------------------------------------
Income Before Income Taxes                                           332.3            462.8            572.6
                                                               ----------------------------------------------
Provision (Benefit) for Income Taxes (Note 15):
   Current                                                            71.0            104.6            107.1
   Deferred                                                          (35.7)           (38.6)            20.7
                                                               ----------------------------------------------
        Total                                                         35.3             66.0            127.8
                                                               ----------------------------------------------
Income Before Distributions on Capital Securities                    297.0            396.8            444.8
Distributions on Capital Securities, Net of Tax (Note 4)             (44.8)           (44.9)           (14.8)
                                                               ----------------------------------------------
Net Income                                                     $     252.2      $     351.9      $     430.0
                                                               ==============================================

Net Income Per Share of Common Stock (Note 9):
   Diluted                                                     $       1.90     $       2.51     $       3.31
                                                               ==============================================
   Basic                                                       $       1.90     $       2.52     $       3.33
                                                               ==============================================


See Notes to Financial Statements on pages 53 through 75.


                           SAFECO 1999 ANNUAL REPORT


                                                                           P. 43

CONSOLIDATED BALANCE SHEET

SAFECO Corporation and Subsidiaries


DECEMBER 31                                                                   1999            1998
--------------------------------------------------------------------------------------------------
(In Millions)
ASSETS

Investments (Note 3):
   Fixed Maturities Available-for-Sale, at Market Value
     (Amortized cost: $17,258.9; $16,679.7)                            $  16,830.7     $  17,855.6
   Fixed Maturities Held-to-Maturity, at Amortized Cost
     (Market value: $2,772.1; $3,259.2)                                    2,733.3         2,720.9
   Marketable Equity Securities, at Market Value
     (Cost: $972.5; $952.8)                                                2,004.7         2,036.6
   Mortgage Loans                                                            770.4           541.5
   Real Estate (Note 2)                                                      106.5           596.0
   Policy Loans                                                               91.4            88.3
   Other Invested Assets                                                      18.0            23.5
   Short-Term Investments                                                    376.0           315.9
                                                                       ---------------------------
        Total Investments                                                 22,931.0        24,178.3

Cash                                                                         112.3            74.9
Accrued Investment Income                                                    328.1           323.2
Finance Receivables (Less unearned finance charges and allowance
   for doubtful accounts: $118.2; $101.7)                                  1,460.6         1,207.7
Premiums and Other Service Fees Receivable                                 1,058.3           978.3
Other Notes and Accounts Receivable                                          147.2           155.2
Deferred Income Tax Recoverable                                              105.3             -
Reinsurance Recoverables (Note 6)                                            384.8           317.4
Deferred Policy Acquisition Costs                                            598.8           521.1
Land, Buildings and Equipment for Company Use
   (At cost less accumulated depreciation: $235.7; $217.5)                   344.8           280.2
Goodwill (At cost less accumulated amortization:$142.5; $86.5)             1,354.9         1,359.0
Other Assets                                                                 343.4           295.3
Separate Account Assets                                                    1,403.2         1,201.1
                                                                       ---------------------------
        Total                                                          $  30,572.7     $  30,891.7
                                                                       ===========================


See Notes to Financial Statements on pages 53 through 75.


                           SAFECO 1999 ANNUAL REPORT


p. 44

CONSOLIDATED BALANCE SHEET
SAFECO Corporation and Subsidiaries


DECEMBER 31                                                                           1999            1998
----------------------------------------------------------------------------------------------------------
(In Millions)

LIABILITIES AND SHAREHOLDERS' EQUITY
Losses and Adjustment Expense (Note 5)                                         $   4,416.4     $   4,262.7
Life Policy Liabilities                                                              281.5           276.8
Unearned Premiums                                                                  1,853.1         1,750.9
Funds Held Under Deposit Contracts                                                13,762.9        12,718.1
Debt (Note 4):
   Commercial Paper                                                                  508.8           732.7
   Credit Company Borrowings                                                       1,323.1         1,255.2
   7.875% Notes Due 2005                                                             200.0           200.0
   6.875% Notes Due 2007                                                             200.0           200.0
   Other                                                                              84.2           227.7
Other Liabilities                                                                  1,396.8         1,153.5
Income Taxes (Note 15):
   Current                                                                             6.1             2.5
   Deferred (Includes tax on unrealized appreciation
     of investment securities: $207.7; $769.9)                                          --           492.6
Separate Account Liabilities                                                       1,403.2         1,201.1
                                                                               ---------------------------
      Total Liabilities                                                           25,436.1        24,473.8
                                                                               ---------------------------

Commitments and Contingencies (Note 7)

Corporation-Obligated, Mandatorily Redeemable Capital Securities
   of Subsidiary Trust Holding Solely Junior Subordinated
   Debentures of the Corporation ("Capital Securities") (Note 4)                     842.5           842.1
                                                                               ---------------------------

Preferred Stock, No Par Value:
   Shares Authorized: 10
   Shares Issued and Outstanding: None
Common Stock, No Par Value (Notes 9 and 10):
   Shares Authorized: 300
   Shares Reserved for Options: 7.3; 7.5
   Shares Issued and Outstanding: 128.9; 136.3                                       841.7           885.0
Retained Earnings (Note 12)                                                        3,062.7         3,257.2
Total Accumulated Other Comprehensive Income:
   Unrealized Appreciation of Investment Securities, Net of Tax (Note 3)             389.7         1,433.6
                                                                               ---------------------------
      Total Shareholders' Equity                                                   4,294.1         5,575.8
                                                                               ---------------------------
      Total                                                                    $  30,572.7     $  30,891.7
                                                                               ===========================


See Notes to Financial Statements on pages 53 through 75.


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 45

STATEMENT OF CONSOLIDATED CASH FLOWS

SAFECO Corporation and Subsidiaries


YEAR ENDED DECEMBER 31                                                    1999            1998            1997
--------------------------------------------------------------------------------------------------------------
(In Millions)

OPERATING ACTIVITIES
   Insurance Premiums Received                                        $4,636.8        $4,488.2        $3,063.3
   Dividends and Interest Received                                     1,571.2         1,506.0         1,249.6
   Other Operating Receipts                                              247.2           251.1           195.5
   Insurance Claims and Policy Benefits Paid                          (3,706.2)       (3,596.1)       (2,423.4)
   Underwriting, Acquisition and Insurance Operating Costs Paid       (1,604.8)       (1,530.1)       (1,091.2)
   Interest Paid and Distributions on Capital Securities                (210.6)         (237.5)          (94.7)
   Other Operating Costs Paid                                           (128.6)         (138.2)          (92.6)
   Income Taxes Paid                                                     (42.0)          (85.8)          (95.6)
                                                                      ----------------------------------------
      Net Cash Provided by Operating Activities                          763.0           657.6           710.9
                                                                      ----------------------------------------

INVESTING ACTIVITIES
   Purchases of:
     Fixed Maturities Available-for-Sale                              (5,422.1)       (3,602.2)       (2,578.8)
     Fixed Maturities Held-to-Maturity                                    (0.9)           (1.7)         (199.6)
     Equities                                                           (231.9)         (169.7)         (261.2)
     Other Investments                                                  (460.6)         (218.9)         (241.6)
   Purchase of Subsidiaries, Net of Cash Acquired (Note 2)                  --              --        (3,014.3)
   Maturities of Fixed Maturities Available-for-Sale                   1,174.0         1,110.9           693.4
   Maturities of Fixed Maturities Held-to-Maturity                        13.3             7.3             8.9
   Sales of:
     Fixed Maturities Available-for-Sale                               3,715.4         2,021.6         1,712.6
     Fixed Maturities Held-to-Maturity (Note 3)                            6.3            18.2              --
     Equities                                                            298.1           233.1           510.6
     Other Investments                                                   830.5           159.2           128.3
   Net (Increase) Decrease in Short-Term Investments                    (163.7)          (92.9)          137.7
   Finance Receivables Originated or Acquired                           (916.8)         (629.2)         (489.6)
   Principal Payments Received on Finance Receivables                    644.6           420.3           317.3
   Other                                                                (101.0)         (221.7)         (146.7)
                                                                      ----------------------------------------
      Net Cash Used in Investing Activities                             (614.8)         (965.7)       (3,423.0)
                                                                      ----------------------------------------

FINANCING ACTIVITIES
   Funds Received Under Deposit Contracts                              1,849.5         1,241.9         1,403.5
   Return of Funds Held Under Deposit Contracts                       (1,077.3)       (1,116.0)         (866.6)
   Proceeds from Notes and Mortgage Borrowings                              --            20.0           211.0
   Repayment of Notes and Mortgage Borrowings                           (138.1)          (61.8)           (9.2)
   Net Proceeds from (Repayment of) Short-Term Borrowings               (184.8)          386.4           942.9
   Proceeds from Capital Securities                                         --              --           832.2
   Proceeds from Common Stock Secondary Offering                            --              --           677.2
   Common Stock Reacquired                                              (303.2)         (236.8)          (10.7)
   Dividends Paid to Shareholders                                       (192.2)         (187.5)         (154.1)
   Other                                                                 (64.7)          (54.6)           21.8
                                                                      ----------------------------------------
      Net Cash Provided by (Used in) Financing Activities               (110.8)           (8.4)        3,048.0
                                                                      ----------------------------------------
Net Increase (Decrease) in Cash                                           37.4          (316.5)          335.9
Cash at the Beginning of Year                                             74.9           391.4            55.5
                                                                      ----------------------------------------
Cash at the End of Year                                               $  112.3        $   74.9        $  391.4
                                                                      ========================================


See Notes to Financial Statements on pages 53 through 75.


                           SAFECO 1999 ANNUAL REPORT


p. 46

STATEMENT OF CONSOLIDATED CASH FLOWS--
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES

SAFECO Corporation and Subsidiaries


YEAR ENDED DECEMBER 31                                   1999           1998           1997
-------------------------------------------------------------------------------------------
(In Millions)

Net Income                                            $ 252.2        $ 351.9        $ 430.0
                                                      -------------------------------------
Adjustments to Reconcile Net Income to
   Net Cash Provided by Operating Activities:
     Realized Investment Gain                          (117.7)         (94.6)        (119.4)
     Amortization and Depreciation                      149.9          156.9           89.7
     Amortization of Fixed Maturity Investments         (46.3)         (41.6)         (32.2)
     Deferred Income Tax (Benefit) Expense              (35.7)         (38.6)          20.7
     Interest Expense on Deposit Contracts              583.3          584.9          478.9
     Nonrecurring Acquisition Charges                      --             --           60.0
     Other Adjustments                                   (2.9)           0.1          (18.2)
     Changes in:
      Losses and Adjustment Expense                     153.7          (89.5)        (110.3)
      Life Policy Liabilities                             4.7            1.0            2.3
      Unearned Premiums                                 102.2           37.2           19.9
      Accrued Income Taxes                                3.6           (6.8)          26.7
      Accrued Interest on Accrual Bonds                 (45.4)         (50.4)         (48.4)
      Accrued Investment Income                          (4.9)          13.8           (7.0)
      Deferred Policy Acquisition Costs                 (28.9)          11.1          (27.0)
      Other Assets and Liabilities                     (204.8)        (177.8)         (54.8)
                                                      -------------------------------------
      Total Adjustments                                 510.8          305.7          280.9
                                                      -------------------------------------
Net Cash Provided by Operating Activities             $ 763.0        $ 657.6        $ 710.9
                                                      =====================================


See Notes to Financial Statements on pages 53 through 75.


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 47

STATEMENT OF CONSOLIDATED SHAREHOLDERS' EQUITY
SAFECO CORPORATION AND SUBSIDIARIES


YEAR ENDED DECEMBER 31                                                           1999            1998            1997
----------------------------------------------------------------------------------------------------------------------
(In Millions)

Common Stock (Notes 9 and 10):
    Balance at the Beginning of Year                                         $  885.0        $  909.3        $  225.3
    Secondary Offering                                                             --              --           677.2
    Stock Issued for Options and Rights                                           5.2             7.8             6.0
    Common Stock Reacquired                                                     (49.1)          (33.4)           (0.4)
    Other                                                                         0.6             1.3             1.2
                                                                             -----------------------------------------
    Balance at the End of Year                                                  841.7           885.0           909.3
                                                                             -----------------------------------------
Retained Earnings (Note 12):
    Balance at the Beginning of Year                                          3,257.2         3,299.1         3,042.2
    Net Income                                                                  252.2           351.9           430.0
    Amortization of Underwriting Compensation on Capital Securities              (0.4)           (0.4)           (0.2)
    Dividends Declared                                                         (192.2)         (190.0)         (162.7)
    Common Stock Reacquired                                                    (254.1)         (203.4)          (10.2)
                                                                             -----------------------------------------
    Balance at the End of Year                                                3,062.7         3,257.2         3,299.1
                                                                             -----------------------------------------
Unrealized Appreciation of Investment Securities, Net of Tax (Note 3):
    Balance at the Beginning of Year                                          1,433.6         1,253.3           847.8
    Change in Unrealized Appreciation                                        (1,043.9)          180.3           405.5
                                                                             -----------------------------------------
    Balance at the End of Year                                                  389.7         1,433.6         1,253.3
                                                                             -----------------------------------------
Shareholders' Equity                                                         $4,294.1        $5,575.8        $5,461.7
                                                                             =========================================


See Notes to Financial Statements on pages 53 through 75.

STATEMENT OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)

SAFECO Corporation and Subsidiaries


YEAR ENDED DECEMBER 31                                               1999            1998           1997
--------------------------------------------------------------------------------------------------------
(In Millions)

Net Income                                                       $  252.2        $  351.9       $  430.0
                                                                 ---------------------------------------
Other Comprehensive Income, Net of Tax (Note 3):
   Unrealized Appreciation (Depreciation) of Investment
    Securities Arising During the Period *                         (985.6)          239.7          502.5
   Less: Reclassification Adjustment for Realized Gain
    Included in Net Income **                                       (58.3)          (59.4)         (97.0)
                                                                 ---------------------------------------
   Other Comprehensive Income (Loss)                             (1,043.9)          180.3          405.5
                                                                 ---------------------------------------
Comprehensive Income (Loss)                                      $ (791.7)       $  532.2       $  835.5
                                                                 =======================================


See Notes to Financial Statements on pages 53 through 75

 *    Net of related tax of ($531.8), $129.2 and $270.2 respectively.

 **   Net of related tax of $30.6, $31.3 and $50.7 respectively.


                           SAFECO 1999 ANNUAL REPORT


p. 48

STATEMENT OF COMBINED INCOME
Property and Casualty Insurance Companies(*)


YEAR ENDED DECEMBER 31                                                       1999            1998            1997
-----------------------------------------------------------------------------------------------------------------
(In Millions)

Net Premiums Written                                                     $4,483.8        $4,256.6        $2,828.2
Increase in Unearned Premiums                                              (100.9)          (48.3)          (11.6)
                                                                         ----------------------------------------
Earned Premiums                                                           4,382.9         4,208.3         2,816.6
                                                                         ----------------------------------------
Losses and Expenses:
   Losses and Adjustment Expense                                          3,431.8         3,063.2         1,960.0
   Commissions                                                              714.1           683.4           429.1
   Personnel Costs                                                          322.6           303.7           210.2
   Taxes Other than Payroll and Income Taxes                                123.2           115.0            78.0
   Dividends to Policyholders                                                10.5            12.3            18.5
   Other Operating Expenses                                                 164.7           161.2            95.3
   Amortization of Deferred Policy Acquisition Costs                        793.0           744.9           495.9
   Deferral of Policy Acquisition Costs                                    (810.3)         (766.0)         (506.6)
                                                                         ----------------------------------------
      Total                                                               4,749.6         4,317.7         2,780.4
                                                                         ----------------------------------------
Underwriting Profit (Loss)                                                 (366.7)         (109.4)           36.2
Nonrecurring Acquisition Charges                                               --              --           (60.0)
Net Investment Income (Excluding realized gain)                             462.3           480.2           327.0
Goodwill Amortization                                                       (43.8)          (43.0)          (11.0)
                                                                         ----------------------------------------
Income Before Realized Gain and Income Taxes                                 51.8           327.8           292.2
Realized Gain from Security Investments
   and Company-Owned Real Estate Before Income Taxes                         87.3            94.6           132.8
                                                                         ----------------------------------------
Income Before Income Taxes                                                  139.1           422.4           425.0
Provision (Benefit)for Income Taxes
   (Including tax provision on realized gain: $30.0; $32.4; $46.0)          (33.0)           50.0            78.0
                                                                         ----------------------------------------
Net Income                                                               $  172.1        $  372.4        $  347.0
                                                                         ========================================


See Notes to Financial Statements on pages 53 through 75.

(*) SAFECO Insurance Company of America/General Insurance Company of
    America/First National Insurance Company of America
    SAFECO National Insurance Company/SAFECO Insurance Company of Illinois/SAFECO Lloyds Insurance Company
    SAFECO Surplus Lines Insurance Company/American States Insurance Company/American Economy Insurance Company
    American States Preferred Insurance Company/Insurance Company of Illinois/American States Insurance Company of Texas
    American States Lloyds Insurance Company/ F.B. Beattie & Company, Inc./SAFECO Select Insurance Services, Inc.
    SAFECO UK, Ltd./R.F. Bailey, (Underwriting Agencies), Ltd.

                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 49

STATEMENT OF COMBINED INCOME
Life Companies(*)


YEAR ENDED DECEMBER 31                                                   1999            1998            1997
-------------------------------------------------------------------------------------------------------------
(In Millions)

Premiums and Other Revenue                                           $  360.9        $  353.4        $  290.2
Net Investment Income (Excluding realized gain (loss))                1,120.1         1,041.0           916.3
                                                                     ----------------------------------------
      Total                                                           1,481.0         1,394.4         1,206.5
                                                                     ----------------------------------------
Benefits and Expenses:
   Policy Benefits                                                    1,072.2         1,045.5           856.2
   Commissions                                                           80.8           101.3            95.2
   Personnel Costs                                                       72.2            64.5            56.2
   Taxes Other than Payroll and Income Taxes                             25.2            14.7            12.4
   Other Operating Expenses                                              61.4            79.6            55.3
   Amortization of Deferred Policy Acquisition Costs                     47.1            39.2            37.0
   Deferral of Policy Acquisition Costs                                 (56.5)          (69.5)          (53.7)
                                                                     ----------------------------------------
      Total                                                           1,302.4         1,275.3         1,058.6
                                                                     ----------------------------------------
Income Before Realized Gain (Loss), Income Taxes and
   Write-Off of Deferred Acquisition Costs                              178.6           119.1           147.9
Write-Off of Deferred Acquisition Costs                                    --           (46.8)              -
                                                                     ----------------------------------------
Income Before Realized Investment Gain (Loss) and Income Taxes          178.6            72.3           147.9
Realized Gain (Loss) from Security Investments
   Before Income Taxes                                                   (6.9)           18.3             6.8
                                                                     ----------------------------------------
Income Before Income Taxes                                              171.7            90.6           154.7
Provision for Income Taxes (Including tax provision
   (benefit) on realized gain (loss): $(2.3); $6.6; $1.8)                59.6            32.5            52.7
                                                                     ----------------------------------------
Net Income                                                           $  112.1        $   58.1        $  102.0
                                                                     ========================================


    See Notes to Financial Statements on pages 53 through 75.

(*) SAFECO Life Insurance Company/SAFECO National Life Insurance Company/
    First SAFECO National Life Insurance Company of New York
    American States Life Insurance Company/SAFECO Administrative Services, Inc./SAFECO Investment Services, Inc.


                           SAFECO 1999 ANNUAL REPORT


p. 50

STATEMENT OF INCOME
SAFECO Credit Company, Inc.


YEAR ENDED DECEMBER 31                                              1999          1998          1997
----------------------------------------------------------------------------------------------------
(In Millions)

Interest and Finance Charge Revenues:
   Finance Receivables                                           $ 101.6       $  87.0       $  77.2
   Affiliates                                                        4.7          11.3           9.7
                                                                 -----------------------------------
      Total Revenues                                               106.3          98.3          86.9
Interest Expense                                                    74.6          67.0          56.3
                                                                 -----------------------------------
   Net Investment Income                                            31.7          31.3          30.6
Provision for Credit Losses                                          2.4           2.4           2.4
                                                                 -----------------------------------
   Net Investment Income After Provision for Credit Losses          29.3          28.9          28.2
Other Revenue                                                       13.5          11.6           9.3
                                                                 -----------------------------------
      Total                                                         42.8          40.5          37.5
                                                                 -----------------------------------
Operating Expenses:
   Personnel Costs                                                  10.6           9.1           8.4
   General and Administrative                                        9.6           8.7           7.6
                                                                 -----------------------------------
      Total                                                         20.2          17.8          16.0
                                                                 -----------------------------------
Income Before Income Taxes                                          22.6          22.7          21.5
Provision for Income Taxes                                           8.1           8.3           7.4
                                                                 -----------------------------------
Net Income                                                       $  14.5       $  14.4       $  14.1
                                                                 ===================================


See Notes to Financial Statements on pages 53 through 75.


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 51

STATEMENT OF COMBINED INCOME

Asset Management Companies(*)


YEAR ENDED DECEMBER 31                              1999          1998          1997
------------------------------------------------------------------------------------
(In Millions)

REVENUES
   Management and Advisory Fees                  $  30.9       $  27.8       $  18.3
   Transfer Agent Fees                               7.0           5.6           3.8
   Other                                             6.4           6.3           4.1
                                                 -----------------------------------
     Total                                          44.3          39.7          26.2
                                                 -----------------------------------
EXPENSES
   Personnel Costs                                  15.5          15.5          10.6
   Marketing and Shareholder Communication           3.2           5.0           3.1
   Other                                            12.0          10.7           5.0
                                                 -----------------------------------
     Total                                          30.7          31.2          18.7
                                                 -----------------------------------
Income Before Income Taxes                          13.6           8.5           7.5
Provision for Income Taxes                           4.7           3.0           2.6
                                                 -----------------------------------
Net Income                                       $   8.9       $   5.5       $   4.9
                                                 ===================================


    See Notes to Financial Statements on pages 53 through 75.

(*) SAFECO Asset Management Company/SAFECO Securities, Inc./SAFECO
    Services Corporation/SAFECO Trust Company


                           SAFECO 1999 ANNUAL REPORT


p. 52

NOTES TO FINANCIAL STATEMENTS

(All dollar amounts are in millions, except share data, unless otherwise stated.)

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

SAFECO Corporation (the Corporation) is a Washington corporation that owns operating subsidiaries in various segments of insurance and other financially related businesses. (The Corporation and its subsidiaries are collectively referred to as "SAFECO.") SAFECO's businesses operate on a nationwide basis. Non-U.S. operations are insignificant. The insurance subsidiaries engage in property and casualty, surety and life and health insurance. Products are marketed primarily through independent agents. Approximately 33% of SAFECO's property and casualty premiums are written in the three West Coast states of California, Washington and Oregon.

        SAFECO's other operations include subsidiaries involved in commercial lending and leasing (SAFECO Credit), investment management and insurance agency and financial services distribution operations.

        See Note 2 for information on significant acquisitions and the disposition of the real estate operations.

BASIS OF REPORTING

The financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances and include amounts based on the best estimates and judgments of management. The financial statements include SAFECO Corporation and its subsidiaries.

        All significant intercompany transactions and accounts have been eliminated in the consolidated financial statements. Certain reclassifications have been made to prior year financial information to conform to the 1999 classifications.

ACCOUNTING FOR PREMIUMS

Property and casualty insurance premiums are included in income as earned over the terms of the respective policies. The unearned portion is included in the balance sheet as a liability for unearned premiums, before the effect of reinsurance. See Note 6 for more information on reinsurance.

        Life and health insurance premiums are reported as income when collected for traditional individual life policies and when earned for group life and health policies. Funds received under retirement services deposit contracts, annuity contracts and universal life policies were $1,849.5, $1,241.9 and $1,403.5 in 1999, 1998 and 1997, respectively. These amounts are recorded as liabilities rather than premium income when received. Revenues for universal life products consist of front-end loads, mortality charges and expense charges assessed against individual policyholder account balances. These loads and charges are recognized as income when earned.

INVESTMENTS

Fixed maturity investments which SAFECO has the intent and ability to hold to maturity are classified as held-to-maturity and carried at amortized cost in the balance sheet. Fixed maturities classified as available-for-sale are carried at market value, with changes in unrealized gains and losses recorded directly to shareholders' equity (comprehensive income), net of applicable income taxes and deferred policy acquisition costs valuation allowance. SAFECO has no fixed maturities classified as trading.


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 53

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

        All marketable equity securities are classified as available-for-sale and are carried at market value, with changes in unrealized gains and losses recorded directly to shareholders' equity (comprehensive income), net of applicable income taxes.

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

        Mortgage loans are carried at outstanding principal balances, less an allowance for mortgage loan losses. The allowance for mortgage loan losses at December 31, 1999 and 1998 was $10.8 and $11.2, respectively.

        Short-term investments are carried at cost, which approximates market value.

        SAFECO engages in securities lending whereby certain securities from its portfolio are loaned to other institutions for short periods of time. Initial collateral is required at a rate of 102% of the market value of a loaned security. The collateral is deposited by the borrower with a lending agent and retained and invested by the lending agent according to SAFECO's guidelines to generate additional income. The market value of the loaned securities is monitored on a daily basis, with additional collateral obtained or refunded as the market value of the loaned securities fluctuates.

PROPERTY, EQUIPMENT AND DEPRECIATION

Property and equipment are classified as investment real estate or as land, buildings and equipment for company use, and are carried at cost less accumulated depreciation.

        SAFECO provides depreciation on buildings for company use, furniture and automobiles at various rates based on estimated useful lives using straight-line and accelerated methods.

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

        Life insurance acquisition costs, consisting of commissions and certain other underwriting expenses, which vary with and are primarily related to the production of new business, are deferred. Acquisition costs for deferred annuity contracts, retirement services deposit contracts and universal life insurance policies are amortized over the lives of the contracts or policies in proportion to the present value of estimated future gross profits. To the extent actual experience differs from assumptions, and to the extent estimates of future gross profits require revision, the unamortized balance of deferred policy acquisition costs is adjusted accordingly; such adjustments are included in current operations. A $46.8 write-off was taken in the third quarter of 1998 related to two blocks of annuity business, the equity-indexed annuity and a declared rate fixed annuity product, and to universal life business. These three lines were adversely impacted by market conditions which negatively affected the projected recoverability of deferred acquisition costs. Acquisition costs for traditional individual life insurance policies are amortized over the premium payment period of the related policies using assumptions consistent with those used in computing policy benefit liabilities.


                           SAFECO 1999 ANNUAL REPORT


p. 54

GOODWILL

Goodwill represents the excess of the cost of businesses acquired over the fair value of their net assets. Goodwill is amortized on systematic bases over periods, not exceeding 30 years, that correspond with the benefits estimated to be derived from the acquisitions. SAFECO evaluates the carrying amount of goodwill using various analyses, including undiscounted cash flow. If impairment is indicated goodwill is written down. The amount of impairment is typically determined using discounted cash flow analysis. Amortization periods are revised if it is estimated that the remaining period of benefit of the goodwill has changed. See Note 2 for information on significant acquisitions.

LOSSES AND ADJUSTMENT EXPENSE

Unpaid losses and adjustment expense (LAE) represent the estimated liability for claims reported plus losses incurred but not yet reported and the related estimated LAE. The liability for losses and LAE is determined using "case basis" evaluations and statistical analyses and represents an estimate of the ultimate net cost of all losses incurred but not paid through December 31 of each year. Although considerable variability is inherent in such estimates, management believes that the liability for unpaid losses and LAE is adequate. These estimates are continually reviewed and adjusted as necessary; such adjustments are reflected in current operations. See Note 5 for more information on loss reserves.

        Salvage and subrogation recoverables are accrued using the "case basis" method for large recoverables and statistical estimates based on historical experience for smaller recoverables. Estimated recoverable amounts deducted from the liability for losses and LAE net of reinsurance were $222.3 and $208.6 at December 31, 1999 and 1998, respectively.

        The property and casualty insurance companies' liability for unpaid losses and LAE is presented gross of amounts recoverable from reinsurers. See
Note 6 for more information on reinsurance.

LIFE POLICY LIABILITIES

Liabilities for universal life insurance policies, deferred annuity contracts and retirement services deposit contracts are equal to the accumulated account value of such policies or contracts as of the valuation date. Liabilities for structured settlement annuities are based on interest rate assumptions using market rates at issue, graded downward over 40 years to a range of 8.75% to 4.5%.

        Liabilities for future policy benefits under traditional individual life insurance policies have been computed on the level premium method and reflect interest, mortality and persistency assumptions based on actual experience modified to provide for adverse deviation. Interest assumptions generally range from 8.0% graded to 3.25%.

NET INCOME PER DILUTED SHARE OF COMMON STOCK

Net income per diluted share of common stock is based on the weighted average number of diluted common shares outstanding during each year. SAFECO's only potentially dilutive instruments are stock options outstanding, and dilution from these is not significant.

NEW ACCOUNTING STANDARDS

In June 1997, the Financial Accounting Standards Board (FASB) issued Statement 130, "Reporting Comprehensive Income." Statement 130 was effective for fiscal years beginning after December 15, 1997, and SAFECO adopted it in the first quarter of 1998. The Statement has no effect on net income but requires the reporting of "comprehensive income," which includes net income and certain items reported in shareholders' equity. See the Statement of Consolidated Comprehensive Income on page 48 of this report.


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 55

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        The FASB issued Statement 131, "Disclosures about Segments of an Enterprise and Related Information," in June 1997. Statement 131 changes the way information about business segments is reported in annual financial statements and requires the reporting of selected segment information in interim reports. This statement was effective for financial statements for periods beginning after December 15, 1997. SAFECO provided the disclosures beginning with its 1998 annual report and, as allowed under Statement 131, for its interim financial statements beginning in 1999. See Note 14 for additional information. The statement has no effect on net income.

        The FASB issued Statement 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," in February 1998. Statement 132 revises employers' disclosures about pension and other post-retirement benefit plans. This statement was effective for financial statements for periods beginning after December 15, 1997. SAFECO provided the disclosures beginning with its 1998 annual report. See Note 13 for additional information. This statement has no effect on net income.

        The FASB issued Statement 133, "Accounting for Derivative Instruments and Hedging Activities," in June 1998. The Statement amends or supersedes several previous FASB statements and requires recognizing all derivatives as either assets or liabilities in the statement of financial position and measuring those instruments at fair value. The FASB also issued Statement 137 in June 1999 which allows entities to defer adoption of Statement 133 to fiscal years beginning after June 15, 2000. Statement 133 may still be adopted early, as of the beginning of any fiscal quarter that begins after June 1998. SAFECO will adopt the new statement no later than the first quarter of 2001. The impact of the Statement is currently being studied. Because of continuing emerging implementation guidance from the FASB, the effect of the new statement on the financial statements has not yet been determined.

NOTE 2: SIGNIFICANT ACQUISITIONS AND DISPOSITIONS

On October 1, 1997, SAFECO acquired all of the outstanding shares of common stock of American States Financial Corporation ("American States") for $2,824 in cash. SAFECO also repaid $300 of American States outstanding debt obligations. The acquisition has been treated as a purchase for accounting purposes; therefore, American States' operations are included in SAFECO's consolidated financial statements since October 1, 1997. The excess of the purchase price over the fair value of net assets acquired of $1,300 was recorded as goodwill and is being amortized on a straight-line basis over 30 years. The fair value of assets acquired excluding cash was $7,035 and the fair value of liabilities assumed was $4,205. American States is an Indianapolis, Indiana-based insurer that writes commercial and personal insurance, as well as life insurance, throughout the United States.

        SAFECO financed the purchase of American States and related debt repayment from the following sources: $600 of internal funds, $804 of commercial paper debt, $200 of 10-year senior notes, $842 of capital securities and $678 of SAFECO common stock issued in a secondary offering.


                           SAFECO 1999 ANNUAL REPORT


p. 56

        The $600 of internal funds came from dividends to SAFECO Corporation from SAFECO's property and casualty insurance subsidiaries on September 30, 1997. SAFECO received prior approval from the Washington State Insurance Department for these dividends.

        In the fourth quarter of 1997, SAFECO recognized $60 of nonrecurring charges related to its acquisition of American States. These nonrecurring charges included $40 to strengthen American States' loss reserves and $20 for incentive payments to agents.

        The unaudited pro forma condensed results of operations as follows assume the acquisition of American States occurred at the beginning of 1996, and give effect to actual operating results prior to the acquisition adjusted for acquisition financing costs and goodwill amortization. These pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of 1996, nor are they necessarily indicative of future consolidated results.


PRO FORMA INFORMATION-UNAUDITED
YEAR ENDED DECEMBER 31                     1997
-----------------------------------------------
Revenues                              $ 6,221.0
Net Income                            $   485.0
Net Income Per Share                  $    3.44


        On December 31, 1997, SAFECO acquired Washington Mutual, Inc.'s life insurance subsidiaries, WM Life Insurance Company and Empire Life Insurance Company. In conjunction with the acquisition, Washington Mutual, Inc. agreed to distribute SAFECO annuity products through the Washington Mutual, Inc. multi-state banking network. The transaction was valued at $140 and the acquisition of the two insurance subsidiaries has been treated as a purchase for accounting purposes. The financing of this transaction was through internal sources. Pro forma results of operations showing the effects of the acquisition on SAFECO's operations for 1997 have not been presented due to immateriality.

        No significant acquisitions were made in 1999 or 1998.

        In February 1998, SAFECO announced its decision to sell its real estate subsidiary, SAFECO Properties, Inc., to focus on its core insurance and financial services businesses. The majority of SAFECO's Properties' assets were sold for $570 in a series of closings during the first half of 1999. Realized gains of $35 have been recognized in 1999. At December 31, 1999, investment real estate held by SAFECO Properties totaled $105, less than 1% of SAFECO's consolidated investments. Since SAFECO Properties operations are not material to the consolidated financial statements, they have not been reclassified as discontinued operations. In the Statement of Consolidated Income, revenues for SAFECO Properties have been included in Other Revenues from January 1, 1999 forward and related expenses have all been included in Other Expenses. For 1999 these revenues totaled $39.3 and expenses totaled $32.1 with income before realized gain and income taxes of $7.2.


                           SAFECO 1999 ANNUAL REPORT


                                                                           P. 57

NOTE 3: INVESTMENTS
Investment income is comprised of:


                                        1999           1998           1997
----------------------------------------------------------------------------
Interest:
   Fixed Maturities                   $1,429.3       $1,385.2       $1,133.6
   Mortgage Loans                         57.6           46.2           43.2
   Short-Term Investments                 17.6           16.2           14.0
Dividends:
   Marketable Equity Securities           52.0           48.8           40.0
   Redeemable Preferred Stock             21.1           20.7           20.0
Other Investment Income                   14.5            9.0            6.2
                                      --------------------------------------
   Total Investment Income             1,592.1        1,526.1        1,257.0
Investment Expenses                        7.0            7.2           12.3
                                      --------------------------------------
   Net Investment Income              $1,585.1       $1,518.9       $1,244.7
                                      ======================================


        The carrying value of investments in fixed maturities and mortgage loans that have not produced income for the last twelve months is less than 1% of the total of such investments at December 31, 1999.

The following analysis summarizes realized gains and losses on investments:


                                                           1999           1998           1997
----------------------------------------------------------------------------------------------
Realized Investment Gains (Losses):
   Fixed Maturities                                      $  (0.2)       $  45.8        $  50.2
   Marketable Equity Securities                             82.8           48.3           97.5
   Investment Real Estate                                   35.1            0.5          (28.3)
                                                         -------------------------------------
      Realized Investment Gain Before Income Taxes         117.7           94.6          119.4
   Applicable Income Taxes                                 (41.2)         (32.7)         (40.7)
                                                         -------------------------------------
      Realized Investment Gain                           $  76.5        $  61.9        $  78.7
                                                         =====================================


The proceeds from sales of investment securities and related gains and losses for 1999 are as follows:


---------------------------------------------------------------------------------------------
                                                           FIXED           FIXED
                                                      MATURITIES      MATURITIES   MARKETABLE
                                                      AVAILABLE-        HELD-TO-       EQUITY
                                                        FOR-SALE        MATURITY   SECURITIES
---------------------------------------------------------------------------------------------
Proceeds from Sales                                   $3,715.4        $    6.3       $  298.1
                                                      =======================================
Gross Realized Gains on Sales                         $   90.0        $     --       $  111.0
Gross Realized Losses on Sales                           (85.8)           (6.3)         (28.2)
                                                      ---------------------------------------
Realized Gains (Losses) on Sale                            4.2            (6.3)          82.8
Writedowns                                                (0.6)             --             --
Other, Including Gains on Calls and Redemptions            2.5              --             --
                                                      ---------------------------------------
   Total Realized Gain (Loss)                         $    6.1        $   (6.3)      $   82.8
                                                      =======================================


        The 1999 sales of fixed maturities held-to-maturity were made due to evidence of significant deterioration in the bond issuer's creditworthiness.


                           SAFECO 1999 ANNUAL REPORT


p. 58

The proceeds from sales of investment securities and related gains and losses for 1998 are as follows:


------------------------------------------------------------------------------------------
                                                         FIXED          FIXED
                                                    MATURITIES     MATURITIES   MARKETABLE
                                                    AVAILABLE-        HELD-TO-      EQUITY
                                                      FOR-SALE        MATURITY  SECURITIES
------------------------------------------------------------------------------------------
Proceeds from Sales                                   $2,021.6        $   18.2    $  233.1
                                                      ====================================
Gross Realized Gains on Sales                         $   42.9        $    3.4    $   58.8
Gross Realized Losses on Sales                            (5.2)             --       (10.5)
                                                      ------------------------------------
Realized Gains on Sale                                    37.7             3.4        48.3
Writedowns                                                (0.4)             --          --
Other, Including Gains on Calls and Redemptions            5.1              --          --
                                                      ------------------------------------
   Total Realized Gain                                $   42.4        $    3.4    $   48.3
                                                      ====================================


        The 1998 sales of fixed maturities held-to-maturity were made due to evidence of significant deterioration in the bond issuer's creditworthiness.

The proceeds from sales of investment securities and related gains and losses for 1997 are as follows:


-----------------------------------------------------------------------------------------------
                                                           FIXED           FIXED
                                                      MATURITIES      MATURITIES     MARKETABLE
                                                      AVAILABLE-        HELD-TO-         EQUITY
                                                        FOR-SALE        MATURITY     SECURITIES
-----------------------------------------------------------------------------------------------
Proceeds from Sales                                   $1,712.6           $   --        $  510.6
                                                      =========================================
Gross Realized Gains on Sales                         $   46.9           $   --        $  107.6
Gross Realized Losses on Sales                           (14.8)              --           (10.1)
                                                      -----------------------------------------
Realized Gains on Sale                                    32.1               --            97.5
Writedowns                                                (0.2)              --               -
Other, Including Gains on Calls and Redemptions           18.3               --               -
                                                      -----------------------------------------
   Total Realized Gain                                $   50.2           $   --        $   97.5
                                                      =========================================


The following analysis summarizes the changes in unrealized gains and losses on investment securities (includes fixed maturities held-to-maturity and available-for-sale):


                                                           1999           1998           1997
---------------------------------------------------------------------------------------------
Increase (Decrease) in Unrealized Appreciation
   of Investment Securities:
     Fixed Maturities                                $ (2,103.6)     $   206.5      $   660.2
     Marketable Equity Securities                         (51.6)         173.2          253.7
     Applicable Income Taxes                              754.3         (132.9)        (319.9)
                                                     ----------------------------------------
      Net Change in Unrealized Appreciation          $ (1,400.9)     $   246.8      $   594.0
                                                     ========================================


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 59

The following is a summary of fixed maturities and marketable equity securities classified as available-for-sale at December 31, 1999:


                                                                                GROSS         GROSS             NET       ESTIMATED
                                                            AMORTIZED      UNREALIZED    UNREALIZED      UNREALIZED          MARKET
                                                                 COST           GAINS        LOSSES     GAIN (LOSS)           VALUE
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Securities and Obligations of U.S.
   Government Corporations and Agencies                   $   1,352.2      $     33.3     $  (27.6)     $      5.7      $   1,357.9
Obligations of States and Political Subdivisions              3,160.0           153.7       (160.2)           (6.5)         3,153.5
Debt Securities Issued by Foreign Governments                   183.3            15.3         (3.3)           12.0            195.3
Corporate Securities                                          8,949.1            54.6       (426.2)         (371.6)         8,577.5
Mortgage-Backed Securities                                    3,614.3            34.0       (101.8)          (67.8)         3,546.5
                                                          -------------------------------------------------------------------------
   Total Fixed Maturities Classified as
     Available-for-Sale                                      17,258.9           290.9       (719.1)         (428.2)        16,830.7
Marketable Equity Securities                                    972.5         1,100.9        (68.7)        1,032.2          2,004.7
                                                          -------------------------------------------------------------------------
     Total                                                $  18,231.4      $  1,391.8     $ (787.8)          604.0      $  18,835.4
                                                         =========================================                      ===========
Deferred Policy Acquisition Costs
   Valuation Allowance and Other                                                                             (10.6)
Applicable Income Taxes                                                                                     (203.7)
                                                                                                       -----------
Unrealized Appreciation of Investment Securities,
   Net of Tax, Included in Shareholders' Equity
     (Total Accumulated Other Comprehensive Income)                                                    $     389.7
                                                                                                       ===========


The following is a summary of fixed maturities classified as held-to-maturity at December 31, 1999:


                                                                         GROSS         GROSS          NET   ESTIMATED
                                                      AMORTIZED     UNREALIZED    UNREALIZED   UNREALIZED      MARKET
                                                           COST          GAINS        LOSSES   GAIN (LOSS)      VALUE
---------------------------------------------------------------------------------------------------------------------
U.S. Treasury Securities and Obligations of U.S.
   Government Corporations and Agencies                $  282.5       $   27.6     $   (0.7)    $   26.9     $  309.4
Obligations of States and Political Subdivisions          140.3            1.7         (6.0)        (4.3)       136.0
Debt Securities Issued by Foreign Governments             150.3           19.0           --         19.0        169.3
Corporate Securities                                    1,839.7           61.9        (69.4)        (7.5)     1,832.2
Mortgage-Backed Securities                                320.5           10.9         (6.2)         4.7        325.2
                                                       --------------------------------------------------------------
   Total Fixed Maturities Classified as
     Held-to-Maturity                                  $2,733.3       $  121.1     $  (82.3)    $   38.8     $2,772.1
                                                       ==============================================================


The following is a summary of fixed maturities and marketable equity securities classified as available-for-sale at December 31, 1998:


                                                                                GROSS         GROSS            NET      ESTIMATED
                                                            AMORTIZED      UNREALIZED    UNREALIZED     UNREALIZED         MARKET
                                                                 COST           GAINS        LOSSES    GAIN (LOSS)          VALUE
---------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Securities and Obligations of U.S.
   Government Corporations and Agencies                   $   1,351.0      $    134.2     $  (2.1)     $    132.1     $   1,483.1
Obligations of States and Political Subdivisions              4,835.1           509.3        (4.0)          505.3         5,340.4
Debt Securities Issued by Foreign Governments                   208.3            36.9        (0.7)           36.2           244.5
Corporate Securities                                          7,033.7           389.5       (33.2)          356.3         7,390.0
Mortgage-Backed Securities                                    3,251.6           154.2        (8.2)          146.0         3,397.6
                                                          -----------------------------------------------------------------------
   Total Fixed Maturities Classified as
     Available-for-Sale                                      16,679.7         1,224.1       (48.2)        1,175.9        17,855.6
Marketable Equity Securities                                    952.8         1,107.0       (23.2)        1,083.8         2,036.6
                                                          -----------------------------------------------------------------------
     Total                                                $  17,632.5      $  2,331.1     $ (71.4)        2,259.7     $  19,892.2
                                                          =======================================                     ===========
Deferred Policy Acquisition Costs
   Valuation Allowance and Other                                                                            (60.5)
Applicable Income Taxes                                                                                    (765.6)
                                                                                                      -----------
Unrealized Appreciation of Investment Securities,
   Net of Tax, Included in Shareholders' Equity
     (Total Accumulated Other Comprehensive Income)                                                   $   1,433.6
                                                                                                      ===========


                           SAFECO 1999 ANNUAL REPORT


p. 60

The following is a summary of fixed maturities classified as held-to-maturity at December 31, 1998:


                                                                          GROSS        GROSS         NET   ESTIMATED
                                                      AMORTIZED      UNREALIZED   UNREALIZED  UNREALIZED      MARKET
                                                           COST           GAINS       LOSSES        GAIN       VALUE
--------------------------------------------------------------------------------------------------------------------
U.S. Treasury Securities and Obligations of U.S.
   Government Corporations and Agencies                $  272.1       $  102.4     $     --    $  102.4     $  374.5
Obligations of States and Political Subdivisions          127.2           26.4           --        26.4        153.6
Debt Securities Issued by Foreign Governments             149.6           48.5           --        48.5        198.1
Corporate Securities                                    1,863.9          324.7         (4.4)      320.3      2,184.2
Mortgage-Backed Securities                                308.1           40.7           --        40.7        348.8
                                                       -------------------------------------------------------------
   Total Fixed Maturities Classified as
     Held-to-Maturity                                  $2,720.9       $  542.7     $   (4.4)   $  538.3     $3,259.2
                                                       =============================================================


        The amortized cost and estimated market value of fixed maturities at December 31, 1999, by contractual maturity, are presented below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.


                                                 AVAILABLE-FOR-SALE             HELD-TO-MATURITY
-----------------------------------------------------------------------------------------------------
                                                             ESTIMATED                      ESTIMATED
                                             AMORTIZED          MARKET       AMORTIZED         MARKET
                                                  COST           VALUE            COST          VALUE
-----------------------------------------------------------------------------------------------------
Due in One Year or Less                      $   475.7       $   478.3       $      --      $      --
Due After One Year Through Five Years          3,405.3         3,378.0              --             --
Due After Five Years Through Ten Years         2,583.9         2,526.5            54.5           57.6
Due After Ten Years                            7,179.7         6,901.4         2,358.3        2,389.3
Mortgage-Backed Securities                     3,614.3         3,546.5           320.5          325.2
                                             --------------------------------------------------------
   Total                                     $17,258.9       $16,830.7       $ 2,733.3      $ 2,772.1
                                             ========================================================


The following table summarizes SAFECO's consolidated allowance for credit losses related to its mortgage loan investments and finance receivables:


                                            1999           1998           1997
--------------------------------------------------------------------------------
Allowance at Beginning of Year           $    33.0      $    32.5      $    30.4
Provision for Credit Losses                    2.4            2.4            3.3
Loans Charged Off as Uncollectible            (1.3)          (2.3)          (1.5)
Recoveries                                     0.3            0.4            0.3
                                         ---------------------------------------
   Allowance at End of Year              $    34.4      $    33.0      $    32.5
                                         =======================================


        These allowances relate to SAFECO Credit's finance receivables ($1,460.6 at December 31, 1999) and to mortgage loan investments ($770.4 at December 31,
1999), nearly all of which are held by SAFECO Life Insurance Company. The allowances include specific reserves, as well as general reserve amounts. The total investment in impaired loans before any reserve for losses is $0.9 at December 31, 1999. A specific loan loss reserve has been established for each impaired loan, the total of which is $0.1 and is included in the overall allowance of $34.4 at December 31, 1999.


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 61

NOTE 4: DEBT AND CAPITAL SECURITIES

DEBT

At December 31, 1999, SAFECO Corporation had commercial paper borrowings outstanding of $508.8. The majority of this commercial paper relates to funding for SAFECO's 1997 acquisition of American States, described in Note 2.

        At December 31, 1999, SAFECO Credit had short-term borrowings of $1,298.5 through commercial paper and $24.6 of medium-term notes. The repayment of each of these borrowings is guaranteed by SAFECO Corporation. The weighted average interest rates on the short-term borrowings were 6.4% and 5.3% at December 31, 1999 and 1998, respectively. The medium-term notes have maturities from January 2000 to December 2001 and a weighted average interest rate of 7.5% at December 31, 1999.

        SAFECO Corporation has a bank credit facility available for $1,050.0. It is a five-year facility originated in 1997 that extends to 2002 and is available for general corporate purposes, including support of SAFECO Corporation's and SAFECO Credit's commercial paper debt. There are currently no borrowings outstanding under this facility, nor were there any borrowings outstanding as of December 31, 1999 or 1998. SAFECO Corporation pays a fee to have this line of credit available and does not maintain deposits as compensating balances. The facility has certain covenants that include requiring SAFECO to maintain a specified minimum level of shareholders' equity and a maximum debt-to-capitalization ratio. As of December 31, 1999, SAFECO was in compliance with all such covenants.

        The Corporation and SAFECO Credit have entered into interest rate swap agreements with outside parties to reduce the impact of changes in interest rates on their variable rate debt by converting variable rate interest payments to fixed rates. The interest rate swap agreements provide only for the exchange of interest on the notional amounts at the stated rates, with no multipliers or leverage. There were no swap terminations in 1999, 1998, or 1997. The net interest accrued under these agreements is recorded as an adjustment to interest expense. At December 31, 1999, SAFECO Credit interest rate swap agreements were outstanding with notional amounts of $457.0, replacing variable rates with fixed rates with a weighted average of 5.9%. Maturities of these agreements range from May 2000 to June 2007. At December 31, 1998, SAFECO Credit interest rate swap agreements were outstanding with notional amounts of $499.0, replacing variable rates with fixed rates with a weighted average of 5.9%. SAFECO Corporation entered into two interest rate swap agreements in December 1997. The swaps are for notional amounts of $150.0 each and replace variable rates with fixed rates of 5.9%. The two swaps mature in December 2002 and December 2007.

        Real estate mortgages are collateralized by the related investment real estate buildings and property.


                           SAFECO 1999 ANNUAL REPORT


p. 62

The total amount, current portions, interest rates and maturities of debt at December 31 are as follows:


                                                                     1999                         1998
----------------------------------------------------------------------------------------------------------------
                                                             TOTAL         CURRENT         TOTAL        CURRENT
----------------------------------------------------------------------------------------------------------------
SAFECO Corporation Commercial Paper Payable in 2000;
   Weighted Average Interest
   Rates at December 31:
     6.3%; 5.2%                                            $  508.8       $  508.8       $  732.7       $  732.7
SAFECO Credit Borrowings Payable Through 2001;
   Weighted Average Interest Rates at December 31:
     6.4%; 5.3%                                             1,323.1        1,311.9        1,255.2        1,230.6
SAFECO Corporation, 7.875% Notes Due 2005                     200.0             --          200.0             --
SAFECO Corporation, 6.875% Notes Due 2007                     200.0             --          200.0             --
Other Debt:
   Unsecured Notes and Loans Payable in Installments
     in 2000; Weighted Average Interest Rates
     at December 31: 6.8%; 6.4%                                22.1            5.4           45.8           34.9
    SAFECO Corporation, Medium-Term Notes
     Due 2002 and 2003; Weighted Average Interest
     Rate at December 31: 7.1%                                 50.0             --           50.0             --
   Real Estate Mortgages Payable in Installments
     Through 2014; Weighted Average Interest Rates
     at December 31: 8.3%; 7.9%                                12.1            0.3          131.9            3.3
                                                           -----------------------------------------------------
     Total Other Debt                                          84.2            5.7          227.7           38.2
                                                           -----------------------------------------------------
      Total Debt (Excluding Capital Securities)            $2,316.1       $1,826.4       $2,615.6       $2,001.5
                                                           =====================================================


Aggregate annual principal installments payable under these obligations for each of the five years subsequent to 1999 are as follows: 2000 - $1,826.4; 2001 - $17.5; 2002 - $47.6; 2003 - $10.5; 2004 - $5.1.

CAPITAL SECURITIES

On July 15, 1997, SAFECO Capital Trust I ("Capital Trust"), a consolidated wholly owned subsidiary of SAFECO Corporation, issued $850.0 of 8.072% Corporation-Obligated, Mandatorily Redeemable Capital Securities (the "Capital Securities"). In connection with Capital Trust's issuance of the Capital Securities and the related purchase by SAFECO Corporation of all of Capital Trust's common securities (the "Common Securities"), SAFECO Corporation issued to Capital Trust $876.3 principal amount of its 8.072% Junior Subordinated Deferrable Interest Debentures, due July 15, 2037 (the "Subordinated Debentures"). The sole assets of Capital Trust are and will be the Subordinated Debentures and any interest due thereon. The interest and other payment dates on the Subordinated Debentures correspond to the distribution and other payment dates on the Capital Securities and the Common Securities. Distributions on the Capital Securities and Common Securities are cumulative and payable semi-annually in arrears. The Subordinated Debentures and the related income effects are eliminated in SAFECO's financial statements.

        For federal income tax purposes, the Subordinated Debentures are classified as indebtedness. Accordingly, interest on the Subordinated Debentures is deductible at the federal statutory rate of 35%.

        The Capital Securities are mandatorily redeemable on July 15, 2037, the same date the Subordinated Debentures are due. The Capital Securities may be redeemed, contemporaneously with the Subordinated Debentures, beginning in 2007 at a price of 104% of principal, with the call premium graded down to zero in 2017. SAFECO Corporation's obligations under the Subordinated Debentures and related agreements, taken together, constitute a full and unconditional guarantee of payments due on the Capital Securities.

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


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 63

NOTE 5: PROPERTY AND CASUALTY LOSS RESERVES

Unpaid losses and loss adjustment expense (LAE) represent the estimated liability (reserves) for claims reported plus losses incurred but not reported and the related LAE. Although considerable variability is inherent in such estimates, management believes that the liability for unpaid losses and LAE is adequate. These estimates are continually reviewed and adjusted as necessary; such adjustments are included in current operations.

The following is a summary of the activity related to the SAFECO's property and casualty insurance companies' reserves for losses and LAE (net of reinsurance amounts):


                                                                1999           1998            1997
------------------------------------------------------------------------------------------------------
Loss and LAE Reserves at Beginning of Year                     $3,966.3       $4,081.9        $1,955.7
                                                               ---------------------------------------
American States Loss and LAE Reserves at Acquisition                 --             --         2,204.6
                                                               ---------------------------------------
Incurred Loss and LAE for Claims
   Occurring in the Current Year                                3,353.0        3,163.2         1,969.5
Increase (Decrease) in Estimated Loss and LAE for Claims
   Occurring in Prior Years                                        78.8         (100.0)           30.5
                                                               ---------------------------------------
Total Incurred Loss and LAE                                     3,431.8        3,063.2         2,000.0
                                                               ---------------------------------------
Loss and LAE Payments for Claims Occurring During:
   Current Year                                                 1,926.4        1,836.2         1,172.1
   Prior Years                                                  1,402.6        1,342.6           906.3
                                                               ---------------------------------------
Total Loss and LAE Payments                                     3,329.0        3,178.8         2,078.4
                                                               ---------------------------------------
   Loss and LAE Reserves at End of Year                        $4,069.1       $3,966.3        $4,081.9
                                                               =======================================


        The year-end reserve amounts above are net of related reinsurance recoverables of $309.5, $253.6 and $228.6 for 1999, 1998 and 1997, respectively.

        The amounts above do not include SAFECO's life subsidiaries' loss reserves for accident and health claims as these amounts are not material in relation to consolidated loss and LAE reserves. In addition, the majority of these claims are incurred and paid in full within a one-year period.

        Operations in 1999 were charged $78.8 from increases in estimated loss and LAE for claims occurring in prior years. Property and casualty lines of business with significant contributions to the increase include construction defect ($28.6), workers' compensation ($35.6) and asbestos and environmental ($24.8). For both construction defect and asbestos and environmental, increased reserve estimates resulted from higher than expected reported claims in 1999. The increased reserve estimates for workers' compensation resulted from SAFECO's re-evaluation of loss exposures on claims related to larger commercial insureds.

        Operations in 1998 benefited $100.0 from a decrease in estimated loss and LAE for claims occurring in prior years. This decrease related primarily to American States' operations. The claims departments of the two companies were combined in 1998. The unified claims department implemented training and reserving procedures resulting in lower claims settlements and reduced reserves on prior years' American States losses. The reductions were in both personal and commercial auto, workers' compensation and general liability.

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

        The property and casualty insurance companies' loss and LAE reserves include reserves for environmental, asbestos and other toxic claims. These reserves are approximately 8% of total property and casualty reserves for losses and LAE at both December 31, 1999 and December 31, 1998. The reserves include estimates for both reported and incurred but not reported losses and related adjustment expense, including legal costs. In view of changes in environmental regulations and evolving case law which affect the development of loss reserves, the process of estimating loss reserves for environmental, asbestos and other toxic claims results in imprecise estimates. Quantitative techniques have to be supplemented by subjective considerations and managerial judgment. Because of these conditions, trends that have affected development of these liabilities in the past may not necessarily occur in the future. Although estimation of environmental claims is difficult, the reserves established for these claims at December 31, 1999 are believed to be adequate based on the known facts and current law.


                           SAFECO 1999 ANNUAL REPORT


p. 64

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

Reinsurance recoverables are comprised of the following amounts at December 31:


                                               1999          1998
-------------------------------------------------------------------
Property and Casualty Insurance:
   Reinsurance Recoverables on:
     Unpaid Loss and LAE Reserves             $ 309.5       $ 253.6
     Paid Losses and LAE                         22.8          16.8
Life Insurance:
   Reinsurance Recoverables on:
     Policy and Contract Claim Reserves           0.9           0.8
     Paid Claims                                  2.3           1.4
     Life Policy Liabilities                     49.3          44.8
                                              ---------------------
      Reinsurance Recoverables                $ 384.8       $ 317.4
                                              =====================


        The unearned premium liability is presented before the effect of reinsurance. The reinsurance amounts related to the unearned premium liability are included with other assets in the balance sheet and totaled $54.5 and $53.3 at December 31, 1999 and 1998, respectively.

The effects of reinsurance are netted against the insurance revenue and loss amounts in the Statement of Income. These amounts are as follows:


                                                              1999          1998          1997
-----------------------------------------------------------------------------------------------
Property and Casualty Insurance Ceded Earned Premiums       $ 164.4       $ 188.5       $ 155.8
Life Insurance Ceded Earned Premiums                           25.8          21.3          14.5
                                                            -----------------------------------
   Total Ceded Earned Premiums                              $ 190.2       $ 209.8       $ 170.3
                                                            ===================================

Property and Casualty Insurance Ceded Losses and LAE        $ 147.3       $  98.4       $  46.1
Life Insurance Ceded Policy Benefits                           11.8          12.2           8.3
                                                            -----------------------------------
   Total Ceded Losses, LAE and Policy Benefits              $ 159.1       $ 110.6       $  54.4
                                                            ===================================


        Reinsurance premiums ceded on a written basis are approximately equal to the ceded earned premiums disclosed above. Reinsurance premiums assumed are insignificant.


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 65

NOTE 7: COMMITMENTS AND CONTINGENCIES

SAFECO leases office space, commercial real estate and certain equipment under leases which expire at various dates through 2023. These leases are accounted for as operating leases. Minimum rental commitments for leases in effect at December 31, 1999 are as follows:


YEAR PAYABLE                                 MINIMUM RENTALS
------------------------------------------------------------
2000                                            $  42.7
2001                                               36.9
2002                                               32.9
2003                                               28.0
2004                                               22.0
2005 and Thereafter                                90.0
                                                 -------
   Total                                         $ 252.5
                                                 =======


        In addition, SAFECO has commitments under real estate construction and development contracts that total approximately $190 at December 31, 1999. These commitments are estimated to be paid as follows: $110 in 2000; $40 in 2001; $10 in 2002; $10 in 2003; $20 in 2004.

        The amount of rent charged to operations was $25.0, $20.1 and $14.4 for 1999, 1998 and 1997, respectively.

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

        Fair value amounts for fixed maturities and marketable equity securities were determined using market prices for securities traded in the public marketplace or analytically determined values for securities not publicly traded.

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

        The carrying values of SAFECO Corporation's and SAFECO Credit's commercial paper, as well as other debt that have variable interest rates, are reasonable estimates of fair value. For SAFECO Credit and other debt that have fixed interest rates, fair values are estimated by discounting the projected cash flows using the rate at which similar borrowings could currently be made. The fair values of the 7.875% notes, the 6.875% notes and the Capital Securities are estimated based on quotes from broker/dealers who make markets in similar securities.

        Other insurance-related financial instruments are exempt from fair value disclosure requirements.


                           SAFECO 1999 ANNUAL REPORT


p. 66

Estimated fair values of financial instruments at December 31 are as follows:


                                                        1999                          1998
------------------------------------------------------------------------------------------------------
                                              CARRYING       ESTIMATED        CARRYING       ESTIMATED
                                                AMOUNT      FAIR VALUE          AMOUNT      FAIR VALUE
------------------------------------------------------------------------------------------------------
Financial Assets:
   Fixed Maturities Available-for-Sale       $16,830.7       $16,830.7       $17,855.6       $17,855.6
   Fixed Maturities Held-to-Maturity           2,733.3         2,772.1         2,720.9         3,259.2
   Marketable Equity Securities                2,004.7         2,004.7         2,036.6         2,036.6
   Mortgage Loans                                770.4           742.0           541.5           562.0
   Commercial Loans                              978.3           907.0           776.8           782.0
Financial Liabilities:
   Funds Held Under Deposit Contracts         13,762.9        13,495.0        12,718.1        13,031.0
   Commercial Paper                              508.8           508.8           732.7           732.7
   Credit Company Borrowings                   1,323.1         1,323.0         1,255.2         1,256.0
   7.875% Notes Due 2005                         200.0           201.0           200.0           217.0
   6.875% Notes Due 2007                         200.0           191.0           200.0           214.0
   Other Debt                                     84.2            85.0           227.7           235.0
Capital Securities                               842.5           843.0           842.1           912.0


DERIVATIVE FINANCIAL INSTRUMENTS

SAFECO's consolidated investments in mortgage-backed securities of $3,871.7 at market value at December 31, 1999 ($3,746.4 at December 31, 1998) are primarily residential collateralized mortgage obligations (CMOs), pass-throughs and commercial loan-backed mortgage obligations (CMBS). CMOs and CMBS, while technically defined as derivative instruments, are exempt from derivative disclosure requirements. SAFECO's investment in CMOs and CMBS comprised of the riskier, more volatile type (e.g., interest only, inverse floaters, etc.) has been intentionally limited to only a small amount--less than 1% of total mortgage-backed securities at both December 31, 1999 and 1998.

        SAFECO Credit provides loan and lease commitments at both variable and fixed rates of interest. Fixed rate loan and lease commitments outstanding were approximately $170 and $50 at December 31, 1999 and 1998, respectively or less than 1% of consolidated investments. The majority of these commitments have original terms of up to 90 days and contracted fixed interest rates with a weighted average rate of 8% at December 31, 1999. Exposure to credit risk relating to these commitments (i.e., risk that the borrower will be unable to perform its obligations) is mitigated through credit review and approval controls. Because the majority of the fixed rate commitments have terms of 90 days or less, the estimated fair values of these commitments are not material.

        In 1997 SAFECO Life Insurance Company introduced an equity-indexed annuity product that credits the policyholder based on a percentage of the gain in the S&P 500 Index. Sales of this product were suspended in the fourth quarter of 1998. A hedging program with the objective to hedge the exposure to changes in the S&P 500 market risk has been established. The program consists of buying and writing S&P 500 options, buying Treasury interest rate futures and trading S&P 500 futures.

        Realized gains and losses on both options and futures are recognized upon termination of the options and future contracts. SAFECO records futures and options at market value with unrealized gains and losses recorded in current income.

        The balance in assets for call options purchased was $2.0 and $24.0 at December 31, 1999 and 1998, respectively. The balance in other invested assets for futures contracts at December 31, 1999 and 1998 was $8.3 and $4.9, respectively. At December 31, 1999, SAFECO had a $5.8 liability for written S&P 500 call options.

        SAFECO does not enter into derivative financial instruments for speculative purposes. SAFECO's involvement in other investment-type derivatives is intentionally of a limited nature. Such derivatives include currency-linked bonds and equity-linked bonds. Individually, and in the aggregate, these derivatives are not material and have not been disclosed.


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 67

Interest rate swap agreements are entered into by SAFECO Corporation and SAFECO Credit to reduce the impact of changes in interest rates on their variable rate debt by converting variable rate interest payments to fixed rates. The interest rate swap agreements provide only for the exchange of interest on the notional amounts at the stated rates, with no multipliers or leverage. At December 31, 1999, interest rate swap agreements were outstanding with notional amounts of $757.0, replacing variable rates with fixed rates with a weighted average of 5.9%. Maturities of these agreements range from May 2000 to December 2007. At December 31, 1998, interest rate swap agreements were outstanding with notional amounts of $799.0, replacing variable rates with fixed rates with a weighted average of 5.9%. There were no swap terminations in 1999, 1998 or 1997. The net interest accrued under these agreements is recorded as an adjustment to interest expense. Exposure to credit risk relating to interest rate swaps is the risk that the counterparty will be unable to perform its obligations. This risk is mitigated through credit review, approval controls and by entering into agreements with only highly rated counterparties. The estimated fair value of interest rate swaps was not material at December 31, 1999 or 1998; thus, no additional disclosures have been made.

NOTE 9: COMMON STOCK


Changes in common stock outstanding for the last three years are as follows:


                                                                    1999                1998                1997
----------------------------------------------------------------------------------------------------------------
Number of Shares Outstanding at the Beginning of Year        136,262,170         141,151,093         126,308,237
Shares Reacquired                                             (7,549,610)         (5,184,360)           (233,542)
Shares Issued for Stock Options and Rights                       212,440             295,437             276,398
Secondary Offering                                                    --                  --          14,800,000
                                                             ---------------------------------------------------
   Number of Shares Outstanding at the End of Year           128,925,000         136,262,170         141,151,093
                                                             ===================================================


        The secondary offering in 1997 relates to SAFECO's cash acquisition of American States in October 1997 (see Note 2). The 14,800,000 total shares issued under the offering include 1,800,000 shares issued under the underwriters' over-allotment option.


                           SAFECO 1999 ANNUAL REPORT


p. 68

NOTE 10: STOCK INCENTIVE PLAN

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

        If compensation expense had been recorded applying Statement 123, SAFECO's net income would have been reduced by $3.5, $2.9 and $2.0 in 1999, 1998, and 1997, respectively. Basic and diluted earnings per share would also have been reduced by $0.03, $0.02 and $0.02, respectively. The weighted average fair value (at grant date) of options granted in 1999 was $9 per share and was estimated using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 6.0%, dividend yield of 3.5%, volatility factor of 26% and expected life of six years.

Changes in stock options for the three years ended December 31, 1999 are as follows:


                                    OPTIONS OUTSTANDING
----------------------------------------------------------
                                                  WEIGHTED
                                             AVERAGE PRICE
                                    SHARES       PER SHARE
----------------------------------------------------------
Balance December 31, 1996        1,858,443          $26.67
   Granted                         339,900           42.05
   Exercised                      (270,939)          21.67
   Canceled                        (21,950)          31.87
                                 -------------------------
Balance December 31, 1997        1,905,454           30.07
   Granted                         365,400           47.85
   Exercised                      (289,387)          26.05
   Canceled                        (34,150)          38.96
                                 -------------------------
Balance December 31, 1998        1,947,317           33.85
   Granted                         697,200           34.72
   Exercised                      (208,954)          23.43
   Canceled                        (37,625)          41.73
                                 -------------------------
Balance December 31, 1999        2,397,938          $34.89
                                 =========================
Exercisable at
   December 31, 1999             1,212,398          $31.79
                                 =========================


        Exercise prices for options outstanding as of December 31, 1999 range from $14.38 to $51.38 per share.

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

        Matured restricted stock rights and earned performance stock rights are issued in stock and/or paid in cash at the option of the holder. During 1999, 1998 and 1997, $0.8, $2.9 and $2.8, respectively, were charged to operations for the compensation element of restricted and performance stock rights and stock appreciation rights.


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 69

Changes in restricted and performance stock rights for the three years ended December 31, 1999 are as follows:


                                         SHARE RIGHTS
-----------------------------------------------------
Balance December 31, 1996                  102,734
   Awarded                                  97,000
   Matured                                 (45,091)
   Canceled                                     --
                                           -------
Balance December 31, 1997                  154,643
   Awarded                                  89,990
   Matured                                 (43,891)
   Canceled                                (12,359)
                                           -------
Balance December 31, 1998                  188,383
   Awarded                                 114,725
   Matured                                 (39,534)
   Canceled                                 (1,250)
                                           -------
Balance December 31, 1999                  262,324
                                           =======


        At December 31, 1999 there were 4,624,835 shares of common stock reserved for future options and rights.

NOTE 11: STATUTORY INFORMATION

The Corporation's insurance subsidiaries are required to file annual statements with state regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (i.e., statutory basis). Prescribed statutory accounting practices include state laws, regulations and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners. Permitted statutory accounting practices encompass all accounting practices not so prescribed.

        Statutory net income differs from the net income reported in accordance with generally accepted accounting principles primarily because policy acquisition costs are expensed when incurred, life insurance reserves are based on different assumptions and income tax expense reflects only taxes paid or currently payable. Statutory net income and equity are as follows:


STATUTORY NET INCOME           1999          1998          1997
---------------------------------------------------------------
Property and Casualty
  Insurance                 $ 276.6       $ 497.4       $ 580.0
Life Insurance                114.0          92.5         115.7


STATUTORY SHAREHOLDER'S EQUITY
DECEMBER 31                                  1999          1998
---------------------------------------------------------------
Property and Casualty Insurance         $ 2,726.4     $ 3,294.4
Life Insurance                              709.4         646.5


        The statutory net income amounts for 1997 reported above include American States for the entire calendar year.

        SAFECO's insurance subsidiaries have received written approval from the Washington State Insurance Department to treat certain loans to related SAFECO subsidiaries (all made at market rates) as admitted assets. The allowance of such loans has not materially enhanced surplus at December 31, 1999.

NOTE 12: DIVIDEND RESTRICTIONS

SAFECO's insurance subsidiaries are restricted as to the amount of dividends they may pay to their parent without regulatory consent. The amount of subsidiary retained earnings available for the payment of dividends to SAFECO Corporation without prior regulatory approval approximated $647.1 at December 31, 1999.

NOTE 13: EMPLOYEE BENEFIT PLANS

The Corporation sponsors profit-sharing bonus, defined contribution, and defined benefit plans covering substantially all employees. The defined contribution plans include profit-sharing retirement plans and a 401(k) savings plan. SAFECO's Cash Balance Plan is a defined benefit plan covering substantially all employees and provides benefits for each year of service after 1988, based on the employee's compensation level plus a stipulated rate of return on the benefit balance. The American States defined benefit plan was merged with the Cash Balance Plan effective January 1, 1999. It is SAFECO's policy to fund the Cash Balance Plan on a current basis to the full extent deductible under federal income tax regulations. The following table summarizes the funded status of the defined benefit plans:


DECEMBER 31                                               1999           1998
-----------------------------------------------------------------------------
Change in Benefit Obligation:
  Benefit Obligation at Beginning
   of Year                                             $ 148.5        $ 254.2
  Service and Interest Cost                               16.4           34.5
  Amendments and Experience                               (7.6)         (31.4)
  Benefits Paid and Annuities Purchased                  (13.4)        (108.8)
                                                       ----------------------
  Benefit Obligation at End of Year                      143.9          148.5
                                                       ----------------------

Change in Plan Assets:
  Fair Value of Plan Assets
   at Beginning of Year                                  166.5          257.5
  Actual Return on Plan Assets                            (0.2)          29.9
  Company Contributions                                    7.3            6.9
  Benefits Paid and Annuities Purchased                  (32.4)        (127.8)
                                                       ----------------------
  Fair Value of Plan Assets at End of Year               141.2          166.5
                                                       ----------------------

Funded Status of Plan (Underfunded)                       (2.7)          18.0
Unrecognized Net Actuarial Gain                          (11.6)         (36.9)
                                                       ----------------------
Accrued Benefit Cost                                   $ (14.3)       $ (18.9)
                                                       ======================


                           SAFECO 1999 ANNUAL REPORT


p. 70

        Plan assumptions include a discount rate of 7.5%, an expected rate of return on plan assets of 9.0% and a rate of increase in compensation of 6.0% at December 31, 1999. Plan assets consist primarily of listed equity securities, corporate bonds and U.S. government bonds.

        The annuity purchased in 1998 to settle the accrued benefits for certain American States retirees and former employees was purchased from SAFECO Life Insurance Company, a wholly-owned subsidiary of SAFECO. The cost of the annuity was $117.9 and reduced the benefit obligation by $98.9.

        The cost of the plans discussed above charged to income is as follows:


                              1999          1998          1997
--------------------------------------------------------------
Profit-Sharing Bonus       $   0.6       $  22.7       $  23.8
Defined Contribution          29.0          27.1          31.3
Defined Benefit                2.7          11.9           7.9
                           -----------------------------------
  Total                    $  32.3       $  61.7       $  63.0
                           ===================================


        In addition, SAFECO provides certain healthcare and life insurance benefits ("other postretirement benefits") for retired employees. Substantially all employees become eligible for these benefits if they reach retirement age while working for SAFECO. The cost of these benefits is shared by SAFECO and the retiree.

        Net periodic other postretirement benefit costs were $13.5, $9.1 and $3.9 in 1999, 1998 and 1997, respectively. The following table summarizes the funded status of the plan:


DECEMBER 31                                   1999           1998
-----------------------------------------------------------------
Change in Benefit Obligation:
   Benefit Obligation at
     Beginning of Year                     $ 116.3        $  87.4
   Service and Interest Cost                  12.7            9.2
   Amendments and Experience                  10.3           23.4
   Net Benefits Paid                          (4.3)          (3.7)
                                           ----------------------
   Benefit Obligation at End of Year         135.0          116.3
   Fair Value of Plan Assets at
     End of Year                               2.4            1.6
                                           ----------------------

Funded Status of Plan (Underfunded)         (132.6)        (114.7)
Unrecognized Net Actuarial Loss               22.1           11.8
Unrecognized Prior Service Cost                8.4            9.3
                                           ----------------------
Accrued Benefit Cost                       $(102.1)       $ (93.6)
                                           ======================


        Discount rate assumptions of 7.5% and 7.0% were used at December 31, 1999 and 1998, respectively.

        The accumulated postretirement benefit obligation at December 31, 1999, was determined using a health-care cost trend rate of 9.0% for 2000, gradually decreasing to 6.0% in 2003 and remaining at that level thereafter. A one-percentage-point increase (or decrease) in the assumed healthcare cost trend rate for each year would increase (or decrease)the accumulated other postretirement benefit obligation as of December 31, 1999, by $17.5 (or $14.3) and the annual net periodic other postretirement benefit cost for the year then ended by $2.2 (or $1.7).


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 71

NOTE 14: SEGMENT DATA


                                                                               PRETAX
                                                 UNDERWRITING   INVESTMENT     INCOME         REALIZED   NET INCOME
                                     REVENUES*    GAIN (LOSS)       INCOME      (LOSS)**    GAIN (LOSS)       (LOSS)     ASSETS
--------------------------------------------------------------------------------------------------------------------------------
1999
Property and Casualty Insurance:
   Personal Lines:
     Personal Auto                 $ 1,725.6      $   (63.3)     $   131.0    $    54.0      $    27.2                 $ 3,238.9
     Homeowners                        708.3          (48.2)          51.9         (2.6)          12.4                   1,345.6
     Other                             177.7           20.6           15.8         34.1            4.6                     402.0
   Commercial Lines:
     ASBI***                         1,017.6         (183.4)         141.7        (53.0)          22.4                   3,705.8
     SAFECO Commercial                 686.4         (107.6)          97.2        (18.3)          15.7                   2,434.6
   Surety                               59.4           15.2            3.0         17.0            2.4                      99.8
   Other                                 7.9              -           21.7         20.6            2.6                     486.7
                                     -------      ---------      -------------------------------------                  --------
      Total                          4,382.9      $  (366.7)         462.3         51.8           87.3    $   172.1     11,713.4
                                     -------      =========      -------------------------------------                  --------
Life Insurance:
   Retirement Services                  32.9                         410.9         52.6           (1.0)                  7,204.8
   Settlement Annuities                  1.1                         486.6         42.2           (5.9)                  6,011.3
   Group                               193.9                           1.9        (19.4)           0.3                     104.8
   Individual                          119.8                         144.7         30.1           (1.9)                  2,959.7
   Other                                13.2                          76.0         73.1            1.6                     929.1
                                   ---------                     -------------------------------------                 ---------
      Total                            360.9                       1,120.1        178.6           (6.9)       112.1     17,209.7
                                   ---------                     -------------------------------------                 ---------
Credit                                 119.8                                       22.6                        14.5      1,635.9
Asset Management                        44.3                                       13.6                         8.9         76.7
Other and Eliminations                 106.4                           2.7        (52.0)          37.3        (55.4)       (63.0)
                                   ---------                     ---------------------------------------------------------------
      Consolidated Totals          $ 5,014.3                     $ 1,585.1    $   214.6      $   117.7    $   252.2    $30,572.7
                                   =========                     ===============================================================

1998
Property and Casualty Insurance:
   Personal Lines:
     Personal Auto                 $ 1,729.7      $    11.5      $   139.5    $   137.0      $    30.5                 $ 3,594.7
     Homeowners                        686.7          (56.4)          54.3         (8.2)          13.4                   1,456.7
     Other                             165.2           14.8           16.0         28.6            4.8                     430.8
   Commercial Lines:
     ASBI***                           911.6          (72.7)         144.2         60.8           23.6                   3,838.1
     SAFECO Commercial                 640.9          (27.9)          98.9         63.6           16.4                   2,575.5
   Surety                               58.5           19.2            3.4         21.3            2.7                     109.3
   Other                                15.7            2.1           23.9         24.7            3.2                     564.4
                                     -------      ---------      -------------------------------------                  --------
      Total                          4,208.3      $  (109.4)         480.2        327.8           94.6    $   372.4     12,569.5
                                     -------      =========      -------------------------------------                  --------
Life Insurance:
   Retirement Services                  25.2                         411.7         12.8            4.3                   7,195.1
   Settlement Annuities                  1.5                         449.4         30.6              -                   5,972.4
   Group                               203.1                           2.7        (14.1)             -                      90.1
   Individual                          110.2                          98.4         13.9            1.8                   1,985.1
   Other                                13.4                          78.8         75.9           12.2                   1,110.9
                                   ---------                     -------------------------------------                 ---------
      Total                            353.4                       1,041.0        119.1           18.3         58.1     16,353.6
                                   ---------                     -------------------------------------                 ---------
Real Estate                             77.9                                        5.3            0.5          3.6        639.7
Credit                                 109.9                                       22.7                        14.4      1,528.3
Asset Management                        39.7                                        8.5                         5.5         67.4
Other and Eliminations                  49.4                          (2.3)      (115.2)         (18.8)      (102.1)      (266.8)
                                   ---------                     ---------------------------------------------------------------
      Consolidated Totals          $ 4,838.6                     $ 1,518.9    $   368.2      $    94.6    $   351.9    $30,891.7
                                   =========                     ===============================================================


                           SAFECO 1999 ANNUAL REPORT


p. 72

                                                                                 PRETAX
                                               UNDERWRITING    INVESTMENT        INCOME        REALIZED     NET INCOME
                                  REVENUES(*)  GAIN (LOSS)        INCOME       (LOSS)(**)    GAIN (LOSS)      (LOSS)        ASSETS
----------------------------------------------------------------------------------------------------------------------------------
1997
Property and Casualty Insurance:
   Personal Lines:
     Personal Auto                $ 1,268.1      $    30.7     $   113.9      $   120.0      $    45.9                   $ 3,519.3
     Homeowners                       512.0           (2.0)         44.7           31.5           21.1                     1,436.1
     Other                            139.0           20.6          20.5           34.1           13.2                       432.5
   Commercial Lines:
     ASBI(***)                        227.3            8.5          38.1           39.9           12.4                     3,826.5
     SAFECO Commercial                603.6          (34.9)         99.3           47.0           32.7                     2,642.3
   Surety                              54.4           12.8           5.2           15.2            5.2                       102.9
   Other                               12.2            0.5           5.3            4.5            2.3                       545.9
                                  ---------      ---------     ---------------------------------------                    --------
      Total                         2,816.6      $    36.2         327.0          292.2          132.8      $   347.0     12,505.5
                                  ---------      =========     ---------------------------------------                    --------
Life Insurance:
   Retirement Services                 18.1                        355.6           27.0            1.6                     6,833.1
   Settlement Annuities                 2.1                        420.1           25.5              -                     5,611.7
   Group                              193.7                          2.7           12.3              -                        83.3
   Individual                          64.7                         63.1            6.6           (0.6)                    1,765.4
   Other                               11.6                         74.8           76.5            5.8                     1,004.3
                                  ---------                    ---------------------------------------                   ---------
      Total                           290.2                        916.3          147.9            6.8          102.0     15,297.8
                                  ---------                    ---------------------------------------                   ---------
Real Estate                            75.1                                         9.6          (28.3)         (12.2)       638.1
Credit                                 96.2                                        21.5                          14.1      1,278.2
Asset Management                       26.2                                         7.5                           4.9         66.9
Other and Eliminations                 40.9                          1.4          (25.5)           8.1          (25.8)      (318.7)
                                  ---------                    -------------------------------------------------------------------
      Consolidated Totals         $ 3,345.2                    $ 1,244.7      $   453.2      $   119.4      $   430.0    $29,467.8
                                  =========                    ===================================================================


(*) Revenues combined with Investment Income and Realized Gains equal Total Revenue on the Statement of Consolidated Income.

(**) Earnings before realized gains (losses), distributions on capital securities and income taxes. This is viewed by management as the key measurement of segment profit or loss. Property and Casualty Insurance Pretax Income amounts include goodwill amortization expense of $43.8, $43.0 and $11.0, respectively. The 1997 Property and Casualty Insurance amount includes nonrecurring acquisition charges of $60.0 related to the acquisition of American States. The 1998 Life Insurance amount includes the write-off of $46.8 of deferred acquisition costs.

(***)   American States Business Insurance.


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 73

NOTE 15: INCOME TAXES

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

Differences between income tax computed by applying the U.S. Federal income tax rate of 35% to income before income taxes and the consolidated provision for income taxes are as follows:


                                                    1999           1998           1997
--------------------------------------------------------------------------------------
Computed "Expected" Tax Expense                  $ 116.3        $ 162.0        $ 200.4
Tax-Exempt Municipal Bond Income                   (85.6)        (103.0)         (73.2)
Dividends Received Deduction                       (13.3)         (12.6)         (10.5)
Proration Adjustment                                12.5           14.7           10.3
Other                                                5.4            4.9            0.8
                                                 -------------------------------------
   Consolidated Provision for Income Taxes       $  35.3        $  66.0        $ 127.8
                                                 =====================================


The tax effects of temporary differences which give rise to the deferred tax assets and deferred tax liabilities at December 31, 1999, 1998 and 1997 are as follows:


DECEMBER 31                                                        1999          1998            1997
-----------------------------------------------------------------------------------------------------
Deferred Tax Assets:
   Discounting of Loss and Adjustment Expense Reserves         $  263.1      $  265.5        $  250.0
   Unearned Premium Liability                                     125.3         117.4           113.9
   Adjustment to Life Policy Liabilities                           67.8          55.9            72.1
   Capitalization of Life Policy Acquisition Costs                 70.4          54.6            49.2
   Postretirement Benefits                                         35.7          32.8            30.9
   Nondeductible Accruals                                          39.4          46.0            58.2
   Alternative Minimum Tax Carryforward                            49.0          33.0              --
   Other                                                           73.1          48.4            32.9
                                                               --------------------------------------
     Total Deferred Tax Assets                                    723.8         653.6           607.2
                                                               --------------------------------------
Deferred Tax Liabilities:
   Deferred Policy Acquisition Costs                              209.6         199.6           203.5
   Bond Discount Accrual                                           34.3          38.2            36.2
   Accelerated Depreciation                                        84.2          76.1            81.4
   Unrealized Appreciation of Investment Securities
     (Net of Deferred Policy Acquisition Costs Valuation
     Allowance: $0.1; $17.2; $12.8)                               207.7         769.9           672.7
   Other                                                           82.7          62.4            60.3
                                                               --------------------------------------
     Total Deferred Tax Liabilities                               618.5       1,146.2         1,054.1
                                                               --------------------------------------
     Net Deferred Tax Asset (Liability)                        $  105.3      $ (492.6)       $ (446.9)
                                                               ======================================


The following table reconciles the deferred tax expense (benefit) in the Statement of Consolidated Income to the net change in the deferred tax liability in the Consolidated Balance Sheet:


                                                                           1999           1998           1997
-------------------------------------------------------------------------------------------------------------
Deferred Tax Expense (Benefit)                                          $ (35.7)       $ (38.6)       $  20.7
Net Deferred Tax Assets Acquired in Acquisitions                             --          (12.9)        (209.9)
Deferred Tax Changes Reported in Shareholders' Equity:
   Increase (Decrease) in Liability Related to Unrealized
     Appreciation (Depreciation) of Investment Securities,
     Net of Deferred Policy Acquisition Costs Valuation Allowance        (562.2)          97.2          218.3
                                                                        -------------------------------------
   Increase (Decrease) in Net Deferred Tax Liability                    $(597.9)       $  45.7        $  29.1
                                                                        =====================================


                           SAFECO 1999 ANNUAL REPORT


p. 74

NOTE 16: INTERIM FINANCIAL INFORMATION (UNAUDITED)

                                     FIRST          SECOND           THIRD          FOURTH
                                   QUARTER         QUARTER         QUARTER         QUARTER          ANNUAL
----------------------------------------------------------------------------------------------------------
Revenues:
          1999                   $ 1,666.3       $ 1,666.3       $ 1,672.2       $ 1,712.3       $ 6,717.1
          1998                     1,585.7         1,600.1         1,626.7         1,639.6         6,452.1
          1997                     1,015.0         1,031.3         1,111.9         1,551.1         4,709.3

Income Before Realized Gain:*
          1999                   $    82.2       $    53.2       $     9.8       $    30.5       $   175.7
          1998                        93.2            58.2            63.7            74.9           290.0
          1997                        96.8           104.5            79.7            70.3           351.3

Realized Gain:**
          1999                   $    36.3       $    19.9       $     6.3       $    14.0       $    76.5
          1998                        18.4            11.0            11.2            21.3            61.9
          1997                        14.8            12.7            42.0             9.2            78.7

Net Income:
          1999                   $   118.5       $    73.1       $    16.1       $    44.5       $   252.2
          1998                       111.6            69.2            74.9            96.2           351.9
          1997                       111.6           117.2           121.7            79.5           430.0

                                                                 (Per Share)
Income Before Realized Gain:*

          1999                   $     .60       $     .40       $     .07       $     .24       $    1.32
          1998                         .66             .41             .46             .55            2.07
          1997                         .77             .82             .63             .50            2.71

Realized Gain:**
          1999                   $     .27       $     .14       $     .05       $     .10       $     .58
          1998                         .13             .08             .08             .15             .44
          1997                         .11             .10             .33             .07             .60

Net Income:
          1999                   $     .87       $     .54       $     .12       $     .34       $    1.90
          1998                         .79             .49             .54             .70            2.51
          1997                         .88             .92             .96             .57            3.31

Dividends Paid:
          1999                   $     .35       $     .35       $     .37       $     .37       $    1.44
          1998                         .32             .32             .35             .35            1.34
          1997                         .29             .29             .32             .32            1.22

Market Price Range:***
          1999 - High            $   43.38       $   46.44       $   44.38       $   30.50       $   46.44
               - Low                 37.38           38.69           26.91           22.00           22.00
          1998 - High                55.00           54.81           48.75           45.81           55.00
               - Low                 46.25           43.13           40.63           39.88           39.88


* Income amounts are after distributions on capital securities and are net of income tax.

**    Amounts are net of income tax.

***   SAFECO Corporation common stock trades on The Nasdaq Stock Market
      Inc. under the symbol SAFC. The price range represents the high and low closing sales price. Third quarter 1998 income before realized gain and net income include the write-off of Life Company deferred acquisition costs of $46.8 ($30.4 after tax, $0.22 per share). Fourth quarter 1997 income before realized gain and net income include nonrecurring acquisition charges of $60.0 ($39.0 after tax, $0.28 per share).


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 75

SUMMARY OF GROWTH


                                                                         1999             1998             1997
---------------------------------------------------------------------------------------------------------------
(In Millions Except Per Share Amounts)

INCOME SUMMARY
Income (Loss), Net of Income Taxes, Before Realized Gain:
   Property and Casualty                                            $   114.8        $   310.2        $   260.2
   Life                                                                 116.7             46.4             97.0
   Real Estate                                                             --              3.4              6.2
   Credit                                                                14.5             14.4             14.1
   Asset Management                                                       8.9              5.5              4.9
   Corporate                                                            (34.4)           (45.0)           (16.3)
                                                                    -------------------------------------------
    Total                                                               220.5            334.9            366.1
Realized Gain, Net of Income Taxes                                       76.5             61.9             78.7
                                                                    -------------------------------------------
Income Before Distributions on Capital Securities                       297.0            396.8            444.8
Distributions on Capital Securities, Net of Tax                         (44.8)           (44.9)           (14.8)
Cumulative Effect of Accounting Changes                                    --               --               --
                                                                    -------------------------------------------
Net Income                                                          $   252.2        $   351.9        $   430.0
                                                                    ===========================================

STATISTICS PER SHARE OF COMMON STOCK(*)
Net Income - Diluted:
   Income Before Realized Gain(**)                                  $    1.32        $    2.07        $    2.71
   Realized Gain                                                          .58              .44              .60
   Cumulative Effect of Accounting Changes                                 --               --               --
   Net Income                                                            1.90             2.51             3.31
   Average Number of Shares                                             132.8            139.9            129.8
Net Income - Basic:
   Income Before Realized Gain(**)                                       1.32             2.08             2.72
   Realized Gain                                                          .58              .44              .61
   Cumulative Effect of Accounting Changes                                 --               --               --
   Net Income                                                            1.90             2.52             3.33
   Average Number of Shares                                             132.7            139.4            129.2
Dividends Paid                                                           1.44             1.34             1.22
Market Price:
   High                                                                 46.44            55.00            54.47
   Low                                                                  22.00            39.88            36.75
   Close                                                                24.88            42.94            48.75
Shareholders' Equity:
   Book Value                                                           33.31            40.92            38.69
   With Securities at Market Value, Net of Tax                          33.50            43.49            40.77

REVENUES (EXCLUDING REALIZED GAIN)
Insurance:
   Property and Casualty (Gross premiums written)                   $ 4,645.0        $ 4,441.8        $ 2,987.4
   Life                                                                 360.9            353.4            290.2
Net Investment Income (Excluding realized gain or loss):
   Property and Casualty                                                462.3            480.2            327.0
   Life                                                               1,120.1          1,041.0            916.3
   Other                                                                  2.7             (2.3)             1.4
Real Estate (Excluding realized gain or loss)                              --             77.9             75.1
Credit (Including affiliate loans)                                      119.8            109.9             96.2
Asset Management                                                         44.3             39.7             26.2
Talbot Financial                                                         71.9             57.6             49.7
Other                                                                    39.2              3.1              0.9
                                                                    -------------------------------------------
    Total                                                           $ 6,866.2        $ 6,602.3        $ 4,770.4
                                                                    ===========================================


(*)   Share amounts are adjusted for stock splits.

(**) Net income per share amounts are after distributions on capital securities.


                           SAFECO 1999 ANNUAL REPORT


p. 76

     1996             1995             1994             1993             1992             1991             1990             1989
--------------------------------------------------------------------------------------------------------------------------------
$   270.6        $   256.4        $   192.7        $   217.2        $   187.1        $   145.4        $   183.7        $   188.9
     88.8             89.0             85.0             76.9             75.6             79.7             77.6             70.9
      8.4              5.9              6.6              6.1              6.0              5.9              6.1              0.7
     12.2              8.9              7.4              6.4              6.1              6.4              4.5              4.0
      5.1              4.7              4.1              4.3              4.3              3.4              3.0              2.5
     (4.9)            (7.5)            (7.3)            (3.9)            (7.6)            (3.9)            (3.2)            (3.3)
--------------------------------------------------------------------------------------------------------------------------------
    380.2            357.4            288.5            307.0            271.5            236.9            271.7            263.7
     58.8             41.6             25.9            118.9             39.8             22.7              6.7             36.5
--------------------------------------------------------------------------------------------------------------------------------
    439.0            399.0            314.4            425.9            311.3            259.6            278.4            300.2
       --               --               --               --               --               --               --               --
       --               --               --              2.9               --               --               --               --
--------------------------------------------------------------------------------------------------------------------------------
$   439.0        $   399.0        $   314.4        $   428.8        $   311.3        $   259.6        $   278.4        $   300.2
================================================================================================================================
$    3.01        $    2.83        $    2.28        $    2.43        $    2.15        $    1.87        $    2.14        $    2.07
      .46              .33              .21              .94              .31              .18              .05              .29
       --               --               --              .02               --               --               --               --
     3.47             3.16             2.49             3.39             2.46             2.05             2.19             2.36
    126.5            126.4            126.4            126.5            126.5            126.5            126.9            127.4

     3.02             2.84             2.29             2.44             2.17             1.89             2.16             2.09
      .46              .33              .21              .95              .31              .18              .05              .29
       --               --               --              .02               --               --               --               --
     3.48             3.17             2.50             3.41             2.48             2.07             2.21             2.38
    126.1            126.0            125.9            125.8            125.6            125.5            126.2            126.4
     1.11             1.02              .94              .86              .78              .71              .64              .57

    41.63            37.63            29.81            33.25            29.56            24.38            21.06            19.63
    30.88            25.25            23.69            27.00            21.19            15.63            12.69            11.63
    39.44            34.50            26.00            27.50            28.63            24.38            16.44            17.81

    32.58            31.61            22.47            22.04            19.49            17.70            15.75            14.63
    33.52            33.39            21.93            28.47            23.92            21.92            16.57            16.57

$ 2,463.5        $ 2,366.9        $ 2,278.0        $ 2,134.5        $ 1,937.1        $ 1,830.2        $ 1,792.8        $ 1,696.9
    265.9            261.6            276.8            306.0            328.5            332.7            312.0            274.3

    281.6            291.5            283.5            277.6            280.8            286.1            283.3            263.4
    836.7            778.2            706.2            668.2            623.6            557.4            476.2            391.9
     (1.6)             5.6              1.9              6.0             (1.4)             3.2              5.3             14.7
     79.9             75.0            107.3             78.3            187.2            274.4            254.7            246.2
     84.3             71.8             58.2             54.0             51.3             54.4             45.2             38.7
     23.2             18.5             15.1             13.2             13.1             10.8              9.0              8.3
     38.5             32.1             25.5               --               --               --               --               --
       --               --               --               --               --               --               --               --
--------------------------------------------------------------------------------------------------------------------------------
$ 4,072.0        $ 3,901.2        $ 3,752.5        $ 3,537.8        $ 3,420.2        $ 3,349.2        $ 3,178.5        $ 2,934.4
================================================================================================================================


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 77

                                                                         1999               1998               1997
-------------------------------------------------------------------------------------------------------------------
(In Millions Except Ratios)

PREMIUMS BY MAJOR CLASSES OF
    PROPERTY AND CASUALTY INSURANCE
Personal Auto                                                      $  1,725.6         $  1,745.8         $  1,295.2
Homeowners                                                              736.5              717.4              547.8
Other                                                                   225.6              217.2              182.0
                                                                   ------------------------------------------------
   Total Personal                                                     2,687.7            2,680.4            2,025.0
American States Business Insurance                                    1,138.0              952.3              195.7
SAFECO Commercial                                                       701.5              687.2              642.1
Surety                                                                  110.7              107.2               99.5
Other                                                                     7.1               14.7               25.1
                                                                   ------------------------------------------------
Gross Premiums Written                                                4,645.0            4,441.8            2,987.4
Ceded Reinsurance Premiums                                              161.2              185.2              159.2
                                                                   ------------------------------------------------
Net Premiums Written                                               $  4,483.8         $  4,256.6         $  2,828.2
                                                                   ================================================

OPERATING RATIOS OF PROPERTY
    AND CASUALTY INSURANCE
Ratios to Earned Premiums:(*)
   Losses                                                               66.34%             61.34%             58.40%
   Adjustment Expense                                                   11.96              11.45              11.18
   Underwriting Expenses                                                29.82              29.52              28.47
   Dividends to Policyholders                                             .24                .29                .66
                                                                   ------------------------------------------------
   Combined Losses and Expenses                                        108.36%            102.60%             98.71%
                                                                   ================================================
Premiums Written to Policyholders' Surplus                              1.6:1              1.3:1              1.3:1

PRETAX INCOME (LOSS) BEFORE REALIZED GAIN
Property and Casualty Insurance:
   Underwriting                                                    $   (366.7)        $   (109.4)        $     36.2
   Nonrecurring Acquisition Charges                                        --                 --              (60.0)
   Investment                                                           462.3              480.2              327.0
   Goodwill Amortization                                                (43.8)             (43.0)             (11.0)
   Proposition 103 Settlement                                              --                 --                 --
Life Insurance                                                          178.6              119.1              147.9
   Write-Off of Deferred Acquisition Costs                                 --              (46.8)                --
Real Estate                                                                --                5.3                9.6
Credit                                                                   22.6               22.7               21.5
Asset Management                                                         13.6                8.5                7.5
Corporate                                                               (52.0)             (68.4)             (25.5)
                                                                   ------------------------------------------------
   Total                                                           $    214.6         $    368.2         $    453.2
                                                                   ================================================

SHAREHOLDER'S EQUITY
Book Value                                                         $  4,294.1         $  5,575.8         $  5,461.7
With Securities at Market Value, Net of Tax                           4,319.3            5,925.7            5,755.1

Long-Term Debt from Operations (Excludes Capital Securities)            495.4              625.6              632.9

Total Assets                                                         30,572.7           30,891.7           29,467.8


(*) Ratios exclude goodwill amortization, nonrecurring acquisition charges in 1997 and Proposition 103 settlement in 1993.


                           SAFECO 1999 ANNUAL REPORT


p. 78

      1996             1995             1994             1993             1992             1991             1990             1989
---------------------------------------------------------------------------------------------------------------------------------
$  1,087.0       $  1,043.6       $  1,013.4       $    977.1       $    907.0       $    864.1       $    822.2       $    742.3
     469.1            440.2            403.7            362.4            310.8            294.2            274.5            255.4
     170.0            163.1            144.6            126.4            109.1             92.6             93.0             83.3
---------------------------------------------------------------------------------------------------------------------------------
   1,726.1          1,646.9          1,561.7          1,465.9          1,326.9          1,250.9          1,189.7          1,081.0
         -               --               --               --               --               --               --               --
     607.3            588.1            591.9            544.2            492.0            452.6            473.0            489.5
     103.2            100.1             90.2             84.2             79.7             79.1             75.9             77.2
      26.9             31.8             34.2             40.2             38.5             47.6             54.2             49.2
---------------------------------------------------------------------------------------------------------------------------------
   2,463.5          2,366.9          2,278.0          2,134.5          1,937.1          1,830.2          1,792.8          1,696.9
     150.4            159.9            174.5            134.3            116.7            200.5            104.8            101.4
---------------------------------------------------------------------------------------------------------------------------------
$  2,313.1       $  2,207.0       $  2,103.5       $  2,000.2       $  1,820.4       $  1,629.7       $  1,688.0       $  1,595.5
=================================================================================================================================

     59.09%           60.04%           64.70%           60.21%           63.93%           67.81%           65.50%           63.13%
     10.37            10.58             9.72             9.78            10.55            10.72            11.67             9.99
     28.14            28.39            28.24            28.43            28.72            29.33            29.24            29.31
       .71              .70             1.11             1.07              .91              .76              .75              .88
---------------------------------------------------------------------------------------------------------------------------------
     98.31%           99.71%          103.77%           99.49%          104.11%          108.62%          107.16%          103.31%
=================================================================================================================================
     1.1:1            1.2:1            1.4:1            1.3:1            1.3:1            1.4:1            1.6:1            1.5:1

$     38.4       $      6.3       $    (77.4)      $      9.9       $    (72.0)      $   (141.1)      $   (119.2)      $    (52.2)
        --               --               --               --               --               --               --               --
     281.6            291.5            283.5            277.6            280.8            286.1            283.3            263.4
        --               --               --               --               --               --               --               --
        --               --               --            (40.0)              --               --               --               --
     136.7            135.6            131.0            125.3            123.6            124.1            118.5            106.9
        --               --               --               --               --               --               --               --
      13.0              9.1             10.2             10.1              8.4              8.5              9.1              0.9
      19.1             13.3             10.8             10.2              9.0              9.5              6.8              6.0
       7.6              6.9              6.4              6.5              6.5              5.2              4.6              3.9
      (8.0)           (13.2)           (13.8)           (10.3)           (13.6)            (9.7)            (8.8)            (8.8)
---------------------------------------------------------------------------------------------------------------------------------
$    488.4       $    449.5       $    350.7       $    389.3       $    342.7       $    282.6       $    294.3       $    320.1
=================================================================================================================================

$  4,115.3       $  3,982.6       $  2,829.5       $  2,774.4       $  2,448.1       $  2,221.1       $  1,975.7       $  1,850.7
   4,233.4          4,206.2          2,761.3          3,583.5          3,005.4          2,750.5          2,078.7          2,096.0

     453.9            503.6            534.2            600.2            504.6            523.6            451.3            512.9

  19,917.7         18,767.8         15,901.7         14,807.3         13,391.1         12,113.9         10,683.5          9,415.9


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 79