Form 10-K405/A, Exhibit 13
period 1999-12-31
SAFECO CORP
filed 2000-08-09
CIK 86104

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


        In July 1997 the Corporation issued $200.0 million of noncallable 10-year 6.875% senior notes. Also in July 1997 the Corporation issued $841.5 million (net of underwriting compensation) of 40-year 8.072% capital securities through a subsidiary trust. These capital securities are callable by the Corporation after 10 years at a price of 104% of their principal amount, with the call premium graded down to zero after 20 years. See Note 4 on page 58 for more information on SAFECO's borrowings.


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


                           SAFECO 1999 ANNUAL REPORT


p. 26

SUMMARY OF FINANCIAL INFORMATION


The following summarized financial information sets forth the contributions of each primary business segment to the consolidated net income of SAFECO Corporation. The information should be read in conjunction with the related statements of income on pages 70 through 73 of this report.


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


        As described in more detail in Note 2 on page 52, SAFECO purchased American States on October 1, 1997. The acquisition has been treated as a purchase for accounting purposes, thus the revenue and profit amounts reported include American States amounts from the October 1, 1997 acquisition date forward. Because of this, in the following discussion of operations the revenue and profit amounts will not be comparable for all three years, as American States amounts are included for all of 1999 and 1998, and only the fourth quarter of 1997.


SAFECO's purchase of American States broadened the product mix available to the combined companies' agency force, particularly in introducing American States' small commercial line products into existing SAFECO agencies. The combination added approximately 4,000 agents to SAFECO's agency force and geographically diversified SAFECO's revenue and earnings base and its catastrophe risk exposure.


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 27

PROPERTY AND CASUALTY OPERATING STATISTICS


                                                           1999                       1998                  1997(*)
------------------------------------------------------------------------------------------------------------------
                                                     PERCENTAGE
                                                       INCREASE                 PERCENTAGE              PERCENTAGE
                                                     (DECREASE)                   INCREASE                INCREASE
                                                     OVER PRIOR                 OVER PRIOR              OVER PRIOR
                                                           YEAR                       YEAR                    YEAR
------------------------------------------------------------------------------------------------------------------
(In Millions)
Gross Premiums Written                $  4,645.0          4.6%     $  4,441.8       48.7%    $  2,987.4      21.3%
                                      ==========                   ==========                ==========
Underwriting Profit (Loss)(**)        $   (366.7)                  $   (109.4)               $     36.2
Nonrecurring Acquisition Charges              --                           --                     (60.0)
Net Investment Income                      462.3         (3.7)          480.2       46.9          327.0      16.1
Goodwill Amortization                      (43.8)                       (43.0)                    (11.0)
                                      ----------                   ----------                ----------
Income Before Realized Gain and
   Income Taxes                       $     51.8                   $    327.8                $    292.2
                                      ==========                   ==========                ==========



(*) 1997 amounts include American States from the October 1, 1997 acquisition date forward.


(**) Underwriting profit and loss is a standard industry measurement used by management to analyze core property and casualty operations. This measurement represents the net amount of earned premiums less underwriting losses and expenses; it does not include realized investment gains and losses, goodwill amortization, net investment income and taxes. This measurement does not replace net income as a measure of profitability but is presented to supplement the other financial measurements provided.


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

        The following tables summarize SAFECO's combined property and casualty operating ratios and underwriting profit (loss) by line of business for the last three years:


                                   1999        1998       1997
----------------------------------------------------------------------
                                      OPERATING RATIOS (EXPENSES
                                AS A PERCENTAGE OF EARNED PREMIUMS)(*)
----------------------------------------------------------------------
Loss Ratio                         66.4%       61.3%      58.4%
Adjustment Expense Ratio           12.0        11.5       11.2
Expense Ratio                      29.8        29.5       28.4
Dividends to Policyholders           .2          .3         .7
                                  ----------------------------
    Combined Ratio                108.4%      102.6%      98.7%
                                  ============================



(*) Operating ratios represent major components of expense as a percentage of earned premiums and are commonly used measures of property and casualty insurance profitability. Ratios exclude goodwill amortization and nonrecurring 1997 acquisition charges.


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

PROPERTY AND CASUALTY--LOSS RESERVES


The liability (reserves) for losses and loss adjustment expense (LAE) for the property and casualty companies was $4,378.6 million at December 31, 1999, compared to $4,219.9 million at December 31, 1998. The increase in the liability at December 31, 1999 compared with December 31, 1998 reflects both increased loss exposure due to premium growth and adverse development in certain lines of business. The liability is presented net of amounts recoverable from salvage and subrogation recoveries (see Note 1 on page 51) and gross of amounts recoverable from reinsurance (see Note 6 on page 61). The amount of reinsurance recoverables related to the above gross liabilities was $309.5 million at December 31, 1999 and $253.6 million at December 31, 1998.


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


        SAFECO's insurance subsidiaries do not enter into retrospective reinsurance contracts and do not participate in any unusual or nonrecurring reinsurance transactions such as "swaps" of reserves or loss portfolio transfers. SAFECO does not use "funding covers" and does not participate in any surplus relief transactions. Additional information on reinsurance can be found in Note 6 on page 61.


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


        SAFECO's life insurance subsidiaries have not participated as a ceding company in any assumptive reinsurance transactions. See Note 6 on page 61 for additional information regarding reinsurance.


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

NEW ACCOUNTING STANDARDS


See discussion of new accounting standards in Note 1 on page 51.

DIVIDENDS

The Corporation has paid cash dividends continuously since 1933. Common stock dividends paid to shareholders were $1.44 per share in 1999 compared with $1.34 in 1998 and $1.22 in 1997. These dividends are funded with dividends to the Corporation from its subsidiaries. The Corporation expects to continue paying dividends in the foreseeable future. However, payment of future dividends is subject to the Board of Directors' approval and is dependent upon earnings and the financial condition of the Corporation as well as dividend restrictions on our significant insurance subsidiaries as described in Note 12 on page 66.


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



See Notes to Financial Statements on pages 49 through 75.



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
                                                                       ===========================


See Notes to Financial Statements on pages 49 through 75.


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
                                                                               ===========================


See Notes to Financial Statements on pages 49 through 75.


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


See Notes to Financial Statements on pages 49 through 75.


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
                                                      =====================================


See Notes to Financial Statements on pages 49 through 75.


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


See Notes to Financial Statements on pages 49 through 75.


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
                                                                 =======================================


See Notes to Financial Statements on pages 49 through 75


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

ACCOUNTING FOR PREMIUMS


Property and casualty insurance premiums are included in income as earned over the terms of the respective policies. The unearned portion is determined using a daily pro rata basis and is reflected as a liability for unearned premiums, before the effect of reinsurance. See Note 6 for more information on reinsurance.

Life and health insurance premiums for traditional individual life policies are reported as income when due from the policyholder. These policies, which include whole life and guaranteed renewable term policies, are long duration contracts. Group life and health policy revenue is recognized when earned, over the life of the policy. The unearned premiums are reflected as liabilities on the balance sheet. Group life and health policies are short duration contracts that include provisions allowing SAFECO to adjust the premiums for the group or cancel the group contract. Funds received under retirement services deposit contracts, annuity contracts and universal life policies were $1,849.5, $1,241.9 and $1,403.5 in 1999, 1998 and 1997, respectively. These amounts are recorded as liabilities rather than premium income when received. Revenues for universal life products consist of front-end loads, mortality charges and expense charges assessed against individual policyholder account balances. Front-end loads are recognized as income when earned, over the life of the policy. Mortality and expense charges are recognized as income when earned, as amounts are assessed against individual policyholder account balances ratably over the contract year. Administration fees are recognized as income as services are provided and amounts are assessed against policyholder account balances.

INVESTMENTS

Fixed maturity investments which SAFECO has the intent and ability to hold to maturity are classified as held-to-maturity and carried at amortized cost in the balance sheet. Fixed maturities classified as available-for-sale are carried at market value, with changes in unrealized gains and losses recorded directly to shareholders' equity (comprehensive income), net of applicable income taxes and deferred policy acquisition costs valuation allowance. The amount of unrealized gains and losses, net of tax, recognized in accumulated other comprehensive income in shareholders' equity was $389.7, $1,433.6 and $1,253.3 at December 31, 1999, 1998, and 1997, respectively. Of these amounts, the accumulated effect of unrealized capital gains (losses) on deferred acquisition costs and present value of future profits was $(.1), $(31.9) and $(23.7) at December 31, 1999, 1998 and 1997, respectively. Policyholder liabilities are not adjusted for unrealized gains or losses. SAFECO has no fixed maturities classified as trading.


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 49

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


        Life insurance acquisition costs, consisting of commissions and certain other underwriting expenses, which vary with and are primarily related to the production of new business, are deferred. Acquisition costs for deferred annuity contracts, retirement services deposit contracts and universal life insurance policies are amortized over the lives of the contracts or policies in proportion to the present value of estimated future gross profits. To the extent actual experience differs from assumptions, and to the extent estimates of future gross profits require revision, the unamortized balance of deferred policy acquisition costs is adjusted accordingly; such adjustments are included in current operations. The unamortized balance of deferred policy acquisition costs is adjusted for the impact on estimated future gross profits as if net unrealized gains (losses) on securities had been realized at the balance sheet date. The impact of this adjustment, net of tax, is included in accumulated other comprehensive income (loss) in shareholders' equity. A $46.8 write-off was taken in the third quarter of 1998 related to two blocks of annuity business, the equity-indexed annuity and a declared rate fixed annuity product, and to universal life business. These three lines were adversely impacted by market conditions which negatively affected the projected recoverability of deferred acquisition costs. Acquisition costs for traditional individual life insurance policies are amortized over the premium payment period of the related policies using assumptions consistent with those used in computing policy benefit liabilities.


                           SAFECO 1999 ANNUAL REPORT


p. 50

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

LIFE POLICY LIABILITIES


Liabilities for universal life insurance policies, deferred annuity contracts and retirement services deposit contracts are equal to the accumulated account value of such policies or contracts as of the valuation date. For structured settlement annuities, future benefits are either fully guaranteed or are contingent on the survivorship of the annuitant. Contingent future benefits are discounted with best-estimate mortality assumptions, which include provisions for ongoing mortality improvement. Guaranteed and contingent future benefits are discounted at interest rates that grade from an average of 7.87% to ultimate rates that average 7.26%.

        Liabilities for future policy benefits under traditional individual life insurance policies have been computed on the level premium method and reflect interest, mortality and persistency assumptions based on actual experience modified to provide for adverse deviation. These liabilities are contingent upon the death of the insured while the policy is inforce. Estimates of future benefits are based upon assumptions of mortality and policy persistency that include provisions for adverse deviation from best estimates. Mortality assumptions are derived from both company-specific and industry statistics. Future benefits are discounted at interest rates that vary by year of issue and average 6.5%.


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


                                                                           p. 51

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


p. 52

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


                           SAFECO 1999 ANNUAL REPORT


                                                                           P. 53

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


p. 54

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
                                                     ========================================


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 55

]NOTE 3: INVESTMENTS (CONTINUED)

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


p. 56

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


                                                                           p. 57

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


p. 58

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


                                                                           p. 59

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


        Operations in 1999 were charged $78.8 from increases in estimated loss and LAE for claims occurring in prior years. Property and casualty lines of business with significant contributions to the increase include construction defect ($28.6), workers' compensation ($35.6) and asbestos and environmental ($24.8), which were partially offset by decreases in other lines ($10.2). For both construction defect and asbestos and environmental, increased reserve estimates resulted from higher than expected reported claims in 1999. The increased reserve estimates for workers' compensation resulted from SAFECO's re-evaluation of loss exposures on claims related to larger commercial insureds and to an upturn in medical costs and less favorable worker's compensation legislation.


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


                           SAFECO 1999 ANNUAL REPORT


p. 60

NOTE 6: REINSURANCE


SAFECO's insurance subsidiaries protect themselves from excessive losses by reinsuring on treaty and facultative bases. The availability and cost of reinsurance are subject to prevailing market conditions, both in terms of price and available capacity. Although the reinsurer is liable to SAFECO to the extent of the reinsurance ceded, SAFECO remains primarily liable to the policyholder as the direct insurer on all risks reinsured. SAFECO evaluates the financial condition of its reinsurers to minimize its exposure to losses from reinsurer insolvencies. To SAFECO's knowledge, none of its reinsurers is experiencing financial difficulties. SAFECO's business is not substantially dependent upon any single reinsurance contract.


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


                                                                           p. 61

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


        Fair value amounts for fixed maturities and marketable equity securities were determined using market prices for securities traded in the public marketplace. For securities not actively traded, fair values have been estimated using values obtained from independent pricing services or quoted market prices of comparable instruments.


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


                                                                           p. 63

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


        The Washington Business Corporation Act provides that reacquired shares of a Washington corporation revert to the status of authorized but unissued shares. Accordingly, the Company has reduced capital stock and retained earnings to reflect the repurchase of shares, and does not show treasury stock as a separate reduction.

                           SAFECO 1999 ANNUAL REPORT


p. 64

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


        If compensation expense had been recorded applying Statement 123, SAFECO's net income would have been reduced by $3.5, $2.9 and $2.0 in 1999, 1998, and 1997, respectively. Basic and diluted earnings per share would also have been reduced by $0.03, $0.02 and $0.02, respectively. The weighted average fair value (at grant date) of options granted in 1999, 1998 and 1997 was $9, $12 and $10 per share respectively and was estimated using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 6.0%, dividend yield of 3.5%, volatility factor of 26% and expected life of six years.


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


        Matured restricted stock rights and earned performance stock rights are issued in stock and/or paid in cash at the option of the holder based on the fair market value of SAFECO's stock on the issue/payment date. During 1999, 1998 and 1997, $0.8, $2.9 and $2.8, respectively, were charged to operations for the compensation element of restricted and performance stock rights and stock appreciation rights. These expense amounts are determined based on variable plan accounting under APB 25. Restricted stock rights compensation expense is charged to operations over the vesting period and performance stock rights compensation expense is charged to operations when it is probable the performance goal will be achieved.



                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 65

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

NOTE 12: DIVIDEND RESTRICTIONS


        SAFECO's insurance subsidiaries are restricted by state regulations as to the aggregate amount of dividends they may pay in any consecutive twelve-month period without regulatory approval. Generally, dividends may be paid out of earned surplus without approval with thirty days prior written notice within certain limits. The limits are generally based on the greater of 10% of the prior year statutory surplus or prior year statutory net income. Dividends in excess of the prescribed limits or the subsidiary's earned statutory surplus require formal state insurance commission approval. Based on statutory limits as of December 31, 1999, the Corporation is able to receive $647.1 in dividends from its insurance and other subsidiaries in 2000 without obtaining prior regulatory approval.


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


p. 66

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


                                                                           p. 67

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


p. 68

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
                                  =========                    ===================================================================


The operating segments are based on SAFECO's internal reporting structure and how management analyzes the operating results. These segments generally represent groups of related products.

The property and casualty operations include four main reportable underwriting segments. The underwriting segments are Personal Lines, Commercial Lines, Surety and Other. Personal Lines is further split into Personal Auto, Homeowners and Other. Commercial Lines is further split into American States Business Insurance
(ASBI) and SAFECO Commercial. ASBI delivers insurance products and services to small-to-medium sized businesses while SAFECO Commercial delivers insurance products and services to medium-to-large complex commercial clients.

The life operations include five reportable segments which include Retirement Services, Settlement Annuities, Group, Individual and Other.

Credit and Asset Management are distinct operations managed separately from the insurance operations. Other and Eliminations include corporate investment income, corporate expenses, results of the real estate operations and eliminations, none of which are individually significant.


(*) Revenues combined with Investment Income and Realized Gains equal Total Revenue on the Statement of Consolidated Income.


(**) Earnings before realized gains (losses), distributions on capital securities and income taxes. This is a standard industry measurement and is used by management as the key measurement of segment profit or loss. It is presented as a supplement to net income as a measure of profitability. Property and Casualty Insurance Pretax Income amounts include goodwill amortization expense of $43.8, $43.0 and $11.0, respectively. The 1997 Property and Casualty Insurance amount includes nonrecurring acquisition charges of $60.0 related to the acquisition of American States. The 1998 Life Insurance amount includes the write-off of $46.8 of deferred acquisition costs.


(***)   American States Business Insurance.


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 69

STATEMENT OF COMBINED INCOME
Property and Casualty Insurance Companies(*)
Supplemental Segment Data



YEAR ENDED DECEMBER 31                                                       1999            1998            1997
-----------------------------------------------------------------------------------------------------------------
(In Millions)

Net Premiums Written                                                     $4,483.8        $4,256.6        $2,828.2
Increase in Unearned Premiums                                              (100.9)          (48.3)          (11.6)
                                                                         ----------------------------------------
Earned Premiums                                                           4,382.9         4,208.3         2,816.6
                                                                         ----------------------------------------
Losses and Expenses:
   Losses and Adjustment Expense                                          3,431.8         3,063.2         1,960.0
   Commissions                                                              714.1           683.4           429.1
   Personnel Costs                                                          322.6           303.7           210.2
   Taxes Other than Payroll and Income Taxes                                123.2           115.0            78.0
   Dividends to Policyholders                                                10.5            12.3            18.5
   Other Operating Expenses                                                 164.7           161.2            95.3
   Amortization of Deferred Policy Acquisition Costs                        793.0           744.9           495.9
   Deferral of Policy Acquisition Costs                                    (810.3)         (766.0)         (506.6)
                                                                         ----------------------------------------
      Total                                                               4,749.6         4,317.7         2,780.4
                                                                         ----------------------------------------
Underwriting Profit (Loss)                                                 (366.7)         (109.4)           36.2
Nonrecurring Acquisition Charges                                               --              --           (60.0)
Net Investment Income (Excluding realized gain)                             462.3           480.2           327.0
Goodwill Amortization                                                       (43.8)          (43.0)          (11.0)
                                                                         ----------------------------------------
Income Before Realized Gain and Income Taxes**                               51.8           327.8           292.2
Realized Gain from Security Investments
   and Company-Owned Real Estate Before Income Taxes                         87.3            94.6           132.8
                                                                         ----------------------------------------
Income Before Income Taxes                                                  139.1           422.4           425.0
Provision (Benefit)for Income Taxes
   (Including tax provision on realized gain: $30.0; $32.4; $46.0)          (33.0)           50.0            78.0
                                                                         ----------------------------------------
Net Income                                                               $  172.1        $  372.4        $  347.0
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


(**)Note: Income Before Realized Gain and Income Taxes is a standard industry measurement used by management to analyze income from core operations and is presented to supplement net income as a measure of profitability.


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 70

STATEMENT OF COMBINED INCOME
Life Companies(*)
Supplemental Segment Data



YEAR ENDED DECEMBER 31                                                   1999            1998            1997
-------------------------------------------------------------------------------------------------------------
(In Millions)

Premiums and Other Revenue                                           $  360.9        $  353.4        $  290.2
Net Investment Income (Excluding realized gain (loss))                1,120.1         1,041.0           916.3
                                                                     ----------------------------------------
      Total                                                           1,481.0         1,394.4         1,206.5
                                                                     ----------------------------------------
Benefits and Expenses:
   Policy Benefits                                                    1,072.2         1,045.5           856.2
   Commissions                                                           80.8           101.3            95.2
   Personnel Costs                                                       72.2            64.5            56.2
   Taxes Other than Payroll and Income Taxes                             25.2            14.7            12.4
   Other Operating Expenses                                              61.4            79.6            55.3
   Amortization of Deferred Policy Acquisition Costs                     47.1            39.2            37.0
   Deferral of Policy Acquisition Costs                                 (56.5)          (69.5)          (53.7)
                                                                     ----------------------------------------
      Total                                                           1,302.4         1,275.3         1,058.6
                                                                     ----------------------------------------
Income Before Realized Gain (Loss), Income Taxes and
   Write-Off of Deferred Acquisition Costs                              178.6           119.1           147.9
Write-Off of Deferred Acquisition Costs                                    --           (46.8)              -
                                                                     ----------------------------------------
Income Before Realized Investment Gain (Loss) and Income Taxes**        178.6            72.3           147.9
Realized Gain (Loss) from Security Investments
   Before Income Taxes                                                   (6.9)           18.3             6.8
                                                                     ----------------------------------------
Income Before Income Taxes                                              171.7            90.6           154.7
Provision for Income Taxes (Including tax provision
   (benefit) on realized gain (loss): $(2.3); $6.6; $1.8)                59.6            32.5            52.7
                                                                     ----------------------------------------
Net Income                                                           $  112.1        $   58.1        $  102.0
                                                                     ========================================





(*) SAFECO Life Insurance Company/SAFECO National Life Insurance Company/
    First SAFECO National Life Insurance Company of New York
    American States Life Insurance Company/SAFECO Administrative Services, Inc./SAFECO Investment Services, Inc.


(**)Note: Income Before Realized Gain and Income Taxes is a standard industry measurement used by management to analyze income from core operations and is presented to supplement net income as a measure of profitability.


                           SAFECO 1999 ANNUAL REPORT


p. 71

STATEMENT OF INCOME
SAFECO Credit Company, Inc.
Supplemental Segment Data


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
                                                                 ===================================





                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 72

STATEMENT OF COMBINED INCOME


Asset Management Companies(*)
Supplemental Segment Data


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

Realized Gain:*
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

Realized Gain:*
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

Market Price Range:**
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


*     Amounts are net of income tax.

**    SAFECO Corporation common stock trades on The Nasdaq Stock Market
      Inc. under the symbol SAFC. The price range represents the high and low closing sales price. Third quarter 1998 net income includes the write-off of Life Company deferred acquisition costs of $46.8 ($30.4 after tax, $0.22 per share). Fourth quarter 1997 net income includes nonrecurring acquisition charges of $60.0 ($39.0 after tax, $0.28 per share).


                           SAFECO 1999 ANNUAL REPORT


                                                                           p. 75

SUMMARY OF GROWTH (UNAUDITED)


                                                                         1999             1998             1997
---------------------------------------------------------------------------------------------------------------
(In Millions Except Per Share Amounts)

INCOME SUMMARY
Income (Loss), Net of Income Taxes, Before Realized Gain*:
   Property and Casualty                                            $   114.8        $   310.2        $   260.2
   Life                                                                 116.7             46.4             97.0
   Real Estate                                                             --              3.4              6.2
   Credit                                                                14.5             14.4             14.1
   Asset Management                                                       8.9              5.5              4.9
   Corporate                                                            (34.4)           (45.0)           (16.3)
                                                                    -------------------------------------------
    Total                                                               220.5            334.9            366.1
Realized Gain, Net of Income Taxes                                       76.5             61.9             78.7
                                                                    -------------------------------------------
Income Before Distributions on Capital Securities                       297.0            396.8            444.8
Distributions on Capital Securities, Net of Tax                         (44.8)           (44.9)           (14.8)
Cumulative Effect of Accounting Changes                                    --               --               --
                                                                    -------------------------------------------
Net Income                                                          $   252.2        $   351.9        $   430.0
                                                                    ===========================================

STATISTICS PER SHARE OF COMMON STOCK(**)
Net Income - Diluted:
   Income Before Realized Gain(*),(***)                             $    1.32        $    2.07        $    2.71
   Realized Gain                                                          .58              .44              .60
   Cumulative Effect of Accounting Changes                                 --               --               --
   Net Income                                                            1.90             2.51             3.31
   Average Number of Shares                                             132.8            139.9            129.8
Net Income - Basic:
   Income Before Realized Gain(*),(***)                                  1.32             2.08             2.72
   Realized Gain                                                          .58              .44              .61
   Cumulative Effect of Accounting Changes                                 --               --               --
   Net Income                                                            1.90             2.52             3.33
   Average Number of Shares                                             132.7            139.4            129.2
Dividends Paid                                                           1.44             1.34             1.22
Market Price:
   High                                                                 46.44            55.00            54.47
   Low                                                                  22.00            39.88            36.75
   Close                                                                24.88            42.94            48.75
Shareholders' Equity:
   Book Value                                                           33.31            40.92            38.69
   With Securities at Market Value, Net of Tax                          33.50            43.49            40.77

REVENUES (EXCLUDING REALIZED GAIN)
Insurance:
   Property and Casualty (Gross premiums written)                   $ 4,645.0        $ 4,441.8        $ 2,987.4
   Life                                                                 360.9            353.4            290.2
Net Investment Income (Excluding realized gain or loss):
   Property and Casualty                                                462.3            480.2            327.0
   Life                                                               1,120.1          1,041.0            916.3
   Other                                                                  2.7             (2.3)             1.4
Real Estate (Excluding realized gain or loss)                              --             77.9             75.1
Credit (Including affiliate loans)                                      119.8            109.9             96.2
Asset Management                                                         44.3             39.7             26.2
Talbot Financial                                                         71.9             57.6             49.7
Other                                                                    39.2              3.1              0.9
                                                                    -------------------------------------------
    Total                                                           $ 6,866.2        $ 6,602.3        $ 4,770.4
                                                                    ===========================================

(*) Income Before Realized Gain is a standard industry measurement used by management to analyze income from core operations and is presented to supplement net income as a measure of profitability.

(**)  Share amounts are adjusted for stock splits.

(***) Net income per share amounts are after distributions on capital securities.


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

OPERATING RATIOS OF PROPERTY
    AND CASUALTY INSURANCE
Ratios:(*)
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


(*) Operating ratios are GAAP-basis and are based on expenses as a percentage of earned premiums. Ratios exclude goodwill amortization, nonrecurring acquisition charges in 1997 and Proposition 103 settlement in 1993.


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