Form 10-K, Exhibit 13
period 2000-12-31
SAFECO CORP
filed 2001-03-19
CIK 86104

                                                                      EXHIBIT 13
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SAFECO Corporation (the Corporation), a Washington corporation, owns operating subsidiaries in segments of insurance and other financially related businesses. (The Corporation and its subsidiaries are collectively referred to as "SAFECO.") The Corporation's insurance subsidiaries engage in property and casualty insurance, surety and life insurance, and generated approximately 95% of total 2000 revenues.

     SAFECO Credit Company provides commercial lending to businesses, insurance agents and affiliated companies. SAFECO Asset Management Company provides asset management services to the SAFECO family of mutual funds, SAFECO Trust Company and outside managed accounts. Talbot Financial Corporation provides insurance brokerage and financial services distribution. See page 43 for a discussion of SAFECO's discontinued real estate operations.

     On January 30, 2001, SAFECO's Board of Directors named as chief executive officer Michael S. McGavick, former president and chief operating officer of CNA Financial Corporation's commercial insurance operation. William G. Reed, Jr. was named Chairman of the Board of Directors and continues as lead director. The Board of Directors also announced on February 7, 2001 that it had reduced the Corporation's quarterly dividend by 50%. Assuming the quarterly dividend amount is $0.185 per share, the Corporation will retain approximately $94.5 million annually that it otherwise would have paid in shareholders' dividends. Mr. McGavick is engaged in a review of SAFECO's operations with a particular emphasis on the property and casualty insurance operations that have performed poorly over the last two years. Mr. McGavick has stated that he intends to concentrate on: (1) ensuring that the recovery plans for the property and casualty insurance operations have the rigor and urgency necessary to succeed,
(2) a focused review of expenses, and (3) increasing the flexibility provided by SAFECO's balance sheet.

CAPITAL RESOURCES AND LIQUIDITY

SOURCES AND USES OF FUNDS

     SAFECO's operations have liquidity requirements that vary among the principal product lines and businesses. Life insurance, retirement services and annuity product reserves are primarily longer-term liabilities that are typically predictable in nature and are supported by investments that are generally longer-term. Property and casualty liabilities are both short-term and long-term. These liabilities are less predictable in nature and generally require greater liquidity in the investment portfolio.

     The Corporation's liquidity needs are met by dividends from its subsidiary operations, the sale and maturity of invested assets, bank borrowings and issuances of commercial paper and other securities. The subsidiaries' primary sources of cash from operations are insurance premiums, funds received under deposit contracts, dividends, interest and asset management fees.

     SAFECO uses funds to support operations, service and pay down debt, pay dividends to SAFECO shareholders, fund stock repurchases and grow the investment portfolio. Cash from insurance operations is used primarily to pay claims and claim adjustment expenses. Most insurance premiums are received before or at the time premium revenues are recognized, while related claims are incurred and paid in subsequent months or years. Catastrophe claims, the timing and amount of which are inherently unpredictable, may create increased liquidity requirements.

     Total cash provided by operating activities for the years ended December 31, 2000, 1999 and 1998 was $658.6 million, $763.0 million and $657.6 million, respectively (see Statements of Consolidated Cash Flows on page 52). Property and casualty operating cash flows were $137.0 million, $205.3 million and $293.7 million for the years ended December 31, 2000, 1999 and 1998, respectively. Although premiums received have increased in all three years, they have been outpaced by rising loss and loss adjustment expense costs, resulting in higher underwriting losses. (See more detailed discussion of property and casualty operations beginning on page 37). In addition, property and casualty after-tax cash flows from investment income have declined due to the relatively low interest rate environment, dividends paid to the Corporation (which reduce the amount of investable cash) and bond call activity (whereby higher yielding bonds are called and redeemed by issuers). Consolidated dividends and interest received have increased due to the higher invested asset base of the life insurance subsidiaries. It is anticipated that the insurance subsidiaries will pay dividends to the Corporation in 2001 in order to fund shareholder dividends and to service debt. The amount of dividends will be lower than in recent years due to weaker underwriting results, a reduction in the amount needed to fund SAFECO stockholders' dividends, and to conserve the insurance subsidiaries' capital and surplus.

     Funds received under deposit contracts relate primarily to annuity, retirement services and individual products of the Corporation's life insurance subsidiaries. (The Corporation's life insurance subsidiaries are collectively referred to as "SAFECO Life.") Of the total $14.1 billion in deposit contracts at December 31, 2000, approximately 44% are structured settlement immediate annuity products. These annuities have an average expected maturity of over 25 years at issuance and cannot be surrendered by policyholders. Equity-indexed annuities (EIA), comprising approximately 3% of total deposit contracts, have remaining expected maturities of approximately 4 years and associated surrender charges ranging from 8% in year one to zero after year six. During the third and fourth quarters of 2000, SAFECO Life offered to waive surrender charges in order to induce EIA policyholders to surrender their contracts. This offer was successful and resulted in surrenders of $363 million. These surrenders accounted for the majority of the increase in return of funds held under deposit contracts in 2000 compared with 1999 and 1998 (see Statements of Consolidated Cash Flows on page 52.) Since the EIA book of business has gener-ated ongoing losses, reducing the size of the book will reduce the amount of future losses. Other annuity and retirement services products comprise approximately 28% of total deposit contracts. These products generally have expected maturities of 5 to 20 years at issuance and associated surrender charges ranging from 10% to 5% in year one reduced to zero within 5 to 10 years. SAFECO Life retains the option to defer payouts over 5 years on approximately 13% of these contracts. Universal life products comprise approximately 21% of total deposit contracts. Of the total universal life product deposit contracts, 80% are business-owned life insurance (BOLI) policies which have expected maturities of 20 to 25 years at issuance with surrender charges varying according to policy type. SAFECO Life's guaranteed investment contracts (GICs) within its retirement services area comprise the remaining 4% of total deposit contracts.

     The high level of proceeds from the maturity of fixed maturities in all three years was due primarily to the high number of calls of fixed maturities and prepayments of mortgage-backed securities. These calls and prepayments were primarily due to the lower interest rate environment during the past three years and issuer-driven actions. The high level of purchase and sale activity related to fixed maturities available-for-sale in 2000 and 1999 was due in part to shifting a portion of the property and casualty subsidiaries' bond holdings from tax-exempt to taxable bonds. The reason for this shift was to maximize the portfolio's after-tax return in view of the higher level of underwriting losses in 2000 and 1999 and the resulting alternative minimum tax. Much of the purchase and sale activity related to fixed maturities available-for-sale in 1998 was due to the realignment of the American States Financial Corporation's (American States) property and casualty insurance companies' investment portfolio. The high level of proceeds from equity securities in 2000 is mainly due to approximately $300 million of planned equity securities sales out of the property and casualty insurance companies' investment portfolio in the third quarter. The proceeds from these equity securities sales were reinvested in taxable fixed-income securities. These sales resulted in increased realized gains from equity securities in 2000 compared with 1999 and 1998. Additional information on realized gains can be found in Note 2 on page 58.

     Changes in interest rates have also caused fluctuations in the market value of fixed maturity investments. This has affected SAFECO's reported book value (shareholders' equity) and comprehensive income because the difference between market value and the amortized cost of fixed maturities classified as available-for-sale is included in shareholders' equity and comprehensive income, net of related income tax. Effective October 1, 2000, SAFECO reclassified its entire held-to-maturity fixed maturities investment portfolio to available-for-sale. This reclassification was made to provide additional investment flexibility in managing the fixed maturities portfolio. This resulted in an increase in other comprehensive income of $41 million in the fourth quarter.

     SAFECO Credit Company has ongoing needs for outside capital to fund its lending and leasing operating activities. Its borrowings are of short- to medium-term duration and are obtained primarily through the issuance of commercial paper, medium-term notes and the use of interest rate swaps to convert variable rate interest payments to fixed rates, as discussed further below. At December 31, 2000, SAFECO Credit had $11.3 million of medium-term notes outstanding, which were issued in 1991 and 1993 and mature in 2001. These debt securities are guaranteed by the Corporation. Including these medium-term notes and commercial paper, SAFECO Credit had unaffiliated borrowings at December 31, 2000 totaling $1,154.7 million, all of which are due within one year. It is anticipated that the majority of these commercial paper borrowings will be rolled over in 2001. Borrowing costs could increase as a result of the Corporation's lower ratings (see discussion on page 35). During 2000, SAFECO Credit replaced $300 million of its short-term commercial paper borrowings with a medium-term note payable to the Corporation due in 2003 as described further below.

     SAFECO Credit enters into interest rate swap agreements to reduce the impact of changes in interest rates. The interest rate swap agreements provide only for the exchange of interest on the notional amounts at the stated rates, with no multipliers or leverage. At December 31, 2000, interest rate swap agreements were outstanding with notional amounts of $328.6 million, replacing variable rates with fixed rates with a weighted-average interest rate of 5.9%. Maturities of these agreements range from January 2001 to June 2007. At December 31, 1999, interest rate swap agreements were outstanding with notional amounts of $457.0 million, replacing variable rates with fixed rates with a weighted-average interest rate of 5.9%.

     In order to reduce refinancing risk, on March 16, 2000, the Corporation issued $300.0 million of medium-term notes at 7.875% which mature on March 15, 2003. In conjunction with this debt issue, the Corporation entered into interest rate swap agreements. The swaps are for notional amounts totaling $300.0 million and replace the fixed rates of the medium-term notes with variable rates at
65.03 basis points over the 90-day LIBOR rate. The swaps mature in March 2003. The proceeds of the debt issue were subsequently loaned to SAFECO Credit to reduce a portion of its short-term commercial paper. The $300.0 million of medium-term notes issued is part of a shelf offering of $800.0 million made earlier in 2000. The Corporation has available $500.0 million under the existing shelf registration.

     The Corporation has a bank credit facility available for $1,050.0 million. It is a five-year facility originated in 1997 that extends to 2002. The Corporation also has backup bank facilities for $315.0 million. These are 364-day commitments which expire at various dates throughout the year. These facilities are available for general corporate purposes, as well as support of the commercial paper programs of the Corporation and SAFECO Credit. In 2001, the Corporation plans to roll over its $349.8 million of commercial paper borrowings outstanding at December 31, 2000.

     As part of its active capital management strategy, the Corporation periodically repurchases its common stock through open market and negotiated purchases. In February 2000, the Corporation's Board of Directors approved the repurchase of 3.0 million shares of common stock. Previous repurchase authorizations were in May 1999 for a total of 8.0 million shares and in August 1998 for a total of $200 million. For the year ended December 31, 2000, the Corporation repurchased 1.3 million shares at a total cost of $30.3 million for an average share price of $22.54. For the year ended December 31, 1999, the Corporation repurchased 7.5 million shares at a total cost of $302.1 million for an average share price of $40.14. For the year ended December 31, 1998, the Corporation repurchased 5.2 million shares at a total cost of $235.6 million for an average share price of $45.66. Repurchases combined for 2000, 1999 and 1998 totaled 9.9% of the Corporation's outstanding common shares at the beginning of 1998. The Corporation received additional dividends from its insurance subsidiaries to fund these stock repurchases. Approximately 2.9 million shares remain available for repurchase under the February 2000 authorization.

RATINGS

The claims-paying abilities of insurers are rated to provide both insurance consumers and industry participants with comparative information on specific insurance companies. Claims-paying ratings are important for the marketing of certain insurance products, e.g., structured settlement annuities, BOLI. Higher ratings generally indicate greater financial strength and a stronger ability to pay claims. Ratings focus on factors such as results of operations, capital resources, debt-to-equity ratio, demonstrated management expertise in the insurance business, marketing, investment operations, minimum policyholders' surplus requirements and capital sufficiency to meet projected growth, as well as access to such traditional capital as may be necessary to continue to meet standards for capital adequacy. Due primarily to continued poor underwriting results in its property and casualty operations, SAFECO's claims-paying and corporate credit ratings have been lowered in the last two years. Lower operating results combined with increased operating leverage in the property and casualty operations contributed to lower debt service coverage for the Corporation. Lower commercial paper ratings have increased the interest cost of the Corporation's and SAFECO Credit's commercial paper. SAFECO believes its financial position is sound and has action plans in place to improve its property and casualty results. It is, however, possible that further negative ratings actions may occur. If ratings are further lowered, SAFECO may incur higher borrowing costs, may have more limited means to access capital, and may be unable to market certain of its insurance products that are dependent upon ratings being at or above a particular level of risk.

The following table summarizes SAFECO's current ratings:

                                          A.M.                             STANDARD
                                          BEST        FITCH      MOODY'S   & POOR'S
-----------------------------------------------------------------------------------
SAFECO Corporation:
     Senior Debt                           bbb+         -          A3           A-
     Capital Securities                    bbb          -          a3         BBB
     Commercial Paper                        -         F-2         P-2         A-2

Financial Strength/Claims-Paying Ability:
     Property and Casualty
          Subsidiaries                      A          AA-         A1          AA-
     Life Subsidiaries                      A          AA-         A1          AA-

REGULATORY ISSUES

SAFECO is not aware of any recently passed or current recommendations by regulatory authorities which have or would have, if passed, a material effect on its liquidity, capital resources or results of operations.

     Those states in which SAFECO's insurance subsidiaries are domiciled or deemed to be commercially domiciled limit the amount of dividend payments that can be made by those subsidiaries without prior regulatory approval. These limitations are not anticipated to keep the insurance subsidiaries from paying dividends to the Corporation in 2001 in amounts sufficient to fund its shareholder dividends and service debt.

     The National Association of Insurance Commissioners (NAIC) uses risk-based capital (RBC) formulas for both life insurers and property and casualty insurers which serve as an early warning tool by the NAIC and state regulators to identify companies that are undercapitalized and merit further regulatory attention or the initiation of regulatory action. SAFECO's life and property and casualty companies have more than sufficient capital to meet the RBC requirements.

     The NAIC recently finished revising the Accounting Practices and Procedures Manual. The revised manual will be effective January 1, 2001. The domiciliary states of the Corporation's insurance subsidiaries have adopted the provisions of the revised manual. The revised manual has changed, to some extent, prescribed statutory accounting practices and will result in changes to the accounting practices that the Corporation's insurance subsidiaries use to prepare their statutory-basis financial statements. Consequently, SAFECO estimates it will increase statutory surplus of the property and casualty insurance companies by approximately $200 million and the life insurance companies by approximately $45 million. Nearly all of the increase in the amount of statutory surplus relates to the recording of a deferred tax asset that was not recorded in the statutory basis financial statements under the prior statutory accounting guidance.

YEAR 2000 READINESS DISCLOSURE

As of February 9, 2001, SAFECO has not experienced any material Year 2000 complications regarding its computer systems, the technology embedded in its equipment, or its third-party partners and vendors, nor is it aware of any Year 2000-related claims made under its property and casualty insurance policies.

SUMMARY OF FINANCIAL INFORMATION

The following summarized financial information sets forth the contributions of each primary business segment to the consolidated net income of the Corporation. The information should be read in conjunction with the Segment Footnote (pages 74 and 75 and the related statements of income on pages 76 through 79) and supplemental information on pages 80 through 83 of this report.

YEAR ENDED DECEMBER 31                                            2000             1999             1998
----------------------                                         ----------       ----------       ----------
(In Millions Except Per Share Amounts)

Income (Loss), Net of Income Taxes, Before Realized Gain:
     Property and Casualty                                     $    (10.6)      $    114.8       $    310.2
     Life                                                           102.5            116.7             46.4+
     Real Estate*                                                       -                -              3.4
     Credit                                                          12.8             14.5             14.4
     Asset Management                                                 8.5              8.9              5.5
     Corporate                                                      (44.2)           (34.4)           (45.0)
                                                               ----------       ----------       ----------
          Total                                                      69.0            220.5            334.9
Realized Gain, Net of Income Taxes                                   90.4             76.5             61.9
                                                               ----------       ----------       ----------
Income Before Distributions on Capital Securities                   159.4            297.0            396.8
Distributions on Capital Securities, Net of Tax                     (44.8)           (44.8)           (44.9)
                                                               ----------       ----------       ----------
Net Income                                                     $    114.6       $    252.2       $    351.9
                                                               ==========       ==========       ==========
Net Income Per Diluted Share of Common Stock:
     Income Before Realized Gain                               $      .19       $     1.32       $     2.07+
     Realized Gain                                                    .71              .58              .44
                                                               ----------       ----------       ----------
     Net Income                                                $      .90       $     1.90       $     2.51
                                                               ==========       ==========       ==========


*    2000 and 1999 Real Estate income of $2.4 and $4.3 is included in Corporate.

+ 1998 Life Income includes a write-off of deferred acquisition costs of $46.8 ($30.4 after tax, $0.22 per share).

PROPERTY AND CASUALTY--OPERATIONS

Through independent agents, SAFECO's property and casualty subsidiaries write personal, commercial and surety lines of insurance. Included in the lines of insurance written are automobile, homeowners, fire, commercial multi-peril, workers' compensation, miscellaneous casualty, surety and fidelity.

     Approximately 16% of SAFECO's property and casualty premiums are written in the state of California, and approximately 33% of premiums are written in the three West Coast states of California, Washington and Oregon. SAFECO continues to restrict writing new property business in California to manage its exposure to large, single-event catastrophes, and to restrict writing general property damage liability coverage in connection with the construction of large habitation structures to manage its exposure to construction defect claims (see discussion on page 40).

     Personal lines, SAFECO Business Insurance (SBI) (formerly American States Business Insurance), SAFECO Commercial and surety lines comprised approximately 57%, 26%, 15% and 2%, respectively, of the 2000 gross premiums written of $4.7 billion.

PROPERTY AND CASUALTY OPERATING STATISTICS

The following three tables for the property and casualty insurance companies state: (1) the results before realized gain and income taxes, (2) operating ratios, and (3) the underwriting results.


                                                            COMPONENTS OF PRETAX OPERATING INCOME
                                                         --------------------------------------------
YEAR ENDED DECEMBER 31                                      2000             1999             1998
                                                         ----------       ----------       ----------
(In Millions)
Gross Premiums Written                                   $  4,709.1       $  4,645.0       $  4,441.8
                                                         ==========       ==========       ==========
Underwriting Loss*                                       $   (521.9)      $   (366.7)      $   (109.4)
Net Investment Income                                         460.5            462.3            480.2
Goodwill Amortization                                         (44.0)           (43.8)           (43.0)
                                                         ----------       ----------       ----------
Income (Loss) Before Realized Gain and Income Taxes      $   (105.4)      $     51.8       $    327.8
                                                         ==========       ==========       ==========


* Underwriting profit or loss is a standard industry measurement used by management to analyze core property and casualty operations. This measurement represents the net amount of earned premiums less underwriting losses and expenses; it does not include realized investment gains and losses, goodwill amortization, net investment income and taxes. This measurement does not replace net income as a measure of profitability, but is presented to supplement the other financial measurements provided.

                                              OPERATING RATIOS*
                                --------------------------------------------
YEAR ENDED DECEMBER 31             2000             1999             1998
                                ----------       ----------       ----------
Loss Ratio                            70.4%            66.4%            61.3%
Adjustment Expense Ratio              12.2             12.0             11.5
Expense Ratio                         28.6             29.8             29.5
Dividends to Policyholders              .2               .2               .3
                                ----------       ----------       ----------
     Combined Ratio                  111.4%           108.4%           102.6%
                                ==========       ==========       ==========


* Operating ratios represent major components of expense expressed as a percentage of earned premiums and are commonly used measures of property and casualty insurance profitability. Ratios exclude goodwill amortization.

                                                                 UNDERWRITING PROFIT (LOSS)*
                                    -----------------------------------------------------------------------------------------
                                               2000                            1999                             1998
                                    -------------------------       -------------------------       -------------------------
                                                     COMBINED                        COMBINED                       COMBINED
YEAR ENDED DECEMBER 31               AMOUNT           RATIO          AMOUNT           RATIO          AMOUNT           RATIO
                                    ---------       ---------       ---------       ---------       ---------       ---------
(In Millions)

Personal Lines:
     Personal Auto                  $  (123.0)          107.1%      $   (63.3)          103.7%      $    11.5            99.3%
     Homeowners                        (116.7)          116.0           (48.2)          106.8           (56.4)          108.2
     Other Personal                      18.2            90.3            20.6            88.4            14.8            91.1
Commercial Lines:
     SAFECO Business Insurance         (155.3)          113.3          (183.4)          118.0           (72.7)          108.0
     SAFECO Commercial                 (155.7)          122.8          (107.6)          115.7           (27.9)          104.3
Surety                                   11.7            81.0            15.2            74.4            19.2            67.2
Other                                    (1.1)              -               -               -             2.1               -
                                    ---------       ---------       ---------       ---------       ---------       ---------
          Total                     $  (521.9)          111.4%      $  (366.7)          108.4%      $  (109.4)          102.6%
                                    =========       =========       =========       =========       =========       =========


* Catastrophe losses for all lines, net of reinsurance, totaled $136 million, $103 million and $159 million in 2000, 1999 and 1998, respectively.

     The property and casualty insurance companies had steadily deteriorating results from the underwriting of insurance from 1998 to 2000. In each of these three years the loss ratio increased (1998 - 61.3%, 1999 - 66.4% and 2000 - 70.4%) which in turn caused the combined ratio for each year to increase (1998 - 102.6%, 1999 - 108.4% and 2000 - 111.4%). Details on the results by line of insurance as well as actions being taken to improve these underwriting results are described below. Information on the investment income generated by the property and casualty insurance operations is provided on page 43.

PERSONAL AUTO

Over the past three years voluntary personal auto went from producing an underwriting profit of $11.5 million in 1998 to producing underwriting losses of $63.3 million and $123.0 million in 1999 and 2000, respectively. The most significant reason for the deteriorating results was the rate decreases taken in 1999 and 1998 which were deemed necessary to retain American States business and in response to competition. Average auto rates increased nearly 6% in 2000, decreased 2% in 1999 and increased 1% in 1998. SAFECO plans to increase personal auto rates at least 7% in 2001. At the same time, over the last three years average loss costs (which include the severity or cost of settling claims and the frequency of accidents) for new reported claims increased by about 3% in 2000 and 1% in both 1999 and 1998. The increases in average loss costs have significantly lessened the improvement expected from rate increases to date. The higher average loss costs in 2000 result from medical cost inflation and the greater use of original equipment manufactured (OEM) parts. The increase in the use of OEM parts occurred following the filing of class action lawsuits challenging the industry (and SAFECO) practice of using non-OEM parts. As a result of the increase in rates in 2000, personal auto premiums written increased by less than 1% and the number of policies inforce decreased by 3%. The number of policies increased by 2% and 1% in 1999 and 1998, respectively. SAFECO expects further rate increases to depress the growth in the number of policies and to contribute to improved underwriting results. Finally, in 2000 SAFECO expanded the use of "insurance-scoring" (use of credit scores and other information) which had been used by several competitors. The use of insurance-scoring has resulted in some decrease in the number of policies that otherwise would have been written and should improve the overall quality of the book of business.

HOMEOWNERS

The homeowners line produced underwriting losses for the past three years of $116.7 million, $48.2 million and $56.4 million in 2000, 1999 and 1998, respectively. The acquisition of American States in 1997 increased SAFECO's exposure in this line to large, single weather events. Losses due to large, single events (nearly all weather-related) were $86 million, $52 million and $83 million for 2000, 1999 and 1998, respectively. In 2000 non-weather losses, particularly from fire and water damage, increased by $44 million over similar losses in 1999. SAFECO has taken several steps to stem these underwriting losses, but with modest success to date. These efforts include rate increases, obtaining the correct insurance-to-value, restricting writing in certain areas, imposing higher deductibles and attempting to spread risks geographically within catastrophe-prone areas. Average homeowners rates increased over 6%, 1% and 3% in 2000, 1999 and 1998, respectively. The number of homeowners policies inforce decreased by 0.1% in 2000 and increased by 4% and 2% in 1999 and 1998, respectively. These numbers suggest that SAFECO may be able to achieve even more appropriate rates given the exposures in this line.

OTHER PERSONAL LINES

Other personal lines (including earthquake, dwelling fire, inland marine and boats) produced underwriting profits of $18.2 million, $20.6 million and $14.8 million in 2000, 1999 and 1998, respectively.

SAFECO BUSINESS INSURANCE (SBI)

SBI focuses on small- to medium-sized businesses. It produced underwriting losses of $155.3 million, $183.4 million and $72.7 million in 2000, 1999 and 1998, respectively. Premiums written increased 2% and 14% in 2000 and 1999, respectively. There are several reasons for these poor results. First, following the acquisition of American States in 1997, SAFECO sought both to underwrite and to price the business in this line to retain it. That result was achieved, but at the high cost of underwriting losses. In addition, the overall competitive marketplace (particularly in workers' compensation) and single event weather losses contributed to the poor results. SAFECO took aggressive action in 2000 to reverse the underwriting losses in this line by re-underwriting existing business, strengthening underwriting criteria and discipline, terminating relationships with agents who produced poor quality business, and obtaining rate increases, particularly in workers' compensation and commercial auto. Since mid-1999, rates on this line have increased by approximately 15% and are a significant reason for the decrease in the underwriting loss from 1999 to 2000. The actions taken have resulted in the loss of some business and should improve overall results in the future.

SAFECO COMMERCIAL

SAFECO Commercial focuses on medium- to large-sized businesses. It produced underwriting losses of $155.7 million, $107.6 million and $27.9 million in 2000, 1999 and 1998, respectively. The deterioration of results is due to several reasons, including the difficult underwriting environment, inadequate rates (particularly in workers' compensation), reserve increases in recognition of unfavorable trends in loss costs, and higher frequency of large losses. SAFECO has increased commercial prices by 15% in 2000 and plans additional price increases in 2001. In addition, SAFECO will continue to focus on tightening underwriting criteria in this line of business.

SURETY

The surety line produced pretax underwriting profits of $11.7 million, $15.2 million and $19.2 million in 2000, 1999 and 1998, respectively. Fourth quarter 2000 results were adversely affected by a $5 million net loss from the bankruptcy of one surety customer.

OTHER

Other insurance product lines produced an underwriting loss of $1.1 million in 2000 and broke even in 1999. These lines include assumed reinsurance and other business in run-off and assigned risk plans.

PROPERTY AND CASUALTY--LOSS RESERVES

The liability (reserves) for losses and loss adjustment expense (LAE) for the property and casualty companies was $4,612.7 million at December 31, 2000, compared with $4,378.6 million at December 31, 1999. The increase in the liability at December 31, 2000 compared with December 31, 1999 reflects both increased loss severities and adverse development in certain lines of business. The liability is presented net of amounts recoverable from salvage and subrogation recoveries (see Note 1 on page 57) and gross of amounts recoverable from reinsurance (see Note 5 on page 65). The amount of reinsurance recoverables related to the above gross liabilities was $343.6 million at December 31, 2000 and $309.5 million at December 31, 1999.

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

     Loss and LAE reserve development are regularly reviewed to determine that the reserving assumptions and methods are appropriate. Reserves initially set are compared to the amounts ultimately paid. A statistical estimate of the projected amounts necessary to pay outstanding claims is made regularly and compared to the recorded reserves and adjusted as necessary. Any such adjustments are included in current operations.

     Analysis indicates that SAFECO's recorded reserves are adequate for all three years. Operations were charged $148.3 million in 2000 from increases in estimated loss and LAE for claims occurring in prior years. These increases were due to adverse development within commercial operations in the workers' compensation ($50.9 million), general liability ($44.4 million, primarily related to construction defect), commercial auto ($23.5 million), and in other ($29.5 million) lines of business as the costs of settling claims has increased. Operations were charged $78.8 million in 1999 due to increased exposure in certain lines of business including construction defect, asbestos and environmental and workers' compensation. Operations benefited $100.0 million in 1998 due primarily to improved claims handling changes implemented in 1998 related to the American States operations.

ENVIRONMENTAL AND ASBESTOS CLAIMS

The property and casualty companies' reserves for losses and LAE for liability coverages related to environmental, asbestos and other toxic claims totaled $315.5 million at December 31, 2000, compared with $332.3 million at December 31, 1999. These amounts are before the effect of reinsurance, which totaled $28.8 million and $30.1 million at December 31, 2000 and 1999, respectively. These reserves are approximately 8% of total property and casualty reserves for losses and LAE at both December 31, 2000 and 1999. The reserves include estimates for both reported and IBNR losses and related legal expenses.

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

     The following table presents the loss reserve activity analysis for liability coverages related to environmental, asbestos and other toxic claims, before the effect of reinsurance:

YEAR ENDED DECEMBER 31                2000             1999             1998
                                   ----------       ----------       ----------

(In Millions)

Reserves at Beginning of Year      $    332.3       $    329.8       $    346.9
Incurred Losses and LAE                   9.6             24.8              1.6
Losses and LAE Payments                 (26.4)           (22.3)           (18.7)
                                   ----------       ----------       ----------
     Reserves at End of Year       $    315.5       $    332.3       $    329.8
                                   ===========      ==========       ==========

     Although estimation of environmental claims is difficult, the reserves established for these claims at December 31, 2000 are believed to be adequate based on the known facts and current law. SAFECO has generally avoided writing coverages for larger companies with substantial exposure in these areas. In view of changes in environmental regulations and evolving case law, which affect the development of loss reserves, the process of estimating loss reserves for environmental, asbestos and other toxic claims results in imprecise estimates. Quantitative loss reserving techniques in this area need to be supplemented by subjective considerations and managerial judgment. Because of these conditions, trends that have affected development of these liabilities in the past may not necessarily occur in the future.

CONSTRUCTION DEFECT CLAIMS

Construction defect claims are a subset of claims that arise from coverage provided by general property damage liability insurance. Construction defect claims are claims arising from the alleged defective work performed in the construction of large habitation structures, such as apartments, condominiums and large developments of single-family dwellings or other housing. In addition to damages arising directly from the alleged defective work, construction defect claims also allege that the economic value of the structure has been diminished. The vast majority of SAFECO's construction defect claims arise from past contractor business written in the state of California. SAFECO Commercial, which does not include SBI, has avoided writing the construction class of business in California since 1989 and has limited exposure to these types of claims. Because of this business practice, SAFECO has not historically separated these claims for the purpose of reserve analysis. However, American States, prior to the acquisition by SAFECO, was a major writer of California contractor business until 1994 when it implemented significant restrictions in this line. The total SBI reserves for construction defect claims were $322.6 million at December 31, 2000 and $306.1 million at December 31, 1999, representing approximately 8% of total property and casualty reserves for losses and LAE at both December 31, 2000 and 1999. Claims payments including LAE totaled $55.0 million in 2000 and $50.6 million in 1999.

REINSURANCE

SAFECO's property and casualty insurance companies use treaty and facultative reinsurance to help manage exposure to loss. As noted above, the liability for unpaid losses and LAE is reported gross of reinsurance recoverables of $343.6 million at December 31, 2000 and $309.5 million at December 31, 1999. The availability and cost of reinsurance are subject to prevailing market conditions, both in terms of price and available capacity. Due to the recent tightening in the reinsurance marketplace, it is likely that the cost of reinsurance will increase in 2001. Although the reinsurer is liable to SAFECO to the extent of the reinsurance ceded, SAFECO remains primarily liable to the policyholder as the direct insurer on all risks insured. To SAFECO's knowledge, none of its reinsurers is experiencing financial difficulties.

     SAFECO's nationwide catastrophe property reinsurance program for 2001, covering 90% of $400 million of single-event losses in excess of $100 million retention, is unchanged from 2000. In a large catastrophe, SAFECO retains the first $100 million of losses,

10% of the next $400 million and all losses in excess of $500 million. In addition to this nationwide coverage, for all states other than California, SAFECO has a supplemental earthquake-only reinsurance contract that covers 90% of $250 million of single-event earthquake losses in excess of $500 million. In 2000 this supplemental coverage was for $350 million of single-event earthquake losses in excess of $500 million. Catastrophe property reinsurance contracts for 2001 include provisions for one reinstatement for a second catastrophe event in 2001 at current rates.

     SAFECO's insurance subsidiaries do not enter into retrospective reinsurance contracts and do not participate in any unusual or nonrecurring reinsurance transactions such as "swaps" of reserves or loss portfolio transfers. SAFECO does not use funding covers and does not participate in any surplus relief transactions. Additional information on reinsurance can be found in Note 5 on page 65.

LIFE

The life insurance companies offer individual and group insurance products, retirement services (pension) and annuity products. The most significant product lines in terms of premium/deposit volume include single-premium immediate and deferred annuities, BOLI, equity-indexed and variable annuities, tax-sheltered annuities for the education and nonprofit markets, corporate retirement plans, excess loss group medical insurance and individual life insurance.

     SAFECO Life purchased the medical excess loss and group life business of ING Medical Risks Solutions (ING), as well as ING's wholly-owned underwriting subsidiary, Medical Risk Managers, on December 31, 1999 for $34 million.

     Earnings before investment transactions and income taxes ("pretax income") for all lines combined were $157.6 million, $178.6 million and $72.3 million in 2000, 1999 and 1998, respectively. The 1998 results include the write-off of deferred acquisition costs of $46.8 million, discussed below. The following table summarizes the pretax income amounts of the life companies' major product lines, excluding the $46.8 million write-off of deferred acquisition costs in 1998:

                                          PRETAX INCOME
                            -------------------------------------------
YEAR ENDED DECEMBER 31         2000            1999             1998
                            ----------      ----------       ----------

(In Millions)

Retirement Services         $     30.0      $     52.6       $     12.8
Settlement Annuities              26.4            42.3             30.6
Group                              4.3           (19.5)           (14.1)
Individual                        24.6            30.1             13.9
Other                             72.3            73.1             75.9
                            ----------      ----------       ----------
     Pretax Income          $    157.6      $    178.6       $    119.1
                            ----------      ----------       ----------


RETIREMENT SERVICES

SAFECO's retirement services operations produced pretax income of $30.0 million, $52.6 million and $12.8 million in 2000, 1999 and 1998, respectively. Retirement services products are primarily tax-sheltered annuities, which are marketed to teachers and employees of hospitals and charitable organizations, GICs, fixed and variable deferred annuities (both qualified and non-qualified) and corporate retirement funds. SAFECO Life has protection against early policy surrenders or withdrawals of most of these products in the form of surrender charges during the initial years of each policy or the option to defer payouts over 5 years. Retirement services had $6.1 billion of assets on deposit at December 31, 2000 compared with $7.1 billion at December 31, 1999. This decline is due primarily to EIA, GIC and other fixed product withdrawals. This decrease in retirement services assets resulted in a corresponding decrease in investment income margin of $3 million in this product line for 2000. New deposits from fixed return products (including EIA) declined to approximately $205 million in 2000 from $354 million in 1999. There were no new EIA deposits in 2000 and only $4 million in 1999. New deposits from variable return products were approximately $248 million in 2000 compared with $265 million in 1999.

     Losses on the EIA product were $15.3 million, $2.9 million and $38.2 million in 2000, 1999 and 1998, respectively. In 2000, an offer was extended to EIA policyholders to surrender their policies and receive December 31, 1999 account value with no surrender charge. This resulted in a charge to income totaling $12 million. This offer resulted in $363 million of policy surrenders, representing over 50% of the account values on this product. Since the EIA book of business has generated ongoing losses, reducing the size of the book will reduce the amount of future losses. In 1999, a new hedging program was in place to reduce losses. Losses in 1998 were incurred before the new hedging program and related to higher-than-expected cost of S&P call options which SAFECO purchased to hedge its obligation under the EIA product.

SETTLEMENT ANNUITIES

The settlement annuities operations produced pretax income of $26.4 million, $42.3 million and $30.6 million in 2000, 1999 and 1998, respectively. Settlement annuities' products are single-premium immediate annuities (SPIAs) sold to fund third-party personal injury settlements and are non-surrenderable contracts. The invested assets supporting SPIAs are primarily long-maturity bonds. New SPIA deposits were $391 million, $313 million and $424 million in 2000, 1999 and 1998, respectively. Deposits in 1998 included $118 million related to the funding of benefits for former participants in American States' existing defined benefit plan. Continued competitive pressures and SAFECO Life's lowered ratings have dampened the growth of new deposit volume in the last few years. Any further downgrades could substantially reduce the ability to attract new deposits. Total settlement annuity assets increased to $6.2 billion at December 31, 2000 compared with $5.8 billion at December 31, 1999. The decrease in operating income in 2000 is due to the effect of changes in paydowns of collateralized mortgage obligations. These changes resulted in a reduction to investment income of $4.8 million. Operating income in 2000 was also lower due to increased legal expenses to defend the qualified assignment contract terms of the structured settlement product. These legal expenses are expected to be lower in 2001.

GROUP

SAFECO's group insurance operations produced a gain of $4.3 million in 2000 and losses of $19.5 million and $14.1 million in 1999 and 1998, respectively. The strategic focus of the group operation is excess loss medical insurance sold to self-insured employers for their employee medical plans. Excess loss medical produced losses of $2.3 million, $26.7 million and $18.7 million in 2000, 1999 and 1998, respectively. Total group premiums increased 61% during 2000 compared with a decrease of 4% in 1999. The increase in group premiums is due primarily to the acquisition of business from ING noted above as well as continued medical rate increases. These rate increases, combined with underwriting actions, have improved the medical loss ratio to 70.3% in 2000 from 90.7% in 1999. In the past several years, competitive pressures combined with accelerating medical inflation, particularly for prescription drug costs, have produced unsatisfactory results in the excess loss medical line. Because of SAFECO's rate increases and underwriting actions, continued improvement is expected in 2001.

INDIVIDUAL

SAFECO Life's individual life operations produced pretax income of $24.6 million, $30.1 million and $13.9 million in 2000, 1999 and 1998, respectively. The traditional line of permanent and term product income declined by $11.6 million in 2000 compared with 1999. Higher death claims experience and increases in operating expense, mainly due to $4 million of expenses related to the American States Life policy system conversion, contributed to lower profits in this line in 2000. These declines were partially offset by increased profits in BOLI of $11.0 million in 2000 compared with $6.3 million in 1999. BOLI deposits were $710 million in 2000, compared with $705 million in 1999. Lower ratings could substantially reduce SAFECO Life's ability to attract new BOLI deposits. Individual life income was higher in 1999 compared to 1998 primarily due to decreased death claims.

OTHER

The other line is primarily comprised of investment income resulting from the investment of capital and prior years' earnings of the operating lines of business. These earnings are a major component of SAFECO Life's earnings, contributing pretax income of $72.3 million, $73.1 million and $75.9 million in 2000, 1999 and 1998, respectively.

     The 1998 pretax write-off of $46.8 million was primarily tied to two blocks of annuity business, the EIA and a declared-rate fixed annuity product, and to the universal life business. Of the total $46.8 million write-off, $41.8 million related to deferred acquisition costs on the three lines of business noted above. The EIA product, which was first sold in 1997, produced a substantial operating loss in 1998 which adversely affected the projected recoverability of its deferred acquisition costs (primarily commissions). Consequently, $28.3 million of deferred acquisition costs were written off on this product line. Steps taken to improve the results of this product have included using new hedging strategies such as the purchase of equity futures contracts. SAFECO has also suspended the writing of new EIA business. The remaining $13.5 million related to the write-off of deferred acquisition costs on a block of single-premium deferred annuities which experienced higher-than-anticipated withdrawal experience, and to the write-off of deferred acquisition costs on the universal life line of business, which experienced higher-than-expected operating costs. Of the total $46.8 million amount, the remaining $5.0 million related to the estimated cost of consolidating certain life operations to a central location and the associated employee severance and relocation costs.

REAL ESTATE

SAFECO has nearly completed the sale of all of the assets of its real estate investment and management operations (SAFECO Properties, Inc.). In February 1998, SAFECO decided to sell its real estate subsidiary to focus on its core insurance and financial services businesses. The majority of SAFECO Properties' assets were sold for $570 million in a series of closings in the first half of 1999. Realized gains of $35 million were recognized in 1999. At December 31, 2000, investment real estate held by SAFECO Properties totaled $48 million, less than one percent of SAFECO's consolidated investments. Since SAFECO Properties' operations are not material to the consolidated financial statements, they have not been reclassified as discontinued operations. In the Summary of Financial Information on page 36, the pretax income amounts for 2000 and 1999 are included in the Corporate line while the 1998 amount is reported on the Real Estate line. In the Statements of Consolidated Income on page 49, revenues for SAFECO Properties have been included in Other Revenues from January 1, 1999 forward and related expenses have been included in Other Expenses. For 2000 and 1999, these revenues totaled $20.5 million and $39.3 million and expenses totaled $16.7 million and $32.1 million, respectively, with income before realized gains and income taxes of $3.8 million and $7.2 million, respectively.

CREDIT

SAFECO Credit Company, Inc. provides loans and equipment financing and leasing to commercial businesses, insurance agents and affiliated companies. Credit operations produced pretax income of $19.3 million, $22.6 million and $22.7 million in 2000, 1999 and 1998, respectively. The earnings in all three years are primarily attributable to the continuing increase in loan and lease production, combined with favorable collection experience and low delinquencies. Loan and lease receivables from non-affiliates grew 10% in 2000 and 19% in 1999 and 1998. The competitive interest rate environment has continued to pressure interest revenues, and SAFECO Credit's cost of funds has increased partially due to SAFECO's lower credit ratings. These two factors have combined to narrow SAFECO Credit's interest rate spread, resulting in lower profits in 2000.

      Approximately 70% of non-affiliate loan and lease receivables outstanding at December 31, 2000 are from commercial businesses involved in construction, transportation and manufacturing. These businesses are located throughout the country with the majority located in the West Coast and Rocky Mountain regions of the United States. Loans and leases are fully secured by liens on the collateral financed. Approximately 1% of the receivables were non-performing at both December 31, 2000 and 1999. Loans and leases to insurance agents, agency premium financing and agent referral business are a valuable source of new business.

ASSET MANAGEMENT

SAFECO Asset Management Company is the investment advisor for the SAFECO mutual funds, variable annuity portfolios and a growing number of outside pension and trust accounts. These investment management activities produced pretax income of $12.9 million, $13.6 million and $8.5 million in 2000, 1999 and 1998, respectively. Assets under management totaled $5.6 billion at December 31, 2000, compared with $6.7 billion at December 31, 1999. This decline is due to asset outflows of approximately $830 million and lower valuation of assets resulting from stock market declines.

CORPORATE

The Corporate line includes operating results for the Corporation, Talbot Financial Corporation (Talbot), SAFECO Properties and intercompany transaction eliminations. The Corporation's primary expense is interest expense to service its debt payments in the amount of $89.0 million in 2000. Other components of the year 2000 loss include pretax expense of $5.2 million related to executive severance costs and recruiting costs for identifying and hiring a new chief executive officer. In addition, Talbot's pretax income decreased by $4.9 million in 2000 and SAFECO Properties' pretax income before realized gains decreased $3.4 million in 2000, compared with 1999.

INVESTMENT SUMMARY

SAFECO's consolidated pretax investment income increased to $1,627.2 million during 2000 from $1,585.1 million in 1999 and $1,518.9 million in 1998. Substantially all of this investment income is produced by the investment portfolios of SAFECO's property and casualty and life insurance subsidiaries.

      The property and casualty insurance companies' pretax investment income was $460.5 million, $462.3 million and $480.2 million in 2000, 1999 and 1998, respectively. On an after-tax basis investment income was $363.0 million, $387.6 million and $414.0 million for the three years ended December 31, 2000, 1999 and 1998, respectively. Although property and casualty operating cash flow was positive in all three years, the amount of dividends paid to the Corporation and the high level of claims payments, combined with the relatively low interest rate environment and bond call activity dampened the growth of investment income. After-tax investment income in 2001 is expected to be flat and will be affected by increased claims payments and the dividends paid to the Corporation to fund shareholder dividends and to service the Corporation's debt.

      The life companies' pretax investment income was $1,175.2 million, $1,120.1 million and $1,041.0 million in 2000, 1999 and 1998, respectively. The growth in all years was due primarily to the higher invested assets base related to the growth of funds held under deposit contracts.

      Consolidated pretax realized gains from security investments totaled $139.5 million, $82.6 million and $94.2 million in 2000, 1999 and 1998, respectively. The increase in realized gains in 2000 is mainly due to realized gains on approximately $300 million of planned equity securities sales out of the property and casualty insurance companies investment portfolio in the third quarter. The proceeds from these equity securities sales were reinvested in taxable fixed-income securities. These sales resulted in increased realized gains from equity securities in 2000 as compared with 1999 and 1998. Additional information on realized gains can be found in Note 2 on page 58.

      Consolidated realized gains from security investments are recorded net of losses on the sale or write-down of investments. Each investment that has declined in market value below cost is monitored closely. If the decline is judged to be other than temporary, the security is written down to fair value. The amounts of such write-downs were $35.7 million, $0.6 million and $0.4 million in 2000, 1999 and 1998, respectively. Nearly all of these write-downs were on fixed maturities held by the life insurance companies. The increase in write-downs in 2000 was due to deteriorating credit situations of several fixed-maturity issuers, particularly in the retail and auto parts supplier industries. Additional write-downs in 2001 may be made if the slow-down in these and other sectors continues. See additional discussion of high yield bonds below.

      SAFECO's property and casualty investment portfolio totaled $8.3 billion at market value at December 31, 2000, compared with $8.2 billion at December 31, 1999. The investment philosophy for the property and casualty portfolio is to emphasize investment yield without sacrificing investment quality, and to provide for liquidity and diversification. Fixed-income securities comprised 79% of this portfolio while equity securities comprised 21% (see table on page 45).

      The property and casualty fixed-income portfolio, which totaled $6.3 billion at market value at December 31, 2000, is currently comprised of 46% tax-exempt and 54% taxable investments. The portfolio composition was 51% tax-exempt and 49% taxable at December 31, 1999. The property and casualty companies have been investing new money primarily in taxable bonds and shifting holdings from tax-exempts to taxables to maximize the portfolio's after-tax return in view of the higher level of underwriting losses in 2000 and 1999, and the resulting alternative minimum tax. The effective tax rate on investment income was 21%, 16% and 14% in 2000, 1999 and 1998, respectively, reflecting the shift to a higher level of holdings of taxable bonds. The effective tax rate is expected to increase further in 2001.

      The quality of the property and casualty companies' fixed-income portfolio is detailed in the following table:

                                                                      PERCENT AT
RATING                                                         DECEMBER 31, 2000
--------------------------------------------------------------------------------
AAA                                                                           50%
AA                                                                            19
A                                                                             20
BBB                                                                            9
BB or lower                                                                    2
                                                                           -----
     Total                                                                   100%
                                                                           =====

      SAFECO's life investment portfolio totaled $15.5 billion at market value at December 31, 2000. Fixed-income securities, all of which are taxable, comprised 93% of this investment portfolio at December 31, 2000. The investment philosophy for this portfolio is to emphasize investment yield without sacrificing investment quality, and to provide for liquidity and diversification. SAFECO also matches the projected cash inflows of this portfolio with the projected cash outflows of the liabilities of the various product lines within the life operations. Effective October 1, 2000, the entire held-to-maturity fixed maturities investment portfolio, with a market value of $2.8 billion, was reclassified to available-for-sale. This reclassification was made to provide additional investment flexibility in managing the bond portfolio and resulted in an increase in other comprehensive income of $41 million in the fourth quarter. All of SAFECO's fixed-income securities are now carried at market.

      The quality of the life companies' fixed-income portfolio is detailed in the following table:

                                                                      PERCENT AT
RATING                                                         DECEMBER 31, 2000
--------------------------------------------------------------------------------
AAA                                                                           33%
AA                                                                            10
A                                                                             30
BBB                                                                           24
BB or lower                                                                    3
                                                                           -----
     Total                                                                   100%
                                                                           =====

      This portfolio contains $436.7 million (at market value) of securities rated below investment-grade quality. These securities represent approximately 3% of the total $15.5 billion life investment portfolio at market value at December 31, 2000. On a consolidated basis, below investment-grade securities with a market value of $589.2 million were held at December 31, 2000. (The related amortized cost amount is $723.6 million or 123% of the market value.) These securities represent approximately 3% of total consolidated securities investments at market value at December 31, 2000.

      SAFECO's consolidated investment in "exotic" securities and high-risk derivatives was less than 1% of SAFECO's total investments at both December 31, 2000 and 1999. SAFECO generally does not enter into financial instruments for speculative purposes.

      SAFECO's consolidated investment in mortgage-backed securities of $4.5 billion at market value at December 31, 2000 consists mainly of residential collateralized mortgage obligations (CMO's), pass-throughs and commercial loan-backed mortgage obligations (CMBS). The life insurance companies' portfolio contains virtually all of these securities. Approximately 87% of the mortgage-backed securities are government/agency-backed or AAA-rated at December 31, 2000. SAFECO has intentionally limited its investment in riskier, more volatile CMO's and CMBS (principal only, inverse floaters, etc.) to less than 1% of total mortgage-backed securities at December 31, 2000.

      The Corporation has an investment portfolio of securities that totaled $142.2 million at market value at December 31, 2000, compared with $123.5 million at December 31, 1999. The majority of these securities are preferred stocks and U.S. Treasuries.

      SAFECO's consolidated investment portfolio also includes $823.0 million of mortgage loan investments at December 31, 2000, representing approximately 3% of total investments. The majority of these loans are held by the life insurance companies and are secured by first mortgage liens on completed, income-producing commercial real estate, primarily in the retail, industrial and office building sectors. The majority of the properties are located in the western United States, with approximately 31% of the total in the state of California. Individual loans generally do not exceed $10 million. Less than 1% of the loans were non-performing at both December 31, 2000 and 1999. The allowance for mortgage loan losses was $10.8 million at both December 31, 2000 and 1999.

The table below summarizes SAFECO's consolidated securities investment portfolio at December 31, 2000. The market value exceeded amortized cost on fixed income and equity securities by $1.4 billion at December 31, 2000 and $0.6 billion at December 31, 1999.

                                       AMORTIZED       CARRYING           MARKET
DECEMBER 31, 2000                           COST          VALUE            VALUE
--------------------------------------------------------------------------------
(In Millions)
Property and Casualty:
     Fixed Income - Taxable            $ 3,372.5      $ 3,419.4        $ 3,419.4
     Fixed Income - Non-taxable          2,636.0        2,928.0          2,928.0
     Equity Securities                     768.8        1,694.9          1,694.9
Life:
     Fixed Income - Taxable             14,299.2       14,402.9         14,402.9
     Equity Securities                      24.6           26.2             26.2
SAFECO Corporation:
     Fixed Income - Taxable                 58.4           60.5             60.5
     Equity Securities                      54.8           62.6             62.6
Other                                       49.7           51.1             51.1
Short-Term Investments                     182.3          182.3            182.3
                                       -----------------------------------------
          Total                        $21,446.3      $22,827.9        $22,827.9
                                       =========================================

MARKET RISK DISCLOSURES FOR FINANCIAL INSTRUMENTS

The first two columns of the following table under each year show the financial statement carrying values and related current estimated fair values of certain of SAFECO's financial instruments as of December 31, 2000 and 1999. The third column shows the effect on current estimated fair values assuming a 100 basis point increase in market interest rates and a 10% decline in equity prices ("sensitivity analysis").

                                                            2000                                         1999
                                            --------------------------------------       --------------------------------------
                                                                         ESTIMATED                                    ESTIMATED
                                                          ESTIMATED     FAIR VALUE                     ESTIMATED     FAIR VALUE
                                                      FAIR VALUE AT    AT ADJUSTED                    FAIR VALUE    AT ADJUSTED
                                                            CURRENT   MARKET RATES                    AT CURRENT   MARKET RATES
                                            CARRYING         MARKET   (SENSITIVITY       CARRYING         MARKET   (SENSITIVITY
DECEMBER 31                                    VALUE   RATES/PRICES      ANALYSIS)          VALUE   RATES/PRICES      ANALYSIS)
------------------------------------------------------------------------------------------------------------------------------
(In Millions)
Interest Rate Risk:
     Financial Assets:
          Fixed Maturities:
               Available-for-Sale        $  20,830.2    $  20,830.2    $  19,331.0    $  16,830.7    $  16,830.7    $  15,740.0
               Held-to-Maturity                   --             --             --        2,733.3        2,772.1        2,528.0
          Mortgage Loans                       823.0          792.0          749.0          770.4          742.0          704.0
          Commercial Loans                   1,135.9        1,100.0        1,080.0          978.3          907.0          886.0
     Financial Liabilities:
          Funds Held under
               Deposit Contracts            14,085.7       13,977.0       13,457.0       13,762.9       13,495.0       13,021.0
          Commercial Paper                     349.8          349.8          349.8          508.8          508.8          508.8
          Credit Company Borrowings          1,154.7        1,155.0        1,155.0        1,323.1        1,323.0        1,323.0
          7.875% Notes Due 2003                300.0          305.0          299.0             --             --             --
          7.875% Notes Due 2005                200.0          203.0          196.0          200.0          201.0          193.0
          6.875% Notes Due 2007                200.0          193.0          184.0          200.0          191.0          180.0
          Other Debt                            80.7           80.0           80.0           84.2           85.0           84.0
     Capital Securities                        843.0          700.0          635.0          842.5          854.0          761.0

Equity Price Risk:
     Marketable Equity Securities            1,815.4        1,815.4        1,634.0        2,004.7        2,004.7        1,804.0

      Market risk means the potential loss from adverse changes in market prices and interest rates. In addition to market risk, SAFECO is exposed to other risks, including the credit risk related to its financial instruments and the underlying insurance risk related to its core business. The sensitivity analysis above summarizes only the exposure to market risk.

      SAFECO manages its market risk by matching the projected cash inflows of assets with the projected cash outflows of liabilities of its investment and financial products (e.g., annuities, retirement services products). For all of its financial assets and liabilities, SAFECO seeks to maintain reasonable average durations, consistent with the maximization of income without sacrificing investment quality and providing for liquidity and diversification. SAFECO uses certain derivative financial instruments to increase its matching of cash flows. For example, interest rate swaps are used to convert debt liabilities with variable rates to fixed rates to better match the fixed-rate assets the debt supports. In addition, S&P 500 call option contracts and futures are purchased to hedge the liability of SAFECO Life's EIA product. In general, derivatives are used for hedging purposes rather than speculation.

      The estimated fair values at current market rates for financial instruments subject to interest rate risk in the table above are the same as those disclosed in Note 7 on page 67 to the consolidated financial statements. The estimated fair values at the adjusted market rates (assuming a 100 basis point increase in market interest rates) are calculated using discounted cash flow analysis and duration modeling, where appropriate. The estimated values do not consider the effect that changing interest rates could have on prepayment activity (e.g., CMO's and annuities). Estimated fair values for derivatives are not presented, as the amounts are not material.

      This sensitivity analysis provides only a limited, point-in-time view of the market risk sensitivity of certain of SAFECO's financial instruments. The actual impact of market interest rate and price changes on the financial instruments may differ significantly from those shown in the sensitivity analysis. The sensitivity analysis is further limited as it does not consider any actions SAFECO could take in response to actual and/or anticipated changes in interest rates and equity prices. As allowed under the guidance for these disclosures, certain financial instruments (e.g., lease receivables) are not required to be included in the sensitivity analysis. In addition, certain non-financial instruments (e.g., insurance liabilities and real estate) are excluded from the sensitivity analysis. Accordingly, any aggregation of the estimated fair value amounts or adjusted fair value amounts would not represent the underlying fair value of net equity.

FORWARD-LOOKING STATEMENTS

Statements made in this Management's Discussion and Analysis that relate to anticipated financial performance, business prospects and plans, regulatory developments and similar matters may be considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Statements in this report that are not historical information are forward-looking. Such statements are subject to certain risks and uncertainties that may cause the operations, performance, development and results of SAFECO's business to differ materially from those suggested by the forward-looking statements. The risks and uncertainties include:

> SAFECO's ability to obtain rate increases and non-renew underpriced insurance accounts;

>  realization of growth and business retention estimates;

>  achievement of SAFECO's premium targets and profitability;

>  changes in competition and pricing environments;

>  achievement of SAFECO's expense reduction goals;

>  the occurrence of significant natural disasters, including earthquakes;

> weather conditions, including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions;

>  changes in the nature of the property and casualty book of business;

>  driving patterns;

>  fluctuations in interest rates;

>  availability of bank credit facilities;

>  performance of financial markets;

>  court decisions and trends in litigation;

>  rating agency actions;

>  legislative and regulatory developments;

>  the adequacy of loss reserves;

>  the availability and pricing of reinsurance;

>  the development of major Year 2000-related claims or liabilities; and

>  general economic and market conditions.

      In particular, because insurance rates in some jurisdictions are subject to regulatory review and approval, SAFECO's achievement of rate increases may occur in amounts and on a time schedule different than planned, which may affect the Corporation's efforts to restore earnings in the property and casualty lines.

NEW ACCOUNTING STANDARDS

See discussion of new accounting standards in Note 1 on page 57.

DIVIDENDS

SAFECO has paid cash dividends continuously since 1933. Common stock dividends paid to shareholders were $1.48 per share in 2000 compared with $1.44 in 1999 and $1.34 in 1998. These dividends are funded with dividends to the Corporation from its subsidiaries. The Corporation expects to continue paying dividends in the foreseeable future. However, payment of future dividends is subject to the Board of Directors' approval and is dependent upon earnings and the financial condition of the Corporation as well as dividend restrictions on its significant insurance subsidiaries as described in Note 11 on page 70. Given the deterioration of earnings over the last two years, the Board of Directors on February 7, 2001 reduced the dividend 50% by declaring a dividend of $0.185 per share payable April 23, 2001.

NUMBER OF SHAREHOLDERS

There were approximately 3,700 common shareholders of record at December 31, 2000.

ANNUAL REPORT ON FORM 10-K

SAFECO files an annual report on Form 10-K with the SEC in compliance with the regulations of the SEC. Any SAFECO shareholder may obtain Form 10-K for the year ended December 31, 2000, without charge, by making a written request to:

Rod A. Pierson
Senior Vice President and Chief Financial Officer
SAFECO Corporation
SAFECO Plaza
Seattle, Washington 98185

MANAGEMENT'S REPORT

        The management of SAFECO is responsible for the financial statements, related notes and all other information presented in this annual report. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States appropriate in the circumstances and include amounts based on the best estimates and judgments of management.

        In order to safeguard assets and to maintain the integrity and objectivity of data in these consolidated financial statements, SAFECO maintains a comprehensive system of internal accounting controls. These controls are supported by the careful selection and training of qualified personnel, by the appropriate division of duties and responsibilities and by written policies and procedures. In addition, an integral part of the comprehensive system of internal control is an effective internal audit department. SAFECO's Internal Audit Department systematically evaluates the adequacy and effectiveness of internal accounting controls and measures adherence to established policies and procedures.

        The consolidated financial statements for the years ended December 31, 2000, 1999 and 1998 have been audited by Ernst & Young LLP, independent auditors. Their audits were made in accordance with auditing standards generally accepted in the United States and included a review of the system of internal accounting controls to the extent necessary to express an opinion on the consolidated financial statements.

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

        The management of SAFECO believes that as of December 31, 2000, its system of internal control is adequate to accomplish the objectives discussed herein.


/s/ ROD A. PIERSON
Rod A. Pierson
Senior Vice President and Chief Financial Officer


REPORT OF ERNST & YOUNG LLP
INDEPENDENT AUDITORS

Board of Directors and Shareholders of SAFECO Corporation:

We have audited the accompanying consolidated balance sheets of SAFECO Corporation and its subsidiaries (the Corporation) as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SAFECO Corporation and its subsidiaries as of December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

        As described in Note 1 to the financial statements, SAFECO Corporation and its subsidiaries adopted certain new accounting standards as required by the Financial Accounting Standards Board.


                                   /s/ ERNST & YOUNG LLP
Seattle, Washington
February 9, 2001

STATEMENTS OF CONSOLIDATED INCOME
SAFECO Corporation and Subsidiaries


YEAR ENDED DECEMBER 31                                      2000           1999            1998
-----------------------------------------------------------------------------------------------
(In Millions Except Per Share Amounts)

REVENUES
    Insurance:

        Property and Casualty Earned Premiums              $4,563.4      $4,382.9      $4,208.3
        Life Premiums and Other Revenues                      502.7         360.9         353.4
                                                           ------------------------------------
           Total                                            5,066.1       4,743.8       4,561.7
    Real Estate (Note 1)                                          -             -          77.9
    Credit                                                    143.3         115.1          98.6
    Asset Management                                           42.9          44.3          39.7
    Other                                                      99.4         111.1          60.7
    Net Investment Income (Note 2)                          1,627.2       1,585.1       1,518.9
    Realized Investment Gain (Note 2)                         139.5         117.7          94.6
                                                           ------------------------------------
           Total                                            7,118.4       6,717.1       6,452.1
                                                           ------------------------------------
EXPENSES

    Losses, Adjustment Expense and Policy Benefits          4,987.6       4,504.0       4,108.7
    Commissions                                               793.6         794.9         784.7
    Personnel Costs                                           497.1         463.6         438.7
    Interest                                                  173.1         141.0         159.5
    Goodwill Amortization                                      60.5          55.8          53.5
    Other                                                     449.1         452.2         448.8
    Write-Off of Deferred Acquisition Costs (Note 1)              -            -           46.8
    Amortization of Deferred Policy Acquisition Costs         834.2         840.1         784.1
    Deferral of Policy Acquisition Costs                     (835.4)       (866.8)       (835.5)
                                                           ------------------------------------
           Total                                            6,959.8       6,384.8       5,989.3
                                                           ------------------------------------
Income Before Income Taxes                                    158.6         332.3         462.8
                                                           ------------------------------------
Provision (Benefit) for Income Taxes (Note 13):

    Current                                                    41.3          71.0         104.6
    Deferred                                                  (42.1)        (35.7)        (38.6)
                                                           ------------------------------------
           Total                                               (0.8)         35.3          66.0
                                                           ------------------------------------
Income Before Distributions on Capital Securities             159.4         297.0         396.8
Distributions on Capital Securities, Net of Tax (Note 3)      (44.8)        (44.8)        (44.9)
                                                           ------------------------------------
Net Income                                                 $  114.6      $  252.2      $  351.9
                                                           ====================================

Net Income Per Share of Common Stock (Note 8):

    Diluted                                                  $  .90      $   1.90      $   2.51
                                                           ====================================
    Basic                                                    $  .90      $   1.90      $   2.52
                                                           ====================================

See Notes to Consolidated Financial Statements on pages 55 through 79.

CONSOLIDATED BALANCE SHEETS
SAFECO Corporation and Subsidiaries


DECEMBER 31                                                      2000               1999
----------------------------------------------------------------------------------------
(In Millions)

ASSETS
Investments (Note 2):
    Fixed Maturities Available-for-Sale, at Market Value
        (Amortized cost: $20,388.1; $17,258.9)                   $20,830.2     $16,830.7
    Fixed Maturities Held-to-Maturity, at Amortized Cost
        (Market value: $ -; $2,772.1)                                    -       2,733.3
    Marketable Equity Securities, at Market Value
        (Cost: $875.9; $972.5)                                     1,815.4       2,004.7
    Mortgage Loans                                                   823.0         770.4
    Other Investment Assets                                          160.3         215.9
    Short-Term Investments                                           182.3         376.0
                                                                 -----------------------
           Total Investments                                      23,811.2      22,931.0


Cash                                                                 196.2         112.3
Accrued Investment Income                                            333.1         328.1
Finance Receivables
    (Less unearned finance charges
    and allowance for doubtful
    accounts: $119.4; $118.2)                                      1,617.7       1,460.6
Premiums and Other Service Fees Receivable                         1,063.0       1,058.3
Other Notes and Accounts Receivable                                   37.6         147.2
Deferred Income Tax Recoverable                                          -         105.3
Reinsurance Recoverables (Note 5)                                    461.7         384.8
Deferred Policy Acquisition Costs                                    605.4         598.8
Land, Buildings and Equipment for Company Use
    (At cost less accumulated
     depreciation: $241.5; $235.7)                                   440.4         344.8
Goodwill
    (At cost less accumulated
    amortization: $202.8; $142.5)                                  1,307.4       1,354.9
Other Assets                                                         362.7         343.4

Separate Account Assets                                            1,275.1       1,403.2
                                                                 -----------------------
           Total                                                 $31,511.5     $30,572.7
                                                                 =======================


See Notes to Consolidated Financial Statements on pages 55 through 79.

CONSOLIDATED BALANCE SHEETS
SAFECO Corporation and Subsidiaries


DECEMBER 31                                                     2000                1999
----------------------------------------------------------------------------------------
(In Millions)

LIABILITIES AND SHAREHOLDERS' EQUITY
Losses and Loss Adjustment Expense (Note 4)                      $ 4,686.9     $ 4,416.4
Life Policy Liabilities                                              342.1         281.5
Unearned Premiums                                                  1,836.5       1,853.1
Funds Held Under Deposit Contracts                                14,085.7      13,762.9
Debt (Note 3):
    Commercial Paper                                                 349.8         508.8
    Credit Company Borrowings                                      1,154.7       1,323.1
    7.875% Medium-Term Notes Due 2003                                300.0            -
    7.875% Notes Due 2005                                            200.0         200.0
    6.875% Notes Due 2007                                            200.0         200.0
    Other                                                             80.7          84.2
Other Liabilities                                                  1,308.5       1,396.8
Income Taxes (Note 13):
    Current                                                           29.1           6.1
    Deferred (Includes tax on unrealized appreciation of
        investment securities: $478.7; $207.7)                       123.6            -
Separate Account Liabilities                                       1,275.1       1,403.2
                                                                 -----------------------
           Total Liabilities                                      25,972.7      25,436.1
                                                                 -----------------------

Commitments and Contingencies (Note 6)

Corporation-Obligated, Mandatorily Redeemable
    Capital Securities of Subsidiary Trust Holding
    Solely Junior Subordinated Debentures of the
    Corporation ("Capital Securities") (Note 3)                      843.0         842.5
                                                                 -----------------------

Preferred Stock, No Par Value:
   Shares Authorized: 10
   Shares Issued and Outstanding: None
Common Stock, No Par Value (Notes 8 and 9):
    Shares Authorized: 300
    Shares Reserved for Options: 7.1; 7.3                            834.5         841.7
    Shares Issued and Outstanding: 127.6; 128.9
Retained Earnings (Note 11)                                        2,966.4       3,062.7
Total Accumulated Other Comprehensive Income:
    Unrealized Appreciation of Investment Securities,
      Net of Tax (Note 2)                                            894.9         389.7
                                                                 -----------------------
           Total Shareholders' Equity                              4,695.8       4,294.1
                                                                 -----------------------
           Total                                                 $31,511.5     $30,572.7
                                                                 =======================


See Notes to Consolidated Financial Statements on pages 55 through 79.

STATEMENTS OF CONSOLIDATED CASH FLOWS
SAFECO Corporation and Subsidiaries

YEAR ENDED DECEMBER 31                                                          2000           1999            1998
-------------------------------------------------------------------------------------------------------------------
(In Millions)

OPERATING ACTIVITIES

    Insurance Premiums Received                                               $ 4,890.2     $ 4,636.8     $ 4,488.2
    Dividends and Interest Received                                             1,676.1       1,571.2       1,506.0
    Other Operating Receipts                                                      225.0         247.2         251.1
    Insurance Claims and Policy Benefits Paid                                  (4,156.5)     (3,706.2)     (3,596.1)
    Underwriting, Acquisition and Insurance Operating Costs Paid               (1,652.8)     (1,604.8)     (1,530.1)
    Interest Paid and Distributions on Capital Securities                        (202.4)       (210.6)       (237.5)
    Other Operating Costs Paid                                                   (126.7)       (128.6)       (138.2)
    Income Taxes Refunded (Paid)                                                    5.7         (42.0)        (85.8)
                                                                              -------------------------------------
           Net Cash Provided by Operating Activities                              658.6         763.0         657.6
                                                                              -------------------------------------
INVESTING ACTIVITIES
    Purchases of:
        Fixed Maturities Available-for-Sale                                    (3,604.0)     (5,422.1)     (3,602.2)
        Fixed Maturities Held-to-Maturity                                          (2.2)         (0.9)         (1.7)
        Equities                                                                 (372.6)       (231.9)       (169.7)
        Other Investments                                                        (362.0)       (460.6)       (218.9)
    Maturities of Fixed Maturities Available-for-Sale                             972.2       1,174.0       1,110.9
    Maturities of Fixed Maturities Held-to-Maturity                                 8.7          13.3           7.3
    Sales of:
        Fixed Maturities Available-for-Sale                                     2,265.4       3,715.4       2,021.6
        Fixed Maturities Held-to-Maturity (Note 2)                                  0.1           6.3          18.2
        Equities                                                                  661.7         298.1         233.1
        Other Investments                                                         412.2         830.5         159.2
    Net Decrease (Increase) in Short-Term Investments                             281.4        (163.7)        (92.9)
    Finance Receivables Originated or Acquired                                   (684.9)       (916.8)       (629.2)
    Principal Payments Received on Finance Receivables                            536.0         644.6         420.3
    Other                                                                         (97.2)       (101.0)       (221.7)
                                                                              -------------------------------------
           Net Cash Provided by (Used in) Investing Activities                     14.8        (614.8)       (965.7)
                                                                              -------------------------------------

FINANCING ACTIVITIES

    Funds Received Under Deposit Contracts                                      1,266.0       1,849.5       1,241.9
    Return of Funds Held Under Deposit Contracts                               (1,603.1)     (1,077.3)     (1,116.0)
    Proceeds from Notes and Mortgage Borrowings                                   300.0            -           20.0
    Repayment of Notes and Mortgage Borrowings                                    (19.3)       (138.1)        (61.8)
    Net Proceeds from (Repayment of) Short-Term Borrowings                       (308.3)       (184.8)        386.4
    Common Stock Reacquired                                                       (30.4)       (303.2)       (236.8)
    Dividends Paid to Shareholders                                               (189.4)       (192.2)       (187.5)
    Other                                                                          (5.0)        (64.7)        (54.6)
                                                                              -------------------------------------
           Net Cash Used in Financing Activities                                 (589.5)       (110.8)         (8.4)
                                                                              -------------------------------------
Net Increase (Decrease) in Cash                                                    83.9          37.4        (316.5)
Cash at the Beginning of Year                                                     112.3          74.9         391.4
                                                                              -------------------------------------
Cash at the End of Year                                                       $   196.2     $   112.3     $    74.9
                                                                              =====================================


See Notes to Consolidated Financial Statements on pages 55 through 79.

STATEMENTS OF CONSOLIDATED CASH FLOWS --
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES

SAFECO Corporation and Subsidiaries


YEAR ENDED DECEMBER 31                                           2000               1999               1998
------------------------------------------------------------------------------------------------------------
(In Millions)
Net Income                                                     $ 114.6            $ 252.2            $ 351.9
                                                                --------------------------------------------
Adjustments to Reconcile Net Income to
     Net Cash Provided by Operating Activities:
          Realized Investment Gain                              (139.5)            (117.7)             (94.6)
          Amortization and Depreciation                          144.1              149.9              156.9
          Amortization of Fixed Maturity Investments             (41.6)             (46.3)             (41.6)
          Deferred Income Tax Benefit                            (42.1)             (35.7)             (38.6)
          Interest Expense on Deposit Contracts                  485.4              583.3              584.9
          Other Adjustments                                       (3.1)              (2.9)               0.1
          Changes in:
               Losses and Loss Adjustment Expense                270.5              153.7              (89.5)
               Life Policy Liabilities                            60.6                4.7                1.0
               Unearned Premiums                                 (16.6)             102.2               37.2
               Accrued Current Income Taxes                       23.0                3.6               (6.8)
               Accrued Interest on Accrual Bonds                 (45.9)             (45.4)             (50.4)
               Accrued Investment Income                          (5.0)              (4.9)              13.8
               Deferred Policy Acquisition Costs                  (6.6)             (28.9)              11.1
               Other Assets and Liabilities                     (139.2)            (204.8)            (177.8)
                                                                --------------------------------------------
                    Total Adjustments                            544.0              510.8              305.7
                                                                --------------------------------------------
Net Cash Provided by Operating Activities                      $ 658.6            $ 763.0            $ 657.6
                                                                ============================================


See Notes to Consolidated Financial Statements on pages 55 through 79.

STATEMENTS OF CONSOLIDATED SHAREHOLDERS' EQUITY

SAFECO Corporation and Subsidiaries


YEAR ENDED DECEMBER 31                                                         2000            1999            1998
---------------------------------------------------------------------------------------------------------------------
(In Millions)

Common Stock (Notes 8 and 9):

     Balance at the Beginning of Year                                        $  841.7        $  885.0        $  909.3
     Stock Issued for Options and Rights                                          1.5             5.2             7.8
     Common Stock Reacquired                                                     (8.8)          (49.1)          (33.4)
     Other                                                                        0.1             0.6             1.3
                                                                             ----------------------------------------
     Balance at the End of Year                                                 834.5           841.7           885.0
                                                                             ----------------------------------------
Retained Earnings (Note 11):
     Balance at the Beginning of Year                                         3,062.7         3,257.2         3,299.1
     Net Income                                                                 114.6           252.2           351.9
     Amortization of Underwriting Compensation on Capital Securities             (0.4)           (0.4)           (0.4)
     Dividends Declared                                                        (188.9)         (192.2)         (190.0)
     Common Stock Reacquired                                                    (21.6)         (254.1)         (203.4)
                                                                             ----------------------------------------
     Balance at the End of Year                                               2,966.4         3,062.7         3,257.2
                                                                             ----------------------------------------
Unrealized Appreciation of Investment Securities, Net of Tax (Note 2):
     Balance at the Beginning of Year                                           389.7         1,433.6         1,253.3
     Change in Unrealized Appreciation                                          505.2        (1,043.9)          180.3
                                                                             ----------------------------------------
     Balance at the End of Year                                                 894.9           389.7         1,433.6
                                                                             ----------------------------------------
Shareholders' Equity                                                         $4,695.8        $4,294.1        $5,575.8
                                                                             ========================================


See Notes to Consolidated Financial Statements on pages 55 through 79.




STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)
SAFECO Corporation and Subsidiaries


YEAR ENDED DECEMBER 31                                            2000            1999            1998
--------------------------------------------------------------------------------------------------------
(In Millions)

Net Income                                                      $  114.6        $  252.2        $  351.9
                                                                ----------------------------------------
Other Comprehensive Income (Loss), Net of Tax (Note 2):
     Unrealized Appreciation (Depreciation) of Investment
          Securities Arising During the Period*+                   595.6          (985.6)          239.7
     Less Reclassification Adjustment for Realized Gain
          Included in Net Income++                                 (90.4)          (58.3)          (59.4)
                                                                ----------------------------------------
     Other Comprehensive Income (Loss)                             505.2        (1,043.9)          180.3
                                                                ----------------------------------------
Comprehensive Income (Loss)                                     $  619.8        $ (791.7)       $  532.2
                                                                ========================================


*       Net of related tax of $321.1, ($531.8) and $129.2, respectively.

+ Effective October 1, 2000, the fixed maturities held-to-maturity portfolio was reclassified to available-for-sale. (Note 1)

++      Net of related tax of $49.1, $30.6 and $31.3, respectively.



See Notes to Consolidated Financial Statements on pages 55 through 79.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts are in millions, except share data, unless otherwise stated.)


NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

SAFECO Corporation (the Corporation) is a Washington corporation that owns operating subsidiaries in segments of insurance and other financially related businesses. (The Corporation and its subsidiaries are collectively referred to as "SAFECO.") SAFECO's businesses operate on a nationwide basis. Non-U.S. operations are insignificant. The insurance subsidiaries engage in property and casualty, surety and life insurance. Products are marketed primarily through independent agents. Approximately 33% of SAFECO's property and casualty premiums are written in the three West Coast states of California, Washington and Oregon.

        SAFECO'S other operations include subsidiaries involved in commercial lending and leasing (SAFECO Credit), investment management and insurance agency and financial services distribution operations.

        In February 1998, SAFECO decided to sell its real estate subsidiary, SAFECO Properties, Inc., to focus on its core insurance and financial services businesses. The majority of SAFECO Properties' assets were sold for $570 in a series of closings during the first half of 1999. Realized gains of $35 were recognized in 1999. At December 31, 2000, investment real estate held by SAFECO Properties totaled $48, less than 1% of SAFECO's consolidated investments. Since SAFECO Properties' operations are not material to the consolidated financial statements, they have not been reclassified as discontinued operations. In the Statements of Consolidated Income, revenues for SAFECO Properties have been included in Other Revenues from January 1, 1999 forward and related expenses have all been included in Other Expenses. For 2000 and 1999, these revenues totaled $20.5 and $39.3 and expenses totaled $16.7 and $32.1, with income before realized gain and income taxes of $3.8 and $7.2, respectively.

BASIS OF REPORTING

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States and include amounts based on the best estimates and judgments of management. The financial statements include SAFECO Corporation and its subsidiaries.

        All significant intercompany transactions and accounts have been eliminated in the consolidated financial statements. Certain reclassifications have been made to prior year financial information to conform to the 2000 classifications.

ACCOUNTING FOR PREMIUMS

Property and casualty insurance premiums are included in income as earned over the terms of the respective policies. The unearned portion is determined using a daily pro rata basis and is reflected as a liability for unearned premiums, before the effect of reinsurance. See Note 5 for more information on reinsurance.

        Life insurance premiums for traditional individual life policies are reported as income when due from the policyholder. These policies, which include whole life and guaranteed renewable term policies, are long-duration contracts. Group life and health policy revenue is recognized when earned, over the life of the policy. The unearned premiums are reflected as liabilities on the balance sheet. Group life and health policies are short-duration contracts that include provisions allowing SAFECO to adjust the premiums for the group or cancel the group contract. Funds received under retirement services deposit contracts, annuity contracts and universal life policies were $1,266.0, $1,849.5 and $1,241.9 in 2000, 1999 and 1998, respectively. These amounts are recorded as liabilities rather than premium income when received. Revenues for universal life products consist of front-end loads and mortality and expense charges assessed against individual policyholder account balances. Front-end loads are recognized as income when earned, over the life of the policy. Mortality and expense charges are recognized as income when earned, as amounts are assessed against individual policyholder account balances ratably over the contract year. Administration fees are recognized as income as services are provided and amounts are assessed against policyholder account balances.

INVESTMENTS

Effective October 1, 2000, SAFECO reclassified its fixed maturities held-to-maturity investment portfolio to available-for-sale. This reclassification was made to provide additional investment flexibility and resulted in an increase in other comprehensive income of $41 in the fourth quarter. Fixed maturities are classified as available-for-sale and are carried at market value, with changes in unrealized appreciation and depreciation recorded directly to shareholders' equity (comprehensive income), net of applicable income taxes and deferred policy acquisition costs valuation allowance. The amount of unrealized appreciation and depreciation, net of tax, recognized in accumulated other comprehensive income in shareholders' equity was $894.9, $389.7 and $1,433.6 at December 31, 2000, 1999 and 1998, respectively.
Of these amounts, the accumulated effect of unrealized appreciation and depreciation on deferred acquisition costs and present value of future profits was $(.3), $(.1) and $(31.9) at December 31, 2000, 1999 and 1998, respectively.
Policyholder liabilities are not adjusted for unrealized appreciation and depreciation. SAFECO has no fixed maturities classified as trading.

        All marketable equity securities are classified as available-for-sale and are carried at market value, with changes in unrealized appreciation and depreciation recorded directly to shareholders' equity (comprehensive income), net of applicable income taxes.

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


        When the collectibility of income for certain investments is considered doubtful, it is placed on nonaccrual status and thereafter interest income is recognized only when payment is received. Investments that have declined in market value below cost and for which the decline is judged to be other than temporary are written down to fair value. Write-downs are made directly on an individual security basis and reduce realized investment gains in the statements of income.

        The cost of security investments sold is determined by the "identified cost" method.

        Mortgage loans are carried at outstanding principal balances, less an allowance for mortgage loan losses. The allowance for mortgage loan losses was $10.8 at both December 31, 2000 and 1999.

        Short-term investments are carried at cost, which approximates market value.

        SAFECO engages in securities lending whereby certain securities from its portfolio are loaned to other institutions for short periods of time. Initial collateral is required at a rate of 102% of the market value of a loaned security. The collateral is deposited by the borrower with a lending agent and retained and invested by the lending agent to generate additional income according to SAFECO's guidelines. The market value of the loaned securities is monitored on a daily basis, with additional collateral obtained or refunded as the market value of the loaned securities fluctuates.

PROPERTY, EQUIPMENT AND DEPRECIATION

Property and equipment are classified as other investments or as land, buildings and equipment for company use, and are carried at cost less accumulated depreciation.

        SAFECO provides depreciation on buildings for company use, furniture and automobiles at various rates based on estimated useful lives using straight-line and accelerated methods. Depreciation expense was $55, $54 and $51 for December 2000, 1999 and 1998, respectively.

DEFERRED POLICY ACQUISITION COSTS

Property and casualty insurance acquisition costs, consisting of commissions and certain other underwriting expenses, that vary with and are primarily related to the production of business are deferred and amortized over the effective period of the related insurance policies. Investment income is considered in determining whether a premium deficiency exists. No deficiencies have been indicated in the periods presented.

        Life insurance acquisition costs, consisting of commissions and certain other underwriting expenses, that vary with and are primarily related to the production of new business are deferred. Acquisition costs for deferred annuity contracts, retirement services deposit contracts and universal life insurance policies are amortized over the lives of the contracts or policies in proportion to the present value of estimated future gross profits. To the extent actual experience differs from assumptions, and to the extent estimates of future gross profits require revision, the unamortized balance of deferred policy acquisition costs is adjusted accordingly; such adjustments are included in current operations. The unamortized balance of deferred policy acquisition costs is adjusted for the impact on estimated future gross profits as if net unrealized appreciation and depreciation on securities had been realized at the balance sheet date. The impact of this adjustment, net of tax, is included in accumulated other comprehensive income (loss) in shareholders' equity. A $46.8 write-off was taken in the third quarter of 1998 related to two blocks of annuity business, the equity-indexed annuity and a declared rate fixed annuity product, and to universal life business. These three lines were adversely impacted by market conditions that negatively affected the projected recoverability of deferred acquisition costs. Acquisition costs for traditional individual life insurance policies are amortized over the premium payment period of the related policies using assumptions consistent with those used in computing policy benefit liabilities.

GOODWILL

Goodwill represents the excess of the cost of businesses acquired over the fair value of their net assets. Goodwill is amortized on a straight-line basis over periods, not exceeding 30 years, that correspond with the benefits estimated to be derived from the acquisitions. SAFECO evaluates the carrying amount of goodwill using various analyses, including undiscounted cash flows. If impairment is indicated, goodwill is written down. The amount of impairment is typically determined using discounted cash flow analyses. Amortization periods are revised if it is estimated that the remaining period of benefit of the goodwill has changed.

LOSSES AND LOSS ADJUSTMENT EXPENSE

Unpaid losses and loss adjustment expense (LAE) represent the estimated liability for claims reported plus losses incurred but not yet reported and the related estimated LAE. The liability for losses and LAE is determined using "case basis" evaluations and statistical analyses, and represents an estimate of the ultimate net cost of all losses incurred but not paid through December 31 of each year. Although considerable variability is inherent in such estimates, management believes that the liability for unpaid losses and LAE is adequate. These estimates are continually reviewed and adjusted as necessary; such adjustments are reflected in current operations. See Note 4 for more information on loss and LAE reserves.

        Salvage and subrogation recoverables are accrued using the "case basis" method for large recoverables and statistical estimates based on historical experience for smaller recoverables. Estimated recoverable amounts deducted from the liability for losses and LAE net of reinsurance were $231.7 and $222.3 at December 31, 2000 and 1999, respectively.

        The property and casualty insurance companies' liability for unpaid losses and LAE is presented gross of amounts recoverable from reinsurers. See
Note 5 for more information on reinsurance.

LIFE POLICY LIABILITIES

Liabilities for universal life insurance policies, deferred annuity contracts and retirement services deposit contracts are equal to the accumulated account value of such policies or contracts as of the valuation date. For structured settlement annuities, future benefits are either fully guaranteed or are contingent on the survivorship of the annuitant. Contingent future benefits are discounted with best-estimate mortality assumptions, which include provisions for ongoing mortality improvement. Guaranteed and contingent future benefits are discounted at interest rates that grade from an average of 8.10% to ultimate rates that average 7.26%.

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

NET INCOME PER DILUTED SHARE OF COMMON STOCK

Net income per diluted share of common stock is based on the weighted-average number of diluted common shares outstanding during each year. SAFECO's only potentially dilutive instruments are stock options outstanding, and dilution from these is not significant.

NEW ACCOUNTING STANDARDS

The Financial Accounting Standards Board (FASB) issued Statement 131, "Disclosures about Segments of an Enterprise and Related Information," in 1997. Statement 131 changes the way information about business segments is reported in annual financial statements and requires the reporting of selected segment information in interim reports. This statement was effective for financial statements for periods beginning after December 15, 1997. SAFECO provided the disclosures beginning with its 1998 Annual Report and, as allowed under Statement 131, for its interim financial statements beginning in 1999. See Note 15 for additional information. The statement has no effect on net income.

        The FASB issued Statement 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133") in June 1998. The Statement amends or supersedes several previous FASB statements and requires the recognition of all derivatives (including certain derivative instruments imbedded in other contracts) as either assets or liabilities in the statement of financial position and measuring those instruments at fair value. The accounting for changes in such fair values depends on the use of the derivative. In June 1999, the FASB issued Statement 137, which allows entities to defer adoption of Statement 133 to fiscal years beginning after June 15, 2000. In June 2000, the FASB issued Statement 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which addresses a limited number of implementation issues arising from SFAS 133.

        SAFECO will adopt SFAS 133 effective January 1, 2001. SAFECO estimates that the cumulative after-tax effect of adopting SFAS 133, as amended, will decrease net income by approximately $4 and increase other comprehensive income by approximately $2.

NOTE 2: INVESTMENTS

Investment income is comprised of:


                                                               2000           1999           1998
---------------------------------------------------------------------------------------------------
Interest:
     Fixed Maturities                                        $1,476.9       $1,429.3       $1,385.2
     Mortgage Loans                                              65.6           57.6           46.2
     Short-Term Investments                                      25.1           17.6           16.2
Dividends:
     Marketable Equity Securities                                44.8           52.0           48.8
     Redeemable Preferred Stock                                  24.3           21.1           20.7
Other Investment Income                                           1.8           14.5            9.0
                                                             --------------------------------------
     Total Investment Income                                  1,638.5        1,592.1        1,526.1
Investment Expenses                                              11.3            7.0            7.2
                                                             --------------------------------------
     Net Investment Income                                   $1,627.2       $1,585.1       $1,518.9
                                                             ======================================

        The carrying value of investments in fixed maturities and mortgage loans that have not produced income for the last twelve months is less than 1% of the total of such investments at December 31, 2000.

The following analysis summarizes realized gains and losses on investments:

                                                               2000           1999           1998
---------------------------------------------------------------------------------------------------
Realized Investment Gains (Losses):
     Fixed Maturities                                        $  (51.1)      $   (0.2)      $   45.8
     Marketable Equity Securities                               190.6           82.8           48.3
     Investment Real Estate                                        --           35.1            0.5
                                                             --------------------------------------
          Realized Investment Gain Before Income Taxes          139.5          117.7           94.6
     Applicable Income Taxes                                    (49.1)         (41.2)         (32.7)
                                                             --------------------------------------
          Realized Investment Gain                           $   90.4       $   76.5       $   61.9
                                                             ======================================

The proceeds from sales of investment securities and related gains and losses for 2000 are as follows:*

                                                              FIXED          FIXED
                                                            MATURITIES     MATURITIES     MARKETABLE
                                                            AVAILABLE-       HELD-TO-       EQUITY
                                                             FOR-SALE       MATURITY      SECURITIES
----------------------------------------------------------------------------------------------------
Proceeds from Sales                                          $2,265.4       $    0.1       $  661.7
                                                             ======================================
Gross Realized Gains on Sales                                $   47.5       $     --       $  268.5
Gross Realized Losses on Sales                                  (82.1)            --          (77.9)
                                                             --------------------------------------
Realized Gains (Losses) on Sales                                (34.6)            --          190.6
Write-downs                                                     (35.7)            --             --
Other, Including Gains on Calls and Redemptions                  19.2             --             --
                                                             --------------------------------------
     Total Realized Gain (Loss)                              $  (51.1)      $     --       $  190.6
                                                             ======================================

* Effective October 1, 2000, the fixed maturities held-to-maturity portfolio was reclassified to available-for-sale.

        The 2000 sales of fixed maturities held-to-maturity were made due to evidence of significant deterioration in the bond issuer's creditworthiness.

The proceeds from sales of investment securities and related gains and losses for 1999 are as follows:

                                                              FIXED          FIXED
                                                            MATURITIES     MATURITIES     MARKETABLE
                                                            AVAILABLE-       HELD-TO-       EQUITY
                                                             FOR-SALE       MATURITY      SECURITIES
----------------------------------------------------------------------------------------------------
Proceeds from Sales                                          $3,715.4       $    6.3       $  298.1
                                                             ======================================
Gross Realized Gains on Sales                                $   90.0       $     --       $  111.0
Gross Realized Losses on Sales                                  (85.8)          (6.3)         (28.2)
                                                             --------------------------------------
Realized Gains (Losses) on Sales                                  4.2           (6.3)          82.8
Write-downs                                                      (0.6)            --             --
Other, Including Gains on Calls and Redemptions                   2.5             --             --
                                                             --------------------------------------
     Total Realized Gain (Loss)                              $    6.1       $   (6.3)      $   82.8
                                                             ======================================

        The 1999 sales of fixed maturities held-to-maturity were made due to evidence of significant deterioration in the bond issuer's creditworthiness.

The proceeds from sales of investment securities and related gains and losses for 1998 are as follows:


                                                              FIXED          FIXED
                                                            MATURITIES     MATURITIES     MARKETABLE
                                                            AVAILABLE-       HELD-TO-       EQUITY
                                                             FOR-SALE       MATURITY      SECURITIES
----------------------------------------------------------------------------------------------------
Proceeds from Sales                                          $2,021.6       $   18.2       $  233.1
                                                             ======================================
Gross Realized Gains on Sales                                $   42.9       $    3.4       $   58.8
Gross Realized Losses on Sales                                   (5.2)            --          (10.5)
                                                             --------------------------------------
Realized Gains on Sales                                          37.7            3.4           48.3
Write-downs                                                      (0.4)            --             --
Other, Including Gains on Calls and Redemptions                   5.1             --             --
                                                             --------------------------------------
     Total Realized Gain                                     $   42.4       $    3.4       $   48.3
                                                             ======================================

        The 1998 sales of fixed maturities held-to-maturity were made due to evidence of significant deterioration in the bond issuer's creditworthiness.

The following analysis summarizes the changes in unrealized appreciation and depreciation on investment securities (includes fixed maturities held-to-maturity and available-for-sale):*

                                                                                       2000            1999           1998
---------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Unrealized Appreciation of Investment Securities:

     Fixed Maturities                                                                $  831.5       $(2,103.6)     $  206.5
     Marketable Equity Securities                                                       (92.7)          (51.6)        173.2
     Applicable Income Taxes                                                           (258.6)          754.3        (132.9)
                                                                                     --------------------------------------
          Net Change in Unrealized Appreciation                                      $  480.2       $(1,400.9)     $  246.8
                                                                                     ======================================


* Effective October 1, 2000, the fixed maturities held-to-maturity portfolio was reclassified to available-for-sale.

The following is a summary of fixed maturities and marketable equity securities at December 31, 2000:*


                                                                            GROSS        GROSS         NET         ESTIMATED
                                                            AMORTIZED    UNREALIZED   UNREALIZED    UNREALIZED      MARKET
                                                              COST          GAINS        LOSSES     GAIN (LOSS)     VALUE
----------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Securities and Obligations
     of U.S. Government Corporations and Agencies .......   $ 1,582.5     $   178.4    $    (4.7)    $   173.7     $ 1,756.2
Obligations of States and Political Subdivisions ........     2,916.6         315.9        (12.0)        303.9       3,220.5
Debt Securities Issued by Foreign Governments ...........       303.6          52.2         (1.2)         51.0         354.6
Corporate Securities ....................................    11,240.5         261.7       (477.4)       (215.7)     11,024.8
Mortgage-Backed Securities ..............................     4,344.9         149.6        (20.4)        129.2       4,474.1
                                                            ----------------------------------------------------------------
     Total Fixed Maturities .............................    20,388.1         957.8       (515.7)        442.1      20,830.2
Marketable Equity Securities ............................       875.9         996.3        (56.8)        939.5       1,815.4
                                                            ----------------------------------------------------------------
          Total .........................................   $21,264.0     $ 1,954.1    $  (572.5)      1,381.6     $22,645.6
                                                            ====================================                   =========
Deferred Policy Acquisition Costs
     Valuation Allowance and Other ......................                                                (11.7)
Applicable Income Taxes .................................                                               (475.0)
                                                                                                     ---------
Unrealized Appreciation of Investment Securities,
     Net of Tax, Included in Shareholders' Equity
        (Total Accumulated Other Comprehensive Income) ..                                            $   894.9
                                                                                                     =========

* Effective October 1, 2000, the fixed maturities held-to-maturity portfolio was reclassified to available-for-sale.

The following is a summary of fixed maturities and marketable equity securities classified as available-for-sale at December 31, 1999:


                                                                            GROSS        GROSS         NET         ESTIMATED
                                                            AMORTIZED    UNREALIZED   UNREALIZED    UNREALIZED      MARKET
                                                              COST          GAINS        LOSSES     GAIN (LOSS)     VALUE
----------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Securities and Obligations
     of U.S. Government Corporations and Agencies .......   $ 1,352.2     $    33.3    $   (27.6)    $     5.7     $ 1,357.9
Obligations of States and Political Subdivisions ........     3,160.0         153.7       (160.2)         (6.5)      3,153.5
Debt Securities Issued by Foreign Governments ...........       183.3          15.3         (3.3)         12.0         195.3
Corporate Securities ....................................     8,949.1          54.6       (426.2)       (371.6)      8,577.5
Mortgage-Backed Securities ..............................     3,614.3          34.0       (101.8)        (67.8)      3,546.5
                                                            ----------------------------------------------------------------
     Total Fixed Maturities Classified as
         Available-for-Sale .............................    17,258.9         290.9       (719.1)       (428.2)     16,830.7
Marketable Equity Securities ............................       972.5       1,100.9        (68.7)      1,032.2       2,004.7
                                                            ----------------------------------------------------------------
          Total .........................................   $18,231.4     $ 1,391.8    $  (787.8)        604.0     $18,835.4
                                                            ====================================                   =========
Deferred Policy Acquisition Costs
     Valuation Allowance and Other ......................                                                (10.6)
Applicable Income Taxes .................................                                               (203.7)
                                                                                                     ---------
Unrealized Appreciation of Investment Securities,
     Net of Tax, Included in Shareholders' Equity
        (Total Accumulated Other Comprehensive Income) ..                                            $   389.7
                                                                                                     =========

The following is a summary of fixed maturities classified as held-to-maturity at December 31, 1999:


                                                                            GROSS        GROSS         NET         ESTIMATED
                                                            AMORTIZED    UNREALIZED   UNREALIZED    UNREALIZED      MARKET
                                                              COST          GAINS        LOSSES     GAIN (LOSS)     VALUE
----------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Securities and Obligations
     of U.S. Government Corporations and Agencies .......   $   282.5     $    27.6    $    (0.7)    $    26.9     $   309.4
Obligations of States and Political Subdivisions ........       140.3           1.7         (6.0)         (4.3)        136.0
Debt Securities Issued by Foreign Governments ...........       150.3          19.0           --          19.0         169.3
Corporate Securities ....................................     1,839.7          61.9        (69.4)         (7.5)      1,832.2
Mortgage-Backed Securities ..............................       320.5          10.9         (6.2)          4.7         325.2
                                                            ----------------------------------------------------------------
     Total Fixed Maturities Classified as
           Held-to-Maturity .............................   $ 2,733.3     $   121.1    $   (82.3)    $    38.8     $ 2,772.1
                                                            ================================================================

        The amortized cost and estimated market value of fixed maturities at December 31, 2000, by contractual years-to-maturity, are presented below.* Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.


                                                                                                 ESTIMATED
                                                                         AMORTIZED                 MARKET
                                                                           COST                    VALUE
----------------------------------------------------------------------------------------------------------
Due in One Year or Less .............................................    $   593.9               $   594.4
Due After One Year Through Five Years ...............................      3,666.1                 3,658.6
Due After Five Years Through Ten Years ..............................      2,520.5                 2,551.4
Due After Ten Years .................................................      9,262.7                 9,551.7
Mortgage-Backed Securities ..........................................      4,344.9                 4,474.1
                                                                         ---------------------------------
     Total Fixed Maturities .........................................    $20,388.1               $20,830.2
                                                                         =================================

* Effective October 1, 2000, the fixed maturities held-to-maturity portfolio was reclassified to available-for-sale.

The following table summarizes SAFECO's consolidated allowance for credit losses related to its mortgage loan investments and finance receivables:

                                                      2000           1999           1998
----------------------------------------------------------------------------------------
Allowance at Beginning of Year ...................   $34.4          $33.0          $32.5
Provision for Credit Losses ......................     2.4            2.4            2.4
Loans Charged Off as Uncollectible ...............    (1.6)          (1.3)          (2.3)
Recoveries .......................................     0.1            0.3            0.4
                                                     -----------------------------------
     Allowance at End of Year ....................   $35.3          $34.4          $33.0
                                                     ===================================

        These allowances relate to SAFECO Credit's finance receivables ($1,617.7 at December 31, 2000) and to mortgage loan investments ($823.0 at December 31,
2000), the majority of which are held by SAFECO Life Insurance Company. The allowances include specific reserves, as well as general reserve amounts. The total investment in impaired loans before any reserve for losses is $0.4 at December 31, 2000.

NOTE 3: DEBT AND CAPITAL SECURITIES

DEBT

At December 31, 2000, the Corporation had commercial paper borrowings outstanding of $349.8. The maximum amount of commercial paper outstanding during the year was $636.9 and the average amount outstanding during the year was $544.1. The weighted-average interest rate for the year was 6.7%. The majority of this commercial paper relates to funding for SAFECO's 1997 acquisition of American States Financial Corporation.

        At December 31, 2000, SAFECO Credit had short-term borrowings of $1,143.4 through commercial paper and $11.3 of medium-term notes. The repayment of each of these borrowings is guaranteed by the Corporation. The maximum amount of commercial paper outstanding during the year was $1,325.2 and the average amount outstanding during the year was $1,105.3. The weighted-average interest rate for the year was 6.7%. The medium-term notes have maturities from October 2001 to December 2001 and a weighted-average interest rate of 8.3% at December 31, 2000.

        On March 16, 2000, SAFECO Corporation issued $300 of medium-term notes at 7.875% which mature in March 2003. The proceeds of the notes were subsequently loaned to SAFECO Credit to reduce its commercial paper debt.

        SAFECO Corporation has a bank credit facility available for $1,050.0. It is a five-year facility originated in 1997 that extends to 2002. The Corporation also has backup bank credit facilities for $315.0. These are 364-day commitments which expire at various dates throughout the year. These facilities are available for general corporate purposes, including support of the Corporation's and SAFECO Credit's commercial paper debt. There are no borrowings outstanding under these facilities, nor were there any borrowings outstanding as of December 31, 2000 or 1999. The Corporation pays a fee to have these facilities available and does not maintain deposits as compensating balances. These facilities have certain covenants that include requiring SAFECO to maintain a specified minimum level of shareholders' equity and a maximum debt-to-capitalization ratio. As of December 31, 2000, SAFECO was in compliance with all such covenants.

        The Corporation and SAFECO Credit enter into interest rate swap agreements to reduce the impact of changes in interest rates. The interest rate swap agreements provide only for the exchange of interest on the notional amount at the stated rates, with no multiplier or leverage.

        There were no swap terminations in 2000, 1999 or 1998. The net interest accrued under these agreements is recorded as an adjustment to interest expense.

        The Corporation has two interest rate swap agreements outstanding with notional amounts totaling $300.0 ($150.0 each) that replace variable rates with fixed rates of 5.9% at December 31, 2000 and 1999. The two swaps were entered into in December 1997 and mature in December 2002 and December 2007.

        The Corporation also has interest rate swap agreements outstanding with notional amounts totaling $300.0 that replace fixed rates with variable rates at
65.03 basis points over the 90-day LIBOR rate. These swaps were entered into in March 2000 and mature in March 2003.

        SAFECO Credit had interest rate swap agreements outstanding with notional amounts totaling $328.6 at December 31, 2000 and $457.0 at December 31, 1999 that replace variable-rate debt with fixed rates with a weighted average of 5.9% for both years. Maturities of agreements at December 31, 2000 range from January 2001 to June 2007.

        Real estate mortgages are collateralized by the related investment real estate buildings and property.

The total amount, current portions, interest rates and maturities of debt at December 31 are as follows:

                                                                          2000                            1999
                                                                ------------------------        ------------------------
                                                                 TOTAL          CURRENT           TOTAL         CURRENT
------------------------------------------------------------------------------------------------------------------------
SAFECO Corporation Commercial Paper
     Interest Rates at December 31:
          Range: 7.0% to 7.9%; 6.0% to 6.6%
          Weighted Average: 7.1%; 6.3%                          $  349.8        $  349.8        $  508.8        $  508.8
SAFECO Credit Borrowings
     Interest Rates at December 31:
          Range: 7.0% to 8.3%; 6.1% to 8.3%
          Weighted Average: 7.4%; 6.4%                           1,154.7         1,154.7         1,323.1         1,311.9
SAFECO Corporation, 7.875% Medium-Term Notes Due 2003              300.0              --              --              --
SAFECO Corporation, 7.875% Notes Due 2005                          200.0              --           200.0              --
SAFECO Corporation, 6.875% Notes Due 2007                          200.0              --           200.0              --
Other Debt:
     SAFECO Corporation, Medium-Term Notes
          Due 2002 and 2003; Weighted-Average
          Interest Rates at December 31: 7.1%; 7.1%                 50.0              --            50.0              --
     Unsecured Notes and Loans Payable; Weighted-Average
          Interest Rates at December 31: 6.7%; 6.8%                 21.5             6.3            22.1             5.4
     Real Estate Mortgages Payable; Weighted-Average
          Interest Rates at December 31: 8.3%; 8.3%                  9.2             0.2            12.1             0.3
                                                                --------------------------------------------------------
               Total Debt (Excluding Capital Securities)        $2,285.2        $1,511.0        $2,316.1        $1,826.4
                                                                ========================================================


        Aggregate annual principal installments payable under these obligations for each of the five years subsequent to 2000 are as follows: 2001 - $1,511.0; 2002 - $48.4; 2003 - $313.0; 2004 - $4.6; and 2005 - $200.8.


CAPITAL SECURITIES

On July 15, 1997, SAFECO Capital Trust I ("Capital Trust"), a consolidated wholly owned subsidiary of SAFECO Corporation, issued $850.0 of 8.072% Corporation-Obligated, Mandatorily Redeemable Capital Securities (the "Capital Securities"). In connection with Capital Trust's issuance of the Capital Securities and the related purchase by the Corporation of all of Capital Trust's common securities (the "Common Securities"), SAFECO Corporation issued to Capital Trust $876.3 principal amount of its 8.072% Junior Subordinated Deferrable Interest Debentures, due July 15, 2037 (the "Subordinated Debentures"). The sole assets of Capital Trust are and will be the Subordinated Debentures and any interest due thereon. The interest and other payment dates on the Subordinated Debentures correspond to the distribution and other payment dates on the Capital Securities and the Common Securities. Distributions on the Capital Securities and Common Securities are cumulative and payable semi-annually in arrears. The Subordinated Debentures and the related income effects are eliminated in SAFECO's financial statements.

        For federal income tax purposes, the Subordinated Debentures are classified as indebtedness. Accordingly, interest on the Subordinated Debentures is deductible at the federal statutory rate of 35%.

        The Capital Securities are mandatorily redeemable on July 15, 2037, the same date the Subordinated Debentures are due. The Capital Securities may be redeemed, contemporaneously with the Subordinated Debentures, beginning in 2007, at a price of 104% of principal, with the call premium graded down to zero in 2017. The Corporation's obligations under the Subordinated Debentures and related agreements, taken together, constitute a full and unconditional guarantee of payments due on the Capital Securities.

        The Corporation has the right, at any time, to defer payments of interest on the Subordinated Debentures for up to five years. Consequently, the distributions on the Capital Securities and Common Securities would be deferred (though such distributions would continue to accrue with interest since interest would accrue on the Subordinated Debentures during any such extended interest payment period). In no case may the deferral of payments and distributions extend beyond the stated maturity dates of the respective securities. The Corporation cannot pay dividends on its common stock during such deferments.

NOTE 4: PROPERTY AND CASUALTY LOSS RESERVES

Unpaid losses and loss adjustment expense (LAE) represent the estimated liability (reserves) for claims reported plus losses incurred but not reported
(IBNR) and the related LAE. Although considerable variability is inherent in such estimates, management believes that the liability for unpaid losses and LAE is adequate. These estimates are continually reviewed and adjusted as necessary; such adjustments are included in current operations.

        The following is a summary of the activity related to SAFECO's property and casualty insurance companies' reserves for losses and LAE. The year-end reserve amounts above are net of related reinsurance recoverables of $343.6, $309.5 and $253.6 for 2000, 1999 and 1998, respectively.


                                                                                        2000         1999         1998
------------------------------------------------------------------------------------------------------------------------
Loss and LAE Reserves at Beginning of Year                                            $4,069.1     $3,966.3     $4,081.9
                                                                                      ----------------------------------
Incurred Loss and LAE for Claims Occurring in the Current Year                         3,621.7      3,353.0      3,163.2
Increase (Decrease) in Estimated Loss and LAE for Claims Occurring in Prior Years        148.3         78.8       (100.0)
                                                                                      ----------------------------------
Total Incurred Loss and LAE                                                            3,770.0      3,431.8      3,063.2
                                                                                      ----------------------------------
Loss and LAE Payments for Claims Occurring During:
     Current Year                                                                      2,059.3      1,926.4      1,836.2
     Prior Years                                                                       1,510.7      1,402.6      1,342.6
                                                                                      ----------------------------------
Total Loss and LAE Payments                                                            3,570.0      3,329.0      3,178.8
                                                                                      ----------------------------------
     Total Loss and LAE Reserves at End of Year                                       $4,269.1     $4,069.1     $3,966.3
                                                                                      ==================================


        The amounts above do not include SAFECO's life subsidiaries' loss reserves for accident and health claims, as these amounts are not material in relation to consolidated loss and LAE reserves. In addition, the majority of these claims are incurred and paid in full within a one-year period.

        Operations in 2000 were charged $148.3 from increases in estimated loss and loss and adjustment expense for claims occurring in prior years. This increase was due to adverse development within commercial operations in the workers' compensation ($50.9), general liability ($44.4), commercial auto ($23.5) and in other ($29.5) lines of business as the costs of settling claims has increased. Workers' compensation development of $50.9 is due to continued adverse development of prior reported claims as well as IBNR reserve additions to improve future adequacy. General liability development of $44.4 is due primarily to continued adverse development of construction defect claims related to the SAFECO Business Insurance operation. Commercial auto development of $23.5 is due to higher-than-expected loss costs in commercial operations on prior reported claims.

        Operations in 1999 were charged $78.8 from increases in estimated loss and LAE for claims occurring in prior years, primarily in the construction defect, asbestos and environmental, and workers' compensation lines. For both construction defect and asbestos and environmental, increased reserve estimates resulted from higher-than-expected reported claims in 1999. The increased reserve estimates for workers' compensation resulted from SAFECO's re-evaluation of loss exposures on claims related to larger commercial insureds and to an upturn in medical costs and less favorable workers' compensation legislation.

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

        The property and casualty insurance companies' loss and LAE reserves include reserves for environmental, asbestos and other toxic claims. These reserves are approximately 8% of total property and casualty reserves for losses and LAE at both December 31, 2000 and December 31, 1999. The reserves include estimates for both reported and IBNR losses and related adjustment expense, including legal costs. In view of changes in environmental regulations and evolving case law that affect the development of loss reserves, the process of estimating loss reserves for environmental, asbestos and other toxic claims results in imprecise estimates. Quantitative loss reserving techniques need to be supplemented by subjective considerations and managerial judgment. Because of these conditions, trends that have affected development of these liabilities in the past may not necessarily occur in the future. Although estimation of environmental claims is difficult, the reserves established for these claims at December 31, 2000 are believed to be adequate based on the known facts and current law.

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

Reinsurance recoverables are comprised of the following amounts at December 31:


                                                                        2000       1999
-----------------------------------------------------------------------------------------
Property and Casualty Insurance:
     Reinsurance Recoverables on:
          Unpaid Loss and LAE Reserves                                $ 343.6     $ 309.5
          Paid Losses and LAE                                            18.9        22.8
Life Insurance:
     Reinsurance Recoverables on:
          Policy and Contract Claim Reserves                              3.2         0.9
          Paid Claims                                                     2.9         2.3
          Life Policy Liabilities                                        93.1        49.3
                                                                      -------------------
               Total Reinsurance Recoverables                         $ 461.7     $ 384.8
                                                                      ===================

        The unearned premium liability is presented before the effect of reinsurance. The reinsurance amounts related to the unearned premium liability are included with other assets in the balance sheets and totaled $60.9 and $54.5 at December 31, 2000 and 1999, respectively.

The effects of reinsurance are netted against the insurance revenue and loss amounts in the Statements of Income. These amounts are as follows:


                                                                          2000            1999            1998
---------------------------------------------------------------------------------------------------------------
Property and Casualty Insurance Ceded Earned Premiums                   $ 163.0         $ 164.4         $ 188.5
Life Insurance Ceded Earned Premiums                                       32.7            25.8            21.3
                                                                        ---------------------------------------
     Total Ceded Earned Premiums                                        $ 195.7         $ 190.2         $ 209.8
                                                                        =======================================

Property and Casualty Insurance Ceded Losses and LAE                    $ 105.3         $ 147.3         $  98.4
Life Insurance Ceded Policy Benefits                                       35.6            11.8            12.2
                                                                        ---------------------------------------
     Total Ceded Losses, LAE and Policy Benefits                        $ 140.9         $ 159.1         $ 110.6
                                                                        =======================================

        Reinsurance premiums ceded on a written basis are approximately equal to the ceded earned premiums disclosed above. Reinsurance premiums assumed are insignificant.

NOTE 6: COMMITMENTS AND CONTINGENCIES

SAFECO leases office space, commercial real estate and certain equipment under leases which expire at various dates through 2012. These leases are accounted for as operating leases. Minimum rental commitments for leases in effect at December 31, 2000 are as follows:


YEAR PAYABLE                                                         MINIMUM RENTALS
------------------------------------------------------------------------------------
2001                                                                      $ 44.7
2002                                                                        40.9
2003                                                                        38.3
2004                                                                        32.0
2005                                                                        29.6
2006 and Thereafter                                                        129.5
                                                                          ------
     Total                                                                $315.0
                                                                          ======

        In addition, SAFECO has commitments under real estate construction and development contracts that total approximately $70 at December 31, 2000. Nearly all these commitments are expected to be paid in 2001.

        The amount of rent charged to operations was $28.7, $25.0 and $20.1 for 2000, 1999 and 1998, respectively.

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

        The carrying values of the Corporation's and SAFECO Credit's commercial paper, as well as other debts that have variable interest rates, are reasonable estimates of fair value. For SAFECO Credit and other debts that have fixed interest rates, fair values are estimated by discounting the projected cash flows using the rate at which similar borrowings could currently be made. The fair values of the 7.875% Medium-Term notes, the 7.875% notes, the 6.875% notes and the Capital Securities are estimated based on quotes from broker/dealers who make markets in similar securities.

        Other insurance-related financial instruments are exempt from fair value disclosure requirements.

Estimated fair values of financial instruments at December 31 are as follows:

                                                            2000                               1999
                                                 ----------------------------        ---------------------------
                                                 CARRYING          ESTIMATED         CARRYING          ESTIMATED
                                                  AMOUNT           FAIR VALUE          AMOUNT          FAIR VALUE
----------------------------------------------------------------------------------------------------------------
Financial Assets:
     Fixed Maturities Available-for-Sale         $20,830.2         $20,830.2         $16,830.7         $16,830.7
     Fixed Maturities Held-to-Maturity                  --                --           2,733.3           2,772.1
     Marketable Equity Securities                  1,815.4           1,815.4           2,004.7           2,004.7
     Mortgage Loans                                  823.0             792.0             770.4             742.0
     Commercial Loans                              1,135.9           1,100.0             978.3             907.0
Financial Liabilities:
     Funds Held Under Deposit Contracts           14,085.7          13,977.0          13,762.9          13,495.0
     Commercial Paper                                349.8             349.8             508.8             508.8
     Credit Company Borrowings                     1,154.7           1,155.0           1,323.1           1,323.0
     7.875% Medium-Term Notes Due 2003               300.0             305.0                --                --
     7.875% Notes Due 2005                           200.0             203.0             200.0             201.0
     6.875% Notes Due 2007                           200.0             193.0             200.0             191.0
     Other Debt                                       80.7              80.0              84.2              85.0
Capital Securities                                   843.0             700.0             842.5             854.0


DERIVATIVE FINANCIAL INSTRUMENTS

SAFECO's consolidated investments in mortgage-backed securities of $4,474.1 at market value at December 31, 2000 ($3,871.7 at December 31, 1999) are primarily residential collateralized mortgage obligations (CMOs), pass-throughs and commercial loan-backed mortgage obligations (CMBS). CMOs and CMBS, while technically defined as derivative instruments, are exempt from derivative disclosure requirements. SAFECO's investment in CMOs and CMBS comprised of the riskier, more volatile type (e.g., principal only, inverse floaters, etc.) has been intentionally limited to only a small amount--less than 1% of total mortgage-backed securities at both December 31, 2000 and 1999.

        SAFECO Credit provides loan and lease commitments at both variable and fixed rates of interest. Fixed-rate loan and lease commitments outstanding were approximately $35 and $170 at December 31, 2000 and 1999, respectively, or less than 1% of consolidated investments. The majority of these commitments have original terms of up to 90 days and contracted fixed interest rates with a weighted-average rate of 9% at December 31, 2000. Exposure to credit risk relating to these commitments (i.e., risk that the borrower will be unable to perform its obligations) is mitigated through credit review and approval controls. Because the majority of the fixed-rate commitments have terms of 90 days or less, the estimated fair values of these commitments are not material.

        In 1997, SAFECO Life Insurance Company (SAFECO Life) introduced an equity-indexed annuity product that credits the policyholder based on a percentage of the gain in the S&P 500 Index. Sales of this product were suspended in the fourth quarter of 1998. A hedging program with the objective to hedge the exposure to changes in the S&P 500 market risk has been established. The program consists of buying and writing S&P 500 options, buying Treasury interest rate futures and trading S&P 500 futures and swaps.

        Realized gains and losses on both options and futures are recognized upon termination of the options and future contracts. SAFECO records futures and options at market value with unrealized gains and losses recorded in current income.

        There was no balance in assets for call options at December 31, 2000. The balance in assets for call options was $2.0 at December 31, 1999. The balance in other investments for futures contracts at December 31, 2000 and 1999 was $0.4 and $8.3, respectively. At December 31, 2000, there was no liability for written S&P 500 call options. At December 31, 1999, SAFECO had a $5.8 liability for written S&P 500 call options.

        In general, SAFECO does not enter into derivative financial instruments for speculative purposes. SAFECO's involvement in other investment-type derivatives is intentionally of a limited nature. Such derivatives include currency-linked bonds and equity-linked bonds. Individually, and in the aggregate, these derivatives are not material and have not been disclosed.

        The Corporation and SAFECO Credit enter into interest rate swap agreements to reduce the impact of changes in interest rates. The interest rate swap agreements provide only for the exchange of interest on the notional amount at the stated rates, with no multiplier or leverage.

        The Corporation has two interest rate swap agreements outstanding with notional amounts totaling $300.0 ($150.0 each) that replace variable rates with fixed rates of 5.9% at December 31, 2000 and 1999. The two swaps were entered into in December 1997 and mature in December 2002 and December 2007.

        The Corporation also has interest rate swap agreements outstanding with notional amounts totaling $300.0 that replace fixed rates with variable rates at
65.03 basis points over the 90-day LIBOR rate. These swaps were entered into in March 2000 and mature in March 2003.

        SAFECO Credit had interest rate swap agreements outstanding with notional amounts totaling $328.6 at December 31, 2000 and $457.0 at December 31, 1999 that replace variable-rate debt with fixed rates with a weighted average of 5.9% for both years. Maturities of agreements at December 31, 2000 range from January 2001 to June 2007.

        There were no swap terminations in 2000, 1999 or 1998. The net interest accrued under these agreements is recorded as an adjustment to interest expense. Exposure to credit risk relating to interest rate swaps is the risk that the counterparty will be unable to perform its obligations. This risk is mitigated through credit review, approval controls and by entering into agreements with only highly rated counterparties. The estimated fair value of debt-related interest rate swaps was not material at December 31, 2000 or 1999; thus, no additional disclosures have been made.


NOTE 8: COMMON STOCK

Changes in common stock outstanding for the last three years are as follows:


                                                                   2000                 1999                  1998
----------------------------------------------------------------------------------------------------------------------
Number of Shares Outstanding at the Beginning of Year          128,925,000           136,262,170           141,151,093
Shares Reacquired                                               (1,346,581)           (7,549,610)           (5,184,360)
Shares Issued for Stock Options and Rights                          70,668               212,440               295,437
                                                               -------------------------------------------------------
     Number of Shares Outstanding at the End of Year           127,649,087           128,925,000           136,262,170
                                                               =======================================================

        The Washington Business Corporation Act provides that reacquired shares of a Washington corporation revert to the status of authorized but unissued shares. Accordingly, the Corporation has reduced capital stock and retained earnings to reflect the repurchase of shares, and does not show treasury stock as a separate reduction.

NOTE 9: STOCK INCENTIVE PLAN

The SAFECO Long-Term Incentive Plan of 1997 (the "Plan") provides for the issuance of up to 6,000,000 shares of the Corporation's common stock. Stock options, restricted stock rights, performance stock rights and stock appreciation rights are authorized under the Plan.

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

        If compensation expense had been recorded applying Statement 123, SAFECO's net income would have been reduced by $3.8, $3.5 and $2.9 in 2000, 1999 and 1998, respectively. Basic and diluted earnings per share would also have been reduced by $0.03, $0.03 and $0.02, respectively. The weighted-average fair value (at grant date) of options granted in 2000, 1999 and 1998 was $6, $9 and $12 per share, respectively. The fair values were estimated using the Black-Scholes option pricing model, with the following assumptions for 2000: risk-free interest rate of 5.0%, dividend yield of 3.5%, volatility factor of 33% and expected life of 7 years.

        Changes in stock options for the three years ended December 31, 2000 are as follows:


                                                     OPTIONS OUTSTANDING
                                                ----------------------------
                                                                   WEIGHTED-
                                                               AVERAGE PRICE
                                                   SHARES          PER SHARE
----------------------------------------------------------------------------

Balance December 31, 1997                       1,905,454            $30.07
     Granted                                      365,400             47.85
     Exercised                                   (289,387)            26.05
     Canceled                                     (34,150)            38.96
                                                ---------------------------
Balance December 31, 1998                       1,947,317             33.85
     Granted                                      697,200             34.72
     Exercised                                   (208,954)            23.43
     Canceled                                     (37,625)            41.73
                                                ---------------------------
Balance December 31,1999                        2,397,938             34.89
     Granted                                      726,000             20.47
     Exercised                                    (61,009)            20.11
     Canceled                                    (145,250)            33.14
                                                ---------------------------
Balance December 31, 2000                       2,917,679            $31.69
                                                ===========================


        The following table summarizes information about stock options outstanding December 31, 2000.


                                                OPTIONS OUTSTANDING
                                    --------------------------------------
                                                  REMAINING      WEIGHTED-
                                                CONTRACTUAL  AVERAGE PRICE
RANGE OF EXERCISE PRICES               SHARES  LIFE (YEARS)      PER SHARE
--------------------------------------------------------------------------

$  19.38 - 27.18                      983,553            7.0        $21.55
   28.00 - 36.38                      958,285            5.6         30.29
   37.94 - 51.38                      975,841            6.5         43.30
                                    --------------------------------------
      Total                         2,917,679            6.4        $31.69
                                    ======================================




                                                    OPTIONS EXERCISABLE
                                                 -------------------------
                                                                 WEIGHTED-
                                                             AVERAGE PRICE
RANGE OF EXERCISE PRICES                           SHARES        PER SHARE
--------------------------------------------------------------------------
$  19.38 - 27.18                                   291,553          $24.07
   28.00 - 36.38                                   666,060           30.88
   37.94 - 51.38                                   599,345           43.42
                                                 -------------------------
      Total                                      1,556,958          $34.43
                                                 =========================

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

        Matured restricted stock rights and earned performance stock rights are issued in stock and/or paid in cash at the option of the holder based on the fair market value of SAFECO's stock on the issue/payment date. During 2000, 1999 and 1998, ($0.6), $0.8, and $2.9, respectively, were charged to operations for the compensation element of restricted and performance stock rights. These expense amounts are determined based on variable plan accounting under APB 25. Restricted stock rights compensation expense is charged to operations over the vesting period and performance stock rights compensation expense is charged to operations when it is probable the performance goal will be achieved.

Changes in restricted and performance stock rights for the three years ended December 31, 2000 are as follows:


                                                                SHARE RIGHTS
----------------------------------------------------------------------------

Balance December 31, 1997                                            154,643
     Awarded                                                          89,990
     Matured                                                         (43,891)
     Canceled                                                        (12,359)
                                                                     -------
Balance December 31, 1998                                            188,383
     Awarded                                                         114,725
     Matured                                                         (39,534)
     Canceled                                                         (1,250)
                                                                     -------
Balance December 31, 1999                                            262,324
     Awarded                                                         130,242
     Matured                                                         (41,581)
     Canceled                                                        (95,041)
                                                                     -------
Balance December 31, 2000                                            255,944
                                                                     =======

        At December 31, 2000 there were 3,935,609 shares of common stock reserved for future options and rights.

NOTE 10: STATUTORY INFORMATION

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

        Statutory net income differs from the net income reported in accordance with accounting principles generally accepted in the United States primarily because policy acquisition costs are expensed when incurred, life insurance reserves are based on different assumptions and income tax expense reflects only taxes paid or currently payable.

Statutory net income and equity are as follows:


STATUTORY NET INCOME                 2000        1999            1998
---------------------------------------------------------------------

Property and Casualty
     Insurance                      $155.2       $296.6        $497.4
Life Insurance                        85.6        114.0          92.5



STATUTORY SHAREHOLDER'S EQUITY
DECEMBER 31                                      2000            1999
---------------------------------------------------------------------

Property and Casualty
     Insurance                                $2,286.8       $2,724.7
Life Insurance                                   706.0          709.4


        SAFECO's insurance subsidiaries have received written approval from the Washington State Insurance Department to treat certain loans to related SAFECO subsidiaries (all made at market rates) as admitted assets. The allowance of such loans has not materially enhanced surplus at December 31, 2000.

        The NAIC revised the Accounting Practices and Procedures Manual in a process referred to as Codification. The revised manual will be effective January 1, 2001. The domiciliary states of the Corporation's insurance subsidiaries have adopted the provisions of the revised manual. The revised manual has changed, to some extent, prescribed statutory accounting practices and will result in changes to the accounting practices that the Corporation's insurance subsidiaries use to prepare their statutory-basis financial statements. SAFECO estimates the adoption impact of statutory codification will increase statutory surplus of the property and casualty insurance companies by approximately $200 and the life insurance companies by approximately $45. Nearly all of the impact of adopting this new requirement is related to the recording of a deferred tax asset that was not recorded in the statutory-basis financial statements under the prior statutory accounting guidance.

NOTE 11: DIVIDEND RESTRICTIONS

The Corporation's insurance subsidiaries are restricted by state regulations as to the aggregate amount of dividends they may pay in any consecutive twelve-month period without regulatory approval. Generally, dividends may be paid out of earned surplus without approval with 30 days' prior written notice within certain limits. The limits are generally based on the greater of 10% of the prior year statutory surplus or prior year statutory net income. Dividends in excess of the prescribed limits or the subsidiary's earned surplus require formal state insurance commission approval. Based on statutory limits as of December 31, 2000, the Corporation is able to receive approximately $550.0 in dividends from its insurance and other subsidiaries in 2001 without obtaining prior regulatory approval.

NOTE 12: EMPLOYEE BENEFIT PLANS

The Corporation sponsors profit-sharing bonus, defined contribution, and defined benefit plans covering substantially all employees. The defined contribution plans include 401(k) savings plans and profit-sharing retirement plans (PSRP). SAFECO's Cash Balance Plan (CBP) is a defined benefit plan covering substantially all employees and provides benefits for each year of service after 1988, based on the employee's compensation level plus a stipulated rate of return on the benefit balance. The American States defined benefit plan was merged with the Cash Balance Plan effective January 1, 1999. It is SAFECO's policy to fund the Cash Balance Plan on a current basis to the full extent deductible under federal income tax regulations.

        The following table summarizes the funded status of the defined benefit plans:


DECEMBER 31                                               2000          1999
----------------------------------------------------------------------------

Change in Benefit Obligation:
     Benefit Obligation
          at Beginning of Year                          $143.9        $148.5
     Service and Interest Costs                           16.7          16.4
     Amendments and Experience                             2.8          (7.6)
     Benefits Paid                                       (17.5)        (13.4)
                                                        --------------------
     Benefit Obligation at End of Year                   145.9         143.9
                                                        --------------------

Change in Plan Assets:
     Fair Value of Plan Assets
          at Beginning of Year                           141.2         166.5
     Actual Return on Plan Assets                          4.2          (0.2)
     Company Contributions                                 1.5           7.3
     Benefits Paid and Annuities
          Purchased                                      (17.5)        (32.4)
                                                        --------------------
     Fair Value of Plan Assets
          at End of Year                                 129.4         141.2
                                                        --------------------

Funded Status of Plan (Underfunded)                      (16.5)         (2.7)
Unrecognized Net Actuarial Gain                           (0.6)        (11.6)
                                                        --------------------
Accrued Benefit Cost                                    $(17.1)       $(14.3)
                                                        ====================


        Plan assumptions include a discount rate of 7.5%, an expected rate of return on plan assets of 9.0% and a rate of increase in compensation of 6.0% at December 31, 2000. Plan assets consist primarily of listed equity securities, corporate bonds and U.S. government bonds.

        The cost of the plans discussed above charged to income is as follows:

                                           2000          1999           1998
----------------------------------------------------------------------------

Defined Contribution-401(k)                $15.5         $15.0         $12.5
Defined Contribution-(PSRP)                 14.3          14.0          14.6
Defined Benefit-(CBP)                        4.4           2.7          11.9
Profit-Sharing Bonus                         3.3           0.6          22.7
                                           ---------------------------------
     Total                                 $37.5         $32.3         $61.7
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

        The following table summarizes other postretirement benefit costs:


DECEMBER 31                                2000           1999          1998
----------------------------------------------------------------------------

Service Cost                               $ 5.4         $ 4.7          $3.1
Interest Cost                                9.9           8.0           6.0
Amortization                                 1.5           0.8             -
                                           ---------------------------------
     Total                                 $16.8         $13.5          $9.1
                                           =================================

The following table summarizes the funded status of the plan:


DECEMBER 31                                              2000           1999
----------------------------------------------------------------------------

Change in Benefit Obligation:
     Benefit Obligation at
          Beginning of Year                            $ 135.0       $ 116.3
     Service and Interest Costs                           15.3          12.7
     Amendments and Experience                            (2.9)         10.3
     Net Benefits Paid                                    (3.9)         (4.3)
                                                       ---------------------
     Benefit Obligation at End of Year                   143.5         135.0
     Fair Value of Plan Assets at
          End of Year                                      3.2           2.4
                                                       ---------------------

Funded Status of Plan (Underfunded)                     (140.3)       (132.6)
Unrecognized Net Actuarial Loss                           18.5          22.1
Unrecognized Prior Service Cost                            7.6           8.4
                                                       ---------------------
Accrued Benefit Cost                                   $(114.2)      $(102.1)
                                                       =====================

        The discount rate assumption of 7.5% was used at December 31, 2000 and 1999.

        The accumulated postretirement benefit obligation at December 31, 2000 was determined using a healthcare cost trend rate of 9.0% for 2001, gradually decreasing to 5.0% in 2005 and remaining at that level thereafter. A 1% point increase (or decrease) in the assumed healthcare cost trend rate for each year would increase (or decrease) the accumulated other postretirement benefit obligation as of December 31, 2000 by $17.4 (or $14.4) and the annual net periodic other postretirement benefit cost for the year then ended by $2.6 (or $2.0).

NOTE 13: INCOME TAXES

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

        Differences between income tax computed by applying the U.S. Federal income tax rate of 35% to income before income taxes and the consolidated provision for income taxes are as follows:


YEAR ENDED DECEMBER 31                                    2000               1999                1998
-----------------------------------------------------------------------------------------------------

Computed "Expected" Tax Expense                          $ 55.5             $116.3            $ 162.0
Tax-Exempt Municipal Bond Income                          (58.2)             (85.6)            (103.0)
Dividends Received Deduction                              (11.9)             (13.3)             (12.6)
Proration Adjustment                                        9.0               12.5               14.7
Other                                                       4.8                5.4                4.9
                                                         --------------------------------------------
     Consolidated Provision (Benefit) for Income Taxes   $ (0.8)            $ 35.3             $ 66.0
                                                         ============================================

The tax effects of temporary differences which give rise to the deferred tax assets and deferred tax liabilities at December 31, 2000, 1999 and 1998 are as follows:


DECEMBER 31                                                                     2000                1999                1998
----------------------------------------------------------------------------------------------------------------------------

Deferred Tax Assets:
     Discounting of Loss and Adjustment Expense Reserves                      $  254.9             $263.1           $  265.5
     Unearned Premium Liability                                                  127.4              125.3              117.4
     Adjustment to Life Policy Liabilities                                        54.0               67.8               55.9
     Capitalization of Life Policy Acquisition Costs                              84.9               70.4               54.6
     Postretirement Benefits                                                      40.0               35.7               32.8
     Nondeductible Accruals                                                       29.1               39.4               46.0
     Alternative Minimum Tax Carryforward                                         43.1               49.0               33.0
     Net Operating Loss Carryforward                                              73.2                4.9                  -
     Other                                                                        81.4               68.2               48.4
                                                                              ----------------------------------------------
               Total Deferred Tax Assets                                         788.0              723.8              653.6
                                                                              ----------------------------------------------
Deferred Tax Liabilities:
     Deferred Policy Acquisition Costs                                           212.1              209.6              199.6
     Bond Discount Accrual                                                        35.5               34.3               38.2
     Accelerated Depreciation                                                     87.2               84.2               76.1
     Unrealized Appreciation of Investment Securities (Net of Deferred
          Policy Acquisition Costs Valuation Allowance: $0.2; $0.1; $17.2)       478.7              207.7              769.9
     Other                                                                        98.1               82.7               62.4
                                                                              ----------------------------------------------
               Total Deferred Tax Liabilities                                    911.6              618.5            1,146.2
                                                                              ----------------------------------------------
               Net Deferred Tax Asset (Liability)                              $(123.6)            $105.3           $ (492.6)
                                                                              ==============================================

The following table reconciles the deferred tax expense (benefit) in the Statement of Consolidated Income to the net change in the deferred tax liability in the Consolidated Balance Sheets:



YEAR ENDED DECEMBER 31                                                          2000               1999             1998
------------------------------------------------------------------------------------------------------------------------

Deferred Tax Benefit                                                            $(42.1)            $ (35.7)       $(38.6)
Net Deferred Tax Assets Acquired in Acquisitions                                     -                   -         (12.9)
Deferred Tax Changes Reported in Shareholders' Equity:
     Increase (Decrease) in Liability Related to Unrealized
          Appreciation (Depreciation) of Investment Securities,
          Net of Deferred Policy Acquisition Costs Valuation Allowance           271.0              (562.2)         97.2
                                                                                ----------------------------------------
     Increase (Decrease) in Net Deferred Tax Asset or Liability                 $228.9             $(597.9)       $ 45.7
                                                                                ========================================


NOTE 14: INTERIM FINANCIAL INFORMATION (UNAUDITED)
--------------------------------------------------------------------------------


                             FIRST         SECOND         THIRD           FOURTH
                            QUARTER        QUARTER        QUARTER         QUARTER        ANNUAL
--------------------------------------------------------------------------------------------------
Revenues:
            2000           $ 1,761.7      $ 1,768.0      $ 1,808.6       $ 1,780.1      $ 7,118.4
            1999             1,666.3        1,666.3        1,672.2         1,712.3        6,717.1
            1998             1,585.7        1,600.1        1,626.7         1,639.6        6,452.1

Net Income:
            2000           $    29.8      $    29.1      $    45.5       $    10.2      $   114.6
            1999               118.5           73.1           16.1            44.5          252.2
            1998               111.6           69.2           74.9*           96.2          351.9

                                           (per share)
Net Income:
            2000           $     .23      $     .23      $     .36       $     .08      $     .90
            1999                 .87            .54            .12             .34           1.90
            1998                 .79            .49            .54*            .70           2.51

Dividends Paid:
            2000           $     .37      $     .37      $     .37       $     .37      $    1.48
            1999                 .35            .35            .37             .37           1.44
            1998                 .32            .32            .35             .35           1.34

Market Price Range:+
            2000 - High    $   26.56      $   26.31      $   27.63       $   35.69      $   35.69
                 - Low         18.56          19.88          20.81           22.94          18.56
            1999 - High        43.38          46.44          44.38           30.50          46.44
                 - Low         37.38          38.69          26.91           22.00          22.00


* Third quarter 1998 net income includes the write-off of Life Company deferred acquisition costs of $46.8 ($30.4 after tax, $0.22 per share).

+ SAFECO Corporation common stock trades on The Nasdaq Stock Market, Inc. under the symbol SAFC. The price range represents the high and low closing sales prices.

NOTE 15: SEGMENT DATA

                                                                                Pretax
                                                 Underwriting    Investment     Income       Realized       Net Income   Total
                                      Revenues*   Gain (Loss)     Income       (Loss)+      Gain (Loss)      (Loss)      Assets
--------------------------------------------------------------------------------------------------------------------------------
2000
Property and Casualty Insurance:
     Personal Lines:
          Personal Auto               $ 1,723.6    $  (123.0)   $   125.3     $   (10.7)    $    45.9                  $ 3,146.0
          Homeowners                      729.8       (116.7)        52.9         (69.9)         21.5                    1,382.7
          Other Personal                  186.7         18.2         16.3          32.1           8.2                      419.8
     Commercial Lines:
          SBI++                         1,171.7       (155.3)       145.1         (22.7)         43.6                    3,814.5
          SAFECO Commercial               683.4       (155.7)        98.5         (64.8)         26.6                    2,492.0
     Surety                                61.6         11.7          4.6          14.1           4.2                      138.0
     Other                                  6.6         (1.1)        17.8          16.5           4.4                      405.2
                                      ---------    ---------    ---------     ---------     ---------                  ---------
               Total                    4,563.4    $  (521.9)       460.5        (105.4)        154.4     $    89.5     11,798.2
                                      ---------    =========    ---------     ---------     ---------                  ---------
Life Insurance:
     Retirement Services                   36.8                     392.5          30.0         (25.4)                   6,169.1
     Settlement Annuities                   1.2                     495.8          26.4          17.5                    6,605.7
     Group                                313.6                       1.9           4.3          (3.5)                     192.2
     Individual                           133.8                     207.0          24.6          (3.2)                   3,615.0
     Other                                 17.3                      78.0          72.3          (1.6)                   1,101.6
                                      ---------                 ---------     ---------     ---------                  ---------
               Total                      502.7                   1,175.2         157.6         (16.2)         91.9     17,683.6
                                      ---------                 ---------     ---------     ---------                  ---------
Credit                                    144.3                                    19.3                        12.8      1,906.3
Asset Management                           42.9                                    12.9                         8.5         68.7
Other and Eliminations                     98.4                      (8.5)        (65.3)          1.3         (88.1)        54.7
                                      ---------                 ---------     ---------     ---------     ----------   ---------
               Consolidated Totals    $ 5,351.7                 $ 1,627.2     $    19.1     $   139.5     $   114.6    $31,511.5
                                      =========                 =========     =========     =========     ==========   =========

1999

Property and Casualty Insurance:
     Personal Lines:
          Personal Auto               $ 1,725.6    $   (63.3)   $   131.0     $    54.0     $    27.2                  $ 3,238.9
          Homeowners                      708.3        (48.2)        51.9          (2.6)         12.4                    1,345.6
          Other Personal                  177.7         20.6         15.8          34.1           4.6                      402.0
     Commercial Lines:
          SBI++                         1,017.6       (183.4)       141.7         (53.0)         22.4                    3,705.8
          SAFECO Commercial               686.4       (107.6)        97.2         (18.3)         15.7                    2,434.6
     Surety                                59.4         15.2          3.0          17.0           2.4                       99.8
     Other                                  7.9            -         21.7          20.6           2.6                      486.7
                                      ---------    ---------    ---------     ---------     ---------                  ---------
               Total                    4,382.9    $  (366.7)       462.3          51.8          87.3     $   172.1     11,713.4
                                      ---------    =========    ---------     ---------     ---------                  ---------
Life Insurance:
     Retirement Services                   32.9                     410.9          52.6          (1.0)                   7,204.8
     Settlement Annuities                   1.1                     486.6          42.2          (5.9)                   6,011.3
     Group                                193.9                       1.9         (19.4)          0.3                      104.8
     Individual                           119.8                     144.7          30.1          (1.9)                   2,959.7
     Other                                 13.2                      76.0          73.1           1.6                      929.1
                                      ---------                 ---------     ---------     ---------                  ---------
               Total                      360.9                   1,120.1         178.6          (6.9)        112.1     17,209.7
                                      ---------                 ---------     ---------     ---------                  ---------
Credit                                    119.8                                    22.6                        14.5      1,635.9
Asset Management                           44.3                                    13.6                         8.9         76.7
Other and Eliminations                    106.4                       2.7         (52.0)         37.3         (55.4)       (63.0)
                                      ---------                 ---------     ---------     ---------     ----------   ---------
               Consolidated Totals    $ 5,014.3                 $ 1,585.1     $   214.6     $   117.7     $   252.2    $30,572.7
                                      =========                 =========     =========     =========     ==========   =========

                                                                                PRETAX
                                                 UNDERWRITING    INVESTMENT     INCOME       REALIZED       NET INCOME   TOTAL
                                      REVENUES*   GAIN (LOSS)     INCOME       (LOSS)+      GAIN (LOSS)      (LOSS)      ASSETS
--------------------------------------------------------------------------------------------------------------------------------
1998
Property and Casualty Insurance:
     Personal Lines:
          Personal Auto               $ 1,729.7    $    11.5    $   139.5     $   137.0     $    30.5                  $ 3,594.7
          Homeowners                      686.7        (56.4)        54.3          (8.2)         13.4                    1,456.7
          Other Personal                  165.2         14.8         16.0          28.6           4.8                      430.8
     Commercial Lines:
          SBI++                           911.6        (72.7)       144.2          60.8          23.6                    3,838.1
          SAFECO Commercial               640.9        (27.9)        98.9          63.6          16.4                    2,575.5
     Surety                                58.5         19.2          3.4          21.3           2.7                      109.3
     Other                                 15.7          2.1         23.9          24.7           3.2                      564.4
                                      ---------    ---------    ---------     ---------     ---------                  ---------
               Total                    4,208.3    $  (109.4)       480.2         327.8          94.6     $   372.4     12,569.5
                                      ---------    =========    ---------     ---------     ---------                  ---------
Life Insurance:
     Retirement Services                   25.2                     411.7          12.8           4.3                    7,195.1
     Settlement Annuities                   1.5                     449.4          30.6             -                    5,972.4
     Group                                203.1                       2.7         (14.1)            -                       90.1
     Individual                           110.2                      98.4          13.9           1.8                    1,985.1
     Other                                 13.4                      78.8          75.9          12.2                    1,110.9
                                      ---------                 ---------     ---------     ---------                  ---------
               Total                      353.4                   1,041.0         119.1          18.3          58.1     16,353.6
                                      ---------                 ---------     ---------     ---------                  ---------
Credit                                    109.9                                    22.7                        14.4      1,528.3
Asset Management                           39.7                                     8.5                         5.5         67.4
Other and Eliminations                    127.3                      (2.3)       (109.9)        (18.3)        (98.5)       372.9
                                      ---------                 ---------     ---------     ---------     ---------    ---------
               Consolidated Totals    $ 4,838.6                 $ 1,518.9     $   368.2     $    94.6     $   351.9    $30,891.7
                                      =========                 =========     =========     =========     =========    =========


* Revenues combined with Investment Income and Realized Gains equal Total Revenue on the Statement of Consolidated Income.

+ Earnings before realized gains (losses), distributions on capital securities and income taxes. This is a standard industry measurement and is used by management as the key measurement of segment profit or loss. It is presented as a supplement to net income as a measure of profitability. Property and Casualty Insurance Pretax Income amounts include goodwill amortization expense of $44.0, $43.8 and $43.0, respectively. The 1998 Life Insurance amount includes the write-off of $46.8 of deferred acquisition costs.

++ Safeco Business Insurance (SBI), formerly known as American States Business Insurance (ASBI).


     The operating segments are based on SAFECO's internal reporting structure and how management analyzes the operating results. These segments generally represent groups of related products.

     The property and casualty operations include four main reportable underwriting segments. The underwriting segments are Personal Lines, Commercial Lines, Surety and Other. Personal Lines is further split into Personal Auto, Homeowners and Other Personal. Commercial Lines is further split into SAFECO Business Insurance (SBI) and SAFECO Commercial. SBI delivers insurance products and services to small-to-medium sized businesses while SAFECO Commercial delivers insurance products and services to medium-to-large complex commercial clients.

     The life operations include five reportable segments which include Retirement Services, Settlement Annuities, Group, Individual and Other.

     Credit and Asset Management are distinct operations managed separately from the insurance operations. Other and Eliminations includes corporate investment income, corporate expenses, results of the real estate operations and eliminations, none of which are individually significant.

STATEMENTS OF COMBINED INCOME

Property and Casualty Insurance Companies*
Supplemental Segment Data


YEAR ENDED DECEMBER 31                                                         2000               1999               1998
----------------------------------------------------------------------------------------------------------------------------

(In Millions)
Net Premiums Written                                                        $  4,539.7         $  4,483.8         $  4,256.6
Decrease (Increase) in Unearned Premiums                                          23.7             (100.9)             (48.3)
                                                                            ----------         ----------         ----------
Earned Premiums                                                                4,563.4            4,382.9            4,208.3
                                                                            ----------         ----------         ----------
Losses and Expenses:
     Losses and Loss Adjustment Expense                                        3,770.0            3,431.8            3,063.2
     Commissions                                                                 689.1              714.1              683.4
     Personnel Costs                                                             342.5              322.6              303.7
     Taxes Other than Payroll and Income Taxes                                   116.3              123.2              115.0
     Dividends to Policyholders                                                    9.5               10.5               12.3
     Other Operating Expenses                                                    144.6              164.7              161.2
     Amortization of Deferred Policy Acquisition Costs                           796.6              793.0              744.9
     Deferral of Policy Acquisition Costs                                       (783.3)            (810.3)            (766.0)
                                                                            ----------         ----------         ----------
          Total                                                                5,085.3            4,749.6            4,317.7
                                                                            ----------         ----------         ----------
Underwriting Loss                                                               (521.9)            (366.7)            (109.4)
Net Investment Income (Excluding realized gain)                                  460.5              462.3              480.2
Goodwill Amortization                                                            (44.0)             (43.8)             (43.0)
                                                                            ----------         ----------         ----------
Income (Loss) Before Realized Gain and Income Taxes+                            (105.4)              51.8              327.8
Realized Gain from Security Investments
     and Company-Owned Real Estate Before Income Taxes                           154.4               87.3               94.6
                                                                            ----------         ----------         ----------
Income Before Income Taxes                                                        49.0              139.1              422.4
Provision (Benefit)for Income Taxes
     (Including tax provision on realized gain: $54.3; $30.0; $32.4)             (40.5)             (33.0)              50.0
                                                                            ----------         ----------         ----------
Net Income                                                                  $     89.5         $    172.1         $    372.4
                                                                            ==========         ==========         ==========


* SAFECO Insurance Company of America / General Insurance Company of America / First National Insurance Company of America

     SAFECO National Insurance Company / SAFECO Insurance Company of Illinois / SAFECO Lloyds Insurance Company

     SAFECO Surplus Lines Insurance Company / SAFECO Insurance Company of Oregon / American States Insurance Company

     American Economy Insurance Company / American States Preferred Insurance Company / Insurance Company of Illinois

     American States Insurance Company of Texas / American States Lloyds Insurance Company / F.B. Beattie & Company, Inc.

     SAFECO Select Insurance Services, Inc. / SAFECO UK, Ltd. / R.F. Bailey, (Underwriting Agencies), Ltd.

+ Income (Loss) Before Realized Gain and Income Taxes is a standard industry measurement used by management to analyze income from core operations and is presented to supplement net income as a measure of profitability.

STATEMENTS OF COMBINED INCOME
Life Companies*
Supplemental Segment Data

YEAR ENDED DECEMBER 31                                                      2000               1999               1998
-------------------------------------------------------------------------------------------------------------------------
(In Millions)
Premiums and Other Revenue                                               $    502.7         $    360.9         $    353.4
Net Investment Income (Excluding realized gain (loss))                      1,175.2            1,120.1            1,041.0
                                                                         ----------         ----------         ----------
          Total                                                             1,677.9            1,481.0            1,394.4
                                                                         ----------         ----------         ----------
Benefits and Expenses:
     Policy Benefits                                                        1,232.2            1,072.2            1,045.5
     Commissions                                                              104.5               80.8              101.3
     Personnel Costs                                                           85.9               72.2               64.5
     Taxes Other than Payroll and Income Taxes                                 23.5               25.2               14.7
     Other Operating Expenses                                                  88.7               61.4               79.6
     Amortization of Deferred Policy Acquisition Costs                         37.6               47.1               39.2
     Deferral of Policy Acquisition Costs                                     (52.1)             (56.5)             (69.5)
                                                                         ----------         ----------         ----------
          Total                                                             1,520.3            1,302.4            1,275.3
                                                                         ----------         ----------         ----------
Income Before Realized Gain (Loss), Income Taxes
     and Write-Off of Deferred Acquisition Costs                              157.6              178.6              119.1
Write-Off of Deferred Acquisition Costs                                           -                  -              (46.8)
                                                                         ----------         ----------         ----------
Income Before Realized Investment Gain (Loss) and Income Taxes+               157.6              178.6               72.3
Realized Gain (Loss)from Security Investments Before Income Taxes             (16.2)              (6.9)              18.3
                                                                         ----------         ----------         ----------
Income Before Income Taxes                                                    141.4              171.7               90.6
Provision for Income Taxes (Including tax provision (benefit) on
     realized gain (loss): $(5.7); $(2.3); $6.6)                               49.5               59.6               32.5
                                                                         ----------         ----------         ----------
Net Income                                                               $     91.9         $    112.1         $     58.1
                                                                         ==========         ==========         ==========


* SAFECO Life Insurance Company / SAFECO National Life Insurance Company / First SAFECO National Life Insurance Company of New York American States Life Insurance Company / SAFECO Administrative Services, Inc. / SAFECO Investment Services, Inc.

+ Income Before Realized Gain and Income Taxes is a standard industry measurement used by management to analyze income from core operations and is presented to supplement net income as a measure of profitability.

STATEMENTS OF INCOME
SAFECO Credit Company, Inc.
Supplemental Segment Data

YEAR ENDED DECEMBER 31                                                      2000               1999             1998
------------------------------------------------------------------------------------------------------------------------
(In Millions)
Interest and Finance Charge Revenues:
     Finance Receivables                                                 $    122.7        $    101.6        $     87.0
     Affiliates                                                                 7.2               4.7              11.3
                                                                         ----------        ----------        ----------
               Total Revenues                                                 129.9             106.3              98.3
Interest Expense                                                              100.9              74.6              67.0
                                                                         ----------        ----------        ----------
     Net Investment Income                                                     29.0              31.7              31.3
     Provision for Credit Losses                                                2.4               2.4               2.4
                                                                         ----------        ----------        ----------
          Net Investment Income After Provision for Credit Losses              26.6              29.3              28.9
Other Revenue                                                                  14.4              13.5              11.6
                                                                         ----------        ----------        ----------
               Total                                                           41.0              42.8              40.5
                                                                         ----------        ----------        ----------
Operating Expenses:
     Personnel Costs                                                           11.3              10.6               9.1
     General and Administrative                                                10.4               9.6               8.7
                                                                         ----------        ----------        ----------
               Total                                                           21.7              20.2              17.8
                                                                         ----------        ----------        ----------
Income Before Income Taxes                                                     19.3              22.6              22.7
Provision for Income Taxes                                                      6.5               8.1               8.3
                                                                         ----------        ----------        ----------
Net Income                                                               $     12.8        $     14.5        $     14.4
                                                                         ==========        ==========        ==========

STATEMENTS OF COMBINED INCOME

Asset Management Companies*
Supplemental Segment Data

YEAR ENDED DECEMBER 31                               2000       1999        1998
--------------------------------------------------------------------------------
(In Millions)
REVENUES
     Management and Advisory Fees                    $27.7      $30.9      $27.8
     Transfer Agent Fees                               5.2        7.0        5.6
     Other                                            10.0        6.4        6.3
                                                     ---------------------------
          Total                                       42.9       44.3       39.7
                                                     ---------------------------
EXPENSES
     Personnel Costs                                   8.3       10.4        7.8
     Marketing and Shareholder Communication           0.4        0.7        1.9
     Other                                            21.3       19.6       21.5
                                                     ---------------------------
          Total                                       30.0       30.7       31.2
                                                     ---------------------------
Income Before Income Taxes                            12.9       13.6        8.5
Provision for Income Taxes                             4.4        4.7        3.0
                                                     ---------------------------
Net Income                                           $ 8.5      $ 8.9      $ 5.5
                                                     ===========================

* SAFECO Asset Management Company/SAFECO Securities, Inc./SAFECO Services Corporation/SAFECO Trust Company

SUMMARY OF GROWTH (UNAUDITED)


                                                                       2000            1999            1998
-----------------------------------------------------------------------------------------------------------
(In Millions Except Per Share Amounts)
REVENUES (EXCLUDING REALIZED GAIN)
Insurance:
     Property and Casualty (Gross premiums written)                $4,709.1        $4,645.0        $4,441.8
     Life                                                             502.7           360.9           353.4
Net Investment Income:
     Property and Casualty                                            460.5           462.3           480.2
     Life                                                           1,175.2         1,120.1         1,041.0
     Other                                                              6.0             2.7            (2.3)
Real Estate                                                              --              --            77.9
Credit (Including affiliate loans)                                    144.3           119.8           109.9
Asset Management                                                       42.9            44.3            39.7
Talbot Financial                                                       78.9            71.9            57.6
Other                                                                  20.5            39.2             3.1
                                                                   ----------------------------------------
          Total                                                    $7,140.1        $6,866.2        $6,602.3
                                                                   ========================================
INCOME SUMMARY
Income (Loss), Net of Income Taxes, Before Realized Gain:*
     Property and Casualty                                         $  (10.6)       $  114.8        $  310.2
     Life                                                             102.5           116.7            46.4
     Real Estate                                                       --              --               3.4
     Credit                                                            12.8            14.5            14.4
     Asset Management                                                   8.5             8.9             5.5
     Corporate                                                        (44.2)          (34.4)          (45.0)
                                                                   ----------------------------------------
          Total                                                        69.0           220.5           334.9
Realized Gain, Net of Income Taxes                                     90.4            76.5            61.9
                                                                   ----------------------------------------
Income Before Distributions on Capital Securities                     159.4           297.0           396.8
Distributions on Capital Securities, Net of Tax                       (44.8)          (44.8)          (44.9)
Cumulative Effect of Accounting Changes                                  --              --              --
                                                                   ----------------------------------------
     Net Income                                                    $  114.6        $  252.2        $  351.9
                                                                   ========================================
STATISTICS PER SHARE OF COMMON STOCK+
Net Income - Diluted:
     Income Before Realized Gain*++                                $     .19       $    1.32       $   2.07
     Realized Gain                                                       .71             .58            .44
     Cumulative Effect of Accounting Changes                              --              --             --
     Net Income                                                          .90            1.90            2.51
     Average Number of Shares                                          127.8           132.8           139.9
Net Income - Basic:
     Income Before Realized Gain*++                                      .19            1.32            2.08
     Realized Gain                                                       .71             .58             .44
     Cumulative Effect of Accounting Changes                              --              --              --
     Net Income                                                          .90            1.90            2.52
     Average Number of Shares                                          127.8           132.7           139.4
Dividends Paid                                                          1.48            1.44            1.34
Market Price:
     High                                                              35.69           46.44           55.00
     Low                                                               18.56           22.00           39.88
     Close                                                             32.88           24.88           42.94
Shareholders' Equity:+++
     Book Value                                                        36.79           33.31           40.92
     With Securities at Market Value, Net of Tax                       36.79           33.50           43.49

* Income Before Realized Gain is a standard industry measurement used by management to analyze income from core operations and is presented to supplement net income as a measure of profitability.

+         Share amounts are adjusted for stock splits.

++ Net income per share amounts are after distributions on capital securities.

+++ Effective October 1, 2000, the fixed maturities held-to-maturity portfolio was reclassified to available-for-sale.

       1997            1996          1995           1994              1993           1992            1991           1990
   ------------------------------------------------------------------------------------------------------------------------
   $2,987.4        $2,463.5        $2,366.9        $2,278.0        $2,134.5        $1,937.1        $1,830.2        $1,792.8
      290.2           265.9           261.6           276.8           306.0           328.5           332.7           312.0

      327.0           281.6           291.5           283.5           277.6           280.8           286.1           283.3
      916.3           836.7           778.2           706.2           668.2           623.6           557.4           476.2
        1.4            (1.6)            5.6             1.9             6.0            (1.4)            3.2             5.3
       75.1            79.9            75.0           107.3            78.3           187.2           274.4           254.7
       96.2            84.3            71.8            58.2            54.0            51.3            54.4            45.2
       26.2            23.2            18.5            15.1            13.2            13.1            10.8             9.0
       49.7            38.5            32.1            25.5              --              --              --              --
        0.9              --              --              --              --              --              --              --
   ------------------------------------------------------------------------------------------------------------------------
   $4,770.4        $4,072.0        $3,901.2        $3,752.5        $3,537.8        $3,420.2        $3,349.2        $3,178.5
   ========================================================================================================================

   $  260.2        $  270.6        $  256.4        $  192.7        $  217.2        $  187.1        $  145.4        $  183.7
       97.0            88.8            89.0            85.0            76.9            75.6            79.7            77.6
        6.2             8.4             5.9             6.6             6.1             6.0             5.9             6.1
       14.1            12.2             8.9             7.4             6.4             6.1             6.4             4.5
        4.9             5.1             4.7             4.1             4.3             4.3             3.4             3.0
      (16.3)           (4.9)           (7.5)           (7.3)           (3.9)           (7.6)           (3.9)           (3.2)
   ------------------------------------------------------------------------------------------------------------------------
      366.1           380.2           357.4           288.5           307.0           271.5           236.9           271.7
       78.7            58.8            41.6            25.9           118.9            39.8            22.7             6.7
   ------------------------------------------------------------------------------------------------------------------------
      444.8           439.0           399.0           314.4           425.9           311.3           259.6           278.4
      (14.8)             --              --              --              --              --              --              --
         --              --              --              --             2.9              --              --              --
   ------------------------------------------------------------------------------------------------------------------------
   $  430.0        $  439.0        $  399.0        $  314.4        $  428.8        $  311.3        $  259.6        $  278.4
   ========================================================================================================================

   $   2.71        $   3.01        $   2.83        $   2.28        $   2.43        $   2.15        $   1.87        $   2.14
        .60             .46             .33             .21             .94             .31             .18             .05
         --              --              --              --             .02              --              --              --
       3.31            3.47            3.16            2.49            3.39            2.46            2.05            2.19
      129.8           126.5           126.4           126.4           126.5           126.5           126.5           126.9

       2.72            3.02            2.84            2.29            2.44            2.17            1.89            2.16
        .61             .46             .33             .21             .95             .31             .18             .05
         --              --              --              --             .02              --              --              --
       3.33            3.48            3.17            2.50            3.41            2.48            2.07            2.21
      129.2           126.1           126.0           125.9           125.8           125.6           125.5           126.2
       1.22            1.11            1.02             .94             .86             .78             .71             .64

      54.47           41.63           37.63           29.81           33.25           29.56           24.38           21.06
      36.75           30.88           25.25           23.69           27.00           21.19           15.63           12.69
      48.75           39.44           34.50           26.00           27.50           28.63           24.38           16.44

      38.69           32.58           31.61           22.47           22.04           19.49           17.70           15.75
      40.77           33.52           33.39           21.93           28.47           23.92           21.92           16.57

Additional Supplemental Data


                                                                       2000                1999                1998
----------------------------------------------------------------------------------------------------------------------
(In Millions Except Ratios)
PREMIUMS BY MAJOR CLASSES OF PROPERTY AND CASUALTY INSURANCE

Personal Auto                                                       $  1,726.4          $  1,725.6          $  1,745.8
Homeowners                                                               756.6               736.5               717.4
Other                                                                    229.1               225.6               217.2
                                                                    ----------          ----------          ----------
     Total Personal                                                    2,712.1             2,687.7             2,680.4
SAFECO Business Insurance                                              1,159.5             1,138.0               952.3
SAFECO Commercial                                                        703.8               701.5               687.2
Surety                                                                   125.2               110.7               107.2
Other                                                                      8.5                 7.1                14.7
                                                                    ----------          ----------          ----------
Gross Premiums Written                                                 4,709.1             4,645.0             4,441.8
Ceded Reinsurance Premiums                                               169.4               161.2               185.2
                                                                    ----------          ----------          ----------
     Net Premiums Written                                           $  4,539.7          $  4,483.8          $  4,256.6
                                                                    ==========          ==========          ==========
OPERATING RATIOS OF PROPERTY AND CASUALTY INSURANCE*
     Losses                                                              70.46%              66.34%              61.34%
     Adjustment Expenses                                                 12.16               11.96               11.45
     Underwriting Expenses                                               28.61               29.82               29.52
     Dividends to Policyholders                                            .21                 .24                 .29
                                                                    ----------          ----------          ----------
     Combined Losses and Expenses                                       111.44%             108.36%             102.60%
                                                                    ==========          ==========          ==========
Net Premiums Written to Policyholders' Surplus                           2.0:1               1.6:1               1.3:1

PRETAX INCOME (LOSS) BEFORE REALIZED GAIN
Property and Casualty Insurance:
     Underwriting                                                   $   (521.9)         $   (366.7)         $   (109.4)
     Nonrecurring Acquisition Charges                                        -                   -                   -
     Investment                                                          460.5               462.3               480.2
     Goodwill Amortization                                               (44.0)              (43.8)              (43.0)
     Proposition 103 Settlement                                              -                   -                   -
Life Insurance                                                           157.6               178.6               119.1
     Write-Off of Deferred Acquisition Costs                                 -                   -               (46.8)
Real Estate                                                                  -                   -                 5.3
Credit                                                                    19.3                22.6                22.7
Asset Management                                                          12.9                13.6                 8.5
Corporate                                                                (65.3)              (52.0)              (68.4)
                                                                    ----------          ----------          ----------
     Total                                                          $     19.1          $    214.6          $    368.2
                                                                    ==========          ==========          ==========

SHAREHOLDERS' EQUITY+
Book Value                                                          $  4,695.8          $  4,294.1          $  5,575.8
With Securities at Market Value, Net of Tax                            4,695.8             4,319.3             5,925.7

Long-Term Debt from Operations (Excludes Capital Securities)             792.0               495.4               625.6

Total Assets                                                          31,511.5            30,572.7            30,891.7


* Operating ratios are GAAP basis and are based on expenses expressed as a percentage of earned premiums. Ratios exclude goodwill amortization, nonrecurring acquisition charges in 1997 and Proposition 103 settlement in 1993.

+ Effective October 1, 2000, the fixed maturities held-to-maturity portfolio was reclassified to available-for-sale.

   1997            1996            1995            1994            1993            1992            1991            1990
----------        --------        --------        --------        --------        --------        --------        --------
$  1,295.2        $1,087.0        $1,043.6        $1,013.4        $  977.1        $  907.0        $  864.1        $  822.2
     547.8           469.1           440.2           403.7           362.4           310.8           294.2           274.5
     182.0           170.0           163.1           144.6           126.4           109.1            92.6            93.0
----------        --------        --------        --------        --------        --------        --------        --------
   2,025.0         1,726.1         1,646.9         1,561.7         1,465.9         1,326.9         1,250.9         1,189.7
     195.7               -               -               -               -               -               -               -
     642.1           607.3           588.1           591.9           544.2           492.0           452.6           473.0
      99.5           103.2           100.1            90.2            84.2            79.7            79.1            75.9
      25.1            26.9            31.8            34.2            40.2            38.5            47.6            54.2
----------        --------        --------        --------        --------        --------        --------        --------
   2,987.4         2,463.5         2,366.9         2,278.0         2,134.5         1,937.1         1,830.2         1,792.8
     159.2           150.4           159.9           174.5           134.3           116.7           200.5           104.8
----------        --------        --------        --------        --------        --------        --------        --------
$  2,828.2        $2,313.1        $2,207.0        $2,103.5        $2,000.2        $1,820.4        $1,629.7        $1,688.0
==========        ========        ========        ========        ========        ========        ========        ========


     58.40%          59.09%          60.04%          64.70%          60.21%          63.93%          67.81%          65.50%
     11.18           10.37           10.58            9.72            9.78           10.55           10.72           11.67
     28.47           28.14           28.39           28.24           28.43           28.72           29.33           29.24
       .66             .71             .70            1.11            1.07             .91             .76             .75
----------        --------        --------        --------        --------        --------        --------        --------
     98.71%          98.31%          99.71%         103.77%          99.49%         104.11%         108.62%         107.16%
==========        ========        ========        ========        ========        ========        ========        ========
     1.3:1           1.1:1           1.2:1           1.4:1           1.3:1           1.3:1           1.4:1           1.6:1



$     36.2        $   38.4        $    6.3        $  (77.4)       $    9.9        $  (72.0)       $ (141.1)       $ (119.2)
     (60.0)              -               -               -               -               -               -               -
     327.0           281.6           291.5           283.5           277.6           280.8           286.1           283.3
     (11.0)              -               -               -               -               -               -               -
         -               -               -               -           (40.0)              -               -               -
     147.9           136.7           135.6           131.0           125.3           123.6           124.1           118.5
         -               -               -               -               -               -               -               -
       9.6            13.0             9.1            10.2            10.1             8.4             8.5             9.1
      21.5            19.1            13.3            10.8            10.2             9.0             9.5             6.8
       7.5             7.6             6.9             6.4             6.5             6.5             5.2             4.6
     (25.5)           (8.0)          (13.2)          (13.8)          (10.3)          (13.6)           (9.7)           (8.8)
----------        --------        --------        --------        --------        --------        --------        --------
$    453.2        $  488.4        $  449.5        $  350.7        $  389.3        $  342.7        $  282.6        $  294.3
==========        ========        ========        ========        ========        ========        ========        ========


$  5,461.7        $4,115.3        $3,982.6        $2,829.5        $2,774.4        $2,448.1        $2,221.1        $1,975.7
   5,755.1         4,233.4         4,206.2         2,761.3         3,583.5         3,005.4         2,750.5         2,078.7

     632.9           453.9           503.6           534.2           600.2           504.6           523.6           451.3

  29,467.8        19,917.7        18,767.8        15,901.7        14,807.3        13,391.1        12,113.9        10,683.5